                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86685

                             HEALTHEON CORPORATION

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD NOVEMBER 11, 1999 AT 8:00 A.M.

To Our Stockholders:

     An annual meeting of stockholders of Healtheon Corporation will be held at the executive offices of Healtheon located at 4600 Patrick Henry Drive, Santa Clara, California 95054 on November 11, 1999 at 8:00 a.m., Pacific time, for the following purposes:

          1. To approve the issuance of 1.796 shares of Healtheon common stock for each share of outstanding WebMD, Inc. common stock in the merger of a wholly owned subsidiary of Healtheon/WebMD with and into WebMD. Following the merger and assuming the completion of the proposed acquisitions of MEDE AMERICA Corporation and Greenberg News Network, Inc., which is referred to as Medcast, Healtheon stockholders will own approximately 49.0%, WebMD stockholders will own approximately 43.3%, MEDE AMERICA stockholders will own approximately 6.0% and Medcast stockholders will own approximately 1.7% of Healtheon/WebMD.

          2. To consider and vote upon a proposal to amend Healtheon's certificate of incorporation, if the WebMD merger is completed, to
             (a) change the corporate name of Healtheon to Healtheon/WebMD Corporation and (b) increase the authorized number of shares of common stock from 150,000,000 shares to 600,000,000 shares.

          3. To elect three Class I directors of Healtheon, each to serve a three-year term, or until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

          4. To amend Healtheon's bylaws to (a) provide that directors may be removed only with cause and (b) modify the advance notice provisions for board nominations and other stockholder proposals.

          5. To amend Healtheon's 1996 stock plan, if the WebMD merger is completed, to increase the number of shares of common stock reserved for issuance under the plan from 19,107,321 shares to 29,107,321 shares.

          6. To amend Healtheon's 1998 employee stock purchase plan to (a) increase the number of shares of common stock reserved under the plan by 1,000,000 and (b) change the formula for annually increasing the number of shares available to be issued under the plan.

          7. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the proposed merger and other proposals in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on September 20, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                  By Order of the Board of Directors of
                                  Healtheon Corporation

                                  John L. Westermann III
                                  Chief Financial Officer, Treasurer and
                                  Secretary
Santa Clara, California
October 19, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                  WEBMD, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           -------------------------

To Our Stockholders:

     A special meeting of stockholders of WebMD, Inc. will be held at 10:00 a.m., Eastern time, on November 11, 1999, at our headquarters, located at 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326, to:

     1. Consider and vote on a proposal to approve and adopt a merger agreement with Healtheon Corporation and approve a merger that will cause WebMD to become a wholly owned subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation upon completion of the WebMD merger. In the WebMD merger, Healtheon will issue 1.796 shares of its common stock for each outstanding share of WebMD common stock after conversion of all outstanding WebMD preferred stock. Following the merger and assuming Healtheon's completion of the proposed acquisitions of MEDE AMERICA Corporation and Greenberg News Networks, Inc., which is referred to as Medcast, Healtheon stockholders will own approximately 49.0%, WebMD stockholders will own approximately 43.3%, MEDE AMERICA stockholders will own approximately 6.0% and Medcast stockholders will own approximately 1.7% of the combined company.

     2. Consider and vote on a proposal to approve the acceleration of vesting provisions in stock options held by some WebMD employees as a result of the completion of the merger so that WebMD will be able to deduct compensation expense relating to these options.

     3. Transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the merger agreement and the proposed mergers in more detail. We encourage you to read the entire document carefully. You also should know that you may be entitled to assert dissenters' rights in connection with the WebMD merger.

     We have fixed the close of business on November 1, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          of WebMD, Inc.

                                          W. Michael Heekin
                                          Executive Vice President, General
                                          Counsel
                                          and Secretary
Atlanta, Georgia
October 19, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                            MEDE AMERICA CORPORATION

                          90 MERRICK AVENUE, SUITE 501
                          EAST MEADOW, NEW YORK 11554
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of MEDE AMERICA Corporation will be held at 8:00 a.m., Eastern time, on November 11, 1999, at our headquarters, located at 90 Merrick Avenue, Suite 501, East Meadow, New York, to:

     1. Consider and vote on a proposal to approve and adopt a merger agreement with Healtheon Corporation and approve a merger that will cause MEDE AMERICA to become a wholly owned subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation upon completion of the WebMD merger. In the MEDE AMERICA merger, Healtheon will issue
        0.6593 shares of Healtheon/WebMD common stock for each outstanding share of MEDE AMERICA common stock unless the exchange ratio is adjusted as described in the attached proxy statement/prospectus. Following the merger and Healtheon's completion of the proposed acquisitions of WebMD, Inc. and Greenberg News Networks, Inc., which is referred to as Medcast, MEDE AMERICA stockholders will own approximately 6.0%, Healtheon stockholders will own approximately 49.0%, WebMD stockholders will own approximately 43.3% and Medcast stockholders will own approximately 1.7% of the combined company.

     2. Transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the merger agreement and the proposed mergers in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on October 1, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          of MEDE AMERICA Corporation

                                          Richard P. Bankosky
                                          Chief Financial Officer, Treasurer and
                                          Corporate Secretary

East Meadow, New York
October 19, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                    GREENBERG NEWS NETWORKS, INC. (MEDCAST)

                       1175 PEACHTREE STREET, SUITE 2400
                             ATLANTA, GEORGIA 30361
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of Greenberg News Networks, Inc., which is referred to as Medcast, will be held at 8:00 a.m., Eastern time, on November 11, 1999, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia, to:

     1. Consider and vote on a proposal to approve and adopt a merger agreement and approve a merger that will cause Medcast to become a wholly owned subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation upon completion of the WebMD merger. In the Medcast merger, Healtheon/WebMD will issue the following:

       - between 0.3238 and 0.5140 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast common stock, after conversion of any shares of Series B preferred stock

       - between 0.5470 and 0.7882 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast Series A preferred stock

       - 0.9596 of a share of Healtheon/WebMD common stock and approximately $6.00 in cash in exchange for each share of Medcast Series C preferred stock

     The exchange ratios are based on formulas that are described in the attached proxy statement/ prospectus. Following the merger and assuming Healtheon's completion of the proposed acquisitions of WebMD, Inc. and MEDE AMERICA Corporation, Medcast stockholders will own approximately 1.7%, Healtheon stockholders will own approximately 49.0%, WebMD stockholders will own approximately 43.3% and MEDE AMERICA stockholders will own approximately 6.0% of the combined company.

     2. Transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying proxy statement/prospectus describes the merger agreement and the proposed mergers in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on October 19, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          of Greenberg News Networks, Inc.

                                          Gordon T. Wyatt
                                          Chief Financial Officer and Corporate
                                          Secretary

Atlanta, Georgia
October 19, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                           PROXY STATEMENT/PROSPECTUS

                             HEALTHEON CORPORATION
                                  WEBMD, INC.
                            MEDE AMERICA CORPORATION
                    GREENBERG NEWS NETWORKS, INC. (MEDCAST)
                                PROPOSED MERGERS

    The boards of directors of Healtheon Corporation and WebMD, Inc. have approved a merger agreement pursuant to which WebMD will merge with a subsidiary of Healtheon. Upon completion of the merger, Healtheon will change its corporate name to Healtheon/WebMD Corporation, WebMD will become a wholly owned subsidiary of Healtheon, and WebMD stockholders will receive 1.796 shares of Healtheon common stock for each share of capital stock held by them, after conversion of all outstanding shares of WebMD preferred stock.

    The boards of directors of Healtheon and MEDE AMERICA Corporation have approved a merger agreement pursuant to which MEDE AMERICA will merge with a second subsidiary of Healtheon resulting in MEDE AMERICA becoming a wholly owned subsidiary of Healtheon. Upon completion of the merger, MEDE AMERICA stockholders will receive 0.6593 shares of Healtheon common stock for each share of MEDE AMERICA stock held by them. Please note that this exchange ratio could increase if Healtheon's average common stock price is below $38.68 during the ten-day period ending two business days before the MedE AMERICA meeting and Healtheon agrees to modify the exchange ratio.

    The boards of directors of Healtheon, WebMD and Greenberg News Networks, Inc., which is referred to as Medcast, have approved a merger agreement pursuant to which Medcast will merge with a third subsidiary of Healtheon, resulting in Medcast becoming a wholly owned subsidiary of Healtheon. Upon completion of the merger, Medcast stockholders will receive between 0.3238 and 0.9596 of a share of Healtheon common stock for each share of Medcast stock, depending on which class of Medcast stock they own. The holders of Medcast Series C preferred stock will also receive approximately $6.00 in cash for each share of Medcast Series C preferred stock.

    The WebMD merger and the MEDE AMERICA merger are independent of one another. The Medcast merger with Healtheon, however, is dependent on the WebMD merger, but is not dependent on the MEDE AMERICA merger. Consequently, there are five possible outcomes for these transactions which are described in this proxy statement/prospectus:

       - Healtheon and WebMD

       - Healtheon, WebMD and MEDE AMERICA

       - Healtheon, WebMD, MEDE AMERICA and Medcast

       - Healtheon and MEDE AMERICA

       - Healtheon, WebMD and Medcast

The section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 146 illustrates each of these possible outcomes. Additional information about the possible combination of the businesses of Healtheon and WebMD can be found by reading the sections entitled "Information Regarding Healtheon" and "Information Regarding WebMD" beginning on pages 201 and 244, respectively. Additional information about the possible combination of the businesses of Healtheon, WebMD and MEDE AMERICA can be found by reading the sections referred to above together with the section entitled "Information Regarding MEDE AMERICA" beginning on page 277. Additional information about the possible combination of the businesses of Healtheon, WebMD, MEDE AMERICA and Medcast can be found by reading the sections referred to above together with the section entitled "Information Regarding Medcast" beginning on page 306. Additional information regarding the possible combination of the businesses of Healtheon and MEDE AMERICA can be found by reading the information regarding those businesses beginning on pages 201 and 277 and information regarding the possible combination of the businesses of Healtheon, WebMD and Medcast can be found by reading the information regarding those businesses beginning on pages 201, 244 and 306.

    This proxy statement/prospectus is also the prospectus of Healtheon regarding its common stock to be issued to stockholders of WebMD, MEDE AMERICA and Medcast in exchange for their shares in connection with the mergers. The shares to be issued in connection with the mergers or upon the exercise of converted options will be listed, subject to official notice of issuance, on the Nasdaq National Market under the symbol "HLTH."

    The date of this proxy statement/prospectus is October 19, 1999, and it is first being mailed or otherwise delivered on or about October 20, 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS FOR HEALTHEON AND WEBMD
  STOCKHOLDERS..............................................    1
QUESTIONS AND ANSWERS FOR MEDE AMERICA STOCKHOLDERS.........    5
QUESTIONS AND ANSWERS FOR MEDCAST STOCKHOLDERS..............    8
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................   11
  The companies.............................................   11
  Structure of the mergers..................................   13
  Summary of the WebMD merger...............................   14
  Summary of the MEDE AMERICA merger........................   18
  Summary of the Medcast merger.............................   22
  Selected historical and selected unaudited pro forma
     condensed combined financial data......................   25
  Comparative historical and unaudited pro forma per share
     data...................................................   29
RISK FACTORS................................................   31
THE HEALTHEON MEETING.......................................   45
THE WEBMD MEETING...........................................   48
THE MEDE AMERICA MEETING....................................   51
THE MEDCAST MEETING.........................................   53
THE WEBMD MERGER............................................   56
  Background of the WebMD merger and related agreements.....   56
  Joint reasons for the WebMD merger........................   59
  Healtheon's reasons for the WebMD merger..................   60
  Recommendation of Healtheon's board of directors..........   61
  WebMD's reasons for the WebMD merger......................   61
  Recommendation of WebMD's board of directors..............   63
  Opinion of Healtheon's financial advisor..................   63
  Opinion of WebMD's financial advisor......................   69
  Modification of vesting of employee stock options.........   76
  Interests of directors, officers and affiliates in the
     WebMD merger...........................................   76
  Completion and effectiveness of the WebMD merger..........   77
  Structure of the WebMD merger and conversion of WebMD
     common stock and preferred stock.......................   77
  Healtheon/WebMD's strategic alliances with and investments
     from Microsoft and other partners......................   78
  Exchange of WebMD stock certificates for Healtheon/WebMD
     stock certificates.....................................   80
  No dividends..............................................   80
  Material U.S. federal income tax considerations of the
     WebMD merger...........................................   80
  Accounting treatment of the WebMD merger..................   82
  Regulatory filings and approvals required to complete the
     WebMD merger...........................................   82
  Restrictions on sales of shares by affiliates of WebMD and
     Healtheon..............................................   83
  Listing on the Nasdaq National Market of Healtheon/WebMD
     common stock to be issued in WebMD merger..............   83
  Operations after the WebMD merger.........................   83
  Rights of dissenting WebMD stockholders...................   83

                                                              PAGE
                                                              ----
THE WEBMD MERGER AGREEMENT..................................   86
WEBMD RELATED TRANSACTION AGREEMENTS........................   92
  WebMD stockholders' voting agreement and conversion
     agreement..............................................   92
  Healtheon stockholders' voting agreement..................   93
  Microsoft shareholder agreement...........................   93
  McKessonHBOC agreement....................................   93
THE MEDE AMERICA MERGER.....................................   95
  Background of the MEDE AMERICA merger.....................   95
  Joint reasons for the MEDE AMERICA merger.................   97
  MEDE AMERICA's reasons for the MEDE AMERICA merger........   98
  Recommendation of MEDE AMERICA's board of directors.......   99
  Opinion of MEDE AMERICA's financial advisor...............  100
  Interests of directors, officers and affiliates in the
     MEDE AMERICA merger....................................  105
  Completion and effectiveness of the MEDE AMERICA merger...  106
  Structure of the MEDE AMERICA merger and conversion of
     MEDE AMERICA common stock..............................  106
  Exchange of MEDE AMERICA stock certificates for
     Healtheon/WebMD stock certificates.....................  107
  Material U.S. federal income tax considerations of the
     MEDE AMERICA merger....................................  107
  Accounting treatment of the MEDE AMERICA merger...........  109
  Regulatory filings and approvals required to complete the
     MEDE AMERICA merger....................................  109
  Restrictions on sales of shares by affiliates of MEDE
     AMERICA and Healtheon..................................  110
  Listing on the Nasdaq National Market of Healtheon common
     stock to be issued in the MEDE AMERICA merger..........  110
  Delisting and deregistration of MEDE AMERICA common stock
     after the MEDE AMERICA merger..........................  110
  Operations after the MEDE AMERICA merger..................  110
THE MEDE AMERICA MERGER AGREEMENT...........................  111
MEDE AMERICA RELATED TRANSACTION AGREEMENTS.................  118
  MEDE AMERICA voting agreement.............................  118
  MEDE AMERICA registration rights agreement................  118
THE MEDCAST MERGER..........................................  119
  Background of the Medcast merger..........................  119
  Joint reasons for the Medcast merger......................  121
  Medcast's reasons for the Medcast merger..................  121
  Recommendation of Medcast's board of directors............  122
  Opinion of Medcast's financial advisor....................  122
  Interests of directors, officers and affiliates in the
     Medcast merger.........................................  125
  Completion and effectiveness of the Medcast merger........  126
  Structure of the Medcast merger and conversion of Medcast
     capital stock..........................................  126
  Adjustment to preferred stock conversion ratios...........  129
  Purchase price adjustments................................  129
  The exchange ratio........................................  130
  Exchange of Medcast stock certificates for Healtheon/WebMD stock certificates.....................................  130

                                                              PAGE
                                                              ----
  Material U.S. federal income tax considerations of the
     Medcast merger.........................................  131
  Accounting treatment of the Medcast merger................  133
  Regulatory filings and approvals required to complete the
     Medcast merger.........................................  134
  Restrictions on sales of shares by affiliates of Medcast
     and Healtheon/WebMD....................................  134
  Listing on the Nasdaq National Market of Healtheon/WebMD
     common stock to be issued in the Medcast merger........  134
  Operations after the Medcast merger.......................  134
  Rights of dissenting Medcast stockholders.................  134
THE MEDCAST MERGER AGREEMENT................................  137
MEDCAST VOTING AGREEMENTS...................................  144
COMPARATIVE PER SHARE MARKET PRICE DATA.....................  145
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................  146
COMPARISON OF RIGHTS OF HOLDERS OF HEALTHEON/WEBMD COMMON
  STOCK, WEBMD CAPITAL STOCK, MEDE AMERICA COMMON STOCK AND
  MEDCAST CAPITAL STOCK.....................................  180
INFORMATION REGARDING POTENTIAL MERGER COMBINATIONS.........  199
INFORMATION REGARDING HEALTHEON.............................  201
  Healtheon's business......................................  201
  Market for Healtheon's common stock and related
     stockholder matters....................................  210
  Healtheon selected consolidated financial data............  212
  Healtheon management's discussion and analysis of
     financial condition and results of operations..........  213
  Healtheon's management....................................  224
  Healtheon's related party transactions....................  236
  Share ownership by Healtheon's principal stockholders,
     management and directors...............................  239
INFORMATION REGARDING WEBMD.................................  244
  WebMD's business..........................................  244
  WebMD selected consolidated financial data................  255
  WebMD management's discussion and analysis of financial
     condition and results of operations....................  256
  WebMD's management........................................  265
  WebMD's related party transactions........................  271
  Share ownership by WebMD's principal stockholders,
     management and directors...............................  274
INFORMATION REGARDING MEDE AMERICA..........................  277
  MEDE AMERICA's business...................................  277
  MEDE AMERICA selected consolidated financial data.........  286
  MEDE AMERICA management's discussion and analysis of
     financial condition and results of operations..........  288
  Share ownership by MEDE AMERICA's principal stockholders,
     management and directors...............................  303
INFORMATION REGARDING MEDCAST...............................  306
  Medcast's business........................................  306
  Medcast's selected financial data.........................  313
  Medcast management's discussion and analysis of financial
     condition and results of operations....................  314
  Share ownership by Medcast's principal stockholders,
     management and directors...............................  320

                                                              PAGE
                                                              ----
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
  HEALTHEON STOCKHOLDERS....................................  323
LEGAL OPINION...............................................  332
EXPERTS.....................................................  335
WHERE YOU CAN FIND MORE INFORMATION.........................  337

ANNEX A    The WebMD Merger Agreement, as amended
ANNEX B    The MEDE AMERICA Merger Agreement, as amended
ANNEX C    The Medcast Merger Agreement, as amended
ANNEX D    Opinion of Healtheon Financial Advisor
ANNEX E    Opinion of WebMD Financial Advisor
ANNEX F    Opinion of MEDE AMERICA Financial Advisor
ANNEX G    Opinion of Medcast Financial Advisor
ANNEX H    Georgia Business Corporation Code Sections 14-2-1301 through
           14-2-1332
ANNEX I    Delaware General Corporation Law Section 262

           QUESTIONS AND ANSWERS FOR HEALTHEON AND WEBMD STOCKHOLDERS

Q: WHAT IS THE WEBMD MERGER?

A: The boards of directors of Healtheon and WebMD have voted to combine the businesses of Healtheon and WebMD. To combine the companies, WebMD will merge with a subsidiary of Healtheon and Healtheon will change its corporate name to Healtheon/WebMD Corporation, resulting in WebMD becoming a wholly owned subsidiary of Healtheon/ WebMD. (See diagrams on page 13).

   After the WebMD merger, assuming completion of the proposed combinations of Healtheon/WebMD with each of MEDE AMERICA and Medcast, which are discussed further below, the stockholders of Healtheon will own approximately 49.0%, the former stockholders of WebMD will own approximately 43.3%, the former stockholders of MEDE AMERICA will own approximately 6.0% and the former stockholders of Medcast will own approximately 1.7% of Healtheon/ WebMD.

   For a more complete description of the WebMD merger, see the section entitled "The WebMD merger" on page 56.

Q: WHAT WILL WEBMD COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A: When the WebMD merger is completed, holders of each series of WebMD common stock will receive 1.796 shares of Healtheon/ WebMD common stock in exchange for each share of WebMD common stock, except for those holders who exercise dissenters' rights under Georgia law. No fractional shares will be issued. WebMD common stockholders will receive cash based on the market price of Healtheon common stock instead of any fractional share.

   Example: If a WebMD common stockholder owns 100 shares, then after the merger the stockholder will receive 179 shares of Healtheon/WebMD common stock and a check for the market value of the 0.6 fractional share of Healtheon/WebMD common stock.

   Holders of options or warrants to purchase shares of WebMD common stock will hold options or warrants as appropriate to purchase shares of Healtheon/WebMD common stock after completion of the merger.

   For a more complete description of what WebMD stockholders will receive in the WebMD merger, see the section entitled "Structure of the WebMD merger and conversion of WebMD common stock and preferred stock" on page 77.

Q: WHAT WILL WEBMD PREFERRED STOCKHOLDERS RECEIVE IN THE MERGER?

A. This depends on when the holders of WebMD's preferred stock elect to convert their shares into WebMD common stock:

   - Those WebMD preferred stockholders who convert before the record date for the WebMD stockholders meeting will receive 1.796 shares of the Healtheon/WebMD common stock for each share of WebMD common stock that they receive upon conversion, unless they vote against the merger and perfect their dissenters' appraisal rights under Georgia law. See page 83 below for a description of dissenters' appraisal rights.

   - Those WebMD preferred stockholders who convert after the record date for the WebMD stockholders meeting, but before the merger, will receive 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock, and except for the holders of WebMD Series A preferred stock, will not be entitled to vote on the merger and will not have dissenters' appraisal rights.

   Holders of WebMD preferred stock have executed conversion agreements under which they have agreed that unless they execute a separate agreement in which they agree to convert their WebMD preferred stock immediately prior to the effective time of the merger, their WebMD preferred stock will be automatically converted into WebMD common stock immediately prior to the record date for the WebMD stockholders meeting. Directors, executive officers and affiliates who have signed voting agreements have also agreed to convert any shares of WebMD preferred stock which they own into WebMD common stock immediately prior to the effective time of the merger and conditioned upon its closing. These directors, executive officers and affiliates, together with the parties which have signed conversion agreements, represent a majority of the outstanding shares of each series of WebMD preferred stock. Because all of the shares of each Series of WebMD preferred stock are automatically converted to common stock when the holders of a majority of the shares in each such series make the election to convert, all of the shares of WebMD preferred stock will be converted either prior to the record date or prior to the effective time of the merger, depending on the decision of those holders who have executed voting and conversion agreements. Holders of the WebMD preferred stock will be advised by a supplemental mailing on the record date whether their shares of preferred stock have been converted to common stock prior to the record date thus entitling them to vote on the merger.

   Holders of options and warrants for WebMD preferred stock will hold options and warrants as appropriate to purchase shares of Healtheon/WebMD common stock after the completion of the merger.

Q: WHAT ARE THE MEDE AMERICA AND MEDCAST MERGERS

A: Healtheon has also agreed to a merger with MEDE AMERICA, and Healtheon and WebMD have agreed to a merger with Greenberg News Networks, Inc., which is referred to as Medcast. These mergers are described in this proxy statement/prospectus. The WebMD merger does not depend on Healtheon's merger with MEDE AMERICA or on Healtheon's merger with Medcast. However, the Medcast merger with Healtheon does depend on the WebMD merger. Consequently, there are five possible combinations that you should consider:

  - Healtheon and WebMD

  - Healtheon, WebMD and MEDE AMERICA

  - Healtheon, WebMD, MEDE AMERICA and Medcast

  - Healtheon and MEDE AMERICA

  - Healtheon, WebMD and Medcast

   The sections entitled "Information Regarding Potential Merger Combinations" on page 199 and "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 146 illustrate each of these possible outcomes. Additional information about the possible combination of the businesses of Healtheon and WebMD can be found by reading the sections entitled "Information Regarding Healtheon" and "Information Regarding WebMD" beginning on pages 201 and 244, respectively. Additional information about the possible combination of the businesses of Healtheon, WebMD and MEDE AMERICA can be found by reading the sections referred to above together with the section entitled "Information Regarding MEDE AMERICA" beginning on page
   277. Additional information about the possible combination of the businesses of Healtheon, WebMD, MEDE AMERICA and Medcast can be found by reading the sections referred to above together with the section entitled "Information Regarding Medcast" beginning on page 306. Additional information regarding the possible combination of the businesses of Healtheon and MEDE AMERICA can be found by reading the information regarding those businesses beginning on pages 201 and 277, respectively, and information regarding the possible combination of the businesses of Healtheon, WebMD and Medcast can be found by reading the information regarding those businesses beginning on pages 201, 244 and 306, respectively.

   You should be aware that if the MEDE AMERICA and Medcast mergers are completed, these companies will become wholly owned subsidiaries of Healtheon/ WebMD, and MEDE AMERICA and Medcast stockholders will become stockholders of Healtheon/WebMD.

   This proxy statement/prospectus is also being sent to stockholders of MEDE AMERICA and Medcast. Unless stated otherwise, information provided in this proxy statement/prospectus assumes completion of the MEDE AMERICA and Medcast mergers. Where appropriate, we have indicated where information pertaining to Healtheon and WebMD does not give effect to the mergers with MEDE AMERICA or Medcast.

Q: DOES THE BOARD OF DIRECTORS OF HEALTHEON RECOMMEND VOTING IN FAVOR OF THE
   WEBMD MERGER?

A: Yes. After careful consideration, Healtheon's board of directors recommends that its stockholders vote in favor of the issuance of shares of Healtheon/WebMD common stock to the stockholders of WebMD in the merger.

Q: DOES THE BOARD OF DIRECTORS OF WEBMD RECOMMEND VOTING IN FAVOR OF THE WEBMD
   MERGER?

A: Yes. After careful consideration, WebMD's board of directors unanimously recommends that its stockholders vote in favor of the WebMD merger agreement and the proposed WebMD merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE WEBMD
   MERGER?

A: Yes. In evaluating the WebMD merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 31.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the proposals to be voted on at the meeting.

   For a more complete description of voting at the Healtheon meeting, see the section entitled "Proxies" on page 46.

   For a more complete description of voting at the WebMD meeting, see the section entitled "Proxies" on page 49.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you are a Healtheon stockholder and want to change your vote, send the secretary of Healtheon a later-dated, signed proxy card before the Healtheon meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of Healtheon before the meeting. Healtheon stockholders who have signed voting agreements may not revoke the proxies given by them in the voting agreements.

   For a more complete description of how to change your vote as a Healtheon stockholder, see the section entitled "Proxies" on page 46.

   If you are a WebMD stockholder and want to change your vote, send the secretary of WebMD a later-dated, signed proxy card before the WebMD meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of WebMD before the meeting. WebMD stockholders who have signed voting or conversion agreements may not revoke the proxies given by them in the voting or conversion agreements.

   For a more complete description of how to change your vote as a WebMD stockholder, see the section entitled "Proxies" on page 49.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send WebMD stockholders written instructions for exchanging their stock certificates for Healtheon/WebMD stock certificates. Healtheon stockholders need not exchange their stock certificates for Healtheon/WebMD stock certificates.

Q: WHEN DO YOU EXPECT THE WEBMD MERGER TO BE COMPLETED?

A: We are working toward completing the WebMD merger as quickly as possible. We hope to complete the merger in the fourth calendar quarter of 1999.

   For a more complete description of the conditions to the WebMD merger, see the section entitled "Conditions to completion of the WebMD merger" on page 88.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE WEBMD MERGER?

A: WebMD stockholders will not recognize gain or loss for U.S. federal income tax purposes if the merger is completed, except that WebMD stockholders will recognize gain or loss with respect to cash received instead of fractional shares or received after the exercise of appraisal rights. However, all stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   For a more complete description of the tax consequences to Healtheon and WebMD stockholders, see the section entitled "Material U.S. federal income tax consequences of the WebMD merger" on page 80.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Georgia law, holders of WebMD common stock and WebMD Series A preferred stock are entitled to appraisal rights in the WebMD merger.

   Under Delaware law, holders of Healtheon stock are not entitled to dissenters' or appraisal rights in the WebMD merger.

   For a description of appraisal rights for WebMD stockholders, see the section entitled "Rights of Dissenting WebMD stockholders" on page 83.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: Healtheon stockholders should call Rene Hartmann of Alexander Ogilvey at
   (415) 923-1660 with any questions about the merger.

   WebMD stockholders should call L. Scott Askins, Vice President and Corporate Counsel of WebMD, at (404) 479-7600 with any questions about the merger.

   You may also obtain additional information about Healtheon from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 337.

              QUESTIONS AND ANSWERS FOR MEDE AMERICA STOCKHOLDERS

Q: WHAT IS THE MEDE AMERICA MERGER?

A: The boards of directors of Healtheon and MEDE AMERICA have voted to combine the businesses of Healtheon and MEDE AMERICA. To combine the companies, MEDE AMERICA will merge with a subsidiary of Healtheon and Healtheon will change its corporate name to Healtheon/WebMD Corporation if the WebMD merger is completed, resulting in MEDE AMERICA becoming a wholly owned subsidiary of Healtheon/WebMD. (See diagrams on page 13.)

   For a more complete description of the merger, see the section entitled "The MEDE AMERICA merger" on page 95.

Q: WHAT WILL MEDE AMERICA STOCKHOLDERS RECEIVE IN THE MERGER?

A: When the merger is completed, MEDE AMERICA stockholders will receive, subject to upward adjustment in the circumstances described below, 0.6593 shares of Healtheon/ WebMD common stock in exchange for each share of MEDE AMERICA common stock. Healtheon/WebMD will not issue fractional shares. Adjustment of the exchange ratio may be made if the average closing price of Healtheon common stock for the ten-day period ending two business days before the MEDE AMERICA stockholders meeting is less than $38.68. MEDE AMERICA stockholders will receive cash based on the market price of Healtheon/WebMD common stock instead of any fractional share.

   Example: If the average Healtheon closing sale price is $50 and you own 100 shares of MEDE AMERICA common stock, then after the merger you will receive 65 shares of Healtheon/WebMD common stock and a check for the market value of the 0.93 fractional share of Healtheon/WebMD common stock.

   If the average closing sale price of Healtheon common stock is less than $38.68 during the ten-day period ending two business days before the MEDE AMERICA stockholders meeting, Healtheon may adjust the exchange ratio to an amount calculated by dividing 25.50 by this average closing sale price. This adjustment would increase the number of shares issued to MEDE AMERICA stockholders in the merger. If Healtheon does not elect to adjust the exchange ratio, MEDE AMERICA would have the right to terminate the merger agreement at this time.

   Example: If the average Healtheon closing sale price is $35 for the ten-day period ending two business days before the MedE AMERICA stockholders meeting and you own 100 shares of MEDE AMERICA common stock, and if Healtheon adjusts the exchange ratio, then the new exchange ratio would be 0.7286. You would receive 72 shares of Healtheon/WebMD common stock and a check for the market value of the 0.86 fractional share of Healtheon/WebMD common stock. We calculated the exchange ratio by dividing $25.50 by $35. However, if Healtheon does not adjust the exchange ratio, the MedE AMERICA board of directors may decide to terminate the merger agreement prior to the stockholders meeting. If the MedE AMERICA board of directors does not terminate the merger agreement, the exchange ratio will be 0.6593, and after the merger you will receive 65 shares of Healtheon/WebMD common stock and a check for the market value of the 0.93 fractional share of Healtheon/WebMD common stock.

   Holders of options or warrants to purchase shares of MEDE AMERICA common stock will hold options or warrants as appropriate to purchase shares of Healtheon/WebMD common stock after completion of the merger.

   Healtheon's stock price has been volatile and economic and market circumstances are subject to change. As an example, the following table sets forth the high and low closing sale prices per share of Healtheon common stock on the Nasdaq National Market during the indicated months.

                                           CLOSING
                                         SALE PRICES
                                          PER SHARE
                                        OF HEALTHEON
                                           COMMON
                                            STOCK
                                      -----------------
                 MONTH                 HIGH       LOW
                 -----                -------    ------
    October 1999 (through October
      18)...........................  $ 43.44    $35.31
    September 1999..................  $ 46.38    $33.25
    August 1999.....................  $ 46.38    $30.06
    July 1999.......................  $ 77.63    $50.25
    June 1999.......................  $ 88.88    $72.38
    May 1999........................  $105.00    $39.94
    April 1999......................  $ 58.28    $45.25
    March 1999......................  $ 46.38    $25.50
    February 1999...................  $ 31.38    $24.00

   The following chart indicates the number of shares of Healtheon/WebMD common stock to be received for each share of MEDE AMERICA common stock assuming different ten-day average prices.

      HEALTHEON      IF HEALTHEON      IF HEALTHEON
       TEN-DAY      DOES NOT ADJUST    DOES ADJUST
    AVERAGE PRICE   EXCHANGE RATIO    EXCHANGE RATIO
    -------------   ---------------   --------------
         $25            0.6593            1.0200
         $30            0.6593            0.8500
         $35            0.6593            0.7286
         $40            0.6593        not applicable
         $45            0.6593        not applicable
         $50            0.6593        not applicable

   If the Healtheon ten-day average price is greater than or equal to $40, neither party would have the right to adjust the 0.6593 exchange ratio. If Healtheon does not elect to adjust the 0.6593 exchange ratio, MEDE AMERICA would have a right to terminate the merger agreement.

   For a more complete description of what you will receive in the merger, see the section entitled "Structure of the MEDE AMERICA merger and conversion of MEDE AMERICA common stock" on page 104. After the close of business on the last day of the ten-day period during which the average Healtheon closing price is determined, MEDE AMERICA stockholders may obtain information relating to any adjustment of the exchange ratio by calling 1-888-633-3888.

Q: WHAT ARE THE WEBMD AND MEDCAST MERGERS?

A: This proxy statement/prospectus contains information regarding two additional mergers: the WebMD merger and the Medcast merger. The MEDE AMERICA merger does not depend on the WebMD merger or the Medcast merger. Consequently, there are three possible combinations that you should consider:

     - Healtheon and MEDE AMERICA

     - Healtheon, WebMD and MEDE AMERICA

     - Healtheon, WebMD, MEDE AMERICA and Medcast

   The sections entitled "Information Regarding Potential Merger Combinations" on page 199 and "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 146 illustrate each of these possible outcomes. Additional information about the possible combination of the businesses of Healtheon and MEDE AMERICA can be found by reading the sections entitled "Information Regarding Healtheon" and "Information Regarding MEDE AMERICA" beginning on pages 201 and 277, respectively. Additional information about the possible combination of the businesses of Healtheon, WebMD and MEDE AMERICA can be found by reading the sections referred to above together with the section entitled "Information Regarding WebMD" beginning on page 244. Additional information about the possible combination of the businesses of Healtheon, WebMD, MEDE AMERICA and Medcast can be found by reading the sections referred to above together with the section entitled "Information Regarding Medcast" beginning on page 306.

Q: DOES THE BOARD OF DIRECTORS OF MEDE AMERICA RECOMMEND VOTING IN FAVOR OF THE
   MEDE AMERICA MERGER?

A: Yes. After careful consideration, MEDE AMERICA's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the proposed merger.

   For a more complete description of the recommendation of the board of directors of MEDE AMERICA, see the sections entitled "MEDE AMERICA's reasons for the MEDE AMERICA merger" on page 98 and "Recommendation of MEDE AMERICA's board of directors" on page 99.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MEDE
   AMERICA MERGER?

A: Yes. In evaluating the MEDE AMERICA merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 31.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

   For a more complete description of voting at the meeting, see the section entitled "Proxies" on page 52.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of MEDE AMERICA a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of MEDE AMERICA before the meeting. MEDE AMERICA stockholders who have signed voting agreements may not revoke the proxies given by them in the voting agreement.

   For a more complete description of how to change your vote, see the section entitled "Proxies" on page 52.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   For a more complete description of voting shares held in "street name," see the section entitled "Proxies" on page 52.

Q: SHOULD I SEND IN MY MEDE AMERICA STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your MEDE AMERICA stock certificates for Healtheon/WebMD stock certificates.

Q: WHEN DO YOU EXPECT THE MEDE AMERICA MERGER TO BE COMPLETED?

A: We are working toward completing the MEDE AMERICA merger as quickly as possible. We hope to complete the merger in the fourth calendar quarter of 1999.

   For a more complete description of the conditions to the MEDE AMERICA merger, see the section entitled "Conditions to completion of the MEDE AMERICA merger" on page 114.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE MEDE AMERICA MERGER?

A: MEDE AMERICA stockholders will not recognize gain or loss for U.S. federal income tax purposes if the merger is completed, except that MEDE AMERICA stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, MEDE AMERICA stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   For a more complete description of the tax consequences, see the section entitled "Material U.S. federal income tax consequences of the MEDE AMERICA merger" on page 107.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, holders of MEDE AMERICA common stock are not entitled to dissenters' or appraisal rights in the merger.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: MEDE AMERICA stockholders should call Mitchell Sepaniak, MEDE AMERICA
   Investor Relations at (770) 416-0673, ext. 1106 with any questions about the MEDE AMERICA merger.

   You may also obtain additional information about Healtheon and MEDE AMERICA from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 337.

                 QUESTIONS AND ANSWERS FOR MEDCAST STOCKHOLDERS

Q: WHAT IS THE MEDCAST MERGER?

A: The boards of directors of each of Healtheon, WebMD and Medcast have voted to combine the businesses of Healtheon, WebMD and Medcast. To combine the companies, WebMD will merge with a subsidiary of Healtheon and Healtheon will change its corporate name to Healtheon/WebMD Corporation, and Medcast will merge with a second subsidiary of Healtheon/WebMD, resulting in each of WebMD and Medcast becoming wholly owned subsidiaries of Healtheon/WebMD. It is also expected that MEDE AMERICA will merge with a third subsidiary of Healtheon/WebMD and become a wholly owned subsidiary of Healtheon/WebMD. (See diagrams on page 13.)

   For a more complete description of the merger, see the section entitled "The Medcast merger" on page 119.

Q: DOES THE MEDCAST MERGER DEPEND ON THE WEBMD MERGER OR THE MEDE AMERICA
   MERGER?

A: The combination of Medcast with a wholly owned subsidiary of Healtheon is dependent on the simultaneous or prior completion of the WebMD merger. If the WebMD merger does not occur, Medcast will instead merge with a subsidiary of WebMD, and will separately seek your approval for that merger. This proxy statement/prospectus does not describe the alternative Medcast merger with WebMD.

Q: WHAT ARE THE WEBMD AND MEDE AMERICA MERGERS?

A: This proxy statement/prospectus contains information regarding two additional mergers: the WebMD merger and the MEDE AMERICA merger. The Medcast merger does not depend on the MEDE AMERICA merger. Consequently, there are two possible combinations that you should consider:

  - Healtheon, WebMD and Medcast

  - Healtheon, WebMD, Medcast and MEDE AMERICA

   The sections entitled "Information Regarding Potential Merger Combinations" on page 199 and "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 146 illustrate each of these possible outcomes. Additional information about the possible combination of the businesses of Healtheon, WebMD and Medcast can be found by reading the sections entitled "Information Regarding Healtheon," "Information Regarding WebMD" and "Information Regarding Medcast" beginning on pages 201, 244 and 306, respectively. Additional information about the possible combination of the businesses of Healtheon, WebMD, Medcast and MEDE AMERICA can be found by reading the sections referred to above together with the section entitled "Information Regarding MEDE AMERICA" beginning on page 277.

Q: WHAT WILL MEDCAST STOCKHOLDERS RECEIVE IN THE MERGER?

A: When the merger is completed, Medcast stockholders will receive the following:

  - between 0.3238 and 0.5140 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast common stock, after conversion of any shares of Series B preferred stock

  - between 0.5470 and 0.7882 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast Series A preferred stock

  - 0.9596 of a share of Healtheon/WebMD common stock and approximately $6.00 in cash in exchange for each share of Medcast Series C preferred stock

   Healtheon/WebMD will not issue fractional shares, but instead will pay Medcast stockholders cash based on a price per share of $81.98 for any fractional share.

   Holders of options or warrants to purchase shares of Medcast common stock will hold options or warrants to purchase shares of Healtheon/WebMD common stock after completion of the merger.

   For a more complete description of what you will receive in the merger, see the section entitled "Structure of the Medcast merger and conversion of Medcast capital stock" on page 126.

Q: DOES THE BOARD OF DIRECTORS OF MEDCAST RECOMMEND VOTING IN FAVOR OF THE
   MEDCAST MERGER?

A: Yes. After careful consideration, Medcast's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the proposed merger.

   For a more complete description of the recommendation of the board of directors of Medcast, see the sections entitled "Medcast's reasons for the Medcast merger" on page 121 and "Recommendation of Medcast's board of directors" on page 122.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MEDCAST
   MERGER?

A: Yes. In evaluating the Medcast merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 31.

Q: WHAT DO I NEED TO DO NOW?

A: Many Medcast stockholders have previously executed an irrevocable proxy in favor of Alan N. Greenberg. If you have not previously executed an irrevocable proxy, you are receiving a proxy with this proxy statement/ prospectus. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. PLEASE NOTE THAT ALL HOLDERS OF SERIES A PREFERRED STOCK AND SERIES C PREFERRED STOCK ARE CONTRACTUALLY OBLIGATED TO VOTE IN FAVOR OF THE MERGER. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

   For a more complete description of voting at the meeting, see the section entitled "Proxies" on page 58. For a description of the contractual obligation of the Series A and Series C preferred stockholders to vote in favor of the merger, see the section entitled "Medcast stockholders agreements" on page 54.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you have not previously executed an irrevocable proxy and you want to change your vote, send the secretary of Medcast a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of Medcast before the meeting.

   For a more complete description of how to change your vote, see the section entitled "Proxies" on page 54.

Q: SHOULD I SEND IN MY MEDCAST STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your Medcast stock certificates for Healtheon/ WebMD stock certificates.

Q: WHEN DO YOU EXPECT THE MEDCAST MERGER TO BE COMPLETED?

A: We are working toward completing the Medcast merger as quickly as possible.
   We hope to complete the merger in the fourth calendar quarter of 1999.

   For a more complete description of the conditions to the Medcast merger, see the section entitled "Completion and effectiveness of the Medcast merger" on page 126.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE MEDCAST MERGER?

A: Medcast stockholders will not recognize gain or loss for U.S. federal income tax purposes in the merger to the extent they receive shares of Healtheon/WebMD common stock in exchange for their Medcast shares. Medcast stockholders will recognize gain or loss with respect to cash received instead of fractional shares or received after the exercise of dissenters' rights. Holders of Medcast Series C preferred stock will recognize gain, but not loss, realized in the merger to the extent of the cash received in exchange for their Series C preferred stock. However, Medcast stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   For a more complete description of the tax consequences, see the section entitled "Material U.S. federal income tax consequences of the Medcast merger" on page 131.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, holders of Medcast capital stock are entitled to dissenters' rights in the merger. For a detailed description of these rights, see "The Medcast merger -- Rights of dissenting Medcast stockholders" on page 134.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: Medcast stockholders should call Gordon T. Wyatt, Chief Financial Officer and
   Corporate Secretary of Medcast, at (404) 266-8500 with any questions about the Medcast merger.

   You may also obtain additional information about Healtheon from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 337.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus pertains to the mergers of each of WebMD, MEDE AMERICA and Medcast with Healtheon, and is being sent to the stockholders of all of the companies. Unless stated otherwise, information in this proxy statement/prospectus assumes that the combined company, to be known as Healtheon/WebMD, will consist of Healtheon, WebMD, MEDE AMERICA and Medcast.

                                 THE COMPANIES

HEALTHEON CORPORATION
4600 Patrick Henry Drive
Santa Clara, CA 95054
(408) 876-5000
www.healtheon.com

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and contribute to the quality of patient care throughout the healthcare industry. Healtheon has designed and developed the Healtheon platform, an Internet-based information and transaction platform that allows Healtheon to create Virtual Healthcare Networks, or VHNs, that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on Healtheon's Internet-based platform. Healtheon's solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon was founded in 1995.

WEBMD, INC.
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326
(404) 479-7600
www.webmd.com

     WebMD provides web-based services to healthcare professionals and consumers under its WebMD brand name. WebMD's subscription-based professional web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other web-based services that are useful to healthcare professionals. WebMD designed its professional web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use web-based solution. WebMD's free consumer web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the web. WebMD designed its consumer web site to assist consumers in making informed healthcare decisions. WebMD commercially launched its Internet-based services in October 1998. WebMD was incorporated in 1996.

MEDE AMERICA CORPORATION
90 Merrick Avenue, Suite 501
East Meadow, NY 11554
(516) 542-4500
www.medeamerica.com

     MEDE AMERICA is a leading provider of electronic data interchange, or EDI, products and services to a broad range of providers and payers in the healthcare industry. MEDE AMERICA offers an integrated suite of EDI solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. In addition to offering greater processing speed, MEDE AMERICA's EDI products reduce processing costs, increase collection rates and result in more accurate data interchange. MEDE AMERICA was founded in 1995.

GREENBERG NEWS NETWORKS, INC. (MEDCAST)
1175 Peachtree Street, Suite 2400
Atlanta, Georgia 30361
(404) 266-8500
www.medcast.com

     Greenberg News Networks, Inc., which is referred to as Medcast, is a leading provider of medical news, information, educational programs and services designed for physicians and other healthcare professionals. Medcast's product, Medcast Networks, is downloaded to the hard drives of its users' personal computers via the Internet and can be accessed using standard PC architecture. With Medcast, physicians may also obtain continuing medical education credits and can easily access information provided by specialty medical associations and leading academic institutions. To date, Medcast has developed five physician specialty networks: Medcast Cardiology, Medcast Psychiatry, Medcast Oncology, Medcast Endocrinology and Medcast Elite Primary Care. Medcast was founded in 1997.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus contains forward-looking statements. These statements include statements with respect to Healtheon's, WebMD's, MEDE AMERICA's and Medcast's financial condition, results of operations and business and on the expected impact of the mergers described in this proxy statement/prospectus on Healtheon/WebMD's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the mergers will not be consummated

     - the possibility that the anticipated benefits from the mergers will not be fully realized

     - the possibility that costs or difficulties related to the integration of our businesses will be greater than expected

     - other risk factors as may be detailed from time to time in Healtheon's and MEDE AMERICA's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the mergers, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 31.

                            STRUCTURE OF THE MERGERS

     The transactions contemplated by the WebMD merger, the MEDE AMERICA merger and the Medcast merger are illustrated by the first diagram below and the structure of Healtheon/WebMD following the mergers is illustrated by the second diagram below.

     [The figure entitled "Structure of the Mergers" consists of two diagrams: the first depicts the structure of the companies prior to the mergers; the second depicts the structure of the companies after the mergers.

     The first diagram, entitled "Prior to Mergers," has one large rectangle at the top center with the word "Healtheon" in it. Centered beneath this rectangle is a single row of six smaller squares. From left to right, these six squares contain the words "WebMD," "WebMD Merger Sub," "MEDE Merger Sub," "MEDE AMERICA," "Medcast Merger Sub" and "Medcast," respectively. A line extends from the "Healtheon" rectangle to each of the following three squares: "WebMD Merger Sub," "MEDE Merger Sub" and "Medcast Merger Sub." An arrow extends from the "WebMD Merger Sub" square to the "WebMD" square: from the "MEDE Merger Sub" square to the "MEDE AMERICA" square; and from the "Medcast Merger Sub" square to the "Medcast" square.

     The second diagram, entitled "After Mergers," has one large ellipse at the top center with the words "Current stockholders of Healtheon and former stockholders of WebMD and MEDE AMERICA" in it. Centered beneath this ellipse is a single, large rectangle with the words "Healtheon/WebMD (which changed its name from Healtheon Corporation)" in it. A vertical line connects the ellipse and the rectangle. Centered beneath the rectangle is a single row of three smaller squares. From left to right, these three squares contain the words "WebMD," MEDE AMERICA," and "Medcast," respectively. A line extends from each of these three squares to the "Healtheon/WebMD" rectangle.]

                          SUMMARY OF THE WEBMD MERGER

THE WEBMD MERGER

     In the WebMD merger, WebMD will merge with a subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation, resulting in WebMD becoming a wholly owned subsidiary of Healtheon/WebMD. (See diagrams on page 13). This proxy statement/prospectus refers to Healtheon upon completion of the WebMD merger as Healtheon/WebMD and its common stock upon completion of the WebMD merger as Healtheon/WebMD common stock.

     The WebMD merger agreement as well as an amendment to that agreement are attached to this proxy statement/prospectus as Annex A. We encourage you to read it carefully. The WebMD merger agreement is more fully discussed on page 86.

     We believe the WebMD merger will provide Healtheon/WebMD with the opportunity to realize several benefits relating to the operations and relationships of the combined company. For a detailed description of these benefits, see the section entitled "Joint reasons for the WebMD merger" on page 59.

     The potential benefits of the WebMD merger may not be achieved. For a more complete description of the risks, see the sections entitled "Risk Factors" on page 31, and "Joint reasons for the WebMD merger" on page 59.

CONDITIONS TO COMPLETION OF THE WEBMD MERGER

     Healtheon's and WebMD's respective obligations to complete the WebMD merger are subject to the satisfaction or waiver of closing conditions.

     If either Healtheon or WebMD waives any conditions, the companies will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from stockholders is appropriate.

     The WebMD merger is not conditioned upon completion of the MEDE AMERICA merger or the Medcast merger.

     For a detailed description of the conditions to completion of the WebMD merger, see the section entitled "Conditions to completion of the WebMD merger" on page 88.
VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of Healtheon common stock must approve the issuance of Healtheon/WebMD common stock in the WebMD merger. Healtheon stockholders holding 60.4% of outstanding Healtheon common stock as of the record date have agreed to vote in favor of this proposal. Healtheon stockholders are entitled to cast one vote per share of Healtheon common stock owned as of September 20, 1999, the record date.

     A majority of the votes entitled to be cast by the following holders of WebMD's stock, each voting as separate voting groups, must vote in favor of the merger agreement and the WebMD merger:

     - common stock and Series A preferred stock, voting together

     - Series B common stock

     - Series C and E common stock, voting together

As a result of voting agreements that have been signed by WebMD directors, executive officers and affiliates and the conversion agreements that have been signed by holders of WebMD's preferred stock, the votes required to approve the merger are assured.

     For a more complete description of the vote required for approval of the WebMD merger see the sections entitled "Vote and quorum required" on page 46 and "Votes required; voting agreements; conversion agreements" on page 48.

TERMINATION OF THE WEBMD MERGER AGREEMENT

     The WebMD merger agreement may be terminated under limited circumstances.

     For a detailed description of the manner in which the WebMD merger agreement may be terminated, see the section entitled "Termination of the WebMD merger agreement" on page 90.

NO OTHER NEGOTIATIONS INVOLVING WEBMD

     WebMD agreed that until the completion of the WebMD merger or unless Healtheon consents in writing, WebMD and its subsidiaries will use commercially reasonable efforts not to solicit, or take other actions related to, any transaction other than the WebMD merger.

     For a detailed description of these limitations on WebMD's actions with respect to other transactions, see the sections entitled "No other negotiations involving WebMD," on page 87.

THE VOTING AND CONVERSION AGREEMENTS

     Healtheon stockholders, who collectively held approximately 60.4% of the outstanding Healtheon common stock as of the record date, entered into voting agreements requiring them to vote all of their shares in favor of the issuance of shares of Healtheon/WebMD common stock in the merger.

     Jeffrey T. Arnold, Finn Partners, Lucius E. Burch, III, Burch House, L.P., J.T. Arnold Enterprises LLLP, K. Robert Drauqhon, U. Bertram Ellis, Jr., J. Rex Fuqua, Fuqua Holdings I, L.P., S. Taylor Glover, Jouko J. Rissanen, STG Partners, LP, Glenn W. Sturm, Premiere Technologies, Inc., Microsoft and HBO & Company, each of whom are either directors, executive officers or affiliates of WebMD, entered into voting agreements in which they have agreed to vote their shares of common stock in favor of the merger and to convert any shares of WebMD preferred stock which they own into WebMD Series D common stock immediately prior to the effective time of the merger and conditioned upon the closing of the merger. Additional holders of WebMD preferred stock have entered into conversion agreements in which they have agreed that after the date of this proxy statement/prospectus and prior to November 1, 1999 either they will enter into voting agreements to cause their preferred stock to be converted into Series D common stock or their preferred stock will be automatically converted into Series D common stock as of the day prior to the record date. By virtue of these voting agreements, the required vote for the merger is assured. As a result of the conversion agreements and the voting agreements, each share of WebMD preferred stock will be converted into one share of Series D common stock prior to the effective time of the merger and, accordingly, into 1.796 shares of Healtheon/WebMD common stock in the merger.

     For a more complete description of the voting agreements, see the sections entitled "Healtheon stockholders' voting agreement" on page 93 and "WebMD stockholders' voting agreement and conversion agreement" on page 92.

THE MICROSOFT SHAREHOLDER AGREEMENT

     Microsoft Corporation has entered into a shareholder agreement with Healtheon. The shareholder agreement requires that Microsoft vote all of the shares of WebMD capital stock beneficially owned by it in favor of the merger and convert any shares of WebMD preferred stock which it owns into WebMD common stock immediately prior to the effective time of the merger and conditional upon its closing.

     As of the date of this proxy statement/prospectus, Microsoft beneficially owned 14,259,316 shares, including shares issuable upon exercise of warrants, of WebMD capital stock which represented approximately 33.3% of the outstanding WebMD capital stock.

THE MICROSOFT INVESTMENT AND STRATEGIC RELATIONSHIP

     Microsoft has acquired through a tender offer and purchases of WebMD preferred stock and has committed to purchase by the completion of the merger approximately 33.3% of WebMD for approximately $359.9 million. In connection with these purchases and the merger, Microsoft, Healtheon and WebMD have also agreed to expand Microsoft's strategic relationship with Healtheon/WebMD following the mergers. Microsoft will be entitled to nominate one member to the Healtheon/WebMD board of directors. In addition, Healtheon/WebMD and Microsoft will enter into revenue sharing arrangements. For a more complete description of the strategic relationship between Healtheon/WebMD and Microsoft after the mergers, see "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" beginning on page 78.

DIRECTORS AND EXECUTIVE OFFICERS OF HEALTHEON/WEBMD FOLLOWING THE WEBMD MERGER

     Following the merger, the board of directors of Healtheon/WebMD will consist of nine members, four designated by Healtheon, four designated by WebMD, and one designated by Microsoft. W. Michael Long, James H. Clark, L. John Doerr and William W. McGuire, MD, will serve as designees of Healtheon, Jeffrey T.

Arnold, Eric J. Gleacher, William P. Payne and U. Bertram Ellis, Jr. will serve as designees of WebMD, and Laura Jennings will serve as designee of Microsoft.

     Following the merger, Mr. Arnold, the current Chairman and Chief Executive Officer of WebMD, will be Chief Executive Officer and a director of Healtheon/WebMD; and Mr. Long, the current Chief Executive Officer of Healtheon, will be Chairman and Chief Operating Officer of Healtheon/WebMD.

OPINIONS OF HEALTHEON'S AND WEBMD'S FINANCIAL ADVISORS

     In deciding to approve the WebMD merger, Healtheon's board of directors considered an opinion from its financial advisors, Morgan Stanley & Co. Incorporated, as to the fairness of the exchange ratio from a financial point of view to Healtheon. In connection with the WebMD merger, WebMD's board considered the opinion of BancBoston Robertson Stephens Inc. as to the fairness, from a financial point of view, of the exchange ratio to the holders of WebMD common stock. The full text of the written opinions of the financial advisors are attached to the back of this document as Annex D and Annex E, and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Morgan Stanley is directed to the Healtheon board and the opinion of BancBoston Robertson Stephens is directed to the WebMD board, and these opinions do not constitute a recommendation as to how to vote to any stockholders with respect to any matter relating to the proposed merger.

ACCOUNTING TREATMENT OF THE WEBMD MERGER

     We intend to account for the WebMD merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the merger see the section entitled "Accounting treatment of the WebMD merger" on page 82.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE WEBMD MERGER

     When considering the recommendations of Healtheon's and WebMD's boards of directors, you should be aware that some Healtheon and WebMD directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - Mr. Arnold has agreed to waive any vesting of his unvested stock options granted under his employment agreement that would occur upon the completion of the merger. However, if Mr. Arnold is terminated other than for cause by Healtheon/WebMD following the merger, then all options granted to him pursuant to his employment agreement will immediately vest and become fully exercisable on the date of such termination.

     - Following the WebMD merger, Healtheon/ WebMD will expand its strategic relationship with Microsoft, a current stockholder of WebMD that will beneficially own approximately 16.0% of the Healtheon/ WebMD common stock on a fully diluted basis following the merger. Microsoft will also have the right to require Healtheon/WebMD to register for resale its Healtheon/WebMD common stock. For a more complete description of the Microsoft relationship, see the section entitled "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" on page 78.

     For a more complete description of the interests of related persons in the WebMD merger, see the section entitled "Interests of directors, officers and affiliates in the WebMD merger" on page 76.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE WEBMD MERGER

     The WebMD merger is subject to antitrust laws. Healtheon, WebMD, Jeffrey T. Arnold, Microsoft, Premiere Technologies and U. Bertram Ellis, Jr. have made the required filings with the Department of Justice and the Federal Trade Commission and the applicable waiting periods have expired or been terminated. The Department of Justice or the Federal Trade Commission, as

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

well as a foreign regulatory agency or government, state or private person, may challenge the WebMD merger at any time before or after its completion.

     For a more complete description of the antitrust approvals required in connection with the WebMD merger, see the section entitled "Regulatory filings and approvals required to complete the WebMD merger" on page 82.

RESTRICTIONS ON THE ABILITY TO SELL HEALTHEON/ WEBMD STOCK

     All shares of Healtheon/WebMD common stock received by WebMD stockholders in connection with the WebMD merger will be freely transferable unless the holder is considered an affiliate of either Healtheon or WebMD under the Securities Act of 1933.

     For a more complete description of transfer restrictions applicable to our affiliates, see the section entitled "Restrictions on sales of shares by affiliates of WebMD and Healtheon" on page 83.

MARKET PRICE INFORMATION

     Shares of Healtheon common stock are listed on the Nasdaq National Market. On May 19, 1999, the last full trading day prior to the public announcement of the proposed WebMD merger, Healtheon's common stock closed at $80.25 per share. On October 18, 1999, Healtheon's common stock closed at $35.31 per share. We urge you to obtain current market quotations. WebMD's capital stock is not publicly traded.

     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 145.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the WebMD merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of Morgan Stanley, which is attached as Annex D, and the opinion of BancBoston Robertson Stephens, which is attached as Annex E.

                       SUMMARY OF THE MEDE AMERICA MERGER

THE MEDE AMERICA MERGER

     In the merger, MEDE AMERICA will merge with a subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation in connection with the WebMD merger, and as a result MEDE AMERICA will become a subsidiary of Healtheon/WebMD. (See diagrams on page 13). This proxy statement/prospectus refers to Healtheon upon completion of the WebMD merger as Healtheon/WebMD and its common stock upon completion of the WebMD merger as Healtheon/WebMD common stock.

     The merger agreement is attached to this proxy statement/prospectus as Annex B. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on page 111.

     We believe the merger will provide Healtheon/WebMD with the opportunity to realize several benefits relating to the operations of the combined company. For a detailed description of these benefits, see the section entitled "MEDE AMERICA's reasons for the MEDE AMERICA merger" on page 98.

     The potential benefits of the merger may not be achieved. For a more complete description of the risks, see the sections entitled "Risk Factors" on page 31, and "MEDE AMERICA's reasons for the MEDE AMERICA merger" on page 98.

CONDITIONS TO COMPLETION OF THE MEDE AMERICA MERGER

     Healtheon's and MEDE AMERICA's respective obligations to complete the merger are subject to the satisfaction or waiver of closing conditions.

     If either Healtheon or MEDE AMERICA waives any conditions, these parties will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

     The MEDE AMERICA merger is not conditioned upon the completion of the WebMD merger or the Medcast merger.

     For a detailed description of the conditions to completion of the MEDE AMERICA merger, see the section entitled "Conditions to completion of the MEDE AMERICA merger" on page 114.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of MEDE AMERICA common stock must approve and adopt the merger agreement and approve the merger. MEDE AMERICA stockholders are entitled to cast one vote per share of MEDE AMERICA common stock owned as of October 1, 1999, the record date.

     MEDE AMERICA stockholders holding 47.4% of MEDE AMERICA common stock as of the record date have agreed to vote in favor of the merger. Directors and officers of MEDE AMERICA collectively beneficially owned approximately 53.6% of the outstanding MEDE AMERICA common stock as of the record date.

     For a more complete description of the vote required for approval of the merger see the section entitled "Vote and quorum required" on page 51.

TERMINATION OF THE MEDE AMERICA MERGER AGREEMENT

     The merger agreement may be terminated under limited circumstances at any time before the completion of the merger.

     For a detailed description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the MEDE AMERICA merger agreement" on page 115.

TERMINATION FEE

     If the merger agreement is terminated because MEDE AMERICA stockholders do not approve and adopt the merger agreement and approve the merger, or if the merger is not completed by December 15, 1999, MEDE AMERICA may be obligated to pay Healtheon a termination fee of $15 million. For MEDE AMERICA to become obligated to pay Healtheon the termination fee, an extraordinary transaction of the nature specified in the merger agreement involving MEDE AMERICA and a party other than Healtheon must be publicly proposed before the termination of the merger agreement. Furthermore, for the termination fee to become payable,

MEDE AMERICA must enter into an agreement for or complete an extraordinary transaction within 12 months following termination of the merger agreement.

     In addition, subject to qualifications, MEDE AMERICA will pay Healtheon a termination fee of $15 million if the merger agreement is terminated because MEDE AMERICA's board of directors fails to recommend that MEDE AMERICA stockholders approve and adopt the merger agreement and the merger or makes any recommendation or approval of extraordinary transactions involving MEDE AMERICA and a party other than Healtheon, such as a merger or a sale of significant assets.

     For a more complete description of the payment of the termination fee, see the section entitled "Payment of termination fee" on page 116.

NO OTHER NEGOTIATIONS INVOLVING MEDE AMERICA

     MEDE AMERICA agreed that until the completion of the merger or unless Healtheon consents in writing, MEDE AMERICA will not directly or indirectly take any specified actions with respect to any "acquisition proposal," as defined in the MEDE AMERICA merger agreement included as Annex B to this proxy statement/prospectus.

     However, notwithstanding these restrictions, MEDE AMERICA may, if necessary to comply with its fiduciary obligations under Delaware law and subject to other qualifications, furnish information and engage in discussions or negotiations in response to unsolicited proposals for business combinations and acquisitions which the board of directors of MEDE AMERICA determines, in its reasonable judgement, to be more favorable to MEDE AMERICA than the terms of the merger with Healtheon.

     MEDE AMERICA has agreed to promptly inform Healtheon as to any acquisition proposal, request for non-public information or inquiry which MEDE AMERICA believes would lead to an acquisition proposal. MEDE AMERICA has agreed to inform Healtheon of the status and details of any acquisition proposal.

     For a more complete description of these limitations on MEDE AMERICA's actions with respect to an acquisition proposal, see the section entitled "No other negotiations involving MEDE AMERICA," on page 112.

THE VOTING AGREEMENT

     MEDE AMERICA stockholders Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership, who collectively held 47.4% of the MEDE AMERICA common stock as of the record date, entered into a voting agreement with Healtheon. The voting agreement requires these MEDE AMERICA stockholders to vote all shares of MEDE AMERICA common stock beneficially owned by them in favor of the approval and adoption of the merger agreement and approval of the merger.

     For a more complete description of the voting agreement see the section entitled "MEDE AMERICA voting agreement" on page 118.

THE REGISTRATION RIGHTS AGREEMENT

     MEDE AMERICA stockholders Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership entered into a registration rights agreement with Healtheon. The registration rights agreement gives these MEDE AMERICA stockholders the right to have the shares they receive in the merger registered with the Securities and Exchange Commission. Each of these MEDE AMERICA stockholders has similar rights associated with the shares of MEDE AMERICA common stock it holds.

     For a more complete description of the registration rights agreement see the section entitled "MEDE AMERICA registration rights agreement" on page 118.

OPINION OF MEDE AMERICA'S FINANCIAL ADVISOR

     In connection with the MEDE AMERICA merger, the MEDE AMERICA board received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. The full text of Salomon Smith Barney's written opinion is attached to the back of this document as Annex F, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney's opinion is directed to the MEDE AMERICA board and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

ACCOUNTING TREATMENT OF THE MEDE AMERICA MERGER

     We intend to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the merger, see the section entitled "Accounting treatment of the MEDE AMERICA merger" on page 109.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MEDE AMERICA MERGER

     When considering the recommendations of MEDE AMERICA's board of directors, you should be aware that some of the MEDE AMERICA directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will have the right to jointly select one nominee to the Healtheon/WebMD board of directors after the merger so long as they continue to hold in excess of 25% of the shares they receive in the merger. William Blair & Co., L.L.C. has waived its right to participate in the selection of a nominee to the Healtheon/WebMD board. Thomas McInerney and Anthony de Nicola are directors of MEDE AMERICA and are also general partners of Welsh, Carson, Anderson & Stowe. Timothy Murray is a director of MEDE AMERICA and is also a principal of William Blair & Co., L.L.C.

     - Funds affiliated with Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will receive registration rights for the Healtheon/WebMD shares they receive in the merger. Thomas McInerney and Anthony de Nicola are directors of MEDE AMERICA and are also general partners of Welsh, Carson, Anderson & Stowe. Timothy Murray is a director of MEDE AMERICA and is also a principal of William Blair & Co., L.L.C.

     - Medic Computer Systems, Inc. holds a warrant to purchase 1,250,000 shares of MEDE AMERICA common stock that would vest at the time the merger is completed. One of the members of the MEDE AMERICA board of directors, Alan Winchester, sits as the designee of Medic.

     For a more complete description of the interests of persons in the merger, see the section entitled "Interests of directors, officers and affiliates in the MEDE AMERICA merger" on page 105.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MEDE AMERICA MERGER

     The MEDE AMERICA merger is subject to antitrust laws. Healtheon, MEDE AMERICA and the applicable stockholders of MEDE AMERICA have made the required filings with the Department of Justice and the Federal Trade Commission and the applicable waiting periods have expired. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

     For a more complete description of the antitrust approvals required in connection with the merger see the section entitled "Regulatory filings and approvals required to complete the MEDE AMERICA merger" on page 109.

RESTRICTIONS ON THE ABILITY TO SELL HEALTHEON/ WEBMD STOCK

     All shares of Healtheon common stock received by MEDE AMERICA stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Healtheon/WebMD or MEDE AMERICA under the Securities Act of 1933.

     For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "Restrictions on sales of shares by affiliates of MEDE AMERICA and Healtheon" on page 110.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of both Healtheon common stock and MEDE AMERICA common stock are listed on the Nasdaq National Market. On April 20, 1999, the last full trading day prior to the public announcement of the merger, Healtheon's common stock closed at $45.72 per share, and MEDE AMERICA's common stock closed at $22.06 per share. On October 18, 1999, Healtheon's common stock closed at $35.31 per share, and MEDE AMERICA's common stock closed at $22.06 per share. We urge you to obtain current market quotations.

     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 145.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex B, and the opinion of Salomon Smith Barney, which is attached as Annex F.

                         SUMMARY OF THE MEDCAST MERGER

THE MEDCAST MERGER

     In the merger, Medcast will merge with a subsidiary of Healtheon/WebMD, and as a result Medcast will become a subsidiary of Healtheon/ WebMD. (See diagrams on page 13.) This proxy statement/prospectus refers to Healtheon upon completion of the WebMD merger as Healtheon/ WebMD and its common stock upon completion of the WebMD merger as Healtheon/WebMD common stock.

     The merger agreement is attached to this proxy statement/prospectus as Annex C. We encourage you to read it carefully. The merger agreement is more fully discussed on page 137.

     We believe the merger will provide Healtheon/WebMD with the opportunity to realize several benefits relating to the operations of the combined company. For a detailed description of these benefits, see the section entitled "Medcast's reasons for the Medcast merger" on page 121.

     The potential benefits of the merger may not be achieved. For a more complete description of the risks, see the sections entitled "Risk Factors" on page 31, and "Medcast's reasons for the Medcast merger" on page 121.

CONDITIONS TO COMPLETION OF THE MEDCAST MERGER

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of conditions.

     The Medcast merger is not conditioned upon the completion of the MEDE AMERICA merger.

     For a detailed description of the conditions to completion of the Medcast merger, see the section entitled "Conditions to completion of the Medcast merger" on page 141.

VOTE REQUIRED FOR APPROVAL

     The merger agreement must be approved and adopted, and the merger must be approved, by the holders of a majority of the outstanding shares of:

     - Medcast common stock, Series B preferred stock and Series C preferred stock, voting together

     - Medcast Series A preferred stock voting as a separate group

     Holders of Medcast common stock are entitled to cast one vote per share of Medcast common stock held as of October 19, 1999, the record date. Holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are entitled to cast one vote per share of common stock into which the preferred stock held as of the record date is convertible.

     Medcast stockholders holding approximately 72.4% of Medcast common stock, including common stock issuable upon conversion of all outstanding shares of Series B preferred stock, as of the record date have agreed to vote in favor of the merger. Directors and executive officers of Medcast collectively beneficially owned approximately 66.1% of the outstanding Medcast common stock as of the record date, assuming conversion of all outstanding shares of preferred stock.

     Medcast stockholders holding approximately 56.8% of the outstanding Series A preferred stock as of the record date have agreed to vote in favor of the merger. Directors and executive officers of Medcast collectively beneficially owned approximately 59.1% of the outstanding Series A preferred stock as of the record date.

     For a more complete description of the vote required for approval of the merger see the section entitled "Vote and quorum required; voting agreements" on page 54.

TERMINATION OF THE MEDCAST MERGER AGREEMENT

     The merger agreement may be terminated under limited circumstances at any time prior to the merger.

     For a detailed description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Medcast merger agreement" on page 142.

NO OTHER NEGOTIATIONS INVOLVING MEDCAST

     Medcast agreed not to directly or indirectly take any specified actions with respect to any acquisition proposal.

     Medcast has agreed to promptly inform Healtheon and WebMD as to any acquisition proposal, or request for non-public information or inquiry which Medcast believes would lead to an acquisition proposal. Medcast has also agreed to inform Healtheon and WebMD of the status and details of any acquisition proposal.

     For a more complete description of the limitations on Medcast's actions with respect to an acquisition proposal, see the section entitled "No other negotiations involving Medcast" on page 138.

THE VOTING AGREEMENTS

     Medcast stockholders Medcast Networks, L.P., Stephens Group, Inc., Noro-Moseley Partners IV, L.P., Noro-Moseley Partners IVB, L.P., Richland Ventures, L.P. and Richland Ventures II, L.P. have entered into voting agreements with Healtheon and WebMD which require them to vote in favor of the merger. These stockholders have sufficient votes to approve the merger under Delaware law and Medcast's certificate of incorporation.

     For a more complete description of the voting agreements see the section entitled "Medcast voting agreements" on page 144.

THE ESCROW ARRANGEMENT

     Ten percent of the shares of Healtheon/ WebMD common stock and cash, other than cash received instead of fractional shares of Healtheon/WebMD common stock, to be received in the merger by stockholders of Medcast will be delivered to an escrow agent. These shares and cash will be subject to indemnification claims by Healtheon/WebMD for breaches of the merger agreement by Medcast, and will be held in escrow for one year, plus any additional periods necessary to resolve claims existing at that time. Healtheon/WebMD will have a claim for indemnification against the shares and cash in escrow to the extent that the aggregate amount of all its losses, expenses, liabilities and other damages arising out of breaches of the merger agreement by Medcast exceed $500,000.

     For a more complete description of the escrow arrangement, see the section entitled "Escrow and indemnification of Healtheon/WebMD" on page 139.
OPINION OF MEDCAST'S FINANCIAL ADVISOR

     In connection with the merger, the Medcast board received a written opinion from Hambrecht & Quist LLC as to the fairness, from a financial point of view, of the consideration to be received by the holders of Medcast capital stock in the merger. The full text of Hambrecht & Quist's written opinion dated June 30, 1999 is attached to this proxy statement/prospectus as Annex G. It should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Hambrecht & Quist's opinion is directed to the Medcast board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger.

DEVELOPMENT STAGE COMPANY

     Medcast is a development stage company which has not generated significant revenue. Medcast has not developed a model to generate revenue as a stand alone entity. For a more complete description of Medcast, see "Information regarding Medcast" on page 306.

ACCOUNTING TREATMENT OF THE MEDCAST MERGER

     We intend to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the merger see the section entitled "Accounting treatment of the Medcast merger" on page 133.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MEDCAST MERGER

     When considering the recommendation of Medcast's board of directors, you should be aware that certain directors and executive officers of Medcast have interests in the merger different from, or in addition to, yours.

     For a detailed description of the interests of related parties in the merger, see the section entitled "Interests of directors, officers and affiliates in the Medcast merger" on page 125.

RESTRICTIONS ON THE ABILITY TO SELL HEALTHEON/ WEBMD STOCK

     All shares of Healtheon/WebMD common stock received by Medcast stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Healtheon/WebMD or Medcast under the Securities Act.

     For a complete description of transfer restrictions applicable to our affiliates, see the section entitled "Restrictions on sales of shares by affiliates of Medcast and Healtheon/WebMD" on page 134.

MARKET PRICE INFORMATION

     Shares of Healtheon common stock are listed on the Nasdaq National Market. On June 30, 1999, the last full trading day prior to the public announcement of the proposed Medcast merger, Healtheon's common stock closed at $77.00 per share. On October 18, 1999, Healtheon's common stock closed at $35.31 per share. We urge you to obtain current market quotations. Medcast's capital stock is not publicly traded.

     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 145.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger agreement. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex C, and the opinion of Hambrecht & Quist, which is attached as Annex G.

              SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

     The following selected historical financial data of Healtheon, WebMD, MEDE AMERICA and Medcast have been derived from their respective historical financial statements, and should be read in conjunction with those financial statements and the related notes which are included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data of Healtheon, WebMD, MEDE AMERICA and Medcast are derived from the unaudited pro forma condensed combined financial information, which gives effect to the transactions as purchases, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this prospectus/proxy statement.

     For pro forma purposes, Healtheon's historical statement of operations for the year ended December 31, 1998, WebMD's statement of operations for the year ended December 31, 1998, after giving effect to the acquisition of Sapient Health Network, Inc. and Direct Medical Knowledge, Inc., MEDE AMERICA's statement of operations for the twelve months ended December 31, 1998, after giving effect to the acquisition of Healthcare Interchange, Inc., and Medcast's historical statement of operations for the twelve months ended December 31, 1998 have been combined to give effect to the mergers as if they had occurred on January 1, 1998. Healtheon's historical statement of operations for the six months ended June 30, 1999, WebMD's historical statement of operations for the six months ended June 30, 1999, MEDE AMERICA's historical statement of operations for the six months ended June 30, 1999 and Medcast's historical statement of operations for the six months ended June 30, 1999 have been combined to give effect to the mergers as if they had occurred on January 1, 1999.

     The unaudited pro forma combined condensed balance sheet data assumes that the WebMD, MEDE AMERICA and Medcast mergers took place as of June 30, 1999 and combine Healtheon's, WebMD's, MEDE AMERICA's and Medcast's historical balance sheets at that date.

     The total estimated purchase prices of the WebMD, MEDE AMERICA and Medcast mergers have been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess over the net tangible assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the mergers, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined companies.

                 HEALTHEON'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                         JUNE 30,
                           ------------------------------------------------------    --------------------
                             1998        1997        1996       1995       1994        1999        1998
                           --------    --------    --------    -------    -------    --------    --------
                                                                                         (UNAUDITED)
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
Revenues.................  $ 48,838    $ 13,390    $ 11,013    $ 2,175    $   190    $ 40,253    $ 20,653
Loss from operations.....   (53,948)    (25,423)    (16,541)    (3,936)    (3,118)    (37,316)    (21,827)
Net loss applicable to
  common stockholders....   (54,048)    (28,005)    (18,606)    (4,458)    (3,426)    (36,134)    (22,331)
Basic and diluted net
  loss per common
  share..................     (1.54)      (3.88)      (2.83)     (0.85)                 (0.55)      (1.27)
Shares used in computing
  basic and diluted net
  loss per common
  share..................    34,987       7,223       6,583      5,246                 66,286      17,632

                                                          AS OF DECEMBER 31,
                                         ----------------------------------------------------    JUNE 30,
                                          1998       1997        1996       1995       1994        1999
                                         -------    -------    --------    -------    -------   -----------
                                                                                                (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..........................  $36,817    $21,804    $  7,539    $ 9,386    $ 4,186    $ 47,353
Working capital........................   27,934     14,790       2,505      7,244      4,226      37,796
Total assets...........................   79,940     53,747      34,407     10,801      5,379     108,028
Long-term obligations, net of current
  portion..............................    2,984        932       1,210         --         63       2,609
Convertible redeemable preferred
  stock................................       --     50,948      39,578     16,029      7,919          --
Total stockholders' equity (net capital
  deficiency)..........................   59,413     (9,930)    (14,553)    (7,698)    (2,838)     81,773

                   WEBMD'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                PERIOD FROM
                                                                                 INCEPTION
                                                                                 (APRIL 21,     SIX MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,            1994) TO          JUNE 30,
                                        -------------------------------------   DECEMBER 31,   ------------------
                                          1998      1997      1996      1995        1994         1999      1998
                                        --------   -------   -------   ------   ------------   --------   -------
                                                                                (UNAUDITED)       (UNAUDITED)
HISTORICAL STATEMENTS OF OPERATIONS
  DATA:
Revenues..............................  $    408   $    --   $    --   $   --      $   --      $  4,406   $    --
Loss from operations..................   (23,036)   (2,594)       --       --          --       (90,918)   (4,520)
Loss from continuing operations.......   (23,175)   (3,319)       --       --          --       (89,376)   (4,824)
Net loss applicable to common
  stockholders........................   (18,546)   (4,349)   (1,682)     (39)        (40)     (229,195)   (6,058)
Net loss per share -- continuing
  operations..........................     (2.08)    (0.40)       --
Basic and diluted net loss per common
  share...............................     (1.52)    (0.52)    (0.64)   (0.04)      (0.04)       (17.78)    (0.53)
Shares used in computing basic and
  diluted net loss per common share...    12,196     8,300     2,612    1,000       1,000        12,889    11,436

                                                 AS OF DECEMBER 31,
                                         -----------------------------------                    JUNE 30,
                                          1998       1997      1996     1995       1994           1999
                                         -------    ------    ------    ----    -----------    -----------
                                                                                (UNAUDITED)    (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 6,226    $2,696    $   --    $ --       $ --         $237,835
Working capital........................    4,313     2,532        --      --         --          302,971
Total assets...........................   18,245     9,190     3,497     638        213          591,448
Long-term obligations, net of current
  portion..............................       --     2,965        --      --         --              271
Total stockholders' equity (net capital
  deficiency)..........................    5,286     3,036       558     (32)       (31)         574,504

               MEDE AMERICA'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED JUNE 30,
                                                 -------------------------------------------------------
                                                  1999        1998        1997        1996        1995
                                                 -------    --------    --------    --------    --------
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues.......................................  $55,213    $ 42,290    $ 35,279    $ 31,768    $ 16,246
Income (loss) from operations..................    2,271      (1,382)     (8,165)    (18,340)    (16,342)
Loss before extraordinary item.................     (948)     (5,035)     (8,833)    (19,330)    (16,601)
Net loss applicable to common stockholders.....   (4,011)     (7,435)    (11,233)    (21,730)    (16,628)
Basic and diluted net loss per common share:
Loss before extraordinary item.................    (0.28)      (1.31)      (2.07)      (4.14)      (3.17)
Net income (loss) applicable to common
  stockholders.................................    (0.47)      (1.31)      (2.07)      (4.14)      (3.17)
Shares used in computing basic and diluted net
  loss per common share........................    8,615       5,679       5,425       5,245       5,238

                                                                     AS OF JUNE 30,
                                                 -------------------------------------------------------
                                                  1999        1998        1997        1996        1995
                                                 -------    --------    --------    --------    --------
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents......................  $ 4,119    $  2,950    $  1,919    $  2,639    $  8,554
Working capital (deficit)......................   11,206       2,345      (2,567)     (4,207)        504
Total assets...................................   78,709      59,394      48,090      43,031      59,511
Long-term debt, including current portion......    5,136      41,324      25,161      11,601       5,805
Redeemable cumulative preferred stock..........       --      31,223      28,823      26,423      24,023
Total stockholders' equity (net capital
  deficiency)..................................   63,665     (24,692)    (17,438)     (8,472)     12,942

                  MEDCAST'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED         SIX MONTHS ENDED
                                                                 DECEMBER 31,             JUNE 30,
                                                              -------------------    -------------------
                                                                1998       1997        1999       1998
                                                              --------    -------    --------    -------
                                                                                         (UNAUDITED)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $     --    $    --    $     48    $    --
Loss from operations........................................   (14,657)    (1,960)    (18,832)    (3,302)
Net loss applicable to common stockholders..................   (18,535)    (1,960)    (77,195)    (3,556)
Basic and diluted net loss per common share.................     (9.72)     (1.11)     (40.66)     (1.86)
Shares used in computing basic and diluted net loss per
  common share..............................................     1,906      1,762       1,899      1,916

                                                              AS OF DECEMBER 31,
                                                              -------------------     JUNE 30,
                                                                1998       1997         1999
                                                              --------    -------    -----------
                                                                                     (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  8,273    $    34     $ 10,628
Working capital (deficit)...................................     5,365     (1,959)       5,497
Total assets................................................    11,259         63       14,624
Long-term debt, including current portion...................       372         --          988
Redeemable preferred stock..................................    26,591         --       85,130
Total stockholders' equity (net capital deficiency).........   (18,901)    (1,929)     (76,451)

                  HEALTHEON/WEBMD SELECTED UNAUDITED PRO FORMA
                      CONDENSED COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED
                                                              DECEMBER 31,   SIX MONTHS ENDED
                                                                  1998        JUNE 30, 1999
                                                              ------------   ----------------
                                                              (UNAUDITED)      (UNAUDITED)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $   102,587      $    74,940
Loss from operations........................................   (1,322,849)        (741,458)
Net loss applicable to common stockholders..................   (1,325,819)        (880,888)
Basic and diluted net loss per common share.................       (12.10)           (6.25)
Shares used in computing basic and diluted net loss per
  common share..............................................      109,566          140,865

                                                                 AS OF
                                                               JUNE 30,
                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  432,603
Working capital.............................................     400,688
Total assets................................................   4,602,528
Long-term obligations, net of current portion...............       8,638
Total stockholders' equity..................................   4,448,840

------------------------

(1) For detailed information see "Unaudited pro forma condensed combined financial information" on pages 146 through 179.

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following table sets forth:

     (1) historical net loss per share and historical net tangible book value per share data of Healtheon

     (2) historical net loss per share and historical net tangible book value per share of WebMD

     (3) historical net loss per share and historical net tangible book value per share data of MEDE AMERICA

     (4) historical net loss per share and historical net tangible book value per share data of Medcast

     (5) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of Healtheon/WebMD after giving effect to the WebMD merger, the MEDE AMERICA merger and the Medcast merger

     (6) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of Healtheon/WebMD after giving effect to the WebMD merger and the MEDE AMERICA merger

     (7) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share of Healtheon/WebMD after giving effect to the WebMD merger and the Medcast merger

     (8) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share of Healtheon/WebMD after giving effect to the WebMD merger

     (9) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of Healtheon after giving effect to the MEDE AMERICA merger

     The information in the table should be read in conjunction with the historical financial statements of Healtheon, WebMD, MEDE AMERICA and Medcast and the related notes incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the mergers been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                        HISTORICAL
                                                          ---------------------------------------
                                                                                 MEDE
                                                          HEALTHEON    WEBMD    AMERICA   MEDCAST
                                                             (1)        (2)       (3)       (4)
                                                          ---------   -------   -------   -------
Net loss per share -- basic and diluted for the:

 Year Ended December 31, 1998...........................   $(1.54)    $ (1.52)  $(1.16)   $ (9.72)

 Equivalent pro forma net loss per share for the year ended December 31, 1998:

 WebMD..................................................

 MedE America...........................................

 Medcast................................................

 Six Months Ended June 30, 1999.........................    (0.55)     (17.78)   (0.06)    (40.66)

 Equivalent pro forma net loss per share for the six months ended June 30, 1999:

 WebMD..................................................

 MedE America...........................................

 Medcast................................................

Book value per share at June 30, 1999...................     0.84       11.87     1.17     (63.38)

Equivalent pro forma book value per share at June 30, 1999:

 WebMD..................................................

 MedE America...........................................

 Medcast................................................

                                                                PRO FORMA CONDENSED COMBINED OF HEALTHEON/WEBMD
                                                                                   INCLUDING:
                                                          ------------------------------------------------------------
                                                          HEALTHEON
                                                            WEBMD     HEALTHEON
                                                            MEDE        WEBMD     HEALTHEON                HEALTHEON
                                                           AMERICA      MEDE        WEBMD     HEALTHEON       MEDE
                                                           MEDCAST     AMERICA     MEDCAST      WEBMD       AMERICA
                                                             (5)         (6)         (7)         (8)          (9)
                                                          ---------   ---------   ---------   ---------   ------------
Net loss per share -- basic and diluted for the:
 Year Ended December 31, 1998...........................   $(12.10)    $(11.92)    $(11.83)    $(11.63)      $(4.28)
 Equivalent pro forma net loss per share for the year
   ended December 31, 1998:
 WebMD..................................................    (21.73)     (21.41)     (21.25)     (20.88)         N/A
 MedE America...........................................     (7.98)      (7.86)        N/A         N/A        (2.82)
 Medcast................................................     (6.63)        N/A       (6.49)        N/A          N/A
 Six Months Ended June 30, 1999.........................     (6.25)      (6.10)      (6.27)      (6.03)       (1.31)
 Equivalent pro forma net loss per share for the six
   months ended June 30, 1999:
 WebMD..................................................    (11.23)     (10.96)     (11.13)     (10.84)         N/A
 MedE America...........................................     (4.12)      (4.02)        N/A         N/A        (0.86)
 Medcast................................................     (3.43)        N/A       (3.40)        N/A          N/A
Book value per share at June 30, 1999...................      4.49        4.63        4.84        4.99         0.64
Equivalent pro forma book value per share at June 30,
 1999:
 WebMD..................................................      8.07        8.32        8.70        8.97          N/A
 MedE America...........................................      2.96        3.05         N/A         N/A         0.42
 Medcast................................................      2.46         N/A        2.65         N/A          N/A

-------------------------
- Historical net tangible book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

- The pro forma condensed combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of Healtheon/WebMD common stock which would have been outstanding had the mergers been consummated as of June 30, 1999.

- The WebMD equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock.

- The MEDE AMERICA equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock.

- The Medcast equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the following expected exchange ratios of shares of Healtheon/WebMD common stock for each share of Medcast capital stock:

     - between 0.3238 and 0.5140 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast common stock, after conversion of any shares of Series B preferred stock

     - between 0.5470 and 0.7882 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast Series A preferred stock

     - 0.9596 of a share of Healtheon/WebMD common stock and approximately $6.00 in cash in exchange for each share of Medcast Series C preferred stock

                                  RISK FACTORS

     The mergers involve a high degree of risk. By voting in favor of the WebMD merger, the MEDE AMERICA merger or the Medcast merger, you will be choosing to invest in Healtheon common stock, which is referred to upon completion of the WebMD merger as Healtheon/WebMD common stock. An investment in Healtheon/WebMD common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the mergers.

HEALTHEON, WEBMD, MEDE AMERICA AND MEDCAST HAVE INCURRED AND HEALTHEON/WEBMD WILL CONTINUE TO INCUR SUBSTANTIAL LOSSES

     Healtheon began operations in January 1996 and has incurred net losses from operations in each fiscal period since its inception. WebMD commercially launched its Internet-based services in October 1998 and has incurred net losses from operations since that time. MEDE AMERICA was formed in March 1995 and has incurred net losses from operations in each fiscal period since its inception. Medcast was formed in January 1997 and has incurred net losses from operations in each fiscal period since its inception. As of March 31, 1999, the four companies combined had accumulated losses of approximately $308 million. In addition, Healtheon/WebMD currently intends to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing in order to extend its services to a growing number of potential customers and partners.

     If the WebMD merger, the MEDE AMERICA merger or the Medcast merger occurs, the purchase price of these acquisitions will be amortized over the useful life of the tangible and intangible assets. We currently anticipate that this amortization will cause Healtheon/WebMD to incur significant net losses for the next several years. We expect that Healtheon/WebMD will incur increasing net operating losses and negative cash flows for the foreseeable future and may never be profitable.

THE BUSINESS OF PROVIDING SERVICES OVER THE INTERNET IS DIFFICULT TO EVALUATE AND THE HEALTHEON/WEBMD BUSINESS MODEL IS UNPROVEN

     Because each of Healtheon, WebMD, MEDE AMERICA and Medcast recently began operations, it is difficult to evaluate their businesses and prospects. Healtheon/WebMD's revenue and income potential is unproven and its business model is emerging. Healtheon/WebMD's pro forma historical financial information is of limited value in projecting future operating results because of no operating history as a combined organization and the emerging nature of its markets. Healtheon/WebMD will initially derive a substantial portion of its revenue from non-Internet network services, from development and consulting services and from managing and operating its customers' information technology infrastructures. Healtheon/WebMD may never achieve favorable operating results or profitability.

HEALTHEON/WEBMD'S QUARTERLY OPERATING RESULTS MAY VARY, WHICH COULD AFFECT THE MARKET PRICE OF ITS COMMON STOCK

     Fluctuations in Healtheon/WebMD's quarterly results could adversely affect the market price of Healtheon/WebMD's common stock in a manner unrelated to its long-term operating performance. Healtheon/WebMD expects to increase activities and spending in substantially all operational areas and will base its expense levels in part upon its expectations concerning future revenue and these expense levels will be relatively fixed in the short-term. If it has lower revenue, Healtheon/WebMD may not be able to reduce its spending in the short-term in response. Any shortfall in revenue would have a direct impact on Healtheon/WebMD's results of operations. For these and other reasons, Healtheon/WebMD may not meet the earnings estimates of securities analysts or investors and its stock price could suffer.

HEALTHEON/WEBMD'S FUTURE RESULTS OF OPERATIONS MAY MATERIALLY DIFFER FROM THOSE PROJECTED IN THE PRO FORMA ACCOUNTING PRESENTATION

     Healtheon/WebMD has allocated the total estimated purchase price for WebMD, MEDE AMERICA and Medcast on a preliminary basis to assets and liabilities based on Healtheon/WebMD's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material to Healtheon/WebMD's future results of operations.

HEALTHEON/WEBMD WILL INCUR SIGNIFICANT BRANDING AND ADVERTISING EXPENSE TO ACQUIRE SUBSCRIBERS AND PROMOTE ITS SERVICES AND THIS EXPENSE MAY EXCEED THE REVENUES IT GENERATES

     Healtheon/WebMD intends to use a significant portion of the proceeds from recent sales of WebMD capital stock and issue additional capital stock to fund branding and advertising, including promotional arrangements. Healtheon/WebMD does not know whether it will generate sufficient revenue from subscribers obtained through current or future promotional arrangements to offset the cost of promotions. Agreements and branding and advertising arrangements with strategic partners often require payments in various forms, including royalties, license fees and other significant guaranteed amounts on a per subscriber or a minimum dollar amount basis over terms ranging from one to three years. Some of these payments must be made whether or not Healtheon/WebMD ever uses services under these agreements. Healtheon/ WebMD must also fund some of the rebates and costs that its strategic partners offer and incur in connection with the promotion of WebMD. Promotional arrangements currently require, and future arrangements may require, Healtheon/WebMD to pay amounts that can be recouped only if subscribers maintain and use a subscription and pay all required subscription fees for an extended period of time. WebMD estimates that as of June 30, 1999, it was committed to make the following aggregate payments under its strategic agreements:

                           PERIOD                                AMOUNT
                           ------                             -------------
July - December 1999........................................  $37.3 million
2000........................................................   72.5 million
2001........................................................   78.3 million
2002........................................................   40.4 million
2003........................................................   34.4 million

HEALTHEON/WEBMD'S ABILITY TO GENERATE REVENUES WILL SUFFER IF IT DOES NOT QUICKLY EXPAND ITS SUITE OF APPLICATIONS

     Healtheon currently offers a limited number of applications on its platform and many of WebMD's service offerings are not fully developed or launched. Healtheon/WebMD must quickly introduce new applications and services, such as site-wide search capability on its web site, secure e-mail services, online laboratory test results and ordering and streaming audio and video features. If Healtheon/WebMD cannot improve the functionality of the suite of WebMD Internet applications and successfully launch these services in a timely manner, it will not be able to retain subscribers whose subscriptions are initially paid for by Healtheon/WebMD's strategic partners once those subscribers are required to pay for their subscriptions themselves or to attract other subscribers who will pay for their subscriptions. WebMD expects that its advertising and sponsorship revenues will be dependent on the level of usage of its services by subscribers, and believes that levels of usage will not increase unless it improves functionality. Healtheon/WebMD will not have the internal resources and specialized healthcare expertise to develop all these applications and services independently. Consequently, it must rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop these applications and services. Each of Healtheon/WebMD's applications, regardless of how it was developed, must be integrated and customized to operate with existing customer legacy computer systems and Healtheon/WebMD's platform. Developing, integrating and customizing these applications and services will be time consuming, and these applications and services may never achieve market acceptance, which could also cause Healtheon/ WebMD's business to suffer.

HEALTHEON/WEBMD WILL BE DEPENDENT ON STRATEGIC RELATIONSHIPS TO GENERATE SOME OF ITS REVENUE

     Healtheon/WebMD's ability to generate revenues will suffer if it cannot establish and maintain strategic relationships

     Healtheon/WebMD must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. Currently, Healtheon receives a significant amount of its revenues from four strategic partners. UnitedHealth Group, SmithKline Labs, which was recently acquired by Quest Diagnostics, Inc., Brown & Toland and Beech Street each accounted for more than 10% of Healtheon's revenues for the six months ended June 30, 1999, and together accounted for approximately 81.6% of Healtheon's revenues for the same time period. On a pro forma basis after giving effect to the mergers with WebMD, MEDE AMERICA and Medcast, these four strategic partners would together account for approximately 43.9% of Healtheon/WebMD's pro forma revenues for the six months ended June 30, 1999. For a more complete description of Healtheon's strategic relationships, see the section entitled "Healtheon's business -- Strategic relationships" beginning on page 206. DuPont and Premiere Technologies each accounted for more than 10% of WebMD's revenues for the six months ended June 30, 1999. For a more complete description of WebMD's strategic relationships, see the section entitled "WebMD's business -- Strategic relationships" beginning on page 248. Healtheon/WebMD expects that its strategic alliances with UnitedHealth Group, SmithKline Labs, Brown & Toland, Beech Street, DuPont and Microsoft may provide significant revenues to Healtheon/WebMD in the future. These relationships are critical to Healtheon/WebMD's success because Healtheon/WebMD believes that these relationships will provide additional subscribers to WebMD and will generate acceptance of Healtheon/WebMD's platform, applications and services. Healtheon/WebMD may not be able to establish commercial acceptance of its platform, applications and services unless it maintains these existing strategic relationships, and establishes and maintains additional strategic relationships.

     Healtheon/WebMD has limited experience with strategic partners

     To date, Healtheon, WebMD, MEDE AMERICA and Medcast have established only a limited number of strategic relationships and these relationships are in the early stages of development. These companies have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants.

     Healtheon/WebMD may compete with potential strategic partners

     Entering into strategic relationships in the future is complicated because some of Healtheon's, WebMD's, MEDE AMERICA's and Medcast's current and future strategic partners may decide to compete with Healtheon/WebMD and some strategic relationships may put Healtheon/WebMD in competition with existing strategic partners or customers. In addition, Healtheon/WebMD may not be able to maintain or establish relationships with key participants in the healthcare and Internet industries if Healtheon, WebMD, MEDE AMERICA or Medcast has established relationships with competitors of these key participants. Consequently, it is important that Healtheon/WebMD is perceived as independent of any particular strategic partner or customer. Moreover, many potential partners may resist working with Healtheon/WebMD until its applications and services have been successfully introduced and have achieved market acceptance.

     Healtheon/WebMD has granted exclusive rights to strategic partners

     Exclusive rights that WebMD has granted to market its services in the infertility, obstetrics, gynecology, cardiology, orthopaedics, cardiothoracic markets, and its agreement not to market through some competitors of its strategic partners, may limit Healtheon/WebMD's ability to fully penetrate these markets, and to enter into strategic relationships with other strategic partners.

HEALTHEON/WEBMD'S ABILITY TO GENERATE REVENUES WILL SUFFER IF IT CANNOT RETAIN SUBSCRIBERS

     Healtheon/WebMD expects to generate a significant portion of its revenues from subscriptions, primarily from revenues generated from Microsoft's and DuPont's sponsorship of WebMD subscriptions. Healtheon/WebMD must retain subscribers in order to generate subscription revenues. In addition, Healtheon/WebMD's ability to generate advertising and sponsorship revenues and transaction revenues will be dependent on the number of subscribers and level of usage by those subscribers. Healtheon/WebMD cannot guarantee that it will be able to retain existing subscribers. In particular, Healtheon/WebMD cannot guarantee that it will retain subscribers whose subscriptions are initially paid for by Healtheon/WebMD's strategic partners once those subscribers are required to pay for their subscriptions themselves or that these subscribers will actually use its services.

HEALTHEON/WEBMD WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING HEALTHEON, WEBMD, MEDE AMERICA AND MEDCAST

     The mergers involve risks related to the integration and management of acquired technology, operations and personnel. The integration of Healtheon, WebMD, MEDE AMERICA and Medcast will be a complex, time consuming and expensive process and may disrupt Healtheon/WebMD's business if not completed in a timely and efficient manner. Following the mergers, Healtheon/WebMD must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. Healtheon/WebMD may encounter substantial difficulties, costs and delays involved in integrating the operations of Healtheon, WebMD, MEDE AMERICA and Medcast, including:

     - potential incompatibility of business cultures

     - perceived adverse changes in business focus

     - potential conflicts in sponsor, advertising or strategic relationships

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns

     Following the completion of the mergers, Healtheon/WebMD intends to develop and launch an integrated web site and product offering that utilizes the majority of the companies' products and services, including Healtheon's Internet-based information and transaction platform, WebMD's brand awareness, marketing strategy and strategic relationships, MEDE AMERICA'S base of healthcare providers and payer institutions and Medcast's daily medical news. Healtheon/WebMD cannot guarantee that the integrated web site will be successfully launched in a timely manner, if at all.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF IT FAILS TO SUCCESSFULLY INTEGRATE ANY ACQUIRED TECHNOLOGIES AND COMPANIES IN THE FUTURE

     Integrating any newly acquired organizations and technologies into Healtheon/WebMD in the future could be expensive, time consuming and may strain its resources. Future acquisitions could divert management's attention from other business concerns and expose it to unforeseen liabilities or risks associated with entering new markets. In addition, Healtheon/WebMD may lose key employees while integrating these new companies. Healtheon/WebMD may also lose its current customers if any acquired companies have relationships with competitors of Healtheon/WebMD's customers. Consequently, Healtheon/WebMD may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. Healtheon/WebMD also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify its investment in, or expenses related to, these acquisitions or that any synergies will develop. The healthcare industry is consolidating and Healtheon/WebMD expects that it will face intensified competition for acquisitions, especially from larger, better-funded organizations. If Healtheon/WebMD fails to execute its acquisition strategy successfully for any reason, its business will suffer significantly.

FUTURE STOCK ISSUANCES WILL DILUTE OUR STOCKHOLDERS AND COULD RESULT IN ADVERSE ACCOUNTING CONSEQUENCES

     Healtheon/WebMD intends to pay for some of its acquisitions and branding and advertising services by issuing additional common stock and this would dilute its stockholders. Healtheon/WebMD may also use cash to buy companies or technologies, and it may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, Healtheon/WebMD may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase its operating expenses.

SALES OF LARGE AMOUNTS OF HEALTHEON/WEBMD SHARES FOLLOWING THE MERGERS COULD ADVERSELY AFFECT THE STOCK PRICE

     The market price of the Healtheon/WebMD common stock could fall dramatically if stockholders sell large amounts of stock in the public market following the mergers. These sales, or the possibility that these sales may occur, could make Healtheon/WebMD stockholders unable to realize the value of the merger consideration received, as measured prior to completion of the mergers, and may make it more difficult for Healtheon/WebMD to sell equity or equity-related securities in the future. Before the mergers, a significant portion of the common stock of Healtheon and MEDE AMERICA was subject to restrictions on transfer under federal securities law and "lock-up" agreements with the underwriters of their initial public offerings, and there was no public market for the capital stock of WebMD. After the mergers, all of the shares of Healtheon/WebMD will be eligible for immediate sale. However, shares held by affiliates of the companies will be subject to limitations on the volume of sales under federal securities laws. Some Healtheon/WebMD stockholders will also have the right to demand registration of their shares for resale.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF IT FAILS TO MANAGE ITS GROWTH

     Healtheon, WebMD, MEDE AMERICA and Medcast have rapidly and significantly expanded their operations and Healtheon/WebMD expects to continue to do so. This growth has placed a significant strain on each company's managerial, operational, financial and other resources and is expected to continue to strain the resources of Healtheon/WebMD. If Healtheon/WebMD is unable to respond to and manage this expected growth, then the quality of its services and its results of operations could be materially adversely affected.

     Healtheon's, WebMD's, MEDE AMERICA's and Medcast's current information systems, procedures and controls may not continue to support Healtheon/WebMD's operations, and may hinder its ability to exploit the market for healthcare applications and services. Healtheon/WebMD is in the process of evaluating its accounting and management information systems and anticipates that it may implement new systems within the next twelve months. Healtheon/WebMD could experience interruptions to its business while it transitions to new systems. Healtheon/WebMD cannot guarantee that its systems, procedures and controls will be adequate to support expansion of our operations.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF COMMERCIAL USERS AND SUBSCRIBERS DO NOT ACCEPT INTERNET SOLUTIONS

     Healtheon/WebMD's business model depends on the adoption of Internet solutions by commercial users and subscribers. Healtheon/WebMD's ability to generate revenues could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability

     - security and confidentiality concerns relating to conducting transactions over the Internet

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity

     The Internet infrastructure may be unable to support the demands placed on it by continued growth and use of the Internet. The adoption of Internet solutions by healthcare participants will require the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems that may be unable to benefit from Healtheon/WebMD's Internet-based platform. To maximize the benefits of Healtheon/WebMD's platform, healthcare participants must be willing to allow sensitive information to be stored in Healtheon/WebMD's databases. Healtheon/ WebMD can process transactions for healthcare participants that maintain information on their own proprietary databases. However, the benefits of Healtheon/WebMD's connectivity and sophisticated information management solution are limited under these circumstances. Customers using legacy and client-server systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for older systems.

PERFORMANCE PROBLEMS WITH HEALTHEON/WEBMD'S SYSTEMS COULD DAMAGE ITS BUSINESS

     Healtheon/WebMD's customer satisfaction and its business could be harmed if Healtheon/WebMD or its customers experience system delays, failures or loss of data. Healtheon, WebMD, MEDE AMERICA and Medcast currently process substantially all their customer transactions and data at their respective facilities. Although Healtheon, WebMD, MEDE AMERICA and Medcast have safeguards for emergencies, they do not have backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of Healtheon/WebMD's facilities could interrupt data processing or result in the loss of stored data.

PERFORMANCE PROBLEMS WITH THE SYSTEMS OF HEALTHEON/WEBMD'S SERVICE AND CONTENT PROVIDERS COULD HARM HEALTHEON/WEBMD'S BUSINESS

     Healtheon/WebMD will depend on service and content providers to provide information and data feeds on a timely basis. Healtheon/WebMD's web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, Healtheon/WebMD's customers will depend on Internet service providers, online service providers and other web site operators for access to our web sites. All of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing customers, strategic partners, advertisers or sponsors and, if sustained or repeated, could reduce the attractiveness of Healtheon/WebMD's services.

IF HEALTHEON/WEBMD SYSTEMS EXPERIENCE SECURITY BREACHES OR ARE OTHERWISE PERCEIVED TO BE INSECURE, HEALTHEON/WEBMD'S REPUTATION WILL SUFFER

     A material security breach could damage Healtheon/WebMD's reputation or result in liability. Healtheon/WebMD will retain confidential customer and patient information in its processing centers. Healtheon/WebMD may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

HEALTHEON/WEBMD'S BUSINESS WILL BE HARMED IF IT IS UNSUCCESSFUL IN RESPONDING TO RAPID TECHNOLOGY CHANGES IN ITS MARKETS.

     Healthcare information exchange and transaction processing is a relatively new and evolving market. The pace of change in Healtheon/WebMD's markets is rapid and there are frequent new product introductions and evolving industry standards. Healtheon/WebMD may be unsuccessful in responding to technological developments and changing customer needs. In addition, Healtheon/WebMD's applications and services offerings may become obsolete due to the adoption of new technologies or standards.

HEALTHEON/WEBMD'S PLATFORM INFRASTRUCTURE AND SCALABILITY ARE NOT PROVEN AND IT MAY FAIL TO RESPOND TO NEW GROWTH

     So far, Healtheon and WebMD have processed a limited number and variety of transactions over their platforms. Similarly, a limited number of healthcare participants use these platforms. Healtheon/ WebMD's systems may not accommodate increased use while maintaining acceptable overall performance. MEDE AMERICA, by contrast, currently processes approximately 950,000 transactions per business day. Healtheon/WebMD must continue to expand and adapt its network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation will be expensive and will divert Healtheon/WebMD's attention from other activities.

PROBLEMS RELATING TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT
HEALTHEON/WEBMD'S BUSINESS

     Some of Healtheon/WebMD's software programs may not recognize calendar dates beginning in the Year 2000. As a result of this problem, some of these systems could fail to operate or fail to produce correct results. Accordingly, Healtheon, WebMD, MEDE AMERICA and Medcast are reviewing their internal computer programs and systems to determine if they will be Year 2000 compliant. Healtheon, WebMD, MEDE AMERICA and Medcast presently believe that their computer systems will be Year 2000 compliant in a timely manner or, in the alternative, that contingency plans are in place for any systems that may not be compliant. Nevertheless, undetected errors or defects may remain. Furthermore, Healtheon/WebMD will depend on third party suppliers for most of the services it provides. Healtheon, WebMD, MEDE AMERICA and Medcast are in the process of contacting any third party suppliers regarding their Year 2000 readiness. If these parties are affected by the Year 2000 problem, Healtheon/WebMD's ability to provide services to its subscribers may be impaired. For further information, see the sections entitled "Healtheon management's discussion and analysis of financial condition and results of operations -- Year 2000 compliance" on page 221, "WebMD management's discussion and analysis of financial condition and results of operations -- Year 2000 compliance" on page 262, "MEDE AMERICA management's discussion and analysis of financial condition and results of operations -- Year 2000 compliance" on page 299 and "Medcast management's discussion and analysis of financial condition and results of operations -- Year 2000 compliance" on page 318.

IF HEALTHEON/WEBMD IS UNABLE TO GENERATE SIGNIFICANT ADVERTISING REVENUES, ITS FUTURE RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED

     Healtheon/WebMD will derive a portion of its revenues from advertising on its web sites. Significant advertising revenues have not been earned by WebMD, and Healtheon/WebMD may not be able to generate significant advertising revenues. No standards have been widely accepted to measure the effectiveness of web advertising. If no standards develop, existing advertisers may not continue their current level of web advertising, and advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the web. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Healtheon/WebMD's business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected.

     Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project future advertising revenues. The level of subscriber usage for Healtheon/WebMD's services is likely to be a factor in determining advertising rates, and Healtheon/WebMD cannot predict whether those subscribers whose subscriptions are paid for by strategic partners will actually use Healtheon/WebMD's services. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of web advertising.

HEALTHEON/WEBMD PLANS TO GENERATE A PORTION OF ITS REVENUE FROM HEALTHCARE TRANSACTIONS ON ITS WEB SITES, AND ITS FUTURE REVENUES WILL BE MATERIALLY ADVERSELY AFFECTED IF IT DOES NOT SIGNIFICANTLY INCREASE THE NUMBER OF TRANSACTIONS THAT OCCUR ON ITS WEB SITES

     Neither Healtheon nor WebMD has earned any Internet transaction revenues to date, and we cannot guarantee that Healtheon/WebMD will be able to generate significant transaction revenues in the future. Healtheon/WebMD has developed relationships with service providers to offer healthcare products and services through direct links from its web sites to their web sites. However, there is no established business model for the sale of healthcare products or services over the Internet. Accordingly, Healtheon/WebMD has no significant experience in the sale of products or services online and the development of relationships with providers of such products and services, nor can we predict the rate at which our customers will elect to engage in this form of commerce or the compensation that we will receive for enabling these transactions.

HEALTHEON/WEBMD'S REVENUES WILL BE CONCENTRATED IN A FEW CUSTOMERS, AND ITS ABILITY TO GENERATE REVENUE WOULD SUFFER IF IT LOST ANY OF THESE CUSTOMERS

     Healtheon/WebMD expects that it will generate a significant portion of its revenue from a small number of customers for the next few years. If Healtheon/WebMD does not generate as much revenue from these customers as it expects, or if it loses any of these customers, Healtheon/WebMD's revenue will be significantly reduced which would harm its business. Currently, Healtheon receives a significant amount of its revenue from four customers. UnitedHealth Group, SmithKline Labs, which was recently acquired by Quest Diagnostics, Inc., Brown & Toland and Beech Street together accounted for approximately 81.6% of Healtheon's revenues for the six months ended June 30, 1999. On a pro forma basis after giving effect to the mergers with WebMD, MEDE AMERICA and Medcast, these four customers would together account for approximately 43.9% of Healtheon/WebMD's pro forma revenues for the six months ended June 30, 1999. Customers who also own shares of Healtheon stock, including UnitedHealth Group and SmithKline Labs, accounted for 43% of Healtheon's total revenue in 1998 and 55% of Healtheon's total revenue in 1997. Upon the completion of the reorganizations, UnitedHealth Group will own approximately 6.3% of Healtheon/WebMD's stock and SmithKline Labs will own approximately 4.4% of Healtheon/ WebMD's stock.

IF HEALTHEON/WEBMD IS NOT SUCCESSFUL IN ESTABLISHING ITS BRAND, ITS ABILITY TO GENERATE REVENUES WOULD BE HARMED

     Healtheon/WebMD must establish its brand in order to increase its number of users and increase its online traffic. For Healtheon/WebMD to be successful in establishing its brand:

     - participants in the healthcare industry must perceive Healtheon/WebMD as offering quality, cost-effective products and services

     - healthcare consumers must perceive Healtheon/WebMD as offering relevant, reliable healthcare information from trustworthy sources

     - medical suppliers, pharmaceutical companies and other vendors to the healthcare community must perceive the Healtheon/WebMD web site as an effective marketing and sales channel for their products and services

Healtheon/WebMD may need to substantially increase its marketing budget to generate brand recognition and brand loyalty. Healtheon/WebMD's ability to generate revenues may be affected if it cannot increase awareness of its brand. If its branding strategy is not successful, these marketing expenses may never be recovered. In addition, even if brand recognition increases, Healtheon/WebMD's number of subscribers or users may not increase. Further, Healtheon/WebMD's web sites will be more attractive to healthcare advertisers and sponsors if it has a large number of users with demographic characteristics that are desirable to advertisers and sponsors. Therefore, Healtheon/WebMD intends to introduce additional or enhanced services in the future in an effort to retain its current users and attract new users.

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

LENGTHY SALES AND IMPLEMENTATION CYCLES FOR HEALTHEON/WEBMD'S SOLUTIONS COULD ADVERSELY AFFECT ITS REVENUE GROWTH

     A key element of Healtheon/WebMD's strategy is to market its solutions directly to large healthcare organizations. Healtheon/WebMD will be unable to control many of the factors that will influence its customers' buying decisions. Healtheon/WebMD expects that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by its customers. The sale and implementation of its solutions are subject to delays due to its customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

     Healtheon/WebMD will need to expend substantial resources to integrate its applications with the existing legacy and client-server architectures of large healthcare organizations. Healtheon/WebMD has limited experience in integrating its applications with large, complex architectures, and it may experience delays in the integration process. These delays would, in turn, delay its ability to generate revenue from these applications and could adversely affect its results of operations.

HEALTHEON/WEBMD WILL FACE SIGNIFICANT COMPETITION

     The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of Healtheon's competitors have greater financial, technical, product development, marketing and other resources than Healtheon/WebMD will have. These organizations may be better known and have more customers than Healtheon/WebMD will have. Many of Healtheon/ WebMD's competitors have also announced or introduced Internet strategies that will compete with Healtheon/WebMD's applications and services. Healtheon/WebMD may be unable to compete successfully against these organizations.

     Healtheon/WebMD has many competitors, including:

     - healthcare information software vendors, including McKessonHBOC and Shared Medical Systems Corporation

     - healthcare electronic data interchange companies, including ENVOY Corporation, a subsidiary of Quintiles Transnational Corp., and National Data Corporation

     - large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation

     - small regional organizations

     - online services or web sites targeted to the healthcare industry, physicians and healthcare consumers generally, including allhealth.com, drkoop.com, drweil.com, healthcentral.com, medcareonline.com, mediconsult.com, medscape.com, onhealth.com, po.com, and thriveonline.com

     - publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish web sites

     - general purpose consumer online services and portals and other high-traffic web sites which provide access to healthcare-related content and services

     - public sector and non-profit web sites that provide healthcare information without advertising or commercial sponsorships

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging

     Healtheon/WebMD expects that major software information systems companies and others specializing in the healthcare industry will offer competitive applications or services. Some of Healtheon/ WebMD's large customers may also compete with Healtheon/WebMD. Healtheon/WebMD's reputation and brand name could be adversely affected if it experiences difficulties in introducing new services, if its services are not accepted by subscribers or consumers, if it is required to discontinue existing services or if its services do not function properly.

HEALTHEON/WEBMD'S BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF POLITICAL, REGULATORY, ECONOMIC OR OTHER CHANGES IN THE HEALTHCARE INDUSTRY

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause Healtheon/ WebMD to make unplanned modifications of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of Healtheon/WebMD's applications and services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Healtheon/WebMD's applications and services. Healtheon/WebMD does not know what effect any proposals would have on its business.

THE TREND TOWARD CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD LEAD TO LOWER MARGINS FOR HEALTHEON/ WEBMD

     Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for Healtheon/WebMD's applications and services. If Healtheon/WebMD is forced to reduce its prices, its operating margins would decrease. As the healthcare industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT HEALTHEON/WEBMD'S BUSINESS

     Healtheon/WebMD's business will be subject to government regulation. Existing as well as new laws and regulations could adversely affect its business. Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as:

     - user privacy

     - pricing

     - content

     - copyrights

     - distribution

     - characteristics and quality of products and services

     Regulation regarding patient confidentiality

     The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for Healtheon/WebMD's applications and services may be affected by additional regulation of the Internet. For example, until recently Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

     Healtheon/WebMD will be subject to extensive regulation relating to the confidentiality and release of patient records and other health care industry issues. For example, legislation currently prevents MEDE AMERICA from providing Medicare claims processing services and eligibility verification from the same database. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, Healtheon/WebMD may be restricted or prevented from delivering patient records electronically.

  Emerging standards required by healthcare laws

     Legislation currently being considered at the federal level could affect Healtheon/WebMD's business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Healtheon/ WebMD will design its platform and applications to comply with these proposed regulations; however, until these regulations become final, they could change, which could cause Healtheon/WebMD to use additional resources to revise its platform and applications and lead to delays. In addition, Healtheon/ WebMD's success depends on other healthcare participants complying with these regulations.

  Possible federal and state healthcare regulation

     Both federal and state laws prohibit the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods. Although the applicability of these laws to Healtheon/ WebMD's services is unclear, a state or federal regulatory agency may allege that Healtheon/WebMD's relationship with one or more of its strategic partners that sponsor Healtheon/WebMD subscriptions and that deliver healthcare services or goods violate any of these laws. In the event that this determination is made, Healtheon/WebMD could be subjected to fines and other costs and could be required to revise or terminate that portion of its business.

  Possible regulation by the U.S. Food and Drug Administration

     Some computer applications and software are considered medical devices and are subject to regulation by the U.S. Food and Drug Administration, or the FDA. None of Healtheon, WebMD, MEDE AMERICA or Medcast believes that its current applications or services are subject to FDA regulation. Healtheon/WebMD may expand its application and service offerings into areas that subject it to FDA regulation. Healtheon/WebMD has no experience in complying with FDA regulations. Healtheon/ WebMD believes that complying with FDA regulations would be time consuming, burdensome and expensive and could delay its introduction of new applications or services.

HEALTHEON/WEBMD MAY FACE LIABILITIES DUE TO ERRORS IN ITS PRODUCTS

     Many of Healtheon/WebMD's strategic relationships and services agreements involve providing critical information technology services to Healtheon/WebMD's clients' businesses. Although Healtheon/ WebMD and its customers will test its applications, they may contain defects or result in system failures that could cause the failure to deliver correct information in a timely manner. Patients of Healtheon/WebMD's physician customers could be harmed if information critical to their proper care is not delivered in a timely manner or if incorrect information is delivered. Healtheon/WebMD's insurance may not protect it from this risk.

     Many of Healtheon/WebMD's contracts, including its contract with UnitedHealth Group, limit the liability arising from either party's errors; however, these provisions may not be enforceable and may not protect Healtheon/WebMD from liability. While Healtheon/WebMD has general liability insurance that it believes is adequate, including coverage for errors and omissions, Healtheon/WebMD may not be able to maintain this insurance on reasonable terms in the future. In addition, Healtheon/WebMD's insurance may not be sufficient to cover large claims and Healtheon/WebMD's insurer could deny coverage on claims. If Healtheon/WebMD is liable for an uninsured or underinsured claim or if Healtheon/WebMD's premiums increase significantly, its financial condition could be materially harmed.

THIRD PARTIES MAY BRING CLAIMS AGAINST HEALTHEON/WEBMD AS A RESULT OF CONTENT PROVIDED ON ITS WEB SITES, WHICH MAY BE EXPENSIVE AND TIME CONSUMING TO DEFEND

     Healtheon/WebMD could be subject to third party claims based on the nature and content of information supplied on its web sites by Healtheon/WebMD or third parties, including content providers, medical advisors or users. If third persons were able to penetrate our network security or otherwise misappropriate our users' personal information our reputation could be damaged and we could be subject to liability. Healtheon/WebMD could also be subject to liability for content that may be accessible through its Web sites or third party Web sites linked from its Web sites or through content and information that may be posted by users in chat rooms or bulletin boards. Even if these claims do not result in liability to Healtheon/WebMD, investigating and defending against these claims could be expensive and time-consuming and could divert management's attention away from operating the business.

HEALTHEON/WEBMD'S INTELLECTUAL PROPERTY MAY BE SUBJECTED TO INFRINGEMENT CLAIMS OR MAY BE INFRINGED UPON

     Healtheon/WebMD's intellectual property will be important to its business. Healtheon/WebMD could be subject to intellectual property infringement claims as the number of its competitors grows and the functionality of its applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from operating the company. If Healtheon/WebMD becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. Healtheon/WebMD may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, Healtheon/WebMD may not be able to protect against misappropriation of its intellectual property. Third parties may infringe upon Healtheon/WebMD's intellectual property rights, Healtheon/ WebMD may not detect this unauthorized use and it may be unable to enforce its rights.

HEALTHEON/WEBMD'S BUSINESS WILL BE ADVERSELY AFFECTED IF IT CANNOT ATTRACT AND RETAIN KEY PERSONNEL

     Healtheon/WebMD future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. Healtheon/WebMD needs to attract, integrate, motivate and retain additional highly skilled technical people. In particular, Healtheon/WebMD needs to attract experienced professionals capable of developing, selling and installing complex healthcare information systems. Healtheon/WebMD faces intense competition for these people. If the WebMD merger occurs, Healtheon/WebMD's executive management team, including Jeffrey T. Arnold, the designated Chief Executive Officer of Healtheon/WebMD, and W. Michael Long, its designated Chairman and Chief Operating Officer, will be critical to Healtheon/WebMD's success.

IF HEALTHEON/WEBMD IS UNABLE TO MAINTAIN ITS RELATIONSHIPS WITH CONTENT PROVIDERS, ITS BUSINESS COULD BE ADVERSELY AFFECTED

     WebMD relies on independent content providers for the majority of the clinical, educational and other general healthcare information that it provides through its web site. Any failure by these parties to develop and maintain high quality, attractive content could result in user dissatisfaction, could inhibit Healtheon/ WebMD's ability to add users and could dilute the Healtheon/WebMD brand name. WebMD has entered into strategic relationships with several companies to obtain content for WebMD, and Healtheon/WebMD intends to enter into additional relationships in the future. Healtheon/WebMD must maintain WebMD's existing relationships with these content providers and build new relationships with other content providers. WebMD's agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the selection of healthcare-related news and information which can be offered to subscribers and consumers. Healtheon/WebMD's competitors could offer content that is similar or the same as that provided on the WebMD web site. If this information is readily available elsewhere, including on other web sites at a reduced cost or free of charge, Healtheon/ WebMD may lose subscribers. In addition, WebMD depends on content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving healthcare industry trends.

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

OFFICERS AND DIRECTORS OF HEALTHEON, WEBMD, MEDE AMERICA AND MEDCAST MAY HAVE DIFFERENT INTERESTS FROM YOURS

     The directors and officers of Healtheon, WebMD, MEDE AMERICA and Medcast may have interests in the mergers and may participate in arrangements that are different from, or are in addition to, those of Healtheon, WebMD, MEDE AMERICA and Medcast stockholders generally. For further information regarding these interests, see the sections entitled "Interests of directors, officers and affiliates in the WebMD merger" on page 76, "Interests of directors, officers and affiliates in the MEDE AMERICA merger" on page 105, and "Interests of directors, officers and affiliates in the Medcast merger" on page 125.

YOU MAY NOT KNOW THE NUMBER OF SHARES OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED TO MEDE AMERICA STOCKHOLDERS UNTIL AS LATE AS TWO DAYS PRIOR TO THE MEDE AMERICA STOCKHOLDERS' MEETING

     Upon the completion of the MEDE AMERICA merger, stockholders of MEDE AMERICA will be entitled to receive 0.6593 of a share of Healtheon/WebMD common stock per MEDE AMERICA share, subject to adjustment based on changes in the market price of Healtheon's common stock prior to the stockholders' meeting. If the ten-day average closing price of Healtheon's common stock price for the period ending two days before the stockholders' meeting is less than $38.68, then the actual number of shares MEDE AMERICA stockholders will receive in the MEDE AMERICA merger may be adjusted based on a formula involving the average closing price. This formula for determining the potential adjustment to the exchange ratio is described in detail under the heading "Structure of the merger and conversion of MEDE AMERICA common stock." Once an exchange ratio is determined there will be no adjustment to this exchange ratio if the market price of either MEDE AMERICA common stock or Healtheon common stock fluctuates prior to completion of the merger. The share prices of both MEDE AMERICA common stock and Healtheon common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either MEDE AMERICA common stock or Healtheon common stock at any time before the completion of the merger or the market price for Healtheon common stock after the completion of the merger. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF HEALTHEON COMMON STOCK AND MEDE AMERICA COMMON STOCK.

YOU MAY NOT KNOW THE NUMBER OF SHARES OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED TO MEDCAST STOCKHOLDERS UNTIL AS LATE AS THE DAY OF THE MEDCAST MERGER

     Upon the completion of the Medcast merger, stockholders of Medcast will be entitled to receive the following:

     - between 0.3238 and 0.5140 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast common stock, after conversion of any shares of Series B preferred stock

     - between 0.5470 and 0.7882 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast Series A preferred stock

     - 0.9596 of a share of Healtheon/WebMD common stock and approximately $6.00 in cash in exchange for each share of Medcast Series C preferred stock

The exchange ratios are based on formulas that are more fully described in the section entitled "Structure of the Medcast merger and conversion of Medcast common stock" on page 126. The share price of Healtheon common stock is subject to price fluctuations in the market for publicly-traded equity securities and has experienced significant volatility. We cannot predict the market prices for Healtheon common stock at any time before the completion of the merger or the market price for Healtheon/WebMD common stock after the completion of the merger. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF HEALTHEON COMMON STOCK.

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

BENEFITS OF WEBMD MERGER MAY NOT BE AVAILABLE TO MEDE AMERICA OR MEDCAST STOCKHOLDERS

     None of the benefits identified by Healtheon and WebMD as reasons for the merger will be realized by MEDE AMERICA and Medcast stockholders if the WebMD merger is not completed. Nevertheless, the MEDE AMERICA merger is not conditioned on the WebMD merger.

HEALTHEON'S STOCK PRICE COULD BE ADVERSELY AFFECTED IF THE WEBMD MERGER IS NOT COMPLETED

     If the WebMD merger does not occur, Healtheon's stock price may decline. Nevertheless, neither the MEDE AMERICA merger nor the determination of the exchange ratio for the MEDE AMERICA merger is dependent on the closing of the WebMD merger. The Medcast merger, however, is dependent on the closing of the WebMD merger.

BENEFITS OF MEDE AMERICA MERGER MAY NOT BE AVAILABLE TO WEBMD OR MEDCAST STOCKHOLDERS

     None of the benefits identified by Healtheon and MEDE AMERICA as reasons for the merger will be realized by WebMD or Medcast stockholders if the MEDE AMERICA merger is not completed. Nevertheless, neither the WebMD merger nor the Medcast merger is conditioned on the MEDE AMERICA merger.

BENEFITS OF MEDCAST MERGER MAY NOT BE AVAILABLE TO HEALTHEON OR MEDE AMERICA STOCKHOLDERS

     None of the benefits identified as reasons for the Medcast merger will be realized by Healtheon or MEDE AMERICA stockholders if the Medcast merger is not completed. Nevertheless, the WebMD merger and MEDE AMERICA merger are not conditioned on the Medcast merger.

                             THE HEALTHEON MEETING

DATE, TIME AND PLACE OF HEALTHEON'S ANNUAL MEETING

                               November 11, 1999
                             8:00 a.m. Pacific Time
                            4600 Patrick Henry Drive
                         Santa Clara, California 95054

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Healtheon stockholders' meeting is to vote on the following proposals:

          1. To approve the issuance of 1.796 shares of Healtheon/WebMD common stock for each share of outstanding WebMD, Inc. common stock in the merger of a wholly owned subsidiary of Healtheon/WebMD with and into WebMD as contemplated by the Agreement and Plan of Reorganization dated as of May 20, 1999, as amended, among Healtheon, WebMD and Water Acquisition Corp. Following the WebMD merger and assuming the completion of the proposed acquisitions of MEDE AMERICA and Medcast, Healtheon stockholders will own approximately 49.0%, WebMD stockholders will own approximately 43.3%, MEDE AMERICA stockholders will own approximately 6.0% and Medcast stockholders will own approximately 1.7% of the combined Healtheon/WebMD.

          2. To consider and vote upon a proposal to amend Healtheon's certificate of incorporation if the WebMD merger is completed to (a) change the corporate name of Healtheon to Healtheon/WebMD Corporation and (b) increase the authorized number of shares of common stock from 150,000,000 shares to 600,000,000 shares.

          3. To elect three Class I directors of Healtheon, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal.

          4. To amend Healtheon's bylaws to (a) provide that directors may be removed only with cause and (b) to modify the advance notice provisions for board nominations and other stockholder proposals.

          5. To amend Healtheon's 1996 Stock Plan, if the WebMD merger is completed, to increase the number of shares of common stock reserved for issuance under the plan from 19,107,321 shares to 29,107,321 shares.

          6. To amend Healtheon's 1998 employee stock purchase plan to (a) increase the number of shares of common stock reserved under the plan and
     (b) change the formula for annually increasing the number of shares available to be issued under the plan.

          7. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Healtheon common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 71,946,899 shares of Healtheon common stock outstanding and entitled to vote, held of record by approximately 498 stockholders, although Healtheon has been informed that there are in excess of 23,000 beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of Healtheon's common stock are entitled to one vote for each share held as of the record date. Approval of each of the proposals to be voted upon by Healtheon stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Healtheon as of the record date.

     On the record date, directors, executive officers and affiliates of Healtheon as a group beneficially owned 50,405,967 shares of Healtheon common stock. Officers, directors and major stockholders of Healtheon have entered into voting agreements with WebMD that obligate them to vote in favor of approval of the Healtheon proposals relating to the WebMD merger. As a result, if such persons vote as required by the voting agreements, the Healtheon proposals relating to the WebMD merger will be approved.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the proposals. In the event that a broker, bank, custodian, nominee or other record holder of Healtheon common stock indicates on a proxy that it does not have discretionary authority to vote shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

EXPENSES OF PROXY SOLICITATION

     Healtheon will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Healtheon and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Healtheon will request brokers, custodians, nominees and other record holders of Healtheon common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Healtheon common stock and to request authority for the exercise of proxies. In these cases, Healtheon upon the request of the record holders, will reimburse such holders for their reasonable expenses.

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Healtheon board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Healtheon. All properly signed proxies that Healtheon receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the Healtheon merger. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of Healtheon, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Healtheon's board of directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

NO APPRAISAL RIGHTS

     Holders of Healtheon common stock are not entitled to dissenters' rights or appraisal rights with respect to the proposals to be considered at the meeting.

                               THE WEBMD MEETING

DATE, TIME AND PLACE OF WEBMD'S SPECIAL MEETING

                               November 11, 1999
                            10:00 a.m., Eastern time
                             400 The Lenox Building
                             3399 Peachtree Road NE
                             Atlanta, Georgia 30326

PURPOSE OF THE SPECIAL MEETING

     The purpose of the WebMD stockholders' meeting is to vote on the following WebMD proposals:

          1. To approve and adopt the WebMD merger agreement and approve the WebMD merger,

          2. To approve the modification of accelerated vesting provisions in WebMD options to acquire an aggregate of 889,045 shares of WebMD common stock held by five WebMD employees as a result of the completion of the WebMD merger so that WebMD will not be prevented from deducting compensation expense relating to these options, and

          3. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

MAILING DATE AND RECORD DATE

     This proxy statement/prospectus is being mailed initially to all stockholders of record of WebMD as of the date of this proxy statement/prospectus. The record date for the WebMD stockholders' meeting is the close of business on November 1, 1999. WebMD will also mail this proxy statement/prospectus to any person who is a record holder on the record date but who was not a record holder on the initial mailing date. Only holders of record on the record date of WebMD common stock and Series A preferred stock are entitled to vote at the WebMD stockholders' meeting.

VOTES REQUIRED; VOTING AGREEMENTS; CONVERSION AGREEMENTS

     Pursuant to Georgia law and the WebMD articles of incorporation, in order for WebMD Proposal 1 to be approved it must receive a majority of the votes entitled to be cast by the holders of WebMD's:

     - common stock and Series A preferred stock, voting together

     - Series B common stock

     - Series C and E common stock

each voting as a separate voting group. As of the date of this proxy statement/prospectus, there were outstanding 13,418,656 shares of common stock held by 79 stockholders of record, 1,291,000 shares of Series A preferred stock held by two stockholders of record, 1,400,000 shares of Series B common stock held by one stockholder of record, and 3,600,000 shares of Series C and E common stock held by nine stockholders of record. The common stock is entitled to one vote per share and the Series A preferred stock is entitled to one vote per share.

     The presence, in person or by proxy, of a majority of the votes entitled to be cast by each of the three voting groups is required to constitute a quorum for action on the WebMD proposals. Abstentions will be counted for purposes of determining a quorum. A majority of all votes entitled to be cast by all shares entitled to vote in each of the three voting groups must be cast in favor of WebMD proposal 1 in order for it to be approved. In order for WebMD proposal 2 to be approved, it must receive the vote of 75% of the total number of votes entitled to be cast by the holders of all of WebMD's common stock and Series A preferred stock. For purposes of determining the 75% vote, shares held by the individuals whose option acceleration provisions would be modified if proposal 2 is approved are not counted as outstanding. An abstention or failure to vote are the same as a vote against the proposals.

     Directors, executive officers and other affiliates of WebMD have executed voting agreements in which they have agreed to vote their shares of common stock, have granted irrevocable proxies to the board of directors of Healtheon to vote their shares of common stock for the WebMD proposals and have agreed to convert any shares of WebMD preferred stock which they own into WebMD common stock immediately prior to the effective time of the merger and conditioned upon the closing of the merger. Under the merger agreement, the Healtheon board is required to vote those shares for the WebMD proposals. As a result of the voting agreements and proxies granted under the voting agreements, the required stockholder votes for proposal 1 are assured.

     Additional holders WebMD's preferred stock have entered into conversion agreements providing that after the date of the proxy statement/prospectus and prior to November 1, 1999 they either will enter into voting agreements and grant proxies to the board of directors of Healtheon to vote their preferred stock so as to cause it to be converted into Series D common stock prior to the effective time of the WebMD merger, or their preferred shares will be automatically converted into WebMD Series D common stock on the day prior to the record date.

     By virtue of the voting agreements and these conversion agreements, all of the shares of WebMD preferred stock will be converted into Series D common stock either the day prior to the record date or immediately prior to the effective time of the WebMD merger.

APPRAISAL RIGHTS

     Only the holders of WebMD common stock and Series A preferred stock will be entitled to appraisal rights under Georgia law. Holders of other series of preferred stock must convert their preferred stock prior to the record date for the WebMD stockholders' meeting if they want to exercise dissenters' appraisal rights. For more information regarding the rights of dissenting WebMD stockholders, see the section entitled "Rights of dissenting WebMD stockholders" on page 83.

PROXIES

     All shares of WebMD common stock and preferred stock that are entitled to vote and are represented at the WebMD stockholders' meeting by properly executed proxies received prior to or at the WebMD stockholders' meeting and not duly and timely revoked will be voted at the WebMD stockholders' meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted for both WebMD proposals.

     Execution of a proxy does not affect a stockholder's right to attend the meeting and, other than in the case of irrevocable proxies executed in connection with the voting agreements, does not prevent the stockholder from voting in person at the meeting. Any proxy, other than those executed in connection with the execution of a voting agreement, may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the secretary of WebMD, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to WebMD at 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta GA 30326, attention: Corporate Secretary, or hand-delivered to the corporate secretary of WebMD, in each case at or before the taking of the vote at the WebMD stockholders' meeting.

RECOMMENDATION OF WEBMD BOARD OF DIRECTORS

     The WebMD board of directors has unanimously approved the WebMD merger agreement and the WebMD merger and has determined that the WebMD merger is fair to, and in the best interest of, WebMD and its stockholders. THE WEBMD BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE WEBMD MERGER AGREEMENT AND APPROVAL OF THE WEBMD MERGER.

     The WebMD board of directors has unanimously approved the modification of accelerated vesting provisions in WebMD options held by five employees to purchase an aggregate of 889,045 shares of WebMD common stock as described in more detail in the section entitled "The WebMD merger -- Modification of vesting of employee stock options" on page 76 and has determined that this acceleration is in the best interest of WebMD and its stockholders. THE WEBMD BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE MODIFICATION OF ACCELERATED VESTING PROVISIONS IN THESE WEBMD STOCK OPTIONS HELD BY THESE WEBMD EMPLOYEES.

                            THE MEDE AMERICA MEETING

DATE, TIME AND PLACE OF MEDE AMERICA'S SPECIAL MEETING

                               November 11, 1999
                            8:00 a.m., Eastern Time
                          90 Merrick Avenue, Suite 501
                             East Meadow, New York

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so you can consider and vote upon a proposal to approve and adopt a merger agreement with Healtheon Corporation and approve a merger that will cause MEDE AMERICA to become a wholly owned subsidiary of Healtheon, which will change its corporate name to Healtheon/ WebMD Corporation. The MEDE AMERICA merger agreement is attached to this proxy statement/ prospectus as Annex B. See the sections entitled "The MEDE AMERICA merger" on page 95 and "The MEDE AMERICA merger agreement" on page 111.

     In the merger, you will receive 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock you own, subject to adjustment if the ten-day average closing price of Healtheon common stock for the period ending two days prior to the MEDE AMERICA stockholders' meeting is less than $38.68. This adjustment to the exchange ratio is more fully described in the section entitled "Structure of the merger and conversion of MEDE AMERICA common stock" on page 106 of this proxy statement/prospectus. On October 18, 1999, Healtheon common stock closed at $35.31 per share.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of MEDE AMERICA common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 13,246,753 shares of MEDE AMERICA common stock outstanding and entitled to vote, held of record by approximately 164 stockholders, although MEDE AMERICA has been informed that there are in excess of 3,000 beneficial owners. Each stockholder is entitled to one vote for each share of MEDE AMERICA common stock held as of the record date.

VOTE AND QUORUM REQUIRED

     The affirmative vote of a majority of the outstanding shares of MEDE AMERICA common stock is required to approve and adopt the merger agreement and to approve the merger. The required quorum for the transaction of business at the meeting is a majority of the shares of MEDE AMERICA common stock outstanding on the record date.

     On the record date, directors, executive officers and affiliates of MEDE AMERICA as a group beneficially owned 7,498,780 shares of MEDE AMERICA common stock, or approximately 53.6% of the outstanding shares on that date. Stockholders beneficially owning 6,295,759 shares of MEDE AMERICA common stock, or approximately 47.4% of the outstanding shares on the record date have executed voting agreements with Healtheon, under which they have agreed to vote their shares in favor of the merger. See "MEDE AMERICA voting agreement" on page 118.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger. Broker non-votes will have the same effect as votes against the merger.

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the MEDE AMERICA board of directors for use at the meeting. MEDE AMERICA stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to MEDE AMERICA. All properly signed proxies received by MEDE AMERICA prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. MEDE AMERICA stockholders may revoke their proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of MEDE AMERICA, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy

     Please note, however, that if a MEDE AMERICA stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

     Holders of MEDE AMERICA common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF MEDE AMERICA COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING MEDE AMERICA COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF MEDE AMERICA COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

                              THE MEDCAST MEETING

DATE, TIME AND PLACE OF MEDCAST'S SPECIAL MEETING

                               November 11, 1999
                            8:00 a.m., Eastern Time
                                King & Spalding
                              191 Peachtree Street
                             Atlanta, Georgia 30303

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so you can consider and vote upon a proposal to approve and adopt a merger agreement with Healtheon Corporation, WebMD, Inc. and a newly formed subsidiary of Healtheon, which will change its corporate name to Healtheon/WebMD Corporation, and approve a merger that will cause Medcast to become a wholly owned subsidiary of Healtheon/WebMD. The Medcast merger agreement is attached to this proxy statement/prospectus as Annex
C. For a detailed description of the Medcast merger and the merger agreement, see the sections entitled "The Medcast merger" on page 119 and "The Medcast merger agreement" on page 137.

     In the merger, you will receive the following:

     - between 0.3238 and 0.5140 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast common stock, after conversion of any shares of Series B preferred stock

     - between 0.5470 and 0.7882 of a share of Healtheon/WebMD common stock in exchange for each share of Medcast Series A preferred stock

     - 0.9596 of a share of Healtheon/WebMD common stock and approximately $6.00 in cash in exchange for each share of Medcast Series C preferred stock

The exchange ratios are based on formulas that are more fully described in the section entitled "Structure of the Medcast merger and conversion of Medcast capital stock" on page 126 of this proxy statement/ prospectus. On October 18, 1999, Healtheon common stock closed at $35.31 per share.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Medcast capital stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, the following shares of Medcast capital stock were outstanding:

                                                 NUMBER OF SHARES
                                                   OUTSTANDING      HOLDERS OF RECORD
                                                 ----------------   -----------------
Common stock...................................     1,915,235              18
Series A preferred stock.......................     1,913,044              22
Series B preferred stock.......................       109,765               1
Series C preferred stock.......................       388,747              29

     Each holder of common stock is entitled to one vote for each share of Medcast common stock held as of the record date. Each holder of Series A preferred stock, Series B preferred stock and Series C preferred stock is entitled to cast one vote per share of common stock into which the preferred stock held as of the record date is convertible.

VOTE AND QUORUM REQUIRED; VOTING AGREEMENTS

     The merger agreement must be approved and adopted, and the merger must be approved, by the holders of a majority of the outstanding shares of:

     - Medcast common stock, Series B preferred stock and Series C preferred stock, voting together

     - Medcast Series A preferred stock voting as a separate group

     The required quorum for the transaction of business at the meeting is a majority of the shares of Medcast common stock outstanding on the record date and shares of common stock into which the Series B preferred stock and Series C preferred stock outstanding on the record date are convertible and a majority of the shares of Series A preferred stock outstanding on the record date.

     On the record date, directors and executive officers of Medcast as a group beneficially owned 2,994,136 shares of Medcast common stock, assuming conversion of all outstanding preferred stock, or approximately 66.1% of the outstanding shares on that date. Stockholders beneficially owning 2,755,819 shares of Medcast common stock, assuming conversion of all outstanding preferred stock, or approximately 59.9% of the outstanding shares on the record date, have executed voting agreements with Healtheon and WebMD, under which they have agreed to vote their shares in favor of the reorganization. These stockholders beneficially own 1,073,909 shares of Medcast Series A preferred stock, or approximately 56.1% of the outstanding shares on the record date. For a detailed description of the voting agreements, see "Medcast voting agreements" on page 144.

ABSTENTIONS

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger.

MEDCAST STOCKHOLDERS AGREEMENTS

     The holders of 453,200 shares of the outstanding common stock of Medcast have executed a stockholders agreement that provides that Alan N. Greenberg, the Chief Executive Officer of Medcast, may require these stockholders to take all steps reasonably necessary or desirable to consummate a merger of Medcast with a bona fide third party. Further, these stockholders have agreed to vote all of their shares of common stock in favor of any merger transaction and have executed irrevocable proxies in favor of Mr. Greenberg. Therefore, these stockholders will not receive a proxy with respect to the Medcast merger.

     The holders of all of the outstanding shares of Series A preferred stock and Series C preferred stock of Medcast have executed a stockholders agreement that provides that if the stockholders of Medcast holding at least 66 2/3% of the outstanding common stock approve a change of control transaction that meets requirements specified in the agreement, then Medcast may require each holder of Series A preferred stock and Series C preferred stock to approve the transaction. Alan N. Greenberg, who controls the vote of in excess of 66 2/3% of the outstanding common stock, has agreed to vote in favor of the Medcast merger. THEREFORE, ALL HOLDERS OF SERIES A PREFERRED STOCK AND SERIES C PREFERRED STOCK ARE CONTRACTUALLY OBLIGATED TO VOTE IN FAVOR OF THE MERGER.

DISSENTERS' RIGHTS

     Holders of Medcast capital stock are entitled to dissenters' rights with respect to the merger. For a detailed description of dissenters' rights, see "Rights of dissenting Medcast stockholders" on page 134. Annex I includes the complete text of the provisions of Delaware law that grant dissenters rights.

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Medcast board of directors for use at the meeting. Medcast stockholders that have not previously executed an irrevocable proxy in favor of Alan N. Greenberg are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Medcast. All properly signed proxies received by Medcast prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. Medcast stockholders that have not previously executed an irrevocable proxy in favor of Alan N. Greenberg may revoke their proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of Medcast, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy

     HOLDERS OF MEDCAST CAPITAL STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING MEDCAST CAPITAL STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF MEDCAST CAPITAL STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF THEIR STOCK CERTIFICATES.

                                THE WEBMD MERGER

     This section of the proxy statement/prospectus describes the proposed WebMD merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the reorganization.

BACKGROUND OF THE WEBMD MERGER AND RELATED AGREEMENTS

     During the fourth quarter of 1998, Healtheon concluded that the development of healthcare consumer and physician web sites would accelerate the adoption of its Internet-based information and transaction platform. In early April, Healtheon with its advisors identified WebMD's consumer and physician focus, as well as strategic relationships and brand awareness, as complementary to Healtheon's consumer and physician web site efforts. As a result, Healtheon determined that it should approach WebMD to evaluate a potential partnership.

     On April 8, 1999 Mr. Long called Mr. Arnold. That evening, Mr. Long and Mr. Arnold met for dinner in Atlanta, Georgia to discuss the strategic objectives of Healtheon and WebMD and to discuss a partnership between the two companies.

     At the invitation of Mr. Long, James H. Clark, Healtheon's Chairman, Mr. Long, Mr. Arnold and a representative from BancBoston Robertson Stephens met for dinner in Atlanta, Georgia on the evening of April 11, 1999 and discussed the businesses of Healtheon and WebMD and the potential of a business combination between the two companies. At that time, WebMD was concluding negotiations with Microsoft for a $100 million purchase by Microsoft of WebMD's Series E convertible preferred stock at an effective price of $54.17 per common share as well as the terms of a strategic relationship between Microsoft and WebMD. Moreover, on April 10, 1999, Microsoft had commenced a tender offer for approximately 27.8% of the equity interests in WebMD for $54.17 per common share. A condition to Microsoft's obligation to purchase shares in the tender offer was that WebMD not authorize, propose or announce any significant business combination. In addition, the terms of the Series E preferred stock that Microsoft had agreed to purchase from WebMD gave Microsoft the right to approve business combinations involving WebMD. Accordingly, WebMD informed Healtheon of this restriction and informed Microsoft of the discussions held on April 11, 1999.

     Furthermore, WebMD at that time had filed a registration statement for an initial public offering of its common stock, which Healtheon management viewed as a strategic alternative for WebMD to a merger with Healtheon, and which contributed in part to Healtheon management's decision to move ahead quickly with merger discussions.

     On April 12, 1999, Mr. Long and other members of Healtheon's management team met with officials from Microsoft to discuss the business of Healtheon and a possible business combination of Healtheon and WebMD. On April 14, 1999, officials of Microsoft and senior executives of WebMD held a conference call during which Microsoft encouraged WebMD to explore a possible business combination with Healtheon.

     On April 19, 1999, Morgan Stanley was formally engaged by Healtheon to provide it financial advisory services in connection with the WebMD merger.

     On April 26, 1999, Mr. Long and Mr. Clark met with representatives from Morgan Stanley in Los Angeles, California to discuss the merits of a merger between Healtheon and WebMD. At this meeting, the participants also discussed transaction terms that Healtheon and WebMD would need to agree to for the merger to proceed. These transaction terms included valuation, management of the combined company, headquarters location and transaction structure.

     Later that day, Mr. Long, Mr. Clark and L. John Doerr, a director of Healtheon, met with Mr. Arnold for dinner to discuss a potential combination between the two companies. Principal business terms of a combination were discussed at this meeting, but no agreements were made between the two companies.

     On April 27, 1999, Mr. Clark delivered a letter to Mr. Arnold outlining terms of a potential business combination for purposes of continuing and focusing the earlier discussions. At the invitation of Mr. Arnold, on May 3, 1999, Mr. Clark, Mr. Long and a representative from Morgan Stanley met for dinner in Atlanta, Georgia with Mr. Arnold, other senior executives of WebMD and WebMD outside directors U. Bertram Ellis, Jr., S. Taylor Glover and Jouko J. Rissanen for the purpose of discussing the potential benefits of a business combination.

     On May 4, 1999 in the offices of WebMD, Mr. Long, Mr. Clark and a representative from Morgan Stanley met with Mr. Arnold, other representatives of WebMD's senior management team and BancBoston Robertson Stephens to discuss the terms of a possible business combination between Healtheon and WebMD. In addition, on May 4, Mr. Long, Mr. Clark, other members of Healtheon's senior management team and representatives from Morgan Stanley conducted business due diligence on WebMD.

     On May 5, 1999, Mr. Long, Mr. Clark and representatives from Morgan Stanley met with Mr. Arnold, other members of WebMD's senior management team as well as WebMD's financial advisors to discuss terms of a possible business combination between Healtheon and WebMD. At this meeting, the parties agreed to an outline for a possible combination of the two companies. It was agreed that a potential combination between Healtheon and WebMD should be structured as a merger with each set of shareholders owning approximately 50% of the pro forma company. In addition, at this meeting it was discussed that Mr. Long would become Chairman and Chief Operating Officer of Healtheon/WebMD and Mr. Arnold would become Chief Executive Officer.

     On May 6, 1999, Healtheon and WebMD signed a Mutual Non-disclosure Agreement. On May 6 and 7, 1999, senior executives of both companies and their respective legal and financial advisors met in Palo Alto, California to continue due diligence and the process of negotiating the terms of the transaction. These discussions continued through the following week in Palo Alto, California.

     Although Microsoft was not a direct participant in the negotiations between Healtheon and WebMD regarding the material provisions of the merger agreement, Microsoft's concurrence in the transaction was essential because Microsoft had the right to block the merger under its prior agreements with WebMD relating to its tender offer and purchase of Series E preferred stock. In addition Healtheon's and WebMD's managements believed that it was important for the surviving company to have significant available cash on hand and therefore considered, Microsoft's agreement to increase the amount of its investment in WebMD from $100 million to $250 million, at an effective price per WebMD common share of $54.17, with the additional $150 million conditioned upon the closing of WebMD's merger with Healtheon to be a significant financial endorsement of the transaction as well as an important source of post-merger cash. Concurrently with the negotiations with WebMD, Healtheon conducted negotiations with Microsoft relating to the future relationship between Microsoft and the combined company, the results of which are discussed under "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" on page 75. Had these negotiations not been successful, Microsoft might have used its rights to block the merger and would not have been willing to invest an additional $150 million in the combined company. Without Microsoft's agreement for both the additional $150 million investment and the revised strategic relationship, Healtheon may not have proceeded with the WebMD merger.

     On May 13, 1999, Healtheon's board of directors held a special meeting to discuss the proposed business combination with WebMD. At this meeting, Healtheon's senior management and financial and legal advisors presented to the board the principal terms of the proposed combination with WebMD that was under discussion and the status of business, financial and legal due diligence of the transaction.

     On May 14, 1999, it was reported in the press that Healtheon and WebMD were having discussions concerning a possible business combination. Over the weekend of May 15 - 16, 1999, and into the following week the senior executives, attorneys and financial advisors for Healtheon and WebMD continued to work to finalize the WebMD merger agreement and other documents evidencing the various arrangements, including the Microsoft investment and revisions to its strategic relationship as well as the investments by and contracts with the other purchasers of WebMD's Series E preferred stock.

     On May 16, 1999, Healtheon's board of directors held a special meeting to discuss the progress of negotiations of the definitive agreement, ultimately adjourning the meeting until a later time.

     On May 17, 1999, Healtheon's board of directors reconvened the special meeting of the board at which the board reviewed with its senior management and financial and legal advisors the results of the negotiations with WebMD. At this meeting, representatives of Morgan Stanley presented its financial analysis of the proposed transaction and expressed their opinion that the exchange ratio provided for by the merger agreement was fair from a financial point of view to Healtheon. Healtheon's board reviewed a draft of the merger agreement and posed questions to representatives of Wilson Sonsini Goodrich & Rosati, Healtheon's legal counsel, regarding the document and the terms of the transaction. Following discussions, Healtheon's board approved the merger, the merger agreement, related agreements, and the issuance of shares to WebMD stockholders in the transaction. Healtheon's board determined to recommend to the Healtheon stockholders its approval of the WebMD merger.

     From May 16 to May 18, 1999, Healtheon's management met with representatives of McKessonHBOC to determine whether McKessonHBOC would agree to vote for the WebMD merger, and to modify its strategic relationship with WebMD to eliminate any potential obligation of WebMD to provide web-enabled access to specific McKessonHBOC products and services on an exclusive basis. By mid-morning, May 19, 1999 it became apparent that these discussions would not result in an agreement with McKessonHBOC. As an inducement to Healtheon to proceed with the proposed merger, WebMD and Healtheon reached an understanding to proceed in good faith to negotiate with McKessonHBOC to amend the exclusivity provisions prior to the closing of the merger in exchange for issuance of rights to acquire new shares of WebMD. Healtheon and WebMD also reached an understanding that if they were able to reach a mutually acceptable agreement with McKessonHBOC prior to the consummation of the merger that required the issuance of additional equity greater than the rights that McKesson then had to purchase 1,295,565 shares of WebMD for $54.17 per share, the resulting incremental dilution would be shared one-third by Healtheon and two-thirds by WebMD and accordingly would result in a reduction of the exchange ratio. In the evening of May 19, 1999, Healtheon's board convened a special meeting to discuss the results of the McKessonHBOC discussions and further negotiations with WebMD subsequent to the May 17, 1999 board approval, including revising the structure of the transaction from a merger of WebMD into a subsidiary of Healtheon to a merger of WebMD and Healtheon into separate subsidiaries of Healtheon/WebMD. After posing questions to representatives of management and Wilson Sonsini Goodrich & Rosati and following discussions, the board approved the transaction, subject to satisfactory completion of final details of the merger agreement within the guidelines approved by the board.

     A meeting of the WebMD board was convened in New York City on May 16, 1999, during which WebMD's senior management, financial advisors and legal counsel outlined the terms of the proposed combination with Healtheon and related transactions with Microsoft and others and described the status of the negotiations.

     The meeting was adjourned and reconvened several times over the next four days, with WebMD's senior management, financial advisors and legal counsel advising the WebMD board of the progress of the negotiations at each meeting. At its meeting held on May 17, 1999, the WebMD board approved by unanimous vote the amendments to WebMD's Investment Agreement with Microsoft, to provide for the increase in Microsoft's investment from approximately $100.0 million to $250.0 million, with the additional approximately $150.0 million conditioned upon the closing of the merger, and for a total of up to approximately $150.0 million of investments by Intel Corporation, Excite Inc., SOFTBANK America Inc., Covad Communications Group, Inc., Superior Consultant Holdings Corporation, The Reader's Digest Association, Inc. and Dell USA, L.P., an investment vehicle for Dell Computer Corporation.

     At the WebMD board meeting held on the morning of May 19, 1999, WebMD senior management and Nelson Mullins Riley & Scarborough, L.L.P., WebMD's legal counsel discussed the results of the negotiations with Healtheon and the terms of the proposed merger agreement, the voting agreements and the conversion agreements. At this meeting representatives of BancBoston Robertson Stephens, Inc. presented an analysis of the financial terms of the proposed merger and expressed their opinion that the exchange ratio was fair to the holders of WebMD stock from a financial point of view. In addition, the WebMD board of directors reviewed a draft of the merger agreement and a representative from Nelson Mullins Riley & Scarborough answered questions regarding the document from the board of directors. Following these presentations and other discussions, the WebMD board approved by unanimous vote the terms of the merger and the merger agreement substantially in the form presented, and authorized a committee of the WebMD board consisting of Messrs. Arnold, Gilbertson, Draughon, Heekin and Rissanen to complete the negotiations and execution of the merger agreement.

     During the evening of May 19, 1999 and continuing through the early morning of May 20, 1999 the negotiations of the merger agreement were completed, including the revision of the merger structure and the understanding with Healtheon that any incremental dilution resulting from any future agreement with McKessonHBOC would be shared one-third by Healtheon and two-thirds by WebMD and could result in a reduction in the exchange ratio. The special committee heard an updated financial analysis and opinion from BancBoston Robertson Stephens, an explanation by a representative of Nelson Mullins Riley & Scarborough of the revised merger structure and understanding with Healtheon concerning potential dilution from any possible future agreement with McKesson HBOC, and approved the final agreement at a meeting held at 6:30 a.m. eastern time, May 20, 1999. At a meeting of the WebMD board held at 9:00 a.m. eastern time, May 20, 1999, representatives of BancBoston Robertson Stephens again presented its updated financial analysis and opinion that the exchange ratio was fair to the stockholders of WebMD from a financial point of view, counsel reviewed the terms of the final merger agreement and related documents, and the merger agreement and the WebMD merger were ratified and approved by the unanimous vote of the WebMD board.

     On September 7, 1999, the WebMD board met to consider approval of an agreement with McKessonHBOC providing for a comprehensive restructuring of the previous agreements between WebMD and McKessonHBOC which would involve the issuance by WebMD of warrants giving McKessonHBOC the right to purchase 4,688,049 shares of WebMD common stock. This agreement is described in more detail below under "WebMD transaction agreements -- McKessonHBOC agreement." At the meeting a representative of Nelson, Mullins, Riley & Scarborough described the proposed McKessonHBOC agreement and its effect on the exchange ratio pursuant to previous understanding with Healtheon. In addition, a representative of BancBoston Robertson Stephens presented a financial analysis of the results at the issuance of the warrants and confirmed that the reduction of the exchange ratio that would result from the issuance of the warrants was within the range of exchange ratios considered by BancBoston Robertson Stephens in rendering its fairness opinion to the board on May 19, 1999. Following these presentations and discussions, the WebMD board unanimously approved the McKessonHBOC agreement dated as of September 1, 1999 and the amendment to the merger agreement dated as of September 1, 1999 to effect the agreed upon resulting reduction in the exchange ratio from 1.815 to 1.796.

JOINT REASONS FOR THE WEBMD MERGER

     Healtheon's and WebMD's boards of directors have determined that the WebMD merger is fair to, and in the best interests of, the stockholders of their respective companies. They concluded that the combined company following the WebMD merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Potential mutual benefits identified by the boards of directors include the following:

     - the combination of WebMD's brand recognition and existing strategic relationships with Healtheon's e-commerce transaction platform and industry relationships will enable Healtheon/ WebMD to move decisively toward Healtheon's and WebMD's key strategic goal of offering a comprehensive, integrated Web-based solution for the administrative, communications and information needs of the healthcare industry

     - the combination of two leading providers of end-to-end Internet solutions to the healthcare industry will better position Healtheon/WebMD to achieve increased subscriber penetration among physicians, payers, providers and other healthcare industry participants

     - expanding each company's connected network of customers and strategic partners, accelerating Healtheon/WebMD's efforts toward achieving broad acceptance in the healthcare industry and strengthening its competitive position. Healtheon/WebMD is expected to offer connectivity and transactions for physicians, consumers and healthcare institutions over a network consisting of approximately 540 payers, 180,000 physicians, 1,100 hospitals, 42,000 pharmacies, 10,000 dentists and 200 affiliate partners

     - increasing Healtheon/WebMD's transaction volume

     - broadening each company's offerings of Internet-based healthcare-related transactions services, and creating enhanced cross-selling opportunities

     - increasing the speed at which Internet transaction processing streamlines inefficient manual and paper-based processes

     - enhancing the quality and depth of patient-doctor communications

     - creating a strong combined management team

HEALTHEON'S REASONS FOR THE WEBMD MERGER

     At the meeting held on May 19, 1999, the board of directors of Healtheon concluded that the WebMD merger was in the best interests of Healtheon and determined to recommend that the stockholders approve the stockholder proposals relating to the merger.

     The decision of the board of directors of Healtheon was based upon several potential benefits of the merger, including the following, the order of which does not necessarily reflect their relative significance:

     - EXPANSION OF BUSINESS MODEL TO INCLUDE CONSUMER AND HEALTHCARE PROFESSIONAL WEB SITES. To date, Healtheon has focused primarily on the development and deployment of a transaction "engine" and related software applications to facilitate Internet based healthcare transactions between payers, providers and institutions. Examples of Internet-based healthcare transactions that Healtheon intends to facilitate include the following: enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. To date, WebMD has focused its efforts on the development of consumer and healthcare professional web sites that provide authoritative content, on line communities, practice management services and personalized service to both healthcare professionals and consumers. Healtheon believes that the WebMD Internet applications directed toward physicians and consumers will be essential to accelerating Healtheon sponsored transactions, as physicians today initiate most healthcare transactions, with consumers' choice playing an increasing role.

     - CREATION OF COMPLETE END-TO-END HEALTHCARE E-COMMERCE SOLUTION. Healtheon believes that, through the WebMD merger, Healtheon/WebMD will create a leading end-to-end healthcare e-commerce solution with the ability to facilitate business-to-business, consumer-to-business and business-to-consumer transactions.

     - EXPANSION OF STRATEGIC PARTNERSHIPS. The reorganization will provide Healtheon with additional strategic relationships with healthcare and technology industry leaders to augment its current strategic alliances. WebMD has business relationships with Microsoft, Intel, SOFTBANK, Excite@Home, Lycos, DuPont, CNN and other leading institutions. These strategic partnerships will help the combined company achieve its objectives of connectivity and transactions between consumers, payers, providers and institutions, establish the Healtheon/WebMD brand and contribute towards the establishment of a common Internet healthcare technology platform.

     - INVESTMENTS BY STRATEGIC PARTNERS. The recent investments of approximately $257.5 million by Microsoft and other strategic partners in WebMD and the prospects of an additional $150.0 million investment by Microsoft upon the completion of the WebMD merger would provide Healtheon/WebMD with significant liquidity to finance its operations.

     - DIVERSIFICATION OF FINANCIAL BUSINESS MODEL. To date, Healtheon has focused on a financial business model that is based on transactions between payers, providers and institutions. To date, WebMD has focused on a financial business model that includes subscriptions, sponsorships and advertising. Additionally, Healtheon believes that the cross-selling opportunities are substantial given the complementary service offerings and customer bases of the two companies.

     The foregoing discussion of the information and factors considered by the Healtheon board is not intended to be exhaustive but is believed to include all material factors considered by Healtheon's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Healtheon board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Healtheon board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with Healtheon's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Healtheon board may have given different weight to different factors. The Healtheon board considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, Healtheon's board concluded that the merger was fair to, and in the best interests, of Healtheon and that Healtheon should proceed with the merger.

RECOMMENDATION OF HEALTHEON'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of Healtheon has determined that the merger is in the best interests of Healtheon and recommends that they vote for approval and adoption of the merger agreement, and approval of the issuance of shares in the WebMD merger.

     In considering the recommendation of the Healtheon board with respect to the merger, you should be aware that one director of Healtheon has interests in the merger that are different from, or are in addition to the interests of Healtheon stockholders generally. Please see the section entitled "Interests of directors, officers and affiliates in the WebMD merger" on page 76.

WEBMD'S REASONS FOR THE WEBMD MERGER

     In addition to the anticipated joint benefits described above, WebMD's board of directors believes that the following are additional reasons the WebMD merger will be beneficial to WebMD and for stockholders of WebMD to vote for approval of the merger agreement and the WebMD merger:

     - the implied value of the WebMD merger consideration on the date of the merger agreement of $144.13, which is based on the closing price of Healtheon common stock on the day prior to the WebMD board's approval of the merger, represented a premium to the $54.17 price per common share that Microsoft agreed to pay for its initial strategic investment and in its tender offer

     - the opportunity of WebMD stockholders to participate in the potential growth of Healtheon/ WebMD following the WebMD merger or to realize their investment by selling their Healtheon/ WebMD shares in a public market

     - the liquidity afforded WebMD's stockholders upon exchange of their shares in WebMD, which are not publicly traded, for shares in Healtheon/WebMD, which are publicly traded

     - the greater liquidity anticipated to be afforded WebMD's stockholders upon the closing of the WebMD merger as compared to the closing of WebMD's own previously proposed initial public offering because a larger number of shares of Healtheon/WebMD are anticipated to be outstanding after the merger than would be outstanding after a WebMD initial public offering and the resulting likelihood of greater trading volume and increased coverage by investment research and analyst reports

     In reaching its decision to approve the merger agreement and the proposed merger, the WebMD board of directors consulted with WebMD's management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     - The WebMD board of directors reviewed various historical information concerning WebMD's and Healtheon's respective businesses, financial performances and conditions, operations, technologies, management teams and competitive positions. The WebMD board of directors considered available information on Healtheon including its Registration Statement on Form S-1 and subsequent fiscal quarters as filed with the Securities and Exchange Commission. In addition, the board of directors instructed management and BancBoston Robertson Stephens to conduct additional due diligence on Healtheon's financial condition and prospects and the results of that due diligence were reported to the board of directors. Based in part upon these factors, the WebMD board of directors believes that a merger with Healtheon would be advisable and fair to and in the best interests of WebMD and WebMD's stockholders.

     - The WebMD board of directors viewed the terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as reasonable in light of the entire transaction. WebMD's board also considered the provisions in the merger agreement that prohibited solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bids. The WebMD board of directors considered that the provisions in the merger agreement for the benefit of WebMD reasonably protected the interests of WebMD stockholders, and those for the benefit of Healtheon did not present any significant impediments to proceeding with the transaction considering all of the circumstances.

     - The WebMD board of directors considered favorably the detailed financial analyses and pro forma and other information relating to the two companies presented by BancBoston Robertson Stephens, including the opinion of BancBoston Robertson Stephens that the WebMD exchange ratio was fair to WebMD stockholders from a financial point of view. This opinion is subject to assumptions and limitations noted in the opinion and described under "Opinion of WebMD's financial advisor," and stockholders should carefully read both that section and the opinion which is attached to this document as Annex D. The opinion of BancBoston Robertson Stephens is directed to WebMD's board of directors and does not constitute a recommendation to stockholders of WebMD on how they should vote at, or take any other action in connection with, the special meeting for the WebMD merger. The WebMD board of directors viewed the analyses and opinion of an independent, internationally recognized financial advisor such as BancBoston Robertson Stephens to be important factors in reaching a determination that the transaction should be approved.

     - The WebMD board received reports from WebMD's management and its financial advisor as to the results of their due diligence investigation of Healtheon, which consisted of a review of publicly available information and research analyst reports and meetings with members of Healtheon's management. These reports indicated no significant issues that would preclude the WebMD board's approval of the merger.

     - The WebMD board of directors considered favorably that upon the closing of the WebMD merger an additional approximately $150.0 million would be invested by Microsoft and the strategic relationship with Microsoft would be expanded to the extent described in the section entitled "Healtheon/WebMD's strategic alliance with and investments from Microsoft and other partners" on page 78.

     - The WebMD board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

      - the risk to WebMD's stockholders that the value to be received in the merger could decline significantly from the indicated value on the date of the reorganization agreement due to potential declines in the trading price of Healtheon stock, which has been volatile since Healtheon's initial public offering

      - the challenges of integrating a business such as WebMD with a company such as Healtheon and the attendant risk that the potential benefits sought in the merger might not be fully realized

      - the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

        - WebMD's ability to expand its existing strategic relationships and attract new strategic partners and distribution channels

        - WebMD's ability to attract and retain key management, sales and marketing and technical personnel

        - the progress of potential and actual strategic relationships with third parties who may view working with Healtheon differently than working with WebMD

     - the risk that despite the efforts of Healtheon/WebMD, key technical and management personnel might not remain employed by Healtheon/WebMD

     - risks associated with fluctuations in Healtheon's stock price prior to closing of the merger

     - various other risks

     The WebMD board also considered what alternatives existed to the merger, including reviewing the prospects for WebMD as an independent company. In light of the factors described above, the WebMD board determined that the value and benefits available to WebMD stockholders from the merger exceeded the potential they might realize from WebMD's continuing as an independent company.

     This discussion of the information and factors considered by the WebMD board is not intended to be exhaustive but is believed to include all material factors considered by WebMD's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the WebMD board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the WebMD board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with WebMD's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the WebMD board may have given different weight to different factors. The WebMD board considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, WebMD's board concluded that the merger was fair to, and in the best interests, of WebMD and its stockholders and that WebMD should proceed with the merger.

RECOMMENDATION OF WEBMD'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of WebMD has determined that the WebMD merger is in the best interests of the WebMD stockholders and unanimously recommends that you vote for approval and adoption of the merger agreement and approval of the WebMD merger.

     In considering the recommendation of the WebMD board with respect to the merger, you should be aware that some directors and officers of WebMD have interests in the merger that are different from, or are in addition to the interests of WebMD stockholders generally. For information regarding the interests of these directors and officers, see the section entitled "Interests of directors, officers and affiliates in the WebMD merger" on page 76.

OPINION OF HEALTHEON'S FINANCIAL ADVISOR

     Under an engagement letter dated April 19, 1999, Healtheon retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the WebMD merger.

The Healtheon board of directors selected Morgan Stanley to act as Healtheon's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Healtheon. At the meeting of the Healtheon board of directors on May 17, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 17, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Healtheon. Morgan Stanley subsequently confirmed its May 17, 1999 opinion by delivering to the Healtheon board of directors a written opinion dated as of May 20, 1999.

     Morgan Stanley's opinion pertains to the WebMD merger only; it was issued without regard to whether the MEDE AMERICA merger is completed, however, the opinion does contemplate the pro forma impact of the MEDE AMERICA merger. Nonetheless, we have been informed by representatives of Morgan Stanley that the opinion as to the fairness of the WebMD merger to the Healtheon stockholders does not depend on whether the MEDE AMERICA merger is completed. Additionally, at the time Morgan Stanley rendered its opinion regarding the WebMD merger, the Medcast merger agreement had not yet been entered into, and therefore was not contemplated.

     You should consider the following when reading the discussion of the Healtheon's financial advisor in this document.

     - While we believe that this discussion is materially complete, you are urged to read the full text of the written opinion of Morgan Stanley dated May 20, 1999 that is attached as Annex C to this document and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion

     - Morgan Stanley's opinion is directed to the Healtheon board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Healtheon as of the date of the opinion

     - Morgan Stanley's opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of Healtheon common stock as to how to vote at the Healtheon special meeting

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed publicly available financial statements and other information of Healtheon, including the pro forma impact of Healtheon's proposed acquisition of MEDE AMERICA, referred to as Pro Forma Healtheon

     - reviewed internal financial statements and other financial and operating data concerning WebMD and Pro Forma Healtheon prepared by the managements of WebMD and Healtheon, respectively

     - analyzed financial projections pro forma for the investments made by Microsoft and other investors pursuant to the investment agreement, as well as other investments by other investors as contemplated by the merger agreement, relating to WebMD prepared by the management of WebMD

     - reviewed and discussed with the senior managements of Healtheon and WebMD the strategic rationale for the merger

     - discussed the past and current operations and financial condition and the prospects of Pro Forma Healtheon, including information relating to strategic, financial and operational synergies and benefits anticipated from the merger, with senior executives of Healtheon

     - discussed the past and current operations and financial condition and the prospects of WebMD, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of WebMD

     - discussed the effect of the strategic investments on the business and trading prospects of each of Pro Forma Healtheon and WebMD, including information relating to strategic, financial and operational benefits anticipated from each strategic investment, with senior executives of Healtheon and WebMD, respectively

     - discussed the effect of the strategic investments on the business and trading prospects of Pro Forma Healtheon and WebMD pro forma for the merger, including information relating to strategic, financial and operational benefits anticipated from each strategic investment, with senior executives of Healtheon and WebMD

     - reviewed the pro forma impact of the merger on the income statement of Pro Forma Healtheon

     - reviewed the reported prices and trading activity of the Healtheon common stock

     - compared the financial performance of Pro Forma Healtheon and WebMD and the prices and trading activity of the Healtheon common stock with that of publicly-traded companies comparable to Healtheon and WebMD and their securities

     - participated in negotiations and discussions among representatives of Healtheon and WebMD

     - reviewed the merger agreement and the investment agreement, as well as documents related to the merger and the strategic investments

     - reviewed the registration statement on Form S-1 of WebMD (File No. 333-7135) filed with the Securities and Exchange Commission, as amended on February 26, 1999, as well as documents related to that registration statement

     - performed such other analysis and considered such other factors as Morgan Stanley deemed appropriate

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the strategic investments and from the merger provided by Healtheon and WebMD, Morgan Stanley assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Pro Forma Healtheon and WebMD. Morgan Stanley relied upon the assessment by the managements of Healtheon and WebMD of their ability to retain key employees of Pro Forma Healtheon and WebMD. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Healtheon and WebMD of the following:

     - the strategic and other benefits expected to result from the merger

     - the timing and risks associated with the integration of Pro Forma Healtheon and WebMD

     - the validity of, and risks associated with, Pro Forma Healtheon's and WebMD's existing and future products and technologies

     Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Pro Forma Healtheon and WebMD, nor had Morgan Stanley been furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be treated as a tax-free reorganization and/or exchange, pursuant to the tax code and will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley also assumed that all strategic investments will be consummated in accordance with the terms of their respective agreements, and that the Microsoft tender offer would not materially delay, or otherwise have a material adverse effect on, the consummation of the merger. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion.

     The following is a brief summary of the analyses performed by Morgan Stanley in connection with the preparation of its opinion letter dated May 20, 1999. Selected summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Peer group comparison. Morgan Stanley compared financial information of Healtheon, Pro Forma Healtheon and WebMD with publicly available information for several comparable groups of companies. This analysis of comparable companies includes a review of the ratios of market valuation to various financial statistics. The companies used in the peer group comparison include:

     - Electronic Commerce Companies

      - Amazon.com, Inc.

      - eBay Inc.

      - Priceline.com Incorporated

     - E*Trade Group, Inc.

      - VerticalNet, Inc.

      - Sportsline USA, Inc.

     - Portals/Community Companies

      - Yahoo! Inc.

      - Broadcast.com Inc.

      - Lycos, Inc.

      - CNET, Inc.

      - Infoseek Corporation

      - iVillage Inc.

      - XOOM.com, Inc.

     - Portals/ISP Companies

      - America Online, Inc.

      - Excite@Home Corporation

     Based on estimates from securities research analysts, with median values shown except for Healtheon, Pro Forma Healtheon and WebMD and using both the closing price of Healtheon common stock on May 14, 1999 of $57.00, or the "Affected Share Price," and on May 13, 1999 of $47.00, or the "Unaffected Share Price," the day prior to published rumors of a potential transaction with WebMD, such analysis showed that as of May 14, 1999:

                                                              AGGREGATE VALUE/REVENUE
                                                              ------------------------
                                                                   CALENDAR YEAR
                                                              ------------------------
                                                               1999 E          2000 E
                                                              --------        --------
Affected Share Price
  Healtheon.................................................    56.9x           32.7x
  Healtheon Pro Forma.......................................    52.1x           23.5x
Unaffected Share Price
  Healtheon.................................................    46.6x           26.8x
  Healtheon Pro Forma.......................................    42.7x           19.3x
WebMD
  At Affected Share Price...................................   109.2x           31.4x
  At Unaffected Share.......................................    86.0x           24.7x
Electronic Commerce Companies Median........................    58.2x           33.4x
Portal/Community Companies Median...........................    50.8x           28.8x
Portal/ISP Companies Median.................................    44.9x           24.9x

     No company utilized in the peer group comparison analysis is identical to Pro Forma Healtheon. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond control of Healtheon and WebMD, such as the impact of competition on the businesses of Pro Forma Healtheon and WebMD and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Pro Forma Healtheon, WebMD or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     Discounted equity value. Morgan Stanley performed an analysis of the present value per share of the implied value of WebMD on a standalone basis based on WebMD's future equity value. Morgan Stanley observed the following, based on a range of revenue estimates from WebMD management with growth estimates ranging from 50% to 100%, for the calendar years 2001 and 2002, assuming calendar year 2000 revenue multiples of approximately 20 to 30:

                                                PRESENT VALUE OF
REVENUE MULTIPLE RANGE   DISCOUNT RATES    FULLY DILUTED EQUITY VALUE
----------------------   --------------    --------------------------
     20.0 - 30.0x        35.0% - 50.0%    $4.0 billion to $10.5 billion

     Morgan Stanley also observed the following for WebMD, based on revenue growth estimates from WebMD management ranging from 50% to 100% and operating income margins ranging from 25% to 35%, for the calendar year 2003, assuming calendar year earnings multiples ("P/E") of approximately 50 to 80:

                                            PRESENT VALUE OF
P/E MULTIPLE RANGE   DISCOUNT RATES    FULLY DILUTED EQUITY VALUE
------------------   --------------    --------------------------
   50.0 - 80.0x      25.0% - 50.0%    $1.3 billion to $9.4 billion

     Morgan Stanley performed an analysis of the present value per share of the implied value of Pro Forma Healtheon on a standalone basis. Based on a range of revenue estimates with growth estimates ranging from 30% to 60%, Morgan Stanley observed the following for the calendar years 2001 and 2002, assuming calendar year 2000 revenue multiples of approximately 15 to 23:

                                                              PRESENT VALUE OF
        REVENUE MULTIPLE RANGE          DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
        ----------------------          --------------   --------------------------
             15.0 - 23.0x               25.0% - 35.0%      $36.67 to $84.45
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Morgan Stanley also observed the following for Pro Forma Healtheon, based on revenue growth estimates ranging from 40% to 80% and operating income margins ranging from 20% to 30%, for the calendar year 2003, assuming forward P/E multiples of approximately 40 to 70:

                                                              PRESENT VALUE OF
          P/E MULTIPLE RANGE            DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
          ------------------            --------------   --------------------------
             40.0 - 70.0x               15.0% - 25.0%      $18.37 to $124.02
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Morgan Stanley performed an analysis of the present value per share of the implied value of the combined company based on its future trading price. Morgan Stanley observed the following for the combined company, based on revenue growth estimates ranging from 50% to 100% and operating income margins ranging from 25% to 35%, for the calendar year 2003, assuming forward P/E multiples of approximately 45 to 75:

                                                              PRESENT VALUE OF
          P/E MULTIPLE RANGE            DISCOUNT RATES   FULLY DILUTED EQUITY VALUE
          ------------------            --------------   --------------------------
             45.0 - 75.0x               20.0% - 30.0%      $24.55 to $151.50
Affected Share Price (May 14, 1999)                             $57.00
Unaffected Share Price (May 13, 1999)                           $47.00

     Preliminary initial public offering valuation. Morgan Stanley performed an analysis of the estimated initial public offering valuation of WebMD based on aggregate value as a multiple of a range of estimated calendar year 2000 revenues. Morgan Stanley observed the following implied initial public offering valuation, assuming calendar year 2000 revenue multiples of approximately 20 to 30:

REVENUE MULTIPLE RANGE    FULLY DILUTED EQUITY VALUE
----------------------    --------------------------
      20.0 - 30.0x       $3.0 billion to $6.0 billion

     Relative contribution analysis. Morgan Stanley analyzed the pro forma contribution of each of Pro Forma Healtheon and WebMD to the combined company assuming consummation of the reorganization and based on estimates from securities research analysts and from WebMD management, respectively. The analysis showed, among other things, the following:

                                                          % CONTRIBUTION BY
                                                     ---------------------------
                                                     PRO FORMA HEALTHEON   WEBMD
                                                     -------------------   -----
PROJECTED CALENDAR YEAR 1999
  Revenue                                                   65.5%          34.5%
  Gross Profit                                              37.3%          62.7%

PROJECTED CALENDAR YEAR 2000
  Revenue                                                   55.9%          44.1%
  Gross Profit                                              41.6%          58.4%

OFFERED PRICE                                               50.0%          50.0%

     Pro forma reorganization analysis. Morgan Stanley analyzed the pro forma impact of the merger on the combined company's projected earnings per share for calendar year 1999 and 2000. Such analysis was based on earnings projections by WebMD management for WebMD and by securities research analysts for Pro Forma Healtheon.

     - Morgan Stanley observed that the merger would result in earnings per share dilution for Pro Forma Healtheon, prior to giving effect to any synergies, of $0.02 for calendar year 1999 and earnings per share accretion of $0.02 for calendar year 2000 on a cash earnings basis, defined as earnings excluding non-cash charges such as goodwill, as reported by securities research analysts

     - Morgan Stanley observed that the merger would result in earnings per share dilution for Pro Forma Healtheon, prior to giving effect to any synergies, of approximately $4.34 for calendar year 1999 and approximately $8.49 for calendar year 2000 on GAAP earnings estimates reported by securities research analysts

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Pro Forma Healtheon or WebMD. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Healtheon or WebMD. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Healtheon and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Healtheon or WebMD might actually be sold.

     The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between Healtheon and WebMD and was approved by the Healtheon board of directors. Morgan Stanley provided advice to Healtheon during these negotiations; however, Morgan Stanley did not recommend any specific exchange ratio to Healtheon or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

     In addition, Morgan Stanley's opinion and presentation to the Healtheon board of directors was one of many factors taken into consideration by Healtheon's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Healtheon board of directors with respect to the exchange ratio or of whether the Healtheon board of directors would have been willing to agree to a different exchange ratio.

     The Healtheon board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and advisory services for Healtheon, Microsoft and other parties to the strategic investments and have received fees for rendering these services. Morgan Stanley is also an equity owner of Healtheon as a result in Morgan Stanley's participation in a private placement. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of Healtheon, Microsoft or any of the other parties to the strategic investments.

     Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Healtheon agreed to pay Morgan Stanley a fee of approximately $20 million, with the exact amount to be determined by a formula using the average of the average price of Healtheon common stock over a period of time before the date of announcement and before the date of closing. In the past, Morgan Stanley has been paid approximately $800,000 for financing services. In addition, Healtheon has also agreed to indemnify Morgan Stanley and its affiliates, their respective directions, officers, agents and employees and each person, if any controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under the federal securities laws, arising out of Morgan Stanley's engagement.

OPINION OF WEBMD'S FINANCIAL ADVISOR

     On March 12, 1999, WebMD and BancBoston Robertson Stephens executed an engagement letter, which was supplemented by a letter dated April 20, 1999, pursuant to which BancBoston Robertson Stephens was engaged to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to the stockholders of WebMD.

     On May 19, 1999 at a meeting of the WebMD board held to evaluate the proposed merger, BancBoston Robertson Stephens delivered to the WebMD board its oral opinion, subsequently confirmed in writing, that as of May 19, 1999 and based on the matters described in the opinion, the exchange ratio was fair from a financial point of view to the stockholders of WebMD, with the exception of Healtheon, any affiliate of Healtheon and any holder of WebMD stock who has exercised dissenters' rights. BancBoston Robertson Stephens subsequently confirmed by delivery of an oral confirmation to the WebMD board on September 7, 1999 that the analysis underlying its written opinion dated May 19, 1999 supported a range of exchange ratios from 1.750 to 1.815 depending on whether an agreement could be reached amending WebMD's agreements with McKessonHBOC. For purposes of the confirmation of its written opinion dated May 19, 1999, BancBoston Robertson Stephens reviewed the factors considered and assumptions made in connection with the earlier opinion, but did not update the material analysis performed. The exchange ratio was determined through negotiations between the respective managements of WebMD and Healtheon. Although BancBoston Robertson Stephens did assist the management of

WebMD in those negotiations, it was not asked by, and did not recommend to, WebMD that any specific exchange ratio constituted the appropriate exchange ratio for the WebMD merger. BancBoston Robertson Stephens also assisted WebMD's management in the negotiations leading to an agreement on principal structural terms of the transaction.

     BancBoston Robertson Stephens' opinion pertains to the WebMD merger only; it was issued without regard to whether the MEDE AMERICA merger is completed, however, the opinion does contemplate the pro forma impact of the MEDE AMERICA merger. Nonetheless, we have been informed by representatives of BancBoston Robertson Stephens that the opinion as to the fairness of the WebMD merger to the WebMD stockholders does not depend on whether the MEDE AMERICA merger is completed. Additionally, at the time of BancBoston Robertson Stephens' opinion the Medcast merger agreement had not yet been entered into, and therefore was not contemplated.

     BancBoston Robertson Stephens expresses no opinion as to the tax consequences of the WebMD merger, and the BancBoston Robertson Stephens opinion as to the fairness of the exchange ratio does not take into account the particular tax status or position of any stockholder of WebMD. In furnishing its opinion, BancBoston Robertson Stephens was not engaged as an agent or fiduciary of WebMD's stockholders or any other third party.

     The full text of the BancBoston Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated in this proxy statement/prospectus by reference. Stockholders of WebMD are urged to read the BancBoston Robertson Stephens opinion in its entirety. The BancBoston Robertson Stephens opinion was prepared for the benefit and use of the WebMD board in its consideration of the merger and does not constitute a recommendation to stockholders of WebMD as to how they should vote at, or take any action in connection with, the special meeting for the merger. The BancBoston Robertson Stephens opinion does not address:

     - the relative merits of the merger and any other transactions

     - business strategies discussed by the WebMD board as alternatives to the merger, or

     - the underlying business decision of the WebMD board to proceed with the merger process

     The summary of the BancBoston Robertson Stephens opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the BancBoston Robertson Stephens opinion.

     In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

     - reviewed publicly available financial statements and other business and financial information of Healtheon

     - reviewed internal financial statements and other financial and operating data concerning WebMD and Healtheon, including information relating to strategic, financial and operational benefits anticipated from the WebMD merger, prepared by the managements of WebMD and Healtheon

     - reviewed financial forecasts and other forward looking financial information prepared by the managements of WebMD and Healtheon

     - held discussions with the respective managements of WebMD and Healtheon concerning the businesses, past and current operations, financial condition and future prospects of both WebMD and Healtheon, independently and combined, including discussions with the managements of WebMD and Healtheon concerning cost savings and other synergies that are expected to result from the WebMD merger as well as their views regarding the strategic rationale for the WebMD merger

     - reviewed the financial terms and conditions set forth in the merger agreement

     - reviewed the stock price and trading history of Healtheon

     - reviewed the valuations of publicly traded companies deemed comparable to WebMD

     - compared the financial terms of the WebMD merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant

     - reviewed the pro forma impact of the WebMD merger on Healtheon's revenues and cash earnings per share

     - reviewed and considered in the analysis, information prepared by members of management of WebMD and Healtheon relating to the relative contributions of WebMD and Healtheon to the revenues of the combined company

     - prepared an analysis of WebMD with respect to an initial public offering

     - participated in discussions and negotiations among representatives of WebMD and Healtheon and their financial and legal advisors

     - made other studies and inquiries, and reviewed other data as BancBoston Robertson Stephens deemed relevant

     In BancBoston Robertson Stephens' review and analysis and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it including information furnished to BancBoston Robertson Stephens orally or otherwise discussed with BancBoston Robertson Stephens by management of WebMD and Healtheon, or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens has relied upon the assurances of management of WebMD and Healtheon that neither is aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of WebMD or Healtheon, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections, and the assumptions and bases for the financial forecasts and projections, for each of WebMD and Healtheon that BancBoston Robertson Stephens has reviewed, upon the advice of the managements of WebMD and Healtheon, BancBoston Robertson Stephens has assumed that:

     - these forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions

     - these forecasts and projections reflect the best currently available estimates and judgments as to the future financial condition and performance of WebMD and Healtheon

     BancBoston Robertson Stephens has assumed that:

     - the merger will be consummated upon the terms set forth in the merger agreement without material alteration

     - the merger will be accounted for as a business combination and will be accounted for using the "purchase method" of accounting in accordance with generally accepted accounting principles, or GAAP

     - the merger will be treated as a transaction in which no gain or loss will be recognized for U.S. federal income tax purposes

     - the historical financial statements of each of WebMD and Healtheon reviewed by BancBoston Robertson Stephens have been prepared and fairly presented in accordance with GAAP consistently applied

     BancBoston Robertson Stephens has relied as to all legal matters relevant to rendering its opinion on the advice of its counsel. Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that BancBoston Robertson Stephens has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to BancBoston Robertson Stephens' attention after the date of the opinion. BancBoston Robertson Stephens' opinion is limited to the fairness, from a financial point of view and as of the date thereof, to the holders of WebMD stock, with the exception of Healtheon, any affiliate of Healtheon and any holder of WebMD common stock who has exercised dissenters' rights, of the exchange ratio.

     BancBoston Robertson Stephens does not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the WebMD merger

     - any tax or other consequences that might result from the WebMD merger, or

     - what the value of Healtheon/WebMD common stock will be when issued to WebMD's stockholders pursuant to the WebMD merger or the price at which the shares of Healtheon/ WebMD common stock that are issued pursuant to the WebMD merger may be traded in the future

     The following is a summary of the material financial analysis performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analysis is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analysis by BancBoston Robertson Stephens, these tables must be read together with the text of each summary. The BancBoston Robertson Stephens opinion is based upon the totality of the various analyses performed by BancBoston Robertson Stephens and no particular portion of the analyses has any merit standing alone.

     Comparable companies analysis. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt, referred to as total capitalization, of WebMD and of publicly traded companies involved in Internet businesses, including those involved in the consumer Internet community market, the health content/connectivity market, the business and e-commerce market, and other online specific content providers, including:

     - America Online

     - Lycos

     - theglobe.com

     - Yahoo!

     - Xoom.com

     - Healtheon

     - Mediconsult.com

     - OnHealth Network

     - Critical Path

     - Exodus

     - Inktomi

     - VerticalNet

     - CNET

     - Preview Travel

     - SportsLine, USA

     Comparable company analysis -- multiples. BancBoston Robertson Stephens applied estimated multiples for WebMD with total capitalization to estimated revenues for calendar years 1999 and 2000. The estimated multiples for WebMD were based on multiples of the above companies. These estimated multiples resulted in the following mean implied equity values, implied mean prices per share, and mean implied exchange ratios:

                                                                                      IMPLIED
                       ESTIMATED TOTAL CAPITALIZATION/        MEAN IMPLIED           MEAN PRICE        IMPLIED MEAN
    CALENDAR YEAR          CALENDAR YEAR MULTIPLE          EQUITY VALUE ($MM)        PER SHARE        EXCHANGE RATIO
    -------------      -------------------------------  ------------------------     ----------       --------------
2000.................           16.0x - 26.0x           $3,739.6                      $ 74.55             0.929x
1999.................           35.0x - 55.0x           $2,462.4                      $ 54.43             0.678x
                                                        Mean for 1999-2000            $ 64.49             0.804x
                                                        Implied offer price on
                                                          May 19, 1999                $144.13             1.796

     Comparable companies -- estimated initial public offering price. BancBoston Robertson Stephens estimated the market capitalization to the estimated revenue multiple for the year 2000 for WebMD based on actual multiples of the following publicly traded companies involved in internet businesses:

     - America Online

     - @Home

     - Yahoo!

     - Amazon.com

     - eBay

     - Inktomi

     - Network Solutions

     - CNET

     - Earthweb

     - Infoseek

     - SportsLine, USA

     - theglobe.com

     This estimated multiple was used to further estimate a price which the WebMD common stock may sell for in an initial public offering of such stock. BancBoston Robertson Stephens has estimated a market capitalization to estimated revenue multiple for calendar year 2000 of 19.0x. This multiple would result in the following values compared to actual values for the current transaction:

                                          MARKET
                                      CAPITALIZATION/       IMPLIED EQUITY    PRICE PER    IMPLIED EXCHANGE
                                     ESTIMATED REVENUE          VALUE           SHARE           RATIO
                                   ---------------------    --------------    ---------    ----------------
Estimated based on calendar year
  2000...........................      18.0x - 20.0x           $3,013.4        $ 63.11           0.786x
Implied offer price on May 19,
  1999...........................                 --           $8,154.7        $144.13           1.796x

     Precedent transaction analysis. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered plus net debt assumed, debt less cash on hand, and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the internet content and service industry including:

     - Broadcast.com/Yahoo! (April 1, 1999)

     - Geocities/Yahoo! (January 28, 1999)

     - Excite/@Home (January 19, 1999)

     - Netscape/America Online (November 24, 1998)

     - N2K/CDnow (October 22, 1998)

     - CKS Group, Inc./USWeb Corporation (September 2, 1998)

     - Infoseek/Disney (June 18, 1998)

     BancBoston Robertson Stephens compared, among other things, the total consideration in the above precedent transactions as a multiple of estimated revenues of the acquired company for calendar year 2000, for the twelve months prior to the transaction announcement and for the twelve months subsequent to the transaction announcement. BancBoston Robertson Stephens applied a range of multiples based on the above transactions for calendar years 1999 and 2000 from 15.0x to 35.0x and from 10.0x to 25.0x, respectively, and estimated mean multiples for WebMD for the same periods of 25.0x and 12.5x, respectively. These mean multiples yielded an implied price per share and an implied exchange ratio for these periods of $40.05 and 0.499x and of $53.31 and 0.664x, respectively.

                                                  MULTIPLE RANGE         MEAN
                                               --------------------    PER SHARE       IMPLIED
                                               LOW     HIGH    MEAN      PRICE      EXCHANGE RATIO
                                               ----    ----    ----    ---------    --------------
Total capitalization to
  calendar year 2000 revenues................  10.0x   25.0x   12.5x    $53.31          0.664x
Total capitalization to
  calendar year 1999 revenues................  15.0x   35.0x   25.0x    $40.05          0.499x

     Using publicly available information, BancBoston Robertson Stephens applied the premiums paid in the precedent transactions to the closing stock price of the target one day prior to announcement and four weeks prior to announcement premiums of 35% to 95%, respectively, to the value of WebMD implied by the price offered by Microsoft in its tender offer for 27.8% of the outstanding stock of WebMD of $2,100 million.

 MICROSOFT     MULTIPLE RANGE   EQUITY VALUE   PER SHARE      IMPLIED
TENDER OFFER        MEAN            MEAN         PRICE     EXCHANGE RATIO
------------   --------------   ------------   ---------   --------------
   $2,100            35%          $2,839.2      $60.37         0.752x
   $2,100            95%          $4,084.5      $79.99         0.997x

     Pro forma earnings analysis. BancBoston Robertson Stephens analyzed pro forma effects resulting from the WebMD merger, including, among other things, the impact of the WebMD merger on the projected revenues and earnings per share of the combined company for calendar year 2000. Without taking into account synergies that the combined company may or may not realize in its operations, the results of the pro forma earnings analysis suggested that while the WebMD merger could range from 20.5% to 22.2% dilutive to the combined company's revenue per share, the WebMD merger could range from 51.0% to 52.1% accretive to the combined company's cash earnings per share in calendar year 2000. The factors that would affect the potential accretion or dilution in the combined company's revenue per share include, among other things, the respective company's 1999 and 2000 revenue growth rates and the amount of revenue synergies realized, while the potential accretion or dilution in the combined company's cash earnings per share would also depend significantly upon the amount of operating synergies realized. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Contribution analysis. BancBoston Robertson Stephens estimated that WebMD's contribution to revenues for calendar years 1998, 1999 and 2000 would imply an exchange ratio of, 0.021x, 0.536x and 1.251x, respectively, indicating that the deal exchange ratio of 1.796x represents a 8,398%, 235% and 44% premiums, respectively.

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to WebMD, Healtheon or the combined company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     While the foregoing summary describes analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the WebMD board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of WebMD and Healtheon. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Healtheon common stock may be traded at any future time.

     Fees and indemnification. The BancBoston Robertson Stephens engagement letter provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee of up to a maximum of $15,000,000, dependent on the outcome of the assignment and the aggregate transaction value at closing, which includes a $500,000 opinion fee paid upon delivery of the BancBoston Robertson Stephens opinion. WebMD has not paid any other fees to BancBoston Robertson Stephens over the past two years. WebMD has also agreed to reimburse BancBoston Robertson Stephens for limited out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to WebMD. The terms of the fee arrangement with BancBoston Robertson Stephens, which WebMD and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between WebMD and BancBoston Robertson Stephens, and the WebMD board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the WebMD merger. BancBoston Robertson Stephens and its affiliates have provided financial advisory and financing services for WebMD, including other advisory work relating to the investment in WebMD by Microsoft, and advisory work relating to other strategic minority investments, including those by SOFTBANK Corporation, Intel Corporation, Covad Communications, Inc., Excite, Inc., and Superior Consultant Holdings Corporation, for which BancBoston Robertson Stephens will receive fees of approximately $15,000,000.

     BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with WebMD.

     BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancBoston Robertson

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Stephens may actively trade the equity securities of Healtheon for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

MODIFICATION OF VESTING OF EMPLOYEE STOCK OPTIONS

     Under their employment or option agreements, options to acquire 692,300 shares of WebMD common stock held by Jeffery T. Arnold, 138,460 shares held by John Danaher, WebMD's chief medical officer, and an aggregate of 58,285 shares held by three sales employees that are currently unvested will vest upon the completion of the merger. Mr. Arnold has agreed to modify his vesting provisions so that his options will not vest upon the completion of the merger but will vest if thereafter he is terminated other than for cause, which includes intentional acts of fraud or theft, intentional wrongful disclosure of confidential information and crimes involving dishonesty, or if he resigns after his duties, responsibilities or authority is diminished or his compensation is reduced. Each of Dr. Danaher and the three sales employees has agreed to modify his vesting provisions so that one-half of his unvested options will vest upon the completion of the merger and the other half will not vest upon completion of the merger but will vest under the same circumstances as those in which the options of Mr. Arnold will vest. In addition, each of Mr. Arnold, Dr. Danaher and the three sales employees has agreed to subject the possibility of accelerated vesting as a result of or following the merger to a vote of the stockholders as described in the section entitled "WebMD meeting -- Votes required; voting agreements; conversion agreements" on page 48. Absent these modifications, the options would vest upon the consummation of the merger, but Healtheon/WebMD would be unable to deduct for federal income tax purposes approximately $20.0 million of compensation expense, subject to adjustment based on the value of the options the vesting of which accelerate on the acceleration date, and each of these employees would suffer an excise tax of 20% on the portion of this amount attributable to the vesting of his options.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE WEBMD MERGER

     In accordance with the terms of the WebMD merger agreement, four representatives elected by the board of directors of WebMD and four representatives elected by the board of directors of Healtheon will become the initial members of the board of directors of Healtheon/WebMD. The Healtheon/WebMD board of directors will be comprised of nine members, with the other seat to be filled by a person designated by Microsoft. It is expected that Jeffrey T. Arnold, the current Chairman of the Board and Chief Executive Officer of WebMD, William P. Payne, U. Bertram Ellis, Jr. and Eric J. Gleacher will join the Healtheon/WebMD board of directors as the representatives of WebMD, W. Michael Long, the current Chief Executive Officer of Healtheon, James H. Clark,
L. John Doerr and William W. McGuire will join the Healtheon/WebMD board of directors as the representatives of Healtheon and Laura Jennings will join the Healtheon/WebMD board of directors as the representative of Microsoft.

     In connection with the WebMD merger, Mr. Arnold will be offered a position as the Chief Executive Officer of Healtheon/WebMD and Mr. Long will be offered a position as the Chairman of the Board and Chief Operating Officer of Healtheon/WebMD. In addition, Healtheon and WebMD are currently in the process of negotiating with some of their executive officers regarding their potential roles in the combined companies. They are currently unable to predict the outcome of these discussions. The WebMD merger is not conditioned upon the retention or termination of any of these officers.

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     Mr. Arnold has agreed to waive any vesting of his unvested stock options granted under his employment agreement that would occur upon the completion of the WebMD merger. However, if he is terminated other than for cause by Healtheon/WebMD following the WebMD merger, then all options granted to him pursuant to his employment agreement will immediately vest and become fully exercisable on the date of such termination.

     Microsoft will have the right to require Healtheon/WebMD to register for resale the Healtheon/WebMD common stock owned by Microsoft. Microsoft and Healtheon/WebMD have also agreed to expand Microsoft's strategic relationship with WebMD following the mergers to encompass the entire company. For a more complete description of the Microsoft relationship see the section entitled "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" on page 78.

     Premiere Technologies, Inc. and WebMD entered into an amendment to their co-marketing and integration agreement in connection with obtaining Premiere Technologies' agreement to vote for the WebMD merger agreement and the WebMD merger. The amendment requires WebMD to use its best efforts to cause Healtheon/WebMD to honor the rights and obligations under that agreement, including the exclusivity for telecommunications services. Boland T. Jones is the President and Chief Executive Officer of Premiere Technologies and a WebMD board member. William P. Payne is Vice Chairman of Premiere Technologies and Chairman of one of its subsidiaries. Mr. Payne is also the Vice Chairman of WebMD.

COMPLETION AND EFFECTIVENESS OF THE WEBMD MERGER

     The WebMD merger will be completed when all of the conditions to completion of the WebMD merger are satisfied or waived, including approval and adoption of the WebMD merger agreement by the stockholders of WebMD and Healtheon and approval of the WebMD merger by the stockholders of WebMD and the issuance of shares of Healtheon/WebMD common stock to the WebMD stockholders by the stockholders of Healtheon. The WebMD merger will become effective upon the filing of the certificate of merger with the State of Georgia.

STRUCTURE OF THE WEBMD MERGER AND CONVERSION OF WEBMD COMMON STOCK AND PREFERRED STOCK

     Pursuant to the WebMD merger agreement, the WebMD merger sub will be merged with and into WebMD, the result of which will be that WebMD will be a subsidiary of Healtheon/WebMD. Healtheon/ WebMD will continue to be traded on the Nasdaq National Market and will be held by the stockholders of Healtheon and the stockholders of WebMD. Accordingly, the business of Healtheon/WebMD will initially consist primarily of holding the capital stock of WebMD and operating the current business of Healtheon, and WebMD will continue to operate its current business.

     Upon completion of the WebMD merger, each outstanding share of WebMD common stock will be converted into a right to receive 1.796 shares of Healtheon/WebMD common stock. No fractional shares of Healtheon/WebMD common stock will be issued pursuant to the WebMD merger. In lieu of the issuance of any fractional shares of Healtheon/WebMD common stock, cash equal to the product of such fractional share amount and the average closing sale price of Healtheon common stock on Nasdaq for the ten trading days prior to the closing date of the mergers will be paid to holders in respect of any fractional share of Healtheon/WebMD common stock that would otherwise be issuable.

     As a result of conversion and voting agreements that have been signed by the holders of a majority of the outstanding shares of WebMD's preferred stock, the preferred stock will be converted into WebMD common stock prior to the effective time of the WebMD merger and will therefore receive 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock received upon the conversion.

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HEALTHEON/WEBMD'S STRATEGIC ALLIANCES WITH AND INVESTMENTS FROM MICROSOFT AND
OTHER PARTNERS

     As of May 6, 1999, WebMD and Microsoft entered into a five-year strategic alliance, which is subject to renewal in Microsoft's discretion. On May 19, 1999, Healtheon, WebMD and Microsoft entered into an agreement which assigns WebMD's rights and obligations under WebMD's strategic alliance with Microsoft to Healtheon/WebMD upon the completion of the merger and expands this relationship, as described below.

     WebMD's strategic alliance with Microsoft provides that:

     - WebMD will develop, host, maintain on its servers and provide all content for a health channel for MSN, MSNBC and WebTV. A minimum of 80% of all consumer health-related content and services on MSN must be derived from the MSN health channel.

     - Microsoft will pay WebMD the first $100.0 million of the revenues from banner and other advertising on the three Microsoft health channels and revenues from e-commerce transactions generated by these health channels. Thereafter, Microsoft will share with WebMD 50% of these revenues. WebMD will pay Microsoft a commission of 25% of the first $100.0 million of revenues.

     - Microsoft will sponsor up to 5.0 million subscriber/months of subscriptions to the WebMD healthcare professional web site, which will require Microsoft to pay $29.95 per month for or sell these subscriptions and may result in up to $149.8 million in revenues to WebMD over the five-year term of the agreement.

     - WebMD will share with Microsoft 50% of its revenues from banner and other advertising and sponsorships generated by these Microsoft-sponsored subscriptions and by DuPont-sponsored subscriptions to WebMD's healthcare professional web site, until Microsoft receives its payments for WebMD subscriptions it sponsors and then will share 25% of these revenues thereafter. WebMD will share with Microsoft 15% of its revenues from e-commerce transactions and from services not included as part of the base subscription fees generated by these Microsoft-sponsored subscriptions and by DuPont-sponsored subscriptions. WebMD will also share with Microsoft a percentage of its sponsorship revenues generated by DuPont-sponsored subscriptions, excluding revenues relating to base subscription fees.

     - Microsoft has agreed to deliver a minimum of 125.0 million impressions to the health channel per year of the term of the agreement.

     - WebMD will pay Microsoft an aggregate of $162.0 million in license fees over the five-year term.

     - WebMD and Microsoft each has committed co-marketing funds of at least $50.0 million over the first two years of the term of the agreement.

     - WebMD will provide Microsoft with access to an aggregate of $100.0 million of advertising space on WebMD's web site over the five-year term.

     - WebMD will pay Microsoft a $5 commission for each Microsoft-sponsored subscriber/month, and WebMD has committed training funds of $50 for each Microsoft-sponsored subscriber.

     - WebMD will utilize Microsoft operating systems and other technologies, including Microsoft Windows, Microsoft Office, Microsoft BackOffice, Microsoft Commerce Server, and Microsoft Visual Studio, to operate and maintain the health channel and WebMD's web site.

     - WebMD will incorporate a healthcare technology section on its healthcare professionals web site promoting Microsoft and Microsoft authorized independent software vendors.

     - Microsoft and its affiliates will be the sole providers of some non-healthcare related content and services for WebMD's consumer web site and, for those WebMD subscribers who purchase Internet access from WebMD, the sole providers of Internet access.

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     - WebMD may not provide health-related content or services or license co-branded or third party-branded web sites with specified entities, including some Internet and healthcare companies, without Microsoft's consent in some cases or without providing Microsoft notice and offering the same content or services on the health channel or allowing Microsoft to provide its products or services on the web sites in other cases.

     - Microsoft may reduce the amount of content and services provided by WebMD on the MSN health channel from 80% to 50% if:

        - WebMD's consumer web site is not ranked the third, second and first ranked consumer health site by December 31, 1999, July 31, 2000 and December 31, 2000, respectively, or

        - the MSN health channel does not have an average number of page views per unique user per month that is equal to or above the average number of page views for health sections of other portal and health web sites, as determined by Media Metrix.

     The strategic alliance agreement provides that Microsoft will place a link from its MSN.com home page, promote the health channel on the MSN.com in a manner equivalent to all other major MSN topic specific offerings and provide a guaranteed minimum amount of advertising for the health channel. Microsoft has also agreed to promote the WebMD brand by providing a joint credit on each page of the health channel.

     Healtheon, WebMD and Microsoft have agreed to assign WebMD's rights and obligations under its strategic alliance with Microsoft to Healtheon/WebMD upon the completion of the WebMD merger and to expand this relationship to provide that:

     - Microsoft will be entitled to nominate one member to the Healtheon/WebMD board of directors.

     - Any of Microsoft's rights with respect to WebMD's web site will also apply to Healtheon's web sites.

     - Healtheon/WebMD will share with Microsoft 15% of its revenues from transaction fees related to claims submissions, claims status inquiries and eligibility inquiries generated through the health channel for MSN, MSNBC and WebTV.

     - Microsoft and Healtheon will integrate independent software vendor applications and systems for transaction processing into Healtheon's web sites.

     On June 11, 1999, Microsoft completed the purchase of 202,930 shares of WebMD Series F preferred stock tendered by its stockholders pursuant to an offer to purchase for an effective price of $54.17 per share which was commenced on April 10, 1999. In addition, in May 1999, Microsoft purchased from WebMD 184,604 shares of Series E preferred stock for approximately $100.0 million representing an effective price of $54.17 per WebMD common share and was issued a warrant to acquire 7,614,916 shares of WebMD common stock at $54.17 per share. On May 20, 1999, Microsoft committed to acquire another 276,906 shares of Series E preferred stock upon the completion of the WebMD merger for approximately $150.0 million representing an effective price of $54.17 per WebMD common share. Microsoft will beneficially own approximately 16.0% of the fully diluted Healtheon/WebMD common stock following the completion of the mergers.

     In connection with the Microsoft investment, Intel Corporation, Excite, Inc., SOFTBANK America Inc., Covad Communications Group, Inc., Superior Consultant Holdings Corporation, The Reader's Digest Association, Inc. and Dell USA, L.P., an investment vehicle for Dell Computer Corporation, purchased a total of 272,292 shares of WebMD Series E preferred stock and 184,604 shares of WebMD Series D common stock for approximately $157.5 million. Some of these investors have also entered into strategic relationships with WebMD. For a complete description of these relationships, see the section entitled "Information Regarding WebMD -- WebMD's business -- Strategic relationships" on page 248.

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EXCHANGE OF WEBMD STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK CERTIFICATES

     When the WebMD merger is completed, Healtheon/WebMD's exchange agent will mail to WebMD stockholders a letter of transmittal and instructions for use in surrendering WebMD stock certificates in exchange for Healtheon/WebMD stock certificates. When a WebMD stockholder delivers a WebMD stock certificate to the exchange agent along with an executed letter of transmittal and any other required documents, the WebMD stock certificate will be canceled and the WebMD stockholder will receive Healtheon/WebMD stock certificates representing the number of full shares of Healtheon/WebMD common stock to which the stockholder is entitled under the merger agreement. A WebMD stockholder will receive payment in cash, without interest, in lieu of any fractional shares of Healtheon/WebMD common stock which would have been otherwise issuable to the stockholder in the merger.

     WEBMD STOCKHOLDERS SHOULD NOT SUBMIT THEIR WEBMD STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

NO DIVIDENDS

     WebMD stockholders are not entitled to receive any dividends or other distributions on Healtheon/ WebMD common stock until the WebMD merger is completed and they have surrendered their WebMD stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of WebMD stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, WebMD stockholders will be paid the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Healtheon/ WebMD common stock. At the appropriate payment date, WebMD stockholders will also receive the amount of any dividends or other distributions, without interest, with a record date after the completion of the reorganization and a payment date after they exchange their WebMD stock certificates for Healtheon/ WebMD stock certificates.

     Healtheon/WebMD will only issue WebMD stockholders a Healtheon/WebMD stock certificate or a check in lieu of a fractional share in a name in which the surrendered WebMD stock certificate is registered. If WebMD stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE WEBMD MERGER

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to WebMD stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities

     - if you are a tax-exempt organization

     - if you are subject to the alternative minimum tax provisions of the tax code

     - if you are a foreign person or entity

     - if you are a financial institution or insurance company

     - if you do not hold your WebMD shares as capital assets

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

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions

     - if you hold WebMD shares as part of an integrated investment, including a "straddle," comprised of shares of WebMD capital stock and one or more other positions, or

     - if you hold WebMD shares subject to the constructive sale provisions of
       Section 1259 of the tax code

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any of these transactions are undertaken in connection with the merger, including without limitation any transaction in which WebMD shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire WebMD capital stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

Tax implications for WebMD and WebMD stockholders

     Counsel to Healtheon, Wilson Sonsini Goodrich & Rosati, and counsel to WebMD, Nelson Mullins Riley & Scarborough, L.L.P., are of the opinion that the merger of WebMD with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the tax code. This means that:

     - WebMD stockholders will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of WebMD common stock in the WebMD merger, except for cash received for a fractional share of Healtheon/WebMD common stock.

     - Cash payments received by WebMD stockholders for a fractional share of Healtheon/WebMD common stock should be treated as if such fractional share had been issued in the WebMD merger and then redeemed by Healtheon/WebMD. The WebMD stockholders should recognize gain or loss with respect to these cash payments, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     - WebMD stockholders who exercise appraisal rights and receive payment for such stock in cash should generally recognize gain or loss for federal income tax purposes, measured by the difference, if any, between the amount of cash received and the basis in such shares, provided that the payment is not treated as a dividend distribution for tax purposes. A sale of WebMD shares pursuant to an exercise of appraisal rights should generally not be treated as a dividend if, as a result of such exercise, the stockholder owns no shares of Healtheon/WebMD or WebMD stock, either actually or constructively.

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of WebMD common stock will be the same as the aggregate tax basis of the WebMD common stock surrendered in exchange for the Healtheon/WebMD common stock.

     - The holding period of the Healtheon/WebMD common stock received by holders of WebMD stock in the WebMD merger will include the period the exchanged WebMD common stock was considered to be held, provided that the WebMD common stock surrendered is held as a capital asset at the time of the WebMD merger.

     - WebMD will not recognize gain solely as a result of the WebMD merger.

Limitations on the tax opinions

     WebMD has not requested a ruling from the IRS with regard to any of the federal income tax consequences of the WebMD merger.

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     The opinions described above do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon assumptions, including the truth and accuracy of representations provided by the parties to the WebMD merger agreement.

Consequences of a contrary IRS determination

     A successful IRS challenge to the status of the WebMD merger as a reorganization would result in a WebMD stockholder recognizing gain or loss with respect to each share of WebMD stock surrendered. This gain or loss would equal the difference between the stockholder's basis in the shares and the fair market value, at the time of the WebMD merger, of the Healtheon/WebMD common stock received. In this event, a stockholder's aggregate basis in the Healtheon/WebMD common stock received would equal its fair market value, and the stockholder's holding period for the Healtheon/WebMD stock would begin the day after the WebMD merger.

     Even if the WebMD merger qualifies as a reorganization, a stockholder who receives shares of Healtheon/WebMD common stock would recognize gain to the extent that those shares were considered received in exchange for services. Gain would also have to be recognized to the extent that a holder of WebMD stock was treated as receiving, directly or indirectly, consideration other than Healtheon/WebMD common stock in exchange for the holder's WebMD common stock. All or a portion of those gain amounts may be taxable as ordinary income.

ACCOUNTING TREATMENT OF THE WEBMD MERGER

     We intend to account for the WebMD merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Healtheon and WebMD will be included in the consolidated financial statements of Healtheon/WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of WebMD acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE WEBMD MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Healtheon, WebMD, Jeffrey T. Arnold, Microsoft, Premiere Technologies and U. Bertram Ellis, Jr. have filed the required information and materials with the Department of Justice and the Federal Trade Commission and these waiting periods have expired or been terminated. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of all applicable waiting periods.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and we may not prevail.

     We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Georgia.

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RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF WEBMD AND HEALTHEON

     The shares of Healtheon/WebMD common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to or held by any person who is an affiliate of either of WebMD or Healtheon. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of WebMD or Healtheon and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

     - any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED IN WEBMD MERGER

     It is a condition to the closing of the merger that the shares of Healtheon/WebMD common stock to be issued in the merger be approved for listing on Nasdaq, subject to official notice of issuance.

OPERATIONS AFTER THE WEBMD MERGER

     Following the merger, WebMD will continue its operations as a subsidiary of Healtheon/WebMD. The stockholders of WebMD will become stockholders of Healtheon/WebMD, and their rights as stockholders will be governed by Healtheon/WebMD's amended and restated certificate of incorporation, Healtheon/WebMD's bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of Healtheon/WebMD Common Stock, WebMD Capital Stock, MEDE AMERICA Common Stock and Medcast Capital Stock" on page 180.

RIGHTS OF DISSENTING WEBMD STOCKHOLDERS

     Pursuant to Sections 14-2-1301 through 14-2-1332, inclusive, of the Georgia Business Corporation Code, a dissenting WebMD stockholder who desires to object to the WebMD merger and to receive the fair value of his or her WebMD stock in cash by following the procedure described below may do so by complying with the provisions of Georgia law pertaining to the exercise of dissenters' rights. Only those WebMD stockholders entitled to vote on the merger agreement and WebMD merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled "The WebMD meeting -- required vote; voting agreements; conversion agreements" only the holders of WebMD common stock and Series A preferred stock are entitled to vote on the merger agreement and WebMD merger and thus only those holders may dissent and receive the fair value of their shares. Holders of preferred stock, other than Series A preferred stock, who wish to dissent to the WebMD merger and obtain the fair value of their shares must convert their preferred shares into common shares before the record date for the WebMD stockholders meeting. The following is a summary of the provisions of Georgia law and is qualified in its entirety by reference to such provisions, a copy of which is attached as Annex F hereto.

     Georgia law provides that any WebMD stockholder who has the right to vote on the WebMD merger and who desires to object to the WebMD merger and receive payment in cash for the fair value of his shares of WebMD stock must deliver, prior to the WebMD stockholder vote, written notice of his intent to demand payment of the fair value of his shares if the WebMD merger is effectuated. The notice must be delivered to WebMD, Inc., 400 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30326, Attention: W. Michael Heekin, Corporate Secretary. Further, the dissenting stockholder must not vote his or her shares in favor of the merger agreement or the WebMD merger. The written objection requirement referred to above will not be satisfied under Georgia law by merely voting against the merger agreement by proxy or in person at the WebMD meeting. Any holder of WebMD stock who returns a signed proxy but

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fails to provide instructions as to the manner in which the shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights.

     If the merger agreement and the WebMD merger are approved by the WebMD stockholders, WebMD is required to send a written dissenters' notice to each of the dissenting stockholders who filed a written notice of his intent to dissent and did not vote in favor of the merger. The dissenters' notice must:

     - state where the dissenting stockholders' first payment demand must be sent and where and when certificates for certificated shares must be deposited

     - inform the holders of uncertificated shares to what extent transfer of such shares will be restricted after payment demand is made

     - state the date by which WebMD must receive the first payment demand, which date shall be fixed by WebMD and shall not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered

     - contain a copy of Georgia law relating to dissenters' rights

     Any dissenting stockholder who voted for or consented in writing to the merger agreement shall not be entitled to a dissenters' notice from WebMD or to receive payment of the fair value of his or her shares of WebMD stock pursuant to the dissenters' rights provisions of Georgia law. WebMD is required to send the dissenters' notice to each of the dissenting stockholders no later than ten days after the date on which the WebMD stockholders vote to approve the merger agreement. The dissenters' notice will be sent to each dissenting stockholder at his or her address as it appears in the stock transfer books of WebMD or at any other address the dissenting stockholder supplies by notice to WebMD.

     Each dissenting stockholder to whom WebMD sends a dissenter's notice must make a first payment demand for his or her shares by written notice to WebMD and deposit his or her share certificates in accordance with the terms of the dissenters' notice. The first payment demand must contain the name and address of the dissenting stockholder, the number of shares as to which the dissenting stockholder is demanding payment and a demand for payment to the dissenting stockholder of the fair value of his or her shares. Any dissenting stockholder who does not submit a first payment demand or deposit their shares as set forth in the dissenters' notice shall lose their rights to dissent and shall not be entitled to payment for his or her shares pursuant to the dissenters' rights provisions of Georgia law.

     Within ten days of the later of the closing the WebMD merger or WebMD's receipt of the first payment demand, WebMD shall offer to pay the dissenting stockholders who have complied with the provisions of Georgia law the amount WebMD estimates to be the fair value of the shares plus accrued interest. WebMD's offer of payment must be accompanied by:

     - WebMD's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any

     - a statement of WebMD's estimate of the fair value of the shares

     - an explanation of how the interest was calculated

     - a statement of the dissenting stockholder's right to demand payment of a different amount if the dissenting stockholder is dissatisfied with the offer

     - a copy of Article 13 of Georgia law

     If a dissenting stockholder accepts WebMD's offer by providing written notice to WebMD within 30 days after the date the offer is made or is deemed to have accepted such offer by failure to respond within said 30 days, WebMD shall make payment for the dissenting stockholder's shares within 60 days after the date WebMD made the offer or the date on which the WebMD merger occurs, whichever date is later.

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     If the WebMD merger is not effected within 60 days after the first payment demand and the deposit of share certificates, WebMD must return the deposited share certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the WebMD merger is effectuated, WebMD must send a new dissenters' notice and repeat the payment demand procedure described above.

     If a dissenting stockholder is dissatisfied with WebMD's offer of payment or the merger does not occur and WebMD does not return the deposited certificates within 60 days after the date set for making the first payment demand, a dissenting stockholder may make a second payment demand to WebMD in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting stockholder waives his or her right to demand payment of a different amount than that offered by WebMD and is deemed to have accepted the amount offered by WebMD unless the dissenting stockholder makes a second payment demand within 30 days after the date WebMD makes its offer.

     In the event a dissenting stockholder's second payment demand remains unsettled within 60 days after WebMD receives the dissenting stockholder's second payment demand, WebMD shall commence a nonjury equitable valuation proceeding in the Superior Court of Fulton County, Georgia to determine the fair value of the shares and accrued interest. WebMD shall make all dissenting stockholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If WebMD does not commence the proceeding within 60 days after receiving the dissenting stockholder's second payment demand, WebMD shall pay each dissenting stockholder whose second payment demand remains unsettled the amount demanded by each dissenting stockholder in his or her second payment demand.

     The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. Georgia law provides that, for purposes of dissenters' rights, the value of the WebMD stock is determined immediately before the consummation of the WebMD merger and that the fair value excludes any appreciation or depreciation in anticipation of the WebMD merger.

     Any dissenting stockholder who perfects his or her right to be paid the value of his or her shares will recognize taxable gain or loss upon receipt of cash for the shares for U.S. federal income tax purposes. For a more complete description of the federal income tax consequences of the WebMD merger, see the section entitled "Material U.S. federal income tax considerations of the WebMD merger" on page 80.

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                           THE WEBMD MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Healtheon and WebMD each made representations and warranties in the WebMD merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the WebMD merger, including:

     - capitalization

     - changes in our businesses since December 31, 1998

     - intellectual property used in our businesses

     - fairness opinions received by our financial advisors

     - financial statements

     In addition, WebMD made additional representations and warranties regarding payments, if any, required to be made by WebMD to employees and directors on account of the WebMD merger.

     The representations and warranties in the WebMD merger agreement are complicated and not easily summarized. The merger agreement is attached to this proxy statement/prospectus as Annex A and we urge you to read it carefully, including the sections of the agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Healtheon and Merger Sub."

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE WEBMD MERGER

     Healtheon and WebMD each agreed that until the completion of the WebMD merger or unless the other party consents in writing, each party will use commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings

     We also agreed that until the completion of the merger or unless the other party consents in writing, each party would conduct its business in compliance with specific restrictions relating to:

     - the issuance and redemption of securities

     - employees and employee benefits and remuneration

     - intellectual property

     - the issuance of dividends or other distributions

     - modification of certificate or articles of incorporation and bylaws, except as contemplated by the merger

     - the liquidation or restructuring of, or merger involving, Healtheon or WebMD

     - the acquisition of assets or other entities

     - the disposition of assets

     - the incurrence of indebtedness

     - entering into, material modification or termination of contracts

     - accounting policies and procedures

     - actions that would jeopardize the tax treatment of the merger

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

     The agreements related to the conduct of each party's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct prior to the effective time."

NO OTHER NEGOTIATIONS INVOLVING WEBMD

     Until the WebMD merger is completed or the merger agreement is terminated, WebMD has agreed not to directly or indirectly take any of the following actions without the consent of Healtheon:

     - solicit, initiate, encourage or induce any "acquisition proposal", as defined below

     - participate in any discussions or negotiations regarding any acquisition proposal

     - disclose any non-public information with respect to any acquisition proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal

     - engage in discussions with any person with respect to any acquisition proposal

     - approve, endorse or recommend any acquisition proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any "acquisition transaction", as defined below

     WebMD has agreed to promptly inform Healtheon of any acquisition proposal, request for non-public information or inquiry that WebMD believes would lead to an acquisition proposal, including the identity of the person, entity or group making the acquisition proposal, request or inquiry and the material terms of the acquisition proposal, request or inquiry. WebMD has agreed to inform Healtheon of the status and details of any acquisition proposal.

     An acquisition proposal is any offer or proposal relating to any acquisition transaction, other than an offer or proposal from Healtheon. An acquisition transaction is any transaction involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of WebMD or any of its subsidiaries

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of WebMD

     - any merger, consolidation, business combination or similar transaction involving WebMD

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of WebMD

     - any liquidation or dissolution of WebMD

TREATMENT OF WEBMD STOCK OPTIONS AND WARRANTS

     Upon completion of the WebMD merger, each outstanding option or warrant to purchase WebMD capital stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Healtheon/WebMD common stock equal to the number of shares of WebMD common stock that could have been obtained before the WebMD merger upon the exercise of each option or warrant times the exchange ratio, rounded to the nearest whole share. The exercise price for options and warrants to purchase WebMD capital stock that are converted into options and warrants for Healtheon/WebMD common stock will be equal to the exercise price per share of WebMD common stock subject to the option or warrant before the merger divided by the exchange ratio, rounded to the nearest whole cent.

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

     The terms of each option and the WebMD option plans referred to above under which the options were issued will continue to apply in accordance with their terms. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by WebMD which provide for grants of equity-based awards will be amended or converted into a similar instrument of Healtheon/WebMD, with adjustments to preserve their value. The other terms of each WebMD award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

     Healtheon/WebMD intends to file a registration statement on Form S-8, if available, for the shares of Healtheon/WebMD common stock issuable with respect to options under the WebMD stock option plans and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

BOARD OF DIRECTORS AND OFFICERS OF HEALTHEON/WEBMD

     Immediately after the reorganization, Healtheon/WebMD's board of directors, will consist of nine people, four of whom, Jeffrey T. Arnold, William P. Payne,
U. Bertram Ellis, Jr. and Eric J. Gleacher, will serve as designees of the board of directors of WebMD, four of whom, W. Michael Long, James H. Clark, L. John Doerr and William W. McGuire, will serve as designees of the board of directors of Healtheon, and one of whom, Laura Jennings, will serve as designee of Microsoft.

     After the reorganization, Mr. Long, the current Chief Executive Officer of Healtheon, will be offered a position as Chairman of the Board and Chief Operating Officer of Healtheon/WebMD, and Mr. Arnold, the current Chairman and Chief Executive Officer of WebMD, will be offered a position as Chief Executive Officer of Healtheon/WebMD.

CONDITIONS TO COMPLETION OF THE WEBMD MERGER

     Our respective obligations to complete the WebMD merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted by the requisite vote of Healtheon's and WebMD's stockholders, the merger must be approved by the requisite vote of the outstanding shares of WebMD stock and the issuance of shares of Healtheon/WebMD common stock to the WebMD stockholders must be approved the requisite vote of the outstanding shares of Healtheon stock.

     - no law, regulation or order must be enacted or issued which has the effect of making the mergers illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Healtheon and WebMD must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the tax code. However, if counsel to either Healtheon or WebMD does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

     - the shares of Healtheon/WebMD common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance

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

     WebMD's obligations to complete the WebMD merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the WebMD merger:

     - Healtheon's representations and warranties must be true and correct as of May 20, 1999 and as of the date the merger is to be completed except to the extent Healtheon's representations and warranties address matters only as of a particular date

     - if any of these representations and warranties are not true and correct but the effect in each case, and in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than that concerning Healtheon's capital structure, obligations with respect to capital stock, board approval, receipt of fairness opinion, and restrictions on business activities, which must be true and correct in all material respects, is not and does not have a material adverse effect on Healtheon, then this condition will be deemed satisfied

     - Healtheon must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Healtheon at or before completion of the merger

     - no material adverse effect with respect to Healtheon, shall have occurred since May 20, 1999 and be continuing

     Healtheon's obligations to complete the WebMD merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the WebMD merger:

     - WebMD's representations and warranties must be true and correct as of May 20, 1999 and as of the date the merger is to be completed except to the extent WebMD's representations and warranties address matters only as of a particular date

     - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning WebMD's capital structure, obligations with respect to capital stock, Microsoft's tender offer, board approval, receipt of the fairness opinion, and restrictions on business activities, which must be true and correct in all material respects, is not and does not have a material adverse effect on WebMD, then this condition will be deemed satisfied

     - WebMD must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by WebMD at or before completion of the WebMD merger

     - no material adverse effect with respect to WebMD shall have occurred since May 20, 1999 and be continuing

     - WebMD shall have obtained all consents, waivers and approvals required in connection with the WebMD merger

     - no stockholder, taken together with its affiliates, of WebMD shall beneficially own, or have the right to beneficially own, at any time in the future, 40% or more of the outstanding shares of WebMD stock on a fully diluted, as converted basis

     - no more than 0.66% of the shares of WebMD capital stock on fully diluted, as converted basis shall have perfected rights of appraisal or dissenters rights with respect to the WebMD merger

     - WebMD's legal counsel shall have delivered a legal opinion

     - WebMD shall have provide Healtheon with reasonably satisfactory evidence that, with limited exceptions, all material rights of stockholders and obligations of WebMD under any stockholder agreement in its capacity as a stockholder shall have terminated

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

     - WebMD shall have received a $150 million investment from Microsoft upon completion of the WebMD merger.

     - WebMD shall also have received certain additional investments from strategic investors other than Microsoft

     - the shareholder agreement with Microsoft shall be in full force and effect

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, including intangible assets, financial condition or results of operations of an entity taken as a whole with its subsidiaries.

TERMINATION OF THE WEBMD MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the WebMD merger, whether before or after approval and adoption of the merger agreement and approval of the merger by Healtheon and/or WebMD stockholders:

     - by mutual consent of Healtheon and WebMD

     - by Healtheon or WebMD, if the WebMD merger is not completed before December 15, 1999 except that the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the WebMD merger to occur on or before December 15, 1999 and such action or failure to act constitutes a material breach of the merger agreement

     - by Healtheon or WebMD, if there is any order of a court or governmental authority having jurisdiction over either of us permanently enjoining, restraining or prohibiting the completion of the WebMD merger which is final and nonappealable

     - by Healtheon or WebMD, if the merger agreement and the merger fail to receive the requisite vote for approval and adoption by the stockholders of Healtheon at the Healtheon special meeting, except that the right to terminate the merger agreement pursuant to this provision by Healtheon is not available to Healtheon where the failure to obtain Healtheon stockholder approval was caused by the action or failure to act by Healtheon and such action or failure to act constitutes a material breach of the merger agreement

     - by Healtheon or WebMD, if the merger agreement and the merger fail to receive the requisite vote for approval and adoption by the stockholders of WebMD at the WebMD special meeting, except that the right to terminate the merger agreement pursuant to this provision by WebMD is not available to WebMD where the failure to obtain WebMD stockholder approval was caused by the action or failure to act by WebMD and such action or failure to act constitutes a material breach of the merger agreement

     - by WebMD, upon a breach of any representation, warranty, covenant or agreement of Healtheon in the merger agreement, or if any of Healtheon's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Healtheon through the exercise of its commercially reasonable efforts, and Healtheon continues to exercise commercially reasonable efforts, WebMD may not terminate the merger agreement if the breach or inaccuracy is cured prior to December 15, 1999

     - by Healtheon, upon a breach of any representation, warranty, covenant or agreement of WebMD in the merger agreement, or if any of WebMD'S representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by WebMD through the exercise of its commercially reasonable efforts and WebMD continues to exercise commercially reasonable efforts Healtheon may not terminate the merger agreement if the breach or inaccuracy is cured prior to December 15, 1999.

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

EXTENSION, WAIVER AND AMENDMENT OF THE WEBMD MERGER AGREEMENT

     We may amend the merger agreement before completion of the merger provided we comply with applicable state law.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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                      WEBMD RELATED TRANSACTION AGREEMENTS

WEBMD STOCKHOLDERS' VOTING AGREEMENT AND CONVERSION AGREEMENT

     Jeffrey T. Arnold, Finn Partners, Lucius E. Burch, III, Burch House, L.P., J.T. Arnold Enterprises LLLP, K. Robert Draughon, U. Bertram Ellis, Jr., J. Rex Fuqua, Fuqua Holdings I, L.P., S. Taylor Glover, Jouko Rissanen, STG Partners, LP, Glenn W. Sturm, Premiere Technologies, Inc., Microsoft and HBO & Company, each of whom are directors, executive officers or affiliates of WebMD, entered into voting agreements with Healtheon and WebMD. The voting agreements require these WebMD stockholders to vote all of the shares of WebMD stock owned by them:

     - in favor of the WebMD merger

     - in favor of the conversion of WebMD preferred stock into Series D common stock immediately prior to and contingent on the WebMD merger

     - in favor of the acceleration of the vesting provisions in certain WebMD options

     - against any proposal in opposition to the WebMD merger or other action inconsistent with completing the WebMD merger

     The voting agreements also contain an irrevocable election to convert any WebMD preferred stock held by the stockholder into WebMD common stock immediately prior to the WebMD merger.

     Some holders of WebMD preferred stock entered into conversion agreements with Healtheon and WebMD. The conversion agreements require the preferred stockholders to:

     - vote to amend the terms of the preferred stock to permit the automatic conversion of each series of preferred stock into Series D common stock upon the election by the holders of a majority of the outstanding shares of that series

     - no sooner than three business days after the mailing of this proxy statement/prospectus, to either:

        - execute a voting agreement in the same form as the voting agreement described above, or

        - be deemed to have irrevocably elected to convert their preferred stock into WebMD common stock effective as of the day immediately prior to the record date of the WebMD stockholder meeting

     As a result of the voting agreements and the conversion agreements, WebMD has sufficient votes to approve the merger agreement and the proposed merger to the extent required under Georgia law.

     The WebMD stockholders who have executed voting agreements or conversion agreements also agreed not to transfer or encumber their WebMD shares covered by those agreements. None of the WebMD stockholders were paid any consideration for entering into the voting agreements or conversion agreements, although WebMD did enter into:

     - a letter of understanding with Premiere Technologies, Inc. described above under the section entitled "Interests of certain directors, officers and affiliates in the WebMD merger" on page 76 concerning its strategic relationship with WebMD following the WebMD merger in connection with obtaining Premiere's voting agreement, and

     - an agreement with HBO & Company described in the section entitled "McKessonHBOC agreement" on page 93 regarding its strategic relationship and investment rights with WebMD following the WebMD merger.

     The voting and conversion agreements will terminate upon the earlier to occur of:

     - the termination of the merger agreement in accordance with its terms, or

     - the completion of the merger

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

HEALTHEON STOCKHOLDERS' VOTING AGREEMENT

     Some Healtheon stockholders have entered into a voting agreement with WebMD. The voting agreement requires these Healtheon stockholders to vote all of the shares of Healtheon common stock beneficially owned by them in favor of the merger.

     As of the record date, the Healtheon stockholders who entered into the voting agreement collectively beneficially owned 43,460,000 shares, including shares issuable upon exercise of warrants, of Healtheon common stock which represented approximately 3,360,000 shares of the outstanding Healtheon common stock. None of the Healtheon stockholders who are parties to the voting agreement were paid additional consideration in connection with entering into the voting agreement.

     Each Healtheon stockholder who is a party to the voting agreement agreed not to sell the Healtheon stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements or the record date without the prior written consent of WebMD.

     The voting agreement will terminate upon the earlier to occur of:

     - the termination of the merger agreement in accordance with its terms, or

     - the completion of the merger

MICROSOFT SHAREHOLDER AGREEMENT

     Microsoft has entered into a shareholder agreement with Healtheon. The shareholder agreement requires that Microsoft vote all of the shares of WebMD capital stock beneficially owned by it in favor of the merger and to convert any shares of WebMD preferred stock which it owns into WebMD common stock immediately prior to the effective time of the merger and conditioned upon its closing, unless there are material amendments to the merger agreement after September 1999.

     As of the date of this proxy statement/prospectus, Microsoft beneficially owned 14,259,316 shares, including shares issuable upon exercise of warrants, of WebMD capital stock which represented approximately 33.3% of the outstanding WebMD capital stock.

     Microsoft agreed not to sell the WebMD stock and options owned, controlled or acquired, either directly or indirectly, by it until the termination of the stockholder agreement, or the record date without the prior written consent of Healtheon, unless the transferee executes an irrevocable proxy to vote the shares being transferred in favor of the merger.

     Microsoft further agreed, effective with the merger, to irrevocably waive certain rights, including its rights of anti-dilution, under the Master Agreement dated as of April 10, 1999 between WebMD and Microsoft, and under Microsoft's Warrant to purchase shares of common stock of WebMD dated May 12, 1999.

     The stockholder agreement will terminate upon the earliest to occur of:

     - the termination of the merger agreement in accordance with its terms, or

     - the completion of the merger

MCKESSONHBOC AGREEMENT

     On September 1, 1999, McKessonHBOC and HBO & Company entered into an agreement with WebMD and Healtheon that:

     - terminates the prior strategic agreements between WebMD and McKessonHBOC, which had provided that WebMD would provide web-enabled access to McKessonHBOC's products and services, in some cases on an exclusive basis, and that McKessonHBOC would market WebMD subscriptions

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

     - substitutes for the prior arrangements WebMD's agreement to provide web-enabled access to McKessonHBOC's medical/surgical supply catalog on a nonexclusive basis for no cost for a period of one year after the WebMD merger, and, in the event that McKessonHBOC elects to continue this access, for up to four additional years at prices and terms no less favorable than offered by WebMD to distributors of similar products or services

     - requires McKessonHBOC to license to WebMD on a royalty-free basis clinical reference service content for a period of one year

     - provides for an immediate cash payment by McKessonHBOC to WebMD of $3.6 million and obligates WebMD to pay for any physician subscriptions to WebMD's products and services previously obtained by McKessonHBOC

     - obligates HBOC convert its WebMD preferred stock into WebMD common stock prior to the effective time of the WebMD merger and to vote for the merger

     - terminates the rights that HBOC would have had to purchase an additional 1,295,565 shares of WebMD common stock for $54.17 per share

     - in consideration for this revised relationship, provides for the issuance by WebMD of warrants to HBOC to acquire 4,688,049 shares of WebMD nonvoting common stock, which WebMD warrants will be assumed by Healtheon in the merger and become exercisable for shares of Healtheon common stock at the following per share exercise prices:

        - 3,300,000 shares at $50.86

        - 5,000,000 shares at $30.16

        - 119,734 shares at $11.14

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

                            THE MEDE AMERICA MERGER

     This section of the proxy statement/prospectus describes certain aspects of the proposed MEDE AMERICA merger, including the merger agreement and related agreements. While we believe that the description covers the material terms of the MEDE AMERICA merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MEDE AMERICA MERGER

     On May 3, 1998, MEDE AMERICA filed a registration statement for an initial public offering of common stock. Shortly thereafter, the MEDE AMERICA board of directors decided to evaluate the interest of potential buyers in a strategic combination or other business combination. On June 1, 1998, MEDE AMERICA engaged Salomon Smith Barney to act as its financial advisor for this purpose. Over the course of the next several weeks, at the direction of MEDE AMERICA, Salomon Smith Barney contacted nine potential buyers, including Healtheon, to ascertain their interest in acquiring MEDE AMERICA. Of the nine companies contacted, one indicated interest in acquiring MEDE AMERICA for cash consideration in a range of $140 million to $150 million. The MEDE AMERICA board of directors decided to reject the proposal and to proceed with an initial public offering.

     On February 1, 1999, the MEDE AMERICA registration statement was declared effective and MEDE AMERICA sold 5,307,710 shares of its common stock at a price to the public of $13 per share.

     On February 16, 1999, Thomas Staudt, the President and Chief Executive Officer of MEDE AMERICA, was approached by Michael Hoover, President of Healtheon, regarding a possible strategic business combination between the two companies. Mr. Staudt indicated that there might be some interest in pursuing the matter, and that he would be willing to meet with Michael Long, Chief Executive Officer of Healtheon at the upcoming HIMSS Annual conference scheduled for February 21 - 25, 1999 in Atlanta, Georgia. Immediately following the conversation with Mr. Hoover, Mr. Staudt consulted with Anthony J. de Nicola, a director of MEDE AMERICA and a principal of Welsh, Carson, Anderson & Stowe, its largest stockholder. During their conversation, Messrs. Staudt and de Nicola decided that the preliminary discussions with Mr. Long should focus on the need for Healtheon to establish a level of enterprise valuation for MEDE AMERICA that would result in an increase in stockholder value to MEDE AMERICA stockholders.

     On February 24, 1999, Messrs. Staudt and Long met. Mr. Staudt informed Mr. Long that if Healtheon were interested in having further conversations, Mr. Long should meet with MEDE AMERICA's principal stockholders within the subsequent two weeks in order to extend a proposal.

     On March 9, 1999, Mr. Long and his advisors met with Messrs. Staudt, Richard Bankosky, MEDE AMERICA'S Chief Financial Officer, MEDE AMERICA directors de Nicola, Thomas E. McInerney, who is also a principal of Welsh, Carson, Anderson and Stowe, and Timothy M. Murray, who is also a general partner of William Blair Capital Partners, and representatives of Salomon Smith Barney and Warburg Dillon Read LLC, which had also been retained as a financial advisor to MEDE AMERICA, and discussed the possibility of Healtheon acquiring MEDE AMERICA. Further discussions with Healtheon were conducted during the third week of March.

     On April 1, 1999, MEDE AMERICA and Healtheon entered into a confidentiality agreement.

     From April 6, 1999 through April 9, 1999, representatives of Healtheon and its legal and financial advisors conducted business and legal due diligence meetings in Uniondale, New York. On April 9, 1999, Healtheon presented MEDE AMERICA with a merger agreement for the acquisition of MEDE AMERICA by Healtheon.

     From April 12, 1999 through April 15, 1999, representatives of MEDE AMERICA, together with their legal and financial advisors, conducted business and legal due diligence meetings in Santa Clara,

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

California. At the same time, representatives of both parties began negotiating the terms of the proposed merger agreement. The negotiation included discussions regarding:

     - the proposed exchange ratios, and related minimum and maximum thresholds given possible fluctuations in the price of Healtheon common stock

     - the scope of representations and warranties to be made by the parties

     - conditions to consummation of a merger

     - possible post-merger employment arrangements with key employees of MEDE AMERICA

     - treatment of MEDE AMERICA stock options

     - the scope of the "fiduciary out" provisions of the merger agreement, which would permit the board of directors to respond to unsolicited offers under limited circumstances

     - the circumstances under which the merger agreement could be terminated by either party

     - the request of Healtheon for voting agreements with the major stockholders of MEDE AMERICA

     On April 14, 1999, the MEDE AMERICA board of directors met to discuss the progress of the transaction. At this meeting, MEDE AMERICA's legal advisors discussed the board's fiduciary duties in considering a strategic business combination and strategic alternatives and discussed the terms of the draft merger agreement and related documents. The board authorized Mr. Staudt and MEDE AMERICA's legal and financial advisors to continue discussions with Healtheon and the negotiation of the proposed merger agreement.

     The MEDE AMERICA board met again on April 16, 1999 to assess the status of the transaction. At this meeting, MEDE AMERICA's senior management and legal and financial advisors reviewed:

     - the status of negotiations of the proposed transaction

     - the results of the due diligence evaluation of Healtheon

     - the benefits and risks of the transaction with Healtheon

     - the principal terms of the draft merger agreement and related documents. The board directed Mr. Staudt and MEDE AMERICA's legal and financial advisors to continue the negotiations.

     Negotiations of a definitive merger agreement and due diligence continued through the weekend of April 16 - 18, 1999. Morgan Stanley was formally engaged by Healtheon on April 19, 1999 to provide it financial advisory services in connection with the MEDE AMERICA merger. During the evening of April 19, 1999, the MEDE AMERICA board met, together with its financial and legal advisors, to consider various aspects of the Healtheon proposal, including the exchange ratio of 0.6593 shares of Healtheon common stock for each share of MEDE AMERICA stock, and the terms of the proposed "collar" arrangement. MEDE AMERICA's legal counsel summarized the principal terms of the merger agreement and updated the Board on the status of open points in the negotiations. Salomon Smith Barney reviewed the financial analyses it performed in connection with its evaluation of the exchange ratio and rendered to the MEDE AMERICA board an oral opinion, subject to review of definitive documentation and other customary matters, as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. Thereafter, the board unanimously approved the transaction, approved the merger agreement and authorized Mr. Staudt to negotiate the remaining issues with representatives of Healtheon.

     On April 19, 1999, there was a special meeting of the board of directors of Healtheon which included a discussion of the merger agreement and related transactions. Morgan Stanley discussed its analyses of the merger with Healtheon, and responded to various questions raised by members of the Healtheon board of directors regarding its analyses. The Healtheon board of directors reviewed a draft of the merger agreement, the stock option agreement and related documents. After considering the terms of the proposed transaction, the Healtheon board of directors determined that the merger was fair to Healtheon and that
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

the proposed merger was in the best interests of Healtheon. The Healtheon board of directors then unanimously approved the merger agreement and its exhibits, including the stock option agreement, and the merger.

     On April 20, 1999, the merger agreement was executed and a joint press release was issued prior to the opening of trading on April 21, 1999.

     In June 1999, following the announcement of the proposed WebMD merger, Mr. de Nicola, on behalf of the MEDE AMERICA board, requested that Healtheon agree to amend the collar arrangement to prevent MEDE AMERICA stockholders from being prejudiced by the likely delay in the closing of the MEDE AMERICA merger caused by the WebMD merger. Healtheon and MEDE AMERICA agreed to base the adjustments to the exchange ratio on the lower of the average closing price of Healtheon common stock for the ten business days ending July 30, 1999 or the ten day period ending two business days before the MEDE AMERICA stockholders meeting, and to extend the final date for the consummation of the MEDE AMERICA merger from September 30, 1999 to December 15, 1999.

     On August 2, 1999, the MEDE AMERICA board met together with its financial and legal advisors, to consider the impact of the proposed mergers, WebMD and Medcast on the board's recommendation of the MEDE AMERICA merger, and to formally approve the amendment of the merger agreement. Salomon Smith Barney reviewed the updated financial analyses it had performed, taking into consideration the proposed mergers of WebMD and Medcast, and rendered to the MEDE AMERICA board an oral opinion, subject to review of definitive documentation of the amendment and other customary matters, as to the fairness of the modified exchange ratio from a financial point of view. The MEDE AMERICA board thereafter unanimously reconfirmed its approval of the transaction and the amended merger agreement.

JOINT REASONS FOR THE MEDE AMERICA MERGER

     MEDE AMERICA's and Healtheon's boards of directors have determined that the MEDE AMERICA merger is in the best interests of the stockholders of their respective companies. They concluded that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. The boards of directors believe that the combined company will:

     - expand each company's connected network of customers and partners, accelerating our efforts towards achieving critical mass in the healthcare industry and strengthening our competitive positions. Healtheon/WebMD is expected to offer Internet-based connections to payers and other institutions and transactions for physicians, consumers and healthcare institutions over a network consisting of approximately 650 payers, 180,000 physicians, 1,100 hospitals, 46,000 pharmacies, 11,000 dentists and 200 affiliate partners

     - increase each company's transaction volume

     - position Healtheon/WebMD to migrate MEDE AMERICA's non-Internet-based dedicated networks of prominent healthcare institutions and professionals to Healtheon's Internet-based platform and front-end Web connectivity.

     - broaden Healtheon/WebMD's offerings of Internet-based financial and clinical transactions services, and create enhanced cross-selling opportunities

     - promote the growth of electronic prescription transmission service offerings because of MEDE AMERICA's strong physician and pharmacy customer base, on the provider side, and its direct connections with payers

     - create a strong combined management team

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

MEDE AMERICA'S REASONS FOR THE MEDE AMERICA MERGER

     The board of directors of MEDE AMERICA has determined that the terms of the merger are fair to, and in the best interests of, MEDE AMERICA and its stockholders. ACCORDINGLY, THE MEDE AMERICA BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     MEDE AMERICA's board consulted with MEDE AMERICA's senior management as well as its legal counsel, independent accountants and financial advisors in reaching its decision to approve the MEDE AMERICA merger. In reaching its decision, the MEDE AMERICA board identified several potential benefits of the merger in addition to the joint benefits identified above, including the following:

     - the combination with Healtheon will allow MEDE AMERICA to access internet e-commerce technology at a faster pace than could be achieved through internal development, enabling MEDE AMERICA to accelerate growth in internet transaction volume and related revenues

     - the merger will enable MEDE AMERICA to gain access to a broad network of strategic partnerships and relationships which have been developed by Healtheon, as well as WebMD. This factor was viewed as significant, in light of the trend toward consolidation and strategic partnerships in the electronic data interchange industry.

     - the implied value of the merger consideration on the date of the merger agreement, which was $30.14 and represented a premium of approximately 37% over the market price of MEDE AMERICA's stock immediately before the announcement of the transaction and 132% over the price to the public in MEDE AMERICA's IPO, which had occurred two months before

     - the opinion of Salomon Smith Barney as to the fairness, from a financial point of view, of the exchange ratio to the holders of MEDE AMERICA common stock. This opinion is subject to assumptions and limitations noted in the opinion and described under "Opinion of MEDE AMERICA's financial advisor," and stockholders should carefully read both that section and the opinion of Salomon Smith Barney, which is attached to this document as Annex F

     - the opportunity afforded to MEDE AMERICA stockholders to participate in the potential growth of the combined company following the merger or to realize their investment in a market that has been more active and liquid than the market for MEDE AMERICA stock

     - the tax-free nature of the merger, which will allow MEDE AMERICA stockholders to defer tax on gains until they sell the Healtheon/WebMD stock they receive in the merger

     - the terms and conditions of the merger agreement, addressing the purchase price protection and the provisions which would permit MEDE AMERICA to pursue and accept other proposals

     - the proposed mergers of WebMD and Medcast, including WebMD's relationship with Microsoft and Microsoft's potential investment in WebMD, could potentially allow the combined company to provide a broader range of products and give the combined company a larger customer base

     The MEDE AMERICA board also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to MEDE AMERICA's stockholders that the value to be received in the merger could decline significantly due to potential declines in the trading price of Healtheon stock. The extreme volatility of Healtheon's stock price, the limited public float and the large number of shares that were to become free of lock-up restrictions and eligible for public sale at the end of the six month period following Healtheon's IPO, all contributed to increasing this risk.

     - the possibility that the $15.0 million termination fee could have the effect of discouraging more favorable offers

     - the loss of control over the future operations of MEDE AMERICA following the merger

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

     - the impact of the loss of MEDE AMERICA's status as an independent company on MEDE AMERICA's stockholders, optionholders, employees and customers

     - the risk that the potential strategic benefits sought in the MEDE AMERICA merger might not be realized

     - the possibility that the MEDE AMERICA merger might not be consummated and the potential adverse effects of the public announcement of the MEDE AMERICA merger on:

          - MEDE AMERICA's sales and operating results

          - MEDE AMERICA's ability to attract and retain key employees

          - MEDE AMERICA's overall competitive position

     - the risk that, despite the efforts of Healtheon and MEDE AMERICA, key technical and management personnel might not remain employees of Healtheon/WebMD following the closing of the merger

     - the transaction costs expected to be incurred in connection with the merger transactions and the other risks described under "Risk Factors" beginning on page 31.

     After due consideration, the MEDE AMERICA board concluded that the risks associated with the proposed MEDE AMERICA merger were outweighed by the potential benefits of the merger.

     During the process of evaluating the Healtheon offer, the MEDE AMERICA's board also considered the provisions of the merger agreement that prohibited solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bids. After fully discussing these matters during its deliberations, the MEDE AMERICA board determined that the benefits of the Healtheon offer justified these conditions and proceeded to approve the merger.

     The foregoing discussion of the information and factors considered by the MEDE AMERICA board is not intended to be exhaustive but is believed to include all material factors considered by MEDE AMERICA's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the MEDE AMERICA board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the MEDE AMERICA board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with MEDE AMERICA's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MEDE AMERICA board may have given different weight to different factors. The MEDE AMERICA board of directors considered all these factors as a whole and believed the factors supported its determination to approve the MEDE AMERICA merger. After taking into consideration all of the factors set forth above, MEDE AMERICA's board concluded that the MEDE AMERICA merger was fair to, and in the best interests of, MEDE AMERICA and its stockholders and that MEDE AMERICA should proceed with the MEDE AMERICA merger.

RECOMMENDATION OF MEDE AMERICA'S BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF MEDE AMERICA HAS DETERMINED THAT THE MEDE AMERICA MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     In considering the recommendation of the MEDE AMERICA board of directors with respect to the MEDE AMERICA merger, you should be aware that certain directors and officers of MEDE AMERICA have interests in the merger that are different from, or are in addition to the interests of MEDE AMERICA stockholders generally. For a description of these interests, see the section entitled "Interests of directors, officers and affiliates in the MEDE AMERICA merger" on page 105.

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

OPINION OF MEDE AMERICA'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by MEDE AMERICA to act as its financial advisor in connection with the proposed MEDE AMERICA merger. In connection with its engagement, MEDE AMERICA requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of MEDE AMERICA common stock of the exchange ratio provided for in the merger. On April 19, 1999, at a meeting of the MEDE AMERICA board held to evaluate the proposed merger, Salomon Smith Barney delivered to the MEDE AMERICA board an oral opinion, subsequently confirmed by delivery of a written opinion dated April 20, 1999, the date of the merger agreement, to the effect that, as of the date of the written opinion and based on and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of MEDE AMERICA common stock. Salomon Smith Barney confirmed this opinion by delivery of a written opinion dated August 2, 1999, the date of the amendment to the merger agreement. For purposes of its opinion dated August 2, 1999, Salomon Smith Barney reviewed the factors considered and assumptions made, and updated the material analyses performed, in connection with its earlier opinion.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the merger agreement

     - held discussions with senior officers, directors and other representatives and advisors of MEDE AMERICA and senior officers and other representatives and advisors of Healtheon concerning the businesses, operations and prospects of MEDE AMERICA and Healtheon

     - examined publicly available business and financial information relating to MEDE AMERICA and Healtheon as well as financial forecasts and other information and data for MEDE AMERICA and Healtheon which the management of MEDE AMERICA and Healtheon provided to or otherwise discussed with Salomon Smith Barney, including information relating to strategic implications and operational benefits anticipated to result from the merger

     - reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MEDE AMERICA common stock and Healtheon common stock, the historical and projected earnings and other operating data of MEDE AMERICA and Healtheon, and the capitalization and financial condition of MEDE AMERICA and Healtheon

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MEDE AMERICA and Healtheon

     - evaluated the potential pro forma financial impact of the merger on Healtheon

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the managements of MEDE AMERICA and Healtheon advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MEDE AMERICA and Healtheon as to the future financial performance of MEDE AMERICA and Healtheon and the strategic implications and operational benefits anticipated to result from the merger.

     Salomon Smith Barney assumed, with MEDE AMERICA's consent, that the merger will be treated as a "tax-free" reorganization for federal income tax purposes. Salomon Smith Barney also assumed, with MEDE AMERICA's consent, that the proposed WebMD and Medcast transactions will be completed consistent with their terms in all material respects and, to the extent relevant to its analysis evaluated Healtheon pro forma for those transactions. Salomon Smith Barney's opinion relates to the relative values of MEDE AMERICA and Healtheon. Salomon Smith Barney did not express any opinion as to what the value of Healtheon common stock actually will be when issued to MEDE AMERICA stockholders in the merger or the prices at which the Healtheon common stock will trade after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MEDE AMERICA or Healtheon, and did not make any physical inspection of the properties or assets of MEDE AMERICA or Healtheon.

     In connection with its opinion, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of MEDE AMERICA; however, Salomon Smith Barney, at the request of MEDE AMERICA, did solicit third party indications of interest in the possible acquisition of MEDE AMERICA prior to MEDE AMERICA's initial public offering in February 1999. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for MEDE AMERICA or the effect of any other transaction in which MEDE AMERICA might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between MEDE AMERICA and Healtheon. No other instructions or limitations were imposed by MEDE AMERICA on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     MEDE AMERICA selected Salomon Smith Barney based on its experience, expertise and familiarity with MEDE AMERICA and its business. Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S OPINION DATED AUGUST 2, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS ANNEX F AND INCORPORATED BY REFERENCE IN THIS DOCUMENT. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE MEDE AMERICA BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below relating to Salomon Smith Barney's opinion dated August 2, 1999. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Salomon Smith Barney's opinion was not based on any single factor or analysis, but rather on the totality of the factors considered and analyses performed. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The order in which Salomon Smith Barney's analyses are described, and the results derived from its analyses, do not represent the relative weight or importance given to the analyses by Salomon Smith Barney.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MEDE AMERICA and Healtheon. No company, transaction or business used in those analyses as a comparison is identical to MEDE AMERICA, Healtheon or the proposed merger, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the MEDE AMERICA board in its evaluation of the merger and should not be viewed as determinative of the views of the MEDE AMERICA board or management with respect to the exchange ratio or the proposed merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated August 2, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND SALOMON SMITH BARNEY'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

MEDE AMERICA public market analysis

     Salomon Smith Barney derived an implied equity reference range for MEDE AMERICA by performing a public market analysis. A public market analysis provides a valuation range based, among other things, on the trading multiples of a group of publicly traded peer companies. Salomon Smith Barney compared financial information of MEDE AMERICA with similar information for the following two groups of publicly traded companies:

Healthcare Electronic Data Interchange Companies

     - MedQuist Inc.

     - National Data Corporation

     - QuadraMed Corporation

Other Electronic Data Interchange Companies

     - Harbinger Corp.

     - QRS Corporation

     - Sterling Commerce, Inc.

     Salomon Smith Barney compared, among other things, market prices as a multiple of estimated calendar years 1999 and 2000 earnings per share, adjusted for after-tax amortization related to purchase accounting, and firm value, calculated as equity value, plus debt, less cash, as a multiple of estimated calendar year 1999 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. All multiples were based on closing stock prices on July 28, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for MEDE AMERICA were based on internal estimates of the management of MEDE AMERICA.

     Applying a range of selected multiples of estimated calendar years 1999 and 2000 adjusted earnings per share and estimated calendar year 1999 EBITDA for the selected companies, excluding QuadraMed Corporation whose financial statistics were significantly more depressed than those of the other selected companies, to corresponding financial data of MEDE AMERICA resulted in an implied equity reference range for MEDE AMERICA of approximately $18.56 to $22.29 per share, as compared to the equity value implied by the exchange ratio of approximately $34.65 per share based on the closing stock price of Healtheon common stock on July 28, 1999.

Precedent transactions analysis

     Salomon Smith Barney derived an implied per share equity reference range for MEDE AMERICA by performing a precedent transactions analysis. A precedent transaction analysis provides a valuation range based, among other things, on the purchase prices paid in transactions involving peer companies in the same or similar industries as the company or business segment analyzed. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following seven selected transactions:

            ACQUIROR                                          TARGET
            --------                                          ------
- Quintiles Transnational Corp.          - Envoy Corporation

- HBO & Company                          - Access Health, Inc.

- QuadraMed Corporation                  - Pyramid Health Group

- Envoy Corporation                      - ExpressBill, Inc.

- National Data Corporation              - Physician Support Systems Inc.

- National Data Corporation              - C.I.S. Technologies, Inc.

- Envoy Corporation                      - National Electronic Information Corporation

- First Data Corporation                 - Merchant Processing & POS Business (Envoy
                                           Corporation)

     Salomon Smith Barney compared the firm values implied by the purchase prices in the selected transactions as multiples of, among other things, latest 12 months revenues and EBITDA. All multiples were based on financial information available at the announcement date of the relevant transaction.

     Applying a range of selected multiples for the selected transactions of latest 12 months revenues and EBITDA to calendar year 1998 revenues and estimated calendar year 1999 EBITDA of MEDE AMERICA resulted in an implied equity reference range for MEDE AMERICA of approximately $21.88 to $27.48 per share, as compared to the equity value implied by the exchange ratio of approximately $34.65 per share based on the closing stock price of Healtheon common stock on July 28, 1999.

Discounted cash flow analysis

     Salomon Smith Barney derived an implied per share equity reference range for MEDE AMERICA by performing a five-year discounted cash flow analysis, based on internal estimates of the management of MEDE AMERICA, on the stand-alone unlevered free cash flows of MEDE AMERICA. A discounted cash flow analysis determines the net present value of the projected free cash flows of a company or business segment. The range of estimated terminal values for MEDE AMERICA was calculated by applying terminal value multiples of 13.0x to 17.0x, with particular focus on terminal value multiples of 14.0x to 16.0x, to MEDE AMERICA's projected 2003 EBITDA. The cash flows and terminal values were discounted to present value using discount rates ranging from 12% to 14%, with particular focus on discount rates of 12.5% to 13.5%.

     Based on terminal multiples of 14.0x to 16.0x and discount rates of 12.5% to 13.5%, this analysis resulted in an implied equity reference range for MEDE AMERICA of approximately $26.59 to $30.51 per share, as compared to the equity value implied by the exchange ratio of approximately $34.65 per share based on the closing stock price of Healtheon common stock on July 28, 1999.

Premiums analysis

     Salomon Smith Barney analyzed the premiums implied by the exchange ratio in the merger based on the closing stock price of Healtheon common stock on July 28, 1999, April 20, 1999 and based on the closing stock prices of MEDE AMERICA common stock on the date of its initial public offering, over the 10 day trading period ended April 20, 1999. This analysis indicated the following implied premiums:

                                                              IMPLIED PREMIUM FOR
                                                                MEDE AMERICA AT
                           PERIOD                               EXCHANGE RATIO
                           ------                             -------------------
Initial public offering of MEDE AMERICA on February 1,
  1999......................................................         166.5%
10 trading day average ended April 20, 1999.................          73.8%
April 20, 1999..............................................          57.1%
July 28, 1999...............................................          15.3%

Historical exchange ratio analysis

     Salomon Smith Barney reviewed the relationship between the daily closing prices of MEDE AMERICA common stock and Healtheon common stock during the periods beginning on the date of Healtheon's initial public offering on February 11, 1999 through April 20, 1999 and from April 20, 1999 through July 28, 1999. Implied historical exchange ratios for this analysis were determined by dividing the price per share of MEDE AMERICA common stock by the price per share of Healtheon common stock over the relevant periods. The following compares the exchange ratio in the merger with the high, low and average of these implied historical exchange ratios:

                                            FEBRUARY 11, 1999           APRIL 20, 1999
                                                   TO                         TO
                                             APRIL 20, 1999             JULY 28, 1999
                                            -----------------           --------------
High......................................        0.728                     0.602
Low.......................................        0.286                     0.338
Average...................................        0.465                     0.464
Merger Exchange Ratio.....................                      0.6593

Pro forma earnings per share impact on Healtheon

     Salomon Smith Barney analyzed the potential pro forma financial effects of the merger, taken together with the proposed WebMD and Medcast transactions, on, among other things, Healtheon's estimated earnings per share for calendar years 1999 and 2000. Estimated financial data used in this analysis were based on internal estimates of the managements of MEDE AMERICA, Healtheon, WebMD and Medcast without giving effect to potential synergies that may result from the merger or the WebMD and Medcast transactions. The results of this analysis suggested that the merger could be dilutive to, or result in a decrease in, Healtheon's earnings per share in calendar years 1999 and 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

     MEDE AMERICA has agreed to pay Salomon Smith Barney upon completion of the merger an aggregate financial advisory fee equal to 0.7% of the total consideration, including liabilities assumed, payable in connection with the merger. MEDE AMERICA has also agreed to reimburse Salomon Smith Barney for its travel and other out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Salomon Smith Barney has advised MEDE AMERICA that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MEDE AMERICA and Healtheon for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to MEDE AMERICA unrelated to the proposed merger, having acted as a managing underwriter for MEDE AMERICA's initial public offering for which Salomon Smith Barney received total underwriting discounts and commissions of approximately $2.2 million. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with MEDE AMERICA, Healtheon and their respective affiliates.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MEDE AMERICA MERGER

     When considering the recommendation of MEDE AMERICA's board of directors, MEDE AMERICA stockholders should be aware that some of the directors and officers of MEDE AMERICA have interests in the merger and have arrangements that are different from, or are in addition to those of MEDE AMERICA stockholders generally. These include:

     - Board of Directors. Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C., two significant stockholders of MEDE AMERICA, will have the right to select one nominee to the board of directors of Healtheon. Thomas E. McInerney and Anthony J. de Nicola, directors of MEDE AMERICA, are general partners of WCAS. Timothy M. Murray, a director of MEDE AMERICA, is a principal of William Blair & Co.

     - Registration Rights. Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. will have the right to require Healtheon/WebMD to register for resale up to 6,000,000 of the shares of Healtheon/WebMD common stock that they receive as a result of the merger.

     - Stock Option Grants. Employees of MEDE AMERICA will receive options to purchase an aggregate of 700,000 shares of Healtheon/WebMD common stock, with an exercise price of $45.72 per share, following the completion of the merger, to be allocated individually at a later date. The options will vest over four years, and are intended to serve as compensation for continued service to Healtheon/WebMD.

     - Potential Vesting of Options. In the event that employees of MEDE AMERICA have their employment terminated without cause or are constructively terminated by Healtheon/WebMD within two years after the completion of the merger, any options that were held by those employees prior to the completion of the merger will vest fully.

     - Vesting of Warrants. Medic Computer Systems, Inc. holds a warrant to purchase 1,250,000 shares of MEDE AMERICA common stock that would vest at the time the merger is completed. One of the members of the MEDE AMERICA board of directors, Alan Winchester, sits as a designee of Medic

     - Transaction Fee. If the MEDE AMERICA merger is completed, William Blair & Co., L.L.C. will receive a transaction fee of 0.05% of the MEDE AMERICA merger transaction value, which is based on the closing price of the Healtheon common stock for the five trading days preceding the closing

     - Indemnification. Healtheon and MEDE AMERICA directors have customary rights to indemnification

     As a result, these directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MEDE AMERICA MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the stockholders of MEDE AMERICA. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MEDE AMERICA MERGER AND CONVERSION OF MEDE AMERICA COMMON STOCK

     Merc Acquisition Corp., a newly formed and wholly owned subsidiary of Healtheon/WebMD, will be merged with and into MEDE AMERICA. As a result of the merger, the separate corporate existence of Merc will cease and MEDE AMERICA will survive the merger as a wholly owned subsidiary of Healtheon/WebMD.

     Upon completion of the merger, each outstanding share of MEDE AMERICA common stock will be automatically canceled and converted into the right to receive a specific number of shares of Healtheon/ WebMD common stock. The number of shares of Healtheon/WebMD common stock that will be issued in exchange for each outstanding share of MEDE AMERICA common stock is referred to as the exchange ratio. The exchange ratio in the merger will depend upon the average closing price of Healtheon common stock as reported on Nasdaq for the ten trading day period ending two days before the date of the MEDE AMERICA stockholder meeting.

     - If the average closing sale price of Healtheon common stock for such period is equal to or greater than $38.68, the exchange ratio in the merger will be 0.6593

     - If the average closing sale price of Healtheon common stock for the ten day period ending two days before the special meeting is less than $38.68, Healtheon may elect to adjust the exchange ratio no later than 24 hours prior to the MEDE AMERICA stockholder meeting, to equal the quotient obtained by dividing $25.50 by this lower average price

     The following chart indicates the number of shares of Healtheon/WebMD common stock to be received for each share of MEDE AMERICA common stock assuming different ten-day average prices.

  HEALTHEON      IF HEALTHEON      IF HEALTHEON
   TEN-DAY      DOES NOT ADJUST    DOES ADJUST
AVERAGE PRICE   EXCHANGE RATIO    EXCHANGE RATIO
-------------   ---------------   --------------
     $25            0.6593            1.0200
     $30            0.6593            0.8500
     $35            0.6593            0.7286
     $40            0.6593        not applicable
     $45            0.6593        not applicable
     $50            0.6593        not applicable

     If Healtheon does not elect to adjust the exchange ratio, MEDE AMERICA would have a right to terminate the merger agreement. If the merger agreement is terminated under these circumstances, the MEDE AMERICA stockholders' vote would not take place and the merger would be abandoned. If the Healtheon ten-day average price is greater than or equal to $40, neither party would have a right to adjust the 0.6593 exchange ratio.

     Under Healtheon's merger agreement with WebMD, Healtheon may not agree to an increase of the exchange ratio if the increase would result in the issuance of more than 2 million additional shares of Healtheon common stock to MEDE AMERICA stockholders unless Healtheon has obtained WebMD's prior written consent. In view of the number of MEDE AMERICA shares, stock options and warrants outstanding, this 2 million additional share amount would be exceeded if the ten-day average price of Healtheon common stock is less than $32.23.

     The exchange ratio will also be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization, reclassification or other like change with respect to

Healtheon common stock or MEDE AMERICA common stock occurring prior to the completion of the merger.

     No certificate or scrip representing fractional shares of Healtheon/WebMD common stock will be issued in connection with the merger. Instead MEDE AMERICA stockholders will receive cash, without interest, in lieu of a fraction of a share of Healtheon/WebMD common stock.

EXCHANGE OF MEDE AMERICA STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK
CERTIFICATES

     When the merger is completed, Healtheon/WebMD's exchange agent will mail to MEDE AMERICA stockholders a letter of transmittal and instructions for use in surrendering MEDE AMERICA stock certificates in exchange for Healtheon/WebMD stock certificates. When MEDE AMERICA stockholders deliver their MEDE AMERICA stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, their MEDE AMERICA stock certificates will be canceled and MEDE AMERICA stockholders will receive Healtheon/WebMD stock certificates. MEDE AMERICA stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Healtheon/WebMD common stock which would have been otherwise issuable to MEDE AMERICA stockholders in the merger.

     YOU SHOULD NOT SUBMIT YOUR MEDE AMERICA STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     MEDE AMERICA stockholders are not entitled to receive any dividends or other distributions on Healtheon/WebMD common stock until the merger is completed and they have surrendered their MEDE AMERICA stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of MEDE AMERICA stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, MEDE AMERICA stockholders will be paid the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Healtheon/WebMD common stock. At the appropriate payment date, MEDE AMERICA stockholders will also receive the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their MEDE AMERICA stock certificates for Healtheon/WebMD stock certificates.

     Healtheon/WebMD will only issue MEDE AMERICA stockholders a Healtheon/WebMD stock certificate or a check in lieu of a fractional share in a name in which the surrendered MEDE AMERICA stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MEDE AMERICA MERGER

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to MEDE AMERICA stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities

     - if you are a tax-exempt organization

     - if you are subject to the alternative minimum tax provisions of the tax code

     - if you are a foreign person or entity

     - if you are a financial institution or insurance company

     - if you do not hold your MEDE AMERICA shares as capital assets

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions

     - if you hold MEDE AMERICA shares as part of an integrated investment, including a "straddle", comprised of shares of MEDE AMERICA common stock and one or more other positions, or

     - if you hold MEDE AMERICA shares subject to the constructive sale provisions of Section 1259 of the tax code

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which MEDE AMERICA shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire MEDE AMERICA capital stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

Tax implications for MEDE AMERICA and MEDE AMERICA stockholders

     Counsel to Healtheon, Wilson Sonsini Goodrich & Rosati, and counsel to MEDE AMERICA, Reboul, MacMurray, Hewitt, Maynard & Kristol, are of the opinion that the merger of MEDE AMERICA with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code. This means that:

     - MEDE AMERICA stockholders will not recognize gain or loss when they receive Healtheon/ WebMD common stock solely in exchange for their shares of MEDE AMERICA common stock in the MEDE AMERICA merger, except on cash received for a fractional share of Healtheon/ WebMD common stock

     - Cash payments received by MEDE AMERICA stockholders for a fractional share of Healtheon/ WebMD common stock should be treated as if such fractional share had been issued in the merger and then redeemed by Healtheon/WebMD. You should recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of MEDE AMERICA common stock will be the same as the aggregate tax basis of the MEDE AMERICA stock surrendered in the exchange

     - The holding period of the Healtheon/WebMD common stock received by holders of MEDE AMERICA stock in the MEDE AMERICA merger will include the period the exchanged MEDE AMERICA stock was considered to be held, provided that the MEDE AMERICA stock surrendered is held as a capital asset at the time of the MEDE AMERICA merger

     - MEDE AMERICA will not recognize gain solely as a result of the MEDE AMERICA merger

Limitations on the tax opinions

     MEDE AMERICA has not requested a ruling from the IRS with regard to any of the federal income tax consequences of the MEDE AMERICA merger.

     The opinions described above do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon assumptions, including the truth and accuracy of representations provided by Healtheon, MEDE AMERICA and the subsidiary of Healtheon formed to effect the MEDE AMERICA merger.

Consequences of a contrary IRS determination

     A successful IRS challenge to the reorganization status of the MEDE AMERICA merger would result in a MEDE AMERICA stockholder recognizing gain or loss with respect to each share of MEDE AMERICA stock surrendered. This gain or loss would equal the difference between the stockholder's basis in the MEDE AMERICA share and the fair market value, at the time of the WebMD merger, of the Healtheon/WebMD common stock received. In such event, a stockholder's aggregate basis in the Healtheon/WebMD common stock received would equal its fair market value, and the stockholder's holding period for the Healtheon/WebMD stock would begin the day after the MEDE AMERICA merger.

     Even if the MEDE AMERICA merger qualifies as a reorganization, a recipient of shares of Healtheon/WebMD common stock would recognize gain to the extent that those shares were considered to be received in exchange for services. Gain would also have to be recognized to the extent that a holder of MEDE AMERICA stock was treated as receiving, directly or indirectly, consideration other than Healtheon/WebMD common stock in exchange for the holder's MEDE AMERICA stock. All or a portion of those gain amounts may be taxable as ordinary income.

ACCOUNTING TREATMENT OF THE MEDE AMERICA MERGER

     Healtheon and MEDE AMERICA intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of MEDE AMERICA will be included in the consolidated financial statements of Healtheon/WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of MEDE AMERICA acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MEDE AMERICA MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Healtheon, MEDE AMERICA and the applicable stockholders of MEDE AMERICA have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has expired. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

     Neither Healtheon nor MEDE AMERICA is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MEDE AMERICA AND HEALTHEON

     The shares of Healtheon/WebMD common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to any person who is an affiliate of either Healtheon/WebMD or MEDE AMERICA. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Healtheon or MEDE AMERICA and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

     - any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON COMMON STOCK TO BE ISSUED IN THE MEDE AMERICA MERGER

     It is a condition to the closing of the merger that the shares of Healtheon/WebMD common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF MEDE AMERICA COMMON STOCK AFTER THE MEDE AMERICA MERGER

     If the merger is completed, MEDE AMERICA common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE MEDE AMERICA MERGER

     Following the merger, MEDE AMERICA will continue its operations as a wholly owned subsidiary of Healtheon/WebMD. The stockholders of MEDE AMERICA will become stockholders of Healtheon/ WebMD, and their rights as stockholders will be governed by the Healtheon/WebMD certificate of incorporation, the Healtheon/WebMD bylaws and the laws of the State of Delaware. For a description of the differences in the rights of stockholders of MEDE AMERICA and Healtheon/WebMD, see "Comparison of rights of holders of Healtheon/WebMD common stock, WebMD capital stock, MEDE AMERICA common stock and Medcast capital stock" on page 180.

                       THE MEDE AMERICA MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Healtheon and MEDE AMERICA each made representations and warranties in the merger agreement regarding aspects of their businesses, financial condition, structure and other facts pertinent to the merger, including:

     - capitalization

     - changes in our businesses since December 31, 1998

     - intellectual property used in our businesses

     - material contracts

     In addition, MEDE AMERICA made additional representations and warranties regarding payments, if any, required to be made by MEDE AMERICA to employees and directors because of the merger and the fairness opinion received by MEDE AMERICA from its financial advisor.

     The representations and warranties in the merger agreement are complicated and not easily summarized. The merger agreement is attached to this proxy statement/prospectus as Annex B and we urge you to read it carefully, including the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

MEDE AMERICA'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MEDE AMERICA MERGER

     MEDE AMERICA agreed that until the completion of the merger or unless Healtheon consents in writing, MEDE AMERICA and its subsidiaries will use commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings

     MEDE AMERICA also agreed that until the completion of the merger or unless Healtheon consents in writing, MEDE AMERICA and its subsidiaries would conduct their business in compliance with specific restrictions relating to the following:

     - the issuance and redemption of securities

     - employees and employee benefits and remuneration

     - MEDE AMERICA's intellectual property

     - the issuance of dividends or other distributions

     - modification of MEDE AMERICA's certificate of incorporation and bylaws

     - the liquidation or restructuring of, or merger involving, MEDE AMERICA

     - the acquisition of assets or other entities

     - capital expenditures

     - the disposition of MEDE AMERICA's assets

     - the incurrence of indebtedness

     - entrance into, modification or termination of contracts

     - accounting policies and procedures

     - actions which would jeopardize the tax treatment of the merger

     The agreements related to the conduct of MEDE AMERICA's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of business by the company."

HEALTHEON'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MEDE AMERICA MERGER

     Healtheon agreed that until the completion of the merger or unless MEDE AMERICA consents in writing, Healtheon and its subsidiaries would conduct their business so as not to jeopardize the tax treatment of the merger.

NO OTHER NEGOTIATIONS INVOLVING MEDE AMERICA

     Until the merger is completed or the merger agreement is terminated, MEDE AMERICA has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any "acquisition proposal", as defined below

     - participate in any discussions or negotiations regarding any acquisition proposal

     - disclose any non-public information with respect to any acquisition proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal

     - engage in discussions with any person with respect to any acquisition proposal

     - approve, endorse or recommend any acquisition proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any "acquisition transaction", as defined below

     Notwithstanding the limitations on MEDE AMERICA's actions, MEDE AMERICA may furnish information and engage in negotiations in response to an unsolicited, bona fide "superior offer", as defined below, made by a third party, provided that MEDE AMERICA's board has concluded, on the advice of outside counsel, that:

     - such action is necessary to comply with its fiduciary obligations

     - MEDE AMERICA notifies Healtheon/WebMD beforehand, and enters into a confidentiality agreement with such third party having terms no less favorable to MEDE AMERICA than those contained in its confidentiality agreement with Healtheon/WebMD

     - MEDE AMERICA provides any nonpublic information disclosed to the third party to Healtheon/WebMD

     A superior offer is any of the following transactions which the board of MEDE AMERICA determines, after consultation with a financial adviser of national reputation, is more favorable to MEDE AMERICA's stockholders than the MEDE AMERICA merger:

     - any merger or consolidation in which the MEDE AMERICA stockholders before the transaction hold less than 50% of the equity interest in the surviving entity

     - any sale or other disposition of assets of MEDE AMERICA representing in excess of 85% of the fair market value of MEDE AMERICA's business

     - the acquisition by any person or group of ownership of 85% or more of the then outstanding stock of MEDE AMERICA

     MEDE AMERICA has agreed to promptly inform Healtheon as to any acquisition proposal, request for non-public information or inquiry which MEDE AMERICA believes would lead to an acquisition proposal, including the identity of the person, entity or group making the acquisition proposal, request or inquiry and the material terms of the acquisition proposal, request or inquiry. MEDE AMERICA has agreed to inform Healtheon of the status and details of any acquisition proposal.

     An acquisition proposal is any offer or proposal relating to any acquisition transaction, other than an offer or proposal from Healtheon.

     An acquisition transaction is any transaction involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of MEDE AMERICA or any of its subsidiaries

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of MEDE AMERICA

     - any merger, consolidation, business combination or similar transaction involving MEDE AMERICA

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of MEDE AMERICA

     - any liquidation or dissolution of MEDE AMERICA

MEDE AMERICA'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by MEDE AMERICA when the merger is completed will become employees of Healtheon/WebMD or one of its subsidiaries, although Healtheon/WebMD may terminate these employees at any time. Healtheon/WebMD and MEDE AMERICA will work together to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits to MEDE AMERICA employees generally equivalent in the aggregate to those provided to similarly situated employees of Healtheon/WebMD. MEDE AMERICA will terminate its separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the reorganization. Healtheon/WebMD has agreed to maintain MEDE AMERICA's employee severance policy for one year following the merger.

TREATMENT OF MEDE AMERICA STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option or warrant to purchase MEDE AMERICA common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Healtheon/WebMD common stock equal to the number of shares of MEDE AMERICA common stock that could have been obtained before the merger upon the exercise of each option or warrant times the exchange ratio, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of MEDE AMERICA common stock subject to the option or warrant before conversion divided by the exchange ratio, rounded up to the nearest whole cent.

     The other terms of each option and the MEDE AMERICA option plans referred to above under which the options were issued will continue to apply in accordance with their terms. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by MEDE AMERICA which provide for grants of equity-based awards will be amended or converted into a similar instrument of Healtheon, with certain adjustments to preserve their value. The other terms of each MEDE AMERICA award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, except that Healtheon has agreed to provide for the options of any employees who are terminated without cause or are constructively terminated within two years following the merger to become fully vested.

     Healtheon/WebMD intends to file a registration statement on Form S-8, if available, for the shares of Healtheon/WebMD common stock issuable with respect to options under the MEDE AMERICA stock option plans and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

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GRANT OF HEALTHEON/WEBMD STOCK OPTIONS

     Healtheon/WebMD agreed to grant options to purchase 700,000 shares at a per share price of $45.72 to employees of MEDE AMERICA immediately following the merger. These options will be granted in reasonable and customary amounts sufficient to provide adequate incentive to former MEDE AMERICA employees in connection with their service on behalf of Healtheon/WebMD.

CONDITIONS TO COMPLETION OF THE MEDE AMERICA MERGER

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of MEDE AMERICA stock

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Healtheon/WebMD and MEDE AMERICA must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the tax code, however, if counsel to either Healtheon/WebMD or MEDE AMERICA does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party

     - the shares of Healtheon/WebMD common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance

     MEDE AMERICA's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Healtheon/WebMD's representations and warranties must be true and correct as of April 20, 1999 and as of the date the merger is to be completed, subject to certain exceptions, as if made as of that time except:

        - to the extent Healtheon/WebMD's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        - if any of these representations and warranties are not true and correct but the effect in each case, and in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than that concerning Healtheon/WebMD's board approval, which must be true and correct in all material respects, is not and does not have a material adverse effect on Healtheon/WebMD, then this condition will be deemed satisfied

        - Healtheon/WebMD must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Healtheon/WebMD at or before completion of the merger

        - No material adverse effect with respect to Healtheon/WebMD, taken as a whole with its subsidiaries, shall have occurred since April 20, 1999 and be continuing

        - Healtheon/WebMD must obtain the consent of holders of registration rights relating to Healtheon/WebMD's common stock

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     Healtheon/WebMD's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - MEDE AMERICA's representations and warranties must be true and correct as of April 20, 1999 and as of the date the merger is to be completed as if made as of such time except:

        - to the extent MEDE AMERICA's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning MEDE AMERICA's capital structure, obligations with respect to capital stock, board approval and, receipt of the fairness opinion, which must be true and correct in all material respects, is not and does not have a material adverse effect on MEDE AMERICA, then this condition will be deemed satisfied

        - MEDE AMERICA must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by MEDE AMERICA at or before completion of the merger

        - No material adverse effect with respect to MEDE AMERICA, taken as a whole with its subsidiaries, shall have occurred since April 20, 1999 and be continuing

        - All existing agreements by MEDE AMERICA to register its shares must have been terminated

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets including intangible assets, capitalization, financial condition or results of operations of an entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in trading prices for such entity's capital stock which do not result from an event which itself has a material adverse effect.

TERMINATION OF THE MEDE AMERICA MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement and approval of the merger by MEDE AMERICA stockholders:

     - by mutual consent of Healtheon/WebMD and MEDE AMERICA

     - by Healtheon/WebMD or MEDE AMERICA, if the merger is not completed before December 15, 1999 except that the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before December 15, 1999 and such action or failure to act constitutes a material breach of the merger agreement

     - by Healtheon/WebMD or MEDE AMERICA, if there is any order of a court or governmental authority having jurisdiction over either of us permanently enjoining, restraining or prohibiting the completion of the merger which is final and nonappealable

     - by Healtheon/WebMD or MEDE AMERICA, if the merger agreement fails to receive the requisite vote for approval and adoption by the stockholders of MEDE AMERICA at the MEDE AMERICA special meeting, except that the right to terminate the merger agreement pursuant to this provision by MEDE AMERICA is not available to MEDE AMERICA where the failure to obtain MEDE AMERICA stockholder approval was caused by the action or failure to act by MEDE AMERICA and such action or failure to act constitutes a material breach of the merger agreement

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     - by Healtheon/WebMD, at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of MEDE AMERICA stockholders:

        - if MEDE AMERICA's board of directors withdraws or amends or modifies in a manner adverse to Healtheon/WebMD its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the reorganization

        - if MEDE AMERICA enters into a letter of intent accepting an acquisition proposal

        - if MEDE AMERICA's board of directors approves or recommends any acquisition proposal

        - if a tender or exchange offer relating to the securities of MEDE AMERICA is commenced by a person unaffiliated with Healtheon/WebMD, and MEDE AMERICA does not send to its securityholders within 10 business days after such tender or exchange offer is first commenced a statement disclosing that MEDE AMERICA recommends rejection of such tender or exchange offer

     - by MEDE AMERICA, upon a breach of any representation, warranty, covenant or agreement on the part of Healtheon/WebMD set forth in the merger agreement, or if any of Healtheon/ WebMD's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Healtheon/WebMD through the exercise of its commercially reasonable efforts, and Healtheon/ WebMD continues to exercise such commercially reasonable efforts, MEDE AMERICA may not terminate the merger agreement if the breach or inaccuracy is cured prior to December 15, 1999

     - by Healtheon/WebMD, upon a breach of any representation, warranty, covenant or agreement on the part of MEDE AMERICA set forth in the merger agreement, or if any of MEDE AMERICA's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by MEDE AMERICA through the exercise of its commercially reasonable efforts and MEDE AMERICA continues to exercise such commercially reasonable efforts Healtheon may not terminate the merger agreement if the breach or inaccuracy is cured prior to December 15, 1999

     - by MEDE AMERICA, if the average trading price of Healtheon's common stock for the ten trading day period ending two days prior to the MEDE AMERICA stockholders meeting is less than $38.68 and Healtheon/WebMD does not elect to adjust the exchange ratio

     The board of directors of MEDE AMERICA would have a fiduciary duty to its stockholders in evaluating whether to exercise its termination rights under these circumstances. In making this evaluation, the board would take into account all relevant facts and circumstances existing at the time, including:

     - the then-existing stock prices of Healtheon and MEDE AMERICA in light of overall market factors

     - the expected benefits of the merger balanced against the perceived risks

     - the available opportunities for alternative business combinations and strategic alliances versus the prospects for continuation as an independent company with growth through internal expansion and acquisition

PAYMENT OF TERMINATION FEE

     MEDE AMERICA will pay Healtheon/WebMD a termination fee of $15 million promptly, but not later than, two days after the merger agreement is terminated by Healtheon/WebMD if:

     - MEDE AMERICA's board of directors withdraws or amends or modifies in a manner adverse to Healtheon its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger

     - MEDE AMERICA enters into a letter of intent accepting an acquisition proposal
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

     - MEDE AMERICA's board of directors approves or recommends any acquisition proposal, or

     - a tender or exchange offer relating to the securities of MEDE AMERICA is commenced by a person unaffiliated with Healtheon/WebMD and MEDE AMERICA does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that MEDE AMERICA recommends rejection of such tender or exchange offer

     Also, in the event that the merger agreement is terminated by either Healtheon/WebMD or MEDE AMERICA because the merger has not been consummated by December 15, 1999 or because the required approval of MEDE AMERICA stockholders is not obtained, and, in either event, prior to that termination a third party has publicly announced an acquisition proposal, and within 12 months following that termination, MEDE AMERICA consummates a company acquisition, or enters into an agreement providing for a "company acquisition", as defined below, MEDE AMERICA will pay to Healtheon/WebMD a termination fee of $15 million promptly, but not later than, two days after the consummation of the company acquisition or the entry by MEDE AMERICA into that agreement.

     A company acquisition is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MEDE AMERICA pursuant to which the stockholders of MEDE AMERICA immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction

     - a sale or other disposition by MEDE AMERICA of assets representing in excess of 50% of the aggregate fair market value of MEDE AMERICA's business immediately prior to such sale

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by MEDE AMERICA, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of MEDE AMERICA

EXTENSION, WAIVER AND AMENDMENT OF THE MEDE AMERICA MERGER AGREEMENT

     We may amend the merger agreement before completion of the merger provided we comply with applicable state law.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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                  MEDE AMERICA RELATED TRANSACTION AGREEMENTS

MEDE AMERICA VOTING AGREEMENT

     Healtheon required MEDE AMERICA stockholders Welsh, Carson, Alexander & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership to enter into a voting agreement. The voting agreement requires these MEDE AMERICA stockholders to vote all of the shares of MEDE AMERICA common stock beneficially owned by them in favor of the merger.

     As of the record date, the MEDE AMERICA stockholders who entered into the voting agreement collectively beneficially owned 6,295,759 shares, which includes shares issuable upon exercise of warrants, of MEDE AMERICA common stock which represented approximately 47.4% of the outstanding MEDE AMERICA common stock. None of the MEDE AMERICA stockholders who are parties to the voting agreement were paid additional consideration in connection with entering into the voting agreement.

     Each MEDE AMERICA stockholder who is a party to the voting agreement agreed not to sell the MEDE AMERICA stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements or the record date without the prior written consent of Healtheon.

     The voting agreement will terminate upon the earlier to occur of:

     - the termination of the merger agreement in accordance with its terms, or

     - the completion of the merger

MEDE AMERICA REGISTRATION RIGHTS AGREEMENT

     Healtheon/WebMD agreed with MEDE AMERICA stockholders Welsh, Carson, Alexander & Stowe V, L.P., Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Information Partners L.P., WCAS Capital Partners II, L.P., William Blair Capital Partners V, L.P. and William Blair Leveraged Capital Fund, Limited Partnership to enter into a registration rights agreement. The registration rights agreement gives these MEDE AMERICA stockholders the right to have shares of Healtheon/WebMD common stock they receive in the merger registered with the Securities and Exchange Commission. These MEDE AMERICA stockholders currently hold similar rights with respect to their shares of MEDE AMERICA common stock.

     The MEDE AMERICA stockholders who are parties to the registration rights agreement are permitted to request that Healtheon/WebMD register up to 3,000,000 shares of Healtheon/WebMD common stock they receive as a result of the merger within three months after the merger and an additional 3,000,000 shares within six months after the merger. As of the record date, the MEDE AMERICA stockholders who entered into the registration rights agreement collectively beneficially owned 6,295,759 shares, which includes shares issuable upon exercise of warrants, of MEDE AMERICA common stock which represented approximately 47.4% of the outstanding MEDE AMERICA common stock. Healtheon/WebMD is only required to complete two registrations under the registration rights agreement. Healtheon/WebMD will pay the expenses of these registrations, subject to certain exceptions. The request for the first of these registrations must be made within sixty days following the merger.

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                               THE MEDCAST MERGER

     This section of the proxy statement/prospectus describes certain aspects of the proposed Medcast merger, including the merger agreement and related agreements. While we believe that the description covers the material terms of the Medcast merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MEDCAST MERGER

     In April 1999, the board of directors of Medcast decided to evaluate the interest of potential buyers in a strategic combination or other business combination and engaged Hambrecht & Quist to act as Medcast's financial advisor for this purpose.

     Russell R. French, a member of Medcast's board of directors, contacted Jeffrey T. Arnold, the Chief Executive Officer of WebMD, to discuss the possibility of a strategic alliance or business combination. At a meeting on April 20, 1999, Messrs. French and Arnold discussed the potential benefits and synergies of a strategic relationship and decided that further discussions should be pursued.

     Later that day, several representatives of WebMD met with representatives of Medcast at the Medcast offices to review Medcast's product and operations.

     Alan N. Greenberg, the Chief Executive Officer of Medcast, and Nan Kirstin-Forte, the President of Programming and Development of Medcast, met with Mr. Arnold and Reginald R. Bradford, the Vice President of Marketing of WebMD, on April 24, 1999 in Carefree, Arizona to discuss a possible transaction. At that meeting, it was agreed that additional WebMD representatives would visit Medcast's offices.

     On April 29, 1999, a number of WebMD representatives visited Medcast's offices for a formal presentation and review of Medcast and its operations. Following the meeting, WebMD indicated that it was interested in pursuing further discussions concerning a possible transaction and requested that Medcast agree not to pursue other business combinations for 30 days in order to permit WebMD sufficient time to negotiate a transaction with Medcast. On April 30, 1999, Medcast agreed to negotiate with WebMD on an exclusive basis through May 19, 1999 and Medcast and WebMD entered into a mutual non-disclosure agreement.

     In early May 1999, Mr. Arnold advised Mr. Greenberg that WebMD was in discussions with Healtheon about a possible combination between Healtheon and WebMD. Messrs. Arnold and Greenberg discussed the possible impact of the proposed WebMD merger on a potential Medcast-WebMD transaction.

     In late May, Medcast and WebMD recommenced discussions concerning their possible transaction in light of the pending WebMD merger. At a meeting on May 28, 1999, WebMD made a proposal to acquire Medcast for Healtheon/WebMD stock, subject to completion of its due diligence, review of Medcast's operations and negotiation of a mutually acceptable definitive merger agreement.

     On June 7, 1999, WebMD, together with its legal and financial advisors, commenced its due diligence review of Medcast. At the same time, representatives of both parties began negotiations concerning the terms of a definitive merger agreement. The negotiations included discussions of the principal terms and conditions, including

     - the proposed exchange ratio of Medcast stock for Healtheon/WebMD stock

     - the scope of the representations and warranties to be made by each of the parties

     - the terms and conditions under which Healtheon/WebMD could assert claims for breaches of representations and warranties by Medcast and the means by which those claims would be satisfied

     - the conditions to closing the merger

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

     - the terms and conditions under which WebMD would acquire Medcast if the WebMD merger did not occur

     - possible post-merger employment arrangements between key employees of Medcast and Healtheon/ WebMD

     - treatment of Medcast stock options

     - the circumstances under which the merger agreement could be terminated by either party

     The Medcast board of directors met on June 28, 1999, together with its financial and legal advisors, to consider the proposed merger and merger agreement with Healtheon/WebMD. At this meeting, Medcast's legal advisors discussed the board's fiduciary duties considering a strategic business combination and strategic alternatives. Medcast's legal advisors also reviewed the principal terms and conditions of the draft merger agreement and related documents and reviewed the open issues that were still under discussion with WebMD and Healtheon. Management reviewed the status of negotiations and analyzed its reasons for favoring the proposed transaction. Hambrecht & Quist reviewed the financial and strategic analyses it performed in connection with its evaluation of the proposed transaction and rendered to the Medcast board of directors an oral opinion, subject to review of final documentation and other customary matters, as to the fairness, from a financial point of view, of the transaction to the stockholders of Medcast. Following discussion and review of questions addressed to management and its financial and legal advisors, the board of directors unanimously approved the merger agreement and the Medcast merger and authorized Messrs. Greenberg and French to negotiate the remaining issues with representatives of WebMD and Healtheon.

     On June 23, 1999, WebMD's board of directors held a special meeting to discuss the proposed business combination with Medcast. At this meeting, WebMD's senior management and inside legal counsel presented to the board the terms of the proposed merger with Medcast and the status of business, financial and legal due diligence of the transaction. In addition, the WebMD board reviewed a draft of the merger agreement. Following these presentations and other discussions, the WebMD board approved by unanimous vote the terms of the merger and the merger agreement substantially in the form presented and authorized senior management to negotiate the remaining issues and to enter into the merger agreement and related documents.

     On June 30, 1999, there was a special meeting of the board of directors of Healtheon which included a discussion of the Medcast merger agreement and related transactions. The Healtheon board of directors reviewed a draft of the Medcast merger agreement and related documents. After considering the terms of the proposed transaction, the Healtheon board of directors determined that the merger was fair to Healtheon and that the proposed merger was in the best interest of Healtheon. The Healtheon board of directors then unanimously approved the merger agreement and exhibits thereto, and the merger. The parties completed negotiation of the terms of the definitive merger agreement after the close of business on June 30, 1999 and executed the merger agreement and related documents.

     A press release concerning the Medcast merger was made before the open of business on July 1, 1999.

     After the merger agreement was signed, the price of Healtheon common stock declined from $77.00 per share on June 30, 1999, to $39.63 on October 5, 1999. As a consequence in September and early October 1999, holders of Medcast's Series C preferred stock sought to renegotiate the allocation of the consideration to be received by them in the merger and declined to sign shareholders consents necessary to amend Medcast's charter. To facilitate consummation of the mergers, WebMD and Healtheon agreed to increase the consideration in the merger by $2,331,796.50 to be paid in cash to holders of Medcast's Series C preferred stock. Accordingly, on October 6, 1999, the boards of Medcast and WebMD approved an amendment to the merger agreement providing for the additional cash payment and revisions to the exchange ratio to reflect a reallocation of the merger consideration.

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JOINT REASONS FOR THE MEDCAST MERGER

     WebMD's, Healtheon's and Medcast's boards of directors have determined that the Medcast merger is fair to, and in the best interests of, the stockholders of their respective companies. They concluded that the combined company following the Medcast merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Potential mutual benefits include:

     - the combination of Medcast's brand recognition and strategic relationships directed toward physicians with Healtheon/WebMD's brand recognition and strategic relationships directed toward both physicians and consumers and its e-commerce platform and industry relationships will enable the combined company to move toward the goal of offering a comprehensive, integrated web-based solution for the administrative, communications and information needs of the healthcare industry

     - broadening each company's offerings of Internet-based healthcare related content offerings and creating cross-selling opportunities

     - creating a strong combined management team

     - the combination of leading providers of Internet solutions to the healthcare industry will better position the combined company to achieve subscriber penetration among physicians, payers, providers, consumers, and other healthcare industry participants

     - enhancing the means by which the each company delivers content and services to physicians

MEDCAST'S REASONS FOR THE MEDCAST MERGER

     At the meeting of the board of directors held June 28, 1999, the board of directors of Medcast concluded that the merger was in the best interests of Medcast and determined to recommend the merger to the stockholders of Medcast. The decision of the board of directors of Medcast was based upon several potential benefits of the merger, including the following, which are listed in no particular order of significance:

     - the liquidity afforded Medcast's stockholders upon exchange of their shares in Medcast, which are not publicly traded, for shares in Healtheon/WebMD, which will be publicly traded

     - the opportunity of Medcast stockholders to participate in the potential growth of Healtheon/ WebMD following the Medcast merger or to realize their investment by selling their Healtheon/ WebMD shares in a public market

     - the value of the aggregate Medcast merger consideration on the date of the merger agreement of approximately $214.9 million based on the average of the closing price of Healtheon common stock over the 10 trading days immediately prior to the execution of the merger agreement

     - the oral opinion of Hambrecht & Quist LLC, Medcast's financial advisor, which was directed toward Medcast's board of directors only and not in any way as a recommendation to the Medcast stockholders, that the Medcast merger agreement and merger were fair to the Medcast stockholders from a financial point of view, subject to assumptions and limitations given in that opinion

     - participation in Healtheon/WebMD's complete end-to-end healthcare e-commerce solution. The healthcare information technology industry is changing quickly and is becoming more competitive. Medcast believes that, through the completion of the WebMD merger, Healtheon/WebMD will create a leading end-to-end healthcare e-commerce solution with the ability to facilitate business to business, consumer-to-business and business-to consumer transactions

     - access to strategic alliances. WebMD currently has relationships with Microsoft, Excite@Home, Lycos, SOFTBANK, DuPont, Intel, and other leading institutions. In addition, many of these leading companies are investors in WebMD. Medcast expects these strategic alliances to help the combined company achieve its objectives of connectivity and transactions between consumers, payers, providers and institutions, establish the Healtheon/WebMD brand and contribute towards the establishment of a common Internet technology platform

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     - access to subscribers. Some of WebMD's strategic partners sponsor subscriptions for physician subscribers, which provide a cross-selling opportunity for the Medcast service

     - creating leverage. The combined company will have greater leverage with pharmaceutical companies and other potential sponsors and strategic partners

     There are potential risks to the merger, including:

     - technical, operational, regulatory and strategic challenges to integrating Medcast and Healtheon/ WebMD

     - the possible termination of Medcast's office lease as a result of the merger

     - volatility of Healtheon/WebMD's stock price affecting the ability of Medcast stockholders to realize the value of the consideration as measured prior to closing

     - the additional risks relating to the combined company's business

     Medcast stockholders should consider that the potential benefits of the merger may not be achieved.

RECOMMENDATION OF MEDCAST'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of Medcast has determined that the Medcast merger is in your best interests and unanimously recommends that you vote for approval and adoption of the merger agreement and approval of the merger.

     In considering the recommendation of the Medcast board of directors with respect to the Medcast merger, you should be aware that directors and executive officers of Medcast have interests in the merger that are different from, or are in addition to the interests of Medcast stockholders generally. Please see the section entitled "Interests of directors, officers and affiliates in the Medcast merger" on page 125.

OPINION OF MEDCAST'S FINANCIAL ADVISOR

     The board of directors engaged Hambrecht & Quist to act as its financial advisor in connection with the merger and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of capital stock of Medcast of the consideration to be received by such stockholders in connection with the proposed merger. If the WebMD merger is not completed, Medcast's board of directors has approved a merger with a subsidiary of WebMD. Hambrecht & Quist rendered its oral opinion on June 28, 1999 to the board of directors that, as of that date, the consideration to be received by the holders of the Medcast stock in the merger was fair to such holders from a financial point of view. A copy of Hambrecht & Quist's written opinion dated June 30, 1999, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist is attached as Annex G to this proxy statement/prospectus. Medcast stockholders are advised to read this opinion in its entirety. Stockholders should note that the opinion expressed by Hambrecht & Quist was provided for the information of the board of directors of Medcast in its evaluation of the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger. No limitations were placed on Hambrecht & Quist by the board of directors of Medcast with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

     Hambrecht & Quist's opinion presupposes the completion of the WebMD merger, since the Medcast merger is dependent upon the WebMD merger. The opinion was issued without regard to whether the MEDE AMERICA merger is completed.

     IN CONNECTION WITH ITS REVIEW OF THE MEDCAST MERGER, AND IN ARRIVING AT ITS OPINION, HAMBRECHT & QUIST, AMONG OTHER THINGS:

     - reviewed the publicly available consolidated financial statements of Healtheon and WebMD, with and without MEDE AMERICA financial results, for recent years and interim periods to date and other relevant financial and operating data of Healtheon and WebMD, including their respective capital structures, with and without MEDE AMERICA financial information, that was made available to Hambrecht & Quist from published sources and from the internal records of WebMD

     - reviewed internal financial and operating information, including projections, relating to WebMD prepared by the management of WebMD

     - reviewed financial and operating information, including publicly-available projections, relating to Healtheon

     - reviewed financial and operating information, including publicly-available projections, relating to MEDE AMERICA

     - discussed the business, financial condition and prospects of Healtheon/WebMD with members of senior management of WebMD

     - reviewed internal financial and operating information, including projections, relating to Medcast prepared by the senior management of Medcast

     - discussed the business, financial condition and prospects of Medcast with members of senior management of Medcast

     - reviewed the recent reported prices and trading activity for the common stock of Healtheon and compared such information and financial information for Healtheon with similar information for other companies engaged in businesses considered comparable

     - reviewed the financial terms, to the extent publicly available, of comparable merger and acquisition transactions

     - reviewed the draft merger agreement

     - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant

     In rendering its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all of the information concerning Medcast, Healtheon, WebMD and MEDE AMERICA considered in connection with its review of the Medcast merger, and Hambrecht & Quist did not assume any responsibility for independent verification of that information. Hambrecht & Quist did not prepare any independent valuation or appraisal of any of the assets or liabilities of Medcast, Healtheon, WebMD, and MEDE AMERICA, nor did Hambrecht & Quist conduct a physical inspection of the properties and facilities of any of the companies. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in its analysis, Hambrecht & Quist assumed that they reflected the best then currently available estimates and judgments of the expected future financial performance of Medcast, Healtheon, WebMD and MEDE AMERICA. For purposes of its opinion, Hambrecht & Quist assumed that none of Medcast, Healtheon, WebMD and MEDE AMERICA was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the transactions described in this proxy statement/prospectus, the transactions contemplated by the reorganization agreement, and those activities undertaken in the ordinary course of conducting their respective businesses. Its opinion was necessarily based upon market, economic, financial and other conditions as they then existed and could be evaluated as of the date of the opinion and any change in such conditions would require a reevaluation of its opinion. Hambrecht & Quist expressed no opinion as to the price at which Healtheon/WebMD common stock will trade subsequent to the effective time of the Medcast merger. In rendering its opinion, Hambrecht & Quist assumed that the Medcast merger will be consummated substantially on the terms discussed in the merger agreement, without any waiver of any material terms or conditions by any party. Hambrecht & Quist was not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Medcast.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the analyses underlying the Hambrecht & Quist opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary set forth below, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the board of directors and the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Medcast, Healtheon, WebMD and MEDE AMERICA. THE ANALYSES PERFORMED BY HAMBRECHT & QUIST AS SUMMARIZED BELOW ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES. ADDITIONALLY, ANALYSES RELATING TO THE VALUES OF BUSINESSES DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH BUSINESSES ACTUALLY MAY BE SOLD.

     Transaction analysis. Hambrecht & Quist reviewed and analyzed the proposed terms of the Medcast merger and understands that the terms of the merger agreement provide, among other things, that Healtheon/WebMD will purchase all the outstanding common stock of Medcast, including all preferred stock, options regardless of whether they are exercisable, and warrants convertible into common stock, at a price of approximately $215 million in Healtheon/WebMD stock. For purposes of its opinion, Hambrecht & Quist assumed that the Medcast merger will qualify as a tax-free merger under the tax code for the stockholders of Medcast and that the merger will be accounted for as a purchase.

     In determining the fairness of the consideration offered to the stockholders of Medcast by Healtheon, Hambrecht & Quist considered selected deal specific, company and market information. This information, not in any particular order of importance, included:

     - the aggregate consideration to be paid for Medcast, a business which is very early-stage, has not generated significant revenue to date and does not have a developed revenue model to generate revenue in the foreseeable future as a stand-alone entity

     - the difficulty Medcast might have raising capital at an attractive valuation to meet its operating needs and projected cash requirements given its history of operating losses, lack of a developed revenue generating strategy as a stand-alone entity and potential risks relating to the increasing competitive nature of the healthcare and Internet content and services industries, including both the number of companies providing health information as well as the amount of capital such companies have raised to build brands and establish leading positions

     - the unlikelihood that another potential acquirer of similar quality offering equal or greater consideration in the near future would materialize

     - the overall trends in the public equity market environment in general and specific trading valuations of companies comparable to Medcast, Healtheon and WebMD which support the consideration Medcast is to receive from Healtheon and WebMD.

     No information related to the overall market environment or related to selected companies used in the above consideration is directly comparable to Medcast, Healtheon, WebMD or the merger. An analysis of the results of the foregoing market and company information is not mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared. The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex G to this proxy statement/prospectus.

     Prior relationship and terms of engagement. Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Medcast selected Hambrecht & Quist to serve as its financial advisor in connection with the merger because it is an internationally recognized investment banking firm whose professionals have substantial experience in merger and acquisition transactions and transactions similar to the merger. In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Healtheon and during 1998 and 1999 it received an aggregate of $310,000 in fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Healtheon for which it receives customary compensation, and it provides research coverage for Healtheon. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Healtheon for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Healtheon/WebMD.

     Under the terms of Hambrecht & Quist's engagement, Medcast has agreed to pay Hambrecht & Quist an advisory fee of 1.75% of the Medcast merger transaction value. For this purpose, the merger transaction value is calculated using the value of Healtheon/WebMD common stock to be received by Medcast stockholders in the merger at the closing. Based upon an assumed per share value for Healtheon/ WebMD common stock of $35.3125, which is the closing price per share of Healtheon common stock on October 18, 1999, the Hambrecht & Quist fee would be approximately $1,620,000. The actual fee will vary based on the value of the Healtheon/WebMD common stock at the time of the merger. A substantial portion of this fee will not be paid unless and until the merger is completed. The advisory fee includes a fee of $400,000 relating to the issuance of the fairness opinion, which will be paid whether or not the Medcast merger is consummated. Medcast has agreed to reimburse Hambrecht & Quist for its reasonable out of pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor. The amount of compensation to be paid to Hambrecht & Quist was determined by negotiations between the board of directors of Medcast and Hambrecht & Quist.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MEDCAST MERGER

     When considering the recommendation of Medcast's board of directors, Medcast stockholders should be aware that some of the directors, executive officers and affiliates of Medcast have interests in the merger and have arrangements that are different from, or are in addition to, those of Medcast stockholders generally. These include:

     - Employment agreements. The following executive officers have employment agreements with Medcast that are implicated by the merger

        - Mark Dailey, Chief Operating Officer -- Mr. Dailey's employment agreement provides for severance if:

           - Medcast fails to renew his agreement in accordance with its terms

           - if he is terminated by Medcast without cause, or

           - if he terminates his employment for "good reason," which includes being assigned to a different position that results in a material reduction in title, responsibility, duties or authority

         We do not know what position, if any, Mr. Dailey will have with Healtheon/WebMD and its subsidiaries after the merger or whether he will attempt to terminate his employment if asked to accept a different position. Mr. Dailey's severance, if required, includes the acceleration of all of his unvested options and the continued payment of his base salary for the remaining initial term of his employment agreement or 12 months from the date of termination, whichever is later. Mr. Dailey's base salary is $225,000 per year, subject to adjustments for inflation. The initial term of his employment agreement expires on January 4, 2002.

        - Gordon T. Wyatt, Chief Financial Officer -- Mr. Wyatt's employment agreement provides for severance if:

           - Medcast fails to renew his agreement in accordance with its terms

           - if he is terminated by Medcast without cause, or

           - if he terminates his employment for "good reason," which includes being assigned to a different position that results in a material reduction in title, responsibility, duties or authority

         We do not know what position, if any, Mr. Wyatt will have with Healtheon/WebMD and its subsidiaries after the merger or whether he will attempt to terminate his employment if asked to accept a different position. Mr. Wyatt's severance, if required, includes the acceleration of all of his unvested options and the continued payment of his base salary for the remaining initial term of his employment agreement or 12 months from the date of termination, whichever is later. Mr. Wyatt's base salary is $150,000 for year one, $175,000 for year two and $200,000 for year three, subject to adjustments for inflation. The initial term of his employment agreement expires on April 1, 2001.

     - Potential vesting of options. The Medcast stock option plan provides that all unvested options under the plan will immediately vest upon the closing of the merger. Messrs. Dailey and Wyatt, each executive officers of Medcast, hold options that will accelerate as of the merger.

     - Transaction fee. If the Medcast merger is completed, Stephens, Inc., an affiliate of Stephens Group, Inc. and an affiliate of Medcast, will receive a transaction fee of 0.25% of the Medcast merger transaction value. For this purpose, the merger transaction value is calculated using the value of Healtheon/WebMD common stock at the time of the merger. Based upon an assumed per share value for Healtheon/WebMD common stock of $35.3125, which is the closing price per share of Healtheon common stock on October 18, 1999, the Stephens' fee would be approximately $231,000. The actual fee will vary based on the value of the Healtheon/WebMD common stock at the time of the merger.

     As a result of all of the above, the related parties could be more likely to vote to approve the merger agreement and the merger than if these interests did not exist.

COMPLETION AND EFFECTIVENESS OF THE MEDCAST MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement and the merger by the stockholders of Medcast. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MEDCAST MERGER AND CONVERSION OF MEDCAST CAPITAL STOCK

     A newly formed and wholly owned subsidiary of Healtheon/WebMD will be merged with and into Medcast. As a result of the merger, the separate corporate existence of the subsidiary will cease and Medcast will survive the merger as a wholly owned subsidiary of Healtheon/WebMD.

     Immediately prior to the merger, each share of Medcast Series B preferred stock then outstanding will be converted into one share of Medcast common stock. Upon the completion of the merger, each outstanding share of Medcast Series A and Series C preferred stock and Medcast common stock will be automatically canceled and converted into the right to receive a specific number of shares of Healtheon/WebMD common stock. The number of shares of Healtheon/WebMD common stock that will be issued in exchange for each outstanding share of Medcast Series A and Series C preferred stock and Medcast common stock is referred to as the exchange ratio for that class or series of stock.

     The exchange ratios will be adjusted to reflect the effect of any stock split, stock dividend, contribution of shares or similar recapitalization with respect to Healtheon/WebMD common stock occurring prior to the completion of the merger.

     The exchange ratio for each class and series of Medcast capital stock is based upon the aggregate number of shares of Healtheon/WebMD common stock that Healtheon/WebMD agreed to issue in the merger for all of the outstanding equity of Medcast. This number of shares is 2,621,676, but is subject to downward adjustments as discussed in the section entitled "Purchase price adjustments" on page 129.

     The holders of Medcast Series C preferred stock will receive approximately $6.00 in cash for each share of Medcast Series C preferred stock, calculated by dividing (1) $2,331,796.50 which is the aggregate amount of cash that Healtheon and WebMD agreed to pay to holders of Medcast Series C preferred stock in the merger by, (2) 388,747, which represents the number of outstanding shares of Medcast Series C preferred stock.

     The exchange ratio for Medcast Series C preferred stock is calculated by the following formula:

     (1) multiplying 2,621,676, subject to downward adjustments as discussed in the section entitled "Purchase price adjustments" on page 129, by 311,029, which represents the number of shares of Healtheon/WebMD common stock that the holders of the Series C preferred stock would have received under the exchange ratio contemplated by the merger agreement as of June 30, 1999

     (2) dividing the product from step (1) by 2,621,676

     (3) adding 64,325, which represents additional shares of Healtheon/WebMD common stock that have been allocated to the holders of Series C preferred stock, to the total obtained by step (2), and

     (4) dividing the total obtained by step (3) by 388,747, which represents the number of outstanding shares of Series C preferred stock

     The exchange ratio for Medcast Series A preferred stock is calculated by the following formula:

     (1) subtracting the total obtained from steps (1) and (2) from the calculation of the exchange ratio for Medcast Series C preferred stock from 2,621,676, subject to downward adjustments as discussed in the section entitled "Purchase price adjustments" on page 129

     (2) multiplying the difference obtained from step (1) by the following quotient:

         the number of shares of Medcast common stock into which shares of Medcast Series A preferred stock are convertible, according to the conversion ratio set forth in the certificate of designation for the Medcast Series A preferred stock, divided by the sum of:

         - the number of shares of Medcast common stock outstanding as of the closing of the merger calculated as if all shares of Medcast Series A preferred stock and Medcast Series B preferred stock converted into Medcast common stock, according to the conversion ratios in their respective certificates of designation, immediately prior to the merger and excluding shares of Medcast Series C preferred stock, plus

         - the total number of shares of Medcast common stock issuable upon the exercise of options and warrants of Medcast outstanding as of the merger determined in accordance with the treasury method

     (3) subtracting 8,041, which represents shares of Healtheon/WebMD common stock that have been allocated to the holders of Series C preferred stock, from the total obtained by step (2). This number is referred to as the "Medcast Series A stock amount." If the Medcast Series A stock amount multiplied by the average closing price of Healtheon common stock over the five trading days immediately prior to the closing of the merger is less than $44,000,012, which represents the minimum return to the holders of Series A preferred stock in the certificate of designation for the Medcast Series A preferred stock, the Medcast Series A stock amount will be automatically increased to the quotient of $44,000,012 divided by the average closing price of Healtheon stock over the five trading days immediately prior to the closing of the merger. The Medcast Series A stock amount is, however, subject to reduction, regardless of the minimum return for the holders of Medcast Series A preferred stock and the automatic increase described in the previous sentence, because the holders of Medcast common stock are entitled to receive the minimum number of shares of Healtheon/WebMD common stock as described in step (6) of the exchange ratio for Medcast common stock set forth below

     (4) dividing the Medcast Series A stock amount by 1,913,044, which represents the number of outstanding shares of Series A preferred stock

     The exchange ratio for Medcast common stock, including shares issued upon conversion of Medcast Series B preferred stock and shares issuable upon exercise of options or warrants, is calculated by the following formula:

     (1) subtracting the total obtained from steps (1) and (2) from the calculation of the exchange ratio for Medcast Series C preferred stock from 2,621,676, subject to downward adjustments as discussed in the section entitled "Purchase price adjustments" on page 129

     (2) multiplying the difference obtained from step (1) by the following quotient:

         the number of shares of Medcast common stock outstanding as of the merger, after giving effect to the conversion of Series B preferred stock as discussed above and including the total number of shares of Medcast common stock issuable upon the exercise of options and warrants of Medcast outstanding as of the merger determined in accordance with the treasury method, divided by the sum of:

         - the number of shares of Medcast common stock outstanding as of the closing of the merger calculated as if all shares of Medcast Series A preferred stock and Medcast Series B preferred stock converted into Medcast common stock, according to the conversion ratios in their respective certificates of designation, immediately prior to the merger and excluding shares of Medcast Series C preferred stock, plus

         - the total number of shares of Medcast common stock issuable upon the exercise of options and warrants of Medcast outstanding as of the merger determined in accordance with the treasury method

     (3) subtracting 56,284, which represents shares of Healtheon/WebMD common stock that have been allocated to the holders of Series C preferred stock, from the total obtained by step(2)

     (4) subtracting any shares added to the Medcast Series A stock amount in step (3) of the exchange ratio calculation for Medcast Series A preferred stock

     (5) dividing the total obtained from step(4) by the number of shares of Medcast common stock outstanding as of the closing of the merger, after giving effect to the conversion of Series B preferred stock as discussed above and including the total number of shares of Medcast common stock issuable upon the exercise of options and warrants of Medcast outstanding as of the merger determined in accordance with the treasury method

     (6) If the result from step (5) multiplied by the number of shares of Medcast common stock outstanding as of the merger, after giving effect to the conversion of Series B preferred stock as discussed above, but excluding shares subject to options and warrants, is less than 700,000, then the result of steps (1) through (4) will be adjusted such that the result of step (5) multiplied by the number of shares of Medcast common stock outstanding as of the merger, after giving effect to the conversion of Series B preferred stock as discussed above, but excluding shares subject to options and warrants, equals 700,000. The effect of this step (6) is to reduce the Series A stock amount by that number necessary to obtain the result required by this step (6)

     The exact exchange ratio for each class and series of Medcast capital stock is therefore subject to variations based upon:

     - the average closing price of Healtheon common stock over the five days immediately preceding the day the merger closes

     - adjustments to the conversion ratios of outstanding Medcast Series A preferred stock described in the section entitled "Adjustments to preferred stock conversion ratios" on page 129

     - the purchase price adjustments described in the section entitled "Purchase price adjustments" on page 129

     - whether holders of options and warrants exercise or convert those securities prior to the merger

ADJUSTMENT TO PREFERRED STOCK CONVERSION RATIOS

     The certificate of designation for the Medcast Series A preferred stock provides that each share of Series A preferred stock will convert into one share of Medcast common stock, except upon the occurrence of specified events. Prior to the merger, the only events that will change this conversion ratio are the exercise by Hamilton M. Jordan and Tom Cohen of warrants to purchase in excess of 23,913 shares of Medcast common stock in the aggregate and the exercise by Gordon T. Wyatt, the chief financial officer of Medcast, of any of his stock options prior to the merger. Mr. Wyatt holds currently exercisable options to purchase 21,521 shares of Medcast common stock. We anticipate that Messrs. Jordan and Cohen will exercise their warrants prior to the merger.

     In the event that exercises of warrants and/or options occur, each share of the Series A preferred stock will convert into a number of shares of Medcast common stock equal to the number of shares of Medcast common stock outstanding after such exercises, excluding the first 23,913 shares issued under Messrs. Jordan's and Cohen's warrants, divided by the number of shares of common stock outstanding immediately prior to such exercises. The following calculations discuss the possible changes in the conversion of the Series A preferred stock:

     - assuming that none of the holders of such convertible securities exercise their options or warrants prior to the merger, each share of Series A preferred stock will convert into one share of Medcast common stock

     - assuming that Messrs. Jordan and Cohen exercise their warrants in full but Mr. Wyatt does not exercise any of his options prior to the merger, each share of Series A preferred stock will convert into 1.0125 shares of Medcast common stock

     - assuming that Messrs. Jordan and Cohen exercise their warrants in full and Mr. Wyatt exercises his options to the fullest extent possible prior to the merger, each share of Series A preferred stock will convert into
       1.0237 shares of Medcast common stock

     The certificate of designation for the Medcast Series B preferred stock provides that each share of Series B preferred stock will convert into one share of Medcast common stock in connection with the merger.

PURCHASE PRICE ADJUSTMENTS

     The Medcast stock option plan provides that each unvested option granted under the plan will accelerate and vest in full upon a change in control of Medcast, and provides that the board of directors of Medcast may terminate an option 90 days after a change in control to the extent it has not been exercised.

     Prior to the merger, we will seek to obtain waivers from the holders of these options that will provide for:

     - a waiver of acceleration of vesting of the options for the merger and any future change in control

     - termination of the board of directors' ability to terminate the options 90 days after the merger or any future change in control

     - the acceleration of vesting of the options upon a termination of the option holder's employment by Medcast or its affiliates without cause after the merger, which options will remain exercisable for 90 days after a holder's termination of employment and will then terminate

     To the extent that we do not obtain waivers from the holders of unvested options that account for at least 66% of the "spread" between the aggregate market value of the shares subject to the unvested options minus the aggregate exercise price for the unvested options, excluding options held by Mr. Dailey, the number of shares used to calculate the exchange ratios will be reduced by an amount equal to the amount of such shortfall divided by $81.98. The market value of the shares subject to the unvested options are valued per share at $81.98 multiplied by the common stock exchange ratio. The amount of this reduction will be decreased by the number of shares associated with the amount of "spread" associated with Mr. Wyatt's options if the number of shares used to calculate the common stock exchange ratio is reduced as a result of Mr. Wyatt's failure to execute an amendment to his employment agreement as discussed below.

     If Mr. Wyatt does not execute an amendment to his employment agreement in the form previously provided to Mr. Wyatt and Medcast, the number of shares used to calculate the exchange ratios will be reduced by 6,404.

     The maximum reduction in the number of shares used to calculate the exchange ratios as a result of Mr. Wyatt's employment agreement amendment and the option waivers is 19,588.

THE EXCHANGE RATIOS

     The following table sets forth the exchange ratios for each class and series of Medcast capital stock assuming:

     - different five-day average closing prices of Healtheon common stock immediately prior to the closing of the merger

     - all holders of options and warrants exercise to the fullest extent possible prior to the merger

     - the purchase price is adjusted downward by the maximum of 19,588 shares as described in the section entitled "Purchase price adjustments" on page 129

                                                     $29.18
                                                      AND                                $42.05 AND
         HEALTHEON FIVE-DAY AVERAGE PRICE            LOWER    $30.00   $35.00   $40.00     HIGHER
---------------------------------------------------  ------   ------   ------   ------   -----------
Series C preferred stock exchange ratio............  0.9596   0.9596   0.9596   0.9596     0.9596
Series A preferred stock exchange ratio............  0.7882   0.7667   0.6571   0.5750     0.5470
Common stock exchange ratio........................  0.3238   0.3408   0.4272   0.4919     0.5140

EXCHANGE OF MEDCAST STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK CERTIFICATES

     When the merger is completed, Healtheon/WebMD's exchange agent will mail to Medcast stockholders a letter of transmittal and instructions for use in surrendering Medcast stock certificates in exchange for Healtheon/WebMD stock certificates. When Medcast stockholders deliver their Medcast stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, their Medcast stock certificates will be canceled and Medcast stockholders will receive Healtheon/WebMD stock certificates.

     No certificate representing fractional shares of Healtheon/WebMD common stock will be issued in connection with the merger. Instead Medcast stockholders will receive cash, without interest, in lieu of a fraction of a share of Healtheon/WebMD common stock.

     YOU SHOULD NOT SUBMIT YOUR MEDCAST STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

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     Medcast stockholders are not entitled to receive any dividends or other distributions on Healtheon/ WebMD common stock until the merger is completed and they have surrendered their Medcast stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of Medcast stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, Medcast stockholders will be paid the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger that were previously paid with respect to their whole shares of Healtheon/WebMD common stock. At the appropriate payment date, Medcast stockholders will also receive the amount of any dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their Medcast stock certificates for Healtheon/WebMD stock certificates.

     Healtheon/WebMD will only issue Medcast stockholders a Healtheon/WebMD stock certificate or a check in lieu of a fractional share in a name in which the surrendered Medcast stock certificate is registered.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MEDCAST MERGER

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to Medcast stockholders. This discussion is based on existing provisions of the tax code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities

     - if you are a tax-exempt organization

     - if you are subject to the alternative minimum tax provisions of the tax code

     - if you are a foreign person or entity

     - if you are a financial institution or insurance company

     - if you do not hold your Medcast shares as capital assets

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions

     - if you hold Medcast shares as part of an integrated investment, including a "straddle", comprised of shares of Medcast capital stock and one or more other positions

     - if you hold Medcast shares subject to the constructive sale provisions of
       Section 1259 of the tax code

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Medcast shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options or warrants to acquire Medcast capital stock. Accordingly, we urge you to consult your own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

Tax implications of the conversion of Medcast Series B preferred stock

     For federal income tax purposes, no gain or loss should be recognized by the holders of Medcast Series B preferred stock upon the conversion of their shares of Series B preferred stock into shares of

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Medcast common stock immediately prior to the Medcast merger. Shares of Medcast common stock that are treated as having been received by a stockholder upon conversion of Medcast Series B preferred stock immediately prior to the Medcast merger should have the same tax basis as the stockholder's basis in the shares of Medcast Series B preferred stock that were converted, and the holding period of the shares of Medcast common stock deemed to have been received upon conversion of a stockholder's shares of Medcast Series B preferred stock should include the holding period of the shares of Medcast Series B preferred stock that were converted.

Tax implications for Medcast and Medcast stockholders

     Counsel to WebMD, Alston & Bird LLP, and counsel to Medcast, King & Spalding, are of the opinion that the merger of Medcast with a wholly owned subsidiary of Healtheon/WebMD will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the tax code. This means that, subject to the limitations and qualifications described below:

     - Holders of Medcast Series A preferred stock and Medcast common stock will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of Medcast stock in the Medcast merger.

     - Assuming that the shares of Healtheon/WebMD common stock and cash to be received by the Medcast Series C preferred stockholders in the Medcast merger are received solely in exchange for their shares of Medcast Series C preferred stock, these stockholders will recognize gain, if any, realized on the exchange in an amount which does not exceed the amount of cash received, excluding for this purpose any cash received in lieu of a fractional share of Healtheon/WebMD common stock, but these stockholders will not recognize any loss realized on the exchange.

     - A cash payment received by a Medcast stockholder for a fractional share of Healtheon/WebMD common stock should be treated as if such fractional share had been issued in the merger and then redeemed by Healtheon/WebMD. You should recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     - The aggregate tax basis of the Healtheon/WebMD common stock received by a holder of Medcast capital stock will be the same as the aggregate tax basis of the Medcast stock surrendered in the exchange, reduced by an amount of basis allocable to a fractional share of Healtheon/WebMD common stock for which cash is received. In addition, the tax basis of the Healtheon/WebMD common stock received by a Medcast Series C preferred stockholder will be reduced by the amount of any cash consideration received by that stockholder in the merger and increased by any amount that is treated as taxable gain to that stockholder, disregarding any cash received and any gain recognized with respect to cash received in lieu of a fractional share of Healtheon/WebMD common stock.

     - The holding period of the Healtheon/WebMD common stock received by a holder of Medcast stock in the merger, including a fractional share of Healtheon/WebMD common stock deemed to have been received and then redeemed, will include the period the exchanged Medcast stock was considered to be held, provided that the Medcast stock surrendered is held as a capital asset at the time of the Medcast merger.

     - Cash received by a dissenting Medcast stockholder in satisfaction of appraisal rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Medcast stock surrendered.

     - Medcast will not recognize gain solely as a result of the receipt of substantially all of the assets and liabilities of the newly formed wholly owned subsidiary of Healtheon/WebMD or the distribution of Healtheon/WebMD common stock to the Medcast stockholders pursuant to the Medcast merger.

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Limitations on the tax opinions

     Medcast has not requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the Medcast merger.

     The opinions described above do not bind the Internal Revenue Service nor preclude it from adopting a contrary position. The opinions are limited to the federal income tax consequences of the merger to Medcast stockholders who receive shares of Healtheon/WebMD common stock and cash in the merger solely in exchange for their shares of Medcast stock. No opinion is expressed, for example, with respect to shares of Healtheon/WebMD common stock or cash payments that are, or are considered to have been, given or that is, or is considered to have been received as a gift, in exchange for services, or in exchange for any other property or rights surrendered. In addition, the opinions are subject to other qualifications, are conditioned upon assumptions and are based upon factual representations made to each of Alston & Bird LLP and King & Spalding by the parties to the merger agreement. The opinions may not be relied upon if these factual representations are incorrect or incomplete.

Certain tax implication of the escrow arrangement

     As discussed in more detail below under the heading "The Medcast merger agreement -- Escrow and indemnification of Healtheon/WebMD" on page 139, a total of 10% of the shares of Healtheon/WebMD common stock and cash, other than cash received for fractional shares of Healtheon/WebMD common stock, to be received in the Medcast merger will be delivered to an escrow agent and will be subject to indemnification claims by Healtheon/WebMD for breaches of the merger agreement by Medcast. If any of the shares of Healtheon/WebMD common stock issued in the Medcast merger are returned to Healtheon/WebMD from escrow, no gain or loss should be recognized by the former stockholders of Medcast with respect to such shares. In addition, a former Medcast stockholder's tax basis in any shares of Healtheon/WebMD common stock so returned to Healtheon/WebMD should be added to the tax basis of the stockholder's remaining shares of Healtheon/WebMD common stock received in the Medcast merger.

     Under the terms of the escrow agreement, each Medcast Series C preferred stockholder will be treated as having received on the closing date of the Medcast merger his pro rata share of the cash deposited into the escrow account, and any interest income earned on the escrowed cash will represent taxable income to the Medcast Series C preferred stockholders even though this interest income (1) will not be distributed to them until the expiration of the escrow period and (2) may be forfeited if indemnification claims are successfully asserted by Healtheon/WebMD. If cash is paid to Healtheon/ WebMD from escrow to satisfy indemnification claims, a proportionate share of the amount paid should be added to the basis of the remaining shares of Healtheon/WebMD common stock received in the Medcast merger by each Medcast Series C preferred stockholder.

     Information Reporting and Backup Withholding. Certain noncorporate Medcast shareholders may be subject to information reporting and to backup withholding at a rate of 31% on any cash received pursuant to the Medcast merger. Backup withholding will not apply to a shareholder who furnishes his or her correct taxpayer identification number and certifies that he or she is not subject to backup withholding on an IRS Form W-9 or who is otherwise exempt from backup withholding.

ACCOUNTING TREATMENT OF THE MEDCAST MERGER

     Healtheon/WebMD and Medcast intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Medcast will be included in the consolidated financial statements of Healtheon/ WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Medcast acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

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REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MEDCAST MERGER

     Neither Healtheon/WebMD nor Medcast is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MEDCAST AND HEALTHEON/WEBMD

     The shares of Healtheon/WebMD common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to any person who is an affiliate of either Healtheon/WebMD or Medcast. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Healtheon/WebMD or Medcast and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares

     - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

     - any other applicable exemption under the Securities Act

     The merger agreement requires Medcast to deliver letters executed by affiliates of Medcast providing that such affiliates will not transfer their shares of Healtheon/WebMD common stock in violation of Rule 145 under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED IN THE MEDCAST MERGER

     It is a condition to the closing of the merger that the shares of Healtheon/WebMD common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

OPERATIONS AFTER THE MEDCAST MERGER

     Following the merger, Medcast will continue its operations as a wholly owned subsidiary of Healtheon/WebMD. The stockholders of Medcast will become stockholders of Healtheon/WebMD, and their rights as stockholders will be governed by the Healtheon/WebMD certificate of incorporation, the Healtheon/WebMD bylaws and the laws of the State of Delaware. For a description of the rights of stockholders of Medcast and Healtheon/WebMD, see "Comparison of Rights of Holders of Healtheon Common Stock, Healtheon/WebMD Common Stock, WebMD Capital Stock, MEDE AMERICA Common Stock and Medcast Capital Stock" on page 180.

RIGHTS OF DISSENTING MEDCAST STOCKHOLDERS

     Pursuant to section 262 of the Delaware law, a dissenting Medcast stockholder who desires to object to the Medcast merger and to receive the fair value of his or her shares of Medcast stock in cash by following the procedure described below may do so by complying with the provisions of Delaware law pertaining to the exercise of dissenters' rights. Only those Medcast stockholders entitled to vote on the merger agreement and the Medcast merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled "The Medcast meeting -- Vote and quorum required," all of the holders of Medcast's capital stock are entitled to vote on the merger agreement and the merger and all of the holders may dissent and receive the fair value of their shares. The following is a summary of the provisions of Delaware law and it is qualified in its entirety by reference to Delaware law. A copy of the relevant provisions is attached to this proxy statement/prospectus as Annex I.

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     A written demand for appraisal of shares of Medcast capital stock must be delivered to Medcast by a Medcast stockholder seeking appraisal before the vote on the merger agreement is taken. The written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against approval and adoption of the merger agreement, abstaining from voting or failing to vote with respect to approval and adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. By voting against approval and adoption of the merger agreement or by abstaining from voting in favor of the merger agreement, a Medcast stockholder may preserve his or her rights of appraisal as a dissenting stockholder.

     Medcast stockholders electing to exercise their appraisal rights under
Section 262 must not vote for approval and adoption of the merger agreement. A vote by a Medcast stockholder against approval and adoption of the merger agreement is not required in order for a Medcast stockholder to exercise appraisal rights. However, if a Medcast stockholder returns a signed proxy but does not specify a vote against approval and adoption of the merger agreement or a direction to abstain, the proxy, if not revoked, will be voted for approval and adoption of the merger agreement, which will have the effect of waiving such Medcast stockholder's appraisal rights.

     A demand for appraisal will be sufficient if it reasonably informs Medcast of the identity of the Medcast stockholder and that such Medcast stockholder intends thereby to demand appraisal. If the Medcast capital stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Medcast capital stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Medcast stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

     A Medcast stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Medcast at its executive offices set forth under the caption "Summary of the proxy statement/prospectus -- The Companies -- Medcast" on page 10 in this proxy statement/prospectus or deliver such demand to Medcast at Medcast's special meeting. The demand should specify such Medcast stockholder's name and mailing address and the number of shares of Medcast capital stock owned. It is the responsibility of each Medcast stockholder electing to exercise appraisal rights to ensure that the written demand is received by Medcast before the vote is taken at Medcast's special meeting.

     Within 10 days after the effective time of the merger, Healtheon/WebMD must provide notice to all Medcast stockholders who have complied with Section 262(d), summarized above, and have not voted for approval of the merger agreement.

     Within 120 days after the effective time of the merger, any Medcast stockholder who has complied with the provisions of Sections 262(a) and (d), summarized above, is entitled, upon written request, to receive from Healtheon/WebMD a statement setting forth the aggregate number of shares of Medcast capital stock not voted in favor of approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request for it has been received by Healtheon/ WebMD or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262(d), whichever is later.

     Within 120 days after the effective time of the merger, either Healtheon/WebMD or any holder of Medcast capital stock who has complied with the required conditions of Sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares of any dissenting Medcast stockholders. If a petition for an appraisal is timely filed, at a hearing on such petition, the court will determine which Medcast stockholders are entitled to appraisal rights and will appraise the shares of Medcast capital stock owned by such Medcast stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In

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determining fair value, the court is to take into account all relevant factors.
In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . ." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Medcast stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration they are to receive under the merger agreement if they do not seek appraisal of their shares.

     Both fairness opinions and appraisal proceedings review many different aspects of a company's financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be, but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a "control premium" in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting stockholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

     The cost of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting Medcast stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorney's fees and the fees and expenses of experts, be charged against the value of shares of Medcast capital stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     A Medcast stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time of the merger, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions, if any, on such shares payable to Medcast stockholders of record as of a date prior to the effective time.

     At any time within 60 days after the effective time of the merger, a Medcast stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms of the merger; after this period, the Medcast stockholder may withdraw his or her demand for appraisal only with the consent of Healtheon/WebMD. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, the Medcast stockholder's rights to appraisal will cease. As Healtheon/WebMD has no obligation to file such a petition, a Medcast stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to a Medcast stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     The provisions of Section 262 are technical in nature and complex. Medcast stockholders desiring to exercise appraisal rights and obtain appraisal of the fair value of their Medcast capital stock should consult counsel, since failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.

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                          THE MEDCAST MERGER AGREEMENT

     Healtheon and WebMD are parties to the merger agreement. In the event that the WebMD merger agreement is terminated prior to the completion of the WebMD merger, the merger agreement will terminate as to Healtheon, and WebMD will acquire Medcast on the terms provided in the merger agreement. The terms of a Medcast merger with WebMD are not identical to the terms described in this proxy statement/prospectus for Healtheon/WebMD's acquisition of Medcast. WebMD and Medcast will contact the holders of Medcast capital stock in the event that WebMD becomes the acquiror of Medcast under the merger agreement. If this occurs, this proxy statement/prospectus will cease to be effective for purposes of consummating the Medcast merger with WebMD and you will receive a new proxy statement/ prospectus or similar materials from Medcast and WebMD describing the terms of the merger agreement as they relate to WebMD's acquisition of Medcast.

REPRESENTATIONS AND WARRANTIES

     WebMD and Medcast each made representations and warranties in the merger agreement regarding aspects of their businesses, financial condition, structure and other facts pertinent to the merger, including:

     - capitalization

     - changes in our businesses

     - intellectual property used in our businesses

     - tax matters

     - litigation

     In general, the representations and warranties of Medcast are more detailed and cover topics not covered by the WebMD representations and warranties. Such additional representations and warranties regarding the business of Medcast not given by WebMD include:

     - real and personal property leases

     - accounts receivable

     - proprietary software of Medcast

     - year 2000 compliance

     - material contracts

     - benefit plans

     In addition, Medcast made additional representations and warranties regarding the fairness opinion received by Medcast from its financial advisor and state anti-takeover laws.

     Healtheon also makes representations and warranties in the merger agreement regarding aspects of its organization, structure and other facts pertinent to the merger, including:

     - capitalization

     - the contents of Healtheon's filings with the Securities and Exchange Commission

     The representations and warranties in the merger agreement are complicated and not easily summarized. The merger agreement is attached to this proxy statement/prospectus as Annex C and we urge you to read it carefully, including the sections of the merger agreement entitled "Representations and Warranties of GNN", "Representations and Warranties of WebMD", "Representations and Warranties of Newco" and "Representations and Warranties of Purchaser and Merger Corp."

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MEDCAST'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MEDCAST MERGER

     Medcast agreed that until the completion of the merger Medcast will:

     - conduct its business as presently conducted and refrain from entering into any transactions or contracts other than in the ordinary course of business, or even if in the ordinary course of business not in excess of $50,000 individually

     - consult with Healtheon and WebMD prior to undertaking new business opportunities outside the ordinary course of business

     - confer on a regular basis with representatives of Healtheon and WebMD as to material matters and the general status of ongoing business operations

     - notify Healtheon and WebMD of any material change in the course of its business

     Medcast also agreed that until the completion of the merger or unless Healtheon and WebMD consent in writing, Medcast would conduct its business in compliance with specific restrictions relating to the following:

     - employees and employee benefits and remuneration

     - the incurrence of indebtedness

     - capital expenditures

     - strategic alliances, sponsorship agreements and distribution, sale, license or marketing agreements

     - modification of Medcast's certificate of incorporation and bylaws

     - accounting policies and procedures

     - the issuance and redemption of securities

     - the issuance of dividends or other distributions

     - making any loans

     - the disposition of Medcast's assets

     - Medcast's intellectual property

     - the acquisition of assets or other entities whether by merger or otherwise

     - entrance into, modification or termination of contracts

     - actions which would cause the representations and warranties regarding Medcast's business, financial condition and structure in the reorganization agreement to be untrue or incorrect in any material respect

     The agreements related to the conduct of Medcast's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business Pending Consummation."

NO OTHER NEGOTIATIONS INVOLVING MEDCAST

     Until the merger is completed or the merger agreement is terminated, Medcast has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any "acquisition proposal," as defined below

     - participate in any discussions or negotiations regarding any acquisition proposal

     - disclose any non-public information to any person with respect to any acquisition proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal

     - engage in discussions with any person with respect to any acquisition proposal

     - approve, endorse or recommend any acquisition proposal

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     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any "acquisition transaction," as defined below

     Medcast has agreed to promptly inform Healtheon and WebMD as to any acquisition proposal, or request for non-public information or inquiry which Medcast believes would lead to an acquisition proposal, including the identity of the person, entity or group making the acquisition proposal, request or inquiry and the material terms of the acquisition proposal, request or inquiry. Medcast has agreed to inform Healtheon and WebMD of the status and details of any acquisition proposal.

     An acquisition proposal is any offer or proposal relating to any acquisition transaction, other than an offer or proposal from Healtheon.

     An acquisition transaction is any transaction or series of related transactions involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of Medcast

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of Medcast

     - any merger, consolidation, business combination or similar transaction involving Medcast

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of Medcast

     - any liquidation or dissolution of Medcast

ESCROW AND INDEMNIFICATION OF HEALTHEON/WEBMD

     A total of 10% of your shares of Healtheon/WebMD common stock and cash, other than cash received for fractional shares of Healtheon/WebMD common stock, to be received in the merger will be delivered to an escrow agent. Such shares and cash will be subject to indemnification claims by Healtheon/WebMD for breaches of the merger agreement by Medcast. Prior to the completion of the merger, a national bank, acting as escrow agent, and your representatives will execute an escrow agreement in the form specified in the merger agreement for this escrow.

     By approval of the merger agreement, you will designate Alan N. Greenberg, Russell R. French and Doug Martin collectively as your representatives for all matters arising under the escrow agreement and the merger agreement, including defending and settling claims against your shares and cash held in escrow. All decisions of the representatives must be made by a majority of the representatives. None of the representatives will be liable to you for any actions or omissions in their capacity as representatives unless they were taken or omitted in bad faith and constituted willful default or gross negligence. If any representative resigns, dies or becomes unable to act as a representative, a majority of the members of the board of directors of Medcast prior to the merger will name his successor from among the former stockholders of Medcast.

     Your shares and cash will be held in escrow for one year, plus any additional periods necessary to resolve unresolved claims in existence at the expiration of a year. Healtheon/WebMD will have a claim for indemnification against the shares and cash in escrow to the extent that the aggregate amount of all of its losses, expenses, liabilities and other damages arising out of breaches of the merger agreement by Medcast exceeds $500,000. For purposes of determining whether Medcast breached any of its representations and warranties in the merger agreement, exceptions and qualifications for material, materiality, material adverse effect and similar expressions will be disregarded. If Healtheon/WebMD has a valid claim for indemnification, the escrow agent will return to Healtheon/WebMD a proportionate amount of the escrowed cash, plus a number of shares of Healtheon/WebMD common stock equal to the amount of the claim, less the amount satisfied with cash, divided by the value per share of Healtheon/

WebMD common stock, which the merger agreement deems to be $81.98, and Healtheon/WebMD will cancel and retire any such shares.

     You will receive the cash dividends for any shares held in escrow, but the earnings, if any, will be escrowed, and cash will not be distributed to you currently. In addition, your representatives will be entitled to instruct the escrow agent as to the exercise of any voting rights for the shares held in escrow, provided such instructions are received at least five days prior to the relevant meeting date. Any additional securities issued in respect of the shares held in escrow in a stock split, stock dividend, stock combination or similar recapitalization will be added to the shares in escrow and the value per share will be proportionately adjusted to reflect such events for purposes of determining the number of shares to be cancelled and retired for valid Healtheon/WebMD indemnification claims. Any shares and cash remaining in escrow at the expiration of the term of the escrow will be distributed to you pro rata based upon the amount of shares and cash you otherwise would have received in the merger.

     The terms of the escrow and the indemnification of Healtheon/WebMD are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Escrow; Shareholder Representative."

MEDCAST'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by Medcast when the merger is completed will become employees of Healtheon/WebMD or one of its subsidiaries, although Healtheon/WebMD may terminate these employees at any time. The employees of Medcast will be provided employee benefits based on the positions they hold with Healtheon/WebMD and its subsidiaries after the merger on terms and conditions which are substantially similar in the aggregate to those provided by Healtheon/WebMD and its subsidiaries to their similarly situated employees after the merger.

TREATMENT OF MEDCAST STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option or warrant to purchase Medcast common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Healtheon/WebMD common stock equal to the number of shares of Medcast common stock that could have been obtained before the merger upon the exercise of each option or warrant times the common stock exchange ratio, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of Medcast common stock subject to the option or warrant before conversion divided by the common stock exchange ratio, rounded up to the nearest whole cent.

     The other terms of each Medcast option and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, except that Medcast has agreed to seek waivers from the holders of all options that will vest or accelerate vesting in connection with or as a result of the merger or any future "change of control" as defined in the Medcast stock option plan. Medcast will also execute each of these waivers in order to eliminate the provision in the Medcast stock option plan that would give the board of directors of Medcast the option of terminating all of the options issued under such plan 90 days after completion of the merger. In addition, each holder of an option that executes a waiver will also be granted the right to exercise his or her options in full if his or her employment is terminated without cause by Medcast or one of its affiliates after completion of the merger for a period of 90 days after such termination. If the option holder does not execute his or her options during such 90 day period, the options will terminate.

     Healtheon/WebMD intends to file a registration statement on Form S-8, if available, with respect to the shares of Healtheon/WebMD common stock issuable with respect to options under the Medcast stock option plan. Healtheon/WebMD will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

CONDITIONS TO COMPLETION OF THE MEDCAST MERGER

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement and the merger must be approved by the stockholders of Medcast as and to the extent required by Delaware law and Medcast's governing instruments

     - any applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - no law, regulation or order or other action of any court or governmental authority shall be enacted or issued which has the effect of making the merger illegal or otherwise prohibits or restricts completion of the merger and other transactions contemplated by the merger agreement

     - WebMD and Medcast must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the tax code. However, if counsel to either WebMD or Medcast does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party

     - the shares of Healtheon/WebMD common stock to be issued in the merger must be authorized for listing on the Nasdaq Stock Market, subject to notice of issuance and the registration statement that contains this proxy statement/prospectus shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of that registration statement shall have been issued by the Securities and Exchange Commission

     Healtheon's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Medcast's representations and warranties must be true and correct in all material respects as of June 30, 1999 and as of the date the merger is to be completed as if made as of such time except:

          - to the extent Medcast's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

          - if any of these representations and warranties are qualified as to material, materiality, material adverse effect or similar expressions or are subject to similar type exceptions, those representations and warranties shall be true and correct in all respects

     - Medcast must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Medcast at or before completion of the merger

     - Medcast's legal counsel shall have delivered a legal opinion pertaining to certain items

     - Medcast shall have delivered all of its books and records to Healtheon

     - the directors of Medcast shall have resigned as of the completion of the merger

     - no material adverse effect with respect to Medcast shall have occurred since June 30, 1999

     - no more than 2.0% of the shares of Medcast capital stock shall have elected to seek statutory dissenter's rights with respect to the merger

     - the WebMD merger must be completed simultaneously with or prior to the completion of the merger, or Medcast will instead merge with WebMD

     - Medcast shall have provided Healtheon a certificate that shares of Medcast's capital stock do not constitute "U.S. real property" under the Internal Revenue Code

     - Medcast's certified public accountants shall have delivered a comfort letter with respect to financial information relating to Medcast included in the registration statement of which this proxy statement/prospectus is a part

     - at least 95.0% of the outstanding shares of Medcast capital stock shall have voted to approve the Medcast merger and the merger agreement

     - Medcast shall have obtained written terminations of the Medcast stockholders agreement dated February 18, 1998 from the holders of at least 90.0% of the shares of the Medcast Series A preferred stock that have executed such agreement and from the holders of at least 90.0% of the shares of the Medcast Series C preferred stock that have executed such agreement

     - Medcast shall have given notice of the non-renewal of a distribution agreement

     Medcast's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Healtheon's and WebMD's representations and warranties must be true and correct in all material respects as of June 30, 1999 and as of the date the merger is to be completed as if made as of that time except:

        - to the extent Healtheon's or WebMD's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        - if any of these representations and warranties are qualified as to material, materiality, material adverse effect or similar expressions or are subject to similar type exceptions, those representations and warranties shall be true and correct in all respects

     - Healtheon must perform or comply with all of its agreements and covenants required by the merger agreement to be performed or complied with by Healtheon at or before completion of the merger

     - No material adverse effect with respect to Healtheon, taken as a whole with its subsidiaries, which will be deemed to include WebMD and MEDE AMERICA, shall have occurred since June 30, 1999

     A material adverse effect is any event, change or occurrence which, individually or taken together with any other event, change or occurrence, has a material adverse impact on the financial position, business or results of operations of an entity and its subsidiaries, taken as a whole, or the ability of such entity to perform its obligations under the merger agreement or to consummate the merger or other transactions contemplated by the merger agreement.

TERMINATION OF THE MEDCAST MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger agreement and the merger by Medcast stockholders:

     - by mutual consent of Healtheon, WebMD and Medcast

     - by Healtheon and WebMD, acting together, or Medcast, if the merger is not completed by a termination date mutually agreed to by the parties; such termination date is the earlier of the 30th day after the completion of the WebMD merger and December 15, 1999

     - by Healtheon and WebMD, acting together, in the event of a breach by Medcast of any representation, warranty, covenant or other agreement in the merger agreement such that Medcast would be unable to satisfy the conditions to completion of the merger regarding the accuracy of its representations and warranties or performance of its agreements and covenants. However, if the breach is curable through the exercise of commercially reasonable efforts, and Medcast continues to exercise reasonable efforts, Healtheon and WebMD may not terminate the merger agreement prior to the termination date specified above

     - by Medcast in the event of a breach by Healtheon or WebMD of any representation, warranty, covenant or other agreement in the merger agreement such that Healtheon or WebMD would be unable to satisfy the conditions to completion of the merger regarding the accuracy of its representations and warranties or performance of its agreements and covenants. However, if the breach is curable through the exercise of commercially reasonable efforts, and Healtheon or WebMD continues to exercise reasonable efforts, Medcast may not terminate the merger agreement prior to the termination date specified above

     - by Healtheon and WebMD, acting together, or Medcast, if there is any order, decree or ruling or other action of any governmental authority having the effect of permanently restraining, enjoining or otherwise prohibiting the merger which is final and non-appealable

     - by Healtheon and WebMD, acting together, if the board of directors of Medcast fails to call a meeting of its stockholders for the purpose of approving the merger at least ten days prior to the termination date discussed above or affirms, recommends or authorizes Medcast to enter into any other acquisition proposal

     - by Healtheon and WebMD, acting together, if the board of directors of Medcast adversely withdraws, modifies or changes it approval or recommendation of the merger

     A party's ability to terminate the reorganization agreement is limited if it is in breach of the merger agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MEDCAST MERGER AGREEMENT

     We may amend the merger agreement before completion of the merger provided we comply with applicable state law.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                           MEDCAST VOTING AGREEMENTS

     This section of the proxy statement/prospectus describes voting agreements related to the Medcast merger agreement. While we believe that this description covers the material terms of these agreements, this summary may not contain all of the information that is important to you.

     Healtheon and WebMD required Medcast stockholders Medcast Networks, L.P., Stephens Group, Inc., Noro-Moseley Partners IV, L.P., Noro-Moseley Partners IVB, L.P., Richland Ventures, L.P. and Richland Ventures II, L.P. to enter into voting agreements. The voting agreements require these Medcast stockholders to vote all of the shares of Medcast capital stock beneficially owned by them in favor of the merger.

     As of the record date, the Medcast stockholders who entered into the voting agreements collectively beneficially owned

     - 1,357,209 shares of Medcast common stock which represents approximately 70.9% of the outstanding shares of common stock

     - 1,073,909 shares of Medcast Series A preferred stock which represents approximately 56.1% of the outstanding shares of Series A preferred stock

     - 109,765 shares of Medcast Series B preferred stock which represents 100.0% of the outstanding shares of Series B preferred stock

     - 138,099 shares of the Medcast Series C preferred stock which represents approximately 35.5% of the outstanding shares of Series C preferred stock

Such shares have sufficient votes to approve the merger agreement and the merger to the extent required under Delaware law and Medcast's certificate of incorporation. None of the Medcast stockholders who are parties to a voting agreement were paid additional consideration in connection with entering into the voting agreement.

     Each Medcast stockholder who is a party to a voting agreement agreed not to sell the Medcast stock owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements.

     Each voting agreement will terminate upon the earlier to occur of:

     - the termination of the merger agreement in accordance with its terms, or

     - the completion of the merger

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     MEDE AMERICA common stock has been traded on the Nasdaq National Market under the symbol MEDE since February 1, 1999, the date of MEDE AMERICA's initial public offering. Healtheon common stock has been traded on the Nasdaq National Market under the symbol HLTH since February 10, 1999, the date of Healtheon's initial public offering. WebMD's capital stock has no established public trading market, and therefore has no public market price.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of MEDE AMERICA common stock and Healtheon common stock as reported on the Nasdaq National Market.

                                                           MEDE AMERICA          HEALTHEON
                                                           COMMON STOCK        COMMON STOCK
                                                         ----------------    -----------------
                                                          HIGH      LOW       HIGH       LOW
                                                         ------    ------    -------    ------
Year Ending December 31, 1999:
  First Quarter........................................  $21.50    $11.88    $ 49.38    $21.75
  Second Quarter.......................................   37.75     17.38     105.00     39.94
  Third Quarter........................................   37.56     17.25      77.63     30.06
  Fourth Quarter (through October 18, 1999)............   25.88     22.06      43.44     35.31

     The following table sets forth the closing prices per share of Healtheon common stock and MEDE AMERICA common stock as reported on the Nasdaq National Market on April 20, 1999, the business day preceding public announcement that Healtheon and MEDE AMERICA had entered into the merger agreement, and on October 18, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of MEDE AMERICA common stock on those dates. The equivalent price per share is equal to the closing price of a share of Healtheon common stock on that date multiplied by 0.6593, the number of shares of Healtheon common stock to be issued in exchange for each share of MEDE AMERICA common stock, assuming no adjustment to the exchange ratio as provided for in the MEDE AMERICA merger agreement.

                                                        MEDE
                                                      AMERICA        HEALTHEON      EQUIVALENT PER
                                                    COMMON STOCK    COMMON STOCK     SHARE PRICE
                                                    ------------    ------------    --------------
April 20, 1999....................................     $22.06          $45.72           $30.14
October 18, 1999..................................      22.06           35.31            23.28

     MEDE AMERICA and Healtheon believe that MEDE AMERICA common stock presently trades on the basis of the value of the Healtheon common stock expected to be issued in exchange for the MEDE AMERICA common stock in the MEDE AMERICA merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning Healtheon which is included in this proxy statement/prospectus, Healtheon cannot state with certainty what factors account for changes in the market price of the Healtheon common stock.

     MEDE AMERICA stockholders are advised to obtain current market quotations for Healtheon common stock and MEDE AMERICA common stock. No assurance can be given as to the market prices of Healtheon common stock or MEDE AMERICA common stock at any time before the consummation of the merger or as to the market price of Healtheon common stock at any time after the merger. You may receive less than or more than 0.6593 of a share of Healtheon/WebMD common stock for each share of your MEDE AMERICA common stock depending on the average closing sale price of Healtheon common stock for the ten trading day periods ending two days prior to the stockholders' meeting. See "Structure of the MEDE AMERICA merger and conversion of MEDE AMERICA common stock" on page 106 of this proxy statement/prospectus for further information.

     HEALTHEON AND MEDE AMERICA HAVE NEVER PAID CASH DIVIDENDS ON THEIR RESPECTIVE SHARES OF CAPITAL STOCK. PURSUANT TO THE MEDE AMERICA MERGER AGREEMENT, MEDE AMERICA HAS AGREED NOT TO PAY CASH DIVIDENDS PENDING THE CONSUMMATION OF THE MERGER, WITHOUT WRITTEN CONSENT OF HEALTHEON/WEBMD.

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information gives effect to:

     1. The proposed WebMD merger, the MEDE AMERICA merger and the Medcast merger using the purchase accounting method, based on preliminary allocations of the total estimated purchase prices. The historical financial information has been derived from the respective historical financial statements of Healtheon, WebMD, MEDE AMERICA and Greenberg News Networks, which is referred to as Medcast, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     2. The proposed WebMD and MEDE AMERICA mergers using the purchase accounting method, based on preliminary allocations of the total estimated purchase prices. The historical financial information has been derived from the respective historical financial statements of Healtheon, WebMD and MEDE AMERICA, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     3. The proposed WebMD and the Medcast mergers using the purchase accounting method, based on preliminary allocations of the total estimated purchase prices. The historical financial information has been derived from the respective historical financial statements of Healtheon, WebMD and Medcast, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     4. The proposed WebMD merger only, using the purchase accounting method, based on a preliminary allocation of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of Healtheon and WebMD, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     5. The proposed MEDE AMERICA merger only, using the purchase accounting method, based on a preliminary allocation of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of Healtheon and MEDE AMERICA, and should be read in conjunction with such financial statements and the related notes included in this proxy statement/prospectus.

     6. WebMD's acquisitions of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January 1999, using the purchase accounting method.

     7. MEDE AMERICA's acquisition of Healthcare Interchange, Inc. in October 1998, using the purchase accounting method.

     The unaudited pro forma condensed combined balance sheets have been prepared assuming the mergers took place as of June 30, 1999 and allocate the total estimated purchase prices to the fair values of assets and liabilities of the acquired companies based on preliminary valuations.

     The unaudited pro forma condensed combined statements of operations combine Healtheon's, WebMD's, MEDE AMERICA's and Medcast's historical statements of operations and give effect to the mergers, including the amortization of goodwill and other intangible assets resulting from the mergers, as if they occurred on January 1, 1998, for the twelve months ended December 31, 1998 and on January 1, 1999 for the six months ended June 30, 1999. The MEDE AMERICA financial information has been recast to conform to Healtheon's December 31 fiscal year end. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 combines the audited historical consolidated statement of operations of Healtheon for the year ended December 31, 1998, the audited historical consolidated statement of operations of WebMD, after giving effect to the acquisitions of Sapient Health Network, Inc. and Direct Medical Knowledge, Inc. -- the entities were acquired by WebMD in January 1999, for the year ended December 31, 1998, the unaudited historical consolidated statement of operations of MEDE AMERICA, after giving effect to the acquisition of Healthcare Interchange, Inc. --

                              UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED)

this entity was acquired by MEDE AMERICA in October 1998, for the twelve months ended December 31, 1998 and the audited historical statement of operations of Medcast for the year ended December 31, 1998.

     The total estimated purchase prices of WebMD, MEDE AMERICA and Medcast have been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair values with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. Although the purchase price and its allocation are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, customer lists/relationships and technology. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair values of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the mergers, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based on the information available at the time of the printing of this proxy statement/prospectus.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      WITH WEBMD, MEDE AMERICA AND MEDCAST
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       AS OF JUNE 30, 1999
                                           ----------------------------------------------------------------------------
                                                                    MEDE                       PRO FORMA     PRO FORMA
                                           HEALTHEON    WEBMD     AMERICA       MEDCAST       ADJUSTMENTS     COMBINED
                                           ---------   --------   --------   --------------   -----------    ----------
Current assets:
  Cash, cash equivalents and short-term
    investments..........................  $  47,353   $237,835   $ 4,119       $ 10,628      $  135,000(5)  $  432,603
                                                                                                  (2,332)(1)

  Accounts receivable, net...............     11,623      3,976    15,966             30              --         31,595
  Current portion of prepaid software
    licenses, content, and services......         --     77,306        --             --              --         77,306
  Other current assets...................      2,466        577     1,067            124              --          4,234
                                           ---------   --------   -------       --------      ----------     ----------
        Total current assets.............     61,442    319,694    21,152         10,782         132,668        545,738
                                                                                                      --
Property and equipment, net..............     18,261      7,164     5,164          2,566              --         33,155
Prepaid software licenses, content and
  services, net of current portion.......         --    215,655        --             --              --        215,655
Goodwill and other intangible assets,
  net....................................     22,390     46,663    48,202             --       3,771,916(2)   3,794,306
                                                                                                 (94,865)(4)
Other assets.............................      5,935      2,272     4,191          1,276              --         13,674
                                           ---------   --------   -------       --------      ----------     ----------
        Total assets.....................  $ 108,028   $591,448   $78,709       $ 14,624      $3,809,719     $4,602,528
                                           =========   ========   =======       ========      ==========     ==========

Current liabilities:
  Notes payable..........................  $     890   $     --   $    --       $    205      $       --     $    1,095
  Accounts payable.......................      5,790     10,320     2,640          4,928              --         23,678
  Accrued liabilities....................     13,580      2,067     6,957             --          89,500(1)     112,104
  Current portion of lease obligations...      2,229        325       349            124              --          3,027
  Deferred revenue.......................      1,157      3,961        --             28              --          5,146
                                           ---------   --------   -------       --------      ----------     ----------
        Total current liabilities........     23,646     16,673     9,946          5,285          89,500        145,050
Long term obligations....................      2,609        271     5,098            660              --          8,638
Stockholders' equity:
  Preferred stock........................         --    820,507        --         85,135        (905,642)(3)         --
  Common stock...........................          7    289,582       132             19               8(1)          15
                                                                                                (289,733)(3)
  Paid in capital........................    229,849         --   116,343             --       4,232,059(1)   4,618,385
                                                                                                (116,343)(3)
                                                                                                 135,000(5)
                                                                                                  21,477(6)
  Deferred compensation..................     (8,521)      (841)       --           (725)          1,566(3)      (8,521)
  Retained earnings (accumulated
    deficit).............................   (139,562)  (534,744)  (52,810)       (75,750)        663,304(3)    (161,039)
                                                                                                 (21,477)(6)
        Total stockholders' equity.......     81,773    574,504    63,665          8,679       3,720,219      4,448,840
                                           ---------   --------   -------       --------      ----------     ----------
        Total liabilities and
          stockholders' equity...........  $ 108,028   $591,448   $78,709       $ 14,624      $3,809,719     $4,602,528
                                           =========   ========   =======       ========      ==========     ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      WITH WEBMD, MEDE AMERICA AND MEDCAST
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31, 1998
                                   ------------------------------------------------------------------
                                                                 WEBMD                     MEDE AMERICA
                                               -----------------------------------------   ----------
                                                              PRO FORMA       PRO FORMA
                                                             ADJUSTMENTS      COMBINED
                                   HEALTHEON   HISTORICAL        (I)             (I)       HISTORICAL
                                   ---------   ----------   --------------   -----------   ----------
Revenue..........................  $ 48,838     $    408       $    878       $  1,286      $48,180
Operating costs and expenses:
  Cost of operations.............    43,014           --             --             --       18,426
  Development and engineering....    19,002        7,484          3,332         10,816        4,346
  Sales, general and
    administrative...............    23,095       13,862          5,350         19,212       17,354
  Depreciation and
    amortization.................    17,675        2,098         15,041         17,139        7,832
                                   --------     --------       --------       --------      -------
    Total operating costs and
      expenses...................   102,786       23,444         23,723         47,167       47,958
                                   --------     --------       --------       --------      -------
Income (loss) from operations....   (53,948)     (23,036)       (22,845)       (45,881)         222
Interest, net....................       790         (139)          (422)          (561)      (4,417)
Dividends on preferred stock.....      (890)          --             --             --       (2,400)
Gain on disposal of discontinued
  operations, net................        --        7,709             --          7,709           --
Extraordinary loss...............        --         (930)            --           (930)          --
Accretion of redeemable warrants
  and preferred stock to
  redemption value...............        --       (2,150)            --         (2,150)          --
                                   --------     --------       --------       --------      -------
Net loss applicable to common
  stockholders...................  $(54,048)    $(18,546)      $(23,267)      $(41,813)     $(6,595)
                                   ========     ========       ========       ========      =======
Basic and diluted net loss per
  common share...................  $  (1.54)    $  (1.52)                     $  (3.43)     $ (1.16)
                                   ========     ========                      ========      =======
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share...................    34,987       12,196                        12,196        5,684
                                   ========     ========                      ========      =======

                                                         YEAR ENDED DECEMBER 31, 1998
                                   ------------------------------------------------------------------------
                                          MEDE AMERICA
                                   ------------------------------
                                      PRO FORMA       PRO FORMA
                                     ADJUSTMENTS       COMBINED                 PRO FORMA        PRO FORMA
                                        (II)             (II)       MEDCAST    ADJUSTMENTS       COMBINED
                                   ---------------   ------------   --------   -----------      -----------
Revenue..........................      $ 4,283         $52,463      $     --   $        --      $   102,587
Operating costs and expenses:
  Cost of operations.............        1,493          19,919         3,644            --           66,577
  Development and engineering....           --           4,346           633            --           34,797
  Sales, general and
    administrative...............        2,602          19,956        10,126            --           72,389
  Depreciation and
    amortization.................          941           8,773           254     1,207,832(A)     1,251,673
                                       -------         -------      --------   -----------      -----------
    Total operating costs and
      expenses...................        5,036          52,994        14,657     1,207,832        1,425,436
                                       -------         -------      --------   -----------      -----------
Income (loss) from operations....         (753)           (531)      (14,657)   (1,207,832)      (1,322,849)
Interest, net....................         (834)         (5,251)          713            --           (4,309)
Dividends on preferred stock.....           --          (2,400)                         --           (3,290)
Gain on disposal of discontinued
  operations, net................           --              --            --            --            7,709
Extraordinary loss...............           --              --            --            --             (930)
Accretion of redeemable warrants
  and preferred stock to
  redemption value...............           --              --        (4,591)        4,591(C)        (2,150)
                                       -------         -------      --------   -----------      -----------
Net loss applicable to common
  stockholders...................      $(1,587)        $(8,182)     $(18,535)  $(1,203,241)     $(1,325,819)
                                       =======         =======      ========   ===========      ===========
Basic and diluted net loss per
  common share...................                      $ (1.44)     $  (9.72)                   $    (12.10)
                                                       =======      ========                    ===========
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share...................                        5,684         1,906                        109,566(B)
                                                       =======      ========                    ===========

-------------------------
 (i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with the acquisitions. See page 176 for additional information.

(ii) Reflects the acquisition by MEDE AMERICA of Healthcare Interchange, Inc. at October 30, 1998, and all pro forma adjustments associated with this acquisition. See page 178 for additional information.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      WITH WEBMD, MEDE AMERICA AND MEDCAST
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        SIX MONTHS ENDED JUNE 30, 1999
                                   -------------------------------------------------------------------------
                                                            MEDE                 PRO FORMA       PRO FORMA
                                   HEALTHEON     WEBMD     AMERICA   MEDCAST    ADJUSTMENTS       COMBINED
                                   ---------   ---------   -------   --------   -----------     ------------
Revenue..........................  $ 40,253    $   4,406   $30,233   $     48   $        --     $     74,940
Operating costs and expenses:
  Cost of operations.............    33,432           --    10,926      8,091            --           52,449
  Development and engineering....    14,255       16,956     2,095        607            --           33,913
  Sales, general and
    administrative...............    19,787       69,930    10,689      9,777            --          110,183
  Depreciation and
    amortization.................    10,095        8,438     4,686        405       596,229(A)       619,853
                                   --------    ---------   -------   --------   -----------     ------------
         Total operating costs
           and expenses..........    77,569       95,324    28,396     18,880       596,229          816,398
                                   --------    ---------   -------   --------   -----------     ------------
Income (loss) from operations....   (37,316)     (90,918)    1,837    (18,832)     (596,229)        (741,458)
Interest, net....................     1,182        1,542      (648)       176            --            2,252
Dividends on preferred stock.....        --     (139,281)     (244)        --            --         (139,525)
Extraordinary loss...............        --           --    (1,619)        --            --           (1,619)
Accretion of redeemable warrants
  and preferred stock to
  redemption value...............        --         (538)       --    (58,539)       58,539(C)          (538)
                                   --------    ---------   -------   --------   -----------     ------------
Net loss applicable to common
  stockholders...................  $(36,134)   $(229,195)   $ (674)  $(77,195)  $  (537,690)    $   (880,888)
                                   ========    =========   =======   ========   ===========     ============
Basic and diluted net loss per
  common share...................  $  (0.55)   $  (17.78)   $(0.06)  $ (40.66)                  $      (6.25)
                                   ========    =========   =======   ========                   ============
Weighted-average shares
  outstanding used in computing
  basic and diluted net loss per
  common share...................    66,286       12,889    11,626      1,899                        140,865(B)
                                   ========    =========   =======   ========                   ============

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                     COMBINED WITH WEBMD, MEDE AMERICA AND
                         MEDCAST FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the WebMD merger, the Medcast merger and MEDE AMERICA merger and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase prices of the mergers have been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase prices over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase price and its allocation are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, customer lists/relationships and technology. These allocations are subject to change pending the completion of the final analysis of the total purchase prices and fair values of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 1999, have been calculated as if the mergers occurred on June 30, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD, Medcast and MEDE AMERICA by exchanging shares of Healtheon/WebMD common stock in exchange for each share of WebMD, Medcast and MEDE AMERICA capital stock and cash of $2.3 million for a total estimated combined purchase price of approximately $4,314.8 million. The purchase consideration consists of the issuance of an estimated 74.6 million shares of Healtheon/WebMD's common stock with a fair value of approximately $2,728.8 million, the assumption of options and warrants to purchase 51.3 million shares of Healtheon common stock with a fair value of approximately $1,494.2 million, cash payment to Medcast Series C preferred stockholders of $2.3 million and other related merger costs of approximately $89.5 million, consisting primarily of approximately $64.0 million in investment banking, legal, accounting and regulatory filing fees, and approximately $25.5 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger related costs.

     WebMD has requested approval from shareholders to modify the accelerating vesting provision on 1,607,838 options held by five WebMD employees. If the proposal is approved, these options will not accelerate upon the merger. This modification will not cause a remeasurement as it does not result in the renewal of the options or an extension of their period. These options have an average remaining vesting of 2.5 years.

     The exact exchange ratio for each class and series of Medcast capital stock is subject to variations based upon:

     - the average closing price of Healtheon common stock over the five days immediately preceding the day the merger closes

     - adjustments to the conversion ratios of outstanding Medcast Series A preferred stock described in the section entitled "Adjustments to preferred stock conversion ratios" on page 129

     - the purchase price adjustments described in the section entitled "Purchase price adjustments" on page 129

     - whether holders of options and warrants exercise or convert those securities prior to the merger

     These adjustments would not result in a material adjustment to the Medcast purchase price.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                     COMBINED WITH WEBMD, MEDE AMERICA AND
                   MEDCAST FINANCIAL INFORMATION (CONTINUED)

     Healtheon has requested waivers of acceleration provisions from holders of 352,103 Medcast options. If these waivers are obtained, such options will not accelerate upon the merger. These options have an average remaining vesting of approximately 2.5 years.

     The purchase price was determined as follows:

                                     WEBMD                         MEDCAST                      MEDE AMERICA              TOTAL
                          ----------------------------   ----------------------------   ----------------------------   HEALTHEON/
                          EQUIVALENT      FAIR VALUE     EQUIVALENT     FAIR VALUE      EQUIVALENT     FAIR VALUE         WEBMD
                            SHARES      (IN THOUSANDS)     SHARES     (IN THOUSANDS)      SHARES     (IN THOUSANDS)      SHARES
                          -----------   --------------   ----------   ---------------   ----------   ---------------   -----------
Shares..................   63,335,074     $2,183,872     2,509,654       $ 93,547        8,733,570      $451,389        74,578,298
Stock Options...........   14,441,692        439,324       188,452          5,004        1,117,566        29,188        15,747,710
Warrants................   34,763,473        987,686           548             16          824,125        32,940        35,612,977
                          -----------                    ---------                      ----------                     -----------
       Total Shares.....  112,540,239                    2,698,654                      10,675,261                     125,938,985
                          ===========                    =========                      ==========                     ===========
Cash....................                                                    2,332
Merger Costs............                      51,200                       14,500                         23,800
                                          ----------                     --------                       --------
                                          $3,662,082                     $115,399                       $537,317
                                          ==========                     ========                       ========

                             AGGREGATE
                               FAIR
                               VALUE
                          (IN THOUSANDS)
                          ---------------
Shares..................    $2,728,808
Stock Options...........       473,516
Warrants................     1,020,642
       Total Shares.....
Cash....................         2,332
Merger Costs............        89,500
                            ----------
                            $4,314,798
                            ==========

        The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the days the mergers were announced, or the days the merger agreements were amended, which were September 7, 1999 for WebMD, October 6, 1999 for Medcast and April 21, 1999 for MEDE AMERICA. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - Expected lives of one-half to 5 years

        - Expected volatility factor of 1.0

        - Risk-free interest rate of 4.5%

        - Expected dividend rate of 0%

        The purchase price for MEDE AMERICA may be increased by 25% based upon the average closing price of Healtheon's stock for the 10 day period ending two days prior to the special meeting of MEDE AMERICA stockholders, if that lower average stock price is below $38.68.

        The preliminary purchase price of MEDE AMERICA includes the impact of the options issued to MEDE AMERICA employees to purchase 700,000 shares of Healtheon/WebMD common stock at the lower of $45.72 or the Healtheon stock price on the date of closing. On the date of the closing of the merger, any difference between the fair value of the shares at that date and the strike price of the awards will be treated as deferred compensation expense. The preliminary value of these awards is approximately $12 million using a Black Scholes valuation model, assuming (i) a volatility of 1.0, (ii) a life of 2.5 years, (iii) an interest rate of 4.5% and a stock price on the date of valuation of $32.125.

     (2) Recognition of the excess purchase price of approximately $3,771.9 million over the fair value of net tangible assets acquired, have been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD, Medcast and MEDE AMERICA.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheets of WebMD and MEDE AMERICA as of the acquisition date.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                     COMBINED WITH WEBMD, MEDE AMERICA AND
                   MEDCAST FINANCIAL INFORMATION (CONTINUED)

     (5) To reflect the proceeds, net of offering costs, relating to the investments in capital stock made or to be made by strategic partners prior to the consummation of the WebMD merger. The WebMD merger agreement requires that these investments be completed prior to the closing of the WebMD merger.

         In May and June of 1999, WebMD sold 456,896 shares of Series E preferred stock for approximately $250 million. Upon closing of the WebMD merger, 276,906 shares of Series E preferred stock will be sold for $150 million.

     (6) Healtheon will record a charge to net income available to common stockholders of $21.5 million in the period the merger is consummated related to the beneficial conversion feature for the shares to be issued to Microsoft. The impact of the beneficial conversion feature has been reflected in the pro forma balance sheet and will be reflected in the statement of operations upon consummation of the merger.

     The adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998, assume the mergers occurred as of January 1, 1999 and January 1, 1998, respectively, and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the mergers. The goodwill and other intangible assets are being amortized over periods of approximately three to four years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 74.6 million shares of Healtheon's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD, Medcast and MEDE AMERICA assumed in the mergers have not been included as their inclusion would be anti-dilutive.

     (C) To reflect the reversal of accretion on redeemable preferred stock, that is forfeited by redeemable preferred stockholders upon voting for and consummation of the Medcast merger.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                          AS OF JUNE 30, 1999
                                                      ------------------------------------------------------------
                                                                                MEDE      PRO FORMA     PRO FORMA
                                                      HEALTHEON     WEBMD     AMERICA    ADJUSTMENTS     COMBINED
                                                      ---------   ---------   --------   -----------    ----------
Current assets:
  Cash, cash equivalents and short-term
    investments.....................................  $ 47,353    $ 237,835   $  4,119   $   135,000(5) $  424,307
  Accounts receivable, net..........................    11,623        3,976     15,966            --        31,565
  Current portion of prepaid software licenses,
    content, and services...........................        --       77,306         --            --        77,306
  Other current assets..............................     2,466          577      1,067            --         4,110
                                                      --------    ---------   --------   -----------    ----------
         Total current assets.......................    61,442      319,694     21,152       135,000       537,288
                                                                                                  --
Property and equipment, net.........................    18,261        7,164      5,164            --        30,589
Prepaid software licenses, content, and services,
  net of current portion............................        --      215,655         --            --(2)    215,655
Goodwill and other intangible assets, net...........    22,390       46,663     48,202     3,665,196(2)  3,687,586
                                                                                             (94,865)(4)
Other assets........................................     5,935        2,272      4,191            --        12,398
                                                      --------    ---------   --------   -----------    ----------
         Total assets...............................  $108,028    $ 591,448   $ 78,709   $ 3,705,331    $4,483,516
                                                      ========    =========   ========   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................  $    890    $      --   $     --   $        --    $      890
  Accounts payable..................................     5,790       10,320      2,640            --        18,750
  Accrued liabilities...............................    13,580        2,067      6,957        75,000(1)     97,604
  Current portion of lease obligations..............     2,229          325        349            --         2,903
  Deferred revenue..................................     1,157        3,961         --            --         5,118
                                                      --------    ---------   --------   -----------    ----------
         Total current liabilities..................    23,646       16,673      9,946        75,000       125,265
Long term obligations...............................     2,609          271      5,098            --         7,978
Stockholders' equity:
  Preferred stock...................................        --      820,507         --      (820,507)(3)         --
  Common stock......................................         7      289,582        132             7(1)         14
                                                                                            (289,714)(3)
  Paid in capital...................................   229,849           --    116,343     4,133,493(1)  4,519,819
                                                                                            (116,343)(3)
                                                                                             135,000(5)
                                                                                              21,477(6)
  Deferred compensation.............................    (8,521)        (841)        --           841(3)     (8,521)
  Retained earnings (accumulated deficit)...........  (139,562)    (534,744)   (52,810)      587,554(3)   (161,039)
                                                                                             (21,477)(6)
                                                      --------    ---------   --------   -----------    ----------
         Total stockholders' equity.................    81,773      574,504     63,665     3,630,331     4,350,273
                                                      --------    ---------   --------   -----------    ----------
         Total liabilities and stockholders'
           equity...................................  $108,028    $ 591,448   $ 78,709   $ 3,705,331    $4,483,516
                                                      ========    =========   ========   ===========    ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1998
                                         ------------------------------------------------------------------
                                                                       WEBMD                     MEDE AMERICA
                                                     -----------------------------------------   ----------
                                                                    PRO FORMA       PRO FORMA
                                                                   ADJUSTMENTS      COMBINED
                                         HEALTHEON   HISTORICAL        (I)             (I)       HISTORICAL
                                         ---------   ----------   --------------   -----------   ----------
Revenue................................  $ 48,838     $    408       $    878       $  1,286      $48,180
Operating costs and expenses:
  Cost of operations...................    43,014           --             --             --       18,426
  Development and engineering..........    19,002        7,484          3,332         10,816        4,346
  Sales, general and administrative....    23,095       13,862          5,350         19,212       17,354
  Depreciation and amortization........    17,675        2,098         15,041         17,139        7,832
                                         --------     --------       --------       --------      -------
    Total operating costs and
      expenses.........................   102,786       23,444         23,723         47,167       47,958
                                         --------     --------       --------       --------      -------
Income (loss) from operations..........   (53,948)     (23,036)       (22,845)       (45,881)         222
Interest, net..........................       790         (139)          (422)          (561)      (4,417)
Dividends on preferred stock...........      (890)          --             --             --       (2,400)
Gain on disposal of discontinued
  operations, net......................        --        7,709             --          7,709           --
Extraordinary loss.....................        --         (930)            --           (930)          --
Accretion of redeemable warrants to
  redemption value.....................        --       (2,150)            --         (2,150)          --
                                         --------     --------       --------       --------      -------
Net loss applicable to common
  stockholders.........................  $(54,048)    $(18,546)      $(23,267)      $(41,813)     $(6,595)
                                         ========     ========       ========       ========      =======
Basic and diluted net loss per common
  share................................  $  (1.54)    $  (1.52)                     $  (3.43)     $ (1.16)
                                         ========     ========                      ========      =======
Weighted-average shares outstanding
  used in computing basic and diluted
  net loss per common share............    34,987       12,196                        12,196        5,684
                                         ========     ========                      ========      =======

                                                         YEAR ENDED DECEMBER 31, 1998
                                         -------------------------------------------------------------
                                                MEDE AMERICA
                                         ------------------------------
                                            PRO FORMA       PRO FORMA
                                           ADJUSTMENTS       COMBINED      PRO FORMA        PRO FORMA
                                              (II)             (II)       ADJUSTMENTS       COMBINED
                                         ---------------   ------------   -----------      -----------
Revenue................................      $ 4,283         $52,463      $        --      $   102,587
Operating costs and expenses:
  Cost of operations...................        1,493          19,919               --           62,933
  Development and engineering..........           --           4,346               --           34,164
  Sales, general and administrative....        2,602          19,956               --           62,263
  Depreciation and amortization........          941           8,773        1,172,258(A)     1,215,845
                                             -------         -------      -----------      -----------
    Total operating costs and
      expenses.........................        5,036          52,994        1,172,258        1,375,205
                                             -------         -------      -----------      -----------
Income (loss) from operations..........         (753)           (531)      (1,172,258)      (1,272,618)
Interest, net..........................         (834)         (5,251)              --           (5,022)
Dividends on preferred stock...........           --          (2,400)              --           (3,290)
Gain on disposal of discontinued
  operations, net......................           --              --               --            7,709
Extraordinary loss.....................           --              --               --             (930)
Accretion of redeemable warrants to
  redemption value.....................           --              --               --           (2,150)
                                             -------         -------      -----------      -----------
Net loss applicable to common
  stockholders.........................      $(1,587)        $(8,182)     $(1,172,258)     $(1,276,301)
                                             =======         =======      ===========      ===========
Basic and diluted net loss per common
  share................................                      $ (1.44)                      $    (11.92)
                                                             =======                       ===========
Weighted-average shares outstanding
  used in computing basic and diluted
  net loss per common share............                        5,684                           107,056
                                                             =======                       ===========

-------------------------
 (i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with the acquisitions. See page 176 for additional information.

(ii) Reflects the acquisition by MEDE AMERICA of Healthcare Interchange, Inc. at October 30, 1998, and all pro forma adjustments associated with this acquisition. See page 178 for additional information.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          WITH WEBMD AND MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SIX MONTHS ENDED JUNE 30, 1999
                                     --------------------------------------------------------------
                                                              MEDE      PRO FORMA        PRO FORMA
                                     HEALTHEON     WEBMD     AMERICA   ADJUSTMENTS       COMBINED
                                     ---------   ---------   -------   -----------      -----------
Revenue............................  $ 40,253    $   4,406   $30,233    $      --       $    74,892
Operating costs and expenses:
  Cost of operations...............    33,432           --   10,926            --            44,358
  Development and engineering......    14,255       16,956    2,095            --            33,306
  Sales, general and
     administrative................    19,787       69,930   10,689            --           100,406
  Depreciation and amortization....    10,095        8,438    4,686       578,442(A)        601,661
                                     --------    ---------   -------    ---------       -----------
          Total operating costs and
            expenses...............    77,569       95,324   28,396       578,442           779,731
                                     --------    ---------   -------    ---------       -----------
Income (loss) from operations......   (37,316)     (90,918)   1,837      (578,442)         (704,839)
Interest, net......................     1,182        1,542     (648)           --             2,076
Dividends on preferred stock.......        --     (139,281)    (244)           --          (139,525)
Extraordinary loss.................        --           --   (1,619)           --            (1,619)
Accretion of redeemable warrants to
  redemption value.................        --         (538)      --            --              (538)
                                     --------    ---------   -------    ---------       -----------
Net loss applicable to common
  stockholders.....................  $(36,134)   $(229,195)  $ (674)    $(578,442)      $  (844,445)
                                     ========    =========   =======    =========       ===========
Basic and diluted net loss per
  common share.....................  $  (0.55)   $  (17.78)  $(0.06)                    $     (6.10)
                                     ========    =========   =======                    ===========
Weighted-average shares outstanding
  used in computing basic and
  diluted net loss per common
  share............................    66,286       12,889   11,626                         138,355(B)
                                     ========    =========   =======                    ===========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
           COMBINED WITH WEBMD AND MEDE AMERICA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the WebMD merger and MEDE AMERICA merger and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase prices of the mergers have been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase prices over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase price and its allocation are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, tradenames, customer lists/relationships and technology. These allocations are subject to change pending the completion of the final analysis of the total purchase prices and fair values of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 1999, have been calculated as if the mergers occurred on June 30, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD and MEDE AMERICA by exchanging shares of Healtheon/WebMD common stock in exchange for each share of WebMD and MEDE AMERICA capital stock for a total estimated combined purchase price of approximately $4,199.4 million. The purchase consideration consists of the issuance of an estimated 72.1 million shares of Healtheon/WebMD's common stock with a fair value of approximately $2,635.3 million and the assumption of options and warrants to purchase 51.2 million shares of Healtheon's common stock with a fair value of approximately $1,489.1 million and other related merger costs of approximately $75.0 million, consisting primarily of approximately $54.5 million in investment banking, legal, accounting and regulatory filing fees, and approximately $20.5 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger related costs.

     WebMD has requested approval from shareholders to modify the accelerating vesting provision on 1,607,838 options held by five WebMD employees. If the proposal is approved these options will not accelerate upon the merger. This modification will not cause a measurement as it does not result in the renewal of the options or any extension of their period. These options have an average remaining vesting of 2.5 years.

     The purchase price was determined as follows:

                                  WEBMD                      MEDE AMERICA
                       ----------------------------   ---------------------------        TOTAL          AGGREGATE
                       EQUIVALENT      FAIR VALUE     EQUIVALENT     FAIR VALUE     HEALTHEON/WEBMD     FAIR VALUE
                         SHARES      (IN THOUSANDS)     SHARES     (IN THOUSANDS)       SHARES        (IN THOUSANDS)
                       -----------   --------------   ----------   --------------   ---------------   --------------
Shares...............   63,335,074     $2,183,872      8,733,570      $451,389         72,068,644       $2,635,261
Stock Options........   14,441,692        439,324      1,117,566        29,188         15,559,258          468,512
Warrants.............   34,763,473        987,686        824,125        32,940         35,612,429        1,020,626
                       -----------                    ----------                      -----------
         Total
           Shares....  112,540,239                    10,675,261                      123,240,331
                       ===========                    ==========                      ===========
Merger Costs.........                      51,200                       23,800                              75,000
                                       ----------                     --------                          ----------
                                       $3,662,082                     $537,317                          $4,199,399
                                       ==========                     ========                          ==========

        The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the days the mergers were announced, or the days the merger agreements were amended, which were September 7, 1999 for

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
     COMBINED WITH WEBMD AND MEDE AMERICA FINANCIAL INFORMATION (CONTINUED)

        WebMD and April 21, 1999 for MEDE AMERICA. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - Expected lives of one-half to 5 years

        - Expected volatility factor of 1.0

        - Risk-free interest rate of 4.5%

        - Expected dividend rate of 0%

        The purchase price for MEDE AMERICA may be increased by 25% based upon the average closing price of Healtheon's stock for the 10 day period ending two days prior to the special meeting of MEDE AMERICA stockholders, if that lower average stock price is below $38.68.

        The preliminary purchase price for MEDE AMERICA excludes the impact of the options issued to MEDE AMERICA employees to purchase 700,000 shares of Healtheon/WebMD's common stock at the lower of $45.72 or the Healtheon stock price on the date of closing. On the date of the closing of the merger, any difference between the fair value of the shares at that date and the strike price of the awards will be treated as deferred compensation expense. The preliminary value of these awards is approximately $12 million using a Black Scholes valuation model, assuming (i) a volatility of 1.0, (ii) a life of 2.5 years, (iii) an interest rate of 4.5% and a stock price on the date of valuation of $32.125.

     (2) Recognition of the excess purchase price of approximately $3,665.2 million over the fair value of net tangible assets acquired, have been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD and MEDE AMERICA.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheets of WebMD and MEDE AMERICA as of the acquisition date.

     (5) To reflect the proceeds, net of offering costs, relating to the investments in capital stock made or to be made by strategic partners prior to the consummation of the WebMD merger. The WebMD merger agreement requires that these investments be completed prior to the closing of the WebMD merger.

        In May and June of 1999, WebMD sold 456,896 shares of Series E preferred stock for approximately $250 million. Upon closing of the WebMD merger, 276,906 shares of Series E preferred stock will be sold for $150 million.

     (6) Healtheon will record a charge to net income available to common stockholders of $21.5 million in the period the merger is consumated related to the beneficial conversion feature for the shares to be issued to Microsoft. The impact of the beneficial conversion feature has been reflected in the pro forma balance sheet and will be reflected in the statement of operations upon consumation of the merger.

     The adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998, assume the mergers occurred as of January 1, 1999 and January 1, 1998, respectively, and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the mergers. The goodwill and other intangible assets are being amortized over periods of approximately three

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
     COMBINED WITH WEBMD AND MEDE AMERICA FINANCIAL INFORMATION (CONTINUED)

         to four years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 72.1 million shares of Healtheon common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD and MEDE AMERICA assumed in the mergers have not been included as their inclusion would be anti-dilutive.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             WITH WEBMD AND MEDCAST
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                        AS OF JUNE 30, 1999
                                                         -------------------------------------------------
                                                                                PRO FORMA       PRO FORMA
                                             HEALTHEON    WEBMD     MEDCAST    ADJUSTMENTS       COMBINED
                                             ---------   --------   --------   -----------      ----------
Current assets:
  Cash, cash equivalents and short-term
    investments...........................   $  47,353   $237,835   $ 10,628   $  135,000(5)    $  428,484
                                                                                   (2,332)(1)
  Accounts receivable, net................      11,623      3,976         30           --           15,629
  Current portion of prepaid software
    licenses, content, and services.......          --     77,306         --           --           77,306
  Other current assets....................       2,466        577        124           --            3,167
                                             ---------   --------   --------   ----------       ----------
         Total current assets.............      61,442    319,694     10,782      132,668          524,586
Property and equipment, net...............      18,261      7,164      2,566           --           27,991
Prepaid software licenses, content, and
  services, net of current portion........                215,655         --                       215,655
Goodwill and other intangible assets,
  net.....................................      22,390     46,663         --    3,250,062(2)     3,272,452
                                                                                  (46,663)(4)
Other assets..............................       5,935      2,272      1,276           --            9,483
                                             ---------   --------   --------   ----------       ----------
         Total assets.....................   $ 108,028   $591,448   $ 14,624   $3,336,067       $4,050,167
                                             =========   ========   ========   ==========       ==========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...........................   $     890   $     --   $    205   $       --       $    1,095
  Accounts payable........................       5,790     10,320      4,928           --           21,038
  Accrued liabilities.....................      13,580      2,067         --       65,700(1)        81,347
  Current portion of lease obligations....       2,229        325        124           --            2,678
  Deferred revenue........................       1,157      3,961         28           --            5,146
                                             ---------   --------   --------   ----------       ----------
         Total current liabilities........      23,646     16,673      5,285       65,700          111,304
Long term obligations.....................       2,609        271        660           --            3,540
Redeemable warrants.......................          --                    --             (3)            --
Stockholders' equity:
  Preferred stock.........................          --    820,507     85,135     (905,642)(3)           --
  Common stock............................           7    289,582         19            7(1)            14
                                                                                 (289,601)(3)
  Paid in capital.........................     229,849         --         --    3,718,543        4,104,869
                                                                                  135,000(5)
                                                                                   21,477(6)
  Deferred compensation...................      (8,521)      (841)      (725)       1,566(3)        (8,521)
  Retained earnings (accumulated
    deficit)..............................    (139,562)  (534,744)   (75,750)     610,494(3)      (161,039)
                                                                                  (21,477)(6)
                                             ---------   --------   --------   ----------       ----------
         Total stockholders' equity.......      81,773    574,504      8,679    3,270,367        3,935,323
                                             ---------   --------   --------   ----------       ----------
         Total liabilities and
           stockholders' equity...........   $ 108,028   $591,448   $ 14,624   $3,336,067       $4,050,167
                                             =========   ========   ========   ==========       ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             WITH WEBMD AND MEDCAST
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31, 1998
                               -------------------------------------------------------------------------------------------------
                                                             WEBMD
                                           -----------------------------------------
                                                          PRO FORMA       PRO FORMA
                                                         ADJUSTMENTS      COMBINED                    PRO FORMA       PRO FORMA
                               HEALTHEON   HISTORICAL        (I)             (I)         MEDCAST     ADJUSTMENTS      COMBINED
                               ---------   ----------   --------------   -----------   -----------   -----------     -----------
Revenue......................  $ 48,838     $    408       $    878       $  1,286     $        --   $        --     $    50,124
Operating costs and expenses:
  Cost of operations.........    43,014           --             --             --           3,644            --          46,658
  Development and
    engineering..............    19,002        7,484          3,332         10,816             633            --          30,451
  Sales, general and
    administrative...........    23,095       13,862          5,350         19,212          10,126            --          52,433
  Depreciation and
    amortization.............    17,675        2,098         15,041         17,139             254     1,083,051(A)    1,118,119
                               --------     --------       --------       --------     -----------   -----------     -----------
    Total operating costs and
      expenses...............   102,786       23,444         23,723         47,167          14,657     1,083,051       1,247,661
                               --------     --------       --------       --------     -----------   -----------     -----------
Income (loss) from
  operations.................   (53,948)     (23,036)       (22,845)       (45,881)        (14,657)   (1,083,051)     (1,197,537)
Interest, net................       790         (139)          (422)          (561)            713            --             942
Dividends on preferred
  stock......................      (890)          --             --             --              --            --            (890)
Gain on disposal of
  discontinued operations,
  net........................        --        7,709             --          7,709              --            --           7,709
Extraordinary loss...........        --         (930)            --           (930)             --            --            (930)
Accretion of redeemable
  warrants and preferred
  stock to redemption
  value......................        --       (2,150)            --         (2,150)         (4,591)        4,591(C)       (2,150)
                               --------     --------       --------       --------     -----------   -----------     -----------
Net loss applicable to common
  stockholders'..............  $(54,048)    $(18,546)      $(23,267)      $(41,813)    $   (18,535)  $(1,078,460)    $(1,192,856)
                               ========     ========       ========       ========     ===========   ===========     ===========
Basic and diluted net loss
  per common share...........  $  (1.54)    $  (1.52)                     $  (3.43)    $     (9.72)                  $    (11.83)
                               ========     ========                      ========     ===========                   ===========
Weighted-average shares
  outstanding used in
  computing basic and diluted
  net loss per common
  share......................    34,987       12,196                        12,196           1,906                       100,832(B)
                               ========     ========                      ========     ===========                   ===========

-------------------------
(i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with these acquisitions. See page 176 for additional information.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             WITH WEBMD AND MEDCAST
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      SIX MONTHS ENDED JUNE 30, 1999
                                      ---------------------------------------------------------------
                                                                          PRO FORMA        PRO FORMA
                                      HEALTHEON     WEBMD     MEDCAST    ADJUSTMENTS       COMBINED
                                      ---------   ---------   --------   -----------      -----------
Revenue.............................  $ 40,253    $   4,406   $     48    $      --       $    44,707
Operating costs and expenses:
  Cost of operations................    33,432           --      8,091           --            41,523
  Development and engineering.......    14,255       16,956        607           --            31,818
  Sales, general and
     administrative.................    19,787       69,930      9,777           --            99,494
  Depreciation and amortization.....    10,095        8,438        405      534,673(A)        553,611
                                      --------    ---------   --------    ---------       -----------
     Total operating costs and
       expenses.....................    77,569       95,324     18,880      534,673           726,446
                                      --------    ---------   --------    ---------       -----------
Income (loss) from operations.......   (37,316)     (90,918)   (18,832)    (534,673)         (681,739)
Interest, net.......................     1,182        1,542        176           --             2,900
Dividends on preferred stock........        --     (139,281)        --           --          (139,281)
Accretion of redeemable warrants and
  preferred stock to redemption
  value.............................        --         (538)   (58,539)      58,539(C)           (538)
                                      --------    ---------   --------    ---------       -----------
Net loss applicable to common
  stockholders......................  $(36,134)   $(229,195)  $(77,195)   $(476,134)      $  (818,658)
                                      ========    =========   ========    =========       ===========
Basic and diluted net loss per
  common share......................  $  (0.55)   $  (17.78)  $ (40.66)                   $     (6.20)
                                      ========    =========   ========                    ===========
Weighted-average shares outstanding
  used in computing basic and
  diluted net loss per common
  share.............................    66,286       12,889      1,899                        132,131(B)
                                      ========    =========   ========                    ===========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED WITH WEBMD AND MEDCAST
                             FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the WebMD merger and the Medcast merger and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase price and its allocation, are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, tradenames, customer lists/relationships and technology. This allocation is subject to change pending the completion of the final analysis of the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 1999, have been calculated as if the merger occurred on June 30, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD and Medcast by exchanging 1.796 shares of Healtheon/WebMD common stock for each share of WebMD capital stock and 0.5483 shares of Healtheon/WebMD common stock for each share of Medcast common stock, after conversion of all preferred stock into common stock, and cash of $2.3 million for a total estimated purchase price of approximately $3,777.5 million. The purchase consideration consists of the issuance of an estimated 65.8 million shares of Healtheon/WebMD's common stock with a fair value of approximately $2,277.4 million, the assumption of options and warrants to purchase 49.4 million shares of Healtheon/WebMD's common stock with a fair value of approximately $1,432.0 million, cash payment to Medcast Series C preferred stockholders of $2.3 million and other related merger costs of approximately $65.7 million, consisting primarily of approximately $51.6 million in investment banking, legal, accounting and regulatory filing fees, and approximately $14.1 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger related costs.

     WebMD has requested approval from shareholders to modify the accelerating vesting provision on 1,607,838 options held by five WebMD employees. If the proposal is approved, these options will not accelerate upon the merger. This modification will not cause a remeasurement as it does not result in the renewal of the options or an extension of their period. These options have an average remaining vesting of 2.5 years.

     The exact exchange ratio for each class and series of Medcast capital stock is subject to variations based upon:

     - the average closing price of Healtheon common stock over the five days immediately preceding the day the merger closes

     - adjustments to the conversion ratios of outstanding Medcast Series A preferred stock described in the section entitled "Adjustments to preferred stock conversion ratios" on page 129

     - the purchase price adjustments described in the section entitled "Purchase price adjustments" on page 129

     - whether holders of options and warrants exercise or convert those securities prior to the merger

     These adjustments would not result in a material adjustment to the Medcast purchase price.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED WITH WEBMD AND MEDCAST
                       FINANCIAL INFORMATION (CONTINUED)

     Healtheon has requested waivers of acceleration provisions from holders of 352,103 Medcast options. If these waivers are obtained, such options will not accelerate upon the merger. These options have an average remaining vesting of approximately 2.5 years.

        The purchase price was determined as follows:

                                         WEBMD                         MEDCAST
                              ----------------------------   ---------------------------        TOTAL          AGGREGATE
                              EQUIVALENT      FAIR VALUE     EQUIVALENT     FAIR VALUE     HEALTHEON/WEBMD     FAIR VALUE
                                SHARES      (IN THOUSANDS)     SHARES     (IN THOUSANDS)       SHARES        (IN THOUSANDS)
                              -----------   --------------   ----------   --------------   ---------------   --------------
      Shares................   63,335,074     $2,183,872     2,509,654       $ 93,547         65,844,728       $2,277,419
      Stock options.........   14,441,692        439,324       188,452          5,004         14,630,144          444,328
      Warrants..............   34,763,473        987,686           548             16         34,764,021          987,702
                              -----------                    ---------                       -----------
             Total shares...  112,540,239                    2,698,654                       115,238,893
                              ===========                    =========                       ===========
      Cash..................                                                    2,332                               2,332
      Merger Costs..........                      51,200                       14,500                              65,700
                                              ----------                     --------                          ----------
                                              $3,662,082                     $115,399                          $3,777,481
                                              ==========                     ========                          ==========

         The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the days the mergers were announced, or the days the merger agreements were amended, which were September 7, 1999 for WebMD and October 6, 1999 for Medcast. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

         - Expected lives of one-half to 5 years

         - Expected volatility factor of 1.0

         - Risk-free interest rate of 4.5%

         - Expected dividend rate of 0%

     (2) Recognition of the excess purchase price of approximately $3,250.1 million over the fair value of net tangible assets acquired, has been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD and Medcast.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheet of WebMD as of the acquisition date.

     (5) To reflect the proceeds, net of offering costs, relating to investments in capital stock made or to be made by strategic partners prior to the consummation of the merger. The merger agreement requires that these investments be completed prior to the closing of the merger.

     (6) Healtheon will record a charge to net income available to common stockholders of $21.5 million in the period the merger is consummated related to the beneficial conversion feature for the shares to be issued to Microsoft. The impact of the beneficial conversion feature has been reflected in the pro forma balance sheet and will be reflected in the statement of operations upon consummation of the merger.

        In May and June of 1999, WebMD sold 456,896 shares of Series E preferred stock for approximately $250 million. Upon closing of the WebMD merger, 276,906 shares of Series E preferred stock will be sold for approximately $150 million.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED WITH WEBMD AND MEDCAST
                       FINANCIAL INFORMATION (CONTINUED)

     The adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998, assume the merger occurred as of January 1, 1999 and January 1, 1998, respectively, and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the merger. The goodwill and other intangible assets are being amortized over periods of approximately three years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share has been adjusted to reflect the issuance of 65.8 million shares of Healtheon's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD and Medcast assumed in the merger have not been included as their inclusion would be anti-dilutive.

     (C) To reflect the reversal of accretion on redeemable preferred stock, that is forfeited by redeemable preferred stockholders upon voting for and consummation of the Medcast merger.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                             AS OF JUNE 30, 1999
                                             ----------------------------------------------------
                                                                       PRO FORMA       PRO FORMA
                                             HEALTHEON     WEBMD      ADJUSTMENTS       COMBINED
                                             ---------    --------    -----------      ----------
Current assets:
  Cash, cash equivalents and short-term
     investments...........................  $  47,353    $237,835    $  135,000(5)    $  420,188
  Accounts receivable, net.................     11,623       3,976            --           15,599
  Current portion of prepaid software
     licenses, content, and services.......         --      77,306            --           77,306
  Other current assets.....................      2,466         577            --            3,043
                                             ---------    --------    ----------       ----------
          Total current assets.............     61,442     319,694       135,000          516,136
Property and equipment, net................     18,261       7,164            --           25,425
Prepaid software licenses, content and
  services, net of current portion.........         --     215,655            --          215,655
Goodwill and other intangible assets,
  net......................................     22,390      46,663     3,143,342(2)     3,165,732
                                                                         (46,663)(4)
Other assets...............................      5,935       2,272            --            8,207
                                             ---------    --------    ----------       ----------
          Total assets.....................  $ 108,028    $591,448    $3,231,679       $3,931,155
                                             =========    ========    ==========       ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................  $     890    $     --    $       --       $      890
  Accounts payable.........................      5,790      10,320            --           16,110
  Accrued liabilities......................     13,580       2,067        51,200(1)        66,847
  Current portion of lease obligations.....      2,229         325            --            2,554
  Deferred revenue.........................      1,157       3,961            --            5,118
                                             ---------    --------    ----------       ----------
          Total current liabilities........     23,646      16,673        51,200           91,519
Long term obligations......................      2,609         271            --            2,880
Redeemable warrants........................         --          --              (3)            --
Stockholders' equity:
  Preferred stock..........................         --     820,507      (820,507)(3)           --
  Common stock.............................          7     289,582             6(1)            13
                                                                        (289,582)(3)
  Paid in capital..........................    229,849          --     3,619,977(1)     4,006,303
                                                                         135,000(5)
                                                                          21,477(6)
  Deferred compensation....................     (8,521)       (841)          841(3)        (8,521)
  Retained earnings (accumulated
     deficit)..............................   (139,562)   (534,744)      534,744(3)      (161,039)
                                                                         (21,477)(6)
                                             ---------    --------    ----------       ----------
          Total stockholders' equity.......     81,773     574,504     3,180,479        3,836,756
                                             ---------    --------    ----------       ----------
          Total liabilities and
            stockholders' equity...........  $ 108,028    $591,448    $3,231,679       $3,931,155
                                             =========    ========    ==========       ==========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEAR ENDED DECEMBER 31, 1998
                               -------------------------------------------------------------------
                                                             WEBMD
                                           -----------------------------------------
                                                          PRO FORMA       PRO FORMA
                                                         ADJUSTMENTS      COMBINED      PRO FORMA        PRO FORMA
                               HEALTHEON   HISTORICAL        (I)             (I)       ADJUSTMENTS       COMBINED
                               ---------   ----------   --------------   -----------   -----------      -----------
Revenue......................  $ 48,838     $    408       $    878       $  1,286     $        --      $    50,124
Operating costs and expenses:
  Cost of operations.........    43,014           --             --             --              --           43,014
  Development and
    engineering..............    19,002        7,484          3,332         10,816              --           29,818
  Sales, general and
    administrative...........    23,095       13,862          5,350         19,212              --           42,307
  Depreciation and
    amortization.............    17,675        2,098         15,041         17,139       1,047,478(A)     1,082,292
                               --------     --------       --------       --------     -----------      -----------
    Total operating costs and
      expenses...............   102,786       23,444         23,723         47,167       1,047,478        1,197,431
                               --------     --------       --------       --------     -----------      -----------
Income (loss) from
  operations.................   (53,948)     (23,036)       (22,845)       (45,881)     (1,047,478)      (1,147,307)
Interest, net................       790         (139)          (422)          (561)             --              229
Dividends on preferred
  stock......................      (890)          --             --             --              --             (890)
Gain on disposal of
  discontinued operations,
  net........................        --        7,709             --          7,709              --            7,709
Extraordinary loss...........        --         (930)            --           (930)             --             (930)
Accretion of redeemable
  warrants to redemption
  value......................        --       (2,150)            --         (2,150)             --           (2,150)
                               --------     --------       --------       --------     -----------      -----------
Net loss applicable to common
  stockholders'..............  $(54,048)    $(18,546)      $(23,267)      $(41,813)    $(1,047,478)     $(1,143,339)
                               ========     ========       ========       ========     ===========      ===========
Basic and diluted net loss
  per common share...........  $  (1.54)    $  (1.52)                     $  (3.43)                     $    (11.63)
                               ========     ========                      ========                      ===========
Weighted-average shares
  outstanding used in
  computing basic and diluted
  net loss per common
  share......................    34,987       12,196                        12,196                           98,322(B)
                               ========     ========                      ========                      ===========

-------------------------
(i) Reflects the acquisitions by WebMD of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. in January, 1999, and all pro forma adjustments associated with these acquisitions. See page 176 for additional information.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH WEBMD
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       SIX MONTHS ENDED JUNE 30, 1999
                                            ----------------------------------------------------
                                                                       PRO FORMA      PRO FORMA
                                            HEALTHEON      WEBMD      ADJUSTMENTS     COMBINED
                                            ---------    ---------    -----------    -----------
Revenue...................................  $ 40,253     $   4,406    $        --    $    44,659
Operating costs and expenses:
  Cost of operations......................    33,432            --             --         33,432
  Development and engineering.............    14,255        16,956             --         31,211
  Sales, general and administrative.......    19,787        69,930             --         89,717
  Depreciation and amortization...........    10,095         8,438        516,886(A)     535,419
                                            --------     ---------    -----------    -----------
     Total operating costs and expenses...    77,569        95,324        516,886        689,779
                                            --------     ---------    -----------    -----------
Income (loss) from operations.............   (37,316)      (90,918)      (516,886)      (645,120)
Interest, net.............................     1,182         1,542             --          2,724
Dividends on preferred stock..............        --      (139,281)            --       (139,281)
Accretion of redeemable warrants to
  redemption value........................        --          (538)            --           (538)
                                            --------     ---------    -----------    -----------
Net loss applicable to common
  stockholders............................  $(36,134)    $(229,195)   $  (516,886)   $  (782,215)
                                            ========     =========    ===========    ===========
Basic and diluted net loss per common
  share...................................  $  (0.55)    $  (17.78)                  $     (6.03)
                                            ========     =========                   ===========
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share........................    66,286        12,889                       129,621(B)
                                            ========     =========                   ===========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED WITH WEBMD FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the WebMD merger and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase price and its allocation, are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, tradenames, customer lists/relationships and technology. This allocation is subject to change pending the completion of the final analysis of the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 1999, have been calculated as if the merger occurred on June 30, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of WebMD by exchanging 1.796 shares of Healtheon/WebMD common stock for each share of WebMD capital stock for a total estimated purchase price of approximately $3,662.1 million. The purchase consideration consists of the issuance of an estimated 63.3 million shares of Healtheon/WebMD's common stock with a fair value of approximately $2,183.9 million and the assumption of options and warrants to purchase
         49.2 million shares of Healtheon/WebMD's common stock with a fair value of approximately $1,427.0 million and other related merger costs of approximately $51.2 million, consisting primarily of approximately $42.1 million in investment banking, legal, accounting and regulatory filing fees, and approximately $9.1 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger related costs.

     WebMD has requested approval from shareholders to modify the accelerating vesting provision on 889,045 options held by five WebMD employees. If the proposal is approved these options will not accelerate upon the merger. This modification will not cause a measurement as it does not result in the renewal of the options or any extension of their period. These options have an average remaining vesting of 2.5 years.

     The purchase price was determined as follows:

                                                                TOTAL
                                                WEBMD      HEALTHEON/WEBMD     FAIR VALUE
                                                SHARES         SHARES        (IN THOUSANDS)
                                              ----------   ---------------   ---------------
Shares issued...............................  35,264,518      63,335,074       $2,183,872
Stock options assumed.......................   8,041,031      14,441,692          439,324
Warrants assumed............................  19,356,054      34,763,473          987,686
                                              ----------     -----------
          Total shares......................  62,661,603     112,540,239
                                              ==========     ===========
Merger costs................................                                       51,200
                                                                               ----------
                                                                               $3,662,082
                                                                               ==========

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
             COMBINED WITH WEBMD FINANCIAL INFORMATION (CONTINUED)

         The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the day the merger was announced, or the day the merger agreement was amended, which was September 7, 1999. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

         - Expected lives of one-half to 5 years

         - Expected volatility factor of 1.0

         - Risk-free interest rate of 4.5%

         - Expected dividend rate of 0%

         Due to the amendment of the Healtheon/WebMD merger agreement and the change in the exchange ratio on September 7, 1999, the purchase price for WebMD has been amended.

     (2) Recognition of the excess purchase price of approximately $3,143.3 million over the fair value of net tangible assets acquired, has been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of WebMD.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheet of WebMD as of the acquisition date.

     (5) To reflect the proceeds, net of offering costs, relating to investments in capital stock made or to be made by strategic partners prior to the consummation of the merger. The merger agreement requires that these investments be completed prior to the closing of the merger.

         In May and June of 1999, WebMD sold 456,896 shares of Series E preferred stock for approximately $250 million. Upon closing of the WebMD merger, 276,906 shares of Series E preferred stock will be sold for $150 million.

     (6) Healtheon will record a charge to net income available to common stockholders of $21.5 million in the period the merger is consummated related to the beneficial conversion feature for the shares to be issued to Microsoft. The impact of the beneficial conversion feature has been reflected in the pro forma balance sheet and will be reflected in the statement of operations upon consummation of the merger.

     The adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998, assume the merger occurred as of January 1, 1999 and January 1, 1998, respectively, and are as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the merger. The goodwill and other intangible assets are being amortized over periods of approximately three years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share has been adjusted to reflect the issuance of 63.3 million shares of Healtheon's common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of WebMD assumed in the merger have not been included as their inclusion would be anti-dilutive.

                               HEALTHEON/WEBMD CORPORATION

                         UNAUDITED PRO FORMA CONDENSED COMBINED
                                   WITH MEDE AMERICA
                                     BALANCE SHEET
                                     (IN THOUSANDS)

                                         ASSETS

                                                                      AS OF JUNE 30, 1999
                                                       --------------------------------------------------
                                                                      MEDE       PRO FORMA      PRO FORMA
                                                       HEALTHEON    AMERICA     ADJUSTMENTS     COMBINED
                                                       ---------    --------    -----------     ---------
Current assets:
  Cash, cash equivalents and short-term
     investments.....................................  $  47,353    $  4,119     $      --      $  51,472
  Accounts receivable, net...........................     11,623      15,966            --         27,589
  Current portion of prepaid software licenses,
     content, and services...........................         --          --            --             --
  Other current assets...............................      2,466       1,067            --          3,533
                                                       ---------    --------     ---------      ---------
     Total current assets............................     61,442      21,152            --         82,594
                                                                                        --
Property and equipment, net..........................     18,261       5,164            --         23,425
Prepaid software licenses, content, and services, net
  of current portion.................................         --          --            --             --
Goodwill and other intangible assets, net............     22,390      48,202       521,854(2)     544,244
                                                                                   (48,202)(4)
Other assets.........................................      5,935       4,191            --         10,126
                                                       ---------    --------     ---------      ---------
       Total assets..................................  $ 108,028    $ 78,709     $ 473,652      $ 660,389
                                                       =========    ========     =========      =========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable......................................  $     890    $     --     $      --      $     890
  Accounts payable...................................      5,790       2,640            --          8,430
  Accrued liabilities................................     13,580       6,957        23,800(1)      44,337
  Current portion of lease obligations...............      2,229         349            --          2,578
  Deferred revenue...................................      1,157          --            --          1,157
                                                       ---------    --------     ---------      ---------
     Total current liabilities.......................     23,646       9,946        23,800         57,392
Long term obligations................................      2,609       5,098            --          7,707
Stockholders' equity:
  Common stock.......................................          7         132             1(1)           8
                                                                                      (132)(3)
  Paid in capital....................................    229,849     116,343       513,516(1)     743,365
                                                                                  (116,343)(3)
  Deferred compensation..............................     (8,521)         --            --         (8,521)
  Retained earnings (accumulated deficit)............   (139,562)    (52,810)       52,810(3)    (139,562)
                                                       ---------    --------     ---------      ---------
     Total stockholders' equity......................     81,773      63,665       449,852        595,290
                                                       ---------    --------     ---------      ---------
       Total liabilities and stockholders' equity....  $ 108,028    $ 78,709     $ 473,652      $ 660,389
                                                       =========    ========     =========      =========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               WITH MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31, 1998
                                            ---------------------------------------------------------------------------------
                                                                      MEDE AMERICA
                                                        -----------------------------------------
                                                                       PRO FORMA       PRO FORMA
                                                                      ADJUSTMENTS      COMBINED      PRO FORMA      PRO FORMA
                                            HEALTHEON   HISTORICAL        (I)             (I)       ADJUSTMENTS     COMBINED
                                            ---------   ----------   --------------   -----------   -----------     ---------
Revenue...................................  $ 48,838     $48,180        $ 4,283         $52,463      $      --      $ 101,301
Operating costs and expenses:
  Cost of operations......................    43,014      18,426          1,493          19,919             --         62,933
  Development and engineering.............    19,002       4,346             --           4,346             --         23,348
  Sales, general and
    administrative........................    23,095      17,354          2,602          19,956             --         43,051
  Depreciation and amortization...........    17,675       7,832            941           8,773        124,781(A)     151,229
                                            --------     -------        -------         -------      ---------      ---------
         Total operating costs and
           expenses.......................   102,786      47,958          5,036          52,994        124,781        280,561
                                            --------     -------        -------         -------      ---------      ---------
Income (loss) from operations.............   (53,948)        222           (753)           (531)      (124,781)      (179,260)
Interest, net.............................       790      (4,417)          (834)         (5,251)            --         (4,461)
Dividends on preferred stock..............      (890)     (2,400)            --          (2,400)            --         (3,290)
                                            --------     -------        -------         -------      ---------      ---------
Net loss applicable to common
  stockholders............................  $(54,048)    $(6,595)       $(1,587)        $(8,182)     $(124,781)     $(187,011)
                                            ========     =======        =======         =======      =========      =========
Basic and diluted net loss per common
  share...................................  $  (1.54)    $ (1.16)                       $ (1.44)                    $   (4.28)
                                            ========     =======                        =======                     =========
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share........................    34,987       5,684                          5,684                        43,721(B)
                                            ========     =======                        =======                     =========

-------------------------
(i) Reflects the acquisition by MEDE AMERICA of Healthcare Interchange, Inc. at October 30, 1998, and all pro forma adjustments associated with this acquisition. See page 178 for additional information.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               WITH MEDE AMERICA
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        SIX MONTHS ENDED JUNE 30, 1999
                                              --------------------------------------------------
                                                            MEDE       PRO FORMA       PRO FORMA
                                              HEALTHEON    AMERICA    ADJUSTMENTS      COMBINED
                                              ---------    -------    -----------      ---------
Revenue...................................    $ 40,253     $30,233     $     --        $ 70,486
Operating costs and expenses:
  Cost of operations......................      33,432      10,926           --          44,358
  Development and engineering.............      14,255       2,095           --          16,350
  Sales, general and administrative.......      19,787      10,689           --          30,476
  Depreciation and amortization...........      10,095       4,686       61,556(A)       76,337
                                              --------     -------     --------        --------
          Total operating costs and
            expenses......................      77,569      28,396       61,556         167,521
                                              --------     -------     --------        --------
Income (loss) from operations.............     (37,316)      1,837      (61,556)        (97,035)
Interest, net.............................       1,182        (648)          --             534
Dividends on preferred stock..............          --        (244)          --            (244)
Extraordinary loss........................          --      (1,619)          --          (1,619)
                                              --------     -------     --------        --------
Net loss applicable to common
  stockholders............................    $(36,134)    $  (674)    $(61,556)       $(98,364)
                                              ========     =======     ========        ========
Basic and diluted net loss per common
  share...................................    $  (0.55)    $ (0.06)                    $  (1.31)
                                              ========     =======                     ========
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share........................      66,286      11,626                       75,020
                                              ========     =======                     ========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                COMBINED WITH MEDE AMERICA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information reflects the MEDE AMERICA merger and gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

     The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase price and its allocation are not final, it is anticipated that a portion of the purchase price will be allocated to assembled workforce, strategic relationships, contracts, trademarks, tradenames, customer lists/relationships and technology. This allocation is subject to change pending the completion of the final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 1999, have been calculated as if the merger occurred on June 30, 1999 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of MEDE AMERICA by exchanging 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock for a total estimated purchase price of approximately $537.3 million. The purchase consideration consists of the issuance of an estimated 8.7 million shares of Healtheon/WebMD's common stock with a fair value of approximately $451.4 million and the assumption of options and warrants to purchase 1.9 million shares of Healtheon/WebMD's common stock with a fair value of approximately $62.1 million and other related reorganization costs of approximately $23.8 million, consisting primarily of approximately $12.4 million in investment banking, legal, accounting and regulatory filing fees, and approximately $11.4 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger related costs.

     The purchase price was determined as follows:

                                                 MEDE           TOTAL
                                               AMERICA     HEALTHEON/WEBMD     FAIR VALUE
                                                SHARES         SHARES        (IN THOUSANDS)
                                              ----------   ---------------   --------------
Shares issued...............................  13,246,731      8,733,570         $451,389
Stock options assumed.......................     633,347      1,117,566           29,188
Warrants assumed............................   1,250,000        824,125           32,940
                                              ----------     ----------
          Total shares......................  15,130,078     10,675,261
                                              ==========     ==========
Merger costs................................                                      23,800
                                                                                --------
                                                                                $537,317
                                                                                ========

        The estimated fair value of the common stock to be issued is based on the average closing price of Healtheon's common stock on the five days prior and subsequent to the day the merger was announced, which was April 21, 1999. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - Expected lives of one-half to 2.5 years

        - Expected volatility factor of 1.0

        - Risk-free interest rate of 4.5%

        - Expected dividend rate of 0%

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
          COMBINED WITH MEDE AMERICA FINANCIAL INFORMATION (CONTINUED)

        The purchase price for MEDE AMERICA may be increased by 25% based upon the average closing price of Healtheon's stock for the 10 day period ending two days prior to the special meeting of MEDE AMERICA stockholders, if that lower average stock price is below $38.68.

        The preliminary purchase price for MEDE AMERICA excludes the impact of the options issued to MEDE AMERICA employees to purchase 700,000 shares of Healtheon common stock at the lower of $45.72 or the Healtheon stock price on the date of closing. On the date of the closing of the merger, any difference between the fair value of the shares at that date and the strike price of the awards will be treated as deferred compensation expense The preliminary value of these awards is approximately $12 million using a Black Scholes valuation model, assuming (i) a volatility of 1.0, (ii) a life of 2.5 years, (iii) an interest rate of 4.5% and a stock price on the date of valuation of $32.125.

     (2) Recognition of the excess purchase price of approximately $521.9 million over the fair value of net tangible assets acquired, has been recorded as goodwill and other intangible assets.

     (3) To reflect the elimination of the historical stockholders' equity accounts of MEDE AMERICA.

     (4) To reflect the elimination of goodwill and other intangible assets on the balance sheet of MEDE AMERICA as of the acquisition date.

     The adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998, assume the merger occurred as of January 1, 1999 and January 1, 1998, respectively, and as follows:

     (A) To reflect the amortization of goodwill and other intangible assets resulting from the merger. The goodwill and other intangible assets are being amortized over periods of approximately four years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (B) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 8.7 million shares of Healtheon common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of MEDE AMERICA assumed in the merger have not been included as their inclusion would be anti-dilutive.

                          HEALTHEON/WEBMD CORPORATION

WEBMD UNAUDITED PRO FORMA CONDENSED COMBINED WITH DIRECT MEDICAL KNOWLEDGE, INC.
            AND SAPIENT HEALTH NETWORK, INC. STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31, 1998
                              -----------------------------------------------------------------------------
                                                                                     SAPIENT
                                                                DIRECT MEDICAL       HEALTH
                                          DIRECT     SAPIENT       KNOWLEDGE         NETWORK
                                          MEDICAL     HEALTH       PRO FORMA        PRO FORMA     PRO FORMA
                               WEBMD     KNOWLEDGE   NETWORK      ADJUSTMENTS      ADJUSTMENTS    COMBINED
                              --------   ---------   --------   ---------------    -----------    ---------
Revenue.....................  $    408    $   338    $   540        $    --         $     --      $  1,286
Operating costs and
  expenses:
  Cost of operations........        --         --         --             --               --            --
  Development and
     engineering............     7,484      1,063      2,269             --               --        10,816
  Sales, general and
     administrative.........    13,862      1,800      3,550             --               --        19,212
  Depreciation and
     amortization...........     2,098        513        343          3,546(A)        10,639(A)     17,139
                              --------    -------    -------        -------         --------      --------
          Total operating
            costs and
            expenses........    23,444      3,376      6,162          3,546           10,639        47,167
                              --------    -------    -------        -------         --------      --------
Income (loss) from
  operations................   (23,036)    (3,038)    (5,622)        (3,546)         (10,639)      (45,881)
Interest, net...............      (139)         5       (427)            --               --          (561)
Gain on disposal of
  discontinued operations,
  net.......................     7,709         --         --             --               --         7,709
Extraordinary loss..........      (930)        --         --             --               --          (930)
Accretion of redeemable
  warrants to redemption
  value.....................    (2,150)        --         --             --               --        (2,150)
                              --------    -------    -------        -------         --------      --------
Net loss applicable to
  common stockholders.......  $(18,546)   $(3,033)   $(6,049)       $(3,546)        $(10,639)     $(41,813)
                              ========    =======    =======        =======         ========      ========
Basic and diluted net loss
  per common share..........  $  (1.52)                                                           $  (3.43)
                              ========                                                            ========
Weighted-average shares
  outstanding used in
  computing basic and
  diluted net loss per
  common share..............    12,196                                                              12,196(B)
                              ========                                                            ========

                          HEALTHEON/WEBMD CORPORATION

            NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED WITH
        DIRECT MEDICAL KNOWLEDGE, INC. AND SAPIENT HEALTH NETWORK, INC.
                 STATEMENT OF OPERATIONS FOR WEBMD CORPORATION

     The unaudited pro forma condensed combined statement of operations reflects WebMD's acquisitions of Direct Medical Knowledge, Inc. and Sapient Health Network, Inc. and gives effect to certain reclassifications to the historical financial statements to conform the presentation of the historical operations of the merged companies.

     In January 1999, WebMD acquired Direct Medical Knowledge in exchange for 494,018 shares of Series B preferred stock valued at $20 per share in a transaction accounted for as a purchase. WebMD recorded $13.6 million in goodwill and other intangible assets, which will be amortized over three years. WebMD also acquired Sapient Health Network for 1,619,190 shares of Series B Preferred Stock valued at $20 per share in a transaction accounted for as a purchase. WebMD recorded $38.3 million in goodwill and other intangible assets, which will be amortized over three years.

     The pro forma adjustments to the unaudited pro forma condensed combined statement of operations have been calculated as if the acquisition occurred on January 1, 1998 as described below:

          (A) Reflects a year of amortization of the excess of the purchase price over the fair value of net assets acquired which is being amortized over three years.

          (B) Basic and diluted net loss per common share has not been adjusted to reflect the issuance of WebMD's Series B preferred stock, nor does it reflect the stock options and warrants of Direct Medical Knowledge and Sapient Health Network assumed in the acquisitions as the inclusion of these securities would be anti-dilutive.

                          HEALTHEON/WEBMD CORPORATION

              MEDE AMERICA UNAUDITED PRO FORMA CONDENSED COMBINED
                       WITH HEALTHCARE INTERCHANGE, INC.
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     TWELVE MONTHS ENDED DECEMBER 31, 1998
                                            -------------------------------------------------------
                                             MEDE        HEALTHCARE       PRO FORMA       PRO FORMA
                                            AMERICA    INTERCHANGE(1)    ADJUSTMENTS      COMBINED
                                            -------    --------------    -----------      ---------
Revenue...................................  $48,180        $4,283          $    --         $52,463
Operating costs and expenses:
  Cost of operations......................   18,426         1,493               --          19,919
  Development and engineering.............    4,346            --               --           4,346
  Sales, general and administrative.......   17,354         2,602               --          19,956
  Depreciation and amortization...........    7,832           145              796(A)        8,773
                                            -------        ------          -------         -------
          Total operating costs and
            expenses......................   47,958         4,240              796          52,994
                                            -------        ------          -------         -------
Income (loss) from operations.............      222            43             (796)           (531)
Interest, net.............................   (4,417)         (226)            (608)(B)      (5,251)
Dividends on preferred stock..............   (2,400)           --               --          (2,400)
                                            -------        ------          -------         -------
Net loss applicable to common
  stockholders............................  $(6,595)       $ (183)         $(1,404)        $(8,182)
                                            =======        ======          =======         =======
Basic and diluted net loss per common
  share...................................  $ (1.16)                                       $ (1.44)
                                            =======                                        =======
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share........................    5,684                                          5,684
                                            =======                                        =======

---------------
(1) Reflects the historical results for the 10 months ended October 31, 1998.

                          HEALTHEON/WEBMD CORPORATION

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
           WITH HEALTHCARE INTERCHANGE, INC. STATEMENT OF OPERATIONS
                          FOR MEDE AMERICA CORPORATION

     The unaudited pro forma condensed combined statement of operations reflects MEDE AMERICA's acquisition of Healthcare Interchange, Inc. and gives effect to certain reclassifications to the historical financial statements to conform the presentation of the historical operations of the merged companies.

     MEDE AMERICA acquired the net assets of Healthcare Interchange, Inc. in exchange for $11.7 million in cash on October 30, 1998. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Healthcare Interchange have been included in the consolidated statement of operations commencing on the date of acquisition. The purchased intangibles of approximately $2.7 million were recorded and are being amortized on a straight-line basis over a useful life of five years. Goodwill of $8.2 million was recorded and is being amortized on a straight-line basis over a useful life of 20 years.

     The pro forma adjustments to the unaudited pro forma condensed combined statement of operations have been calculated as if the acquisition occurred on January 1, 1998 as described below:

          (A) Reflects amortization for 10 months of the excess of the purchase price over the fair value of net assets acquired which is being amortized over five years for intangibles and 20 years for goodwill.

          (B) Represents 10 months of interest expense on $11.7 million of borrowings under a credit facility used to fund the Healthcare Interchange acquisition at a composite interest rate of 6.22%.

               COMPARISON OF RIGHTS OF HOLDERS OF HEALTHEON/WEBMD
COMMON STOCK, WEBMD CAPITAL STOCK, MEDE AMERICA COMMON STOCK AND MEDCAST CAPITAL
                                     STOCK

     WebMD's articles of incorporation and bylaws and Georgia law currently govern the rights of stockholders of WebMD. After the completion of the WebMD merger, WebMD's common stockholders will become stockholders of Healtheon/WebMD. As a result, WebMD common stockholders' rights will be governed by Healtheon/WebMD's certificate of incorporation and bylaws. Furthermore, because Healtheon/WebMD is a Delaware corporation, after the WebMD merger the rights of WebMD common stockholders will be governed by Delaware law, rather than Georgia law.

     The rights of stockholders of MEDE AMERICA are currently governed by MEDE AMERICA's certificate of incorporation, which has been amended and restated, and MEDE AMERICA's bylaws. After the completion of the MEDE AMERICA merger, MEDE AMERICA stockholders will become stockholders of Healtheon/WebMD. Because MEDE AMERICA and Healtheon/WebMD are both Delaware corporations, after the MEDE AMERICA merger the rights of MEDE AMERICA stockholders will continue to be governed by Delaware law.

     The rights of stockholders of Medcast are currently governed by Medcast's certificate of incorporation, which has been amended, and Medcast's bylaws. After the completion of the Medcast merger, Medcast stockholders will become stockholders of Healtheon/WebMD. Because Medcast and Healtheon/WebMD are both Delaware corporations, after the Medcast merger the rights of Medcast stockholders will continue to be governed by Delaware law.

     The rights of stockholders of Healtheon/WebMD will be governed by Healtheon/WebMD's certificate of incorporation, Healtheon/WebMD's bylaws and Delaware law. The following chart summarizes certain differences among the rights of the stockholders of the four companies under their certificates of incorporation, bylaws and laws of their states of incorporation.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Common stock                       One class is issued and            Five classes are issued and
                                   outstanding. Holders are entitled  outstanding. The terms of the
                                   to one vote per share.             common stock are described below
                                                                      this table.

Preferred stock                    The Healtheon/WebMD certificate    The WebMD articles of
                                   of incorporation authorizes the    incorporation authorized for
                                   board of directors to issue        issuance 10,000,000 shares of
                                   shares of preferred stock in one   preferred stock. WebMD currently
                                   or more series and to fix the      has 9,172,000 shares of preferred
                                   designations, preferences, powers  stock designated in series. The
                                   and rights of the shares to be     terms of the preferred stock are
                                   included in each series. The       described below this table.
                                   Healtheon/WebMD certificate of
                                   incorporation reserves for
                                   issuance 5,000,000 shares of
                                   preferred stock.

Special meeting of stockholders    Under Delaware law, a special      Under Georgia law, a special
                                   meeting of stockholders may be     meeting of stockholders may be
                                   called by the board of directors   called by the board of directors
                                   or any other person authorized to  or any other person authorized to
                                   do so in the certificate of        do so in the articles of
                                   incorporation or the bylaws.       incorporation or the bylaws. In
                                   Healtheon/WebMD's bylaws           addition, Georgia law provides
                                   authorize the board of directors,  that a special meeting of
                                   the president of Healtheon/        stockholders may also be called
                                   WebMD, or one or more              by the holders of at least 25%,
                                   stockholders holding shares in     or such greater or lesser
                                   the aggregate entitled to cast no  percentages as the articles of
                                   less than 10% of the votes at      incorporation or bylaws provide,
                                   that meeting to call a special     of all votes entitled to be cast
                                   meeting of stockholders.           on any issue proposed to be
                                                                      considered at a special meeting.
                                                                      WebMD's bylaws allow the WebMD
                                                                      board of directors, the chairman
                                                                      of the board, the chief executive
                                                                      officer of WebMD, or the holders
                                                                      of shares representing at least a
                                                                      majority of the votes entitled to
                                                                      be cast on each issue presented
                                                                      at such meeting to call a meeting
                                                                      of stockholders or any class or
                                                                      series of stockholders.

Action by written consent lieu of  Under Delaware law, stockholders   Under Georgia law, stockholders
a stockholders' meeting            may take action by written         may take action by written
                                   consent in lieu of voting at a     consent in lieu of voting at a
                                   stockholders meeting. Delaware     stockholders meeting. Under
                                   law permits a corporation,         Georgia law, all actions taken by
                                   pursuant to a provision in such    written consent must be unanimous
                                   corporation's certificate of       unless the articles of
                                   incorporation, to eliminate the    incorporation provide otherwise.
                                   ability of stockholders to act by  WebMD's articles provide that all
                                   written consent.                   actions by stockholders shall be
                                   Healtheon/WebMD's certificate of   taken at a meeting of the
                                   incorporation eliminates the       stockholders.
                                   ability of stockholders to act by
                                   written consent.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Common stock                       One class is issued and            One class is issued and
                                   outstanding. Holders are entitled  outstanding. Holders are entitled
                                   to one vote per share.             to one vote per share.
Preferred stock                    The MEDE AMERICA certificate of    The Medcast certificate of
                                   incorporation authorizes the       incorporation authorized for
                                   board of directors to issue        issuance 10,000,000 shares of
                                   shares of preferred stock in one   preferred stock. Medcast
                                   or more series and to fix the      currently has 2,522,809 shares of
                                   designations, preferences, powers  preferred stock designated in
                                   and rights of the shares to be     series. The terms of the
                                   included in each series. The MEDE  preferred stock are described
                                   AMERICA certificate of             below this table.
                                   incorporation reserves for
                                   issuance 5,000,000 shares of
                                   preferred stock.
Special meeting of stockholders    See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading. MEDE   "Healtheon/ WebMD" heading.
                                   AMERICA's bylaws authorize the     Special meetings of Medcast may
                                   chairman of the board of           be called by Medcast's board of
                                   directors, the president of MEDE   directors or by written request
                                   AMERICA or a majority of MEDE      of the holders of a majority of
                                   AMERICA's directors to call a      the voting power of Medcast's
                                   special meeting of stockholders.   outstanding capital stock.
Action by written consent lieu of  See the description of Delaware    See the description of Delaware
a stockholders' meeting            law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading. MEDE   "Healtheon/ WebMD" heading.
                                   AMERICA stockholders may take      Medcast stockholders may take
                                   action without a meeting by        action without a meeting by
                                   written consent of the holders of  written consent of the holders of
                                   outstanding stock having the       outstanding stock having the
                                   number of votes that would be      number of votes that would be
                                   necessary to take such an action   necessary to take such an action
                                   at a meeting at which all shares   at a meeting at which all shares
                                   entitled to vote were present and  entitled to vote were present and
                                   voted.                             voted.

                                            HEALTHEON/WEBMD                           WEBMD
                                            ---------------                           -----
                                              (DELAWARE)                            (GEORGIA)
Voting by written ballot           Under Delaware law, the right to      Georgia law does not contain a
                                   vote by written ballot may be         provision regarding voting by
                                   restricted if so provided in the      written ballot and the WebMD
                                   certificate of incorporation.         articles and bylaws do not
                                   Healtheon/WebMD's certificate of      specify any rules for accepting
                                   incorporation and bylaws do not       voice or ballot votes.
                                   restrict the right to vote by
                                   ballot.

Record date for determining        The Healtheon/WebMD bylaws            The WebMD bylaws provide that the
stockholders                       provide that the board of             board of directors may fix a
                                   directors may fix a record date       record date that:
                                   that:                                 - in the case of determination of
                                                                           the stockholders entitled to vote
                                   - in the case of determination of       at any meeting of stockholders
                                     the stockholders entitled to vote     or adjournment of any meeting,
                                     at any meeting of stockholders        shall not be more than 70 days,
                                     or adjournment of any meeting,        nor less than 10 days before
                                     shall not be more than 60 days,       the date of the meeting
                                     nor less than 10 days before
                                     the date of the meeting             - in the case of any other
                                                                           action, shall not be more than 70
                                   - in the case of any other              days prior to such other action
                                     action, shall not be more than 60
                                     days prior to such other action     Furthermore, the bylaws provide
                                                                         that if the board of directors
                                   Furthermore, the bylaws provide       does not fix a record date in the
                                   that if the board of directors        manner described above, then:
                                   does not fix a record date in the
                                   manner described above, then:         - the record date for determining
                                                                           stockholders entitled to notice
                                   - the record date for determining       of or to vote at a meeting of
                                     stockholders entitled to notice       stockholders shall be at the
                                     of or to vote at a meeting of         close of business on the day
                                     stockholders shall be at the          next preceding the day on which
                                     close of business on the day          notice is given, or, if notice
                                     next preceding the day on which       is waived, at the close of
                                     notice is given, or, if notice        business on the day next
                                     is waived, at the close of            preceding the day on which the
                                     business on the day next              meeting is held
                                     preceding the day on which the
                                     meeting is held                     - the record date for determining
                                                                           stockholders for any other
                                   - the record date for determining       purpose shall be at the close
                                     stockholders for any other            of business on the same day on
                                     purpose shall be at the close         which the board of directors
                                     of business on the same day on        adopts the related resolution.
                                     which the board of directors
                                     adopts the related resolution.

                                             MEDE AMERICA                             MEDCAST
                                             ------------                             -------
                                              (DELAWARE)                            (DELAWARE)
Voting by written ballot           See the description of Delaware       See the description of Delaware
                                   law contained under the               law contained under the
                                   "Healtheon/ WebMD" heading. MEDE      "Healtheon/ WebMD" heading.
                                   AMERICA's bylaws provide that a       Medcast's bylaws provide that a
                                   vote at a stockholders' meeting       vote at a stockholders' meeting
                                   need not be by written ballot         need not be by written ballot
                                   unless so demanded by a               unless so demanded by a
                                   stockholder present in person or      stockholder present in person or
                                   by proxy at the meeting, or if so     by proxy at the meeting, or if so
                                   directed by the chairman of the       directed by Medcast's board of
                                   meeting.                              directors.

Record date for determining        The MEDE AMERICA bylaws provide       The Medcast bylaws provide that
stockholders                       that the board of directors may       the board of directors may fix a
                                   fix a record date that:               record date that:

                                   - in the case of determination of     - in the case of determination of
                                     the stockholders entitled to vote     the stockholders entitled to vote
                                     at any meeting of stockholders        at any meeting of stockholders
                                     or adjournment of any meeting,        or adjournment of any meeting,
                                     shall not be more than 60 days,       shall not be more than 60 days,
                                     nor less than 10 days before          nor less than 10 days before
                                     the date of the meeting               the date of the meeting

                                   - in the case of any other            - in the case of any other
                                     action, shall not be more than 60     action, shall not be more than 60
                                     days prior to such other              days prior to such other action
                                     action.
                                                                          Furthermore, the bylaws provide
                                   Furthermore, the bylaws provide         that if the Medcast board of
                                   that if the board of directors          directors does not fix a record
                                   does not fix a record date in the       date in the manner described
                                   manner described above, then:           above, then the record date for
                                                                           determining stockholders for
                                   - the record date for determining       any other purpose will be at
                                     stockholders entitled to notice       the close of business on the
                                     of or to vote at a meeting of         same day on which the board of
                                     stockholders shall be at the          directors adopts the related
                                     close of business on the day          resolution.
                                     next preceding the day on which
                                     notice is given, or, if notice
                                     is waived, at the close of
                                     business on the day next
                                     preceding the day on which the
                                     meeting is held

                                   - the record date for determining
                                     stockholders for any other
                                     purpose shall be at the close
                                     of business on the same day on
                                     which the board of directors
                                     adopts the related resolution.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Advance notice provisions for      The Healtheon/WebMD bylaws         The WebMD bylaws provide that if
board nomination and other         require that nominations of        the board of directors does not
stockholder business -- annual     persons for election to the board  fix a record date in the manner
meetings                           of directors and the proposal of   described above, then:
                                   business to be considered at any
                                   meeting of stockholders must be    - the record date for determining
                                   made by:                             stockholders entitled to notice
                                                                        of or to vote at a meeting of
                                   - the corporation's notice of        stockholders shall be the date on
                                     meeting,                           which notice of a stockholders'
                                                                        meeting is mailed
                                   - the board of directors, or
                                                                      - the record date for determining
                                   - a stockholder who gives proper     stockholders entitled to
                                     notice.                            receive dividends shall be the
                                                                        date on which the board of
                                   Assuming Healtheon proposal 3 is     directors adopts a resolution
                                   approved, if made by a               declaring a dividend
                                   stockholder, the proposal or
                                   nomination must be made by         - the record date for determining
                                   advance written notice given to      stockholders for any other
                                   Healtheon/WebMD between 60 and 90    purpose shall be the date on
                                   days prior to the meeting of         which the action is taken that
                                   stockholders.                        requires a determination notice
                                                                        of a proposal or nomination
                                                                        must be delivered not earlier
                                                                        than the close of business on
                                                                        the seventh day following the
                                                                        day on which the notice of the
                                                                        meeting is mailed.

                                                                      The bylaws require that
                                                                      nominations of persons for
                                                                      election to the board of
                                                                      directors and the proposal of
                                                                      business to be considered at an
                                                                      annual meeting of stockholders
                                                                      must be made by the board of
                                                                      directors, the chairman of board,
                                                                      the Chief Operating Officer or by
                                                                      a stockholder who gives proper
                                                                      notice. If made by a stockholder,
                                                                      the proposal or nomination must
                                                                      be made by advance written notice
                                                                      given to WebMD between 60 and 90
                                                                      days prior to the first
                                                                      anniversary of the preceding
                                                                      year's annual meeting of
                                                                      stockholders.

Advance notice provisions for      The Healtheon/WebMD bylaws         The WebMD bylaws provide that, at
board nomination and other         provide for the same requirements  special meetings of stockholders,
stockholder business -- special    for raising business at special    the only business that can be
meetings                           meetings of stockholders as for    conducted will be the items of
                                   raising business at annual         business set forth in the notice
                                   meetings.                          of the special meeting.

Number of directors                The Healtheon/WebMD bylaws         The WebMD bylaws provide that the
                                   provide that the board of          board of directors shall consist
                                   directors shall consist of not     of not more than 15 directors.
                                   fewer than six and not more than
                                   11 directors.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Advance notice provisions for      The MEDE AMERICA bylaws require    The Medcast bylaws do not contain
board nomination and other         that nominations of persons for    advance notice provisions for
stockholder business -- annual     election to the board of           nominations for election to the
meetings                           directors and the proposal of      board of directors.
                                   business to be considered at an
                                   annual meeting of stockholders
                                   must be made by the board of
                                   directors or the chairman of the
                                   meeting or by a stockholder who
                                   gives proper notice. If made by a
                                   stockholder, the proposal or
                                   nomination must be made by
                                   advance written notice given to
                                   MEDE AMERICA between 60 and 90
                                   days prior to the first
                                   anniversary of the preceding
                                   year's annual meeting of
                                   stockholders.

Advance notice provisions for      The MEDE AMERICA bylaws provide    The Medcast bylaws do not contain
board nomination and other         that, at special meetings of       advance notice provisions for
stockholder business -- special    stockholders, the only business    stockholder business at special
meetings                           that can be conducted will be the  meetings.
                                   items of business set forth in
                                   the notice of the special
                                   meeting.

Number of directors                The MEDE AMERICA bylaws provide    The Medcast bylaws provide that
                                   that the board of directors shall  the board of directors will
                                   consist of not fewer than three    consist of one or more members.
                                   and not more than 11 directors.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Classified board of directors      Delaware law provides that a       Georgia law each provide that a
                                   corporation's board of directors   corporation's board of directors
                                   may be divided into various        may be divided into various
                                   classes with staggered terms of    classes with staggered terms of
                                   office. The board of directors of  office. The board of directors of
                                   Healtheon/WebMD is divided into    WebMD is divided into three
                                   three classes, as nearly equal in  classes, as nearly equal in size
                                   size as possible, with one class   as possible, with one class being
                                   being elected annually.            elected annually. WebMD directors
                                   Healtheon/WebMD directors are      are elected to a term of three
                                   elected to a term of three years   years and until their successors
                                   and until their successors are     are elected and qualified.
                                   elected and qualified.

Removal of directors               Assuming Healtheon proposal 3 is   Under Georgia law, if a director
                                   approved, under Delaware law,      is elected by a voting group,
                                   except as otherwise provided in    only the stockholders of that
                                   the corporation's certificate of   voting group may participate in
                                   incorporation, a director of a     the vote to remove such director.
                                   corporation that has a classified  Under Georgia law, except as board of directors may be removed  otherwise provided in the
                                   only with cause. In addition,      corporation's articles of
                                   under Delaware law, when a         incorporation, a director of a
                                   corporation's certificate of       corporation that has a classified
                                   incorporation provides that        board of directors may be removed
                                   holders of a series or class,      only with cause. The WebMD bylaws
                                   voting as a class or series, are   provide that any director, or the
                                   entitled to elect one or more      entire WebMD board of directors,
                                   directors, then any director may   may be removed with cause by the
                                   be removed, without cause, only    stockholders, provided that
                                   by the applicable vote of holders  directors elected by a particular
                                   of shares of that class or         voting group may be removed only
                                   series. The Healtheon/WebMD        by the stockholders in that
                                   bylaws provide that any director   voting group. WebMD's bylaws do
                                   or the entire board of directors   not allow directors to be removed
                                   may be removed, with cause, by     without cause.
                                   the holders of a majority of the
                                   shares then entitled to vote at
                                   an election of directors.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Classified board of directors      See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading. MEDE   "Healtheon/ WebMD" heading.
                                   AMERICA's directors are not        Medcast's directors are not
                                   divided into classes. MEDE         divided into classes.
                                   AMERICA's directors are all
                                   elected each year to a term of
                                   one year. At an annual meeting in
                                   which a quorum is present, the
                                   persons receiving a plurality of
                                   the votes cast are elected as the
                                   directors.
Removal of directors               See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/WebMD" heading. The     "Healtheon/WebMD" heading. The
                                   MEDE AMERICA bylaws provide that   Medcast bylaws provide that any
                                   any director or the entire board   director or the entire board of
                                   of directors may be removed, with  directors may be removed, with or without cause, by an action by  cause, by the holders of a
                                   the holders of a majority of the   majority of the shares then
                                   shares present in person or by     entitled to vote at an election
                                   proxy at a stockholders' meeting   of directors.
                                   and entitled to vote or by proper
                                   written consent of the
                                   stockholders.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Board of director vacancies        Under Delaware law, vacancies and  Under Georgia law, unless the
                                   newly created directorships may    articles of incorporation or a
                                   be filled by a majority of the     bylaw adopted by the stockholders
                                   directors then in office, even     provides otherwise, vacancies and
                                   though less than a quorum, unless  newly created directorships maybe
                                   otherwise provided in the          filled by the stockholders, by
                                   certificate of incorporation or    the board of directors, or by a
                                   bylaws, and unless the             majority of the directors
                                   certificate of incorporation       remaining in office if such
                                   directs that a particular class    directors constitute less than a
                                   of stock is to elect such          quorum, unless the director was
                                   director, in which case any other  elected by a voting group, in
                                   directors elected by such class,   which case the stockholders of
                                   or a sole remaining director so    such voting group or the
                                   elected, may fill such vacancy.    remaining directors elected by
                                   The Healtheon/WebMD bylaws         such voting group may fill such
                                   provide that vacancies on the      vacancy. WebMD's bylaws provided
                                   board of directors may only be     that a vacancy may be filled by
                                   filled by the vote of the          the affirmative vote of a
                                   majority of directors remaining    majority of the remaining
                                   in office.                         directors, provided that if the
                                                                      vacant office was held by a
                                                                      director elected by a particular
                                                                      voting group, only the holder of
                                                                      shares of such voting group or
                                                                      the remaining directors elected
                                                                      by such voting group may fill the
                                                                      vacancy, provided further that if
                                                                      there is no remaining director
                                                                      elected by such voting group, the
                                                                      other remaining directors may
                                                                      fill the vacancy during an
                                                                      interim period before the
                                                                      stockholders of the applicable
                                                                      voting group act to fill the
                                                                      vacancy.

Notice of special meetings of the  The Healtheon/WebMD bylaws         The WebMD bylaws provide that
board of directors                 provide that the Chief Executive   special meetings may be called by
                                   Officer may call special meetings  the chairman of the board, the
                                   of the board of directors upon     Chief Operating Officer or by a
                                   three days notice of the meeting.  majority of the directors upon
                                   The president or secretary may     one day's notice of the meeting.
                                   call special meetings upon the
                                   written request of two directors
                                   and upon three days notice of the
                                   meeting.

Approval of loans to officers      The Healtheon/WebMD bylaws         The WebMD bylaws do not
                                   provide that Healtheon may lend    specifically address loans to
                                   money to or otherwise assist any   officers or employees.
                                   officer or other employee
                                   whenever the directors judge such
                                   a loan or assistance reasonably
                                   to be expected to benefit the
                                   corporation.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Board of director vacancies        See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/WebMD" heading. The     "Healtheon/WebMD" heading. The
                                   MEDE AMERICA bylaws provide that   Medcast bylaws provide that
                                   vacancies on the board of          vacancies on the board of
                                   directors resulting from death,    directors may be filled by the
                                   resignation or removal shall only  vote of the majority of directors
                                   be filled by the vote of a         remaining in office.
                                   majority of the directors
                                   remaining in office. Newly
                                   created directorships created by
                                   any increase in the number of
                                   directors shall be filled by the
                                   board of directors, or if not
                                   filled by the board of directors,
                                   by the stockholders at the next
                                   annual meeting of at a special
                                   meeting called for that purpose.
Notice of special meetings of the  The MEDE AMERICA bylaws provide    The Medcast bylaws provide that
board of directors                 that special meetings may be       special meetings may be called by
                                   called by the Chairman of the      the chairman of the board, the
                                   board, the President or by a       secretary or by the written
                                   majority of the directors. Notice  request of two or more directors.
                                   of such a meeting must be mailed   Notice of such a meeting must be
                                   at least five days before the      mailed at least 72 hours before
                                   date of the meeting, or delivered  the time of the meeting, or
                                   by telephone, telegraph, cable,    delivered by telephone, telecopy
                                   radio or wireless no later than    or personal service no later than
                                   one day before the date of the     24 hours before the time of the
                                   meeting.                           meeting.
Approval of loans to officers      The MEDE AMERICA bylaws do not     The Medcast bylaws do not
                                   specifically address loans to      specifically address loans to
                                   officers or employees.             officers or employees.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Indemnification                    The Healtheon/WebMD certificate    The WebMD bylaws provide that the
                                   of incorporation and bylaws        corporation may pay all expenses
                                   provides that the directors and    incurred by a director or officer
                                   officers shall be indemnified to   in defending any proceeding
                                   the fullest extent authorized      within the scope of the
                                   bylaw against any action,          indemnification provisions. The
                                   proceeding or suit brought         WebMD bylaws provide that payment
                                   against such a person by reason    of expenses in advance of the
                                   of the fact that he or she is or   final disposition of an action
                                   was a director or officer of the   shall be authorized by the board
                                   corporation or serves or served    of directors in some
                                   at any other enterprise as at the  circumstances and may be
                                   request of the corporation. The    authorized by the board of
                                   Healtheon/WebMD bylaws provide     directors in other circumstances
                                   that the corporation may pay all   upon receipt of an affirmation by
                                   expenses incurred by a director    the director or officer that he
                                   or officer in defending any        or she has met the applicable
                                   proceeding within the scope of     standard of conduct.
                                   the indemnification provisions.

Limitations on liability           The Healtheon/WebMD certificate    The WebMD articles of
                                   of incorporation limits or         incorporation eliminate a
                                   eliminates, to the fullest extent  director's personal liability for
                                   permitted by Delaware law, the     monetary damages to WebMD or any
                                   personal liability of a director   of its stockholders for any
                                   to Healtheon/WebMD or its          breach of duties of such
                                   stockholders for monetary damages  position, except that such for breach of fiduciary duty as a  liability is not eliminated for:
                                   director. Under Delaware law,
                                   such provision may not eliminate   - any appropriation, in violation
                                   or limit director monetary          of such director's duties, of any
                                   liability for:                       business opportunity of WebMD
                                   - breaches of the director's duty  - acts or omission which involve
                                     of loyalty to the corporation      intentional misconduct or a
                                     or its stockholders                knowing violation of law
                                   - acts or omissions not in good    - liability for unlawful
                                     faith involving intentional        distributions
                                     misconduct or knowing
                                     violations of law                - any transaction from which the
                                                                        director received an improper
                                   - the payment of unlawful            personal benefit.
                                     dividends or unlawful stock
                                     repurchases or redemptions, or   WebMD's articles of incorporation
                                                                      provide that if at any time
                                   - transaction in which the         Georgia law is amended to further
                                     director received an improper    eliminate or limit the liability
                                     personal benefit.                of a director, then the liability
                                                                      of each director of WebMD shall
                                                                      be eliminated or limited to the
                                                                      fullest extent permitted thereby.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Indemnification                    The MEDE AMERICA certificate of    The Medcast bylaws provide that
                                   incorporation and bylaws provide   its directors and officers will
                                   that the directors and officers    be indemnified to the fullest
                                   shall be indemnified to the        extent authorized by law against
                                   fullest extent authorized bylaw    any action, proceeding or suit
                                   against any action, proceeding or  brought against such a person by
                                   suit brought against such a        reason of the fact that he or she
                                   person by reason of the fact that  is or was a director or officer he or she is or was a director or  of the corporation or serves or
                                   officer of the corporation or      served at any other enterprise as
                                   serves or served at any other      at the request of the
                                   enterprise as at the request of    corporation. The Medcast bylaws
                                   the corporation. The MEDE AMERICA  provide that the corporation may
                                   bylaws provide that the            further pay all expenses incurred
                                   corporation may pay all expenses   by a director or officer in
                                   incurred by a director or officer  defending any proceeding within
                                   in defending any proceeding        the scope of the indemnification
                                   within the scope of the            provisions. The Medcast bylaws
                                   indemnification provisions. The    also provide that payment of
                                   MEDE AMERICA bylaws provide that   expenses in advance of the final
                                   payment of expenses in advance of  disposition of an action may be
                                   the final disposition of an        authorized by the board of
                                   action may be authorized by the    directors upon receipt of an
                                   board of directors upon receipt    undertaking by the director or
                                   of an undertaking by the director  officer to repay the amount
                                   or officer to repay the amount     unless it is determined that he
                                   unless it is determined that he    or she is entitled to be
                                   or she is entitled to be           indemnified by the corporation.
                                   indemnified by the corporation.
Limitations on liability           The MEDE AMERICA certificate of    The Medcast certificate of
                                   incorporation provides that no     incorporation provides that no
                                   director shall be personally       director will be personally
                                   liable to the corporation or any   liable to the corporation or any
                                   of its stockholders for monetary   of its stockholders for monetary
                                   damages for breach of the          damages for breach of the
                                   director's fiduciary duty. The     director's fiduciary duty. The
                                   MEDE AMERICA certificate of        Medcast certificate of
                                   incorporation does not limit       incorporation does not limit
                                   liability:                         liability:
                                   - for a director's breach of his   - for a director's breach of his
                                     or her duty of loyalty to the      or her duty of loyalty to the
                                     corporation or its stockholders    corporation or its stockholders
                                   - for acts or omissions not in     - for acts or omissions not in
                                     good faith or which involve        good faith or which involve
                                     intentional misconduct or a        intentional misconduct or a
                                     knowing violation of the law       knowing violation of the law
                                   - under Section 174 of the DGCL,   - under Section 174 of Delaware
                                     or                                 law, or
                                   - for any transaction from which   - for any transaction from which
                                     the director derived an            the director derived an
                                     improper personal benefit.         improper personal benefit.

                                                                      The Medcast certificate of
                                                                      incorporation limits liability of
                                                                      the directors to the fullest
                                                                      extent permitted by Delaware law.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Stockholder approval of certain    Under Delaware law, "business      Under Georgia law, "business
business combinations              combinations" by corporations      combinations" by corporations
                                   with "interested stockholders"     with "interested stockholders"
                                   are subject to a moratorium of     are subject to a moratorium of
                                   three or five years,               three or five years,
                                   respectively, unless specified     respectively, unless specified
                                   conditions are met. The            conditions are met. The
                                   prohibited transactions include,   prohibited transactions include a
                                   a merger with, disposition of      merger with, disposition of
                                   assets to, or the issuance of      assets to, or the issuance of
                                   stock to, the interested           stock to, the interested
                                   stockholder, or certain            stockholder, or certain
                                   transactions that have the effect  transactions that have the effect
                                   of increasing the proportionate    of increasing the proportionate
                                   share of the outstanding           share of the outstanding
                                   securities held by the interested  securities held by the interested
                                   stockholder. Under Delaware law,   stockholder. Under Georgia law,
                                   an interested stockholder may      an interested stockholder may
                                   avoid the prohibition against      avoid the prohibition against
                                   effecting certain significant      effecting certain significant
                                   transactions with the corporation  transactions with the corporation
                                   if the board of directors, prior   if the board of directors, prior
                                   to the time such stockholder       to the time such stockholder
                                   becomes an interested              becomes an interested stockholder
                                   stockholder, approves such         approves such transaction or the
                                   transaction or the transaction by  transaction by which such which such stockholder becomes an  stockholder becomes an interested
                                   interested stockholder or if at    stockholder. The similar
                                   or subsequent to such time the     provisions of Georgia law do not
                                   board of directors and the         apply to a Georgia corporation
                                   stockholders approve such          unless it has affirmatively
                                   transaction. These provisions of   elected in its bylaws to be
                                   Delaware law apply to a Delaware   governed by them. The WebMD
                                   corporation unless the             bylaws do not currently contain a
                                   corporation "opts out" of the      provision electing to be governed
                                   provisions in its certificate of   by the similar provisions of
                                   incorporation or bylaws.           Georgia law. Georgia law also
                                   Healtheon/WebMD has not opted out  contains a provision concerning
                                   of these provisions in its         "fair price requirements" which
                                   certificate of incorporation or    if elected by a Georgia
                                   bylaws and consequently is         corporation in its bylaws imposes
                                   subject to these provisions.       certain requirements on "business
                                                                      combinations" of a Georgia
                                                                      corporation with any person who
                                                                      is an "interested stockholder" of
                                                                      that corporation. The WebMD
                                                                      bylaws do not presently contain a
                                                                      provision electing to be governed
                                                                      by the fair price requirements.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Stockholder approval of certain    See the description of Delaware    See the description of Delaware
business combinations              law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading. MEDE   "Healtheon/ WebMD" heading.
                                   AMERICA has not opted out of the   Medcast has not opted out of the
                                   provisions of Delaware law in its  provisions of Delaware law in its
                                   certificate of incorporation or    certificate of incorporation or
                                   bylaws and consequently is         bylaws and consequently is
                                   subject to these provisions.       subject to these provisions.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Par value, dividends and           The concepts of par value,         Georgia law dispenses with the
repurchases of shares              capital and surplus are retained   concept of par value of shares
                                   under Delaware law. Delaware law   for most purposes as well as
                                   permits a corporation to declare   statutory definitions of capital,
                                   and pay dividends out of surplus   surplus and the like. Under
                                   or, if there is no surplus, out    Georgia law, a corporation may
                                   of the net profits for the fiscal  make distributions to its
                                   year in which the dividend is      stockholders subject to any
                                   declared and/or for the preceding  restrictions imposed in the fiscal year as long as the amount  corporation's articles of
                                   of capital of the corporation      incorporation, except that no
                                   following the declaration and      distribution may be made if as a
                                   payment of the dividend is not     result the corporation would not
                                   less than the aggregate amount of  be able to pay its debts as they
                                   the capital represented by the     become due in the usual course of
                                   issued and outstanding stock of    business or its total assets
                                   all classes having a preference    would be less than the sum of its
                                   upon the distribution of assets.   total liabilities plus the amount
                                   In addition, Delaware law          that would be needed, if the
                                   generally provides that a          corporation were to be dissolved
                                   corporation may redeem or          at the time of the distribution,
                                   repurchase its shares only if      to satisfy the preferential
                                   such redemption or repurchase      rights upon dissolution of
                                   would not impair the capital of    stockholders whose preferential
                                   the corporation. Notwithstanding   rights are superior to those
                                   the foregoing, a Delaware          receiving the distribution. A
                                   corporation may redeem or          Georgia corporation may acquire
                                   repurchase shares having a         its own shares and shares so
                                   preference upon the distribution   acquired will constitute
                                   of any of its assets if such       authorized but unissued shares,
                                   shares will be retired upon        unless the articles of
                                   acquisition, and provided that,    incorporation provide that such
                                   after the reduction in capital     shares become treasury shares or
                                   made in connection with such       prohibit the reissuance of
                                   retirement of shares, the          reacquired shares. If such
                                   corporation's remaining assets     reissuance is prohibited, the
                                   are sufficient to pay any debts    number of authorized shares will
                                   not otherwise provided for.        be reduced by the number of
                                                                      shares reacquired.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Par value, dividends and           See the description of Delaware    See the description of Delaware
repurchases of shares              law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading.        "Healtheon/ WebMD" heading.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
Dissenters' or appraisal rights    Under Delaware law, a stockholder  Under Georgia law, a stockholder of a corporation participating in  of a corporation participating in
                                   certain major corporate            certain major corporate
                                   transactions may be entitled to    transactions may be entitled to
                                   dissenters' or appraisal rights    dissenters' or appraisal rights
                                   pursuant to which such             pursuant to which such
                                   stockholder may receive cash in    stockholder may receive cash in
                                   the amount of the fair value of    the amount of the fair value of
                                   his or her shares in lieu of the   his or her shares in lieu of the
                                   consideration he or she would      consideration he or she would
                                   otherwise receive in the           otherwise receive in the
                                   transaction. Under Delaware law,   transaction.
                                   such rights are not available:
                                                                      Under Georgia law, dissenters'
                                   - with respect to the sale, lease  rights are available in the event
                                    or exchange of all or             of any of the following corporate
                                     substantially all of the assets  actions:
                                     of a corporation or an
                                     amendment to the corporation's   - a merger if the approval of the
                                     certificate of incorporation       stockholders is required for
                                                                        such merger and the stockholder
                                   - with respect to a merger or        is entitled to vote on the
                                     consolidation by a corporation     merger or if the corporation is
                                     the shares of which are either     a subsidiary that is merged
                                     listed on a national securities    with its parent
                                     exchange or held of record by
                                     more than 2,000 stockholders if  - a share exchange in which the
                                     such stockholders are required     corporation's shares will be
                                     to receive only shares of the      acquired, if the stockholder is
                                     surviving corporation, shares      entitled to vote on the share
                                     of any other corporation which     exchange
                                     are either listed on a national
                                     securities exchange or held of   - a sale or exchange of all or
                                     record by more than 2,000          substantially all of the assets
                                     holders, cash in lieu of           of a corporation, if a
                                     fractional shares or a             stockholder vote is required,
                                     combination of the foregoing,      other than a sale pursuant to a
                                     or                                 court order or a sale for cash
                                                                        the proceeds of which will be
                                   - to stockholders of a               distributed to the stockholders
                                    corporation surviving the merger    within one year
                                     if no vote of the stockholder
                                     of the surviving corporation is  - an amendment of the articles of
                                     required to approve the merger     incorporation that adversely
                                     because the merger does not        affects rights relating to such
                                     amend the certificate of           stockholder's shares, or
                                     incorporation, and each share
                                     of the surviving corporation     - any corporate action taken
                                     outstanding prior to the merger    pursuant to a stockholder vote
                                     is an identical outstanding or     to the extent the articles of
                                     treasury share after the           incorporation, bylaws or a
                                     merger, and the number of          resolution of the board of
                                     shares to be issued in the         directors provides that voting
                                     merger does not exceed 20% of      or nonvoting stockholders are
                                     the shares of the surviving        entitled to dissent and obtain
                                     corporation outstanding            payment for their shares. This
                                     immediately prior to the           right is not available when the
                                     merger.                            affected shares are listed on a
                                                                        national securities exchange or
                                                                        held of record by more than
                                                                        2,000 stockholders unless the
                                                                        articles of incorporation or a
                                                                        resolution of the board of
                                                                        directors approving the
                                                                        transaction provide otherwise,
                                                                        or in a plan of merger or share
                                                                        exchange the holders of such
                                                                        shares are required to accept
                                                                        anything other

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Dissenters' or appraisal rights    See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading.        "Healtheon/ WebMD" heading.

                                            HEALTHEON/WEBMD                         WEBMD
                                            ---------------                         -----
                                              (DELAWARE)                          (GEORGIA)
                                                                        than shares of the surviving
                                                                        corporation or another publicly
                                                                        held corporation which at the
                                                                        effective date of the merger or
                                                                        share exchange are either
                                                                        listed on a national securities
                                                                        exchange or held of record by
                                                                        more than 2,000 stockholders,
                                                                        except for payments in lieu of
                                                                        fractional shares. Appraisal
                                                                        rights are available to the
                                                                        holders of the common stock and
                                                                        holders of the Series A
                                                                        preferred stock of WebMD with
                                                                        respect to the WebMD merger.

Stockholder derivative suits       Under Delaware law, a stockholder  Under Georgia law, a stockholder
                                   may only bring a derivative        may not commence or maintain a
                                   action on behalf of the            derivative proceeding unless the
                                   corporation if the stockholder     stockholder was a stockholder of
                                   was a stockholder at the time of   the corporation at the time of
                                   the transaction in question or     the act or omission complained of
                                   his or her stock thereafter        or became a stockholder through
                                   devolved upon him or her by        transfer by operation of law from
                                   operation of law.                  one who was a stockholder at that
                                                                      time. In addition, Georgia law
                                                                      requires that the stockholder
                                                                      fairly and adequately represent
                                                                      the interests of the corporation
                                                                      in enforcing the rights of the
                                                                      corporation.

                                             MEDE AMERICA                          MEDCAST
                                             ------------                          -------
                                              (DELAWARE)                         (DELAWARE)
Stockholder derivative suits       See the description of Delaware    See the description of Delaware
                                   law contained under the            law contained under the
                                   "Healtheon/ WebMD" heading.        "Healtheon/ WebMD" heading.

DESCRIPTION OF WEBMD'S COMMON STOCK

     WebMD has six classes of common stock: common stock without series designation, Series B common stock, Series C common stock, Series D common stock, Series E common stock and Series F common stock. The holders of common stock without series designation are entitled to one vote for each share held; the holders of all other series of common stock are entitled to no voting rights except as required by Georgia law. Stockholders may not cumulate votes in connection with the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors. In the event of a liquidation, dissolution or winding up of WebMD, the holders of each share of Series B common stock, Series C common stock and Series E common stock are entitled to be paid first out of the assets of WebMD available for distribution to holders of WebMD's capital stock of all classes or series, before any sums are paid to the holders of the common stock without series designation, the Series D common stock or the Series F common stock, an amount equal to $0.285714 per share, $1.00 per share and $1.00 per share, respectively. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series B common stock, the Series C common stock and the Series E common stock, then the assets shall be distributed ratably among the holders thereof, with each share of Series B common stock entitled to $0.285714 per each $1.00 to be distributed to each shares of Series C common stock or Series E common stock. The common stock has no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

DESCRIPTION OF WEBMD'S PREFERRED STOCK

     WebMD's Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, and Series F preferred stock have the rights, preferences and privileges set forth below:

     Series A preferred stock. The holders of Series A preferred stock are entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders and are entitled, as a class, to elect one member of the WebMD board of directors, but are not entitled to vote with regard to the election of any other directors. These voting rights would not apply, however, to any holder of Series A preferred stock if as a result of such voting rights such holder would be required to effect any filings required by the HSR Act until such filings are made and the applicable waiting period has elapsed. Without the vote of the holders of a majority of the shares of Series A preferred stock outstanding, WebMD may not:

     - amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series A preferred stock

     - create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to the Series A preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up

     - increase or decrease the authorized number of shares of Series A preferred stock

     - take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series A preferred stock in such a manner as would require the vote of the holders of the Series A preferred stock as a voting group under Georgia law, or

     - redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

     The holders of Series A preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any share of any series of common stock, an equal dividend must be declared or paid for each share of Series A preferred stock, on an as if converted to common stock basis. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series A preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share,

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prior to any distributions to the holders of any capital stock ranking junior to the Series A preferred stock that portion of such funds equal to the number of shares of common stock into which such share of Series A preferred stock is convertible, divided by the sum of the aggregate number of shares of common stock into which all shares of Series A preferred stock are convertible, plus all other shares of common stock outstanding, plus all other shares of capital stock of WebMD outstanding which are entitled to participate in the proceeds of a liquidation, dissolution or winding up. The amount payable with respect to each share of Series A preferred stock will be increased, if necessary, to equal the sum of $15.00, adjusted to give effect to any subdivisions or combinations of the common stock, $10.83 after giving effect to the April 9, 1999 dividend, plus any declared but unpaid dividends. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series A preferred stock, then the assets shall be distributed ratably among the holders thereof. There are no other redemption or sinking fund provisions applicable to the Series A preferred stock.

     The Series A preferred stock is convertible into common stock without series designation at any time at the option of the holder. In addition, all outstanding shares of Series A preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series A preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series A preferred stock is convertible into one share of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series A preferred stock, and issuances of any series of common stock or any series or other securities convertible into any series of common stock at a price less than the conversion price then in effect. The Series A preferred stock has no preemptive rights or subscription rights.

     Series B preferred stock. The holders of Series B preferred stock are generally not entitled to vote, except that if WebMD does not consummate an initial public offering within one year of the issuance of any share of Series B preferred stock, the holders would be entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders. Also, without the vote of the holders of a majority of the shares of Series B preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not:

     - amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series B preferred stock

     - create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series B preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up

     - increase or decrease the authorized number of shares of Series B preferred stock

     - take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series B preferred stock in such a manner as would require the vote of the holders of the Series B preferred stock as a voting group under Georgia law, or

     - redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

     The holders of Series B preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any share of any series of common stock, an equal dividend must be declared or paid for each share of Series B preferred stock, on an as if converted to common stock basis. No dividends may be paid with respect to the Series B preferred stock until dividends have been paid with respect to the Series A preferred stock. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series B preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share, on a parity with the holders of any capital stock ranking on
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a parity with the Series B preferred stock that portion of such funds equal to the number of shares of common stock into which such share of Series B preferred stock is convertible, divided by the sum of the aggregate number of shares of common stock into which all shares of Series B preferred stock are convertible, plus all other shares of common stock of all series outstanding, plus all other shares of capital stock of WebMD outstanding which are entitled to participate in the proceeds of a liquidation, dissolution or winding up. The amount payable with respect to each share of Series B preferred stock will be increased, if necessary, to equal the sum of the issue price of such share, as adjusted to give effect to any subdivisions or combinations of the common stock, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series B preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets distributable to the holders of the Series B preferred stock of WebMD are insufficient to permit the payment in full to the holders of the Series B preferred stock, then the assets shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series B preferred stock.

     The Series B preferred stock is convertible into common stock without series designation at any time after the anniversary of the date of issuance of such share at the option of the holder. In addition, all outstanding shares of Series B preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series B preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD. Each share of Series B preferred stock is convertible into one share of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series B preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock at a price less than the conversion price then in effect. The Series B preferred stock has no preemptive rights or subscription rights.

     Series C preferred stock. The rights of the holders of Series C preferred stock are identical to the rights of the holders of the Series B preferred stock.

     Series D preferred stock. The holders of Series D preferred stock are generally not entitled to vote, except that if WebMD does not consummate an initial public offering within one year of the issuance of any share of Series D preferred stock, or on such earlier date on which the holders of common stock of any series other than the common stock without series designation or the holders of the Series A preferred stock obtain such rights, the holder of such share would be entitled to one vote per share, on an as if converted to common stock basis, on all matters to be voted upon by the stockholders. Also, without the vote of the holders of a majority of the shares of Series D preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not:

     - amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series D preferred stock

     - create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series D preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up

     - increase or decrease the authorized number of shares of Series D preferred stock

     - take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series D preferred stock in such a manner as would require the vote of the holders of the Series D preferred stock as a voting group under Georgia law, or

     - redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal.

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     The holders of Series D preferred stock are entitled to receive dividends when, as and if declared by the WebMD Board of Directors. No dividends may be paid with respect to any series of common stock or any other securities entitled to participate in the earnings or assets of WebMD, other than the Series A preferred stock, unless at the same time an equal dividend is paid for each share of Series D preferred stock and Series A preferred stock. No dividends maybe paid with respect to the Series D preferred stock until dividends have been paid with respect to the Series A preferred stock. The holders of the Series D preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series D preferred stock is entitled to receive, at their election, in exchange for and in redemption of that share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series D preferred stock that portion of such funds equal to the number of shares of common stock into which such share of Series D preferred stock is convertible, divided by the number of shares of common stock outstanding and into which any securities convertible into common stock of any series are convertible. The amount payable to with respect to each share of Series D preferred stock will be increased, if necessary, to equal the sum of $100, adjusted to give effect to any subdivisions or combinations of the common stock, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series D preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series D preferred stock, then the assets distributable to the holders of the Series D preferred stock shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series D preferred stock. The Series D preferred stock is convertible into common stock without series designation at the option of the holder at any time after the earliest to occur of:

     - March 1, 2000

     - any reclassification or change of the common stock without series designation

     - any merger or consolidation of WebMD in which WebMD is not the surviving entity

     - any sale of all or substantially all of the assets of WebMD.

     In addition, all outstanding shares of Series D preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series D preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD.

     Each share of Series D preferred stock is convertible into five shares of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series D preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock without series designation at a price less than the conversion price then in effect. The Series D preferred stock has no preemptive rights or subscription rights.

     Series E preferred stock. The holders of Series E preferred stock are generally not entitled to vote, except without the vote of the holders of a majority of the shares of Series E preferred stock outstanding, or a greater percentage if required by Georgia law, WebMD may not:

     - amend its articles of incorporation or bylaws if such action would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series E preferred stock

     - create any new series of capital stock or increase the authorized amount of any series of capital stock, unless such series ranks junior to or on a parity with the Series E preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up

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     - increase or decrease the authorized number of shares of Series E preferred stock

     - take any action that would alter the preferences, rights, privileges or powers of, or restrictions for the benefit of, the holders of the Series E preferred stock in such a manner as would require the vote of the holders of the Series E preferred stock as a voting group under Georgia law

     - redeem or otherwise acquire for value any shares of its capital stock, except pursuant to stock option and other employee stock plans or pursuant to the exercise of an existing right of first refusal

     - enter into certain transactions having the effect of a change of control of WebMD, or

     - create any new series of capital stock or increase the authorized amount of any series of capital stock, ranking junior to or on a parity with the Series E preferred stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up, if the holders thereof would beneficially own more shares of capital stock, on an as if converted to common stock basis, than Microsoft and its permitted transferees.

     The holders of Series E preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any series of common stock or any other securities entitled to participate in the earnings or assets of WebMD, other than the Series A preferred stock, an equal dividend must be declared or paid for each share of Series E preferred stock. No dividends maybe paid with respect to the Series E preferred stock until dividends have been paid with respect to the Series A preferred stock. The holders of the Series E preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series E preferred stock is entitled to receive, at their election, in exchange for and in redemption of that share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series E preferred stock, that portion of such funds equal to the number of shares of common stock into which such share of Series E preferred stock is convertible, divided by the number of shares of common stock of all series outstanding and into which any securities convertible into common stock of any series are convertible. The amount payable to with respect to each share of Series E preferred stock will be increased, if necessary, to equal the sum of $541.70, adjusted to give effect to any subdivisions or combinations of the common stock without series designation, plus any declared but unpaid dividends. No amounts may be paid to the holders of the Series E preferred stock until all amounts have been paid to the holders of the Series A preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series E preferred stock, then the assets shall be distributed ratably among them. There are no other redemption or sinking fund provisions applicable to the Series E preferred stock.

     The Series E preferred stock is convertible into common stock without series designation at the option of the holder at any time after January 15, 2000. In addition, after such time, all outstanding shares of Series E preferred stock are to be converted into common stock without series designation at the election of the holders of a majority of the shares of Series E preferred stock then outstanding or upon the closing of the first underwritten public offering of equity securities of WebMD.

     Each share of Series E preferred stock is convertible into ten shares of common stock without series designation. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events, including subdivisions or combinations of common stock without series designation, dividends and distributions payable in any series of common stock or in other securities convertible into any series of common stock without any payment therefore, in each case without a corresponding subdivision, combination, dividend or distribution with respect to the Series E preferred stock, and issuances of common stock of any series or other securities convertible into any series of common stock without series designation at a price less than the conversion price then in effect. In addition, if WebMD has not sold any shares of any series of common stock pursuant to an effective registration statement by January 15, 2000, the conversion price shall be adjusted to 71.72% of the conversion price then in effect, with the result of increasing the number of shares of common stock without series designation into which

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each share of Series E preferred stock may be converted. The Series E preferred stock has no preemptive rights or subscription rights.

     Series F preferred stock. The rights of the holders of Series F preferred stock are identical to the rights of the holders of the Series E preferred stock except as set forth below. The holders of Series F preferred stock are not entitled to receive dividends, but if dividends are declared or paid with respect to any series of common stock, an equal dividend must be declared or paid for each share of Series F preferred stock. The holders of the Series F preferred stock are also entitled to a proportionate and corresponding distribution in the event of a distribution to holders of common stock of any series consisting of securities of another person, evidence of indebtedness issued by WebMD or another person or assets. In the event of a liquidation, dissolution or winding up of WebMD, the holder of each share of Series F preferred stock is entitled to receive, at their election, in exchange for and in redemption of such share, on a parity with the holders of any capital stock ranking on a parity with, and prior to any capital stock ranking junior to, the Series F preferred stock that portion of such funds equal to the number of shares of common stock without series designation into which such share of Series F preferred stock is convertible, divided by the number of shares of common stock of all series outstanding and into which any securities convertible into common stock of any series are convertible. The Series F preferred stock has no liquidation preference and, accordingly, no amounts may be paid to the holders of the Series F preferred stock until all amounts have been paid to the holders of the Series A preferred stock, the Series B preferred stock, the Series C preferred stock, the Series D preferred stock and the Series E preferred stock. If the assets of WebMD are insufficient to permit the payment in full to the holders of the Series F preferred stock, then the assets distributable to the holders of the Series F preferred stock shall be distributed ratably to them. There are no other redemption or sinking fund provisions applicable to the Series F preferred stock.

     The Series F preferred stock is convertible into common stock without series designation on the same terms as the Series E preferred stock. In addition, if WebMD has not sold any shares of any series of common stock pursuant to an effective registration statement by January 15, 2000, the conversion price shall be adjusted to 86% of the conversion price then in effect, with the result of increasing the number of shares of common stock without series designation into which each share of Series F preferred stock maybe converted. The Series F preferred stock has no preemptive rights or subscription rights.

DESCRIPTION OF MEDCAST'S PREFERRED STOCK

     Medcast's Series A preferred stock, Series B preferred stock, and Series C preferred stock, are referred to in this section collectively as the "preferred stock," have the rights, preferences and privileges set forth below:

     Dividend rights. If Medcast declares a dividend on the common stock, the holders of preferred stock are entitled to receive pro rata cumulative cash dividends on each share of preferred stock as if the shares of preferred stock were converted into common stock immediately prior to the record date for payment of any cash dividend on the common stock. The holders of the Series A preferred stock and Series C preferred stock will receive dividends in preference to the holders of Series B preferred stock, common stock and any other securities to which the Series A preferred stock and Series C preferred stock rank prior. As long as the Series A preferred stock and Series C preferred stock remain outstanding, Medcast is not permitted to pay any dividends on the Series B preferred stock or the common stock unless Medcast first pays the full amount of the dividend required to be paid on the Series A preferred stock and Series C preferred stock, as described in the first sentence of this paragraph.

     Liquidation preference. In the event of any liquidation, dissolution or winding up of Medcast, the holders of the preferred stock will be entitled to receive certain liquidation preferences. A merger or consolidation of Medcast with or into any other entity, unless the stockholders of Medcast own more than 50% of the voting securities of the resulting entity, or sale of all or substantially all of Medcast's assets, will be deemed a liquidation unless the merger, consolidation or sale of assets constitutes a "qualified sale." A "qualified sale" with respect to the Series A preferred stock is a sale of Medcast in which the

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holders of shares of Series A preferred stock receive at least $23 for each share of Series A preferred stock or for that number of shares of common stock into which each share of Series A preferred stock is convertible. A "qualified sale" with respect to the Series C preferred stock is a sale of Medcast in which the holders of shares of Series C preferred stock receive at least $46.85 for each of Series C preferred stock or for that number of shares of common stock into which each share of Series C preferred stock is convertible. If a sale of Medcast would not otherwise result in a qualified sale, Medcast may elect to adjust the conversion price for the Series A and Series C preferred stock as is necessary to cause the sale to constitute a qualified sale. To make this election, a majority of the board of directors of Medcast, other than the directors elected by the holders of shares of Series A preferred stock, must approve the election and submit the election to the holders of the common stock and Series B preferred stock for approval. The Medcast merger described in this proxy statement/prospectus will be a qualified sale with respect to the Series A and C preferred stock.

     Voting rights. The preferred stock votes together with the common stock as a single class on all matters to be voted upon by the stockholders, except for those matters as to which the Series A preferred stock or the Series C preferred stock vote as a separate class or as described above regarding the qualified sale. Holders of preferred stock are entitled to cast that number of votes equal to the number of shares of common stock into which their preferred stock is then convertible. Medcast is not permitted to take any of the following actions without the prior written consent of the holders of a majority of the then outstanding Series A preferred stock voting as a separate class. The first, second, fourth, fifth and seventh bullet points below also require the prior written consent of the holders of a majority of the then outstanding Series C preferred stock voting as a separate class:

     - amend the certificate of incorporation or bylaws of Medcast in a manner that would affect the rights, preferences, powers or privileges of the Series A preferred stock, or the Series C preferred stock, as appropriate, other than an amendment that would either create common stock and Series B preferred stock or increase the number of authorized shares of common stock

     - enter into any voluntary liquidation, dissolution or winding up of Medcast

     - enter into any merger or consolidation of Medcast into or with any other corporation or entity, or a sale, assignment or transfer of all or substantially all of the assets of Medcast

     - apply any of the assets of Medcast to the redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of common stock and Series B preferred stock

     - create, authorize or issue any security ranking senior to the Series A preferred stock, or the Series C preferred stock, as appropriate, with respect to payment of dividends, distribution of assets or redemption

     - engage in any transaction with an Affiliate of Medcast, as defined in the certificate of designations for the Series A preferred stock

     - declare a dividend on any common stock and Series B preferred stock

     - incur debt greater than $5 million in any one transaction or series of related transactions

     - enter into a single transaction or series of related transactions involving the commitment of greater than $2 million

     The holders of Series A preferred stock and Series C preferred stock are contractually obligated to approve the Medcast reorganization pursuant to the stockholders agreement among Alan N. Greenberg, Medcast Networks, L.P., and the holders of preferred stock.

     Voluntary conversion rights. Each share of preferred stock is convertible at the option of the holder thereof at any time into shares of common stock at the then applicable conversion rate. The conversion rate for the preferred stock is one for one, representing a conversion price of $11.50 per share of common stock for each share of Series A preferred stock, and $46.85 per share of common stock for each share of Series C preferred stock.

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     Mandatory conversion. Each share of preferred stock will automatically convert into shares of common stock at the then applicable conversion rate if any of the following events occurs:

     - Medcast closes an underwritten public offering meeting specified price per share and gross proceeds thresholds with respect to each of the Series A preferred stock and Series C preferred stock

     - Medcast achieves an annual cash flow from operations in excess of $25 million as determined in accordance with generally accepted accounting principles and reflecting on Medcast's audited annual financial statements, or

     - approval of a qualified sale of Medcast as described above

     Anti-dilution provisions. The conversion price of each share of preferred stock is subject to adjustment for changes in Medcast's capitalization, stock splits, combinations, stock dividends and to prevent dilution in the event Medcast issues additional shares of common stock or common stock equivalents at a purchase price per share less than the applicable conversion price for each series of preferred stock. In addition, the conversion price of the Series A preferred stock will be reduced upon the exercise of options granted to Mark Dailey and Gordon Wyatt and certain warrants held by Tom Cohen and Hamilton Jordan.

     Additional adjustments.

     Sales of Medcast. In the event of a sale of Medcast which results in aggregate gross proceeds in excess of $250 million or in the case of an initial public offering which results in an implied valuation of Medcast's outstanding equity of at least $250 million, the Series A conversion rate will be reduced by certain multipliers depending on the aggregate gross proceeds or implied valuation, as applicable.

     Conversions of Series A preferred stock. If Medcast closes a public offering which is a mandatory conversion event for the Series A Preferred Stock but not the Series C preferred stock, then a holder of Series A preferred stock may delay mandatory conversion with respect to all of its Series A preferred stock until a mandatory conversion event occurs with respect to the Series C preferred stock, or the approval by Medcast's stockholders of a qualified sale with respect to the Series A preferred stock; provided that the terms of that holder's non-converted Series A preferred stock will be amended automatically to make certain adjustments to its liquidation preference and redemption amount.

     Redemption. At any time on or after February 14, 2004, any holder of Series A preferred stock may elect to require Medcast to repurchase all or some of the shares of Series A preferred stock held by that holder at a redemption price equal to the greater of the sum of $11.50 plus a return of 8% per year, compounded annually, and the average of the fair market value of such shares determined as of two dates in the preceding two calendar quarters. At any time after April 6, 2005, any holder of Series C preferred stock may elect to require Medcast to repurchase all or some of the shares of Series C preferred stock held by that holder at $46.85 per share. The fair market value of the shares to be redeemed will be determined by an appraisal conducted by an appraiser agreed upon by Medcast and the holders of a majority of the shares to be redeemed. The determination of fair market value by such appraisal will not include any discount for minority interests. Medcast will pay the redemption prices either 100% in cash or, at Medcast's option, 33% in cash and 67% by issuing a two-year note bearing interest at the prime rate plus 2%, payable in two equal annual installments of principal plus accrued interest on each of the first and second anniversaries of the date of issuance of the note. The note will be secured by a first lien pledge on the shares of preferred stock redeemed.

  Conversions of Series C preferred stock. If the Medcast merger is not consummated, the one to one conversion ratio of Medcast Series C preferred stock into Medcast common stock will be increased to a conversion ratio of approximately 1.6 to one. The Medcast Series C preferred stockholders waived this higher conversion ratio in connection with the Medcast merger.

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

              INFORMATION REGARDING POTENTIAL MERGER COMBINATIONS

     Healtheon has agreed to a merger with WebMD, and Healtheon has also agreed to a merger with MEDE AMERICA. Healtheon and WebMD have agreed to a merger with Medcast. Each of these mergers is described in this proxy statement/prospectus. The WebMD merger is not conditioned on Healtheon's merger with MEDE AMERICA or on Healtheon's merger with Medcast. However, the Medcast merger with Healtheon is dependent on the WebMD merger.

     Healtheon stockholders must approve the issuance of shares of Healtheon common stock to WebMD stockholders in the WebMD merger. The stockholders of each of WebMD, MEDE AMERICA and Medcast must approve the merger of their company with a subsidiary of Healtheon. Therefore, there are different possible business combinations that you should consider. These possible combinations are described below and are reflected in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 146.

COMBINATION OF HEALTHEON, WEBMD, MEDE AMERICA AND MEDCAST.

     Officers, directors and major stockholders of each company holding the number of shares sufficient to approve each of these proposals have entered into voting agreements obligating them to vote in favor of these proposals. Therefore, the stockholders of all four companies should consider that the most likely resulting company will consist of Healtheon, WebMD, MEDE AMERICA and Medcast. Following the completion of these mergers, Healtheon/WebMD intends to develop and launch an integrated web site and product offering that utilizes the majority all four companies' products and services. Healtheon provides an Internet-based information and transaction platform that will allow the combined company to deploy healthcare technology applications for use through an integrated web site. WebMD provides brand awareness, a marketing strategy and strategic relationships that will allow the combined company to attract physicians and consumers to an integrated web site. MEDE AMERICA's over 650 direct and over 500 indirect connections with third party payers will enable the combined company to execute transactions through MEDE AMERICA's EDI transaction network, rather than through third party clearinghouses or other intermediaries. Medcast provides daily medical news that can be channeled to physicians and consumers, making an integrated web site more attractive. For detailed information regarding the products and services that each of Healtheon, WebMD, MEDE AMERICA and Medcast will provide to the combined company, see the sections entitled "Information Regarding Healtheon," Information Regarding WebMD," "Information Regarding MEDE AMERICA" and "Information Regarding Medcast" beginning on pages 201, 244, 277 and 306, respectively.

ADDITIONAL BUSINESS COMBINATIONS TO BE CONSIDERED BY HEALTHEON AND WEBMD STOCKHOLDERS

     Although Healtheon and WebMD stockholders will vote on the proposals relating to WebMD's merger with Healtheon, they will not vote on the MEDE AMERICA or Medcast mergers. Healtheon and WebMD stockholders should consider the following business combinations which are possible if the WebMD merger occurs but one or both of the MEDE AMERICA or Medcast mergers do not occur:

     - Healtheon and WebMD. Healtheon provides an Internet-based information and transaction platform that will allow the combined company to deploy healthcare technology applications for use through an integrated web site. WebMD provides brand awareness, a marketing strategy and strategic relationships that will allow the combined company to attract physicians and consumers to an integrated web site. However, the combined company will not include access to MEDE AMERICA's EDI transaction network or Medcast's daily medical news and will require the combined company to continue to rely upon third party clearinghouses and other intermediaries to execute EDI transactions and on third party content providers for medical news. This continued reliance may result in increased operating expenses for the combined company because intermediaries may charge fees for transmitting claims via their network, and third party content providers may charge license fees to acquire similar content. For detailed information regarding the products and services and that each of Healtheon and WebMD will provide to the combined company, see the sections entitled "Information Regarding Healtheon" and "Information Regarding WebMD" beginning on pages 201 and 244, respectively.
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

     - Healtheon, WebMD and MEDE AMERICA. If the MEDE AMERICA stockholders approve MEDE AMERICA's merger with Healtheon, the combined company will offer the products and services described in the immediately preceding paragraph, as well as MEDE AMERICA's over 650 direct and over 500 indirect connections with third party payers to enable the combined company to execute transactions through MEDE AMERICA's EDI transaction network, rather than through third party clearinghouses or other intermediaries. However, the combined company will not have access to Medcast's daily medical news, which will require it to continue to rely upon third party content providers for medical news. For detailed information regarding the products and services that MEDE AMERICA will provide to the combined company, see the section entitled "Information Regarding MEDE AMERICA" beginning on page 277.

     - Healtheon, WebMD and Medcast. For information regarding this possible business combination, see the section entitled "Additional business combination to be considered by Medcast stockholders -- Healtheon, WebMD and Medcast" below.

ADDITIONAL BUSINESS COMBINATIONS TO BE CONSIDERED BY MEDE AMERICA STOCKHOLDERS

     Although MEDE AMERICA stockholders will vote on its merger with Healtheon, they will not vote on the WebMD or Medcast mergers. MEDE AMERICA stockholders should consider that the following business combinations are possible if the MedE AMERICA merger occurs but the WebMD or Medcast mergers do not occur:

     - Healtheon and MEDE AMERICA. MEDE AMERICA's over 650 direct and over 500 indirect connections with third party payers will enable Healtheon to execute transactions through MEDE AMERICA's EDI transaction network, rather than through third party clearinghouses or other intermediaries. However, the combined company will lack WebMD's brand awareness, marketing strategy and strategic relationships and will not include access to Medcast's daily medical news. The combined company may be required to expend significant funds for branding and advertising and similar third party content, including medical news. These branding and advertising expenses to acquire users and promote services may exceed revenues generated. In addition, the combined company would not have access to the services provided by WebMD's strategic partners, as well as the subscription revenues relating to the Microsoft and DuPont sponsorships of WebMD service packages. For detailed information regarding the products and services that each of Healtheon and MEDE AMERICA will provide to the combined company, see the sections entitled "Information Regarding Healtheon" and "Information Regarding MEDE AMERICA" beginning on pages 201 and 277, respectively.

     - Healtheon, WebMD and MEDE AMERICA. For information regarding this business combination, see the Section entitled "Additional Business Combinations to be considered by Healtheon and WebMD stockholders -- Healtheon, WebMD and MEDE AMERICA" above.

ADDITIONAL BUSINESS COMBINATION TO BE CONSIDERED BY MEDCAST STOCKHOLDERS

     Medcast stockholders will vote on Medcast's merger with Healtheon, not on the WebMD or MEDE AMERICA mergers. The Medcast merger, however, will not occur unless the WebMD merger occurs. Accordingly, Medcast stockholders should consider that the following business combination is possible if the MEDE AMERICA merger does not occur:

     - Healtheon, WebMD and Medcast. If Medcast stockholders approve Medcast's merger with Healtheon, and Healtheon and WebMD's stockholders approve the proposals relating to WebMD's merger with Healtheon, the combined company's integrated web site will include access to Medcast's daily medical news, as well as the products and services described in the Healtheon and WebMD potential business combination on page 199. However, the combined company will not include access to MEDE AMERICA's EDI transaction network, which will require the combined company to continue to rely upon third party clearinghouses and other intermediaries to execute EDI transactions. For detailed information regarding the products and services that each of Healtheon, WebMD and Medcast will provide to the combined company, see the sections entitled "Information Regarding Healtheon," "Information Regarding WebMD" and "Information Regarding Medcast" beginning on pages 201, 244 and 306, respectively.
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

                        INFORMATION REGARDING HEALTHEON

                              HEALTHEON'S BUSINESS

     Healtheon believes a significant opportunity exists to leverage the power of the Internet to provide secure, open, universally accessible network services that connect participants and automate the flow of information and documents, or workflows, throughout the healthcare delivery process. Healtheon believes that such a solution has the potential to create significant improvements in the way that information is used by the healthcare system, enabling improved workflows, better decision-making and, ultimately, higher quality care at a lower cost.

The Healtheon Virtual Healthcare Network

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed an Internet-based information and transaction platform that allows it to create Virtual Healthcare Networks, or VHNs, that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon VHNs can enable providers, payers, hospitals, consumers, laboratories and other healthcare industry participants to exchange information and conduct transactions with each other over the Internet. However, Healtheon's current service offerings are focused primarily on physician connectivity to payers and labs. The proposed mergers with WebMD, MEDE AMERICA and Medcast will allow the combined company to offer expanded connectivity through MEDE AMERICA's direct and indirect connections with third party payers and content through WebMD's third party strategic relationships and Medcast's medical news. Healtheon VHNs allow for the secure exchange of information among disparate healthcare information systems and support a broad range of healthcare transactions, including:

     - enrollment in health plans

     - determination of eligibility of patients to receive care

     - referrals and authorizations to additional providers

     - ordering of laboratory and diagnostic tests and reporting of results

     - clinical data retrieval

     - processing of payment claims

Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on its platform. The Healtheon VHN solution provides the following key benefits:

     Elimination of unnecessary or redundant efforts. The Healtheon VHN solution is designed to reduce paper-based transactions, eliminate redundant data entry, shorten cycle times and decrease the communication inefficiencies created by isolated proprietary systems. Healtheon believes that by decreasing redundant tasks, errors, delays and unnecessary tests and procedures, it can create efficiencies and reduce costs across the healthcare industry.

     Extendibility across the continuum of healthcare. Healtheon leverages the Internet to provide an open, low-cost information and transaction platform capable of extending across a wide range of healthcare market segments. The Healtheon VHN solution is designed to interconnect a broad range of practice management, managed care, human resources and laboratory information systems. Healtheon expects the benefits of its solution to increase as it adds customers, enabling each user to exchange more data and complete more transactions with a greater number and broader range of other healthcare industry participants.

     Scalability and flexibility. The Healtheon VHN solution is designed to support Healtheon's customers as their businesses grow and evolve. The Healtheon platform is designed to scale to accommodate high volumes of transactions and large numbers of simultaneous users. In addition,

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

Healtheon's object-oriented platform provides flexibility so that customers can add or modify applications and transaction capabilities to react to changes in the healthcare marketplace.

     High degree of security. To enable the use of the Internet for transmission of highly sensitive and confidential data, Healtheon utilizes advanced technology designed to ensure a high degree of security. This technology includes strict authentication requirements, sophisticated data encryption techniques, system-wide network security monitoring and tightly controlled physical security systems. These safeguards are designed to provide a secure environment for the exchange of confidential patient and customer data. The Healtheon Platform is designed to enable compliance with proposed government standards under the Health Insurance Portability and Accountability Act of 1996, which mandate the acceptance by payers of electronic transactions as well as the use of standard transactions, standard identifiers and security features by the year 2000.

     Increased accuracy and timeliness of information. The Healtheon VHN solution is designed to increase information flows among all healthcare participants, which ultimately results in more timely and appropriate treatments. For example, on-line access to accurate, up-to-date eligibility information facilitates patients' access to care on a more timely basis, reduces frustration and costs and increases the likelihood that providers will be compensated for their services in a timely manner. Similarly, using Healtheon's VHN solution, consumers will have greater access to their healthcare information, thereby enabling them to become more active participants in the provision of their own healthcare.

Healtheon's services

     Healtheon offers a suite of healthcare transaction and information services delivered over the Internet or over private intranets and other networks. These network-based services are provided by software applications operating on or interfacing with the Healtheon platform, which is designed to provide connectivity across the healthcare industry and enable a broad array of secure, mission-critical healthcare transactions. Healtheon offers its network-based transaction and information services on a per transaction or subscription fee basis. Healtheon believes that this pricing model reduces the initial investment required for physicians, small organizations and individuals to obtain the benefits of high-end information technology systems. In addition to its platform and Internet-based applications, Healtheon provides comprehensive consulting and implementation services to enable its customers to take full advantage of the capabilities of Healtheon's platform.

     Healtheon provides a broad range of applications and services that support key healthcare transactions. The components of these application suites can be combined and modified, or supplemented with new application components, to provide custom solutions for large, complex, multi-entity business enterprises. These applications and services are typically sold on a transaction or subscription fee basis, which varies across customers and market segments. The following chart summarizes the key transactions supported by Healtheon, organized by business function.

                          HEALTHEON'S SET OF SERVICES

-------------------------------------------------------------------------------------------------------------------------------
                                     CUSTOMERS/                                                             NAME OF
      BUSINESS FUNCTION                USERS                    TRANSACTIONS SUPPORTED                 HEALTHEON SERVICE
-------------------------------------------------------------------------------------------------------------------------------
 Membership services            Consumers Payers       - Enrollment in health plans              Benefit
                                                       - Comparison/selection of multiple        Central
                                                         health plans
                                                       - Provider search, selection, change
                                                       - Benefits inquiries under enrolled
                                                         plans
                                                       - Messaging between consumers, payers
                                                         and employers
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                     CUSTOMERS/                                                             NAME OF
      BUSINESS FUNCTION                USERS                    TRANSACTIONS SUPPORTED                 HEALTHEON SERVICE
-------------------------------------------------------------------------------------------------------------------------------
 Healthcare administration and  Payers Providers       - Eligibility for care determination/     Healtheon
   financial management                                  authorization                           Practice
                                                       - Approval of referrals to other          Healtheon
                                                         providers                               ProviderWorks*
                                                       - Claims submission and status            ProviderLink
                                                       - Confirmation of payment to providers
                                                       - Provider directories*
                                                       - Provider files-management*
                                                       - Information reporting to providers
                                                       - Claims repricing*
-------------------------------------------------------------------------------------------------------------------------------
 Clinical information services  Providers Suppliers    - Patient identification and encounter    Healtheon Dx
                                                         history                                 SCAN+
                                                       - Patient registration                    GMPI+
                                                       - Lab test orders and results
                                                       - Text document/transcription
                                                         distribution
-------------------------------------------------------------------------------------------------------------------------------
 Online consumer information    Consumers              - Access to licensed dictionaries and     Healtheon
                                                         encyclopedias, medical news and other   Consumer
                                                         reference sources                       Portal
                                                       - Customized wellness assessments
                                                       - Food label and nutritional library
                                                       - Secure communications and transactions
                                                         with providers and health plans*
-------------------------------------------------------------------------------------------------------------------------------

* Under development

+ Not Internet-enabled

     The primary applications and services currently available or under development are described in greater detail below. Certain of these applications were acquired by Healtheon and are not yet Internet-enabled; Healtheon is currently redeveloping or replacing these applications to integrate them with the Healtheon Platform.

     Membership services. Healtheon provides membership services through its Benefit Central service. The Benefit Central service utilizes internally developed applications operating on the Healtheon platform. The service provides Internet-based connectivity between healthcare payers and consumers and supports transactions such as selection of health plans and providers, enrollment for benefits, benefit inquiries and messaging between consumers, payers and employers. Benefit Central users also receive Healtheon's Health Risk Appraisal service, which provides consumer education in wellness and health risks. Healtheon has contracted to deploy its Benefit Central service directly and through aggregators to 50 companies, covering approximately 190,000 members.

     Healthcare administration and financial management. Healtheon supports or will support healthcare administration and financial management transactions through its ProviderLink, Healtheon Practice and Healtheon ProviderWorks services. ProviderLink was licensed by Healtheon's ActaMed subsidiary from UnitedHealth Group. Healtheon has developed a software interface between the Healtheon platform and ProviderLink to integrate ProviderLink with Healtheon's network-based services. ProviderLink is used by providers to support transactions and workflows with payers. ProviderLink supports transactions such as eligibility determinations, claims submission and status, and confirmation of payment to providers. For example, physicians use ProviderLink to determine eligibility of patients to receive care and to submit health claims to payers. ProviderLink is currently deployed in over 4,850 active provider sites in more than 20 major markets, and processes over 3.7 million transactions per month. This product is currently generating significant transaction volumes and revenues.

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

     Healtheon has developed Healtheon Practice, a new Internet-based provider service with support from Brown & Toland Physician Services Organization, or Brown & Toland, one of Healtheon's strategic partners. Healtheon Practice, which is in production, is designed to provide all of the functionality of ProviderLink and also support referrals, authorization, and reporting on directories of providers. Providers using the Healtheon Practice service receive real-time patient eligibility verifications and referral authorizations over the Healtheon VHN.

     Healtheon is developing Healtheon ProviderWorks, a new Internet-based payer service, with support from Beech Street Corporation, one of Healtheon's strategic partners. Healtheon ProviderWorks is designed to support the creation and management of networks of providers. The service is designed to manage large, complex provider directories and files, manage provider relationships and contracts and perform certain claim processing functions, such as claim repricing. For a more complete description, see the section entitled
"-- Strategic relationships" on page 206.

     Clinical information services. Healtheon's SCAN product supports ordering and distribution of clinical tests and test results between SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, and providers using SmithKline Labs' services. ActaMed acquired the SCAN application from SmithKline Labs. SCAN is deployed on approximately 5,100 installed workstations serving physicians throughout the United States. SCAN is not Internet-enabled; however, Healtheon is developing a new Internet-enabled application called Healtheon Dx, that will combine the functionality of SCAN and ProviderLink. For a more complete description, see the section entitled "-- Strategic Relationships" on page 206. This product is currently generating significant transaction volumes and revenues.

     Healtheon's Global Master Person Index, or GMPI, enables the unique identification of a patient and reconciliation of multiple records for the same patient contained on diverse information systems. GMPI also supports access to patient data and registration information as well as clinical records. GMPI is an application that was developed by ActaMed and that is not yet compatible for use over the Internet. Healtheon intends to adapt and implement GMPI functionality on the Healtheon platform.

     Online consumer information. Healtheon's recently introduced consumer portal provides individual consumers with an authoritative source for healthcare information and is intended to extend Healtheon's transaction services directly to individual consumers. The Consumer Portal provides access to medical dictionaries and encyclopedias, medical news, a food label and nutritional library and customized wellness assessments. A majority of this information is provided by third parties. These sources include: Miller-Keane Encyclopedia & Dictionary of Medicine, Nursing & Allied Health; Dorland's Illustrated Medical Dictionary; Citizen 1's CitiLine index of authoritative medical information; Adam.com's Hypertext Medical Encyclopedia; and links to medical headlines via the New York Times Syndicate. Healtheon's business partners can integrate the consumer portal into their own sites to provide their consumers with a single point of entry into the healthcare community.

     Healtheon expects to expand its Consumer Portal to support secure communications and transactions between consumers and their providers and health plans.

     Other services. Healtheon also provides professional services to its customers to enable them to define, develop and implement network-based information systems that leverage the capabilities of the Healtheon platform. These services are typically sold on a fixed fee or time and materials basis. These services include consulting on information systems strategy related to the use of the Internet and secure networks, including design of information systems functional specifications, mapping and redesign of business processes and identification of enterprise transformation and training requirements to take advantage of increased connectivity. Healtheon also provides custom development of applications and enables the deployment of Healtheon services and integration with legacy information technology systems. In addition, Healtheon provides management services of its customers' networks on a temporary or transitional basis. Healtheon believes that its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Healtheon is currently generating significant revenues from these services.

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

Customers and markets

     Healtheon's target customers include providers, payers, suppliers and consumers. Because Healtheon believes that the value and benefit of Healtheon's services are directly related to both the number of participants using Healtheon VHNs and the breadth of functionality supported, it intends initially to focus on selected regions where it can quickly gain significant market acceptance. Healtheon is presently targeting a number of regional markets across the United States.

     Providers. Healtheon's target provider customers include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies and other large, organized physician entities. In particular, Healtheon seeks to form strategic relationships with providers with a high degree of involvement in managed care, especially providers that are involved in activities such as capitation, which require them to bear some level of insurance risk for each enrolled patient. Healtheon's services for these providers include benefit eligibility determinations, referrals and authorizations, claims processing, ordering of clinical tests and delivery of results and maintenance of patient histories. Healtheon also targets as potential customers large integrated delivery networks that combine multiple healthcare facilities, such as hospitals, outpatient facilities, labs and diagnostic centers, and affiliate with physicians and physician groups to coordinate care, contract for managed care lives and manage healthcare resource utilization. Healtheon offers these customers the following services: patient identification, patient registration, ordering of clinical tests and delivery of results and distribution of text documents across the network. Healtheon's current customers in this category include Brown & Toland, Baylor Health Care System, Hill Physician Group, Promina Health System and the Greater Dayton Area Hospital Association.

     Payers. Healtheon's target payer customers include managed care organizations, indemnity insurers, third-party administrators and federal and state governmental agencies. Healtheon targets managed care organization customers, such as mid-sized to large HMOs and preferred provider organizations, also referred to as PPOs. Healtheon's services for these customers include eligibility determination, member customer service functions, referral and authorization management, coordination of provider files and directories, and submission and tracking of claims and patient encounter reports. Healtheon targets indemnity insurer and third-party administrator customers, such as mid-sized to large commercial entities, Medicare and other agencies of federal and state government. Healtheon's current customers in this category include UnitedHealth Group, Beech Street, Sun Life of Canada, Blue Shield of California, CIGNA HealthCare and the Health Care Financing Administration.

     Suppliers. Healtheon's target supplier customers include large national laboratory companies, pharmaceutical companies and pharmacy benefit managers. Healtheon's services for laboratory companies include ordering clinical tests and reporting test results. Healtheon's customers in this category include SmithKline Labs and Schering Corporation.

     Consumers. Healtheon's target consumer customers include employers, health plans and health plan brokers. Healtheon's services in this area include a consumer web portal, health plan enrollment, benefits administration and membership coordination. Healtheon's target employer group includes mid-sized and large employers and, particularly, self-funded employers that have complex benefits management needs. Healtheon's target health plan broker customers include mid-sized to large brokers that aggregate small and medium employers and administer healthcare benefits on their behalf. Healtheon has contracted to deploy it Benefits Administration service directly and through aggregators to 50 companies, covering approximately 190,000 members.

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

Strategic relationships

     Healtheon has entered into several strategic relationships that it believes will enhance its application portfolio, provide important specialized industry expertise, increase its market penetration, and generate revenue. Some of these relationships are described below:

     UnitedHealth Group. UnitedHealth Group is one of the largest health and well-being enterprises in the United States. UnitedHealth Group is Healtheon's second largest stockholder and after the mergers will own approximately 6.3% of Healtheon/WebMD's common stock. In March 1996, Healtheon acquired UnitedHealth Group's ProviderLink network which currently supports over 4,850 active provider sites in more than 20 major markets servicing over 3.7 million transactions per month. Healtheon earns transaction fee revenue by providing certain healthcare information services to UnitedHealth Group, members of UnitedHealth Group's provider network and ProviderLink subscribers.

     In April 1996, Healtheon and UnitedHealth Group entered into a services and license agreement, or the UnitedHealth Group agreement, under which Healtheon, using ProviderLink, provides claims processing, referral, eligibility and enrollment services, to UnitedHealth Group's managed care providers and customers. Under the UnitedHealth Group agreement, Healtheon currently receives a monthly fee for each user site enrolled with UnitedHealth Group and a fee per transaction. However, the UnitedHealth Group agreement does not guarantee any minimum level of transactions or payments to Healtheon. The UnitedHealth Group agreement has a five year term; however, the agreement provides that two years after the date of the agreement, the parties will agree on new prices that will be competitive with the marketplace. The initial agreement with UnitedHealth Group was negotiated at arms length. Because the market for these services was new and developing rapidly, the parties agreed that terms of the agreement may prove to be unfair to Healtheon or UnitedHealth Group. Consequently, the parties agreed to renegotiate the agreement after the initial two-year period. Healtheon and UnitedHealth Group are currently negotiating the new prices, and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group. UnitedHealth Group has also agreed during the term of the UnitedHealth Group agreement not to promote or contract for services providing the same functionality as that provided by Healtheon, although UnitedHealth Group is permitted to continue to utilize services it was utilizing when it entered into the UnitedHealth Group agreement. Additionally, each party's liability to the other generally is limited to a maximum of $5.0 million under the agreement.

     In addition, Healtheon has developed PLNet, an Internet-based version of ProviderLink, which Healtheon intends to integrate into the Healtheon platform and offer to other major healthcare payers and providers. Healtheon is working with UnitedHealth Group to expand the applications and content available to UnitedHealth Group's provider network, to increase the size and geographic reach of its provider network, and to assimilate newly acquired health plans. William McGuire, M.D., the Chairman and CEO of UnitedHealth Group, is a member of Healtheon's board of directors. The UnitedHealth Group agreement is effective through March 2001, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the UnitedHealth Group agreement.

     SmithKline Beecham Clinical Laboratories, Inc. SmithKline Labs, a subsidiary of SmithKline Beecham, is one of the largest independent clinical laboratories in the United States. SmithKline Beecham is a stockholder of Healtheon and after the mergers will own approximately 4.4% of Healtheon/WebMD's common stock. In December 1997, Healtheon and SmithKline Labs entered into a services agreement, or the services agreement, under which Healtheon provides lab orders and results to providers that use SCAN. SmithKline Labs has also agreed to promote Healtheon as its preferred vendor for laboratory electronic connectivity services.

     Healtheon acquired SCAN-related assets from SmithKline Labs, including approximately 4,200 installed workstations in physicians' offices, hospitals and other provider offices. Healtheon is currently developing Healtheon Dx, an Internet-enabled version of the SCAN system, which Healtheon plans to integrate into the Healtheon platform and to offer to physicians using SmithKline Labs' services or to physicians using other laboratories. Tadataka Yamada, M.D., Chairman Research and Development,
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

Pharmaceuticals of SmithKline Beecham, is a member of Healtheon's board of directors. The services agreement is effective through December 2002, with options for successive two-year renewals, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or if Healtheon otherwise breaches its material obligations under the services agreement. The services agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years thereafter. Under the services agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.

     In December 1998, Healtheon agreed to purchase, and in January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and approximately
1.8 million shares of Healtheon's common stock. Healtheon and SmithKline Labs entered into a related services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term.

     On February 9, 1999, SmithKline Beecham announced that it has agreed to sell SmithKline Labs to Quest Diagnostics, Incorporated. SmithKline Labs has been one of Healtheon's strategic partners since December 1997, and Healtheon's relationship with them has been beneficial. Healtheon expects its agreements with SmithKline Labs to remain in effect as a result of the acquisition by Quest Diagnostics.

     Brown & Toland physician services organization. Brown & Toland Medical Group, or BTMG, based in San Francisco, California, is a partnership of approximately 2,000 physicians representing a merger of physicians from California Pacific Medical Center, the University of California-San Francisco and Stanford University. Brown & Toland, a wholly owned subsidiary of BTMG, is the management company that administers the managed care risk business on behalf of BTMG and other physician organizations. In December 1997, Healtheon and Brown & Toland entered into an agreement under which Healtheon is developing Healtheon Practice, which Healtheon intends to market to Brown & Toland and other payers and providers. Healtheon also manages the information technology operations of Brown & Toland. Through its relationship with Brown & Toland, Healtheon believes it is gaining valuable industry-segment expertise from a leader in managed care and accelerating its market presence in the San Francisco Bay Area. Healtheon's agreement with Brown & Toland is effective through September 2000, although it may be terminated by either party upon 120 days' notice.

     Beech Street Corporation. Beech Street is one of the largest PPOs in the United States. Beech Street's PPO network consists of approximately 4,300 hospitals and 320,000 physician locations serving 15 million individuals in 49 states, and its clients consist of major self-insured employers, insurance companies and third-party administrators. In December 1997, Healtheon and Beech Street entered into an agreement under which Healtheon is developing Healtheon ProviderWorks, which Healtheon intends to offer to Beech Street and to other payers and providers. Healtheon also manages the information technology operations of Beech Street. The relationship with Beech Street provides Healtheon with important industry-segment expertise and a strategic entry-point into the PPO market segment. Healtheon's agreement with Beech Street is effective through December 2002, although it may be terminated by either party upon 180 days' notice.

The Healtheon platform

     The Healtheon platform is a distributed application framework, combined with software tools that ensure security, scalability, availability, reliability and manageability, on which transaction intensive applications can be delivered over the Internet or over other distributed environments. The Healtheon platform is deployed on a server complex at the Healtheon data center in Santa Clara, California, which consists of SUN Solaris and Windows NT servers in a fault tolerant configuration and redundant or fault tolerant network components. The Healtheon platform includes the following features:

     Security. The Healtheon platform is designed to ensure the privacy and integrity of data and communications by using a combination of security methodologies to provide multiple lines of defense. All Internet communications between Healtheon and its users employ the Secure Sockets Layer protocol. In addition, Healtheon utilizes server digital certificates and username/password schemes to authenticate users. Each user has a unique user identification and has one or more roles that define the types of functionality and data access available. All Healtheon's applications record logging information, creating an audit trail, and protect privacy by encrypting sensitive data. Healtheon also uses a multi-layered firewall complex to secure the Healtheon network infrastructure. In addition, network vulnerability scanners are used on a regular basis to actively monitor security status. Healtheon's physical security systems at its Santa Clara facility consist of comprehensive physical controls and multi-layered internal network and information system safeguards. The physical controls include using fingerprint authentication, dual-level access points, and multiple alarm systems.

     Scalability. The Healtheon platform utilizes CORBA-based middleware, which enables a highly scalable distributed applications infrastructure. The platform enables an application to run simultaneously on multiple host systems, allowing for large numbers of simultaneous users while at the same time optimizing network performance and resource utilization. In addition, the Healtheon platform has been designed to transparently deploy new services and hardware while existing applications remain operational. Finally, the Healtheon platform reduces communications bottlenecks resulting from limited numbers of connections to database servers through intelligent management of database connections and object caches that reduce the need to query database servers for frequently used data.

     Rapid application development and integration. The Healtheon platform is designed to enable rapid application development and integration. The platform supports object-oriented programming, which accelerates the design process through object reuse. Healtheon maintains a comprehensive set of object libraries, called core services, that allows developers to build complex applications rapidly. The platform is also designed for deploying applications developed by third parties with relative ease. The platform interfaces with legacy systems by accepting industry standard ANSI X.12 and HL7 electronic data interchange formats.

     High availability. The Healtheon platform architecture is designed to ensure high availability through the replication of applications and other software services, failure detection and automatic restart of failed services and applications. Running multiple copies of a service or application removes any single point of failure within the system and ensures that at least some copies of a service will be available while others may have failed. In addition, the servers that host Healtheon applications are duplicated to provide redundancy. Healtheon uses duplicate fiber optic cable connections to Sprint and WorldCom to ensure highly-available access to the Internet. Healtheon's platform uses a mix of fault-tolerant hardware, redundant equipment and back-up power systems.

     Manageability. The Healtheon management framework provides a single image view of all Healtheon services, thus simplifying administration in a distributed environment. Healtheon services can be managed from a web-based management station. The Healtheon management and administration framework monitors service performance and generates event notifications of system abnormalities.

     Disaster recovery plans. Although Healtheon believes its operations facilities are highly resistant to systems failure and sabotage, it has developed, and is in the process of implementing, a disaster recovery and contingency operations plan. In addition, all of Healtheon's services are linked to advanced storage systems that provide data protection through techniques such as replication. Healtheon also maintains on-site backup power systems.

     Audits. Healtheon's information technology department periodically performs, and retains accredited third parties to perform, audits of its operational procedures under both internally-developed audit procedures and externally-recognized standards.

Customer support

     Healtheon believes that a high level of customer support is necessary to achieve wide acceptance of its solution. Healtheon provides a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. Healtheon also offers web-based support

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

services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Healtheon also employs technical support personnel who work directly with its direct sales force, distributors and customers of its applications and services. Healtheon provides its customers with the ability to purchase maintenance for its applications and services, which includes technical support and upgrades. Healtheon also provides training programs for its customers. As of June 30, 1999, Healtheon had 275 employees and independent contractors in customer support functions, including network services, provider services and customer support services.

Sales and marketing

     Healtheon's direct sales force targets significant potential customers in each market segment by region. In certain instances, Healtheon's direct sales force works with brokers, value added resellers and systems integrators to deliver complete solutions for major customers. In addition, senior management plays an active role in the sales process by cultivating industry contacts. Healtheon markets its applications and services through direct sales contacts, strategic relationships, the sales and marketing organizations of its strategic partners, participation in trade shows, articles in industry publications and by leveraging its existing client base. Healtheon attends a number of major trade shows each year and has begun to sponsor executive conferences, which feature industry experts who address the information systems needs of large healthcare organizations. Healtheon supports its sales force with technical personnel who perform demonstrations of Healtheon's applications and assist clients in determining the proper hardware and software configurations. Healtheon's executive sales and marketing management is located in its Santa Clara, California headquarters and in its Atlanta, Georgia, Minneapolis, Minnesota and San Francisco, California facilities, while its account representatives are deployed across the United States. As of June 30, 1999, Healtheon employed 140 sales executives, account managers, direct sales representatives and sales support personnel.

Development and engineering

     Healtheon believes that its future success will depend in large part on its ability to continue to maintain and enhance its platform, applications and services. To this end, Healtheon leverages the modular nature of its platform architecture to enable it to develop new applications and services rapidly. Healtheon has developed applications and services both independently and through acquisitions. Healtheon will continue to work closely with other companies in its applications development efforts.

     Healtheon has several significant projects currently in development. These include the continued enhancement of the platform architecture, development of new services such as Healtheon Practice, Healtheon ProviderWorks and Healtheon Dx, and integration of ActaMed's platform, network and associated services. As of June 30, 1999, Healtheon employed 270 people in the areas of applications design, research and development, quality assurance and technical support.

     Healtheon's development and engineering expense, which excludes development expenses included in cost of operations, totaled $19.0 million in 1998, $12.3 million in 1997, $8.3 million in 1996, $7.0 million in the six months ended June 30, 1999 and $3.7 million in the six months ended June 30, 1998. Healtheon believes that timely development of new and enhanced applications and technology is necessary to remain competitive in the marketplace. Accordingly, Healtheon intends to continue recruiting and hiring experienced development personnel and to make other investments in development and engineering.

     The emerging market for healthcare information exchange and transaction processing is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that Healtheon continually improve the performance, features and reliability of its applications and services, particularly in response to competing offerings, and that it introduce new applications and services or enhancements to existing applications and services as quickly as possible and prior to its competitors. The success of new application and service introductions is dependent on several factors, including proper definition of new applications or services, timely completion and introduction of new applications and services, differentiation of new applications and services from those of Healtheon's competitors and market acceptance. There can be no assurance that Healtheon will be successful in developing and marketing new applications and services that respond to competitive and technological developments and changing customer needs. The failure of Healtheon to develop and introduce new applications and services successfully on a timely basis and to achieve market acceptance for its applications and services could have a material adverse effect on Healtheon's business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could render its applications and services obsolete or require substantial expenditures by Healtheon to adapt its applications and services. Moreover, there is a risk that a competitor's product might become the standard for healthcare information services.

Intellectual property

     Healtheon relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the secrecy of its intellectual property. Healtheon believes that patent, trade secret and copyright protection are less significant to Healtheon's success than its ability to further develop applications. Healtheon has several trademarks in the United States and internationally.

Employees

     As of June 30, 1999, Healtheon had a total of 725 employees and independent contractors, of whom there were 275 in customer, network and provider services, 270 in development and engineering, 140 in sales and marketing and 40 in corporate finance and administration. None of Healtheon's employees is represented by a labor union, and Healtheon has never experienced a work stoppage. Healtheon believes its relationship with its employees to be good. Healtheon's ability to achieve its financial and operational objectives depends in large part upon its continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel, most of whom are not bound by an employment agreement. Competition for such qualified personnel in Healtheon's industry and geographical location in the San Francisco Bay area is intense, particularly in software development and technical personnel.

Properties

     Healtheon's principal executive and corporate offices and development and network operations are located in Santa Clara, California, in approximately 50,000 square feet of leased office space under a lease that expires in March 2008. Healtheon also maintains sales, development and network operations in Atlanta, Georgia, in approximately 41,000 square feet of leased office space under a lease that expires in July 2001; sales, engineering and support operations in Minneapolis, Minnesota, in approximately 16,500 square feet of leased office space under a lease that expires in December 1999; and sales, engineering and support operations in San Francisco, California, in approximately 11,000 square feet of leased office space under two leases that expire in November 2000 and September 2001. Healtheon believes that its facilities are adequate for its current operations and that additional leased space can be obtained if needed.

Legal proceedings

     To date, Healtheon has not been subject to any material litigation.

      MARKET FOR HEALTHEON'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Healtheon completed the initial public offering of its common stock on February 10, 1999. Healtheon's common stock has been traded on the Nasdaq National Market under the symbol "HLTH" since February 11, 1999. Prior to that date, there was no public market for Healtheon's common stock and, therefore, no quoted market prices for our common stock are available for the years ended

December 31, 1998 and 1997. The following table lists quarterly information on the price range of Healtheon common stock based on the high and low reported closing bid prices for Healtheon common stock as reported on the Nasdaq Stock Market for the periods indicated below:

                                                               HIGH       LOW
                                                              -------    ------
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $ 49.38    $21.75
  Second Quarter............................................   105.00     39.94
  Third Quarter.............................................    77.63     30.06
  Fourth Quarter (through October 18).......................    43.44     35.31

     On September 20, 1999, there were 498 holders of record of Healtheon's common stock. Because many of such shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

     The market price of Healtheon's common stock has fluctuated since the date of its initial public offering and is likely to fluctuate in the future. Factors that may have a significant effect on the market price of our common stock include:

     - actual or anticipated quarterly variations in our operating results

     - changes in expectations of future financial performance or changes in estimates of securities analysts

     - announcements of technological innovations

     - announcements relating to strategic relationships

     - customer relationship developments

     - conditions affecting the Internet or healthcare industries, in general

     The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations many adversely affect the trading price of Healtheon's common stock, regardless of Healtheon's actual operating performance.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to Healtheon, litigation would be expensive and would divert management's attention.

     Healtheon has never declared or paid any cash dividends on our common stock or other securities and does not anticipate paying cash dividends in the foreseeable future.

                 HEALTHEON SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of Healtheon should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and with the consolidated financial statements and notes thereto, which are included elsewhere in this proxy statement/ prospectus. In May 1998, Healtheon acquired ActaMed in a transaction accounted for as a pooling of interests. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed. The consolidated statements of operations data for the three-year period ended December 31, 1998 and the consolidated balance sheet data at December 31, 1998 and 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations data for the two-year period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1996, 1995 and 1994 are derived from, and are qualified by reference to, audited consolidated financial statements that are not included in this proxy statement/prospectus. The consolidated statements of operations and balance sheet data as of and for the years ended December 31, 1995 and 1994 are derived solely from the ActaMed statements of operations and balance sheets for such periods because Healtheon did not commence operations until January 1996. See notes 1 and 2 of notes to consolidated financial statements for a discussion of the accounting for the acquisition of ActaMed. The statement of operations data for the six-month periods ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Healtheon's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations for these periods. Historical operating results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year. See note 1 of notes to consolidated financial statements for an explanation of the determination of the shares used in computing basic and diluted net loss per common share.

                                                                                                   SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     JUNE 30,
                                             --------------------------------------------------   -------------------
                                               1998       1997       1996      1995      1994       1999       1998
                                             --------   --------   --------   -------   -------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenue..................................  $ 48,838   $ 13,390   $ 11,013   $ 2,175   $   190   $ 40,253   $ 20,653
  Loss from operations.....................   (53,948)   (25,423)   (16,541)   (3,936)   (3,118)   (37,316)   (21,827)
  Net loss applicable to common
    stockholders...........................  $(54,048)  $(28,005)  $(18,606)  $(4,458)  $(3,426)  $(36,134)  $(22,331)
  Basic and diluted net loss per common
    share..................................  $  (1.54)  $  (3.88)  $  (2.83)  $ (0.85)            $  (0.55)  $  (1.27)
  Weighted-average shares outstanding used
    in computing basic and diluted net loss
    per common share.......................    34,987      7,223      6,583     5,246               66,286     17,632

                                                               AS OF DECEMBER 31,                      AS OF
                                              ----------------------------------------------------    JUNE 30,
                                               1998       1997        1996       1995       1994        1999
                                              -------    -------    --------    -------    -------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments.............................  $36,817    $21,804    $  7,539    $ 9,386    $ 4,186    $ 47,353
  Working capital...........................   27,934     14,790       2,505      7,244      4,226      37,796
  Total assets..............................   79,940     53,747      34,407     10,801      5,379     108,028
  Long-term obligations, net of current
    portion.................................    2,984        932       1,210         --         63       2,609
  Convertible redeemable preferred stock....       --     50,948      39,578     16,029      7,919          --
  Total stockholders' equity (net capital
    deficiency).............................   59,413     (9,930)    (14,553)    (7,698)    (2,838)     81,773

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

                 HEALTHEON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon's Virtual Healthcare Network, or VHN, solution enables the secure exchange of information among a wide array of disparate healthcare information systems and provides a framework for a broad range of healthcare transactions.

     Healtheon was incorporated in December 1995, commenced operations in January 1996 and until late 1997 had not recognized substantial revenue and was therefore considered to be in the development stage. In May 1998, Healtheon acquired ActaMed, which was incorporated in 1992. The acquisition of ActaMed was accounted for as a pooling of interests. The financial information presented reflects the combined financial position and results of operations of Healtheon and ActaMed for all dates and periods presented. Healtheon's revenue to date has been derived primarily from proprietary non-Internet network services offered by ActaMed and from management and operation of customers' information technology, or IT, infrastructure. In March 1996, ActaMed acquired EDI Services, or EDI, a wholly-owned subsidiary of UnitedHealth Group, in a transaction accounted for as a purchase. Accordingly, the operations of EDI are included in Healtheon's consolidated statements of operations beginning in March 1996. In August 1998, Healtheon acquired substantially all of the assets of Metis, LLC, a leading consulting, design and development firm focused on Internet and intranet-based solutions for medical centers and integrated delivery networks. In connection with this acquisition, Healtheon issued 1,600,000 shares of its common stock, of which 200,000 shares are held in escrow to secure indemnification obligations. Of the total shares issued, 476,548 shares were issued to certain employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the agreements' respective vesting periods. The Metis acquisition was treated as a tax-free reorganization and was accounted for as a purchase.

     Because Healtheon has recently begun operations, it is difficult to evaluate its business and prospects. Healtheon's revenue and income potential is unproven and its business model is still emerging. Healtheon's historical financial information is of limited value in projecting its future operating results because of its limited operating history as a combined organization and the emerging nature of its markets. Healtheon began operations in January 1996 and until recently had not earned significant revenue. Healtheon has lost money since it began operations and, as of June 30, 1999, it had an accumulated deficit of $139.6 million. Healtheon plans to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing. As a result, Healtheon expects that it will continue to lose money through 1999 and it may never achieve or sustain profitability.

     Healtheon has developed strategic relationships with healthcare industry leaders, including UnitedHealth Group, SmithKline Labs, Brown & Toland and Beech Street. These four companies each accounted for over 10% of Healtheon's total revenue in 1998 and the first six months of 1999, and together accounted for approximately 81% of Healtheon's total revenue in 1998. Healtheon expects that a small number of customers will continue to account for a substantial portion of its revenue for the foreseeable future. The loss of one or more of Healtheon's significant customers, or a decline in the volume of business generated by these customers, could have a material adverse effect on Healtheon's business, financial condition and results of operations.

     Cost of operations consist of costs related to services Healtheon provides to customers and costs associated with the operation and maintenance of its networks. These costs include salaries and related expenses for consulting and development personnel, network operations personnel and customer support personnel; telecommunication costs; maintenance of network equipment; amortization of certain intangible assets; a portion of facilities expenses; and leased personnel and facilities costs. Given Healtheon's limited operating history, changes in revenue mix, limited history of Internet-based network services, recent investments in personnel, amortization of infrastructure investments and evolving business model, Healtheon believes that analysis of historical cost of operations as a percentage of revenue is not meaningful. Healtheon anticipates that its total cost of operations will increase in absolute dollars in the future.

     Development and engineering expense, which excludes development expenses that are included in cost of operations, consists primarily of salaries and related expenses associated with the development of applications and services. Expenses include compensation paid to engineering personnel, fees to outside contractors and consultants, a portion of facilities expenses and the maintenance of capital equipment used in the development process. Healtheon believes its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Accordingly, Healtheon intends to continue recruiting and hiring experienced engineering personnel and to continue making other investments in development and engineering. Healtheon expects that development and engineering expenses will continue to increase in absolute dollars. Currently, all development and engineering expenses are expensed as incurred.

     Sales, general and administrative expense consists primarily of salaries and related expenses for sales, account management, marketing, administrative, finance, legal, human resources and executive personnel; commissions; costs and expenses for marketing programs and trade shows; fees for professional services; and costs of accounting and internal control systems to support Healtheon's operations. Healtheon anticipates that sales, general and administrative expense will continue to increase in absolute dollars as it adds sales, marketing and administrative personnel, increases its marketing and promotional activities and incurs costs related to being a public company, such as directors' and officers' liability insurance premiums and professional fees.

RESULTS OF OPERATIONS

     The following table sets forth certain data expressed as a percentage of total revenue for the periods indicated.

                                                                                 SIX MONTHS
                                                                                   ENDED
                                                 YEARS ENDED DECEMBER 31,         JUNE 30,
                                                --------------------------    ----------------
                                                 1998      1997      1996      1999      1998
                                                ------    ------    ------    ------    ------
Revenue:
  Services....................................    55.5%     32.1%     16.3%     45.9%     52.7%
  Services to related parties.................    42.9      54.6      38.5      50.3      45.4
  Software licenses...........................     1.6      13.3      45.2       3.8       1.9
                                                ------    ------    ------    ------    ------
          Total revenue.......................   100.0     100.0     100.0     100.0     100.0
Operating costs and expenses:
  Cost of operations:
  Cost of services............................    55.1      29.2      14.4      39.6      50.6
  Cost of services to related parties.........    33.0      48.8      44.7      43.5      30.9
  Cost of software licenses...................      --        --       1.5        --        --
                                                ------    ------    ------    ------    ------
          Total cost of operations............    88.1      78.0      60.6      83.1      81.5
Development and engineering...................    38.9      91.6      75.7      35.4      38.7
Sales, general and administrative.............    47.3      75.4      76.3      49.2      56.3
Depreciation and amortization.................    32.9      44.8      37.7      25.1      29.1
Write-off of offering costs...................     3.3        --        --        --        --
                                                ------    ------    ------    ------    ------
          Total operating costs and
            expenses..........................   210.5     289.9     250.3     192.8     205.6
                                                ------    ------    ------    ------    ------
  Loss from operations........................  (110.5)   (189.9)   (150.3)    (92.8)   (105.6)
Interest income...............................     2.6       4.6       4.9       3.6       3.1
Interest expense..............................    (1.0)     (2.4)     (0.5)     (0.6)     (1.2)
Dividends on ActaMed's convertible redeemable
  preferred stock.............................    (1.8)    (21.4)    (23.1)       --      (4.3)
                                                ------    ------    ------    ------    ------
  Net loss....................................  (110.7)%  (209.1)%  (169.0)%   (89.8)%  (108.0)%
                                                ======    ======    ======    ======    ======

Six months ended June 30, 1999 and 1998

     Revenue. Healtheon earns revenue from services which include providing access to its network-based services, including fixed fee and transaction based services, and performing development and consulting services, and from licensing software. Services revenue also includes revenue from the management and operation of customers' IT infrastructure. Customers may purchase some or all of Healtheon's applications and services and the customer relationship may evolve from utilizing development and consulting services to utilizing transaction and subscription-based services. Healtheon earns network-based services revenue from fixed fee subscription arrangements, which revenue is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which revenue is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as the services are performed, depending on the terms of the contract. Revenue from consulting services and revenue from the management and operation of customers' IT infrastructure is recognized as the services are performed. Cash received in excess of revenue recognized relating to these services has been recorded as deferred revenue. At June 30, 1999, Healtheon had deferred revenue of approximately $1.2 million.

     Total revenue increased to $40.3 million in the six months ended June 30, 1999 from $20.7 million in the six months ended June 30, 1998. Revenue from the service agreements with UnitedHealth and SmithKline Labs increased to $20.3 million in the six months ended June 30, 1999, compared to $9.4 million in the six months ended June 30, 1998. Increased transaction-based services under the

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UnitedHealth Group agreement, and additional revenue from the January 1999 services agreement with SmithKline Labs, which was phased in during the first quarter of 1999 contributed to the significant increases in revenue.

     The UnitedHealth Group agreement has a five-year term. However, the agreement provides that two years after the date of the agreement, which was signed on April 4, 1996, the parties will agree on new prices that are competitive with the marketplace. Healtheon and UnitedHealth Group are negotiating the new prices and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group, on a prospective basis. The services agreements with SmithKline Labs also each have a five-year term. However, the December 1997 services agreement provides that the parties will negotiate new rates as of January 1, 2001 and every two years thereafter. Under the terms of the services agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similar customers.

     In December 1996, through a subsidiary, Healtheon entered into an agreement to license its newly granted patent to International Business Machines Corporation, or IBM. IBM agreed to pay $4.8 million over a four-year period, $1.0 million in December 1996 and the remaining balance in 48 equal monthly installments commencing in January 1997. Additionally, Healtheon issued IBM a five-year warrant to purchase 282,522 shares of its common stock at a price of $7.97 per share. Because of the extended payment terms and the subsidiary's contentious relationship with IBM, we concluded collection was not assured and, accordingly, we were recognizing this revenue as the proceeds were collected. In January 1999, Healtheon announced an enhanced relationship with IBM, where both parties agreed to jointly market and sell each company's products to their healthcare customers. Since then, Healtheon has been in further discussions with IBM on additional strategic opportunities, and as a part of these discussions, in June 1999 Healtheon has amended the agreement with IBM such that the remaining payment stream was discounted by 10.5% ($149,000) in exchange for immediate payment of the revised balance due, resulting in the recognition of the remaining deferred revenue. As a result, Healtheon recognized revenue of $1.3 million and $1.5 million in the three and six months ended June 30, 1999 and $0.2 million and $0.4 million in the three and six months ended June 30, 1998.

     Cost of operations. Cost of operations increased to $33.4 million in the six months ended June 30, 1999 from $16.8 million in the six months ended June 30, 1998. These increases resulted mainly from higher personnel and network operation costs required to support these increased service revenues.

     Development and engineering. Development and engineering expense was $14.3 million in the six months ended June 30, 1999 and $8.0 million in the six months ended June 30, 1998. The increase was the result of a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.

     Sales, general and administrative. Sales, general and administrative expense increased to $19.8 million in the six months ended June 30, 1999 from $11.6 million in the six months ended June 30, 1998. The amortization of deferred stock compensation expense was $4.2 million in the six months ended June 30, 1999, compared to $1.1 million in the comparable period of the prior year. The remainder of the increase resulted from salaries and related costs of added sales and administrative personnel and executive management.

     Deferred stock compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of Healtheon's common stock at the time of those grants. Healtheon recorded deferred stock compensation of $6.3 million in the first six months of 1999, $8.2 million in the full year of 1998 and $2.7 million in the full year of 1997. The deferred stock compensation balance at June 30, 1999 was $8.5 million. The deferred stock compensation balance is being amortized based on a graded vesting method over the vesting period, generally four years, of the option or restricted stock grants. Amortization is estimated to total $3.4 million during the remainder of 1999, $3.3 million in 2000, $1.4 million in 2001 and $.4 million for 2002.

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     Depreciation and amortization. Depreciation and amortization was $10.1 million in the six months ended June 30, 1999 and $6.0 million in the six months ended June 30, 1998. Property and equipment is being depreciated over the estimated useful life of the related assets, generally three to seven years. All of the intangible assets are being amortized over expected lives of two to five years. The increase is due primarily to the technology rights acquired with the January 1999 services agreement with SmithKline Labs and the acquisition of Metis LLC in August 1998, as well as the increase in property and equipment to support overall growth. Amortization charges are estimated to be $11.8 million in 1999, $10.0 million in 2000, $3.4 million in 2001, $1.8 million in both 2002 and 2003 and $.2 million in 2004 assuming no impairment of the remaining unamortized intangible asset balances and no additional acquisitions of intangible assets.

     Interest income and expense. Interest income has been derived primarily from cash investments. Interest expense results primarily from Healtheon's borrowings and from capitalized lease obligations for equipment purchases. Net interest income was $1.4 million in the first six months of 1999 and $0.6 million in the first six months of 1998. The increase for the 1999 period was due to higher average cash balances resulting from the proceeds of Healtheon's $46.1 million preferred stock financing in October 1998 and the net proceeds of $41.4 million from Healtheon's initial public offering in February 1999.

     Dividends on ActaMed's convertible redeemable preferred stock. Healtheon acquired ActaMed in a transaction accounted for as a pooling-of-interests in May 1998. Because dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, ActaMed accrued the dividends on a quarterly basis. Dividends of $0.9 million were charged against income in the consolidated statements of operations in the first quarter of 1998. None of the dividends were paid, and, in conjunction with approving the acquisition of ActaMed by Healtheon, ActaMed's preferred stockholders waived their right to receive the dividends, which totaled $7.5 million at the time of the acquisition. The ActaMed preferred stockholders received an aggregate of 17.3 million shares of Healtheon common stock in exchange for their ActaMed convertible redeemable preferred stock.

Years ended December 31, 1998, 1997 and 1996

     Revenue. At December 31, 1998, Healtheon had deferred revenue of approximately $1.9 million.

     Total revenue increased to $48.8 million in 1998 from $13.4 million in 1997 and $11.0 million in 1996. Revenue from services was $27.1 million in 1998, $4.3 million in 1997 and $1.8 million in 1996. The significant increase in services revenue in these periods was principally due to new contracts with Brown & Toland Physician Services Organization, or Brown & Toland, and Beech Street Corporation, or Beech Street, for the management and operation of their information technology, or IT, infrastructure beginning in late 1997. To provide these services, Healtheon utilizes its own personnel, outside contractors and personnel and facilities of the customers that are leased to Healtheon. The cost of these leased customer personnel and facilities are included as part of the total costs of the IT and development services that Healtheon billed to the customers. Healtheon recognized revenue for IT services of $15.1 million in 1998 and $2.1 million in 1997. Revenue for IT services included costs of leased personnel and facilities of $11.8 million in 1998 and $1.9 million in 1997. These amounts are also included in cost of services. In addition, Healtheon recognized revenue related to development services of $6.5 million in 1998 and $.2 million in 1997. No revenue was recognized from IT services or development services in 1996.

     Revenue from services to related parties consists of services provided to UnitedHealth Group under a Services and License Agreement between ActaMed and UnitedHealth Group dated April 4, 1996, or the UnitedHealth Group Agreement, and services provided to SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, under a services agreement between ActaMed and SmithKline Labs dated December 31, 1997, or the services agreement. Revenue from services to related parties increased to $21.0 million in 1998 from $7.3 million in 1997 and $4.2 million in 1996. The increase was primarily due to the additional revenue from the December 1997 services agreement with SmithKline Labs to service its SCAN laboratory and test order and results service.

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     ActaMed entered into a national marketing and licensing agreement, or the
Agreement, with International Business Machines Corporation in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6.3 million. Under the agreement, Healtheon recognized software license revenue of approximately $1.2 million in 1997 and approximately $3.4 million in 1996, upon delivery of the software. All revenue under the agreement had been recognized by the end of 1997.

     In December 1996, ActaMed entered into a new agreement, or the license, to license its newly granted patent to IBM. As part of the license, IBM agreed to pay $4.8 million over a four-year period, $1.0 million in December 1996 and the remaining balance in 48 equal monthly installments commencing in January 1997. Additionally, in conjunction with the license, IBM was issued a five-year warrant to purchase 282,522 shares of common stock at a price of $7.97 per share. Because of the extended payment terms and ActaMed's contentious relationship with IBM, ActaMed concluded that the license fee was not assured of collection and, accordingly, Healtheon is recognizing this revenue as the proceeds are collected. Healtheon recognized revenue from the License of $.8 million in 1998, $.8 million in 1997 and $1.0 million in 1996. Deferred revenue at December 31, 1998 included $1.6 million related to the license.

     Cost of operations. Total cost of operations was $43.0 million in 1998, $10.4 million in 1997 and $6.7 million in 1996. Cost of services increased to $26.9 million in 1998 from $3.9 million in 1997 and $1.6 million in 1996. The increases included costs of leased personnel and facilities utilized to provide IT services totaling $11.8 million in 1998 and $1.9 million in 1997 as well as costs related to development services of $6.5 million in 1998 and $.2 million in 1997. The remainder of the increase resulted from increased personnel and expansion of Healtheon's network infrastructure to support current customers and future business activities. Healtheon believes that its margin on services revenue will continue to be negative until revenue from other than IT and development services increases.

     Cost of services to related parties was $16.1 million in 1998, $6.5 million in 1997 and $4.9 million in 1996. The increase in 1998 over 1997 was due to higher personnel and network operation costs required to support increased transactions from Healtheon's SCAN services under the services agreement with SmithKline Labs, and the increase in 1997 over 1996 was due to increased transaction volume under the UnitedHealth Group agreement.

     Development and engineering. Development and engineering expense was $19.0 million in 1998, $12.3 million in 1997 and $8.3 million in 1996. The increase was the result of a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.

     Sales, general and administrative. Sales, general and administrative expense increased to $23.1 million in 1998 from $10.1 million in 1997 and $8.4 million in 1996. The amortization of deferred stock compensation expense accounted for $2.8 million of the increase in 1998 and $.6 million of the increase in 1997. In addition, 1998 includes $.8 million of costs related to the merger with ActaMed. Substantially all of the remainder of the increase in both 1998 and 1997 resulted from salaries and related support costs for added sales personnel and executive management.

     Deferred stock compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of Healtheon's common stock at the time of those grants. Healtheon recorded deferred stock compensation of $8.2 million in 1998 and $2.7 million in 1997. The deferred stock compensation balance at December 31, 1998 was $6.9 million. From January 1, 1999 through February 10, 1999, the date of Healtheon's initial public offering, Healtheon granted additional stock options for which it recorded approximately $6.3 million of additional deferred stock compensation. The deferred stock compensation balance will be amortized based on a graded vesting method over the vesting period, generally four years, of the option or restricted stock grants. Amortization is estimated to total $7.8 million for 1999, $3.5 million for 2000, $1.5 million for 2001 and $.4 million for 2002.

     Depreciation and amortization. Depreciation and amortization of intangible assets was $16.1 million in 1998, $6.0 million in 1997 and $4.2 million in 1996. The intangible assets include those arising from the

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acquisitions of EDI from UnitedHealth Group in March 1996 and of Metis in August
1998 as well as certain intangible assets related to the technology rights acquired related to the SCAN services agreement with SmithKline Labs in December 1997. Property and equipment is being depreciated over the estimated useful life of the related assets, generally three to seven years, while the intangible assets are generally being amortized over a three-year life. Although the services and license agreement entered into with UnitedHealth Group in connection with the acquisition of EDI has a five year term, Healtheon determined that a three year amortization period was appropriate for the EDI-related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. Similarly, although the services agreement entered into with SmithKline Labs in connection with the acquisition of the SCAN-related assets has a five year term, Healtheon determined that a three year amortization period was appropriate for the SCAN related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. There can be no assurance that Healtheon's services to UnitedHealth Group and SmithKline Labs will be profitable after the price renegotiations required by the agreements, particularly given the uncertainty of future rates and volumes under those agreements. At December 31, 1998, a total of $19.9 million remained to be amortized. Amortization charges are estimated to be $10.1 million in 1999 and $8.2 million in 2000, assuming no impairment of the remaining unamortized intangible asset balances. See Notes 2 and 3 of notes to Healtheon's consolidated financial statements.

     Write-off of offering costs. In October 1998, Healtheon withdrew a planned initial public offering and wrote off the accumulated costs related to the planned offering. These costs consisted primarily of professional fees for legal and accounting services and printing costs.

     Interest income and expense. Interest income has been derived primarily from the investment of excess cash. Interest expense results primarily from Healtheon's borrowings and from capitalized lease obligations for equipment purchases. Net interest income was $0.8 million in 1998, $0.3 million in 1997 and $0.5 million in 1996. The 1998 increase was due to higher average cash balances resulting from the proceeds of Healtheon's $25.0 million preferred stock financing in October 1997 and its $46.1 million preferred stock financing in October 1998. Healtheon expects that net interest income may increase in the near term as the proceeds of its initial public offering in February 1999 are invested.

     Dividends on ActaMed's convertible redeemable preferred stock. Because dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, ActaMed accrued the dividends on a quarterly basis. Dividends of $.9 million in 1998, $2.9 million in 1997 and $2.5 million in 1996 were charged against income in the consolidated statements of operations.

     Income taxes. At December 31, 1998, Healtheon had net operating loss carryforwards for federal income tax purposes of approximately $76.5 million and federal tax credits of approximately $1.8 million, both expiring from 2009 through 2018. Of these net operating losses, approximately $19.9 million relates to a consolidated subsidiary. This loss carryforward is available only to offset future taxable income of that subsidiary. Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of Healtheon's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. Thus, a portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1999, Healtheon completed the initial public offering of its common stock and realized net proceeds from the offering of approximately $41.4 million. Prior to the offering, Healtheon had funded its operations since inception primarily through the private placement of equity securities, through which it had raised net proceeds of $106.2 million through December 31, 1998. Healtheon had also financed its operations through equipment lease financing and bank borrowings. As of June 30, 1999, Healtheon had

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outstanding equipment lease liabilities of $4.8 million and notes payable of
$0.9 million. As of June 30, 1999, Healtheon had approximately $47.4 million of cash, cash equivalents and short-term investments.

     Cash used in operating activities was $24.5 million in the first six months of 1999 and $9.1 million in the first six months of 1998. The cash used during these periods was primarily attributable to net losses. These losses were principally related to increased expenses as described more fully above in the section entitled "-- Results of operations" on page 215. Cash used in operating activities was $27.0 million in 1998, $16.4 million in 1997 and $9.6 million in 1996. The cash used during these periods was primarily attributable to net losses of $54.0 million in 1998, $28.0 million in 1997 and $18.6 million in 1996 offset in part by depreciation and amortization and dividends on ActaMed's convertible redeemable preferred stock. Healtheon's losses were principally related to increased development and engineering expenses and sales, general and administrative expenses.

     Investments in property and equipment, excluding equipment acquired under capital leases or through the issuance of common stock, were $7.3 million in the first six months of 1999 and $2.7 million in the first six months of 1998. Due to cash in excess of the amounts needed for operations for the next 90 days, Healtheon will, from time to time, purchase short-term investments. In the first six months of 1999, Healtheon used $16.4 million of cash to purchase short-term investments and realized $22.7 million in cash from maturities of its short-term investments. In the first six months of 1998, Healtheon used $3.5 million of cash to purchase short-term investments and realized $7.1 million in cash from maturities of its short-term investments. Investments in property and equipment, excluding equipment acquired under capital leases, and internally developed software were $6.3 million in 1998, $2.8 million in 1997 and $2.0 million in 1996. In 1997, Healtheon used $5.3 million of cash to purchase short-term investments. In 1998, Healtheon purchased an additional $22.5 million of short-term investments and realized $10.4 million in cash from maturities of its short-term investments. Healtheon had no purchases or maturities of short-term investments in 1996. We invest our excess cash in short-term investments and will continue to do so in the future. Healtheon is not assured of having excess cash balances in the future, so purchases of short-term investments cannot be assured.

     Cash provided by financing activities was $41.5 million in the first six months of 1999, primarily from the net proceeds of Healtheon's initial public offering of $41.4 million, as well as proceeds from exercises of employee stock options, partially offset by payments totaling $1.4 million on capital lease obligations and line of credit borrowings. Financing activities provided $2.8 million of cash in the first six months of 1998, resulting primarily from proceeds from the issuance of preferred and common stock, offset in part by payments on capital lease obligations. Cash provided by financing activities was $49.0 million in 1998, $34.6 million in 1997 and $11.1 million in 1996, resulting primarily from net proceeds from the sale of preferred stock and, to a lesser extent, from a bank line and bridge note financing in 1997. In addition, proceeds from the issuance of common stock in 1998 totaled $3.7 million.

     As of June 30, 1999, Healtheon did not have any material commitments for capital expenditures. Healtheon's principal commitments at June 30, 1999 consisted of obligations under operating and capital leases and notes payable.

     Healtheon currently anticipates that its available cash resources and credit facilities will be sufficient to meet its presently anticipated working capital, capital expenditure and business expansion requirements through the end of the year. However, Healtheon may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. However, with the completion of the merger with WebMD, Healtheon will have, on a combined basis, sufficient cash resources to meet its needs for at least the next twelve months and for some extended time beyond that. Healtheon's future liquidity and capital requirements will depend upon numerous factors, including the success of its existing and new application and service offerings and competing technological and market developments. Healtheon may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. In the event the WebMD merger is not completed,

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Healtheon may be required to raise additional funds in the first quarter of
2000. There can be no assurance that additional funding, if needed, will be available on terms acceptable to Healtheon, or at all.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements. Healtheon's business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used by Healtheon to deliver services to its customers, including Healtheon's proprietary software systems as well as hardware and software supplied by third parties; communications networks, such as the Internet and private intranets, which Healtheon depends on to provide electronic transactions to its customers; the internal systems of its customers and suppliers; the hardware and software systems Healtheon uses internally in the management of its business; and non-information technology systems and services Healtheon uses in its business, such as telephone systems and building systems.

     Healtheon has reviewed the proprietary software systems Healtheon uses to deliver services to its customers. Although Healtheon believes that its internally developed applications and systems are designed to be Year 2000 compliant, Healtheon utilizes third-party equipment and software that may not be Year 2000 compliant. In January 1999, Healtheon acquired certain electronic laboratory connectivity devices from SmithKline Labs. SmithKline has warranted these services to be Year 2000 compliant. Also, two systems acquired by ActaMed, specifically SCAN and ProviderLink, which together accounted for approximately 42% of Healtheon's total revenue in 1998, will require modifications to become Year 2000 compliant. Healtheon has released an updated version of SCAN which is Year 2000 compliant and Healtheon is in the process of deploying the updated version of SCAN to its customers. ProviderLink has two versions. The DOS version was made Year 2000 compliant and is currently being deployed to Healtheon's DOS-based customers. The Internet version is being modified to be Year 2000 compliant and Healtheon expects to begin deployment over the Internet in the second half of 1999. In addition, Healtheon's SCAN product is installed on approximately 4,650 Healtheon-owned workstations located in provider offices. Many of these workstations are not Year 2000 compliant and Healtheon must upgrade or replace them. Healtheon expects the costs of such upgrades or replacements to be less than $1.0 million. However, Healtheon could experience delays and cost overruns in the development of these upgrades, the upgrades could contain defects and Healtheon could experience difficulties in getting its installed base of physicians to implement these upgrades in a timely manner. If Healtheon experiences these or other difficulties in developing and deploying its Year 2000 upgrades, its revenues from SCAN, ProviderLink and electronic laboratory delivery could be significantly reduced, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Failure of third-party or of Healtheon's equipment or software to operate properly with regard to the Year 2000 and thereafter could require Healtheon to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. In certain of Healtheon's agreements, Healtheon warrants that its applications and services are Year 2000 compliant. Failure of Healtheon's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, either of which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Healtheon does not believe that the expenditures to upgrade its internal systems and applications will have a material adverse effect on its business, financial condition and results of operations.

     Furthermore, the success of Healtheon's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on Healtheon's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose Healtheon to significant potential liability. If client failures result in the failure of Healtheon's systems, Healtheon's business, financial condition and results of operations would be

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materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement Healtheon's applications and services.

     Healtheon, with the assistance of an independent consulting firm specializing in Year 2000 issues, has completed a formal assessment of its Year 2000 exposure and is in the final stages of remediation of all its applications, internal IT systems, and non-IT systems. It is estimated that 98% of the remediation phase has been completed with the anticipated completion date in early fourth quarter of 1999. Additionally, the final stage of Healtheon's Year 2000 overall project includes the development of business continuity plans which are expected to be completed by mid fourth quarter of 1999. An independent Year 2000 audit will also be performed with the objective of achieving Year 2000 certification by an industry leading expert group. However, Healtheon is unable to make contingency plans for the failure of any significant number of the computers constituting the Internet to properly process dates for the Year 2000 resulting in a system-wide slowdown or breakdown. Any failure by Healtheon to address any unforeseen Year 2000 issue could adversely affect Healtheon's businesses, financial condition and results of operations. Any interruption or significant degradation of Internet operations, whether due to Year 2000 problems or otherwise, could harm Healtheon's business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Healtheon is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on Healtheon's financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." Healtheon is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because Healtheon currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate sensitivity

     The primary objective of Healtheon's investment activities is to preserve principal while at the same time maximizing the income it receives from its investments without significantly increasing risk. Some of the securities that Healtheon has invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if Healtheon holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of Healtheon's investment will probably decline. To minimize this risk, Healtheon maintains its portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, other non-government debt securities and money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. In addition, Healtheon invests in relatively short-term securities. As of December 31, 1998, all of Healtheon's investments mature in less than three months. See note 1 of notes to Healtheon's consolidated financial statements.

     The following table presents the amounts of Healtheon's cash equivalents and short-term investments that are subject to market risk by range of expected maturity and weighted-average interest rates as of

June 30, 1999. This table does not include money market funds because those funds are not subject to market risk.

                                                              MATURING IN
                                                                 THREE
                                                                MONTHS        FAIR
                                                                OR LESS       VALUE
                                                              -----------    -------
                                                              (DOLLARS IN THOUSANDS)
Included in cash and cash equivalents.......................    $31,899      $31,899
Weighted-average interest rates.............................       4.96%
Included in short-term investments..........................    $11,112      $11,112
Weighted-average interest rates.............................       5.05%

Exchange rate sensitivity

     Currently the majority of Healtheon's sales and expenses are denominated in U.S. dollars and as a result Healtheon has experienced no significant foreign exchange gains and losses to date. While Healtheon is conducting some transactions in foreign currencies during 1999, it does not anticipate that foreign exchange gains or losses will be significant. Healtheon has not engaged in foreign currency hedging activities to date.

                             HEALTHEON'S MANAGEMENT

     The following table sets forth certain information regarding Healtheon's current executive officers and directors:

               NAME                  AGE                          POSITION
               ----                  ---                          --------
James H. Clark.....................  55    Chairman of the Board of Directors
W. Michael Long....................  48    Chief Executive Officer and Director
Steve Curd.........................  40    Executive Vice President and Chief Operating Officer
Stephen D. Smith...................  52    Executive Vice President, Worldwide Sales and Marketing
Mark Bailey........................  40    Vice President, Business Development
Kallen Chan........................  44    Corporate Controller
Theresa Dadone-Carlsted............  44    Vice President, Human Resources
Jack Dennison......................  42    Vice President and General Counsel
Dennis Drislane....................  50    Vice President, National Accounts
Edward Fotsch, M.D.................  43    Vice President, Member Organizations
Nancy Ham..........................  38    Vice President, Connectivity and Institutional Services
Krishna Kolluri....................  35    Vice President, Provider Enterprise Services
Matthew Moore......................  34    Vice President, Consumer Direct
Pavan Nigam........................  40    Vice President, Chief Technology Officer
Charles Saunders, M.D..............  45    Vice President, Strategic Planning and Medical Director
John L. Westermann III.............  54    Vice President, Chief Financial Officer,   Secretary
                                           and Treasurer
L. John Doerr......................  48    Director
Thomas A. Jermoluk.................  43    Director
C. Richard Kramlich................  64    Director
William W. McGuire, M.D............  51    Director
Laura D'Andrea Tyson...............  52    Director
Tadataka Yamada, M.D...............  54    Director

     James H. Clark has served as Chairman of the Board of Healtheon since he co-founded it in December 1995. Dr. Clark co-founded Netscape Communications Corporation in April 1994 and served as the Chairman of the board of directors of Netscape from its inception until it was acquired by America Online, Inc. in March 1999. He served as President and Chief Executive Officer of Netscape from its founding until December 1994. From 1981 until 1994, Dr. Clark served as Chairman of the board of directors of Silicon Graphics, Inc., a company that he founded in 1981. Prior to founding Silicon Graphics, Dr. Clark was an Associate Professor at Stanford University. He holds a B.S. and an M.S. from the University of New Orleans and a Ph.D. from the University of Utah.

     W. Michael Long has served as Chief Executive Officer and a director of Healtheon since joining Healtheon in July 1997. Prior to joining Healtheon, Mr. Long was President and Chief Executive Officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation, from August 1996 to July 1997. For more than five years prior to its acquisition by CSC, he was President and Chief Executive Officer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. He holds a B.A. from the University of North Carolina.

     Steve Curd has served as Executive Vice President, Chief Operating Officer since joining Healtheon in February 1999. Prior to joining Healtheon, Mr. Curd was Chief Information Officer of UnitedHealth Group's Uniprise business unit, from 1995 to early 1999. Prior to that, he served as Vice President of Information Systems for CIGNA. From 1986 to 1993, Mr. Curd held various positions at American Airlines, including Vice President of Scheduling and Capacity Planning systems. He holds a B.A. from William Jewell College, and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Stephen D. Smith has served as Executive Vice President, Worldwide Sales & Marketing since joining Healtheon in February 1999. Prior to joining Healtheon, Mr. Smith was Area Vice President for HBO & Company for eight years where he managed the sales organization for the western half of the U.S. Prior to that Mr. Smith spent 15 years with Ernst & Young as partner-in-charge of their Northern California healthcare practice. Mr. Smith holds a B.S. in business from California State University and is a Certified Public Accountant.

     Mark Bailey has served as Vice President, Business Development of Healtheon since joining Healtheon in July 1998. Prior to joining Healtheon, Mr. Bailey served as general partner at Venrock Associates, the venture capital organization for the Rockefeller family, from October 1997 to April 1998. Prior to that he was Senior Vice President Business Development at Symantec Corporation, a provider of productivity and utilities software, where he directed mergers and acquisitions efforts from December 1989 to October 1997. Before joining Symantec, he was an associate with Kleiner Perkins Caufield & Byers, a venture capital firm, from June 1985 to December 1989. Mr. Bailey holds an M.B.A. from Harvard University and a B.S.E. from Princeton University.

     Kallen Chan has served as Corporate Controller of Healtheon since April 1996. Prior to joining Healtheon, Mr. Chan was the Director of Audit and Group Controller for Worldwide Manufacturing at Cirrus Logic, Inc. since March 1995. From January 1993 to February 1995, Mr. Chan was Vice President of Finance and Chief Financial Officer of Comtech Labs Inc., a video imaging technology company. From 1986 to 1992, Mr. Chan served as Chief Financial Officer for various early stage companies, including Caeco Inc., Harmonic Lightwaves, Inc. and Oasic Technology, Inc. Prior to 1986, Mr. Chan spent nine years at Philips Semiconductor as a Division Controller. He holds a B.S. in commerce and an M.B.A. from the University of Santa Clara.

     Theresa Dadone-Carlsted has served as Vice President Human Resources since joining Healtheon in January 1999. Prior to joining Healtheon, Ms. Dadone-Carlsted was Director Human Resources at Synopsys from 1995 to early 1999. From 1984 to 1995, she served in various roles at Novell, Inc. including world wide Director, Compensation and Benefits, Site Director for Employee Relations, and Director, Human Resources merger and acquisition integration. She holds a B.A. from San Jose State University.

     Jack Dennison has served as Vice President and General Counsel of Healtheon since joining Healtheon in July 1998. Mr. Dennison served as Deputy General Counsel of Computer Sciences Corporation from August 1996 to July 1998. Prior to that time, Mr. Dennison served as Vice President and General Counsel of The Continuum Company, Inc. Prior to joining Continuum in 1989, he was a partner with Ford, Dennison & Byrne in Austin, Texas. Mr. Dennison holds a B.A. and a J.D. from the University of Texas.

     Dennis Drislane has served as Vice President, National Accounts of Healtheon since joining Healtheon in July 1997. Mr. Drislane served as Vice President, Communications Industry Group, at Electronic Data Systems Corporation, or EDS, from June 1995 to July 1997. From October 1992 to June 1995, he was President of EDS' Healthcare Division. Prior to October 1992, he held various management positions for EDS. Mr. Drislane holds both a B.S. and an M.S. in business administration from California State University in Sacramento.

     Edward Fotsch, M.D. has served as the Vice President, Member Organizations of Healtheon since Healtheon acquired Metis, LLC in August 1998. Dr. Fotsch served as President and Chief Executive Officer of Metis, LLC from March 1997 to August 1998. Prior to working at Metis, LLC, Dr. Fotsch served as Vice President of Healthcare for NetSource Communications Inc., an Internet development and consulting organization, from November 1994 to March 1997. Prior to working at NetSource, Dr. Fotsch was President of Med-Tech Consulting, a healthcare consulting firm from October 1992 through November 1994. Dr. Fotsch practiced medicine as Chief of the Department of Emergency Medicine at Doctors Hospital in Northern California for ten years prior to 1994. He holds a Doctorate in Medicine from the Medical College of Wisconsin and a B.S. from Marquette University.

     Nancy Ham has served as Vice President, Connectivity and Institutional Services of Healtheon since Healtheon acquired ActaMed in May 1998. Ms. Ham served as a Senior Vice President of ActaMed from June 1996 to May 1998. She served as Chief Financial Officer and Secretary of ActaMed from 1993 to May 1996. From 1992 to 1993, she was a Corporate Finance Director for the Capital Finance Group of Equifax, Inc. Prior to that, she was an Assistant Vice President at G.E. Capital Corporation. Ms. Ham holds a B.A. in economics from Duke University and a masters in international business studies from the University of South Carolina.

     Krishna Kolluri has served as Vice President, Provider Enterprise Services of Healtheon since July 1998, and prior to that, as Senior Director of Development Engineering of Healtheon since February 1996. Prior to joining Healtheon, Mr. Kolluri spent six years at Silicon Graphics, Inc. From August 1993 to February 1996, Mr. Kolluri served as Senior Engineering Manager of Applications and Development Environments in the Interactive Media Group of Silicon Graphics, Inc. From May 1992 to August 1993, he served as Senior Engineering Manager of Programming Environments in Silicon Graphics' CASE group where he was involved in the development and deployment of interactive TV projects in Orlando, Florida and Urayasu, Japan. From March 1990 to May 1992, he was a Member of Silicon Graphic's technical staff. Mr. Kolluri holds a B.S.M.E. from the Indian Institute of Technology, Madras, India, an M.S. in Operations Research from S.U.N.Y., Buffalo, and an M.S.C.S. from the University of California, Santa Cruz.

     Matthew Moore has served as Vice President, Consumer Direct since joining Healtheon in September 1998. Prior to joining Healtheon, Mr. Moore spent four years at Netscape Communications, where he co-founded the firm's European operations and served as Director of Strategic Sales from August 1994 until December 1997. Commencing January 1998, he moved to Netscape's U.S. operations to head up vertical markets internationally. From 1989 to 1994, he was a partner at Keystone Strategies, a technology consultancy firm based in Geneva, Switzerland. Mr. Moore holds a B.A. from University of California, Los Angeles, and an M.B.A. from Hautes Etudes Commerciales, University of Geneva, Switzerland.

     Pavan Nigam co-founded Healtheon and has served as its Vice President, Chief Technology Officer since February 1996. Prior to joining Healtheon, Mr. Nigam worked at Silicon Graphics from August 1989 to January 1996, where he was the division manager for Silicon Graphic's Interactive Media Group and was responsible for deploying Time Warner, Inc.'s Interactive TV project in Orlando, Florida. From 1989 to 1993, he was director of Silicon Graphics' Casevision products. Prior to 1989, Mr. Nigam was employed by Atherton Technologies and Intel Corporation. Mr. Nigam holds a B.S.E.E. from the Indian Institute of Technology and an M.S.C.S. from the University of Wisconsin-Madison.

     Charles Saunders, M.D. has served as Vice President, Strategic Planning and Medical Director since joining Healtheon in September 1997. Prior to joining Healtheon, Dr. Saunders was a principal in the consulting firm of A.T. Kearney, Inc./Electronic Data Systems Corporation from September 1994 to August 1997. Prior to that time, Dr. Saunders was Executive Director of managed care programs at San Francisco General Hospital, and served as Medical Director of the San Francisco Department of Public Health, Paramedic Division, from 1988 to 1994. He has conducted healthcare systems research for and has served on the faculties of the University of California at San Francisco, Vanderbilt University and the University of Colorado. Dr. Saunders holds a B.S. in biology from the University of Southern California and an M.D. from Johns Hopkins University.

     John L. Westermann III has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Healtheon since joining Healtheon in July 1998. From August 1996 to July 1998, Mr. Westermann was Chief Financial Officer and Vice President of CSC Continuum, Inc., a unit of Computer Sciences Corporation. For more than five years prior to its acquisition by CSC, Mr. Westermann was Chief Financial Officer, Vice President, Secretary and Treasurer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. Mr. Westermann holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Graduate School of Business.

     L. John Doerr has served as a director of Healtheon since July 1997. He has been a general partner at Kleiner Perkins Caufield & Byers, or KPCB, a venture capital firm, since 1980. Prior to joining KPCB, Mr. Doerr worked at Intel Corporation for five years. He is a director of Healtheon, Amazon.com, Inc., Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. He holds a B.S.E.E. and an M.E.E. from Rice University and an M.B.A. from Harvard Business School.

     Thomas A. Jermoluk has served as a director of Healtheon since February 1999. Mr. Jermoluk has been Chairman of the Board of Excite@Home since he joined @Home in July 1996 and was Chief Executive Officer of @Home until its merger with Excite in May 1999. From 1994 to July 1996, he was President and, from 1992 to July 1996, he was Chief Operating Officer of Silicon Graphics, Inc., a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of Silicon Graphics, and, from 1988 to 1991, he was Vice President and General Manager of Silicon Graphics' Advanced System Division. From October 1993 to August 1996, he was a member of the board of directors of Silicon Graphics. Prior to joining Silicon Graphics in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He currently serves on the board of directors of Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in Computer Science from Virginia Tech.

     C. Richard Kramlich has served as a director of Healtheon since July 1996. Mr. Kramlich is the co-founder and has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. He is a director of Ascend Communications, Inc., Com 21, Inc., Lumisys, Inc., Silicon Graphics, Inc., and Chalone Wine Group, Inc. Mr. Kramlich holds a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

     William W. McGuire, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. He has been the President of UnitedHealth Group since 1989 and the Chief Executive Officer and Chairman of the Board of Directors of UnitedHealth Group since 1991. Prior to this, Dr. McGuire was Executive Vice President and Chief Operating Officer of UnitedHealth Group. Prior to this time, he served as President and Chief Operating Officer of Peak Health Plan. Before becoming President and Chief Operating Officer, he held a number of other positions within that organization. Dr. McGuire practiced medicine in Colorado, specializing in cardiopulmonary medicine. He holds a B.A. from the University of Texas and an M.D. from the University of Texas Medical Branch.

     Laura D'Andrea Tyson has served as a director of Healtheon since February 1999. Dr. Tyson has been the Dean of the Haas School of Business Administration at the University of California at Berkeley since 1996. Dr. Tyson served as National Economic Advisor to the President of the United States from March 1995 to December 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. She also served as a member of the President's National Security Council and Domestic Policy Council. Dr. Tyson was Director of the Institute of International Studies from 1990 to 1992, and Research Director of The Berkeley Roundtable on the International Economy from 1986 to 1992, at the University of California, Berkeley, where she was also a professor of economics and business administration. Dr. Tyson is also a director of Ameritech Corporation, Eastman Kodak Company, Human Genome Sciences, Inc. and Morgan Stanley. She holds a B.A. in Economics from Smith College and a Ph.D. in Economics from the Massachusetts Institute of Technology.

     Tadataka Yamada, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. Dr. Yamada has been Chairman Research and Development, Pharmaceuticals of SmithKline Beecham since February 1999 and has been a non-executive director of SmithKline Beecham's Board of Directors since February 1994. Dr. Yamada was President and Executive Director of SmithKline Beecham HealthCare Services from February 1996 to February 1999. From June 1990 to February 1996, Dr. Yamada was Chairman of the Internal Medicine department and Physician-in-Chief of the University of Michigan Medical Center. Prior to that time, Dr. Yamada was a Professor and Chief of the Gastroenterology Division at the University of Michigan Medical School's Internal Medicine department. Prior to his work at the University of Michigan, Dr. Yamada was an associate professor of medicine at the

UCLA School of Medicine. Dr. Yamada holds a B.A. in history from Stanford University and an M.D. from the New York University School of Medicine.

BOARD OF DIRECTOR DESIGNEES

     Upon completion of the WebMD merger, the board of directors will be reconstituted to include the following directors of Healtheon: W. Michael Long, James H. Clark, L. John Doerr and William W. McGuire, M.D. In addition, the following directors of WebMD will also be members of the Healtheon/WebMD board after the WebMD merger: Jeffrey T. Arnold, William P. Payne and U. Bertram Ellis, Jr. In addition, the following individuals will be directors of the Healtheon/WebMD board following the WebMD merger:

NAME                                        AGE   POSITION
----                                        ---   --------
Eric J. Gleacher..........................  59    Director
Laura Jennings............................  38    Director

     Eric J. Gleacher will be a director of Healtheon/WebMD upon the closing of the WebMD merger. Mr. Gleacher is Chief Executive Officer and Chairman of the Board of Gleacher & Co. LLC, a merchant banking and mergers and acquisitions advisory firm, which he founded in 1990. Prior to founding Gleacher & Co. LLC, Mr. Gleacher served as a Managing Director at Morgan Stanley from 1983 until 1990, and served as Global Head of Mergers and Acquisitions from 1984 until 1990. From 1968 until 1983, Mr. Gleacher worked at Lehman Brothers, where he founded the Mergers and Acquisitions Department and served as General Partner from 1973 until 1983. He is a member of the Executive Committee and is Chairman of the Finance and Investment Committees of the U.S. Golf Association and is a member of the Board of Trustees of the University of Chicago.

     Laura Jennings will be a director of Healtheon/WebMD upon the closing of the WebMD merger. Ms. Jennings is Vice President of Worldwide Strategic Planning at Microsoft. Ms. Jennings joined Microsoft in July 1988 and has served in various positions at Microsoft including Vice President of MSN, Executive Producer of MSN, Senior Director of Marketing and Business Development in the Consumer Systems Division, General Manager of the Messaging Business Unit and Director of Marketing for the Workgroup Division. She holds a B.S. from the University of Illinois and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

BOARD OF DIRECTORS' COMMITTEES

     The board met twelve times, including telephone conference meetings during 1998. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which he or she was a director and the total number of meetings held by all committees of the board on which he or she served during the period that the director served.

     The board currently has three committees: an audit committee, a stock option committee and a compensation committee.

     The audit committee is currently comprised of Mr. Jermoluk, Mr. Sadler, Dr. Tyson and Dr. Yamada. The audit committee reviews and recommends to the Board the internal accounting and financial controls for Healtheon and the accounting principles and auditing practices and procedures to be used for the financial statements of Healtheon. The audit committee makes recommendations to the board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

     The stock option committee is currently comprised of Mr. Long and is charged with overseeing the stock option plans as they relate to employees other than officers and directors of Healtheon.

     The compensation committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, and Dr. McGuire. The compensation committee sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants to officers and directors. The compensation committee exercises all authority under Healtheon's employee equity incentive plans and advises and consults with the officers of Healtheon regarding managerial personnel policies.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their service on the board or any board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All board members are eligible to receive stock options under the 1996 stock plan, and outside directors receive stock options pursuant to automatic grants of stock options under the 1996 stock plan.

     In July 1998, Healtheon granted to each of Drs. McGuire and Yamada an option to purchase 30,000 shares of its common stock under the 1996 stock plan with an exercise price equal to $7.00 per share. In October 1998, Drs. McGuire and Yamada each agreed to exchange his option for a new option with an exercise price of $3.55 per share, reflecting the fair market value of Healtheon's common stock on that date as determined by the board of directors after taking into account Healtheon's financial results and prospects. In connection with this repricing, the vesting of the options for Drs. McGuire and Yamada was restarted. Therefore, 25% of their shares will vest in October 1999, and the remainder will vest ratably over the subsequent three years provided that they remain directors of Healtheon. In January 1999, Healtheon granted to each of Dr. Clark, Mr. Doerr, Mr. Kramlich, Dr. McGuire, Mr. Sadler and Dr. Yamada an option to purchase 20,000 shares of its common stock under the 1996 stock plan with an exercise price equal to $3.55 per share. In February 1999, Healtheon granted to each of Mr. Jermoluk and Dr. Tyson an option to purchase 30,000 shares of its common stock under the 1996 stock plan with an exercise price equal to $5.85 per share. The board also determined that under the 1996 stock plan each outside director will automatically receive an option to purchase 20,000 shares of common stock annually on January 1.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. McGuire, a member of the compensation committee, is the Chairman and Chief Executive Officer of UnitedHealth Group, which, with its affiliates, beneficially owns approximately 12.7% of Healtheon's common stock, and has entered into the UnitedHealth Group agreement and certain other agreements with Healtheon. For a more complete description, see "Healtheon's related party transactions" on page 236. No interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Healtheon's certificate of incorporation and bylaws limit or eliminate the personal liability of its directors for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to Healtheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for

     - any breach of the director's duty of loyalty to Healtheon or its stockholders

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

     - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions

     - any transaction from which the director derived an improper personal benefit

     These provisions are permitted under Delaware law.

     Healtheon's certificate of incorporation also provides that Healtheon will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of Healtheon or serves or served at any other enterprise as a director, officer or employee at Healtheon's request.

     Healtheon's bylaws provide that Healtheon will, to the maximum extent and in the manner permitted by Delaware law, indemnify each of the following persons against expenses, including attorneys' fees, judgments, fines, settlements, and other amounts incurred in connection with any proceeding arising by reason of the fact that he or she is or was an agent of Healtheon:

     - a current or past director or officer of Healtheon or any subsidiary of Healtheon

     - a current or past director or officer of another enterprise who served at the request of Healtheon

     - a current or past director or officer of a corporation that was a predecessor corporation of Healtheon or any of its subsidiaries or of another enterprise at the request of a predecessor corporation or subsidiary

     Healtheon has entered into indemnification agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. These agreements, among other things, indemnify Healtheon's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts incurred by them in any action or proceeding arising out of their services to Healtheon, its subsidiaries or any other enterprise to which they provide services at Healtheon's request. In addition, Healtheon has obtained directors' and officers' insurance providing indemnification for Healtheon's directors, officers and certain employees for certain liabilities. Healtheon believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

     The limited liability and indemnification provisions in Healtheon's certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit Healtheon and it stockholders. Furthermore, a stockholder's investment in Healtheon may be adversely affected to the extent Healtheon pays the costs of settlement and damage awards against directors and officers of Healtheon under these indemnification provisions.

     At present, there is no pending or threatened litigation or proceeding involving any director, officer or employee of Healtheon where indemnification is expected to be required or permitted, and Healtheon is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation earned for services rendered to Healtheon in 1998 by Healtheon's Chief Executive Officer and Healtheon's four other most highly compensated executive officers who earned more than $100,000 in 1998 and were serving as executive officers at the end of 1998, referred to in the sections entitled "Executive compensation" and "Share ownership by principal stockholders, management and directors of Healtheon" as the "named executive officers." Under the rules of the Securities and Exchange Commission, this table does not include certain perquisites and other benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                      ANNUAL COMPENSATION       ---------------------
                                                    ------------------------    SECURITIES UNDERLYING
           NAME AND PRINCIPAL POSITION              SALARY($)    BONUS($)(1)         OPTIONS(#)
           ---------------------------              ---------    -----------    ---------------------
W. Michael Long...................................  $458,337       $    --                   --
  Chief Executive Officer
Michael K. Hoover(2)..............................   154,487        60,000               80,000
  President
Dennis Drislane...................................   163,500        73,500                   --
  Vice President, National Accounts
Pavan Nigam.......................................   225,000            --              325,000
  Vice President, Chief Technology Officer
Charles Saunders..................................   151,250        45,000              200,000(3)
  Vice President, Medical Director

-------------------------
(1) Includes bonuses paid in both 1998 and 1999 related to services provided in 1998.

(2) Mr. Hoover resigned from Healtheon in May 1999.

(3) Includes 100,000 shares underlying an option granted in 1998 that was cancelled under a stock option repricing exchange program in October 1998.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth certain information for the year ended December 31, 1998, with respect to grants of stock options to each of the named executive officers. All options granted by Healtheon in 1998 were granted under its 1996 stock plan. These options have a term of 10 years and generally vest over four years -- 25% at the end of one year and 1/48 per month thereafter. Healtheon granted options to purchase common stock and issued shares of common stock under restricted stock purchase agreements equal to a total of 8,652,907 shares during 1998. This amount includes 2,057,950 shares underlying options granted and 568,732 shares issued under restricted stock purchase agreements in connection with a repricing program in October 1998 and on December 14, 1998. Options were granted at an exercise price equal to the fair market value of Healtheon's common stock, as determined in good faith by the board of directors. The board of directors determined the fair market value based on Healtheon's financial results and prospects, the share price derived for arms-length transactions, and evaluations conducted by valuation experts. Potential realizable values are net of exercise price before taxes, and are based on the assumption that the common stock of Healtheon appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities

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

and Exchange Commission requirements and do not reflect Healtheon's projection or estimate of future stock price growth.

                                                % OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF      OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                                  SECURITIES     GRANTED                                   STOCK PRICE APPRECIATION FOR
                                  UNDERLYING        TO                                             OPTION TERM
                                   OPTIONS      EMPLOYEES    EXERCISE PRICE   EXPIRATION   ----------------------------
              NAME                 GRANTED       IN 1998       PER SHARE         DATE          5%              10%
              ----                ----------    ----------   --------------   ----------   ----------      ------------
W. Michael Long.................         --         --%          $  --               --     $     --        $       --
Michael K. Hoover...............     80,000        0.9            3.55         06/02/08      178,606           425,623
Dennis Drislane.................         --         --              --               --           --                --
Pavan Nigam.....................    325,000        3.8            4.50         07/08/08      919,758         2,330,848
Charles Saunders................    100,000(1)     1.2            4.50               --      283,003(1)        717,184(1)
                                    100,000        1.2            3.55         10/21/08      223,258           565,779

-------------------------
(1) Represents an option to purchase 100,000 shares of common stock granted to Dr. Saunders in 1998 that was cancelled pursuant to a stock option repricing exchange program in October 1998.

  AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executive officers concerning exercisable and unexercisable options held as of December 31, 1998. The values of in-the-money options are based on the initial public offering price of $8.00 per share and are net of the option exercise price.

                            SHARES                   NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                           ACQUIRED                        UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS AT
                              ON                           AT DECEMBER 31, 1998               DECEMBER 31, 1998
                           EXERCISE      VALUE       --------------------------------   ------------------------------
          NAME               (#)      REALIZED($)    EXERCISABLE       UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
          ----             --------   -----------    ------------      --------------   -----------      -------------
W. Michael Long..........  400,000     1,320,000(1)    $537,500          1,562,500      $4,165,525        $12,109,375
                                                        750,000(2)              --       4,500,000                 --
Michael K. Hoover........  100,000       446,800(3)     793,268             80,000       5,876,388            356,000
Dennis Drislane..........       --            --             --                 --              --                 --
Pavan Nigam..............       --            --         36,458            413,542         255,206          1,757,294
Charles Saunders.........       --            --        111,160            288,840         861,490          1,908,510

-------------------------
(1) Based on a value of $3.55 per share, the fair market value of the common stock at June 2, 1998 as determined by the board of directors, minus the exercise price.

(2) Represents shares issuable upon exercise of a warrant issued to Mr. Long upon commencement of his employment with Healtheon.

(3) Based on value of $4.50 per share, the fair market value of the common stock at July 8, 1998 as determined by the board of directors, minus the exercise price.

     Except in the case of Mr. Hoover and Mr. Long, options shown above were granted under the 1996 stock plan and vest at a rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. An option to purchase 80,000 shares of common stock held by Mr. Hoover was granted under the 1996 stock plan and vests as is described above. Mr. Hoover also holds fully vested options to purchase 593,268 shares granted under the ActaMed 1992, 1993 Class B common and 1994 stock option plans. These options were assumed by Healtheon upon the consummation of the acquisition of ActaMed. The option granted to Mr. Long vested immediately as to 25% of the shares and vests ratably each month during the second through fourth years of his employment as to the remainder of the shares.

COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

     In July 1997, Healtheon and Mr. Long entered into an employment agreement under which Mr. Long became the President and Chief Executive Officer of Healtheon. Healtheon granted Mr. Long an option to purchase 2,500,000 shares of common stock, 25% of which vested immediately, and the remainder of

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

which vests ratably each month during the second through the fourth years of his employment. In addition, Mr. Long purchased 250,000 shares for $500,000, $499,750 of which was represented by a promissory note to Healtheon, and was issued a warrant to purchase an additional 750,000 shares at an exercise price of $2.00 per share. The shares issuable upon exercise of this warrant are subject to a right of repurchase commencing on Mr. Long's employment start date and lapsing as to 31,250 shares each month. The employment agreement provides that should Mr. Long leave Healtheon because he is no longer offered a position with similar responsibility due to a change of control of Healtheon, Mr. Long's option vests immediately as to 625,000 shares and Healtheon's repurchase right lapses. Additionally, if Healtheon terminates Mr. Long's employment without cause, he will receive six months' salary in installments, his option will vest immediately as to 625,000 shares and Healtheon's repurchase right will lapse.

EMPLOYEE BENEFIT PLANS

     1996 Healtheon stock plan. In February 1996 the board adopted, and Healtheon's stockholders approved, the 1996 stock plan. Healtheon initially reserved for issuance 9,000,000 shares of common stock under the 1996 stock plan. In March 1998, the board and the stockholders each approved an amendment to the 1996 stock plan to increase the number of shares of common stock reserved under the plan to 10,000,000 shares. In July 1998, the board approved, and in October 1998 the stockholders approved, an amendment to increase the number of shares of common stock issuable under the 1996 stock plan to 15,000,000 shares plus annual increases equal to the lesser of 5% of the outstanding shares or a lesser amount determined by the board. In January 1999, an additional 3,107,321 shares were reserved for issuance under the 1996 plan under the annual increase provision. In February 1999, the board and the stockholders approved an amendment to limit the automatic annual increase provision to a maximum of 9,000,000 shares. In February 1999, the board and the stockholders also approved an amendment to increase the number of shares reserved for issuance under the 1996 stock plan by an additional 1,000,000 shares. Unless terminated sooner, the 1996 Plan will terminate automatically in February 2006. The 1996 stock plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the tax code to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1996 stock plan also provides for annual grants of options to purchase 5,000 shares of common stock to each of the outside directors.

     The 1996 stock plan may be administered by the board or a committee of the board, which is referred to, as applicable, as the administrator. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price of the options or stock purchase rights, the number of shares subject to each option or stock purchase right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1996 stock plan, provided that no share of common stock previously issued and sold or any option previously granted under the 1996 stock plan is affected.

     The exercise price of all incentive stock options granted under the 1996 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1996 stock plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the tax code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Healtheon's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and its term must not exceed five years. The term of all other options granted under the 1996 stock plan may not exceed ten years. Options generally vest as to 25% at the end of the first year and monthly thereafter over a period of three years so that the entire option is vested after four years, based upon the optionee's continued employment or consulting relationship with Healtheon.

     In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant Healtheon a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Healtheon for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Healtheon. The repurchase option will lapse at a rate determined by the administrator.

     Options and stock purchase rights granted under the 1996 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 stock plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of Healtheon, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

     The 1996 stock plan provides that, in the event of a merger of Healtheon with or into another corporation, each outstanding option and stock purchase right must be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted by the successor corporation, the outstanding options and stock purchase rights will terminate.

     ActaMed stock option plans. In connection with its acquisition of ActaMed in a merger, Healtheon assumed the outstanding options of ActaMed under the following ActaMed stock option plans, which are collectively referred to as the ActaMed plans: ActaMed Corp. 1992 stock option plan, ActaMed Corp. 1993 Class B common stock option plan, ActaMed Corp. 1994 stock option plan, ActaMed Corp. 1995 stock option plan, ActaMed Corp. 1996 stock option plan, ActaMed Corp. 1997 stock option plan and ActaMed Corp. 1996 director stock option plan. The following options held by directors and executive officers of Healtheon were assumed by Healtheon: options to purchase 1,424,216 shares of ActaMed common stock held by Michael Hoover, options to purchase 250,000 shares of ActaMed common stock held by Nancy Ham, options to purchase 80,000 shares of ActaMed common stock held by J. Philip Hardin, and options to purchase 220,000 shares of ActaMed common stock held by John R. Hughes, Jr. As a result of the merger, each option to purchase shares of ActaMed common stock now represents an option to purchase a number of shares of Healtheon common stock equal to .6272 times the number of shares of ActaMed common stock originally subject to the option at the per share exercise price equal to the original per share exercise price divided by .6272. Healtheon will make no further grants under the ActaMed plans. However, each assumed ActaMed option continues to have and remains subject to substantially the terms and conditions of the applicable ActaMed plan under which such option was originally granted as in effect immediately prior to the merger.

     Generally, options granted under the ActaMed plans will automatically terminate ten years following their issuance. Options granted under the ActaMed plans generally are not transferable by the optionee, and must generally be exercised within 30 days after the end of the optionee's status as an employee or consultant of Healtheon or within 90 days after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term. Generally, in the event of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, share exchange, stock dividend, or transaction having a similar effect, where Healtheon does not remain in existence, the administrator may:

     - declare that all ActaMed options shall vest in full and be exercisable for a period of 30 days following written notice from the administrator, after which all ActaMed options shall terminate

     - provide that all ActaMed options shall be assumed by the successor corporation, or

     - provide for a combination of the above.

     1998 employee stock purchase plan. Healtheon's 1998 employee stock purchase plan, or the 1998 purchase plan, was adopted by the board in September 1998, and approved by the stockholders in October 1998. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998 purchase plan, plus annual increases equal to the lesser of 500,000 shares, 0.5% of the outstanding shares on such date, or a lesser amount determined by the board.

     The 1998 purchase plan contains consecutive, overlapping, 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 2000.

     Employees are eligible to participate if they are employed by Healtheon or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 1998 purchase plan if the employee immediately after grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of Healtheon, or holds rights to purchase stock under any employee stock purchase plans of Healtheon that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 purchase plan permits each participant to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation for these purposes is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1998 purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Healtheon.

     Rights granted under the 1998 purchase plan are not transferable by a participant other than by will or the laws of descent and distribution. The 1998 purchase plan provides that, in the event of a merger of Healtheon with or into another corporation or a sale of substantially all of Healtheon's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1998 purchase plan will terminate in 2008. The board has the authority to amend or terminate the 1998 purchase plan, except that no amendment or termination may adversely affect any outstanding options under the 1998 purchase plan. The board may alter the purchase price for any offering period or shorten an offering period at any time without consent of the stockholders or of any participants.

     401(k) Plan. Healtheon participates in a tax-qualified employee savings and retirement plan, or the 401(k) plan, which covers all of Healtheon's full-time employees who have completed three months of service. Under the 401(k) plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) plan permits additional discretionary matching contributions by Healtheon on behalf of all participants in the 401(k) plan in such a percentage amount as may be determined annually by the Board. To date, Healtheon has made no matching contributions. The 401(k) plan is intended to qualify under Section 401 of the tax code, as amended, so that contributions by employees or by Healtheon to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Healtheon, if any, will be deductible by Healtheon when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

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

                     HEALTHEON'S RELATED PARTY TRANSACTIONS

     Since January 1, 1998, there has not been nor is there currently proposed any transaction or series of similar transactions to which Healtheon or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Healtheon or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in the section entitled "-- Executive compensation" on page 231, and the transactions described below.

ActaMed Corporation acquisition

     On May 19, 1998, Healtheon acquired ActaMed in a merger. In connection with the merger, Healtheon issued 23,271,355 shares of its common stock in exchange for all of the issued and outstanding capital stock of ActaMed, and assumed all options to purchase ActaMed common stock. The merger was treated as a tax-free reorganization and as a "pooling-of-interests" transaction for accounting and financial reporting purposes. All of the then outstanding shares of preferred stock of Healtheon were converted into shares of common stock of Healtheon upon the consummation of the merger.

Transactions with directors, executive officers and 5% stockholders

     On May 19, 1998, in connection with the ActaMed merger, each outstanding share of preferred stock of Healtheon converted into one share of common stock and each outstanding warrant to purchase shares of Healtheon's preferred stock converted into a warrant to purchase shares of Healtheon's common stock.

     1998 Series A preferred stock. On November 3, 1998 and November 6, 1998, Healtheon sold an aggregate of 7,683,341 shares of its Series A preferred stock for $6.00 per share. Among the purchasers were the following 5% stockholders and entities affiliated with directors of Healtheon, who purchased the number of shares indicated:

     - Atherton Properties Partnership, LP, an entity controlled by Dr. Clark and affiliated with Kathy Clark and Michael Clark -- 166,667 shares;

     - Kathy Clark -- 166,667 shares;

     - Michael James Clark Trust -- 166,667 shares;

     - HLM Partners VII, LP, of which UnitedHealth Group is a limited partner -- 166,667 shares;

     - KPCB Java Fund -- 416,667 shares;

     - Kleiner Perkins Caufield & Byers -- 375,000 shares;

     - KPCB Life Sciences Zaibatsu Fund II -- 41,667 shares;

     - Monaco Partners, LP, an entity wholly controlled by Dr.
       Clark -- 2,850,000 shares; and

     - New Enterprise Associates VI, LP -- 416,667 shares.

     Upon the closing of Healtheon's initial public offering in February 1999, each share of Series A preferred stock converted into one share of common stock.

     Sadler relationships. Companies affiliated with Mr. P.E. Sadler, a former director, had agreements with ActaMed whereby ActaMed provided office space, phone facilities and computer network support. ActaMed was paid approximately $204,000 in 1998 under those agreements. Mr. Sadler resigned from the board of directors on June 30, 1999.

     Officer loan. In March 1999, Healtheon loaned Steve Curd, an officer of Healtheon, $2.5 million for the purchase of a residence upon his relocation to the San Francisco Bay area. The loan is secured, bears no interest, and must be repaid by Mr. Curd upon the earlier of the end of five years, the sale of the residence, or the discontinuation of his employment with Healtheon. Mr. Curd also must apply to the loan any proceeds received by him from the sale of Healtheon common stock resulting from the exercise of his stock options. Healtheon has agreed to repurchase the residence from Mr. Curd upon his request at a price equal to Mr. Curd's purchase price of the residence plus the cost of any improvements. Additionally, Healtheon will reimburse Mr. Curd for the amount of taxes payable by him for his residence as well as resulting from the loan.

     Excite@Home ownership of WebMD stock. Excite@Home purchased 46,151 shares of WebMD Series E preferred stock in May 1999 for an effective price of $54.17 per share, and will receive approximately 837,640 shares of Healtheon/WebMD common stock in the WebMD merger. Thomas Jermoluk, a director of Healtheon, is the Chairman of Excite@Home.

     Gleacher services agreement. Gleacher & Co. LLC, formerly Gleacher NatWest, Inc., provides financial advisory services to WebMD and will continue to provide these services to Healtheon/WebMD. WebMD and Gleacher entered into a two-year agreement relating to these services, and WebMD issued a warrant to purchase 1,038,450 shares of WebMD Series D common stock, which will be assumed by Healtheon/WebMD. The warrants vested as to 692,300 shares on January 29, 1999 and will vest as to 346,150 shares on January 29, 2000 and have an exercise price of $14.44 per share and a term of five years. Eric J. Gleacher, who has been identified as a future director of Healtheon/WebMD, is the Chairman and Chief Executive Officer of Gleacher & Co. LLC.

Business relationships

SmithKline Labs

     1997-1998 services agreements. Prior to the acquisition of ActaMed by Healtheon, ActaMed entered into a series of agreements, referred to as the SmithKline agreements, with SmithKline Labs, which agreements were assumed by Healtheon in the ActaMed merger. Under one of the SmithKline agreements, the services agreement, Healtheon will perform laboratory test order and results services to providers utilizing SmithKline Labs' laboratory services through Healtheon's SCAN application. SmithKline Labs was obligated to pay Healtheon a minimum of approximately $10.0 million in 1998 for laboratory test orders and results transactions and is obligated to pay $9.1 million in 1999 and $9.1 million in 2000. SmithKline Labs may be required to pay Healtheon certain additional fees for transactions processed by Healtheon in the event the number of providers accessing SmithKline Labs' laboratory services through SCAN increases. SmithKline Labs paid Healtheon $10.4 million in service and transaction fees during 1998 under the services agreement. The services agreement is effective through December 2002, and provides for automatic successive two-year renewals, subject to each party's right to elect not to renew the agreement no later than 180 days, in the case of SmithKline Labs, or 360 days, in the case of Healtheon, prior to the end of a term. In the event that Healtheon gives notice of non-renewal, SmithKline Labs will be entitled to continued to receive long-term order entry and results reporting services from Healtheon on a per transaction pricing basis or, in the alternative, may require Healtheon to develop a service for SmithKline that duplicates the services Healtheon had been providing under the services agreement.

     Also under the services agreement, SmithKline Labs is entitled, no more than once in any three consecutive month periods, to request that Healtheon engage in certain exclusive development work for SmithKline Labs. SmithKline Labs has agreed to use reasonable efforts to use Healtheon as its preferred provider of electronic eligibility verification and claims processing services. The services agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years after that date. The services agreement states that the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.

     Asset purchase agreement. Also under one of the SmithKline agreements, the asset purchase agreement, ActaMed agreed to purchase certain assets, or the SmithKline assets, located in four geographic regions, received a technology license relating to the SmithKline assets and agreed to provide certain continuing development and network services to SmithKline Labs. In December 1997, SmithKline Labs transferred a portion of the SmithKline assets from the first region to ActaMed in exchange for $2.0 million in cash and 3,695,652 shares of ActaMed preferred stock. The shares of ActaMed preferred stock issued to SmithKline were converted into 2,317,913 shares of Healtheon's common stock in connection with the ActaMed merger. In March 1998, SmithKline Labs transferred the SmithKline assets from the second region to ActaMed in exchange for 1,217,391 shares of ActaMed preferred stock. Those shares were converted into 763,548 shares of Healtheon's common stock in connection with the ActaMed merger. In June 1998, SmithKline Labs transferred SmithKline assets from the remaining two regions to Healtheon in exchange for 1,336,209 shares of Healtheon common stock.

     Noncompete letter. In May 1998, Healtheon and SmithKline Labs entered into a letter agreement under which Healtheon is obligated not to compete with SmithKline Labs in the business of disease management, and has agreed to exclusively promote SmithKline Labs' disease management products and services so long as SmithKline continues to promote Healtheon as its preferred vendor. Healtheon also agreed that, in the event it performs development work related to a disease management program for one of its customers or itself, it will pay 50% of the profits from that development work to SmithKline Labs.

     1999 Agreements. In December 1998, Healtheon and SmithKline Labs entered into a services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term with anticipated revenues of $17.0 to $18.0 million in the first year. Healtheon does not expect this arrangement to significantly contribute to earnings in the near term. In addition, Healtheon agreed to purchase, and in January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and 1,833,333 shares of Healtheon's common stock. Profitability will depend on Healtheon's ability to use these assets to provide results delivery services for non-SmithKline labs and to transition these provider sites to Healtheon's Internet-based services. On February 9, 1999, SmithKline Beecham announced that it has agreed to sell SmithKline Labs to Quest Diagnostics, Incorporated.

UnitedHealth Group

     EDI Services acquisition. In March 1996, ActaMed acquired EDI Services, a wholly-owned subsidiary of UnitedHealth Group, which had been formed by UnitedHealth Group to deliver the ProviderLink service to UnitedHealth Group's provider network. In exchange for EDI, ActaMed issued UnitedHealth Group 10,344,828 shares of ActaMed preferred stock valued at $21.0 million which were converted into 6,488,276 shares of Healtheon's common stock in connection with the merger.

     Services agreement. In April 1996, ActaMed also entered into a services and license agreement with UnitedHealth Group that granted UnitedHealth Group a license to certain ActaMed technology and granted ActaMed the responsibilities of managing the ProviderLink service and of providing other information technology services to UnitedHealth Group. UnitedHealth Group pays Healtheon fees based on the number of ProviderLink sites in use and transactions processed. In 1998, ActaMed, prior to the merger, and Healtheon were paid an aggregate of $10.4 million related to services, transaction and license fees. Healtheon is also obligated to provide certain support and maintenance services to UnitedHealth Group. The services and license agreement is effective through March 2001 subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the UnitedHealth Group agreement. The service and license agreement provides that two years after the date of the agreement the parties will agree on new prices that will be competitive with the marketplace. Healtheon and UnitedHealth Group are negotiating these new prices, and Healtheon anticipates that the new prices will reduce the rates paid by UnitedHealth Group. For a more complete discussion, see the section entitled "-- Healtheon management's discussion and analysis of financial condition and results of operations -- Overview" on page 213 and Note 2 of Notes to Healtheon's consolidated financial statements. UnitedHealth Group is a principal stockholder of Healtheon and Dr. William McGuire, Chief Executive Officer and Chairman of UnitedHealth Group, is a director of Healtheon.

     HLM Note. In February 1998, ActaMed issued a one-year promissory note in the aggregate principal amount of $2.0 million to HLM Partners VII, L.P., or HLM, which bore interest at a rate of 10% per annum. UnitedHealth Group was a limited partner of HLM. HLM was also a stockholder of ActaMed.

SHARE OWNERSHIP BY HEALTHEON'S PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS

     The following table sets forth certain information with respect to the beneficial ownership of Healtheon's common stock as of September 1, 1999 by:

     - each person who is known by Healtheon to own beneficially more than 5% of Healtheon's common stock

     - each director of Healtheon

     - each of the named executive officers

     - all directors and executive officers of Healtheon as a group

     The number and percentage of Healtheon shares beneficially owned prior to the reorganization are based on 71,770,818 shares of common stock outstanding as of September 1, 1999. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 1, 1999 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. The shares subject to options or warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of Healtheon's common stock shown as beneficially owned by them.

     Percentage of ownership is based on the following exchange ratios:

     - 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on September 1, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft

     - 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on September 1, 1999 assuming the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of September 1, 1999

     - The following Medcast exchange ratios based on the $39.63 closing price of Healtheon common stock on October 5, 1999:

        - 0.9596 shares of Healtheon/WebMD common stock for each share of Medcast Series C preferred stock outstanding on September 1, 1999

        - 0.5804 shares of Healtheon/WebMD common stock for each share of Medcast Series A preferred stock outstanding on September 1, 1999

        - 0.4876 shares of Healtheon/WebMD common stock for each share of Medcast common stock outstanding on September 1, 1999

     Further, percentage of ownership is based on:

     - an estimated 135,083,566 shares of Healtheon/WebMD common stock outstanding following the WebMD merger

     - an estimated 137,566,997 shares of Healtheon/WebMD common stock outstanding following the WebMD and Medcast mergers

     - an estimated 80,495,897 shares of Healtheon/WebMD common stock outstanding following the MEDE AMERICA merger

     - an estimated 143,808,645 shares of Healtheon/WebMD common stock outstanding following the WebMD and MEDE AMERICA mergers

     - an estimated 146,292,075 shares of Healtheon/WebMD common stock outstanding following all the mergers

                                                    HEALTHEON SHARES
                                                   BENEFICIALLY OWNED            PERCENT OF HEALTHEON/WEBMD SHARES
                                                      PRIOR TO THE                   BENEFICIALLY OWNED AFTER
                                                      WEBMD MERGER                      ---------------
                                    -------------------------------------------------
       NAME AND ADDRESS OF            COMMON      EXERCISABLE   EXERCISABLE                THE WEBMD
         BENEFICIAL OWNER              STOCK       WARRANTS       OPTIONS     PERCENT       MERGER
       -------------------          -----------   -----------   -----------   -------   ---------------
Entities associated with James H.
 Clark(1).........................   11,846,265           --            --     16.5%           8.8%
 c/o Healtheon Corporation
 4600 Patrick Henry Drive
 Santa Clara, CA 95054
Entities associated with
 UnitedHealth Group(2)............    8,986,687           --            --     12.5            6.7
 9900 Bren Road East
 300 Opus Center
 Minnetonka, MN 55343
 William W. McGuire, M.D.(2)......    8,986,687           --         7,500     12.5            6.7
 9900 Bren Road East
 300 Opus Center
 Minnetonka, MN 55343
Entities associated with Kleiner
 Perkins Caufield & Byers(3)......    7,226,473    1,029,359            --     11.3            6.1
 2750 Sand Hill Road
 Menlo Park, CA 94025
 L. John Doerr(3).................    7,082,473    1,029,359            --     11.3            6.1
 2750 Sand Hill Road
 Menlo Park, CA 94025
SmithKline Beecham
 Corporation(4)...................    6,251,003           --            --      8.7            4.6
 1201 South Collegeville Road
 Collegeville, PA 19426
 Tadataka Yamada(4)...............    6,251,003           --         7,500      8.7            4.6
 1201 South Collegeville Road
 Collegeville, PA 19426
P. E. Sadler(5)...................    5,001,993           --            --      7.0            3.7
 c/o Healtheon Corporation
 7000 Central Parkway, Suite 600
 Atlanta, GA 30328
Entities associated with New
 Enterprise Associates, L.P.(6)...    3,743,590       11,979            --      5.2            2.8
 1119 St. Paul Street
 Baltimore, MD 21202
 C. Richard Kramlich(6)...........    3,743,590       11,979            --      5.2            2.8
 1119 St. Paul Street
 Baltimore, MD 21202
W. Michael Long...................      765,378      750,000       606,249      2.9            1.6
Michael K. Hoover(7)..............       96,378           --       465,768        *              *
Dennis Drislane(8)................      550,901           --            --        *              *
Pavan Nigam(9)....................      471,240           --       164,062        *              *
Thomas A. Jermoluk(10)............      489,534           --            --        *            1.0
Charles Saunders..................      172,402           --        35,714        *              *
Laura D'Andrea Tyson..............           --           --            --        *              *
All executive officers and
 directors as a group (24
 persons).........................   46,967,790    1,791,338     1,646,839     67.0           36.4


                                          PERCENT OF HEALTHEON/WEBMD SHARES BENEFICIALLY OWNED AFTER
                                    ---------------------------------------------------------------------------
                                                                           THE HEALTHEON-
                                          THE                                 WEBMD AND
       NAME AND ADDRESS OF             WEBMD AND           THE MEDE         MEDE AMERICA          ALL THE
         BENEFICIAL OWNER           MEDCAST MERGERS     AMERICA MERGER         MERGERS            MERGERS
       -------------------          ---------------   ------------------   ---------------   ------------------
Entities associated with James H.
 Clark(1).........................         8.6%               14.7%               8.2%                8.1%
 c/o Healtheon Corporation
 4600 Patrick Henry Drive
 Santa Clara, CA 95054
Entities associated with
 UnitedHealth Group(2)............         6.5                11.2                6.2                 6.1
 9900 Bren Road East
 300 Opus Center
 Minnetonka, MN 55343
 William W. McGuire, M.D.(2)......         6.5                11.2                6.2                 6.1
 9900 Bren Road East
 300 Opus Center
 Minnetonka, MN 55343
Entities associated with Kleiner
 Perkins Caufield & Byers(3)......         6.0                10.1                5.7                 5.6
 2750 Sand Hill Road
 Menlo Park, CA 94025
 L. John Doerr(3).................         6.0                10.1                5.7                 5.6
 2750 Sand Hill Road
 Menlo Park, CA 94025
SmithKline Beecham
 Corporation(4)...................         4.5                 7.8                4.3                 4.3
 1201 South Collegeville Road
 Collegeville, PA 19426
 Tadataka Yamada(4)...............         4.5                 7.8                4.3                 4.3
 1201 South Collegeville Road
 Collegeville, PA 19426
P. E. Sadler(5)...................         3.6                 6.2                3.5                 3.4
 c/o Healtheon Corporation
 7000 Central Parkway, Suite 600
 Atlanta, GA 30328
Entities associated with New
 Enterprise Associates, L.P.(6)...         2.7                 4.7                2.6                 2.6
 1119 St. Paul Street
 Baltimore, MD 21202
 C. Richard Kramlich(6)...........         2.7                 4.7                2.6                 2.6
 1119 St. Paul Street
 Baltimore, MD 21202
W. Michael Long...................         1.5                 2.6                1.5                 1.4
Michael K. Hoover(7)..............           *                   *                  *                   *
Dennis Drislane(8)................           *                   *                  *                   *
Pavan Nigam(9)....................           *                   *                  *                   *
Thomas A. Jermoluk(10)............           *                   *                  *                   *
Charles Saunders..................           *                   *                  *                   *
Laura D'Andrea Tyson..............           *                   *                  *                   *
All executive officers and
 directors as a group (24
 persons).........................        35.7                60.1               34.2                33.7

-------------------------
  *  Less than 1%

 (1) Represents:

      - 166,667 shares held of record by Atherton Properties Partnership, LP

      - 1,000,000 shares held of record by Dr. Clark as trustee of the James H. Clark and Nancy Rutter Clark Revocable Trust

      - 1,017,229 shares held of record by Clark Ventures

      - 300,000 shares held of record by JHC Investments, LLC

      - 9,362,369 shares held of record by Monaco Partners, LP.

          Dr. Clark wholly controls Atherton Properties Partnership, LP, Clark Ventures, JHC Investments, LLC and Monaco Partners, LP. Dr. Clark is a director of Healtheon.

 (2) Represents:

     - 6,538,276 shares held of record by UnitedHealth Group

     - 502,069 shares held of record by United HealthCare Services, Inc., a subsidiary of UnitedHealth Group

     - 676,262 shares held of record by HLM Partners VII, L.P., of which UnitedHealth Group is a limited partner

     - 1,270,080 shares held of record by Validus, L.P., of which UnitedHealth Group is the sole limited partner

          UnitedHealth Group disclaims beneficial ownership of shares held by both limited partnerships except to the extent of its pecuniary interests in the entities. Dr. McGuire, a director of Healtheon, is the President, Chief Executive Officer and Chairman of UnitedHealth Group. Dr. McGuire disclaims beneficial ownership of all shares held by UnitedHealth Group.

 (3) Represents:

     - 5,572,863 shares held of record directly by Kleiner Perkins Caufield & Byers VII L.P. (KPCB VII)

     - 1,275,736 shares held of record by KPCB Java Fund

     - 352,874 shares held of record by KPCB Life Sciences Zaibatsu Fund II

     - 25,000 shares held of record by KPCB VIII Associates (KPCB VIII). KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB VII Associates L.P. KPCB Java Fund is controlled by KPCB VIII. L. John Doerr, a general partner of KPCB VIII and KPCB VII Associates, L.P., is a director of Healtheon. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in the entities

 (4) Represents 6,251,003 shares held of record by SmithKline Beecham Corporation. Dr. Yamada, a director of Healtheon, is Chairman Research and Development, Pharmaceuticals of SmithKline Beecham and a director of SmithKline Beecham. Dr. Yamada disclaims beneficial ownership of all shares held by SmithKline Beecham and SmithKline Labs.

 (5) Represents 2,975,140 shares held of record by P. E. Sadler and 2,026,853 shares held of record by SFA Limited Partnership, of which P. E. Sadler is a general partner. Mr. Sadler resigned from the board of directors of Healtheon on June 30, 1999.

 (6) Represents 3,723,590 shares held of record directly by New Enterprise Associates VI, L.P., or New Enterprise Associates VI, and 20,000 shares held of record by NEA Ventures 1996, L.P., which is controlled by New Enterprise Associates VI. Mr. Kramlich is a partner of New Enterprise Associates VI. Mr. Kramlich disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in the entities.

 (7) Represents 93,878 shares held of record directly by Mr. Hoover and 2,500 shares held by Nicholas D. Hoover for which Mr. Hoover is custodian. Mr. Hoover resigned as President and a director of Healtheon in May 1999.

 (8) Includes 240,626 shares held by Mr. Drislane that will remain subject to a right of repurchase by Healtheon 60 days after September 1, 1999.

 (9) Includes 65,626 shares that will remain subject to a right of repurchase by Healtheon 60 days after September 1, 1999.

(10) Includes 461,510 shares of WebMD held of record by Excite@Home, which upon the merger will become 828,872 shares of Healtheon of which Mr. Jermoluk is Chairman of the board of directors. Mr. Jermoluk disclaims beneficial ownership of shares held by Excite@Home.

                          INFORMATION REGARDING WEBMD

                                WEBMD'S BUSINESS

     WebMD provides web-based services to healthcare professionals and consumers under its WebMD brand name. WebMD's subscription-based professional web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other web-based services that are useful to healthcare professionals. WebMD designed its professional web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use web-based solution. WebMD's free consumer web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the web. WebMD designed its consumer web site to assist consumers in making informed healthcare decisions.

The WebMD solution

     WebMD provides healthcare professionals a single, easy to use web-based solution that integrates and helps manage their administrative, communications and information functions. WebMD provides healthcare consumers with free access to a broad range of healthcare-related information and online healthcare communities. The majority of WebMD's current service offerings listed in the charts under the section entitled "WebMD services" on page 246 are provided through its strategic relationships and are focused primarily on providing healthcare information and administrative and communications services to attract physician subscribers and consumers to its web site. Subscribers can access healthcare information in the library and can access these administrative and communications services in all of the other areas of WebMD's web site. Access to all of these areas are included as part of the WebMD and WebMD OnCall service packages.

     Benefits to healthcare professionals

     A single point of access. WebMD reduces the need for healthcare professionals to use multiple administrative, communications and information services by integrating these services via the Internet. WebMD believes that it provides healthcare professionals with the ability to adopt web-based technology with a minimum of difficulty and expense.

     Premium services and content. WebMD provides a suite of premium services and content, including electronic data interchange services, the Virtual Receptionist unified messaging platform, WebMD's OnCall physician-only answering service, customized physician web sites and content from recognized market leaders. WebMD intends to enhance its current services and content and offer additional services and content in the future.

     Ease of use. WebMD provides its services via the standardized interface of web browsers. Therefore, subscribers who use WebMD's services do not require training on multiple proprietary devices.

     Competitive pricing. WebMD offers a bundle of services at a price that it believes is competitive with the price healthcare professionals would pay for these services if purchased individually.

     Benefits to healthcare consumers

     Premium content. WebMD provides healthcare consumers with a single point of access to health and wellness databases, reference materials and other publications developed and maintained by third party content providers with which WebMD has established relationships. Consumers can use this free information to educate themselves on healthcare-related matters in order to make better informed healthcare decisions. In addition, WebMD can deliver personalized content and e-mail updates based on a consumer's specific profile and can search and retrieve relevant healthcare information from the web.

     Online healthcare communities. WebMD provides access to online communities that provide consumers with personalized information about their health conditions and allow them to participate in message boards, real-time chat rooms and support networks via the web. In addition, online communities provide member-generated content based on shared experiences. WebMD currently offers access to over 40 online communities focused on chronic health conditions and health topics and intends to introduce additional communities in the future.

     Convenience and reliability. WebMD provides consumers access to reliable healthcare information relating to a variety of health topics that is reviewed and approved by medical professionals. In addition, if a physician subscriber has a customized web site through a WebMD subscription, their patients can obtain office hours, location and other information without having to place a telephone call to the physician's office.

WebMD services

     The WebMD web site includes subscription-based services for healthcare professionals and a free health and wellness center for consumers. Subscribers and consumers can access WebMD's services by using commonly available web browsers and any personal computer with Internet access. Beginning in the second quarter of 1999, WebMD began generating subscription revenues attributable to base subscription fees from the WebMD service package. WebMD has not generated significant subscription revenues from the premium services which are not included in either of its base subscription packages, which currently include dictation and transcription services and the coding compliance monitor, from the additional transaction fees paid by subscribers for the Virtual Receptionist service offering or the physician-only answering service or from the additional monthly fees paid by subscribers for paging services. In addition, WebMD has not generated significant revenues from its consumer health and wellness center.

     WebMD currently offers its healthcare professional subscribers two monthly service packages. The WebMD service package includes all of WebMD's services other than the physician-only answering service and premium services, which currently include dictation and transcription services and the coding compliance monitor. Subscribers of the WebMD service package may be required to pay additional transaction fees for the Virtual Receptionist service offering. The WebMD OnCall service package includes all of the services included in the WebMD service package plus the physician-only answering services. Subscribers of the WebMD OnCall service package may be required to pay additional transaction fees for the Virtual Receptionist service offering and the physician-only answering service. WebMD OnCall subscribers also have the options of subscribing to paging services for additional monthly fees. Subscribers of either service package also have the option of subscribing to premium services, which currently include dictation and transcription services and the coding compliance monitor, for additional transaction or monthly fees. The majority of the services and content currently offered by WebMD are provided through its strategic relationships. For a more complete description of these relationships, see the section entitled
"-- Strategic relationships" on page 248.

                             WEBMD SERVICE PACKAGE

     Healthcare professionals who subscribe to the WebMD service package or the WebMD OnCall service package have access to multiple areas on the WebMD web site, including:

                                     OFFICE

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Electronic data interchange    Offers physicians electronic    Makes insurance verification
                                access to participating payers  and patient referrals faster
                                who have relationships with     and easier by streamlining the
                                ENVOY for real-time insurance   process
                                eligibility verification and
                                patient referrals
----------------------------------------------------------------------------------------------
 Virtual Receptionist           Integrates web-based            Allows healthcare
                                communications and information  professionals to communicate
                                services, including e-mail,     and retrieve information via
                                voice mail and fax messaging,   the Internet, telephone or fax
                                paging, conference calling,
                                long distance and active
                                message notification
----------------------------------------------------------------------------------------------
 Physician web sites            Allows physicians to develop    Allows physicians to more
                                and manage their own            effectively market their
                                customized web sites and to     practices and better
                                include information such as     communicate with and educate
                                e-mail addresses, office        patients
                                hours, telephone numbers,
                                office locations and
                                directions, hospital
                                affiliations and links to
                                patient education information
----------------------------------------------------------------------------------------------
 Practice management tools      Provides access to Physician's  Improves clinical practice and
                                Practice Digest articles, a     business efficiency
                                fee schedule analyzer, which
                                allows physicians to compare
                                fees with reimbursements rates
                                in their specific geographic
                                market, and a physician search
                                tool
----------------------------------------------------------------------------------------------
 Supplies                       Provides online access to       Allows healthcare
                                ordering of medical and         professionals to order medical
                                surgical supplies from          and surgical supplies
                                McKessonHBOC                    conveniently 24 hours a day,
                                                                seven days a week
----------------------------------------------------------------------------------------------
 Peer forums                    Offers physician-only peer      Physicians can exchange
                                forums focused on different     information with colleagues in
                                specialties                     their specialty
----------------------------------------------------------------------------------------------

                                    LIBRARY

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Physician references           Provides access to topical,     Allows physicians quick access
                                daily medical news,             to reliable clinical and
                                comprehensive physician         research information necessary
                                reference and patient           for their practice and
                                education databases, medical    easy-to-understand patient
                                encyclopedias, journals,        education materials
                                dictionaries and directories
                                from well-recognized sources
----------------------------------------------------------------------------------------------
 MedBookStore                   Provides online access to a     Allows healthcare
                                medical bookstore               professionals to purchase
                                                                current medical texts and
                                                                journals online
----------------------------------------------------------------------------------------------

                                   CLASSROOM

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Continuing medical education   Offers continuing medical       Provides physicians with the
 courses                        education courses in a variety  opportunity to obtain required
                                of practice areas               educational credits
                                                                conveniently
----------------------------------------------------------------------------------------------

                                 CAREER CENTER

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Placement and recruitment      Offers online access to         Allows healthcare
 services                       permanent and temporary career  professionals to search, apply
                                placement and recruitment       for and post permanent and
                                services                        temporary positions online and
                                                                provides access to a variety
                                                                of career-related resources,
                                                                such as state licensure
                                                                guidelines and relocation
                                                                information
----------------------------------------------------------------------------------------------

                                    MY DESK

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Leisure content and services   Provides access to financial    Provides financial products,
                                services and products, as well  insurance at discounted rates
                                as news, stock and sports       and convenient access to
                                information                     leisure information
----------------------------------------------------------------------------------------------

                          WEBMD ONCALL SERVICE PACKAGE

     Healthcare professionals who subscribe to the WebMD OnCall service package have access to all of the products and services included in the WebMD service package described above, as well as:

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 WebMD OnCall                   Offers physician-only           After hours messages can be
                                answering services that         delivered via pager, fax or
                                utilize experienced             e-mail
                                professionals to assist both
                                physicians and patients during
                                physicians' off hours
----------------------------------------------------------------------------------------------

     WebMD also offers subscribers of either service package the option of also subscribing to premium services for additional transaction or monthly fees, which currently include:

     - dictation and transcription services, which provides physicians with electronic delivery and accessibility of transcribed reports dictated via the telephone

     - coding compliance monitor, which allows physicians to compare their coding practices against peer group benchmarks and payer standards

Consumer services

     Healthcare consumers have free access to the health and wellness center on WebMD's web site.

                           HEALTH AND WELLNESS CENTER

----------------------------------------------------------------------------------------------
      PRODUCT OR SERVICE                   FEATURES                        BENEFITS
----------------------------------------------------------------------------------------------
 Premium healthcare content     Consolidates patient education  Healthcare consumers have free
                                information and healthcare      access to numerous sources of
                                news, including information     reliable consumer-oriented
                                for people with health          healthcare resources reviewed
                                conditions or concerns,         by medical professionals
                                wellness content, including
                                fitness and nutrition, drug
                                references and medical
                                encyclopedias
----------------------------------------------------------------------------------------------
 Online communities             Offers online communities       Consumers may develop loyalty
                                focused on chronic health       to their online community
                                conditions and women's health   which we believe translates
                                topics                          into more frequent usage by
                                                                consumers and longer stays on
                                                                our web site
----------------------------------------------------------------------------------------------
 Chat rooms and message boards  Offers multiple message boards  Consumers can share
                                including "ask our experts,"    experiences and exchange
                                chat rooms and at least one     information with other members
                                scheduled live chat event per   who share their health
                                week with guests including      condition or concern
                                physicians and other
                                healthcare professionals
----------------------------------------------------------------------------------------------
 Personalized information       Searches and retrieves          Consumers can receive
                                relevant healthcare             healthcare information that is
                                information from premium and    tailored to their health
                                proprietary content based on a  condition or concern and,
                                member's profile and provides   through updated profiles,
                                personalized e-mail updates to  continue to receive new and
                                community members               compelling content
----------------------------------------------------------------------------------------------

Strategic relationships

     WebMD has entered into strategic relationships for distribution, services and content. WebMD believes that these relationships will enable it to rapidly develop and distribute its services, enhance the WebMD brand, generate traffic on its web site and capitalize on additional distribution and revenue opportunities. Although WebMD views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services and relies on its strategic partners for most of the services and content it provides, WebMD cannot guarantee that its strategic partners will view their relationships with WebMD as significant to their own business or that they will not reassess their commitment to WebMD in the future. WebMD's principal strategic relationships include the following:

     Online and media distribution partners

     Microsoft. Microsoft is a leading provider of software for personal computers and the owner and operator of the MSN network of web sites. WebMD has entered into a significant strategic alliance with Microsoft. For a complete description of the Microsoft relationship, see the section entitled, "Healtheon/ WebMD strategic alliances with and investments from Microsoft and other partners" on page 78.

     Excite@Home. Excite@Home is a global Internet media company offering consumers and advertisers comprehensive Internet navigator services with extensive personalization and targeting capabilities. Excite@Home has agreed to position WebMD as the exclusive provider of health content on the Excite network.

     Lycos. Lycos is the second most-visited site on the web. Lycos has agreed to position and promote WebMD as the exclusive source of health content for a co-branded channel on the Lycos network.

     CNN. Cable News Network, Inc. is a leading electronic news and information company. CNN has agreed to position WebMD as its premier provider of content for CNN's health section on "cnn.com" and to promote WebMD on CNN's online, television and radio networks. CNN will also engage in several other promotions of WebMD, including banner advertisements, links to WebMD, e-mails and promotions under health-related chat and message boards.

     Reader's Digest. The Reader's Digest Association, Inc. has entered into a strategic relationship with WebMD regarding WebMD's development of a co-branded health web site. The relationship also provides for the advertising and promotion of WebMD in Reader's Digest magazine, and WebMD's purchase of these magazines for its subscribers.

     News Corp. The News Corporation Limited, WebMD and Healtheon have signed a letter confirming their intent to negotiate definitive agreements for the provision of worldwide media and branding services by News Corp. or its affiliates in exchange for Healtheon/WebMD common stock, with amounts and relative valuations to be mutually agreed upon, as well as an international joint venture to develop Internet and non-standard television services in the areas of health, fitness and healthcare and arrangements between them with respect to similar television services within the United States. Non-standard television includes all forms of audio visual programming other than programming available to viewers free-of-charge or home-video distribution. Other than an agreement to negotiate exclusively with each other with respect to these matters for a period of 90 days following the merger, the parties have not reached agreement on specific terms. Healtheon/WebMD cannot guarantee that a definitive agreement will be reached with News Corp.

     Healthcare distribution partners

     DuPont. DuPont is a leading provider of life sciences products, including pharmaceuticals and nutritional products and services. DuPont has agreed to sponsor WebMD subscriptions. In addition, DuPont will be the exclusive provider of life sciences content and has agreed to consult with WebMD on the development of a pharmacy channel on WebMD's web site.

     McKessonHBOC. McKessonHBOC is a healthcare supply management company and provider of integrated patient care, clinical, financial, managed care and strategic management software solutions to the healthcare industry. Under the current arrangements between the companies, which are discussed in more detail above under "WebMD related transaction agreements -- McKessonHBOC agreement," WebMD has agreed to provide web-enabled access to McKessonHBOC's medical/surgical supply catalog.

     Service and content providers

     Premiere Technologies. Premiere Technologies, Inc. is a leading provider of enhanced communications services. WebMD uses Premiere Communications, Inc.'s, a subsidiary of Premiere Technologies, computer telephony platform and private frame relay network to provide enhanced communications services through its Virtual Receptionist service offering.

     iXL. WebMD provides customized web sites for physicians through its relationship with iXL. iXL also provides Web development and physician web site hosting services to WebMD.

     Thomson Healthcare. Thomson Healthcare Information Group provides WebMD with comprehensive online physician reference databases and publications, including the Physicians' Desk Reference library and articles from Medical Economics Company journals.

     Although WebMD views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, WebMD cannot guarantee that its strategic partners will view their relationships with WebMD as significant to their own business or that they will not reassess their relationship with WebMD in the future.

Sales and marketing

     WebMD markets its services through an internal sales force and its strategic distribution relationships which typically couple WebMD's use of the strategic partner's services or content with the strategic

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

partner's marketing of WebMD's services to its customer or client base. WebMD's distribution partners, which target different healthcare sectors, combined with WebMD's internal sales force, provide WebMD with sales and marketing professionals who are experienced in the healthcare industry. WebMD and WebMD's strategic partners' direct marketing efforts, which may include promotional offers, direct mail and telemarketing initiatives, emphasize the ease of use and adoption, attractive pricing and integrated solution offered by WebMD. WebMD has entered into, and intends to continue to enter into, strategic alliances with parties who have established customer or client bases that have an anticipated need for the services provided by WebMD. In connection with some of these strategic alliances, such as the alliances with Microsoft, DuPont, McKessonHBOC and MedQuist, WebMD has agreed to bear some of the cost associated with these promotional offers or to compensate these partners for each subscriber that WebMD obtains through their marketing efforts or to make guaranteed payments to some of its distribution partners and service and content providers. WebMD intends to enter into similar promotional arrangements in the future. WebMD has also issued warrants in connection with entering into some of its strategic alliances, such as its alliances with Microsoft, DuPont and McKessonHBOC. For a more complete description of these arrangements, see the section entitled
"-- WebMD management's discussion and analysis of financial condition and results of operation -- Promotional arrangements" and "-- Guaranteed payments" on page 257.

     WebMD is currently engaged in a significant branding and advertising campaign to increase awareness of the WebMD brand. WebMD is employing a combination of print and online advertising and other marketing and promotional efforts aimed at defining a desirable online destination for healthcare professionals and consumers, attracting new subscribers and consumers, increasing traffic on the WebMD Web site and developing additional revenue opportunities. WebMD promotes its web-based services through traditional print media, including trade journals, newspapers and magazines targeted at healthcare professionals, and participates in tradeshows, conferences and speaking engagements as part of its ongoing public relations program. In addition, WebMD has entered into several strategic alliances to promote the WebMD brand online and offline, including the alliance with CNN which provides for online advertising and for the promotion of WebMD on television and radio. WebMD plans to continue to allocate significant resources to marketing its services.

Customer service and support

     WebMD believes that effective customer service is essential to attracting and retaining subscribers and consumers. WebMD provides ongoing telephone support through its customer service and sales support centers which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m., Eastern time Monday through Friday. WebMD's live operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with WebMD's strategic partners regarding technical support issues and for resolving technical problems encountered by users, strategic partners or other parties.

Competition

     Web-based services. The market for web-based services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. WebMD expects competition in the markets in which it competes to increase significantly as new companies enter these markets and current competitors expand their product lines and services. Competition may also increase as a result of industry consolidation. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     - greater resources that they can devote to the development, promotion and sale of their services

     - longer operating histories

     - greater financial, technical and marketing resources

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

     - greater name recognition

     - larger subscriber and consumer bases

     WebMD does not know whether its current or potential competitors will develop products and services comparable or superior to WebMD's products and services or adapt more quickly than WebMD to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would significantly harm WebMD.

     WebMD competes, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with companies providing online services or web sites targeted to the healthcare industry or consumers generally. In addition, with regard to its electronic data interchange service offering, WebMD also competes with providers of electronic data interchange terminals that provide access to a single service, such as those provided by VeriFone Inc. WebMD generally does not have the contractual right to prevent its subscribers from terminating their service or changing to a competing service.

     WebMD believes that the principal competitive factors in attracting and retaining healthcare professional subscribers are brand recognition and the depth, breadth and timeliness of its services and content. Other important factors in attracting and retaining healthcare professionals as subscribers include the ease of use, quality and cost of WebMD's services. WebMD believes that the principal competitive factors that attract advertisers include price, the number of healthcare professionals who subscribe to WebMD, the traffic on its web site, the demographics of its subscriber and consumer bases and the creative implementation of advertisement placements.

     Communications and information services. WebMD also competes in the communications and information services markets. These markets are also intensely competitive, rapidly evolving and subject to rapid technological change. Other providers currently offer each of the individual services and certain combinations of the services that WebMD offers. WebMD's voice mail service offering competes with voice mail services provided by regional Bell operating companies as well as by independent voice mail vendors. WebMD's communications services and features, such as conference calling, compete with services provided by companies with significantly greater resources than WebMD as well as smaller interexchange long distance providers. Telecommunications companies also compete for consumers based on price, and major competitors often conduct extensive advertising campaigns to capture market share. A decrease in rates charged by WebMD's telecommunications competitors could have a material adverse effect on its business. WebMD expects that the communications and information services markets will continue to attract new entrants and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than WebMD's technology.

     To be competitive in these markets, WebMD must license leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and healthcare consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. WebMD may not be successful in using new technologies effectively or adapting its web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from WebMD's failure to compete effectively would significantly harm WebMD.

Government regulation and legal uncertainties

     Internet laws. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and quality of products and services. For example, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers. The local exchange carriers want the Federal Communications Commission to impose access fees on those providers because the growing popularity and use of the Internet has burdened the existing telecommunications

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

infrastructure. In addition, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet. The requirement that WebMD comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, could harm WebMD's business.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently passed law places a temporary moratorium on certain types of taxation on Internet commerce. WebMD cannot predict the effect of current attempts to tax or regulate commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could harm WebMD's business.

     Healthcare laws. Currently, WebMD's operations are not regulated by any healthcare agency. However, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, security and other provisions regarding healthcare issues on the Internet by the end of the year 2000. It will be necessary for WebMD's platform and for the applications that WebMD provides to be in compliance with the proposed regulations. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

     Both federal and state laws prohibit the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods. Although the applicability of these laws to WebMD's services is unclear, a state or federal regulatory agency may allege that WebMD's relationship with one or more of its strategic partners that sponsor WebMD subscriptions and that deliver healthcare services or goods violate any of these laws. In the event that this determination is made, WebMD could be subjected to fines and other costs and could be required to revise or terminate that portion of its business.

     Privacy and confidentiality related regulation. Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. Any legislation or regulations of this nature could affect the way WebMD conducts its business, especially its collection or use of personal information, and could harm its business.

     Numerous state and federal laws govern the collection, dissemination use and confidentiality of patient identifiable health information. Many states have laws and regulations that protect the confidentiality of medical records or medical information. In addition, the Health Insurance Portability and Accountability Act of 1996 mandates the Secretary of the Department of Health and Human Services to promulgate federal regulations addressing the online collection, dissemination, use and confidentiality of patient identifiable health information. The application of these laws to the personal information WebMD collects could create potential liability under such laws.

     Food and Drug Administration regulation of medical devices. The Food and Drug Administration regulates some computer applications and software that it considers medical devices. The Food and Drug Administration might decide to regulate WebMD's current services, although WebMD does not believe that they will do so. Expansion of WebMD's services may subject it to future regulation. WebMD has no experience in complying with Food and Drug Administration regulations and doing so could be time consuming, burdensome and expensive and could delay or prevent its introduction of new services.

     Regulation of the practice of medicine. The practice of medicine requires licensing under applicable state law. WebMD attempted to structure its web site and strategic relationships to avoid violating state licensing requirements. A state regulatory authority may, however, allege that some portion of WebMD's business violates these statutes and seek to have us discontinue those portions or cause us to suffer financial damage. Further, WebMD's insurance may not cover any liability based on a determination that we engaged in the practice of medicine without a license.

     State insurance regulation. WebMD markets online insurance offered by third parties, and receives referral fees from those providers in connection with this activity. Online marketing of insurance is a
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relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to these activities. It could be costly or impossible for WebMD to comply with these licensing laws, if compliance is required.

Intellectual property

     WebMD's proprietary rights. WebMD relies on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect its proprietary rights. WebMD has applied for federal registration of the service marks "WebMD," "Web-MD," "WebMD OnCall," "Health has a Homepage" and "WebRN." On August 10, 1999, the Patent & Trademark Office cleared the "Web-MD" mark for a notice of publication for opposition prior to final registration. WebMD cannot guarantee that the "Web-MD" mark will not be opposed by a third party during the publication process or that it will be cleared by final registration. WebMD has applied for registration of the service marks "WebMD," "Health has a Homepage" and "WebRN" in approximately 75 foreign countries. WebMD cannot guarantee that it will be able to secure registration for these marks in the United States or in foreign countries. WebMD has also registered the domain name "webmd.com."

     The steps WebMD has taken to protect its proprietary rights may not be adequate, and WebMD may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries. Third parties may infringe upon or misappropriate WebMD's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unavailable or limited in many foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of its services. It is possible that competitors or others will adopt product or service names similar to WebMD's names, which could impede WebMD's efforts to build brand identity and possibly lead to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, WebMD's domain name will lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. WebMD's inability to protect its marks adequately would hurt WebMD's ability to establish its brand. In the future, litigation may be necessary to enforce and protect WebMD's trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect WebMD's intellectual property.

     Third-party proprietary rights. WebMD also relies on a variety of intellectual property rights that it licenses from third parties, including its Internet server software and healthcare content used on the WebMD web site. These third party licenses may not be available to WebMD on commercially reasonable terms. WebMD's loss of or inability to maintain or obtain upgrades to any of these licenses could significantly harm WebMD. In addition, because WebMD licenses a majority of its content from third parties, WebMD's exposure to copyright infringement actions may increase because it must rely upon such parties for information as to the origin and ownership of such licensed content.

Facilities

     WebMD's corporate headquarters and call center occupy approximately 20,000 square feet of office space in Atlanta, Georgia under a lease expiring February 1, 2000, with an option to renew the lease term for one year. In addition, WebMD leases approximately 5,300 square feet of space in Atlanta, Georgia for its emergency call center. WebMD also has offices in Portland, Oregon and San Francisco, California. WebMD believes that its current office space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on terms acceptable to it.

Employees

     As of June 30, 1999, WebMD employed 213 persons on a full-time basis. None of WebMD's employees are members of a labor union or are covered by a collective bargaining agreement. WebMD believes that its relationship with employees is good.

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Legal proceedings

     In connection with the sale of its cardiac monitoring assets to Matria, WebMD and its subsidiary Endeavor, formerly known as Quality Diagnostic Services, Inc., retained liabilities, including liabilities relating to actual and potential litigation. These liabilities include potential sanctions associated with Endeavor's receipt of service of a civil subpoena from the Department of Health and Human Services, Office of the Inspector General on July 28, 1998. Endeavor responded to the subpoena in a timely manner on August 31, 1998. In a letter from the OIG dated November 25, 1998, the OIG requested that Matria, as successor in interest to Endeavor's cardiac monitoring business, should put in place measures to ensure proper use of facsimile machines and telephone lines and periodically certify that these measures are being effectively implemented to provide assurances that facsimile machines and telephone lines used in the offices of referral sources are dedicated to cardiac monitoring. The OIG has orally stated that it intends to enter into a settlement agreement related to the subpoena that will describe the proper measures. No further action has been taken by the OIG.

     These liabilities also include a lawsuit filed in the Circuit Court for the Judicial Circuit in and for Duval County, Florida by Brenda G. Durant under the caption Brenda G. Durant, as personal representative of the Estate of James R. Durant, deceased v. Jackson Heart Center, P.A., Jay Dunerman and Quality Diagnostic Services, Inc. (No. 98-06052/CA). The complaint alleges a cause of action for negligence for failure to notify plaintiff's physician of an abnormal and potentially life threatening heart monitor recording which was received and maintained by QDS. WebMD is currently in the process of filing an answer to the complaint. Defending the lawsuit against QDS may involve significant expense. Due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome.

     In addition, these retained liabilities include a potential claim by Life Watch, an Illinois corporation and subsidiary of Ralin Medical, Inc., which in February 1998 asserted orally that WebMD's use of cardiac monitoring devices constituted an infringement of a patent held by Life Watch. Life Watch then offered to grant license rights to WebMD under the patent. WebMD informed Life Watch that Card Guard Scientific Survival, Ltd., an independent third party, owns all rights to the devices and that Endeavor was merely a distributor of these devices. There has been no further action in this regard. In the event that this matter results in litigation, an adverse decision could result in substantial damages and attorneys' fees that could harm WebMD.

     From time to time, WebMD may be involved in litigation relating to claims arising out of its operations. WebMD is not currently a party to any other legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition or operating results.

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                   WEBMD SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of WebMD for the years ended December 31, 1995, 1996, 1997 and 1998 and as of December 31, 1996, 1997 and
1998 are derived from WebMD's consolidated financial statements. The selected statement of operations data for the period from April 21, 1994 to December 31, 1994 and the six months ended June 30, 1998 and 1999 and the selected balance sheet data as of December 31, 1994 and 1995 and June 30, 1999 were derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results for a full year. The following data should be read in conjunction with "-- WebMD management's discussion and analysis of financial condition and results of operations" and WebMD's consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

                                                                                           PERIOD FROM
                                                                                            INCEPTION
                                                                                            (APRIL 21,     SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            1994) TO          JUNE 30,
                                                   -------------------------------------   DECEMBER 31,   -------------------
                                                     1998      1997      1996      1995        1994         1999       1998
                                                   --------   -------   -------   ------   ------------   ---------   -------
                                                                                           (UNAUDITED)        (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues.........................................  $    408   $    --   $    --   $   --      $   --      $   4,406   $    --
Operating loss...................................   (23,036)   (2,594)       --       --          --        (90,918)   (4,520)
Net loss applicable to common stockholders.......  $(18,546)  $(4,349)  $(1,682)  $  (39)     $  (40)     $(229,195)  $(6,058)
Net loss per common stockholder..................  $  (1.52)  $ (0.52)  $ (0.64)  $(0.04)     $(0.04)     $  (17.78)  $ (0.53)
Shares used in computing basic and diluted net
  loss per common share(2).......................    12,196     8,300     2,612    1,000       1,000         12,889    11,436

                                                                        AS OF DECEMBER 31,                         AS OF
                                                      ------------------------------------------------------     JUNE 30,
                                                         1998         1997      1996        1995        1994       1999
                                                      -----------    ------    ------    -----------    ----    -----------
                                                      (UNAUDITED)                                               (UNAUDITED)
                                                                                 (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents...........................    $ 6,226      $2,696    $   --       $ --        $ --     $237,835
Working capital.....................................      4,313       2,532        --         --          --      323,077
Total assets........................................     18,245       9,190     3,497        638         213      591,448
Long-term debt, net of discount(3)..................         --       2,965        --         --          --           --
Total stockholders' equity (net capital
  deficiency).......................................      5,286       3,036       558        (32)        (31)     574,504

-------------------------
(1) WebMD was incorporated in October 1996. In March 1997, a subsidiary of WebMD merged with Endeavor, a provider of cardiac monitoring services, and Endeavor was the surviving corporation. Endeavor was incorporated in April 1994. Statement of operations data for all periods presented include statement of operations data for Endeavor, as the predecessor of WebMD. Effective as of July 1, 1998, WebMD sold substantially all its cardiac monitoring assets to Matria. WebMD's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. In addition, on July 1, 1997, WebMD sold its subsidiary, UltraScan, Inc.

(2) Basic and diluted net loss per share was determined using all classes of common stock outstanding during each period. It does not include the conversion of preferred stock, options or warrants to purchase stock as they are antidilutive.

(3) See Note 5 of the WebMD notes to consolidated financial statements.

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

                 WEBMD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with WebMD's consolidated financial statements and the related notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus.

OVERVIEW

     WebMD provides web-based services to healthcare professionals and healthcare consumers under its WebMD brand name. WebMD's subscription-based professional web site includes access to electronic data interchange services, enhanced communications services, healthcare-related information and other web-based services that are useful to healthcare professionals. WebMD designed its professional web site to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use web-based solution. WebMD's free consumer web site includes access to premium, branded healthcare-related information, personalized, targeted information about specific health conditions and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the web. WebMD designed its consumer web site to assist consumers in making informed healthcare decisions.

     WebMD was formerly engaged in the cardiac monitoring business, and WebMD has only recently begun implementing its new Internet-based business model. WebMD's activities to date have primarily consisted of licensing and creating content, negotiating relationships with strategic partners, engaging in marketing and branding promotions, recruiting personnel and raising capital. WebMD commercially launched its Internet-based services in October 1998.

Acquisitions

     On December 31, 1998, WebMD acquired substantially all of the assets and assumed some liabilities of certifiedemail.com, Inc. in exchange for 50,000 shares of WebMD's Series D common stock. On January 22, 1999, WebMD acquired Direct Medical Knowledge for 494,018 shares of WebMD's Series B preferred stock. In addition, WebMD converted existing Direct Medical Knowledge options and warrants into options and warrants to acquire 181,323 shares of WebMD's Series B preferred stock. At closing, WebMD forgave $300,000 in liabilities which Direct Medical Knowledge owed to WebMD. On January 25, 1999, WebMD acquired Sapient Health Network for 1,619,190 shares of WebMD's Series B preferred stock. In addition, WebMD converted existing Sapient Health Network options and warrants into options and warrants to acquire 180,953 shares of WebMD's Series B preferred stock. At closing, WebMD also paid $2.7 million of liabilities of Sapient Health Network. Series D common stock and Series B preferred stock exchanged in these acquisitions were valued at $20 per share which was determined to be the fair market value of these securities by WebMD's board in the absence of a liquid market based on recent sales of similar securities to third parties.

     As a result of the Sapient Health Network and Direct Medical Knowledge acquisitions, WebMD recorded an aggregate of $51.9 million in goodwill and other intangible assets in the first quarter of 1999, which WebMD will amortize on a straight-line basis over a three-year period.

Stock dividend

     On April 9, 1999, WebMD's board of directors declared a stock dividend of
0.03846 shares of Series F preferred stock, which is convertible into common stock on a ten-for-one basis, for each share of WebMD capital stock outstanding. On an as converted to common basis, all shareholders received a 0.3846 dividend, which increased the outstanding common on an as converted basis by 38.46%. Because the dividend triggered anti-dilution provisions, WebMD's board approved in-kind adjustments to the applicable WebMD option and warrants outstanding on April 9, 1999 to reflect the stock dividend, regardless of whether these options and warrants were vested. The dividend adjustments to the options and warrants were vested or will vest according to the same vesting schedule as the underlying options and

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

warrants. Unless otherwise indicated, the impact of the stock dividend on options and warrants has been reflected as if it had occurred for all periods presented.

Service offerings

     WebMD markets subscriptions to its Internet-based services to healthcare professionals. WebMD currently offers its subscribers two monthly service packages: WebMD and WebMD OnCall. A subscription to WebMD OnCall also includes WebMD's physician-only answering service. WebMD's current base subscription fees for WebMD are $29.95 per month and for WebMD OnCall are $99.95 per month. The WebMD OnCall package and the Virtual Receptionist service offering may require subscribers to pay additional transaction fees, and the WebMD OnCall package provides subscribers with the option of also subscribing to paging services for additional monthly fees. For a description of the service offerings included as part of the base subscription fees for WebMD and WebMD OnCall packages, see the section entitled "WebMD's Business -- WebMD services" on page 245. The WebMD and WebMD OnCall packages generally require a 12-month service period and are generally terminable upon 90 days prior written notice. In addition to the base subscription fees, WebMD offers to subscribers of either service package the option of also subscribing to premium services, which currently include dictation and transcription services and the coding compliance monitor, for additional transaction or monthly fees.

Promotional arrangements

     WebMD currently funds promotions of its services through its distribution relationships with Microsoft, DuPont and McKessonHBOC. WebMD generally requires subscribers under these promotional arrangements to commit to 12-to-36 month subscriptions. WebMD has entered into these promotional arrangements in order to establish its subscriber base and build brand recognition. WebMD's promotional arrangements currently require, and future arrangements may require, it to pay amounts that WebMD will only recoup if subscribers maintain a subscription and pay all required subscription fees for an extended period of time.

     WebMD cannot guarantee that it will generate sufficient revenue from subscribers it obtains through current or future promotional arrangements to offset the cost of these arrangements. WebMD's promotional arrangements include the sponsorship of WebMD subscriptions by some of WebMD's strategic partners. Although WebMD expects to receive revenue from these arrangements, WebMD cannot predict the number of actual subscribers, if any, that these relationships will actually generate. WebMD also cannot guarantee that subscribers it obtains through promotional arrangements will actually use its services. Therefore, the amount of revenue WebMD recognizes may not be indicative of the level of usage of WebMD's services and WebMD expects the level of usage of its web site to be a primary factor in determining the amount of advertising and sponsorship revenues that it can derive.

Guaranteed payments

     At June 30, 1999, WebMD estimates that it will make the following aggregate guaranteed payments under its current strategic agreements:

                          PERIOD                               AMOUNT
                          ------                            -------------
July - December 1999......................................  $37.3 million
2000......................................................   72.5 million
2001......................................................   78.3 million
2002......................................................   40.4 million
2003......................................................   34.4 million

Most of WebMD's current strategic agreements with its distribution partners contain revenue sharing arrangements which generally provide for WebMD to share advertising, sponsorship or transaction net revenues, ranging from 15% to as much as 100%, with the strategic partner. In addition, some strategic

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partner agreements and promotional arrangements require payments on a per subscriber basis. WebMD may enter into additional promotional arrangements with current and future strategic partners that may require it to pay consideration in amounts that significantly exceed the amounts WebMD is required to pay under its current arrangements. These guaranteed payments and promotional and other arrangements may require WebMD to incur significant expenses. WebMD cannot guarantee that it will generate sufficient revenues to offset these expenses.

Revenues and results of operations

     WebMD derives its revenues primarily from subscriptions, advertising, sponsorship, third-party carriage fees and other services generated by the WebMD web site and its co-branded web sites. Subscription revenue is recognized based on the monthly subscription fee. All significant subscription revenues from WebMD's web site have been attributable to base subscription fees. WebMD does not allocate subscription revenue among the various service offerings included as part of the base subscription fee. WebMD has not generated significant subscription revenues from the premium services which are not included in either of its base subscription packages, which currently include dictation and transcription services and the coding compliance monitor, from the additional transaction fees paid by subscribers for the Virtual Receptionist service offering or the physician-only answering service or from the additional monthly fees paid by subscribers for paging services. In addition, WebMD has not generated significant revenues from its consumer health and wellness center. Revenues from fixed fee content carriage agreements are recognized ratably over the related agreement term.

     WebMD anticipates that revenues from its Internet operations will consist primarily of revenues from subscribers, including revenues generated from Microsoft's and DuPont's sponsorship of WebMD subscriptions. If WebMD is successful in building its subscriber base and brand recognition and increasing traffic on its web site, WebMD expects advertising, sponsorship and transaction revenues to increase as a percentage of total revenues. Some of WebMD's strategic partner agreements provide for WebMD to share revenues from advertising, sponsorships and transactions with the strategic partner.

     WebMD has incurred net operating losses and negative cash flows from operating activities since its inception. As of June 30, 1999, WebMD had an accumulated deficit of $534.7 million. WebMD has not achieved profitability, and WebMD expects to incur increasing net operating losses and negative cash flows from operations for the foreseeable future. WebMD will incur significant direct expenses associated with its branding and advertising campaign, promotional arrangements and with the development of its services. WebMD may not be able to achieve sufficient revenues in relation to its expenses to ever be profitable. If WebMD achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. In addition, WebMD expects its quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside WebMD's control.

     As a result of its limited operating history, its recent acquisitions and the emerging nature of the markets in which it intends to compete, WebMD is unable to forecast its revenues with any degree of certainty. WebMD's current and projected expense levels are based largely on its estimates of future revenues and are mostly fixed. WebMD expects its expenses to increase significantly in the future as it continues to incur significant sales and marketing, product development and administrative expenses. The success of its business depends on WebMD's ability to increase its revenues to offset expenses. WebMD cannot guarantee that it will be able to generate sufficient revenues to offset operating expenses or the costs of its promotional arrangements or that WebMD will be able to achieve or maintain profitability. If WebMD revenues fall short of its projections, WebMD's business, financial condition and operating results would be materially and adversely affected.

Historical operating results

     Effective July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and up to $6.0 million in additional contingent consideration payable subject to the achievement during calendar year 1999 of certain revenue goals by

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

Matria in the operation of the purchased assets. Substantially all of WebMD's historical revenues were derived from its cardiac monitoring operations. WebMD does not consider the historical results of its cardiac monitoring operations to be meaningful or indicative of its future results of operations. WebMD's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. As of June 30, 1999, WebMD has not recorded any amounts relating to the contingent consideration described above.

RESULTS OF OPERATIONS

     In June 1997, WebMD began redirecting its focus to the development of integrated Web-based administrative, communications and information services to healthcare professionals and healthcare information to consumers. WebMD commercially launched its Internet-based services in October 1998. WebMD believes that year-to-year comparisons of its results of operations for the years ended December 31, 1998 and 1997 and the period-to-period comparisons of the results of operations for the six months ended June 30, 1999 and 1998 are not meaningful and should not be relied upon as an indication of WebMD's future performance.

Revenues

     During the year ended December 31, 1998 and the six months ended June 30, 1999, WebMD generated $408,000 and $4.4 million of revenues, respectively. WebMD did not generate any revenues from its continuing operations for the year ended December 31, 1997 and for the six months ended June 30, 1998. Revenues for the six months ended June 30, 1999 increased primarily due to the commercial launch of WebMD's Internet-based services and consisted of $2.0 million from services to a related party, $1.9 million in subscription revenues and $516,000 in advertising and sponsorship revenues.

Operating expenses

     Product development and content. Product development and content costs consist of web development fees, content license fees, fees to service providers and salaries and related expenses. Product development costs are expensed as incurred. Content costs are recognized ratably over the term of the license agreement, generally ranging from one to five years. Product development and content costs were $7.5 million and $566,000 for the years ended December 31, 1998 and 1997, respectively, and $17.0 million and $1.9 million for the six months ended June 30, 1999 and 1998, respectively. In 1998, product development and content costs increased primarily due to fees of $4.5 million for the development of its website, and content license fees of $1.4 million and other research and development. Product development and content costs increased for the six months ended June 30, 1999 primarily due to content license fees of $6.9 million, $3.5 million in salaries and related expenses of development personnel, fees of $3.1 million for development of WebMD's web site and $1.6 million in information systems consulting services.

     Sales and Marketing. Sales and marketing costs consist of salaries and related expenses and advertising, marketing and promotional expenses. Sales and marketing costs are expensed as incurred. Sales and marketing costs were $3.7 million and $213,000 for the years ended December 31, 1998 and 1997, respectively, and $32.2 million and $646,000 for the six months ended June 30, 1999 and 1998, respectively. In 1998, sales and marketing expense increased primarily due to $2.2 million in salaries and related expenses of sales personnel and $1.5 million related to WebMD's branding and advertising campaign. Sales and marketing costs increased for the six months ended June 30, 1999 primarily due to $24.5 million in payments to WebMD's consumer portal distribution partners, including promotional arrangements, $4.9 million related to its branding and advertising campaign and increased marketing efforts in connection with the distribution of its services and $2.7 million in salaries and related expenses of sales personnel.

     General and administrative. General and administrative expenses consist primarily of salaries, non-cash compensation charges and related expenses for executive and administrative functions and other

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

expenses. General and administrative expenses were $10.1 million and $1.8 million for the years ended December 31, 1998 and 1997, respectively, and $37.7 million and $1.9 million for the six months ended June 30, 1999 and 1998, respectively. In 1998, general and administrative expenses increased primarily due to $3.2 million in non-cash compensation charges related to the issuance of options to employees with an exercise price less than the fair market value of WebMD's capital stock on the date of issuance, $2.7 million in salaries and related expenses for additional executive and administrative personnel, $1.7 million for contract labor and $1.7 million in professional fees. General and administrative costs increased for the six months ended June 30, 1999 primarily due to $3.4 million in salaries and related expenses for additional administrative and executive personnel and $2.3 million in professional fees and contract labor.

     Non-cash charge relating to equity series transfer. For the six month period ended June 30, 1999, WebMD recorded a non-cash charge of $29.2 million relating to rights granted to certain shareholders to exchange shares into Series F preferred stock. These rights were granted in connection with a stock dividend granted on April 9, 1999, whereby 0.03846 shares of Series F preferred stock, convertible on a ten-for-one basis, were received by all stockholders.

     Write down of customer terminals. For the year ended December 31, 1998, WebMD recorded a charge of $1.8 million to write down computer terminals to their net realizable value. WebMD previously offered computer terminals with some of its promotional packages or as an option for an additional fee. In 1998, WebMD changed its service offerings to no longer offer computer terminals to its subscribers and has sold all terminals previously held in inventory.

     Depreciation and amortization. Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization was $303,000 and $9,000 for the years ended December 31, 1998 and 1997, respectively, and $8.4 million and $48,000 for the six months ended June 30, 1999 and 1998, respectively. Depreciation and amortization increased due to the amortization of intangible assets and purchases of property and equipment for the expansion of WebMD's service offerings. In the six months ended June 30, 1999, WebMD recorded $7.2 million in amortization expense in connection with the acquisitions of Sapient Health Network, Direct Medical Knowledge and certifiedemail.com. WebMD will amortize the remaining $46.6 million in intangible assets on a straight-line basis over the remainder of its three-year life.

     Net interest income or expense. Net interest income or expense consists primarily of interest paid on loans from related parties, loans that have been repaid and interest earned on cash balances. Net interest expense was $139,000 and $725,000 for the years ended December 31, 1998 and 1997, respectively. Net interest income was $1.5 million for the six months ended June 30, 1999 and net interest expense was $304,000 for the six months ended June 30. Net interest expense decreased for the year ended December 31, 1998 due to the repayment of an aggregate of $6.0 million in loans from Sirrom Investments, Inc. and a $509,605 loan from a related party and interest earned on WebMD's investment of cash received from the sale of its cardiac monitoring assets and the sale of its capital stock. Net interest income increased for the six months ended June 30, 1999 due to interest income earned on cash balances, net of interest expense.

     Discontinued operations. Effective as of July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria. WebMD incurred a loss from discontinued operations of $1.2 million and $1.7 million for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1998, WebMD recognized a gain of $7.7 million on the sale of its cardiac monitoring operations. On July 1, 1997, WebMD sold UltraScan, a diagnostic imaging services provider, and recognized a gain on the UltraScan sale of $165,000 for the year ended December 31, 1997.

     Income taxes. At June 30, 1999, WebMD had total net operating loss carryforwards for federal and state income tax purposes of $75.4 million that expire in years 2010 through 2014. Utilization of WebMD's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the tax code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with
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respect to WebMD's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, WebMD has financed its operations primarily through private debt financings, the sale of its cardiac monitoring operations and the sale of its capital stock.

     Loans from Sirrom Investments, Inc. On August 29, 1997, WebMD borrowed $4.0 million from Sirrom for working capital and general corporate purposes. In connection with the loan, WebMD issued Sirrom a warrant to purchase 557,490 shares of Series D common stock. In July 1998, WebMD borrowed an additional $2.0 million from Sirrom as bridge financing prior to the closing of the sale of WebMD's cardiac monitoring operations to Matria. WebMD used $6.0 million of the proceeds from the sale of its cardiac operations to repay the loans from Sirrom.

     Sale of WebMD's cardiac monitoring operations. Effective as of July 1, 1998, WebMD sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and up to $6.0 million additional contingent consideration payable subject to Matria's achievement during calendar year 1999 of certain revenue goals in the operation of the purchased assets. In July 1998, WebMD used $2.7 million of the proceeds for settlement costs of a dissenting stockholder law suit related to Endeavor. For a more complete description of the lawsuit, see "WebMD's management -- Compensation committee interlocks and insider participation -- Dissenting stockholder lawsuit" on page 267. WebMD also used $6.0 million of the proceeds to pay the loans outstanding to Sirrom. The remainder of the proceeds were used for WebMD's branding and advertising campaign, development of its services and other general corporate purposes.

     Sales of WebMD's capital stock. During the years ended December 31, 1998 and 1997, WebMD received $15.7 million and $5.8 million, respectively, from the sale of its capital stock. During the six months ended June 30, 1999 and 1998, WebMD received $299.1 million and $3.6 million, respectively, from the sale of its capital stock.

Sources and uses of liquidity

     As of June 30, 1999, WebMD's primary source of liquidity consisted of $237.8 million in cash and cash equivalents. WebMD had working capital of $303.0 million at June 30, 1999.

     Net cash used in continuing operations was $17.6 million and $2.4 million for the years ended December 31, 1998 and 1997, respectively, and $58.5 million and $4.4 million for the six months ended June 30, 1999 and 1998, respectively. The principal uses of cash in operating activities by continuing operations during 1998 were to fund WebMD's net loss of $16.4 million from operations, which was partially offset by a $3.4 million in changes in accounts payable and accrued expenses and $3.4 million in non-cash compensation expense in continuing operations during 1998. The principal uses of cash in operating activities by continuing operations during the six months ended June 30, 1999 were to fund WebMD's net loss of $89.4 million and an increase in prepaid software licenses, content and services of $20.6 million, which was partially offset by $8.4 million in depreciation and amortization, $29.4 million in non-cash compensation expense and $11.1 million in non-cash amortization of equity issued for services.

     Net cash provided by investing activities for the year ended December 31, 1998 was $9.5 million, and net cash used in investing activities was $1.6 million for the year ended December 31, 1997. Net cash used in investing activities was $6.7 million and $2.3 million for the six months ended June 30, 1999 and 1998, respectively. Net cash provided by investing activities during 1998 primarily related to $16.6 million in net proceeds from the sale of discontinued operations, partially offset by $4.5 million in purchases of property and equipment related to continuing and discontinued operations and payment of $2.7 million in settlement of a dissenting stockholder lawsuit. Net cash used in investing activities during the six months ended June 30, 1999 primarily related to purchases of property and equipment and payments associated with acquisitions.

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     Net cash provided by financing activities of continuing operations was
$11.9 million and $9.7 million for the year ended December 31, 1998 and 1997, respectively, and $296.8 million and $3.8 million for the six months ended June 30, 1999 and 1998, respectively. Financing activities during 1998 consisted primarily of the proceeds from the issuance of equity securities and proceeds from the $2.0 million loan from Sirrom offset by the repayment of the $6.0 million loan from Sirrom. Financing activities during the six months ended June 30, 1999 consisted primarily of proceeds from the issuance of equity securities, partially offset by a $2.3 million repayment of assumed borrowings from acquisitions.

     As of June 30, 1999, WebMD had material commitments of approximately $3.6 million for capital expenditures relating to the acquisition of computer equipment.

     If the WebMD merger is not consummated, WebMD believes that the net proceeds from the recent sales of securities will be sufficient to fund its working capital and capital expenditure requirements for at least the next 12 months. In addition, WebMD expects to continue to incur significant operating losses for at least the next 24 months due to its branding and advertising campaign and the development of its services. If the WebMD merger is not consummated and WebMD determines that it will require additional funds to support operations or the expansion of its business, WebMD may sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. The sale of additional equity or convertible securities will result in additional dilution to WebMD's stockholders. There can be no assurance that additional financing, if required, will be available to WebMD in amounts or on terms acceptable to WebMD.

YEAR 2000 COMPLIANCE

     Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 problem."

     State of readiness. The Year 2000 problem could affect computers, software and other equipment that WebMD uses. WebMD has completed a review of its internal computer programs and systems to determine if they will be Year 2000 compliant. WebMD believes that its computer systems will be Year 2000 compliant by November 1999. However, while WebMD does not expect the cost of these efforts to be material to its financial position or any year's operating results, WebMD cannot provide you with any assurance to this effect.

     Internal infrastructure. WebMD has reviewed all of the major computers, software applications and related equipment that WebMD uses in connection with its internal operations and determined that, with the exception of its telephone system, which it intends to replace, no modifications, upgrades or replacements are required to minimize the possibility of a material disruption to its business. WebMD has started modifying, upgrading and replacing systems that it has identified as potentially being adversely affected. WebMD expects to complete this process by November 1999. WebMD does not expect the cost related to these efforts to be material to its business, financial condition or operating results.

     Systems other than information technology systems. In addition to computers and related systems, the operation of WebMD's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 problem. WebMD is currently assessing the potential effect of, and costs of remediating, the Year 2000 problem on this equipment. WebMD does not expect that the total cost of completing any required modifications, upgrades or replacements of these internal systems will have a material effect on its business, financial condition or operating results.

     Suppliers. WebMD depends on third party suppliers for most of the services and content it provides. If these parties are affected by the Year 2000 problem, WebMD's ability to provide services and content to its subscribers and users may be materially adversely affected. WebMD has been gathering information

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from and has initiated communications with all of its service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 problem. WebMD has received written responses from iXL and Premiere Technologies addressing their Year 2000 readiness. Based on these responses, WebMD believes these service and content providers will be Year 2000 ready. However, WebMD has limited or no control over the actions of its service and content providers. Therefore, while WebMD expects that it will be able to resolve any significant Year 2000 problems with its systems, WebMD cannot guarantee that its service and content providers will resolve any or all Year 2000 problems with their systems before the occurrence of a material disruption to WebMD's business. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on WebMD's business, financial condition or operating results.

     Most likely consequences of Year 2000 problems. WebMD expects to identify and resolve all Year 2000 problems that could materially adversely affect its business, financial condition or operating results. However, WebMD believes that it will not be possible to determine with complete certainty that all Year 2000 problems affecting WebMD have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, WebMD cannot accurately predict how many failures related to the Year 2000 problem will occur or the severity, duration or financial consequences of such failures. As a result, WebMD could possibly suffer the following consequences:

     - a significant number of operational inconveniences and inefficiencies for WebMD, its service and content providers and subscribers and users that may divert time and attention and financial and human resources from WebMD's ordinary business activities

     - a lesser number of serious system failures that may require significant efforts by WebMD, its service and content providers or WebMD's subscribers and users to prevent or alleviate material business disruptions

     Contingency plans. WebMD is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 problems affecting its internal systems. WebMD expects to complete its contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include:

     - accelerated replacement of affected equipment or software

     - short to medium-term use of backup equipment and software

     - increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which arise or to provide manual workarounds for information systems

     - other similar approaches

     If WebMD is required to implement any of these contingency plans, such plans could have a material adverse effect on its financial condition or operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     WebMD's financial instruments consist of cash that is invested in institutional money market funds. At June 30, 1999, the carrying values of WebMD's financial instruments approximated their fair values

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based on current market prices and rates. It is WebMD's policy not to purchase or hold derivative financial instruments. WebMD does not have significant foreign currency exposure since it does not currently transact business in foreign currencies. Therefore, WebMD did not have significant overall currency exposure at June 30, 1999.

CHANGE IN INDEPENDENT ACCOUNTANTS

     On February 23, 1997, Direct Medical Knowledge dismissed Berg & Company as its independent accountants. The report of Berg & Company on Direct Medical Knowledge's financial statements for the period from inception, May 24, 1995, through December 31, 1996 contained no adverse opinion or disclaimer of opinion. The opinion was qualified as to the uncertainty of Direct Medical Knowledge's ability to continue as a going concern. In connection with these audits and through February 23, 1997, there had been no disagreements with Berg & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Berg & Company would have caused them to make reference thereto in their report on the financial statements for such periods. The decision to change accounting firms was approved by Direct Medical Knowledge's management. Direct Medical Knowledge has requested that Berg & Company furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, dated June 15, 1999, is filed as an exhibit to the registration statement of which the proxy statement/prospectus forms a part.

     Direct Medical Knowledge engaged PricewaterhouseCoopers LLP as its new independent accountants as of February 23, 1997. During the period from inception, May 24, 1995, through February 23, 1997, Direct Medical Knowledge had not consulted with PricewaterhouseCoopers LLP on items which were or should have been subject to Statement of Auditing Standards No. 50, or concerned the subject matter of a disagreement or reportable event with Berg & Company.

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                               WEBMD'S MANAGEMENT

     The following table sets forth certain information regarding WebMD's current executive officers and directors:

              NAME                 AGE                       POSITION
              ----                 ---                       --------
Jeffrey T. Arnold(1).............  29    Chairman of the Board and Chief Executive Officer
William P. Payne.................  52    Vice Chairman of the Board
K. Robert Draughon...............  39    Chief Financial Officer
W. Michael Heekin(1).............  46    Executive Vice President, General Counsel,
                                           Secretary and Director
Lucius E. Burch, III(2)..........  56    Director
U. Bertram Ellis, Jr.............  45    Director
J. Rex Fuqua.....................  48    Director
S. Taylor Glover(3)..............  48    Director
Boland T. Jones(1)...............  39    Director
Jouko J. Rissanen(2).............  53    Director
Glenn W. Sturm(1)................  45    Director

-------------------------
(1) Member of executive committee of the board of directors.

(2) Member of compensation committee of the board of directors.

(3) Member of audit committee of the board of directors.

     Jeffrey T. Arnold, WebMD's founder, has served as Chairman of the Board and Chief Executive Officer of WebMD since its inception in October 1996. In addition, Mr. Arnold served as its President from its inception until September 1997. From April 1994 until Endeavor's merger with WebMD in March 1997, Mr. Arnold served in various capacities at Endeavor, including as Chairman and Chief Executive Officer. Mr. Arnold also serves on the board of directors of iXL and Premiere Technologies.

     William P. Payne has served as Vice Chairman of WebMD since September 1998. Mr. Payne also serves as Vice Chairman of Premiere Technologies and as Chairman of Orchestrate.com, Inc., a subsidiary of Premiere Technologies. From February 1997 to June 1998, Mr. Payne was a Vice Chairman of NationsBank Corporation. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Premiere Technologies, Anheuser-Busch Companies, Inc., Jefferson-Pilot Corporation, ACSYS, Inc. and Cousins Properties, Inc.

     K. Robert Draughon has served as Chief Financial Officer of WebMD since February 1998. From January 1988 to February 1998, he served as Chief Investment Officer for Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia. Mr. Draughon also serves on the board of directors of XRT, Corp. and NuSoft Technologies, Inc.

     W. Michael Heekin has served as an Executive Vice President of WebMD since November 1998 and as General Counsel since January 1999. Mr. Heekin served as Chief Operating Officer of WebMD from August 1997 to November 1998. Mr. Heekin has also served as one of WebMD's directors and as Secretary of WebMD since September 1997. From March 1993 to August 1997, Mr. Heekin served as Senior Vice President and Corporate Secretary of American Heritage Life Investment Corporation. Prior to March 1993, Mr. Heekin served as an Associate Dean of Florida State University College of Law.

     Lucius E. Burch, III has served as one of WebMD's directors since its inception. He served as President from 1981 to 1994 and has been Chairman from 1994 to present of Massey Burch Investment Group, Inc., a private venture fund. Mr. Burch also serves on the board of directors of QMS, Inc., Norrell Corporation and Physicians Resource Group, Inc.

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     U. Bertram Ellis, Jr. has served as one of WebMD's directors since June
1997. Since April 1996, he has served as Chairman and Chief Executive Officer of iXL. Mr. Ellis founded and served as President of Ellis Communications, Inc., an owner of television and radio stations, from 1993 to 1996.

     J. Rex Fuqua has served as one of WebMD's directors since February 1997. Mr. Fuqua has been President and Chief Executive Officer of Fuqua Capital Corporation since 1989. Mr. Fuqua is also Managing Director of Fuqua Ventures LLC, a firm which invests in emerging technology companies. Mr. Fuqua serves on the board of directors of Aaron Rents, Inc. and Graham-Field Health Products, Inc. Mr. Fuqua also serves on the board of directors of Convergence.com Corporation, a privately-held broadband Internet access company.

     S. Taylor Glover has served as one of WebMD's directors since September 1997. Mr. Glover has served in various capacities at Merrill Lynch Pierce Fenner & Smith Incorporated since 1973, most recently as Senior Vice
President -- Investments of the Private Client Group. Mr. Glover also serves on the board of directors of Gaston-Loughlin, Inc., a privately-held workers compensation managed care company, and Convergence.com.

     Boland T. Jones has served as one of WebMD's directors since August 1998. Since 1990, Mr. Jones has served as Chairman of the Board and Chief Executive Officer of Premiere Technologies. Mr. Jones also serves on the board of directors of Intellivoice Communications, Inc., a privately-held developer of speech applications and Internet telephony, and Webforia, a privately-held developer and provider of Internet tools for users to search, catalog and group information.

     Jouko J. Rissanen has served as one of WebMD's directors since its inception. Mr. Rissanen has founded several medical companies, including Cardiac Systems, Inc., Ocudyne, Inc., Occumedics, Inc., MedFusion, Inc. and Sensor Technology, Inc. He served as President of Sensor Technology, Inc. from 1987 to 1994, at which time the company was sold to Eli Lilly and Company. Currently, Mr. Rissanen is an individual investor and land developer, and serves as a consultant to Guidant Corporation. Mr. Rissanen also serves on the board of directors of J&C Nationwide.

     Glenn W. Sturm has served as one of WebMD's directors since February 1997. Mr. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and as a member of the Executive Committee. Mr. Sturm is a director of Phoenix International Ltd., Inc., The InterCept Group, Inc. and Towne Services, Inc. Mr. Sturm is a principal in Centaurus Ventures, a recently formed venture fund which invests in and advises electronic commerce, transaction processing and computer telephony companies.

     WebMD's board is divided into three classes, and each class serves for a staggered three-year term, or until successors of such class have been elected and qualified. Messrs. Arnold, Heekin and Jones are Class I directors and serve until the annual meeting of stockholders held in 2000. Messrs. Burch, Glover, Payne and Rissanen are Class II directors and serve until the annual meeting of stockholders held in 2001. Messrs. Ellis, Fuqua and Sturm are Class III directors and serve until the annual meeting of stockholders held in 2002. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. To the extent there is an increase in the number of directors, the WebMD board will distribute the additional directorships among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Executive officers of WebMD are elected by the board on an annual basis and serve until the next annual meeting of WebMD's board and until their successors have been duly elected and qualified. There are no family relationships among any of WebMD's executive officers or directors.

BOARD OF DIRECTORS' COMMITTEES

     WebMD's board of directors has established an executive committee, audit committee and compensation committee. Messrs. Arnold, Heekin, Jones and Sturm are members of the executive committee, which exercises the power of WebMD's board of directors between board meetings, subject to limitations. Mr. Glover is currently the only member of the audit committee, which reviews WebMD's audit functions, including its accounting and financial reporting practices, the adequacy its system of internal accounting controls, the quality and integrity of its financial statements and relations with its independent auditors. Messrs. Burch and Rissanen are members of the compensation committee, which establishes the compensation of WebMD's executive officers, including salaries, bonuses, commissions, benefit plans and compensation issues and administers WebMD's stock incentive plan.

DIRECTOR COMPENSATION

     WebMD awards options to purchase common stock to non-employee directors for their service on the board of directors. Each non-employee director received a grant of options to acquire 27,692 shares of Series D common stock at an exercise price of $10.83 per share on November 13, 1998, the date WebMD's director option plan was approved. Each non-employee director received a grant of options to acquire 6,923 shares of Series D common stock at an exercise price of $14.44 on January 1, 1999. WebMD reimburses its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. WebMD has not paid and does not intend to pay cash fees to our directors for attendance at meetings.

     Effective May 22, 1998, William P. Payne became an employee and the Chairman of the Board of Orchestrate.com, a wholly-owned subsidiary of Premiere Technologies. As Chairman of Orchestrate.com, one of Mr. Payne's principal duties is to assist WebMD in the development of WebMD's business for the purpose of increasing revenue opportunities for Premiere Technologies and enhancing the value of Premiere Technologies' investment in WebMD. In consideration of Mr. Payne's devotion of up to 60% of his time directly to WebMD's business, WebMD reimburses Premiere Technologies $375,000 per year for Mr. Payne's salary, $125,000 per year for Mr. Payne's minimum bonus and $6,000 per year for Mr. Payne's automobile allowance, each for the balance of Mr. Payne's two-year employment with Orchestrate.com. In addition, WebMD granted Mr. Payne options to acquire 276,920 shares of Series D common stock with an exercise price of $1.44 per share. WebMD also reimburses Mr. Payne for any expenses he incurs in discharging his duties to WebMD.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of WebMD's board of directors was formed on September 17, 1998. The current members of the compensation committee are Lucius
E. Burch, III and Jouko J. Rissanen. Neither Messrs. Burch nor Rissanen has been an officer or employee of WebMD at any time.

     For the six months ended June 30, 1999 and for years ended December 31, 1996, 1997 and 1998, WebMD paid approximately $2,300, $2,100, $5,000 and $4,800, respectively, in health, life and dental insurance premiums for Mr. Rissanen and his wife.

     In August 1996, Mr. Rissanen loaned $200,000 to Endeavor pursuant to an oral agreement. In March 1998, pursuant to a conversion of debt, indemnification and release agreement among WebMD, Endeavor, Mr. Rissanen and Finn Partners, a general partnership of which Mr. Rissanen is the managing partner and in which he owns a 16.7% interest, the parties agreed to convert such debt into 100,000 shares of Series D common stock which were issued to Finn Partners.

     In January 1997, WebMD loaned Jeffrey T. Arnold $4,000 to purchase 4,000,000 shares of common stock without series designation, Mr. Rissanen $1,400 to purchase 1,400,000 shares of Series B common stock and Mr. Burch $1,000 to purchase 1,000,000 shares of Series C common stock. These unsecured loans were evidenced by promissory notes bearing interest at the rate of 8.75% per annum. Principal and interest on the loans have been paid in full.

     Dissenting stockholder lawsuit. In March 1997, a majority of the stockholders of Endeavor approved and adopted a plan and agreement of merger providing for the merger of Endeavor into QDS Acquisition Corporation, a wholly owned subsidiary of WebMD. Prior to this merger, the stockholders of Endeavor consisted of Messrs. Arnold, Rissanen and Burch, Robert A. Frist, and nine physicians. Messrs. Arnold,

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

Rissanen, Burch and Frist, who owned a majority of Endeavor's capital stock, voted for the merger. The minority stockholders of Endeavor asserted the right granted to them under Georgia law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. Approval of the merger was also required by WebMD as the sole stockholder of QDS Acquisition Corporation. Therefore, WebMD's board of directors was required to approve the merger. The merger was approved unanimously by the board, which at that time consisted of Messrs. Arnold, Rissanen, Burch and Frist and three other individuals. In addition, at the time of the merger, WebMD's four largest stockholders were Messrs. Arnold, Rissanen, Burch and Frist, and the sole voting stockholder was Mr. Arnold. In July 1998, WebMD paid an aggregate of $2.7 million to settle the dissenters' rights action and entered into a consulting agreement with one of the dissenting stockholders.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to WebMD in all capacities during the fiscal year ended December 31, 1998 by WebMD's Chief Executive Officer and each of WebMD's other two highest paid executive officers whose total compensation exceeded $100,000, referred to in this section and the section entitled "-- Share ownership by WebMD's principal stockholders, management and directors" on page 274 as "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                ANNUAL COMPENSATION     SECURITIES
                                                -------------------     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY($)    BONUS      OPTIONS(#)     COMPENSATION
         ---------------------------            ---------    ------    ------------    ------------
Jeffrey T. Arnold.............................  $214,302      --        1,384,600         $6,000
  Chairman and Chief Executive Officer
K. Robert Draughon............................   154,000      --          443,072          5,500
  Chief Financial Officer
W. Michael Heekin.............................   150,000      --               --          6,000
  Executive Vice President, General Counsel
     and Secretary

     Mr. Arnold's annual salary consists of $180,000 in base salary plus $34,302 representing forgiveness of indebtedness owed to WebMD and an amount paid to Mr. Arnold sufficient to pay the tax due on such forgiveness of indebtedness. For more information see the section entitled "-- WebMD's related party transactions," on page 270. "All other compensation" consists of amounts paid for car allowances.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth information concerning grants of stock options to the named executive officers during the fiscal year ended December 31, 1998:

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF    PERCENTAGE OF                           ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE                       FOR OPTION TERM
                            OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION  ------------------------------
          NAME              GRANTED      FISCAL YEAR      SHARE        DATE          5%               10%
          ----             ----------   -------------   ---------   ----------  -------------    -------------
Jeffrey T. Arnold........  1,384,600       40.9%         $10.83     Sept. 2002   $18,226,781      $21,954,499
K. Robert Draughon.......    366,919        10.8           1.44      Feb. 2002       642,229          773,576
                              76,153         2.2          10.83      Nov. 2002     1,002,473        1,207,497
W. Michael Heekin........         --          --             --             --            --               --

     Most options vest one-third on the date of grant and one-sixth, one-sixth and one-third on the first three anniversaries of the date of grant. The percentage of total options granted to employees during the

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

fiscal year is based on a total of 3,123,840 options granted to all employees during the fiscal year ended December 31, 1998. All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant. Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price and (b) assuming that the aggregate stock value derived from that calculation compounds at the annual rate of 5% and 10% for the remainder of the four-year term of the option. In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates of appreciation do not represent our estimate or projection of the appreciation of shares of our common stock.

     The following table sets forth information concerning exercisable and unexercisable stock options held as of December 31, 1998 by each of the named executive officers. No options were exercised by the named executive officers in 1998.

  AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF UNEXERCISED
                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                                     AT DECEMBER 31, 1998            DECEMBER 31, 1998
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                        -----------   -------------   -----------   -------------
Jeffrey T. Arnold...............................    461,533        923,067      $1,666,662     $  333,335
K. Robert Draughon..............................    147,689        295,382       1,919,978      3,840,009
W. Michael Heekin...............................    207,690        207,690       2,700,000      2,100,000

     The value of unexercised in-the-money options at December 31, 1998 was determined by subtracting the exercise price from $14.44 per share, the fair market value of WebMD capital stock at December 31, 1998 as determined in good faith by the WebMD board.

EMPLOYMENT AGREEMENTS

     WebMD has an employment agreement effective September 30, 1998 with Jeffrey
T. Arnold. His employment agreement has a two-year term and renews for consecutive one-year terms, unless either party gives 360-days notice prior to the expiration of any term. WebMD pays Mr. Arnold an annual salary of $180,000, and WebMD may pay him an annual bonus as determined by the board, or the compensation committee, Mr. Arnold has agreed not to compete with WebMD during the term of his employment and for one year after his termination. If WebMD terminates Mr. Arnold without cause, Mr. Arnold will be entitled to 12 months' salary as severance. WebMD granted Mr. Arnold options to acquire 1,384,600 shares of Series D common stock in his employment agreement. His options vest one-third on the date of grant and one-sixth, one-sixth and one-third on the first three anniversaries of the date of grant. All of Mr. Arnold's options will immediately vest and become exercisable in the event of a change of control, whether by contract, ownership of voting securities or otherwise, of the direct or indirect power to direct the management and policies of WebMD. A change of control will be deemed to have occurred if any person or entity that is not on the date of his employment agreement the beneficial owner of any securities becomes the beneficial owner of 20% or more of the combined voting power of WebMD's outstanding voting securities which would have the right to vote for the election of WebMD's directors. In connection with the WebMD merger, Mr. Arnold agreed to waive any change of control vesting which would occur as a result of the merger. If Mr. Arnold is terminated after the merger for any reason other than cause, all his options will immediately vest.

     WebMD also has employment agreements effective February 1, 1998 and July 11, 1997 with K. Robert Draughon and W. Michael Heekin, respectively. Their employment agreements have two-year terms and renew for one additional term unless either party gives 180-days' notice prior to the end of the initial two-year term. WebMD pays Messrs. Draughon and Heekin an annual salary of $175,000 and

$150,000, respectively, and WebMD may pay either of them an annual bonus as determined by WebMD's board of directors or the compensation committee. They have each agreed not to compete with WebMD during the term of their employment and for one year thereafter. If WebMD terminates either of them without cause, they will be entitled to 12 month's salary as severance. WebMD granted Messrs. Draughon and Heekin options to acquire 366,919 and 415,380 shares, respectively, of Series D common stock. Their options vest one-third on the date of employment and one-sixth, one-sixth and one-third on the first three anniversaries of the date of their initial employment.

OPTION PLANS

     Stock incentive plan. In September 1997, the WebMD board of directors adopted and WebMD's stockholders approved its stock incentive plan under which 6,000,000 shares of common stock of WebMD are available to be granted to employees, consultants and others rendering services to WebMD. WebMD's stock incentive plan is effective as of January 1, 1997 by its terms. In September 1998 and April 1999, the WebMD board adopted certain amendments to the stock incentive plan, which provided, in part, for the increase in the number of authorized shares of common stock under the stock incentive plan to 5,000,000 and 6,000,000, respectively. In March 1999, the WebMD board adopted amendments to the stock incentive plan which provided for estate and gift planning transfers approved by the compensation committee. The amendments to the stock incentive plan were approved by the WebMD's stockholders in January 1999 and March 1999, respectively. In April 1999, WebMD's board adjusted the shares of common stock underlying the awards in connection with WebMD's stock dividend. Options may be either incentive stock options within the meaning of Section 422 of the tax code, which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. Incentive stock options may only be granted to employees. In addition, the stock incentive plan allows for the award of restricted stock.

     WebMD's stock incentive plan is administered by the WebMD board and the compensation committee. Subject to the provisions of the stock incentive plan, the WebMD board and the compensation committee, in their discretion, select the recipients of awards and the number of options granted thereunder and determine other matters including vesting and exercisability schedules, the exercise price of options, which cannot be less than 100% of the fair market value of the common stock on the date of grant for all stock options and the duration of awards.

     As of October 13, 1999 WebMD options to acquire 6,456,759 shares of Series D common stock of WebMD were outstanding under the stock incentive plan. In addition, WebMD assumed options to acquire an aggregate of 362,276 shares of Series B preferred stock in connection with the Sapient Health Network and Direct Medical Knowledge acquisitions.

     Director option plan. In November 1998, WebMD's board adopted WebMD's director option plan, which was approved by WebMD's stockholders in January 1999. The director option plan provides for non-qualified stock options to be granted to WebMD's non-employee directors. The director option plan authorizes the issuance of up to 1,000,000 shares of common stock pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted. In April 1999, WebMD's board adjusted the shares of common stock underlying the options in connection with WebMD's stock dividend.

     The director option plan provides for an initial grant of options to acquire 20,000 shares of common stock to each non-employee director who served on WebMD's board on November 13, 1998. The director option plan also provides a grant of options to acquire 20,000 shares of common stock to each non-employee director who is elected to WebMD's board after the date of approval of the director option plan and an annual grant of options on January 1 of each calendar year to acquire 5,000 shares of common stock to each non-employee director. Each option will be exercisable in full beginning six months after the date of grant and will expire ten years after the date of grant, unless cancelled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period. As of October 13, 1999, options to acquire 307,696 shares of Series D common stock were outstanding under the director option plan.

                       WEBMD'S RELATED PARTY TRANSACTIONS

     In July 1996, WebMD's subsidiary Endeavor, loaned Jeffrey T. Arnold, Chairman and Chief Executive Officer of WebMD, $57,142 to purchase 2,500,000 shares of common stock of Endeavor. This loan is evidenced by a full-recourse promissory note bearing interest at 8.5% per annum. The principal and accrued interest were payable in 24 equal installments beginning on August 1, 1996 and continuing on the first day of each month thereafter until the indebtedness is paid in full. In March 1997, the terms of this note were modified to provide that the obligation to make payments on the note began on July 1, 1997 rather than August 1, 1996. The principal and interest on the note are payable in 24 equal installments of $2,381. During Mr. Arnold's employment and through December 31, 1998, he paid principal and interest of $52,015. As of June 1999, this note was repaid full.

     In August 1997, J. Rex Fuqua and S. Taylor Glover, directors of WebMD, loaned WebMD $100,000. The interest rate on these loans was 8.5% per annum. In September 1997, WebMD repaid $100,350 to each of Mr. Fuqua and Mr. Glover as payment in full. In connection with these loans, WebMD granted to each of Messrs. Fuqua and Glover an option to purchase 13,846 shares of Series D common stock at a price of $1.44 per share. These options were immediately exercisable, remain exercisable for three years and expire upon the WebMD merger.

     In December 1997, Premiere Technologies purchased 1,100,000 shares of Series E common stock for $2.2 million. In connection with the stock purchase, WebMD issued Premiere Technologies a warrant to purchase an additional 1,000,000 shares of Series E common stock for $2.0 million. In April 1998, Premiere Technologies exercised the warrant in full. Premiere Technologies subsequently transferred all of its WebMD stock to its wholly owned subsidiary, PTEKVentures.com, Inc. Boland T. Jones, a director of WebMD, is the Chairman and Chief Executive Officer of Premiere Technologies and Jeffrey T. Arnold, WebMD's Chairman and Chief Executive Officer is a director of Premiere Technologies. WebMD also subleases the space for its corporate headquarters and call center in Atlanta, Georgia from Premiere Communications, a subsidiary of Premiere Technologies. The term of the sublease ends on February 1, 2000, with an option to renew the lease term for one additional year. The sublease requires monthly payments by WebMD to Premiere Technologies of $36,466.50 and the payment of additional costs and expenses. WebMD also leases equipment and other personal property necessary for the operation of its call center from Premiere Communications. The term of this lease ends on February 1, 2000, with an option to renew the lease term for one additional year. This lease requires monthly payments by WebMD to Premiere Technologies of $24,311. For six months ended June 30, 1999 and the year ended December 31, 1998, WebMD paid an aggregate of $364,665 and $607,775, respectively under this lease. In addition, WebMD leases the use of an airplane on an hourly basis from a limited liability company that is owned 99.0% by Boland T. Jones, a director of WebMD and Chairman and Chief Executive Officer of Premiere Technologies, and 1.0% by Premiere Technologies. The term of the lease is month-to-month. For the six months ended June 30, 1999, WebMD paid approximately $400,000 under this lease.

     WebMD provides its subscribers with Premiere Technologies' enhanced communications services. WebMD's agreement with Premiere Technologies is effective until January 31, 2001 and contains minimum commitments for per account and transaction payments by WebMD to Premiere Technologies. The minimum commitments began at $10,000 per month as of September 1998. For each month following September 1998, the minimum commitments increase by $10,000 per month to a maximum of $80,000 per month in April 1999 and thereafter. WebMD's agreement with Premiere Technologies also provides for a $350,000 fee for the development of the Orchestrate platform for WebMD which was paid by WebMD in January 1998. WebMD paid a $100,000 fee in November 1998 to Premiere Technologies to integrate the Orchestrate service and its services. In addition, the agreement requires that WebMD spend $750,000 for joint marketing efforts with Premiere Technologies. Premiere Technologies and WebMD entered into an amendment to their agreement in connection with obtaining Premiere Technologies'

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

agreement to vote for the WebMD merger. The amendment requires WebMD to use its best efforts to cause Healtheon/WebMD to honor the rights and obligations under that agreement, including the exclusivity of telecommunications services.

     In February 1998, WebMD granted to Mr. Fuqua the option to purchase 48,461 shares of Series D common stock at a price of $1.44 per share. This option expires three years from the date of grant. WebMD granted this option in exchange for services provided by K. Robert Draughon to WebMD while he was an employee of Fuqua Capital Corporation, of which Mr. Fuqua is the President, Chief Executive Officer and a stockholder.

     In June 1998, WebMD entered into strategic agreements with iXL for iXL's provision of web development services to WebMD. Under such agreements WebMD will pay to iXL a minimum of $3.2 million for services over the next two years. U. Bertram Ellis is the Chairman, Chief Executive Officer and a stockholder of iXL. Jeffrey T. Arnold, WebMD's Chairman and Chief Executive Officer, serves on the board of iXL, and Messrs. Fuqua and Rissanen are stockholders of iXL.

     On August 24, 1998, HBO & Company purchased 667,000 shares of Series A preferred stock for $10.0 million. In connection with this investment, HBO & Company also received a warrant to purchase 415,380 shares of Series A preferred stock with an exercise price of $13.00 per share, which HBO & Company exercised in April 1999. On January 27, 1999, HBO & Company also purchased 650,000 shares of Series C preferred stock for $13.0 million. In connection with McKessonHBOC's initial investment, WebMD was required to issue an additional 150,000 and 5,769 shares of Series A and Series F preferred stock, respectively, to HBO & Company on May 22, 1999, because WebMD failed to complete an initial public offering by that date. On September 1, 1999, WebMD and Healtheon entered into an agreement with McKessonHBOC and HBO & Company providing for a termination of the prior strategic agreements between WebMD and McKessonHBOC, the substitution of a much more limited relationship, the elimination of rights that McKessonHBOC had to purchase additional equity in WebMD and the issuance of warrants to HBO & Company to purchase shares of WebMD common stock. For more information concerning this agreement, see the section entitled "WebMD related transaction agreements -- McKessonHBOC agreement" on page 93.

     In May 1999, Microsoft purchased 184,604 shares of Series E preferred stock of WebMD. On June 11, 1999, Microsoft purchased 202,930 shares of Series F preferred stock of WebMD pursuant to an offer to purchase. Microsoft is committed to acquire an additional 276,906 shares of Series E preferred stock upon the completion of the WebMD merger. For a complete description of the Microsoft relationship, see the section entitled, "Healtheon/WebMD's strategic alliances with and investments from Microsoft and other partners" on page 78.

     All sales of capital stock were made at a price per share equal to the fair market value of such stock on the date of sale as determined by WebMD's board of directors. Some of the transactions described above may be on terms more favorable to officers, directors and principal stockholders than they could obtain in a transaction with an unaffiliated party. WebMD has adopted a policy requiring that all material transactions between WebMD and its officers, directors or other affiliates must be approved by a majority of the disinterested members of our board of directors and be on terms no less favorable to WebMD than could be obtained from unaffiliated third parties.

     WebMD's director Glenn W. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and a member of its executive committee. Nelson Mullins serves as WebMD's primary law firm.

     On December 1, 1998, WebMD employed Jay P. Gilbertson as President and Chief Operating Officer. On June 4, 1999, WebMD informed Mr. Gilbertson that it intended to terminate his employment, which the WebMD board did on June 15, 1999. WebMD and Mr. Gilbertson have not reached agreement on the terms of his termination. Effective July 27, 1999, Mr. Gilbertson resigned as a director of WebMD. Mr. Gilbertson served as a director of WebMD from August 1998 to November 1998 as a representative of McKessonHBOC's subsidiary, HBOC, and he was reappointed to the board in connection with his employment by WebMD in January 1999.

     For more information concerning Messrs. Arnold and Rissanen, see the section entitled "WebMD's management -- Compensation committee interlocks and insider participation" on page 267. For more information concerning Mr. Payne, see the section entitled "WebMD's management -- Director compensation" on page 267.

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

                      SHARE OWNERSHIP BY WEBMD'S PRINCIPAL
                     STOCKHOLDERS, MANAGEMENT AND DIRECTORS

     The following table sets forth certain information with respect to the beneficial ownership of WebMD's outstanding capital stock as of September 1, 1999, and as adjusted to reflect the WebMD merger, by:

     - each person or entity known by WebMD to be the beneficial owner of more than 5% of the outstanding shares of WebMD capital stock

     - each of WebMD's directors and named executive officers

     - all of WebMD's directors and executive officers as a group

     Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD, Inc., 400 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30326. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable.

     Percentage of ownership is based on 35,252,087 shares of WebMD common stock outstanding on September 1, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of September 1, 1999.

     Percentage of ownership is also based on the following exchange ratios:

     - 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on September 1, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft upon the WebMD closing

     - 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on September 1, 1999, assuming the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of September 1, 1999

     - The following Medcast exchange ratios based on the $39.63 closing price of Healtheon common stock on October 5, 1999:

        - 0.9596 shares of Healtheon/WebMD common stock for each share of Medcast Series C preferred stock outstanding on September 1, 1999

        - 0.5804 shares of Healtheon/WebMD common stock for each share of Medcast Series A preferred stock outstanding on September 1, 1999

        - 0.4876 shares of Healtheon/WebMD common stock for each share of Medcast common stock outstanding on September 1, 1999

     Further, percentage of ownership is based on:

     - an estimated 135,083,566 shares of Healtheon/WebMD common stock outstanding following the WebMD merger

     - an estimated 137,566,997 shares of Healtheon/WebMD common stock outstanding following the WebMD and Medcast mergers

     - an estimated 143,808,645 shares of Healtheon/WebMD common stock outstanding following the WebMD and MEDE AMERICA mergers

     - an estimated 146,292,075 shares of Healtheon/WebMD common stock outstanding following all the mergers


                                                 WEBMD SHARES BENEFICIALLY
                                                    OWNED PRIOR TO THE
                                                       WEBMD MERGER
                                      -----------------------------------------------
                                        COMMON    EXERCISABLE   EXERCISABLE
NAME AND ADDRESS OF BENEFICIAL OWNER    STOCK      WARRANTS       OPTIONS     PERCENT
------------------------------------  ----------  -----------   -----------   -------
Microsoft Corporation...               6,644,400   7,614,916            --     33.3%
  One Microsoft Way
  Redmond, WA 98052
E.I. du Pont de Nemours and
  Company...............                 180,000   5,538,400            --     14.0
  1007 Market Street
  Wilmington, DE 19898
Jeffrey T. Arnold(1)....               3,621,080          --       461,533     11.5
HBO & Company(2)........               2,515,820   4,688,049            --     18.0
  301 Perimeter Center North
  Atlanta, Georgia 30346
Boland T. Jones(3)......               2,958,890          --        34,615      8.5
Premiere Technologies, Inc....         2,675,050          --            --      7.6
  600 The Lenox Building
  3399 Peachtree Road, NE
  Atlanta, GA 30326
Jouko J. Rissanen(4)....               2,261,530          --        34,615      6.5
Finn Partners(4)........               1,500,000          --        34,615      4.3
Lucius E. Burch III(5)...              1,384,600          --        34,615      4.0
J. Rex Fuqua(6).........                 599,900          --        96,922      2.0
S. Taylor Glover(7).....                 509,305          --        48,461      1.6
William P. Payne........                      --          --       289,181        *
U. Bertram Ellis, Jr....                 240,000          --        34,615        *
Glenn W. Sturm..........                 118,460          --        34,615        *
W. Michael Heekin.......                      --          --       219,231        *
K. Robert Draughon......                  50,000          --       150,832        *
All directors and executives as a
  group (11 persons)....              11,743,765           0     1,453,910     37.2

                                               PERCENT OF HEALTHEON/WEBMD
                                             SHARES BENEFICIALLY OWNED AFTER
                                      ---------------------------------------------
                                                      THE       THE WEBMD
                                                     WEBMD      AND MEDE
                                      THE WEBMD   AND MEDCAST    AMERICA    ALL THE
NAME AND ADDRESS OF BENEFICIAL OWNER   MERGER       MERGERS      MERGERS    MERGERS
------------------------------------  ---------   -----------   ---------   -------
Microsoft Corporation...                17.2%        16.9%        16.3%      16.0%
  One Microsoft Way
  Redmond, WA 98052
E.I. du Pont de Nemours and
  Company...............                 7.1          7.0          6.7        6.6
  1007 Market Street
  Wilmington, DE 19898
Jeffrey T. Arnold(1)....                 5.4          5.3          5.1        5.0
HBO & Company(2)........                 9.0          8.9          8.5        8.4
  301 Perimeter Center North
  Atlanta, Georgia 30346
Boland T. Jones(3)......                 4.0          3.9          3.7        3.7
Premiere Technologies, Inc....           3.6          3.5          3.3        3.3
  600 The Lenox Building
  3399 Peachtree Road, NE
  Atlanta, GA 30326
Jouko J. Rissanen(4)....                 3.1          3.0          2.9        2.8
Finn Partners(4)........                 2.0          2.0          1.9        1.8
Lucius E. Burch III(5)...                1.9          1.9          1.8        1.7
J. Rex Fuqua(6).........                   *            *            *          *
S. Taylor Glover(7).....                   *            *            *          *
William P. Payne........                   *            *            *          *
U. Bertram Ellis, Jr....                   *            *            *          *
Glenn W. Sturm..........                   *            *            *          *
W. Michael Heekin.......                   *            *            *          *
K. Robert Draughon......                   *            *            *          *
All directors and executives as a
  group (11 persons)....                17.5         17.1         16.5       16.1

-------------------------
 *  Less than 1% of the outstanding WebMD capital stock.

(1) Includes:

     - 2,816,154 shares held of record

     - 507,700 shares held of record by Arnold Family Irrevocable Trust

     - 276,920 shares held of record by JT Arnold Enterprises LLLP, of which Mr. Arnold is a general partner and in which he owns a 3% interest with his wife

     - 20,306 shares held by his wife. Other than 8,308 shares held by JT Arnold Enterprises LLLP attributable to Mr. Arnold, he disclaims beneficial ownership of the shares held by Arnold Family Irrevocable Trust and JT Arnold Enterprises LLLP.

(2) Includes 69,230 contingent shares to be received by HBO & Company.

(3) Includes:

     - 244,380 shares held of record

     - 39,460 shares held of record by Andrea L. Jones, as trustee of the 1997 Jones Family Trust

     - 2,675,050 shares held of record by PTEKVentures.com, Inc., a wholly owned subsidiary of Premiere Technologies. Mr. Jones is Chairman of the Board and Chief Executive Officer of Premiere Technologies. Mr. Jones disclaims beneficial ownership of the shares held by the 1997 Jones Family Trust and PTEKVentures.com.

(4) Includes:

     - 761,530 shares held of record

     - 1,500,000 shares held of record by Finn Partners, of which Mr. Rissanen is the managing general partner and in which he owns a one-third interest along with his wife. Other than 500,000 shares held by Finn Partners attributable to Mr. Rissanen, he disclaims beneficial ownership of the shares held by Finn Partners.

(5) Includes:

     - 553,840 shares held of record

     - 830,760 shares held of record by Burch House, L.P., of which Mr. Burch is the managing partner and in which he owns a one-sixth interest. Other than the 138,460 shares held by Burch House, L.P. attributable to Mr. Burch, he disclaims beneficial ownership of the shares held by Burch House, L.P.

(6) Includes:

     - 438,410 shares held of record

     - 161,490 shares held of record by Fuqua Holdings I, L.P., of which Fuqua Holdings, Inc. is the general partner and Mr. Fuqua is the President

(7) Includes:

     - 469,305 shares held of record

     - 40,000 shares held of record by STG Partners, LP, 1% of which is owned by STG Management, LLC as general partner and of which Mr. Taylor and his wife are members. Mr. Taylor is also Chief Executive Officer of STG Management, LLC. Other than the 485 shares held by STG Partners, LP attributable to Mr. Taylor, he disclaims beneficial ownership of shares held by STG Partners, LP.

                       INFORMATION REGARDING MEDE AMERICA

                            MEDE AMERICA'S BUSINESS

     MEDE AMERICA is a leading provider of electronic data interchange products and services to a broad range of providers and payers in the healthcare industry. MEDE AMERICA offers an integrated set of electronic data interchange solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. In addition to offering greater processing speed, MEDE AMERICA'S electronic data interchange products and services reduce processing costs, increase collection rates and result in more accurate data interchange. MEDE AMERICA maintains over 650 direct connections with insurance companies, Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and other third party payers, as well as over 500 indirect connections with additional payers through claims clearinghouses. As of June 30, 1999, MEDE AMERICA processed approximately 1,000,000 transactions per day for over 82,000 providers located in all 50 states.

     MEDE AMERICA was formed in March 1995 through the consolidation and subsequent spin-off of three subsidiaries of CES, in connection with the acquisition by First Data Corporation of CES' credit card processing business. The three subsidiaries, MEDE AMERICA, Inc., MPC, and Wellmark, which comprised the healthcare services business of CES, historically provided electronic data interchange services to hospitals and physicians. Since MEDE AMERICA'S formation, it has expanded both through internal growth and the acquisition of six healthcare transaction processing businesses. As part of its strategy of providing an integrated set of electronic data interchange products and services to a broad range of healthcare providers, MEDE AMERICA has focused on acquisitions that provide entry into new markets or expand its product set.

Competitive strengths

     MEDE AMERICA believes that it has several competitive strengths which will enable it to capitalize on the significant growth opportunities in the healthcare electronic data interchange marketplace.

     Comprehensive set of electronic data interchange products and services. MEDE AMERICA has followed a strategy of developing or acquiring electronic data interchange products and services that may be provided to a broad range of healthcare clients. MEDE AMERICA's products incorporate open architecture designs and what MEDE AMERICA regard as "best of breed" technology. Its products may be purchased as modular additions to the client's existing data storage and retrieval system, or as part of a comprehensive electronic data interchange processing system. These products also provide to the client the capability and the required security to transmit or receive electronic data interchange transactions across the Internet. They are designed to be compatible with a broad variety of hospital, medical, pharmacy and dental practice management and billing systems. In addition, new products can be added to respond to changing client requirements, and the scalability of MEDE AMERICA's products permits the client to accommodate increasing transaction volumes without requiring substantial new investments in software and hardware.

     Broad and diversified client base. MEDE AMERICA markets its products and services to a broad range of healthcare providers including the medical market, comprised of hospitals, clinics and physicians, the dental market, comprised of small to medium-sized dental practice groups, and the pharmacy market, which includes retail pharmacies -- independents and chains -- as well as pharmacy benefits managers. In addition, it has relationships through practice management system vendors and other intermediaries. As of June 30, 1999, MEDE AMERICA's highly diversified client base consisted of approximately 46,000 pharmacies, 11,000 dental offices, 1,100 hospitals and clinics and 24,000 physicians.

     Direct relationships with payers and providers. MEDE AMERICA's direct relationships with payers and providers distinguish MEDE AMERICA from other providers of EDI healthcare services whose relationships are with clearinghouses and practice management system vendors that process and forward healthcare transactions for payers and providers. MEDE AMERICA's direct relationships with payers provide its provider customer base with a variety of related services, such as enrollment and eligibility verification. MEDE AMERICA's software, when installed on the provider's desktop, allows the provider to submit claims, eligibility or other transactions to MEDE AMERICA, that in turn, submit these transactions to MEDE AMERICA's connected payers. The payer is charged a fee by MEDE AMERICA for receiving this data electronically. The provider also may be charged a fee by MEDE AMERICA to submit this transaction, depending on the type of transaction and the provider's relationship with MEDE AMERICA.

     - Payers. MEDE AMERICA maintains over 650 direct connections with healthcare payers, including Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and commercial insurance companies, to which it routes healthcare claims from its provider clients and from which it receives reimbursement for its provider clients. These direct connections are contractual relationships and consist of dedicated networks between the payer and MEDE AMERICA, and often include the payment of processing fees to MEDE AMERICA based on the number of claims submitted for reimbursement. Payers choose to connect directly with MEDE AMERICA because of its ability to process large quantities of transactions and its technological and processing expertise. Because of these direct relationships, MEDE AMERICA does not have to contract with a third party clearinghouse or intermediary to process and forward healthcare transactions. The claims are transmitted to the payers using proprietary software and dedicated telephone lines. MEDE AMERICA also has contractual relationships with claims clearinghouses that maintain connections with an additional 500 payers. These intermediaries may charge a fee for transmitting MEDE AMERICA's claims via their networks. Unlike MEDE AMERICA, Healtheon does not have direct relationships with multiple payers and must rely on intermediaries such as MEDE AMERICA who have direct or indirect payer connections. Healtheon has direct connections with only two payers and currently submits claims to other payers through clearinghouses. It is anticipated that after the MEDE AMERICA merger is completed the claims that Healtheon now submits through third party clearinghouses will be routed through MEDE AMERICA's claims transmission network.

     - Providers. The MEDE AMERICA products offered to providers are all designed to be installed on the provider's computer and transmit claims, eligibility or other transactions to the MEDE AMERICA's transaction network. Providers include hospitals, clinics, physicians, dentists and pharmacies. Providers utilize either a modem connection or dedicated telecommunications lines to transmit data to MEDE AMERICA. Other companies, including Healtheon, offer products which perform similar functions to those offered by MEDE AMERICA. However, Healtheon does not currently provide their services to pharmacies or dentists. Some of Healtheon's products perform in a manner similar to those of MEDE AMERICA in that they are linked to the provider's practice management system and transmit transactions to Healtheon. Other Healtheon products are not installed or operated on the provider's computer but are Internet-based, requiring the client to submit and edit data through a web browser rather than using proprietary software and dedicated phone lines. Utilizing MEDE AMERICA's direct connections with payers, the combined company will be able to submit transactions without having to rely upon clearinghouses or other third party intermediaries. The combined company intends to utilize and may expand the number of MEDE AMERICA's direct payer connections, and some of the provider products of the two companies that perform similar functions may be integrated or eliminated following the closing of the MEDE AMERICA merger.

     Focus on client service. MEDE AMERICA has focused on implementing a wide range of client service and support functions. These support activities include the use of automated client service tracking software, expanded client help desk and account executive support functions, and extensive client feed-back mechanisms. This focus has enhanced MEDE AMERICA's awareness of client needs and improved its ability to respond to those needs.

     Leading technology and product platforms. MEDE AMERICA recognizes the critical role of technology and telecommunications platforms to ensure reliable and high quality service. Over the past two years, it has invested significant capital in new hardware and software systems resulting in an estimated threefold increase in transaction processing capacity. MEDE AMERICA has designed its products on a modular client/server model, using open architecture and commonly available hardware, with redundant processing capabilities. The redundancies in MEDE AMERICA's computing capacity and its dual-site operations enable it to provide uninterrupted processing and data transmission with little, if any, downtime.

     Experienced management team. Each member of MEDE AMERICA's senior management team has over 15 years of experience in the information technology and transaction processing industries and has extensive background in working with emerging companies in the information processing industry. MEDE AMERICA believes that the range and depth of its senior management team position it to address the evolving requirements of its clients and to manage the growth required to meet its strategic goals.

MEDE AMERICA's electronic data interchange products and services

     MEDE AMERICA's products and services enable its healthcare clients to process and transmit transactions more efficiently and accurately, reducing costs and increasing overall processing speed. They include a variety of software applications that perform discrete functions for healthcare providers. As more fully described in the table below, MEDE AMERICA'S products and services offer the following features:

     - transmitting healthcare provider claims for payment to payers for processing and reimbursement

     - editing, formatting and screening claims data to meet the particular requirements of particular payers

     - tracking claims of payment through the payment process

     - verifying patient eligibility for reimbursement from Medicaid and private payers

     - verifying patient eligibility for benefits and processing enrollment applications for Medicaid programs

     - transmitting prescriptions electronically between physicians and pharmacies

     MEDE AMERICA's products and services can generally be used individually or in conjunction with other MEDE AMERICA products and services or the products of other vendors. They incorporate open architecture designs and what MEDE AMERICA regards as superior technology and may be purchased as modular additions to existing data storage and retrieval systems or as part of a comprehensive electronic data interchange processing system. Open architecture systems are designed to be compatible with a broad variety of hospital, medical, pharmacy and dental practice management and billing systems. In addition, new products can be added to respond to changing client requirements. The scalability of MEDE AMERICA's products permits its clients to accommodate increasing transaction volumes without substantial new investments in software and hardware. The following table illustrates the breadth of MEDE AMERICA's product and service offerings:

                MEDE AMERICA'S SET OF EDI PRODUCTS AND SERVICES

----------------------------------------------------------------------------------------------------------------------------
NAME OF PRODUCT/SERVICE         DESCRIPTION OF
AND MARKETS SERVED              PRODUCT/SERVICE FEATURES                            CLIENT BENEFITS
----------------------------------------------------------------------------------------------------------------------------
 Healthcare claim
 processing
 MEDEClaim --                   - Downloads claims data from client software        - Accelerates cash flow through faster
   All Markets                    applications and provides claims data entry and     claim reimbursement.
                                  correction capability. Edits, formats and         - Increases cash flow through high level
                                  screens transaction data to meet payer-specific     of payer acceptance of edited claims.
                                  requirements.                                     - Improves accounts receivables
                                                                                      management.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------

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

----------------------------------------------------------------------------------------------------------------------------
NAME OF PRODUCT/SERVICE         DESCRIPTION OF
AND MARKETS SERVED              PRODUCT/SERVICE FEATURES                            CLIENT BENEFITS
----------------------------------------------------------------------------------------------------------------------------
 Other claim services
 MEDE Assist --                 - Bills, on an aggregate basis, pharmacy            - Improves accounts receivable
   Pharmacy                       prescriptions and performs non-electronic           management and accelerates cash flow
                                  reconciliation and payer accounts receivable        through faster claim reimbursement.
                                  management.                                       - Reduces administrative expenses.
 Claims Tracking --             - Tracks and provides a lock box service for payer  - Improves accounts receivable
   Dental                         reimbursements.                                     management and accelerates cash flow.
----------------------------------------------------------------------------------------------------------------------------
 Eligibility verification
 MEDE Eligibility --            - Verifies patients' eligibility for specific       - Reduces costs by minimizing fraud.
   All markets                    healthcare benefits for Medicaid and commercial   - Ensures patient services are supported
                                  payers.                                             by a designated health benefit plan.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------
 Medicaid enrollment
 Medicaid                       - Processes and tracks Medicaid enrollment          - Reduces expenses through on-line
   Enrollment Manage-             applications allowing for the verification and      application process.
   ment System (MEMS)             processing of Medicaid claims. Utilized by        - Reduces application processing time.
   -- Medical                     hospitals and government agencies in New York,    - Improves Medicaid claims billing and
                                  New Jersey and California.                          collection.
                                                                                    - Reduces bad debt.
----------------------------------------------------------------------------------------------------------------------------
 Transaction switching
 MEDE Xchange --                - Routes real-time and batch transaction data from  - Reduces costs.
   All markets                    clients to facilitate transaction transmission    - Increases network availability and
                                  to payers.                                          reliability.
                                - Supports a broad array of access methods.         - Provides extensive payer connectivity.
----------------------------------------------------------------------------------------------------------------------------
 Real-time pharmacy
 benefit management
 (PBM)
 MEDE Select --                 - Adjudicates on-line claims, incorporating         - Accelerates cash flow through faster
   All markets                    patient eligibility and benefit review.             claim reimbursement.
                                                                                    - Increases cash flow through high level
                                                                                      of payer acceptance of edited claims.
                                                                                    - Improves accounts receivables
                                                                                      management.
                                                                                    - Reduces administrative expenses.
----------------------------------------------------------------------------------------------------------------------------
 Pharmacy practice
 management
 Systems (PPM)
 Solution Plus --               - Facilitates dispensing, inventory and pricing of  - Expands drug pricing and coverage
   Pharmacy                       products for hospital, outpatient and clinic        capabilities.
                                  pharmacies.                                       - Improves cash flow through faster
                                - Provides on-line claims adjudication.               claim reimbursement.
                                                                                    - Improves efficiency of pharmacy
                                                                                      management and operations.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
NAME OF PRODUCT/SERVICE         DESCRIPTION OF
AND MARKETS SERVED              PRODUCT/SERVICE FEATURES                            CLIENT BENEFITS
----------------------------------------------------------------------------------------------------------------------------
 Other products and
 services
 Link --                        - Connects physicians to pharmacies for the         - Reduces costs related to manual
   Medical and pharmacy           transmission of prescriptions and related           generation and transmission of
                                  information and approvals.                          prescriptions.
                                                                                    - Increases accuracy and transmission
                                                                                      speed of prescriptions.
 Formulary                      - Administers and manages formulary programs for    - Reduces drug costs and increases PBM
   Management --                  PBMs.                                               revenue through manufacturer
   pharmacy                     - Promotes the usage by healthcare plans of           incentives.
                                  designated drug products.                         - Promotes compliance with payer
                                                                                      formularies.
 Patient statements --          - Facilitates patient statement billing.            - Reduces costs and improves patient
   All markets                                                                        relations.
 Credit/debit card and          - Assists patients in making co-payments or paying  - Reduces bad debt and enhances patient
   check guarantee --             other out-of-pocket charges.                        convenience.
   All markets
 Additional electronic          - Processes data relating to referrals, encounters  - Reduces practice expense and improves
   data interchange               and benefit precertifications.                      efficiency and patient relations.
   transactions --
   All markets
----------------------------------------------------------------------------------------------------------------------------

     In addition, through its direct connections with insurance companies, Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and other third party payers, as well as indirect connections with payers through other healthcare claims processors, MEDE AMERICA acts as a clearinghouse for claims routed to it by other processors and intermediaries for transmission to payers. This is accomplished through a dedicated network maintained by MEDE AMERICA consisting of dialup connections, lease lines via common carriers, such as AT&T, Sprint and GTE, and computer networks, such as Compuserve, which may be accessed by other processors and clearinghouses.

Clients

     MEDE AMERICA markets its products primarily to hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups, including HMOs, PPOs and healthcare practice management vendors, renters of and process transactions for providers in all 50 states. MEDE AMERICA believes it is one of the largest pharmacy transaction processors in the U.S. based on the total number of transactions processed, serving more than 46,000 pharmacies in various electronic data interchange capacities. MEDE AMERICA has a strong presence in the medical market in New York, New Jersey, California, Florida, Minnesota, Missouri and Ohio, currently providing electronic data interchange services to more than 1,100 hospitals and clinics, and 24,000 physicians. In the dental market, it serves more than 11,000 dental offices. No single client of ours accounted for more than 1.5% of MEDE AMERICA's revenues in fiscal year 1999.

Sales, marketing and client services

     MEDE AMERICA markets its products through a national sales and marketing organization consisting of 99 associates organized according to market, client type and product category. It also has a client services organization consisting of 65 associates dedicated to help desk and client support functions. A significant component of compensation for all sales personnel is performance based, although it bases quotas and bonuses on a number of factors in addition to actual sales, such as client satisfaction and collection of receivables.

     MEDE AMERICA's marketing efforts include direct sales, telesales, strategic partnerships with healthcare vendors, trade shows, direct marketing, telemarketing, the Internet, and specific advertising and marketing campaigns where appropriate. In the medical and pharmacy markets, MEDE AMERICA's current strategic business alliances include relationships with some of the country's largest hospitals, hospital networks, hospital information systems vendors, practice management software vendors, pharmacy chains, healthcare organizations and payers. MEDE AMERICA also maintain strategic alliances with certain state Medicaid programs.

     MEDE AMERICA's strategic alliances with vendors, distributors and dealers of practice management software have played an important role in building relationships with individual and small groups of physicians, pharmacies and dentists. These companies promote MEDE AMERICA's electronic data interchange products as modular additions to their practice management software. MEDE AMERICA has also won endorsements from 18 state dental associations, representing nearly half of all dentists in practice today. Its sales channels include targeting dental practice management companies and payer-driven programs aimed at their network providers.

Research and development

     As of June 30, 1999, MEDE AMERICA employed 91 people in the areas of product design, research and development, and 38 people in the areas of quality assurance and technical support. MEDE AMERICA's product development strategy is focused on continuous enhancement of its existing products to increase their functionality and ease of use, and the development of new products for additional electronic data interchange transactions and telecommunications offerings.

     Research and development expenditures totaled $2.1 million in fiscal 1996, $3.3 million in fiscal 1997, $3.9 million in fiscal 1998 and $4.4 million in fiscal 1999. For a more complete description, see "MEDE AMERICA management's discussion and analysis of financial condition and results of operations" on page 288.

Technology and operations

     Since the beginning of fiscal 1996, MEDE AMERICA has spent over 5.1 million on new hardware and software data center improvements. MEDE AMERICA estimates that it is currently operating at approximately one-third of its operating capacity.

Advanced open architecture

     MEDE AMERICA's products and applications offer clients the benefits of an "open architecture" EDI system. As a result, a client's system can expand or change without incurring significant incremental capital expenditures for hardware or software. The architecture of MEDE AMERICA's systems also improves reliability and connectivity, and facilitates the cross selling of its products, in part because of the following characteristics:

     - SCALABILITY. Products that are scalable whose capacity can be expanded by additions, or reduced by subtractions, without having to replace the original product with a new one. MEDE AMERICA's systems are designed to take full advantage of the client/server environment, UNIX operating systems and Redundant Array of Inexpensive Disks, referred to in this section entitled "MEDE AMERICA's business" as RAID technology, allowing clients to expand MEDE AMERICA's processing capacity.

     - MODULARITY. Systems that are modular are designed as a number of components that can be added or subtracted without having to replace other components. MEDE AMERICA's client/server systems has been developed with discrete functionality that can be replicated and utilized with additional hardware. This modularity enables us to optimize application and hardware performance.

     - REDUNDANCY. The implementation of a dual site, geographically dispersed On-Line Transaction Processing, referred to in this section entitled "MEDE AMERICA's business" as "OLTP" switch in Twinsburg, Ohio and Mitchel Field, New York and RAID technology for batch processing significantly reduces the risk of business interruption. Each of its sites is designed to be entirely self-supporting.

     - OPEN SYSTEMS. Through the use of an open systems architecture, MEDE AMERICA can add new functionality to a wide variety of software applications and hardware without re-designing its products.

     - INDUSTRY STANDARDS. Through the adoption and active use of pertinent standards for healthcare EDI processing, MEDE AMERICA can support client and payer processing requirements and provide standard interfaces to other EDI processing organizations.

     - EASE OF USE. MEDE AMERICA's products are either Windows-based or are based on a similar graphical user interface and function in UNIX, Novell and Windows NT operating environments, thereby enhancing ease of use by MEDE AMERICA's clients.

Competition

     Competition in the market for MEDE AMERICA's products and services is intense and is expected to increase. The electronic data interchange market is characterized by rapidly changing technology, evolving user needs and frequent introduction of new products. Many of MEDE AMERICA's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than it does. In addition, many of its competitors also currently have, or may develop or acquire, substantial installed client bases in the healthcare industry. As a result of these factors, MEDE AMERICA's competitors may be able to respond more quickly to new or emerging technologies, changes in client requirements and political, economic or regulatory changes in the healthcare industry, and may be able to devote greater resources to the development, promotion and sale of their products than it can.

     MEDE AMERICA's principal competitors include:

     - National Data Corporation, Envoy Corporation, a subsidiary of Quintiles Transnational Corp., and SSI, Inc. in claims processing and eligibility verification;

     - QuadraMed Corporation in claims processing;

     - Medifax, Inc. and HDX Healthcare Data Exchange Corporation in eligibility verification; and

     - Envoy Corporation in the dental market.

MEDE AMERICA also may face potential competition from other companies not currently involved in healthcare electronic data transmission, which may enter the market as electronic data interchange becomes more established. MEDE AMERICA believes that existing and potential clients in the healthcare electronic data interchange market evaluate the products and services of competing EDI providers on the basis of the compatibility of the provider's software, cost, ease of installation, the range of applications available, the quality of service and the degree of payer connectivity.

Employees

     As of June 30, 1999, MEDE AMERICA employed 416 people, including 112 in operations, 101 in sales and marketing, 67 in client services, 93 in research and development, 33 in finance and administration and ten in corporate. None of MEDE AMERICA's employees is represented by a union or other collective bargaining group. MEDE AMERICA believes its relationship with its employees to be satisfactory.

Facilities

     The following chart summarizes MEDE AMERICA's facilities and their monthly transaction capacities:

                                                                                    ESTIMATED
                                                                                     MONTHLY
                                                                                   TRANSACTION        OWNED/LEASED
              FACILITY                PERSONNEL          TRANSACTION TYPE           CAPACITY         EXPIRATION DATE
              --------                ---------          ----------------          -----------       ---------------
Ohio (Primary Medical and                143       Eligibility                      2,000,000     Owned
  Pharmacy Data Center)                            Real-time benefit management     6,000,000
                                                   switching                       48,000,000
                                                   Claims                           3,000,000
New York (Secondary Medical               39       Eligibility                      2,000,000     January 2003
  and Pharmacy Data Center)                        Enrollment                          25,000
Georgia (Dental Data Center)              66       Dental claims                    1,600,000     January 2001
Corporate Headquarters, Sales &          152       Real-time benefit management     2,000,000     Various dates between
  Development Offices (5 sites) and                                                               January 1999 and
  PBM Processing                                                                                  February 2003
St. Louis (HII Facility)                  16       Claims                                 N/A(1)  May 2005

-------------------------
(1) All claims of this facility are outsourced to a third party processor.

Intellectual property

     MEDE AMERICA considers its methodologies, computer software and many of its databases to be proprietary. MEDE AMERICA relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems, products and databases. MEDE AMERICA has no patents covering its software technology. Due to the nature of its application software, MEDE AMERICA believes that patent and trade secret protection are less significant than its ability to further develop, enhance and modify its current products. However, any infringement or misappropriation of its proprietary software and databases could disadvantage MEDE AMERICA in its efforts to retain and attract new clients in a highly competitive market and could cause us to lose revenues or incur substantial litigation expense. MEDE AMERICA seeks to protect its proprietary information through nondisclosure agreements with its consultants, clients and potential clients, and limits access to, and distribution of, its proprietary information.

     Substantial litigation regarding intellectual property rights exists in the software industry, and MEDE AMERICA expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in MEDE AMERICA's industry segment grows and the functionality of products overlaps. Although MEDE AMERICA believes that its products do not infringe on the intellectual rights of others, there can be no assurance that such a claim will not be asserted against it in the future, or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim.

Legal proceedings

     In June 1995, MEDE AMERICA acquired substantially all of the assets of Latpon for a purchase price of $2,470,000, plus the assumption of approximately $963,000 of liabilities. On June 6, 1998, Curtis J. Oakley filed a complaint with the Supreme Court of the State of New York, County of Nassau asserting multiple causes of action against several persons, including a cause of action naming us as a defendant, based on his alleged ownership of a 22% interest in Latpon. According to the complaint, Mr. Oakley's claim against MEDE AMERICA is for $2.0 million or such other amount as may be equivalent to the present value of his alleged ownership interest in Latpon's predecessor. MEDE AMERICA believes that it is fully indemnified by the former owners of Latpon under the Latpon acquisition agreement against any costs or damages arising from this claim. By letter dated July 10, 1998, one of the former owners of Latpon confirmed that he would indemnify us in accordance with the terms of the acquisition agreement. On August 25, 1998, MEDE AMERICA filed a motion to dismiss this claim.

That motion was granted on January 27, 1999. On May 14, 1999, the plaintiff filed a notice of appeal. On July 15, the plaintiff notified MEDE AMERICA in writing that he had decided not to pursue the appeal.

     On May 14, 1999, National Data Corporation, or NDC, filed suit against MEDE America and its subsidiary Healthcare Interchange, Inc., or HII, which was acquired by MEDE AMERICA in October 1998, in the Superior Court of DeKalb County, Georgia, alleging, among other things, unjust enrichment, breach of contract, misappropriation of trade secrets and interference with contract. The action arises out of an alleged breach of a license agreement entered into between HII and Healthcare Affiliated Services, Inc., which was subsequently acquired by NDC. The agreement provided for the termination of the license in the event HII was sold or merged into an entity other than RightCHOICE Managed Care, Inc., formerly a 50% shareholder of HII. The complaint seeks to recover $5 million in compensatory damages, plus punitive damages and litigation expenses, including attorneys' fees. On April 1, 1999, NDC had issued a demand letter to MEDE AMERICA demanding, among other things, that HII cease using the licensed software and assign to NDC certain agreements with hospital and physician clients. On April 9, 1999, NDC offered to license the software retroactively to HII as of the acquisition date and sell the source code to HII for $2.3 million. A total of 88 hospital clients, and approximately 700 physician clients of HII, providing monthly revenue to HII of approximately $200,000, utilize the software licensed pursuant to the agreement. Because the software is not Year 2000 compliant and migration of the hospital and physician clients to other software is underway in any event, HII rejected the offer. Further negotiations with NDC were unsuccessful in reaching what MEDE AMERICA believes to be a fair resolution of the issue. MEDE AMERICA has responded to NDC's complaint, denying the allegations, and intends to vigorously contest the action.

               MEDE AMERICA SELECTED CONSOLIDATED FINANCIAL DATA

     The statement of operations data presented below for the years ended June 30, 1997, 1998 and 1999 and the balance sheet data as of June 30, 1998 and 1999 are derived from, and qualified by reference to, the audited consolidated financial statements of MEDE AMERICA included elsewhere herein. The statement of operations data for the year ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1995, 1996 and 1997 are derived from, and qualified by reference to, the audited consolidated financial statements of MEDE AMERICA not included herein. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of MEDE AMERICA, the notes thereto and the other financial information included elsewhere in this proxy statement/prospectus.

                                                                               YEAR ENDED JUNE 30,
                                                              -----------------------------------------------------
                                                                1995        1996        1997      1998       1999
                                                              --------    --------    --------   -------    -------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues(1)...............................................  $ 16,246    $ 31,768    $ 35,279   $42,290    $55,213
  Operating Expenses:
    Operations..............................................     9,753      19,174      16,817    16,958     20,621
    Sales, marketing and client services....................     3,615       7,064       8,769    10,765     12,819
    Research and development................................     2,051       2,132       3,278     3,941      4,365
    General and administrative..............................     3,119       6,059       5,263     4,865      5,678
    Depreciation and amortization...........................     2,995       5,176       5,460     7,143      8,771
    Merger expenses.........................................        --          --          --        --        688
    Write-down of intangible assets.........................     8,191(2)    9,965(3)       --        --         --
    Acquired in-process research and development(4).........        --          --       1,556        --         --
    Other charges(5)........................................     2,864         538       2,301        --         --
                                                              --------    --------    --------   -------    -------
  Total operating expenses..................................    32,588      50,108      43,444    43,672     52,942
                                                              --------    --------    --------   -------    -------
  Income (loss) from operations.............................   (16,342)    (18,340)     (8,165)   (1,382)     2,771
  Other (income) expenses...................................        --         313        (893)      (12)        --
  Interest expense, net.....................................       189         584       1,504     3,623      2,922
                                                              --------    --------    --------   -------    -------
  Loss before provision for income taxes and
    extraordinary item......................................   (16,531)    (19,237)     (8,776)   (4,993)      (651)
  Provision for income taxes................................        70          93          57        42        297
                                                              --------    --------    --------   -------    -------
  Loss before extraordinary item............................   (16,601)    (19,330)     (8,833)   (5,035)      (948)
  Extraordinary item........................................        --          --          --        --     (1,619)
  Preferred stock dividends.................................       (27)     (2,400)     (2,400)   (2,400)    (1,444)
                                                              --------    --------    --------   -------    -------
  Net loss applicable to common stockholders................  $(16,628)   $(21,730)   $(11,233)  $(7,435)   $(4,011)
                                                              ========    ========    ========   =======    =======
  Basic and diluted net loss per common share:
    Loss before extraordinary item..........................  $  (3.17)   $  (4.14)   $  (2.07)  $ (1.31)   $ (0.28)
    Extraordinary item......................................        --          --          --        --      (0.19)
                                                              --------    --------    --------   -------    -------
    Net loss applicable to common stockholders..............  $  (3.17)   $  (4.14)   $  (2.07)  $ (1.31)   $ (0.47)
                                                              ========    ========    ========   =======    =======
  Weighted and average common shares outstanding --
    Basic and diluted.......................................     5,238       5,245       5,425     5,679      8,615
                                                              ========    ========    ========   =======    =======

                                                                               AS OF JUNE 30,
                                                              -------------------------------------------------
                                                               1995      1996       1997       1998      1999
                                                              -------   -------   --------   --------   -------
                                                                               (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........  $ 8,554   $ 2,639   $  1,919   $  2,950   $ 4,119
  Working capital...........................................      504    (4,207)    (2,567)     2,345    11,206
  Total assets..............................................   59,511    43,031     48,090     59,394    78,709
  Long-term debt, including current portion.................    5,805    11,601     25,161     41,324     5,136
  Redeemable cumulative preferred stock.....................   24,023    26,423     28,823     31,223        --
  Total stockholders' equity (net capital deficiency).......   12,942    (8,472)   (17,438)   (24,692)   63,665

-------------------------
(1) During the periods presented, MEDE AMERICA made a series of acquisitions and divested certain non-core or unprofitable operations. Revenues attributable to these divested operations, which are included in the statement of operations data, were $1,709,000, $3,617,000, $2,252,000, $241,000 and $0 in the fiscal years ended June 30, 1995, 1996,
    1997, 1998 and 1999, respectively.

(2) Reflects the write-off of goodwill related to the acquisitions of MPC and Wellmark.

(3) Reflects the write-down of costs relating to client lists and related allocable goodwill obtained in the acquisition of MEDE OHIO.

(4) Reflects the write-off of acquired in-process research and development costs upon the consummation of the TCS acquisition.

(5) Reflects expenses of $2,864,000 relating to the spin-off of MEDE AMERICA by CES in the fiscal year ended June 30, 1995 and expenses recorded relating to contingent consideration paid to former owners of acquired businesses of $538,000 and $2,301,000 in the fiscal years ended June 30, 1996 and 1997, respectively.

              MEDE AMERICA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MEDE AMERICA is a leading provider of electronic data interchange products and services to a broad range of providers and payers in the healthcare provider industry. MEDE AMERICA's integrated set of electronic data interchange solutions and services allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. Currently, MEDE AMERICAprocesses approximately 1,000,000 transactions per business day for over 82,000 providers located in all 50 states.

     MEDE AMERICA was formed in March 1995 through the consolidation and subsequent spin-off of three subsidiaries of CES, in connection with the acquisition by First Data Corporation of CES' credit card processing business. The three subsidiaries, MEDE AMERICA, Inc., MPC and Wellmark, which comprised the healthcare services business of CES, historically provided electronic data interchange services to hospitals and physicians. Their combined financial results were reflected in the fiscal 1995 financial statements on a full year basis.

     Since its formation, MEDE AMERICA has expanded both through internal growth and the acquisition of six healthcare transaction processing businesses. As part of its strategy of providing an integrated set of electronic data interchange products to a broad range of healthcare providers, MEDE AMERICA has focused on acquisitions that provide entry into new markets or expand its product set. MEDE AMERICA has accounted for all acquisitions under the purchase method of accounting. MEDE AMERICA has actively pursued the integration of its acquisitions and, in the process, has either divested, closed or modified various operations of the acquired entities in order to eliminate non-core or redundant operations and achieve cost savings and operating efficiencies. These integration activities impacted MEDE AMERICA's financial results in the fiscal years ended June 30, 1995, 1996, 1997, 1998 and 1999 and are ongoing.

     The following table summarizes MEDE AMERICA's acquisitions and divested products and operations:

----------------------------------------------------------------------------------------------------------------------------------
                                                          PRIMARY PRODUCTS OF          DIVESTED PRODUCTS OF
                               DATE                        FOUNDING/ACQUIRED             FOUNDING/ACQUIRED
   FOUNDING COMPANIES        ACQUIRED     MARKET                COMPANY                       COMPANY              DATE DIVESTED
----------------------------------------------------------------------------------------------------------------------------------
 MEDE AMERICA, Inc.           4/94(1)    Medical      Eligibility verification,       --                             --
                                                      enrollment
----------------------------------------------------------------------------------------------------------------------------------
 MPC                          5/94(1)    Medical      Hospital claims, physician      Data entry                     1/97
                                                      billing                         physician billing              12/96
                                                                                      Physician billing              8/97
----------------------------------------------------------------------------------------------------------------------------------
 Wellmark                     5/94(1)    Medical      Hospital claims, physician      --                             --
                                                      billing
----------------------------------------------------------------------------------------------------------------------------------
 COMPANIES ACQUIRED BY MEDE AMERICA
----------------------------------------------------------------------------------------------------------------------------------
 MEDE OHIO                    3/95       Pharmacy     Switching, PBM, third party     Practice management            2/96
                                                      billing                         software
                                                                                      Practice management            12/97
                                                                                      software
----------------------------------------------------------------------------------------------------------------------------------
 Latpon                       6/95       Medical      Hospital claims                 Physician billing              3/96
----------------------------------------------------------------------------------------------------------------------------------
 EC&F/Premier                 10/95      Dental       Dental claims, practice         Practice management            3/97
                                                      management software             software
----------------------------------------------------------------------------------------------------------------------------------
 TCS                          2/97       Pharmacy/    PBM, switching, eligibility     --                             --
                                         Medical      verification
----------------------------------------------------------------------------------------------------------------------------------
 Stockton                     11/97      Pharmacy     PBM                             --                             --
----------------------------------------------------------------------------------------------------------------------------------
 HII                          10/98      Medical      Hospital claims physician       --                             --
                                                      claims
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents date acquired by CES.

     In March 1995, MEDE AMERICA's largest stockholder acquired all of the outstanding shares of MEDE OHIO, formerly known as General Computer Corporation, for a cash purchase price of approximately $22,593,000, including transaction expenses. The largest stockholder subsequently merged MEDE OHIO into MEDE AMERICA. The purchase price MEDE AMERICA paid for MEDE OHIO to its largest stockholder was equal to the purchase price paid by the largest stockholder. MEDE OHIO develops electronic data interchange systems for the pharmacy market and provides transaction switching/routing services. At the time of its acquisition, MEDE OHIO had been incurring significant losses for over two years and was in very poor financial condition. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $25,814,000, consisting of $892,000 of software which was completed and not in-process at the time of the acquisition, $2,527,000 of client lists and $22,395,000 of goodwill. During fiscal year 1996, MEDE AMERICA wrote-down $9,965,000 of costs relating to client lists and related allocable goodwill due to a loss of approximately 25% of the acquired MEDE OHIO client base. The loss of this significant portion of MEDE OHIO's client base was primarily due to problems MEDE AMERICA experienced in the post-merger integration of MEDE OHIO's operations into MEDE AMERICA's operations. This post-merger integration process took place during the same general time period in which MEDE AMERICA was spun-off from CES and a new management team was installed at MEDE AMERICA. MEDE AMERICA is generally amortizing the software over three years and the remaining value of client lists is being amortized over five years. The goodwill is being amortized over 20 years.

     In June 1995, MEDE AMERICA acquired substantially all of the assets of Latpon for a cash purchase price of approximately $2,470,000, plus the assumption of approximately $963,000 of liabilities consisting primarily of long-term debt. Latpon, a developer of claims processing software, provided electronic data interchange transaction processing services to hospitals and hospital-based physician groups. Latpon also provided electronic and manual business office administrative services. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of

$2.3 million, consisting of $993,000 of software and client lists and $1.3 million of goodwill. MEDE AMERICA is generally amortizing the software over five years and are amortizing the client lists and goodwill over five years and 20 years, respectively.

     In October 1995, MEDE AMERICA acquired two commonly-owned companies, EC&F, an all payer electronic data interchange dental claims processor, and Premier, a dental practice management software vendor. The acquisitions were funded with an initial cash payment of $4.0 million, including transaction expenses, and contingent earn-out payments based on the achievement of certain EBITDA growth targets by the EC&F business over three one-year periods ending on September 30, 1998. MEDE AMERICA recorded expenses of $538,000 during fiscal year 1996 relating to the first such period and an aggregate $2.3 million during fiscal year 1997 primarily relating to the second and third such periods. At the conclusion of the earn-out period, it was determined that no additional earn-out payments would be required. The acquisitions of EC&F and Premier were accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $4.4 million, consisting of $764,000 of software, and $3.6 million of goodwill. MEDE AMERICA generally is amortizing the software over three years and are amortizing the goodwill over 20 years. MEDE AMERICA sold Premier in January 1997 for a cash payment of $388,000. There was no gain or loss on the sale of Premier.

     In February 1997, MEDE AMERICA acquired certain assets of TCS, a provider of pharmacy switching and PBM transaction processing systems and services for pharmacies and eligibility verification services for physicians, for a total cash payment of $11.5 million, including transaction expenses. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $11.1 million, consisting of $1.6 million of in-process research and development, $3.0 million of software and $6.5 million of goodwill. As of the date of the acquisition, MEDE AMERICA wrote off the acquired in-process research and development which had not reached technological feasibility and had no alternative future use. MEDE AMERICA generally is amortizing the software over three years and are amortizing the goodwill over seven years.

     The in-process research and development acquired from TCS consisted of advanced Windows software technology for PC and client server platforms for healthcare electronic data interchange transactions. Products under development included a plan member eligibility verification product for workers compensation, a medical claims processing system to meet the HCFA 1500 electronic data interchange industry standard and a switching system for internet claims from retail pharmacies. At the time of the acquisition, MEDE AMERICA estimated that continued development activities for six months to one year resulting in additional estimated research and development costs of $460,000 would be required in order to prove feasibility and bring the project to commercial viability. It was the opinion of management that such projects had an above average probability of successful completion and could contribute to revenue, profit and cash flow within 18 to 24 months from the date of purchase. At this time, all three projects are substantially complete. However, any or all of these projects could fail to produce an economic gain. Such failure, if encountered, would not affect MEDE AMERICA's current product set and financial results, but would decrease its opportunities for growth. Estimated costs to complete the acquired in-process research and development projects as of the date of acquisition were as follows:

           ESTIMATED RESEARCH AND DEVELOPMENT EXPENSE (IN THOUSANDS)

                                                     WORKERS
                                                      COMP.        HCFA 1500    PHARMACY    TOTAL
                                                  -------------    ---------    --------    -----
Fiscal 1997.....................................      $ 58           $ 70         $ 65      $193
Fiscal 1998.....................................        80             97           90       267
Fiscal 1999.....................................        --             --           --        --
                                                      ----           ----         ----      ----
     Total......................................      $138           $167         $155      $460
                                                      ====           ====         ====      ====

     Prior to the completion of the acquisition, TCS had incurred development costs of $67,000, for the workers compensation eligibility product, $125,000 for HCFA 1500 and $56,000 for the internet pharmacy claims product, the three in-process research and development projects shown above.

     MEDE AMERICA determined the value of the purchased in-process technologies by estimating the projected net cash flows related to each of the in-process products. The resulting net cash flows were then discounted back to their net present values. The amount of the write-off of in-process research and development costs was then limited to the portion allocable to pre-acquisition development costs incurred by TCS versus post-acquisition costs incurred by us. The net cash flows were based on management's estimates of the costs necessary to complete the development of the products, the revenues that would be earned after commercial availability and the estimated operating expenses associated with those revenues. The projections were based on the following principal assumptions:

     For the workers compensation eligibility product, the projections assumed commercial availability in January 1998 and revenue growth from $431,000 in fiscal 1998 to $1.3 million in fiscal 2002, an annual rate increase of approximately 25%. For HCFA 1500, the projections assumed commercial availability in March 1998. It was assumed that revenues from the HCFA 1500 product would grow from $1.4 million in fiscal 1998 to $5.5 million in fiscal 2002, increasing at an annual rate of 50% in the first year of commercial availability, 35% in the second year and at a rate of 25% per year thereafter. For the internet pharmacy claims product, the projections assumed commercial availability in December 1997. It was assumed that revenues from the internet pharmacy claims product would grow from $41,000 in fiscal 1997 to approximately $3.2 million in fiscal 2002, increasing at an annual rate of approximately 35% in the first year of commercial availability, 30% in the second year and at a rate of 25% per year thereafter.

     In all three cases, post-development operating expenses, including sales, advertising and promotion and general and administrative costs, were projected to grow at the rate of 10% per year between fiscal 1999 and 2002. No significant synergies were projected for any of the three in-process products because MEDE AMERICA had no comparable products in the market or in development and no penetration in the products' prospective user bases.

     The projected net cash flows for the in-process products were discounted to their present values using a discount rate of 18%. Such discount rate was composed of two factors: MEDE AMERICA's estimated weighted average cost of capital, which is the rate of return an investment would have to generate in order to provide the required rate of return to MEDE AMERICA's equity and long-term debt capital, which was calculated to be approximately 13%, and a 5% risk factor reflecting the uncertainty of successful completion and market acceptance of the in-process products. Together, the weighted average cost of capital and risk factor yield a discount factor of 18%. MEDE AMERICA used a 13% discount rate factor to value fully developed software, as it faces substantially the same risks as the business as a whole. The 5% risk factor reflected the fact that the in-process products did not involve complex or innovative technologies, and primarily reflected the risk of market acceptance once the developed products were released to customers.

     Since the TCS acquisition, all three in-process products have been completed and two are in the early stages of commercialization. As of June 30, 1999, none of these products had generated significant revenues, and, given the results of MEDE AMERICA's marketing efforts to date, MEDE AMERICA currently believes that the revenues derived from these three products will be lower than projected.

     The market for the workers compensation eligibility product has been less receptive than had been anticipated and this product did not generate any revenues as of June 30, 1999. However, MEDE AMERICA believes that, over time and with increased marketing effort, this product will achieve commercial viability.

     The introduction of the HCFA 1500 product experienced roll out delays. As a result of the merger agreement between Healtheon and MEDE AMERICA and the anticipated integration of their operations, the commercialization of the HCFA 1500 product has been suspended and is expected to be integrated with the Healtheon platform at a later date.

     The Internet pharmacy product is the only one of the three in-process products acquired from TCS that had generated revenues by the end of fiscal 1998. However, the revenues produced were approximately 20% of the revenues projected for it at the time of the acquisition for fiscal 1999. The commercial introduction of this product was delayed due to changes in the Department of Health and Human Services standards governing the use of the Internet to process pharmacy claims and uncertainty over the privacy standards that will ultimately prevail. MEDE AMERICA has participated in the debate on the appropriate standards, which is ongoing. Although MEDE AMERICA is currently processing transactions with this product for a small number of pharmacy clients, it is unable to predict the effect of the final regulations on the pharmacy internet product acquired from TCS.

     Although any or all of these projects could fail to generate significant returns for MEDE AMERICA and such failure could render the TCS acquisition less valuable to us than had been anticipated, such failure would not affect MEDE AMERICA's current set of products or, in MEDE AMERICA's opinion, have a material impact on its results of operations or overall financial condition.

     In November 1997, MEDE AMERICA acquired certain assets and assumed certain liabilities of Stockton, a provider of PBM transaction processing systems and related services for the pharmacy market. Stockton was purchased for an initial cash payment of $10.7 million including transaction expenses, and a contingent earnout payment based upon the achievement of certain revenue growth targets. Based on revenues recorded through September 30, 1998 by Stockton, MEDE AMERICA has accrued additional contingent consideration of $2.0 million as of September 30, 1998 which was treated as additional purchase price and was, therefore, added to goodwill. Based upon revenue generated, MEDE AMERICA made a payment of approximately $1.8 million to the selling shareholders on February 23, 1999. Certain additional funds totalling approximately $100,000 were placed in escrow as being in dispute pursuant to the earn-out provisions. Depending on the outcome of litigation between the selling shareholders of Stockton and one of its customers, those funds will be released accordingly. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of $10.4 million, consisting of $2.1 million of software and client lists and $8.3 million of goodwill. MEDE AMERICA is generally amortizing the software over five years and is amortizing the client lists and goodwill over five years and 20 years, respectively.

     In October 1998, MEDE AMERICA acquired HII, a provider of electronic data interchange transaction processing services to hospitals and physician groups in Missouri, Kansas and Illinois. Prior to the purchase of HII, Intercare and Telemedical, two unrelated healthcare services divisions, were divested from HII in separate transactions. MEDE AMERICA did not acquire such businesses or any proceeds from the disposition of those businesses. HII was purchased for a total cash payment of approximately $11.7 million, including transaction expenses. The acquisition was accounted for under the purchase method and MEDE AMERICA recorded total intangible assets of approximately $11.0 million, consisting of $2.7 million of client lists and approximately $8.3 million of goodwill. MEDE AMERICA is amortizing the client lists over five years and goodwill over 20 years.

Medic agreement

     On July 17, 1998, MEDE AMERICA entered into a transaction processing agreement with Medic Computer Systems, Inc., a subsidiary of Misys plc that develops and licenses software for healthcare providers, principally physicians, MSOs and PPMs. Under the processing agreement, MEDE AMERICA will undertake certain software development obligations, and on July 1, 1999, it will become the exclusive processor, subject to certain exceptions, of medical reimbursement claims for Medic's subscribers submitted to payers with whom MEDE AMERICA has or establishes connectivity. Under the processing agreement, MEDE AMERICA will be entitled to revenues to be paid by payers, in respect of which a commission is payable to Medic, as well as fees to be paid by Medic. The processing agreement sets forth detailed performance criteria and development and implementation timetables, inability to meet these criteria may result in financial penalties or give Medic a right to terminate this agreement. The agreement may also be terminated by Medic within a period of eight months after a change of control of MEDE AMERICA. The processing agreement is for a fixed term of five years, with annual renewals thereafter.
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     Contemporaneously, to ensure a close working relationship between the parties, on July 17, 1998 MEDE AMERICA granted to Medic a warrant to acquire 1,250,000 shares of MEDE AMERICA's common stock, at a per share exercise price equal to the price of the common stock to the public in the initial public offering or, in the event that the initial public offering was not completed by March 31, 1999 at an exercise price equal to $8 per share. The Medic warrant contains customary weighted average antidilution provisions. The Medic warrant vests over a two year period, subject to acceleration upon a change of control, and may be exercised up to five years after issuance. The Medic warrant was valued at $3.9 million using the Black-Scholes Option Pricing Model and is recorded in other assets. The Medic warrant is being amortized over the life of the processing agreement, five years. MEDE AMERICA and certain principal stockholders have agreed that following the completion of the initial public offering and until the earlier of the termination of the processing agreement or the disposition by Medic and its affiliates of at least 25% of the shares of common stock issuable under the Medic warrant, Medic shall have the right to designate one director to MEDE AMERICA's board of directors. Medic named a designee effective February 12, 1999.

Revenues

     Revenues are derived from the sale of transaction processing products and services primarily on a fee-for-transaction basis. Transaction fees vary depending upon transaction type and service provided. MEDE AMERICA currently receives fees from providers for the majority of its transactions including claims processing, eligibility verification, claims switching, pharmacy script processing and tracking and Medicaid enrollment. It also receives fees from payers for the transmission of electronic claims and formulary payments from pharmaceutical manufacturers relating to its PBM script processing and management reporting services. These transaction-based revenues comprise the predominant portion of MEDE AMERICA's total revenues and tend to be recurring. Other revenue is derived from one-time payments related to installation and implementation services, software license fees and sales of computers and related hardware. For a more complete description, see the section entitled "MEDE AMERICA's business -- MEDE AMERICA'S electronic data interchange products and services" on page 279.

     Transaction-based revenues and related formulary services revenues, to the extent applicable, which collectively constitute the majority of MEDE AMERICA's total revenues, are recognized at the time the transactions are processed and the services are provided. Revenues associated with software support and implementation fees, each constituting less than 3% of MEDE AMERICA's revenues for the fiscal years ended June 30, 1998 and 1999, are recognized ratably over the contract period or as the service is provided. Revenue from licensing of software, which also constituted less than 3% of its total revenues for the fiscal years ended June 30, 1998 and 1999, is recognized upon installation if it is determined that MEDE AMERICA has no significant remaining obligations and collectibility of the resulting receivable is considered probable.

Operating expenses

     Operations expense. Operations expense consists of:

     - data and voice telecommunications expense

     - salaries and benefits for operations employees

     - other costs associated with transaction processing and services provided to clients, such as

       - network and telecommunications

       - maintenance

       - computer operations

       - systems administration, facilities and other additional indirect expenses

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Since 1996, operations expense as a percentage of revenues and operations expense per transaction have declined as a result of MEDE AMERICA's integration and restructuring efforts and increased operating leverage. Restructuring charges recorded in connection with its integration activities have resulted in variability in its quarterly operating results.

     Sales, marketing and client services expense. Sales, marketing and client services expense consists primarily of salaries, benefits, commissions and related indirect costs and expenditures for marketing programs, trade shows, advertising, help desk software and related client communications. As MEDE AMERICA continues to implement its growth strategy, sales, marketing and client services expenses are expected to continue to increase.

     Research and development expense. Research and development expense consists primarily of salaries, benefits and related indirect expenses associated with the design, research and development of new products and enhancements to existing current products. The development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility has been established, any additional software development costs are capitalized in accordance with Statement of Financial Accounting Standards, referred to as "SFAS", No. 86, "Accounting For the Cost of Computer Software To Be Sold, Leased or Otherwise Marketed." Amortization of purchased software and technology and of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using the ratio of current revenues for a product to the total of current and anticipated future revenues or the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three to five years is assigned to purchased software and technology and an original estimated economic life of five years is assigned to capitalized software development costs. Amortization begins in the period in which the related product is available for general release to customers. During the fiscal years ended June 30, 1998 and 1999, MEDE AMERICA capitalized $462,000 and $1,602,000, respectively, of software development costs for projects for which technological feasibility has been established but were not yet available for client release. Prior to July 1, 1997, MEDE AMERICA did not have any software development projects for which significant development costs were incurred between the establishment of technological feasibility and general client release of the product. MEDE AMERICA believes that the development of enhanced and new product offerings are essential to remaining competitive and it expects that development expenses will increase in the future.

     General and administrative expense. General and administrative expense primarily consists of salaries, benefits and related indirect costs for the administrative, executive, finance, legal, human resources and internal systems personnel, as well as accounting and legal fees. As MEDE AMERICA implement its growth strategy, general and administrative expenses are expected to increase.

     Depreciation and amortization expense. MEDE AMERICA depreciates the cost of its tangible capital assets on a straight-line basis over the estimated economic life of the asset: three to five years for computer equipment, five years for furniture and fixtures, and 20 to 25 years for buildings and improvements. Acquisition-related intangible assets, which include the value of software and client lists, are amortized based on the estimated useful economic life of the asset at the time of acquisition, and therefore will vary among acquisitions. MEDE AMERICA recorded amortization expense relating to goodwill and other intangible assets of $3.7 million during the fiscal year ended June 30, 1997, $5.0 million during the fiscal year ended June 30, 1998, and $6.6 million during the fiscal year ended June 30, 1999.

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

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from MEDE AMERICA's consolidated statements of operations expressed as a percentage of total revenues.

                                                                  YEAR ENDED JUNE 30,
                                                              ----------------------------
                                                              1996    1997    1998    1999
                                                              ----    ----    ----    ----
Revenues....................................................  100%    100%    100%    100%
Operating Expenses:
  Operations................................................   60      48      40      37
  Sales, marketing and client services......................   22      25      25      23
  Research and development..................................    7       9       9       8
  General and administrative................................   19      15      12      10
  Depreciation and amortization.............................   16      15      17      16

Year ended June 30, 1999 compared to year ended June 30, 1998

     Revenues for the fiscal year ended June 30, 1999 were $55.2 million, compared to $42.3 million in fiscal 1998, an increase of $12.9 million or 31%. $6.6 million of the increase was attributable to growth of the existing business, and $6.3 million to incremental revenue from the acquisitions of The Stockton Group in November 1997 and HII in October 1998. MEDE AMERICA processed
314.5 million transactions in 1999, compared to 235.0 million transactions processed in fiscal 1998, an increase of 79.5 million transactions or 34%. Of the increase, 84% resulted from the addition of new clients and the increased transaction volume from existing clients, and 16% from the incremental transactions from the acquisition of Stockton and HII. The average price per transaction received by MEDE AMERICA in fiscal year 1999 declined by 6% compared with the prior fiscal year, as a result of a relatively higher proportion of lower-priced pharmacy division switching transactions compared to the other divisions' higher-priced transactions, and a greater portion of transactions that were processed under contracts with volume-based pricing terms, partially offset by the acquisition of HII and its relatively higher-priced transactions.

     Operating Expenses

     Operations expense was $20.6 million in fiscal year 1999, compared to $17.0 million in fiscal 1998, an increase of $3.7 million or 22%. As a percentage of revenues, operations expense decreased from 40% in fiscal 1998 to 37% in fiscal 1999. Of the increase, $2.3 million in operations expense was due to the higher volume of transactions processed and $1.3 million was due to the acquisitions of Stockton in November 1997 and HII in October 1998. The decrease in operations expense as a percentage of revenues was primarily due to operations leverage from systems consolidation for the recent acquisitions and the effects of ongoing cost reduction programs.

     Sales, marketing and client services expense was $12.8 million in fiscal 1999 compared to $10.8 million in fiscal 1998, an increase of $2.0 million or 19%. As a percentage of revenues, sales, marketing and client services expense decreased from 25% in fiscal 1998, to 23% in fiscal 1999. Of the increase in sales, marketing and client services, $1.2 million expense was attributable to the increase in revenue from existing clients, and $840,000 was attributable to the inclusion of the Stockton and HII acquisitions. The decrease in sales, marketing and client services expense as a percentage of revenues was primarily due to operations leverage from consolidation of recent acquisitions.

     Research and development expense was $4.4 million in fiscal 1999, compared to $3.9 million in fiscal 1998, an increase of $424,000 or 11%. As a percentage of revenues, research and development expense decreased from 9% for the fiscal year 1998 to 8% for fiscal 1999. MEDE AMERICA capitalized $1,602,000 and $462,000 of software development costs in fiscal 1999 and 1998 years respectively. The increase in research and development costs in the fiscal 1999 year was primarily due to development of new and enhanced EDI transaction products and services, development associated with major customer contracts currently expected to roll out in calendar 1999 and the establishment of additional direct payor

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

connections. In addition, Year 2000 compliance expenditures amounted to $693,000 and $180,000 in fiscal years 1999 and 1998, respectively.

     General and administrative expense was $5.7 million and $4.9 million in fiscal 1999 and 1998, respectively, representing an increase of $813,000 or 17%. Of the increase, $568,000 was due to the Stockton acquisition and $245,000 was due to the HII acquisition. As a percentage of revenues, general and administrative expense decreased from 12% for fiscal 1998 to 10% for fiscal 1999 due to consolidation from recent acquisitions.

     Depreciation and amortization expense was $8.8 million and $7.1 million in the fiscal years 1999 and 1998, respectively, representing an increase of $1.6 million or 23%. Of the increase, $783,000 in depreciation and amortization expense was attributable to the HII acquisition and $521,000 was due to the Stockton acquisition. As a percentage of revenues, depreciation and amortization expense decreased to 16% in fiscal year 1999 from 17% in fiscal year 1998.

Year ended June 30, 1998 compared to year ended June 30, 1997

     Revenues

     Revenues for the fiscal year ended June 30, 1998 were $42.3 million compared to $35.3 million in fiscal 1997, representing an increase of 20%. The increase was primarily attributable to incremental revenue from the acquisitions of TCS and Stockton in February 1997 and November 1997, respectively, and to the growth of the existing business, partially offset by the loss of revenues from operations that were divested.

     MEDE AMERICA processed 234 million transactions in the fiscal year ended June 30, 1998, compared to 161 million transactions processed in fiscal 1997, representing an increase of 45%. The increase resulted from the addition of new clients, increased transaction volume from existing clients and the acquisitions of TCS and Stockton. The average price per transaction MEDE AMERICA received in fiscal 1998 declined by 13% from 1997, as a result of the greater proportion of transactions processed under contracts with volume-based terms and pricing and a larger proportion of lower-priced eligibility verification transactions as a result of the acquisition of TCS.

     Operating expenses

     Operations expense was $17.0 million for the fiscal year ended June 30, 1998 compared to $16.8 million in fiscal 1997, representing an increase of 1%. As a percentage of revenues, operations expense decreased from 48% in fiscal 1997 to 40% in fiscal 1998. The containment of operations expense in fiscal 1998 was a result of ongoing cost reduction programs, systems consolidation for recent acquisitions and the impact of the divested operations, which results are included in fiscal 1997 but not in fiscal 1998.

     Sales, marketing and client services expense was $10.8 million for the fiscal year ended June 30, 1998 compared to $8.8 million in fiscal 1997, representing an increase of 23%. As a percentage of revenues, sales, marketing and client services expense was 25% for each such fiscal year. The increase in such expenses was primarily due to the inclusion of TCS and Stockton in the results of operations for the fiscal year ended June 30, 1998. The increase in such expenses, to a lesser extent, was due to increases in expenses relating to the hiring of new employees for client support and help desk service, the installation of help desk tracking software and resources devoted to telesales.

     Research and development expense was $3.9 million for the fiscal year ended June 30, 1998 compared to $3.3 million in fiscal 1997, representing an increase of 20%. As a percentage of revenues, research and development expense was 9% for each such fiscal year. MEDE AMERICA capitalized $462,000 of software development costs in fiscal 1998; however, no software development costs were capitalized in fiscal 1997. Prior to July 1, 1997, MEDE AMERICA did not have any software development projects for which significant development costs had been incurred between the establishment of technological feasibility and general client release of the product.

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

     General and administrative expense was $4.9 million for the fiscal year ended June 30, 1998 compared to $5.3 million in fiscal 1997, representing a decrease of 8%. As a percentage of revenues, general and administrative expense decreased from 15% in fiscal 1997 to 12% in fiscal 1998. This decrease was primarily a result of cost controls and the consolidation and integration activities to MEDE AMERICA's recent acquisitions.

     Depreciation and amortization expense was $7.1 million for the fiscal year ended June 30, 1998 compared to $5.5 million in fiscal 1997, representing an increase of 31%. As a percentage of revenues, depreciation and amortization expense increased from 15% in fiscal 1997 to 17% in fiscal 1998. These increases reflect the increased amortization expense related to the acquisitions of TCS in February 1997 and Stockton in November 1997.

     There were no acquisition-related expenses for the fiscal year ended June 30, 1998, as compared to $3.9 million of such expenses in fiscal 1997. Included in the amount for fiscal 1997 was a $1.6 million write-off related to in-process research and development from the acquisition of TCS for software that had not achieved technological feasibility and had no alternative use, and a contingent earnout charge of $2.3 million recorded by MEDE AMERICA in connection with the EC&F purchase agreement. In addition, in fiscal 1997, MEDE AMERICA recorded a gain of $885,000 from a sale of securities. See Note 12 of Notes to consolidated financial statements of MEDE AMERICA.

Year ended June 30, 1997 compared to year ended June 30, 1996

     Revenues.

     Revenues for the fiscal year ended June 30, 1997 were $35.3 million compared to $31.8 million in fiscal 1996, representing an increase of 11%. The increase was primarily attributable to revenue from the acquisition of TCS in February 1997, partially offset by the loss of revenues from operations that were divested. The increase was also due to the growth of the existing business.

     MEDE AMERICA processed 161 million transactions in the fiscal year ended June 30, 1997 compared to 129 million transactions processed in fiscal 1996, representing an increase of 25%. The increase resulted from the addition of new clients, the growth of business from existing clients and the TCS acquisition. The average price per transaction in fiscal 1997 declined by 4% from fiscal 1996, primarily as a result of the divested operations having higher claims pricing.

     Operating expenses.

     Operations expense was $16.8 million for the fiscal year ended June 30, 1997 compared to $19.2 million in fiscal 1996, representing a decrease of 12%. As a percentage of revenues, operations expense decreased from 60% in fiscal 1996 to 48% in fiscal 1997. The operations expense improvement was a result of ongoing cost reduction programs, systems consolidation for recent acquisitions and the divestitures of non-core or unprofitable operations.

     Sales, marketing and client services expense was $8.8 million for the fiscal year ended June 30, 1997 compared to $7.1 million in fiscal 1996, representing an increase of 24%. As a percentage of revenues, sales, marketing and client service expense increased from 22% in fiscal 1996 to 25% in fiscal 1997. These increases reflect the inclusion of the TCS acquisition in the results for five months and, to a lesser extent, the addition of client support personnel and the increase in help desk tracking software expenses.

     Research and development expense was $3.3 million for the fiscal year ended June 30, 1997 compared to $2.1 million in fiscal 1996, representing an increase of 54%. As a percentage of revenues, research and development expense increased from 7% in fiscal 1996 to 9% in fiscal 1997. These increases were due to the hiring of new employees and other expenses related to the expansion of MEDE AMERICA's processing capacity and the implementation of new technology processing platforms throughout its data processing centers.

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     General and administrative expense was $5.3 million for the fiscal year ended June 30, 1997 compared to $6.1 million in fiscal 1996, representing a decrease of 13%. As a percentage of revenues, general and administrative expense decreased from 19% in fiscal 1996 to 15% in fiscal 1997. These decreases were primarily a result of consolidation and integration activities.

     Depreciation and amortization expense was $5.5 million for fiscal year ended June 30, 1997 compared to $5.2 million in fiscal 1996, representing an increase of 5%. As a percentage of revenues, depreciation and amortization expense decreased from 16% in fiscal 1996 to 15% in fiscal 1997.

     Acquisition-related expenses for the fiscal year ended June 30, 1997 included a $1.6 million write-off related to in-process research and development from the acquisition of TCS for software that had not achieved technological feasibility and had no alternative use and a contingent earnout charge of $2.3 million recorded by us in connection with the EC&F purchase agreement. In addition, in fiscal 1997, MEDE AMERICA recorded a gain of $885,000 from a sale of securities. See Note 12 of MEDE AMERICA notes to consolidated financial statements.

     During the fiscal year ended June 30, 1996, MEDE AMERICA wrote down approximately $10.0 million of costs relating to client lists and related allocable goodwill obtained in the acquisition of MEDE OHIO. Such intangible assets were written down to the net present value of the estimated future cash flows to be derived from these clients as of June 30, 1996. The write-down was required due to a loss of approximately 25% of the acquired MEDE OHIO client base. In addition, a contingent earnout charge of $538,000 was recorded in connection with the EC&F purchase agreement during the fiscal year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, MEDE AMERICA has used capital from external sources to fund its internal growth and operations and to make acquisitions. Prior to its initial public offering, such capital requirements were provided by MEDE AMERICA's four principal stockholders, through periodic purchases of its debt and equity securities and MEDE AMERICA's credit facility. Since June 30, 1995 an investment fund affiliated with Welsh, Carson, Anderson and Stowe, or WCAS, has purchased a senior subordinated note in the principal amount of $25.0 million and 370,993 shares of common stock from MEDE AMERICA for an aggregate $25.0 million, which was used in connection with the acquisition of Time-Share Computer Systems, Inc., to repay borrowings under the credit facility and for general working capital purposes. In October 1998, the total availability under the credit facility was increased to $36.0 million, and MEDE AMERICA drew down an additional $13.2 million, of which $11.7 million was used to finance the HII acquisition.

     On January 26, 1999, MEDE AMERICA entered into a new credit facility with NationsBank, N.A., as Administrative Agent, and NationsBanc Montgomery Securities LLC, as Syndication Agent. The credit facility provides for a $25 million revolving credit facility that matures on February 5, 2002. The credit facility is not guaranteed by any third party, but is secured by substantially all of MEDE AMERICA's assets including the stock of MEDE AMERICA's subsidiaries. The credit facility contains various covenants and conditions, including those relating to Year 2000 compliance, changes in control and management and restrictions on the payment of dividends on the common stock. The closing of the credit facility occurred simultaneously with the consummation of the initial public offering. As of June 30, 1999, MEDE AMERICA had outstanding borrowings of $4.5 million under the credit facility. Such borrowings bore interest at a weighted average rate of 7.4% per year as of June 30, 1999. If the MEDE AMERICA reorganization is completed, it is expected that the credit facility will be terminated.

     On February 5, 1999, MEDE AMERICA consummated an initial public offering of 5,307,710 shares of common stock at a price of $13.00 per share, which included 692,310 shares that were subject to the underwriters' overallotment option, which was exercised in full. The net proceeds to MEDE AMERICA were approximately $61.9 million, after deducting the underwriting discount and offering expenses payable by MEDE AMERICA. The net proceeds to us were used to prepay approximately $25.2 million of outstanding principal and accrued interest on MEDE AMERICA's outstanding 10% senior subordinated
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

note due February 1, 2002 and repay approximately $28.3 million of outstanding indebtedness and accrued interest under MEDE AMERICA's credit facility. MEDE AMERICA used the remaining $8.4 million of net proceeds to pay a portion of outstanding accrued dividends on its preferred stock, and approximately $301,000 of accrued dividends were converted into 23,124 shares of common stock. In addition, in connection with the initial public offering all outstanding shares of preferred stock were converted into 1,845,815 shares of common stock at the initial public offering price of $13.00 per share. In connection with the prepayment of the senior subordinated note and the establishment of a new credit facility, MEDE AMERICA recorded an extraordinary charge of approximately $1.6 million relating to the write-off of the remaining discount on the senior subordinated note and deferred financing costs.

     As of June 30, 1999, MEDE AMERICA had cash and cash equivalents of $4.1 million and net working capital of $8.5 million. Net cash used in operations was $1.5 million for the year ended June 30, 1999. The $1.5 million net cash used in operations in the 1999 fiscal year resulted primarily from increased investments in accounts receivable of $2.9 million, formulary receivables of $2.4 million, resulting from growth in the pharmacy business, and other assets of $686,000, as well as a decrease in accounts payable and accrued expenses of $3.9 million due to the timing of payments, partially offset by $8.5 million of income from operations, after adding back non-cash charges.

     Cash used for investment purposes was $14.6 million in the year ended June 30, 1999. Cash used for investment purposes during the fiscal year ended June 30, 1999 was primarily used to acquire HII for $11.4 million, net of cash acquired, and to fund capital expenditures of $1.4 million and additions to intangible assets of $1.8 million. MEDE AMERICA expects to pay at least $2.0 million per year for the foreseeable future for capital investment to support growth in transaction processing.

     Cash provided by financing activities was $17.3 million for the fiscal year ended June 30, 1999. Cash provided by financing activities during the fiscal year ended June 30, 1999 was primarily provided from net proceeds from the initial public offering of $61.8 million, which was partially offset by principal repayments of debt and capital lease obligations and the payment of preferred stock dividends.

     On April 20, 1999, MEDE AMERICA, Healtheon and a wholly-owned subsidiary of Healtheon entered into the MEDE AMERICA merger agreement, pursuant to which the acquisition subsidiary will be merged with and into MEDE AMERICA, with MEDE AMERICA being the surviving corporation of the merger. Upon consummation of the merger, the separate existence of the acquisition subsidiary will cease, and MEDE AMERICA's existing stockholders will become stockholders of Healtheon in accordance with the terms of the merger agreement.

     If the MEDE AMERICA merger is not consummated and MEDE AMERICA's independent existence continues, MEDE AMERICA would expect to use the credit facility to finance its future acquisitions and for general working capital needs, and subject to satisfaction of the covenants set forth therein, might finance acquisitions through the issuance of additional equity and debt securities. MEDE AMERICA believes that existing cash balances and cash generated by operations in the near term, and the borrowings available under the credit facility, would be sufficient to finance its operations for at least an additional 18 months. However, future acquisitions might require funding beyond its cash resources and currently anticipated capital or operating requirements could change, with the result that it would be required to raise additional funds through the public or private sale of additional securities.

YEAR 2000 COMPLIANCE

Assessment

     Since 1996, MEDE AMERICA has specified that all developed software be Year 2000 compliant. In January 1998 MEDE AMERICA performed a product assessment on all legacy products identifying all those that were not Year 2000 compliant, and began the process of renovating its existing non-compliant products, usually in connection with improving product functionality. In August 1998, all Year 2000 remediation programs were centralized under the direction of a Year 2000 project manager. Also in 1998 MEDE AMERICA began tracking Year 2000 expenditures as a separate category of expenditures. Total

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Year 2000 expenditures prior to August 1, 1998 amounted to approximately
$225,000; expenditures from August 1, 1998 through June 30, 1999 totaled approximately $693,000.

     MEDE AMERICA completed its assessment of whether it will have to modify or replace portions of its software and its products, services and internal systems so that they will function properly with respect to dates in the Year 2000 and thereafter. In addition to its general Year 2000 compliance review, MEDE AMERICA specifically identified several areas which were not Year 2000 compliant as of November 30, 1998:

     - its PBM system in Ohio

     - the UNIX operating platform software used in connection with its pharmacy practice management system

     - the UNIX operating platform software utilized in its pharmacy transaction switching

     With the exception of the Ohio PBM system, MEDE AMERICA believes its internally developed software and systems are Year 2000 compliant.

Remediation and implementation

     MEDE AMERICA has developed a remediation program to correct the Year 2000 problems it has identified. PBM clients who utilize MEDE AMERICA's PBM system in Ohio are being migrated to the PBM system it acquired from Stockton, which MEDE AMERICA has tested and found to be Year 2000 compliant. Migration of these clients has begun, with 41% of the client base migrated as of August 26, 1999. The migration process is scheduled for completion in September 1999. Clients who wish to continue to utilize the PBM System in Ohio will be permitted to do so through the end of 1999, but not after. For retail pharmacy practice management clients, MEDE AMERICA's remediation program consists of providing a Year 2000 compliant version of the UNIX software to replace the older non-compliant version which is no longer being supported by the vendor, as well as software upgrades, with discounted hardware packages to enable such clients to utilize the Year 2000 compliant system. MEDE AMERICA has completed upgrades for 191 clients, and has scheduled upgrades for an additional 22 clients, with 12 clients still in the sales process. A version of the UNIX operating platform software used in pharmacy transaction switching, which the manufacturer represents to be Year 2000 compliant, was released in December 1998. Testing of that operating platform software on MEDE AMERICA's hardware, with its pharmacy transaction switching software, has been successfully completed.

     During its assessment phase, MEDE AMERICA identified potentially Year 2000 non-compliant "non-information technology" systems, such as embedded microcontrollers. Accordingly, it is replacing its older and potentially non-compliant computer and telecommunications hardware with hardware that is Year 2000 compliant. These expenditures are being made in the general course of MEDE AMERICA's renovation and modernization program, and as such are accounted for as ordinary capital expenditures instead of Year 2000 expenses.

     In October 1998, MEDE AMERICA acquired HII. HII's EDI products and services fall into three categories:

     - physician claims processing, both small-and large-group

     - hospital claims processing

     - claims data transmission including extraction and transmission of claim data to a third party data analyst.

     Based on its review at the time of the acquisition, MEDE AMERICA determined that none of HII's products is Year 2000 compliant. MEDE AMERICA has completed the programming necessary to modify HII's common carrier and Internet-based claims processing system for small physician groups to make the products Year 2000 compliant. Clients are being selected for beta-testing. It has also modified HII's payer data transmission products to make such products Year 2000 compliant. MEDE AMERICA is migrating HII's claims processing for hospitals and large physician groups to its MEDE Claim product. Currently,

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30 clients have installed the MEDE Claim product, 21 more are under contract, 29 have declined to migrate to the system, and 7 have committed verbally to upgrade. MEDE AMERICA can, if necessary, process claims for hospitals and large physician groups through its common carrier and Internet-based claims processing system.

     Some or all of MEDE AMERICA's revenues from each of the three areas in which Year 2000 problems have been identified, as well as those of HII's clients, are subject to the risk of Year 2000 noncompliance. As of August 26, 1997, clients representing approximately $1.4 million in revenue were still in the migration process. The total revenue from MEDE AMERICA's PBM services clients was $6,491,000 in fiscal 1998. The total revenue from pharmacy retail system sales was $511,000 in fiscal 1998. As of August 26, 1999, clients representing $83,000 in revenue had not yet upgraded to the Year 2000 compliant retail system. The total revenue derived from pharmacy switching was $8,183,000 in fiscal 1998. The total claims and related revenue derived from HII was $4,950,000 for the twelve months ended June 30, 1998. As of August 26, 1999, clients representing $935,000 in revenue had decided not to migrate to the MEDE Claim solution.

     Excluding anticipated expenditures associated with ordinary product development, MEDE AMERICA has budgeted approximately $1,210,000 through December 1999 for Year 2000 compliance costs, of which approximately $873,000 had been expended through June 30, 1999. MEDE AMERICA believes that this amount will be sufficient to execute its plan and cover contingency plan costs. MEDE AMERICA believes that it has sufficient resources to implement its plan. However, there can be no assurance that expenditures required to achieve compliance with Year 2000 requirements will not exceed the budgeted amounts.

     MEDE AMERICA's client base consists of over 82,000 healthcare providers and over 1,000 payers. While it has not attempted to assess the readiness of each of these entities, MEDE AMERICA has begun to work with major customers and suppliers to insure that Year 2000 compliance issues will not interrupt the normal activities supported by these relationships. Implementation of Year 2000 compliant software is product-and platform-specific. If the software resides on the host system, all clients will automatically access the new software. Similarly, products that can receive updates remotely will be updated via remote distribution. The existing telephone number for HII's bulletin board program can be automatically redirected to connect to a MEDE AMERICA product that is Year 2000 compliant. A small minority of MEDE AMERICA's clients, mostly retail pharmacy clients, will require on-site installation. In most cases, this installation will also provide the clients with the capability to receive future enhancements that will not otherwise be available.

     MEDE AMERICA's Medicare/Medicaid payers are subject to a Year 2000 compliance program undertaken by the Health Care Financing Administration. Under the HCFA plan, all mission critical systems have been identified, and an independent verification and validation consultant has been retained to perform inspections and testing of all public payers. This plan includes both random and announced system and site testing.

Contingencies

     MEDE AMERICA believes that the most likely worst case Year 2000 scenario would include the following:

     - one or more parts of MEDE AMERICA's software and operating systems would operate incorrectly;

     - one or more of MEDE AMERICA's payers would be unable to receive transactions; and

     - one or more of MEDE AMERICA's providers/clients would not have completed internal Year 2000 conversions.

     It is possible that failures of MEDE AMERICA's software or operating systems could cause MEDE AMERICA's clients to either terminate their contracts with us and sue us for damages. Also, if MEDE AMERICA fails to achieve Year 2000 compliance by September 30, 1999, such failure could constitute a default under its credit facility, which could in turn have a material adverse effect on MEDE AMERICA's business, financial condition and results of operations. MEDE AMERICA has completed the assessment of

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

its critical hardware and software and believes that the assessment has revealed all significant Year 2000 problems, that such problems will be capable of remediation, and that its software and hardware will perform substantially as planned when Year 2000 processing begins. Although it may experience Year 2000 problems, based on its assessment and remediation program to date, MEDE AMERICA believes that Year 2000 compliance issues will not have a material adverse effect on its business, financial condition or prospects and will not, therefore, result in a default under the Year 2000 compliance covenant in its credit facility. However, due to the uncertainties that are inherent in addressing the Year 2000 problem, MEDE AMERICA may experience unforeseen Year 2000 problems, which problems could have a material adverse effect on MEDE AMERICA's business, financial condition and results of operations.

     As contingency planning, MEDE AMERICA has three available options should certain functions not operate properly on January 1, 2000.

     - MEDE AMERICA has developed its internal systems in such a manner as to allow such systems to accept non-Year 2000 compliant data, and convert such data based on defaults and algorithms developed in conjunction with the providers to Year 2000 compatible formats. This methodology is applicable for claims, eligibility and enrollment transactions.

     - For payers, in the event a payer is unable to accept EDI claims, MEDE AMERICA currently has the capability, internally and, if necessary with support from an outside vendor, to print paper claims forms from supplied provider data and to send those claims in paper form to non-Year 2000 compliant payers.

     - For medical claims, a bulletin board system acquired in the HII transaction could be utilized by clients, with minimal programming set up, as a means of transmitting claims to us via common carriers and the Internet.

IMPACT OF INFLATION

     Inflation has not had a material impact on MEDE AMERICA's historical operations or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). Each of these statements required additional disclosure in the Company's consolidated financial statements. SFAS 130 had no effect on the Company's financial statements as the Company had no components of comprehensive income. SFAS 131 did not have a material effect on the Company's consolidated financial position or results of operations.

     Recent pronouncements of the Financial Accounting Standards Board ("FASB") which are not required to be adopted at this date include, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 is effective for fiscal years beginning after June 15, 2000. Based upon current data the adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

NET OPERATING LOSSES

     As of June 30, 1999, MEDE AMERICA had net operating loss carryforwards for federal income tax purposes of approximately $36.4 million. Such loss carryforwards expire in the fiscal years 2005 through 2014. Because of certain changes in ownership, as defined in the tax code, which occurred during 1996 and 1995, certain of these net operating loss carryforwards are subject to annual limitations. See Note 7 of MEDE AMERICA notes to consolidated financial statements.

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           SHARE OWNERSHIP BY MEDE AMERICA'S PRINCIPAL STOCKHOLDERS,
                            MANAGEMENT AND DIRECTORS

     The following table sets forth information concerning the beneficial ownership of common stock of MEDE AMERICA as of September 1, 1999 for the following:

     - each person or entity who is known by MEDE AMERICA to own beneficially more than 5% of the outstanding shares of MEDE AMERICA's common stock

     - each of MEDE AMERICA's current directors

     - the Chief Executive Officer and the four other most highly compensated officers of MEDE AMERICA during 1998

     - all directors and executive officers of MEDE AMERICA as a group

     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with Healtheon.

     Percentage of ownership is based on 13,233,852 shares of common stock of MEDE AMERICA outstanding on September 1, 1999. Beneficial ownership by a person assumes the exercise of all options and warrants held by such person that are currently exercisable or are exercisable within 60 days of such date. Unless otherwise indicated, the entities and individuals identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

     Percentage of ownership is also based on:

     - an exchange ratio of 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on September 1, 1999

     - an exchange ratio of 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on September 1, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft

     - The following Medcast exchange ratios based on the $39.63 closing price of Healtheon common stock on October 5, 1999:

        - 0.9596 shares of Healtheon/WebMD common stock for each share of Medcast Series C preferred stock outstanding on September 1, 1999

        - 0.5804 shares of Healtheon/WebMD common stock for each share of Medcast Series A preferred stock outstanding on September 1, 1999

        - 0.4876 shares of Healtheon/WebMD common stock for each share of Medcast common stock outstanding on September 1, 1999

     Further, percentage of ownership is based on:

     - an estimated 80,495,897 shares of Healtheon/WebMD common stock outstanding following the MEDE AMERICA merger

     - an estimated 143,808,645 shares of Healtheon/WebMD common stock outstanding following the WebMD and MEDE AMERICA mergers

     - an estimated 146,292,075 shares of Healtheon/WebMD common stock outstanding following all the mergers

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

                                                                                                         PERCENT OF
                                                                                            HEALTHEON/WEBMD SHARES BENEFICIALLY
                                             MEDE AMERICA SHARES BENEFICIALLY OWNED                     OWNED AFTER
                                                PRIOR TO THE MEDE AMERICA MERGER           --------------------------------------
                                         -----------------------------------------------   THE MEDE   THE HEALTHEON AND
          NAME AND ADDRESS OF             COMMON     EXERCISABLE   EXERCISABLE             AMERICA      MEDE AMERICA      ALL THE
           BENEFICIAL OWNER                STOCK      WARRANTS       OPTIONS     PERCENT    MERGER         MERGERS        MERGERS
          -------------------            ---------   -----------   -----------   -------   --------   -----------------   -------
Welsh, Carson, Anderson
  & Stowe(1)...........................  5,511,262       67,240            --     41.9%     4.6%             2.6%           2.5%
  320 Park Avenue,
  25th Floor
  New York, NY 10019
William Blair & Co.,
  L.L.C.(2)............................    874,370       16,810            --      6.7         *               *              *
  222 West Adams Street
  Chicago, Illinois 60606
Thomas P. Staudt.......................    206,708           --        43,646      1.9         *               *              *
Richard P. Bankosky....................     58,328           --            --        *         *               *              *
James T. Stinton.......................     21,803           --         7,500        *         *               *              *
William M. McManus.....................     32,356           --           437        *         *               *              *
Linda K. Ryan..........................        505           --         2,793        *         *               *              *
Roger L. Primeau.......................      2,250           --        12,772        *         *               *              *
Thomas E. McInerney(3).................  5,368,399       67,240            --     40.9       4.4             2.5            2.4
  320 Park Avenue,
  25th Floor
  New York, NY 10019
Anthony J. de Nicola(4)................  2,838,925           --            --     21.5       2.3             1.3            1.3
  320 Park Avenue, 25th Floor
  New York, NY 10019
Timothy M. Murray(5)...................    871,106       16,810            --      6.7         *               *              *
  222 West Adams Street
  Chicago, Illinois 60606
Alan Winchester(6).....................     15,000      625,000            --      4.6         *               *              *
  8601 Six Forks Road
  Suite 300
  Raleigh, NC 27615
All current directors and executive
  officers as a group (10 persons).....  6,722,582      709,050        67,148     53.5       6.1             3.4            3.4

-------------------------
 *  Represents beneficial ownership of less than 1% of the common stock.

(1) Includes:

     - 2,447,546 shares of common stock held by WCAS V

     - 2,462,851 shares of common stock held by WCAS VI

     - 59,223 shares of common stock held by WCAS Information Partners L.P.

     - 370,993 shares of common stock held by WCAS CP II

     - 170,649 shares of common stock held by individual partners of WCAS

     Such partners are also partners of the sole general partner of each of the foregoing limited partnerships. The respective general partners of WCAS V, WCAS VI, WCAS Info. and WCAS CP II are WCAS V Partners, WCAS VI Partners, L.P., WCAS INFO Partners and WCAS CP II Partners. The individual partners of each of these partnerships include some or all of Patrick J. Welsh, Russell L. Carson, Bruce
K. Anderson, Richard H. Stowe, Thomas E. McInerney, Andrew M. Paul, Robert A. Minicucci, Anthony J. de Nicola, Laura M. VanBuren, Charles G. Moore, III, James
B. Hoover and Paul B. Queally. The partners of WCAS who are also directors of MEDE AMERICA are Thomas E. McInerney and Anthony J. de Nicola. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by WCAS.

(2) Includes:

     - 572,429 shares of common stock held by Blair V

     - 298,677 shares of common stock held by Blair LCF

     - 3,264 shares of common stock held by an individual affiliated with WBCP. Timothy M. Murray, a partner of WBCP, is also a director of MEDE AMERICA and may be deemed to be a beneficial owner of MEDE AMERICA's common stock owned by WBCP.

(3) Includes:

     - 2,447,546 shares of common stock held by WCAS V

     - 2,462,851 shares of common stock held by WCAS VI

     - 59,223 shares of common stock held by WCAS Info.

     - 370,993 shares of common stock held by WCAS CP II

     Mr. McInerney disclaims beneficial ownership of such shares.

(4) Includes:

     - 2,462,851 shares of common stock held by WCAS VI.

     - 370,993 shares of common stock held by WCAS CP II.

     Mr. de Nicola disclaims beneficial ownership of such shares.

(5) Includes:

     - 572,429 shares of common stock held by Blair V.

     - 298,677 shares of common stock held by Blair LCF.

     Mr. Murray disclaims beneficial ownership of such shares.

(6) The warrants are held by Medic Computer Systems, Inc. Mr. Winchester disclaims beneficial ownership of such shares.

                         INFORMATION REGARDING MEDCAST

                               MEDCAST'S BUSINESS

     Greenberg News Networks, Inc., which is referred to as Medcast, is a leading provider of medical news, information, educational programs and services designed for physicians and other healthcare professionals through its product, Medcast Networks. Medcast Networks is delivered directly to users' personal computers via the Internet and can be accessed using standard personal computers. Medcast's content is updated throughout the day and can be used in conjunction with the vast resources available on the web. Medcast's daily broadcasts, disease tutorials and expert commentary address the latest medical news issues that are critical to physicians. With Medcast, physicians may also obtain continuing medical education credits and can easily access information provided by specialty medical associations and leading academic institutions. Medcast, a development stage company, has not generated significant revenue to date and does not have a developed model to generate revenue in the foreseeable future as a stand-alone entity.

     For a monthly subscription fee, Medcast provides physicians with a customized user interface for their computers, Medcast software and ongoing support and maintenance services. Medcast offers users two types of subscription packages. One type of subscription includes a personal computer equipped with Medcast software and Internet access. The other subscription package includes Medcast software and Internet access only. Medcast content is downloaded to subscribers computers via the Internet. Medcast does not currently operate a web site which is accessible to non-subscribers. Medcast's medical news team, consisting of over 60 professionals including researchers, reporters, writers, graphic designers and medical advisors, creates daily content that is medically-reviewed and graphically rich. To date, Medcast has developed five specialty networks: Medcast Cardiology, Medcast Psychiatry, Medcast Oncology, Medcast Endocrinology and Medcast Elite Primary Care, and it has a subscriber base of approximately 7,400 signed contracts. To distribute Medcast Networks, Medcast has built a sales and service organization of over 100 representatives that cover approximately 65 of the largest U.S. markets.

The Medcast solution

     Medcast aims to meet the increasing information and education demands of today's physicians and healthcare professionals as well as the marketing needs of sponsors. Medcast benefits a variety of parties within the healthcare spectrum, including physicians, sponsors, hospitals, medical institutions and patients.

     Benefits to subscribers include:

     - Clinically-relevant medical information delivered daily

     - Specialty-specific continuing medical education courses

     - Multimedia patient education tools

     - Access to the Internet

     - General interest content related to subscribers' travel, leisure and business interests

     Benefits to sponsors would include:

     - Electronic delivery of tailored marketing messages to a highly targeted audience

     - Ability to run interactive promotional campaigns

     - Opportunity to rapidly launch new marketing programs

     - Ability to track aggregate user activity

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

Products and services

     Medcast provides subscribers with daily medical news, information, educational programs and services designed for physicians and other healthcare professionals. Each subscriber specifies their medical specialty at registration. The physician receives a product configuration designed for their primary specialty, but also may elect to receive other medical specialty news networks at no extra charge. The physician's specialty would determine which sponsor advertisements and promotions are displayed.

     Each day, the editorial and programming staff creates a graphically rich program that is compressed and automatically downloaded nightly. When the physician arrives for work, his or her Medcast screensaver is running with fresh news and information. At the touch of the keyboard or mouse, a Medcast Greeter Box appears with the user's name and lists daily news items and other content features. A graphic on the screen also invites the physician to start "Today's Daily Broadcast." The physician can play the broadcast or go directly to the main interface screen for access to a variety of channels. In addition to being updated automatically, Medcast may be updated on demand throughout the day.

     Each subscribing physician can customize professional and personal news, information and education among more than 40 content channels on the Medcast system with different configurations to fit their preferences at any time. Medcast Networks offers the following general categories of information:

     - Medical news

     - Medical information and reference data

     - Medical education

     - World and national news

     - Personal information

  MEDICAL NEWS

     Top Stories. Over 90% of the content on Medcast's Top Stories channel is written by Medcast's news staff and is prepared on a daily basis. Each day, Top Stories presents 10 to 20 breaking medical news stories. If a major medical story breaks in a leading print or broadcast news publication, Medcast typically covers it the same day. Expert commentary enhances these stories, coming in the form of audio interviews that are incorporated into these stories.

     Specialty Medical. Specialty Medical channels present daily original medical news stories based on the latest medical research and medical conferences. These channels currently include Cardiology, Endocrinology, Oncology, Elite Primary Care and Psychiatry. Medical associations such as the American College of Cardiology also appear on specialty channels, with seamless links to their own channels on Medcast.

     MD Business. The MD Business channel includes a combination of stories from renowned columnists on health policy, practice management, coding and reimbursement and other areas affecting the administration of a medical practice. Selected content from PR Newswire, Bloomberg(R) News, Associated Press, Reuters Health and American Health Line is also available.

     Media Alert. Media Alert summarizes leading medical stories appearing in popular broadcast and print media, enabling Medcast physicians to prepare for their patients' questions and concerns.

  MEDICAL INFORMATION AND REFERENCE DATA

     MD Library. MD Library offers access to over nine million medical articles through the National Library of Medicine's "Medline," as well as other important databases. The Disease Updates channel consists of write-ups on common diseases and disorders created for Medcast by leading physicians. These updates contain current medical understanding with references and candid expert opinion from renown medical leaders. The One-Minute consult channel contains quick reference information developed daily that include a printable question and answer sheet about individual diseases for patients. The Patient

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

Demos channel contains original animations designed for physicians to help their patients understand disease processes and medical procedures.

     Community. Community is a resource for keeping current and connected with the world of medicine. As of June 30, 1999, Johns Hopkins Medicine and the American College of Cardiology had their own Medcast channels. The most up-to-date press releases from more than 60 medical societies and associations are available in the Collegium channel, as well as links to each individual association or society website. In the Meetings channel, regional, national and international medical meetings and conferences are listed and linked. The Resources channel includes additional links to governmental agencies, medical boards and accreditation agencies, and guides to other trustworthy medical content on the Web.

     Market Research. The Market Research channel contains Today's Poll, which is tied to daily news. Results are posted daily and past polls are archived. Additionally, physicians may periodically participate in in-depth surveys and evaluations.

  MEDICAL EDUCATION

     Medcast provides an easy way for physicians to earn between 65 and 300 free accredited continuing medical education credits annually via its Just-in-Time continuing medical education courses that are tied to daily medical news. Medcast partners and sponsors may also bring longer format continuing medical information programs to the Medcast system at little or no cost.

  WORLD AND NATIONAL NEWS

     Medcast editors hand-pick stories each day from The New York Times. Subscribers also have access to CNN World News, CNN Weather and CNN Sports, each of which can be updated throughout the day.

  PERSONAL INFORMATION

     Investing. Medcast's Investing channel provides personal financial news and information, including a portfolio tracker. Each day, nine to ten original financial news stories are provided by TheStreet.com, and 10 to 15 stories are picked from Bloomberg(R) News.

     Connoisseur. The Connoisseur channel provides information about travel, music, golf, books and wine. National Geographic Traveler provides content on travel. Rolling Stone presents a selection of current music reviews, as well as access to their web site and a hotlink to purchase compact discs. The Books channel integrates The New York Times book reviews and the ability to buy discounted best sellers online with Ingram/BuyBooks.com, while MedBookStore.com offers physicians a discount on medical books. The Wine channel offers reviews from The New York Times.

OTHER FEATURES

     Medcast Networks also includes the following features:

     - Interactive Sponsor Window -- Promotional and advertising messages play continuously on the physician's desktop. Sponsor advertisements and promotions are interspersed with Medcast promotional messages and advertisements, academic institution messages and medical association messages. A user can click on an advertisement and the corresponding information appears in the Medcast content window. The user can continue to interact with the new content window that has appeared or can easily click on another Medcast channel of interest

     - Medcast screensaver, with news and information and interactive sponsor window

     - Medcast wallpaper to give a branded look and feel to the physicians' desktop

     - Medcast start up and shut down screens

     - Personalized Medcast e-mail address
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

Medcast production

     Medcast's editorial and production team, consisting of over 60 professionals, includes dedicated medical doctors, Masters and PhD level medical editors, writers, illustrators and roving reporters. The team has been producing daily medical news since September 1998. Medcast's medical news center is in its Atlanta, Georgia headquarters with a bureau located in the National Press Building in Washington, D.C. The daily production cycle is similar to that of any news gathering organization and the daily medical editing mirrors that of any scientific journal.

     Morning editorial meetings establish story direction and allocate production resources, while at the same time Medcast's unique daily content integration strategy commences: the selection of the medical news stories that will contain Medcast's originally-written "Just In Time CME(TM)," "1-Minute Consult(TM)" and "Physician Poll." A series of production and editorial deadlines are met throughout the day as stories come in, continuing medical education tests are reviewed by Medcast's continuing medical education consortium, 1-Minute Consults are written, medical illustrations are created, the Daily Broadcast soundtrack is voiced and recorded and the images are edited, and Medcast staff physicians edit articles and review the work of illustrators, artists, editors and narrators. Late afternoon, early evening and finally mid-evening deadlines are met leaving time for one last medical editorial review prior to the "publishing" of each customized download for the next morning.

Sales, marketing and support

     Medcast has a dedicated sales and service organization consisting of over 100 professionals covering approximately 65 of the largest U.S. markets. Its sales professionals meet with physicians, conduct product training and maintain relationships with subscribers.

Technology

     Medcast has designed its Medcast software in an open architecture framework such that the ability to extend and upgrade exists in concert with enhancements to leading industry standards. Because Medcast owns its software code, it can control the quality of the software and provide needed flexibility.

     The following are Medcast's key technology features:

     - Multi-media rich graphics, which include intricate medical illustrations and images, downloaded via an optimized delivery system with advanced compression

     - Off-line interactivity enabling the user to view articles and submit information instantaneously through the computer's hard drive

     - Built into the Medcast software, through Microsoft's Foundation Class, is a browser window utilizing Internet Explorer's standard interface. As Internet Explorer is upgraded, Medcast is also upgraded.

     Server architecture and broadcast center. Medcast's server architecture delivers four to six megabytes of compressed information daily to each of its users via the Internet. Medcast believes that its broadcast center is a reliable, mission-critical facility, which consists of multiple, redundant Sun Solaris Servers running Oracle 8 Database engines and is equipped with temperature monitoring, security and fire-protection systems. All load balancing and firewall protection are handled via industry standard security systems.

     Client application. Medcast's software runs on Windows 95/98 or Windows NT operating systems and utilizes Microsoft's Visual C/C++ technology for maximum flexibility and speed. Medcast uses the Internet for delivery of its product. All communication between the client and server is performed via standard Web protocol, known as HTTP, which provides Medcast flexibility in large installations.

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     Medcast serves the following configurations:

     - Single-user physician.

     - Physicians on a local area network with a high bandwidth, constant Internet connection, which require installation of software, hardware and an Ethernet card for local area network access.

     - Large multi-user installation with high bandwidth Internet access, which requires the installation of a custom server designed to serve all subscribers on the local area network.

Medical board of advisors

     The Medcast Networks Medical Advisory Board consists of an expert representative for each of Medcast's specialty networks as well as multidisciplinary medical experts who represent other important aspects of medicine, such as public health, health economics, drug regulatory affairs, health policy and patient education. The nomination and recruitment of a board member originates within Medcast Networks' executive and editorial staff. Final board selections are made by Medcast's Chief Medical Officer and Medcast's President of Programming and Development.

     The Medcast Networks Medical Advisory Board meets at least once annually, and in addition, there may be other scheduled telephone conference calls. Members are paid an honorarium and are also reimbursed for expenses incurred in traveling to and from advisory board meetings each year. If members are not permitted to accept the honorarium, the check is made payable to the board member's charity of choice. Board members are asked to sign a financial disclosure and conflict of interest statement, stating that they do not have a material, direct or indirect, interest in any competing product. Unless otherwise authorized, each Medical Advisory Board member agrees to keep confidential all financial, marketing, and proprietary information provided by Medcast.

Competition

     The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Medcast competes, directly and indirectly, with the following categories of companies:

     - publishers and distributors of traditional offline media, including those targeted to physicians

     - online services or web sites targeted to the healthcare industry generally

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging

     - other services that are designed to enable companies to market their products to physicians

     Medcast believes that the principal competitive factors in attracting and retaining physician subscribers are the depth, breadth and timeliness of services and content and the ability to offer compelling content and services. Other important factors in attracting and retaining physician professionals include ease of use, ability to access information quickly, quality of service and cost. Medcast believes that the principal competitive factors that will attract sponsors include price, the ability to access physicians in specified specialties and the number of physicians who subscribe to Medcast Networks. To be competitive, Medcast must continually enhance its existing content and introduce transactional services.

     Many of Medcast's current and potential competitors have greater resources to devote to the development, promotion and sale of their services; longer operating histories; greater financial, technical and marketing resources; greater name recognition; and larger subscriber bases than Medcast and, therefore, have a significantly greater ability to attract subscribers and advertisers. Many of these competitors may be able to respond more quickly than Medcast to new or emerging technologies in the Internet and changes in Internet user requirements and to devote greater resources than Medcast to the development, promotion and sale of their services. In addition, in some cases Medcast does not have contractual rights to prevent its strategic partners from entering into competing businesses or directly competing with Medcast. There can be no assurance that Medcast's current or potential competitors will

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

not develop products and services comparable or superior to those developed by Medcast or adapt more quickly than Medcast to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect Medcast's business, financial condition and operating results. There can be no assurance that Medcast will be able to compete successfully against current and future competitors, or that competitive pressures faced by Medcast will not have a material adverse effect on its business, financial condition and operating results.

Intellectual property

     Medcast's success and ability to compete are dependent upon its marketing and continued development of the Medcast Network. To protect its technology, Medcast relies primarily on copyright, trade secret and trademark laws. Medcast generally enters into confidentiality agreements with its subcontractors, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information.

Governmental regulation

     Medcast is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and characteristics and quality of products and services.

     Food and Drug Administration. All promotional materials placed on Medcast by pharmaceutical or other companies that make health care products are subject to regulation by the U.S. Food and Drug Administration, known as the FDA. The FDA has very strict standards that apply to such advertising, including requirements that there be contained within each promotional piece a disclosure of risk information and also a linkage to full prescribing information. The FDA scrutinizes all such promotional materials carefully, and frequently takes enforcement actions against companies and products in violation of the regulations. All promotional materials issued by pharmaceutical companies, including those displayed on Medcast Networks, must be submitted to the FDA at the time of first use. In addition, the FDA is in the process of drafting a guidance that applies to Internet promotion. This guidance will set forth more specific criteria for promotion of health care products on Internet-type services. Medcast has made clear to its sponsors that compliance with the FDA requirements will be the responsibility of the sponsor of the promotional activity.

     There currently is major litigation that may affect FDA's policies and enforcement of its advertising and promotion rules. This litigation deals with the ability of pharmaceutical companies to promote their products for uses not specifically approved by the FDA, referred to as off-label uses. As a result of the ongoing litigation, the FDA has not enforced its off-label promotion policy with the vigor that it might employ if the litigation did not exist. A ruling in favor of the FDA in this case could lead to more aggressive enforcement by the FDA of its off-label promotion regulations. In addition, the legal case has raised questions about the FDA's policies regarding the promotion of pharmaceutical and other health care products in continuing medical education programs. A ruling in favor of the FDA in the ongoing litigation could cause the FDA to pursue more aggressively its enforcement of its regulation regarding continuing medical education, and could lead to new requirements for companies wishing to sponsor such programs.

     Finally, the FDA has assumed jurisdiction over all promotional materials issued by regulated companies that appear over the Internet. The FDA currently is developing a policy statement to set forth its views on such materials. An adverse policy could place new restrictions on the way that pharmaceutical and medical device products are promoted over the Internet, which has the potential to affect the content of materials placed on the Internet.

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     Federal Trade Commission. The Federal Trade Commission Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the Federal Trade Commission, known as the FTC, enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. Medcast could be subject to liability under the FTC Act if it was found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or had reason to know that the advertising was false or deceptive. The FTC requires advertising in all media, including the Internet, to have substantiation for claims made. The FTC recently brought several actions against companies for allegedly deceptive advertising via the Internet. If any advertising of a non-pharmaceutical nature appears on Medcast, it would be subject to the FTC rules and regulations.

Employees

     As of June 30, 1999, Medcast had 224 full-time employees, of whom 52 were engaged in content creation, 105 in sales and marketing, 27 in support, 29 in technology and 11 in finance, administration and operations. Medcast also retains by contract other individuals that provide editorial services. None of Medcast's employees is represented by a labor union. Medcast believes that its employee relations are good.

Facilities

     Medcast leases approximately 28,000 square feet of office space for its executive offices in Atlanta, Georgia. This lease expires in August 2003. In addition, Medcast has a news bureau in Washington, D.C. consisting of 150 square feet of leased space.

Legal proceedings

     Medcast is not a party to any litigation that it believes could have a material adverse effect on it or its business.

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                        MEDCAST SELECTED FINANCIAL DATA

     The selected financial data of Medcast for the period from January 8, 1997 to December 31, 1997 and year ended December 31, 1998 and as of December 31, 1997 and 1998 are derived from Medcast's audited financial statements. The selected statement of operations data for the six months ended June 30, 1998 and 1999 and the selected balance sheet data as of June 30, 1999 were derived from unaudited financial statements of Medcast. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results for a full year. The following data should be read in conjunction with "Medcast management's discussion and analysis of financial condition and results of operations" and Medcast's financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

                                                    PERIOD FROM
                                                     INCEPTION
                                                    (JANUARY 8,                    SIX MONTHS ENDED
                                                      1997 TO       YEAR ENDED         JUNE 30,
                                                    DECEMBER 31,   DECEMBER 31,   -------------------
                                                        1997           1998         1998       1999
                                                    ------------   ------------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues..........................................    $    --        $     --     $     --   $     48
Loss from operations..............................     (1,960)        (14,657)      (3,302)   (18,832)
Net loss applicable to common stockholders........    $(1,960)       $(18,535)    $ (3,556)  $(77,195)
Basic and diluted net loss per common share.......    $ (1.11)       $  (9.72)    $  (1.86)  $ (40.66)
Shares used in computing basic and diluted net
  loss per common share(2)........................      1,762           1,906        1,916      1,899

                                                        AS OF DECEMBER 31,
                                                    ---------------------------          AS OF
                                                        1997           1998          JUNE 30, 1999
                                                    ------------   ------------   -------------------
                                                                     (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.....................................    $     34       $ 8,273           $ 10,629
Working capital (deficit).........................      (1,959)        5,365              5,497
Total assets......................................          63        11,259             14,624
Long-term debt, including current portion.........          --           372                988
Redeemable preferred stock........................          --        26,591           8  5,130
Total stockholders' equity (net capital
  deficiency).....................................      (1,929)      (18,901)           (76,451)

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                MEDCAST MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Medcast's financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

OVERVIEW

     Greenberg News Networks, Inc., which is referred to as Medcast, is a leading provider of medical news, information, educational programs and services designed for physicians and other healthcare professionals through its product, Medcast Networks. Medcast Networks is delivered to our users' personal computers via the Internet and can be accessed using standard personal computers. Medcast's content is updated throughout the day and can be used in conjunction with the vast resources available on the web. Medcast's daily broadcasts, disease tutorials and expert commentary address the latest medical news issues that are critical to physicians. With Medcast, physicians may also obtain continuing medical education credits and can easily access information provided by specialty medical associations and leading academic institutions.

     Medcast was incorporated in Delaware in January 1997. During 1998, Medcast hired its first reporters and writers. It began publishing and broadcasting in September 1998. Following a series of initial tests at over 900 sites, Medcast launched its product consisting of five medical networks in March 1999. To enhance its sales and marketing efforts, Medcast grew its sales team from two at March 31, 1998 to over 100 at June 30, 1999. Its subscriber base has grown to approximately 7,400 signed contracts and approximately 2,100 installed subscribers at the end of June 1999. Medcast is in the process of installing the remaining 5,300 physicians, or backlog. Medcast's backlog at June 30, 1999 is not necessarily indicative of future backlog amounts.

     Medcast currently derives all of its revenue from subscription fees. Revenue derived from the sale of subscriptions is recognized ratably over the period that services are provided to the subscriber.

     Medcast offers physicians three-year subscriptions for $25 per month, or $35 per month, which include a personal computer equipped with Medcast software and Internet access. The $35 per month three-year subscription includes a faster computer with more memory than the computer included in the $25 per month subscription. Physicians that already have computers that meet Medcast's specifications can subscribe to receive Medcast content and Internet access for one year at a rate of $10 per month. Medcast purchases the computers provided to subscribers directly and has expensed these computers upon installation. It is not certain at this time whether Medcast will provide computers to new subscribers. Internet service is generally provided through one principal service provider for all subscribers, and fees for such service are paid directly by Medcast. Deferred revenue relates to subscription fees for which amounts have been billed or collected but for which revenue has not been recognized.

     Cost of revenue represents expenses incurred for installing and training subscribers and for production, delivery and support of our daily medical news and education service to subscribers. The costs incurred to install and train subscribers and to operate Medcast's news and publishing operations, and delivery and support costs to Medcast's subscriber base, consist of:

     - payroll and related expense

     - cost of personal computers for subscribers and related installation expenses

     - expenses for news, databases, continuing medical education courses and graphical images provided by third parties

     - Medcast's computer room and Internet service provider costs

     - expenses incurred for customer support services provided to subscribers

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

     Sales and marketing expenses represent costs incurred in selling, and in marketing Medcast. Sales and marketing expenses consist primarily of

     - payroll and related expense

     - consulting fees for marketing and market research activities

     - travel and entertainment expenses

     - advertising expenses for marketing programs incurred in promoting Medcast. For the foreseeable future, Medcast expects its sales and marketing expenses to be substantial as it continues to build its brand and subscriber base.

     Research and development expenses consist primarily of payroll and related expense associated with development of software and new technologies to enhance Medcast service and performance. Product development expenses for existing networks are relatively fixed, though there are some variable costs related to increased subscriber base and use of the product. For new networks and product features and web-based offerings under development, expenses may vary dramatically based on scope of technology changes, volume of features and functions and complexity of software integration.

     General and administrative expenses consist primarily of:

     - payroll and related expenses for executive, finance and administrative personnel

     - professional fees

     - other corporate expenses, including office and furniture rent

     Medcast has only a limited operating history upon which you can evaluate its business and prospects. It has not achieved profitability, and it expects to continue to incur net losses in 1999 and subsequent fiscal periods. Medcast expects to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability. Even if Medcast does achieve profitability, it may be unable to sustain or increase profitability on a quarterly or annual basis in the future. Medcast believes that quarter-to-quarter comparisons of our operating results may not be a good indication of its future performance, nor would its operating results for any particular quarter be indicative of future operating results.

RESULTS OF OPERATIONS

Total revenue

     Medcast began recognizing subscriber revenue in the first quarter of 1999. Medcast did not charge its beta users. For the six months ended June 30, 1999, revenue was $48,000.

Cost of revenue

     Cost of revenue was $654,000 for the six months ended June 30, 1998 and $8.1 million for the six months ended June 30, 1999. Of the $7.4 million increase, $3.3 million was due to providing personal computers and installation and training to subscribers, and the remaining increase was primarily attributable to higher costs incurred to operate its news and publishing operations, and delivery and support costs resulting from Medcast moving from development in 1998 to product launch in March 1999. Medcast incurred no costs of revenue for the year ended December 31, 1997 because it was in an early stage of development. Cost of revenue was $5.0 million for the year ended December 31, 1998. The increase was attributable to $1.4 million in subscriber personal computers and installation and training costs, and the remaining increase of $3.6 million was primarily attributable to higher costs incurred to operate its news and publishing operations, and delivery and support costs resulting from Medcast moving from inception in 1997 to development in 1998. Medcast anticipates that its cost of revenue will continue to increase significantly as it continues to expand and broaden its subscriber base and its news, publishing, and delivery operations.

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     Medcast recognized expenses of $795,000 for the year ended December 31,
1998 and the period January 8, 1997 (date of inception) to December 31, 1998, $1,494,000 for the six months ended June 30, 1999, and $2,289,000 for the period January 8, 1997 (date of inception) to June 30, 1999, associated with the computers deployed in connection with subscription agreements.

     Management believes that if a subscription agreement is terminated, regardless of the timing of a termination, the related computer has no material value to Medcast. Returned computers will be utilized for various purposes such as test computers and loaned computers to service providers.

     Approximately 45 computers with an estimated total original cost of approximately $61,000 had been returned to Medcast as of June 30, 1999.

Sales and marketing

     Sales and marketing expense was $746,000 for the six months ended June 30, 1998 and $6.6 million for the six months ended June 30, 1999. Of the $5.9 million increase, $3.0 million was due to an increase in compensation and benefits, $1.1 million was due to an increase in consulting fees associated with marketing Medcast Networks, including $819,000 attributable to stock option accretion for consultants, $884,000 was due to travel expenses and $585,000 was due to print advertising and public relations for the launch of Medcast. Sales and marketing expense was $282,000 for the year ended December 31, 1997 and $5.4 million for the year ended December 31, 1998. Of the $5.1 million increase, $2.2 million was due to an increase in compensation and benefits, $1.1 million was due to print advertising and public relations for the launch of Medcast, $657,000 was due to travel expenses, $438,000 was due to recruiting expenses and $509,000 was due to an increase in consulting fees associated with marketing Medcast Networks.

Research and development

     Research and development expense was $237,000 for the six months ended June 30, 1998 and $607,000 for the six months ended June 30, 1999. The increase was due primarily to increases in salaries and related expenses to increase Medcast's software development and engineering staff to develop the Medcast software and distribution technologies. Research and development was $815,000 for the year ended December 31, 1997 and $633,000 for the year ended December 31, 1998. The decrease year to year resulted primarily from significant, non-recurring outside contractor fees incurred during 1997 to build the initial prototype of Medcast Networks, including prototype content, software, graphics and user interface design.

General and administrative

     General and administrative expenses were $1.7 million for the six months ended June 30, 1998 and $3.1 million for the six months ended June 30, 1999. The increase of $1.4 million was due primarily to an increase in salaries and related benefits of $513,000 and an increase in occupancy and insurance costs of $442,000, both of which to support the expansion of Medcast's operations. General and administrative expenses were $852,000 for the year ended December 31, 1997 and $3.3 million for the year ended December 31, 1998. Of the $2.4 million increase, $1.6 million resulted from an increase in professional and consulting fees to support the expansion of Medcast's operations, including $565,000 associated with financing activities, and $489,000 of the increase resulted from higher occupancy and insurance costs attributable to expansion of the Medcast business. Medcast anticipates that its general and administrative expenses will continue to increase significantly as it continues to expand and broaden its operations.

Depreciation and amortization

     Depreciation and amortization expense consists of depreciation of property and equipment. Depreciation and amortization expense was $17,000 for the six months ended June 30, 1998 and $405,000 for the six months ended June 30, 1999. Depreciation and amortization expense was $11,000 for the year ended December 31, 1997 and $254,000 for the year ended December 31, 1998. Depreciation and amortization increased due to purchases of property and equipment for the expansion of Medcast. Medcast
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anticipates that depreciation and amortization costs will continue to grow in absolute dollars due to hardware and software costs associated with the continued expansion of Medcast Networks.

Net interest and other income or expense

     Net interest and other income was $366,000 for the six months ended June 30, 1998 and $176,000 for the six months ended June 30, 1999. There was no interest and other income or expense for the year ended December 31, 1997. For the year ended December 31, 1998, net interest and other income totaled $713,000. This represented interest earned on cash balances.

Income taxes

     There were no provisions for federal or state income taxes recorded because Medcast incurred net operating losses of approximately $14.9 million through June 30, 1999, which will begin to expire in 2013.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Medcast has financed its operations primarily through private placements of preferred stock, which have resulted in aggregate proceeds of approximately $41.4 million. To a lesser degree, Medcast has also funded its operations through equipment lease borrowings and financing arrangements totaling approximately $1.2 million. In April 1999, Medcast obtained $18.1 million in net proceeds from the sale of Series C preferred stock and also obtained approximately $725,000 through the sale and leaseback of certain computer equipment, as described below. Medcast has provided a letter of credit of $691,863, secured by a pledge of an equivalent amount from Medcast's short-term investment account, to the lessor of Medcast's headquarter facilities. As of July 31, 1999, Medcast's primary source of liquidity consisted of cash and cash equivalents and short-term investments on hand totaling approximately $8.1 million.

     Medcast has historically purchased computers to provide to its physician subscribers. In March 1999, Medcast decided to instead lease these computers. On April 1, 1999, it entered into a sale and leaseback agreement pursuant to which it sold a third party leasing company approximately $725,000 worth of computers. Monthly rental payments total approximately $25,165, and are payable monthly in advance plus applicable taxes.

     Medcast's operating activities have used cash during each fiscal quarter since inception. Net cash used in operating activities increased from $2.5 million in the six months ended June 30, 1998 to $15.1 million in the six months ended June 30, 1999, reflecting increasing net losses principally related to increased expenditures to support Medcast's growth. During the year ended December 31, 1998, cash used in operating activities totaled $11.3 million. This resulted primarily from a net loss of $13.9 million, which was caused by increased expenditures to support Medcast's growth and an increase in prepaid expenses and other assets of $657,000, offset by an increase of $2.8 million in accrued expenses from December 31, 1997, $254,000 of depreciation and amortization expense in 1998, and $268,000 of compensation expense related to stock options and warrants in 1998. During the year ended December 31, 1997, cash used in operating activities of $1.5 million resulted primarily from a net loss of $2.0 million, offset in part by an increase of $430,000 in accounts payable and accrued expenses.

     Cash used by investing activities for the six months ended June 30, 1999 totaled $3.1 million, derived primarily from an increase in short term investments of $2.1 million and purchases of property and equipment of $1.0 million. Cash used in investing activities for the six months ended June 30, 1998 totaled $18.7 million, consisting primarily of an increase in short-term investments. Cash used in investing activities for the year ended December 31, 1997 was $11,000 and for the year ended December 31, 1998 was approximately $7.7 million. Cash used in investing activities, other than increases in short-term investments, was principally for the purchase of computer equipment and software for internal use to support Medcast's growth, as well as office furniture and fixtures, and leasehold improvements. The increase in cash used in investing activities resulted from increased purchases of computer equipment,

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software, and office furniture to support Medcast's growth and headquarter leasehold improvements during 1998 totaling $1.7 million and an increase of $6.0 million in short-term investments.

     Cash provided by financing activities for the six months ended June 30, 1999 totaled $18.5 million, resulting primarily from the sale of $18.1 million of Series C preferred stock and $616,000 provided through a sale and leaseback financing agreement. Approximately $305,000 was used to increase restricted cash balances pledged to secure a letter of credit on the headquarters facility. Cash provided by financing activities totaled $21.3 million for the six months ended June 30, 1998 and was attributable principally to the sale of Series A preferred stock. Cash provided by financing activities was $21.3 million in 1998 and $1.6 million in 1997. In 1998, $22.0 million was provided from the sale of Medcast's Series A preferred stock, approximately $387,000 was used to increase restricted cash balances pledged to secure a letter of credit on the headquarters facility lease and $300,000 was used to repay a stockholder loan. In 1997, $1.6 million was provided from borrowings from its principal stockholder, of which $1.3 million was converted into Series B preferred stock during 1998 and the remaining balance was repaid.

     Medcast's growth and capital requirements depend on numerous factors, including market acceptance of Medcast's products, the resources Medcast devotes to developing, marketing, selling, and supporting its products and the timing and extent of establishing strategic business relationships. Medcast expects to devote substantial capital resources to hire and expand its marketing and sales, support, and product development and publishing organizations, to expand marketing programs, and for other general corporate activities.

YEAR 2000 COMPLIANCE

     Medcast is currently in the process of addressing the Year 2000 problem, which is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, computer applications and software may recognize an input of two zeros (00) as the year 1900. This incorrect date recognition could cause systems and software malfunctions that may have a material adverse effect on business operations. This potential problem could affect not only Medcast's internal information systems but also those of third parties, such as clients and vendors using information systems that may interact with or affect Medcast's operations.

     Readiness. Medcast is currently performing a review of various software applications and computer infrastructure that are likely to be affected by the Year 2000 problem. IT systems refer to all pre-packaged and internally developed software applications and programs and related computer hardware as well as telephone communication systems. Non-IT systems are not being reviewed. Non-IT systems refer to various equipment and devices that may have embedded computer language. The IT systems review will be completed using Medcast's employees and various computer products. Medcast's review is conducted in phases. First, all relevant computer systems are being assessed as to functionality and to determine Year 2000 compliance. Medcast estimates that it's assessment of IT systems is approximately 70% complete and anticipates completing the assessment in August, 1999. To date, no production dependent system, hardware or software, have been found to be non-compliant. For any remaining systems and software found to be non-compliant or in need of upgrading, corrective steps will be taken. Corrective steps primarily relate to developing, modifying, and purchasing system software and hardware. Second, Medcast will perform validation testing on IT systems and anticipates that it will complete validation testing in August, 1999. Finally, Medcast anticipates that it will implement any appropriate solutions prior to October, 1999. Medcast presently believes that the Year 2000 problem will not pose significant operational problems for its IT systems.

     Medcast has significantly completed its survey of all material third party IT systems vendors to determine their Year 2000 compliance status and has received certificates, where possible, as to their compliance. Medcast is requiring that significant clients and vendors certify those products and services to be Year 2000 compliant. However, there can be no assurance that the information systems provided by or utilized by other companies which affect Medcast's operations will be timely revised in such a way as to allow them to continue normal business operations or furnish products, services or data to Medcast without

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disruption. No estimates can be made as to any potential adverse impact resulting from the failure of any third party vendor or service provider to be Year 2000 compliant. If the Year 2000 problem has a material adverse effect on the business operations or financial condition of third parties with which Medcast has material relationships, such as vendors, service providers, and suppliers, the Year 2000 problem could also harm Medcast's business, results of operations and financial condition. For example, Medcast relies on IT systems to provide web publishing and hosting functions. If the hardware or software running these functions is found to be non-compliant, Medcast would have to make significant changes to its product to enable delivery. At a minimum, this would consist of rolling-back the dates included within the Medcast product such that the product could be delivered, but would include date errors. As a further example, Medcast utilizes database software to store and publish content. If this software is found to be non-complaint, Medcast would have to move all the data currently stored in this database into a different database product. Both of the above examples would require significant time and effort to implement, and no estimates can be made as to any potential adverse impact on Medcast by virtue of either example occurring. Last, Medcast, product is delivered via the Internet. To the extent the Year 2000 problem causes material failures in the Internet, delivery of the Medcast product could be materially and adversely affect or stopped altogether, which could have a material adverse effect on Medcast's results of operation or financial condition.

     Cost of Compliance. Medcast is currently hiring employees who will be available to assist in the validation and implementation stage of its Year 2000 review. Preliminary cost estimates for Year 2000 compliance are in the range of $75,000 to $100,000. To date, Medcast has incurred approximately $50,000 of this estimated cost. Medcast expects the majority of the remaining costs to be incurred by the third quarter of 1999. Medcast's Year 2000 project costs are not expected to have a material impact on its results of operation or financial condition.

     Risk and Contingency Plans. Medcast's IT systems identified as non-compliant are being repaired or replaced. Medcast expects these replacements to be substantially completed by year-end 1999. If needed conversions to Medcast's IT systems are not made on a timely basis or Medcast's significant clients or vendors fail to make such remediations and conversions on a timely basis, it could have a material adverse effect on Medcast's results of operation or financial condition. As described above, Medcast has a contingency plan in place if the IT systems for web hosting or database systems are found to be non-compliant.

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              SHARE OWNERSHIP BY MEDCAST'S PRINCIPAL STOCKHOLDERS,
                            MANAGEMENT AND DIRECTORS

     The following table sets forth certain information concerning the beneficial ownership of Medcast's common stock as of September 1, 1999 for the following:

     - each person or entity known to Medcast to beneficially own at least 5.0% of the outstanding shares of Medcast's common stock

     - each of Medcast's current directors and executive officers

     - all executive officers and directors as a group

     Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Greenberg News Networks, Inc., 1175 Peachtree Street, 100 Colony Square, Suite 2400, Atlanta, GA 30361. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property law where applicable.

     Percentage of ownership is based on 4,326,791 shares of Medcast common stock outstanding as of July 1, 1999, assuming the conversion of all shares of Medcast preferred stock into common stock immediately prior to that date. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group. The percentage of shares beneficially owned accounts for conversion of each share of Series A preferred stock into 1.0125 shares of common stocks assuming exercise of the warrants held by Tom Cohen and Hamilton M. Jordan. See the section entitled "Structure of the Medcast merger and conversion of Medcast capital stock" on page 126.

     Percentage of ownership is also based on:

      - an exchange ratio of 1.796 shares of Healtheon/WebMD common stock for each share of WebMD common stock outstanding on September 1, 1999, assuming the conversion of all shares of WebMD preferred stock into common stock immediately prior to that date and including the additional 276,906 shares of Series E preferred stock to be purchased by Microsoft

      - an exchange ratio of 0.6593 shares of Healtheon/WebMD common stock for each share of MEDE AMERICA common stock outstanding on September 1, 1999, assuming the exercise of all options and warrants that are currently exercisable or are exercisable within 60 days of September 1, 1999

      - The following Medcast exchange ratios based on the $39.63 closing price of Healtheon common stock on October 5, 1999:

        - 0.9596 shares of Healtheon/WebMD common stock for each share of Medcast Series C preferred stock outstanding on September 1, 1999

        - 0.5804 shares of Healtheon/WebMD common stock for each share of Medcast Series A preferred stock outstanding on September 1, 1999

        - 0.4876 shares of Healtheon/WebMD common stock for each share of Medcast common stock outstanding on September 1, 1999

     Further, percentage of ownership is based on:

      - and estimated 137,566,997 shares of Healtheon/WebMD common stock outstanding following the WebMD and Medcast mergers

      - an estimated 146,292,075 shares of Healtheon/WebMD common stock outstanding following all the mergers


         NAME AND ADDRESS OF                                     MEDCAST SHARES BENEFICIALLY OWNED
           BENEFICIAL OWNER                                         PRIOR TO THE MEDCAST MERGER
         -------------------            -----------------------------------------------------------------------------------
                                         COMMON     SERIES A    SERIES B    SERIES C    EXERCISABLE   EXERCISABLE
                                          STOCK     PREFERRED   PREFERRED   PREFERRED    WARRANTS       OPTIONS     PERCENT
                                        ---------   ---------   ---------   ---------   -----------   -----------   -------
DIRECTORS AND EXECUTIVE OFFICERS:
Alan Greenberg(1)(2)..................  1,259,383          --    109,765          --          --            --       31.4%
William Longley(2)....................    270,000          --         --          --          --            --        6.2
Gordon Wyatt..........................         --          --         --          --          --        21,521          *
Mark Dailey...........................         --          --         --          --          --            --          *
Doug Martin(3)(4).....................         --     869,566         --      42,689          --            --       21.2
  Stephens Group, Inc.
  111 Center Street
  Little Rock, Arkansas 72201
Russell French(5).....................         --     260,870         --      42,689          --            --        7.1
  Noro-Moseley Partners IV, L.P.
  9 North Parkway Square
  4200 Northside Parkway, N.W.
  Atlanta, Georgia 78327
Hamilton M. Jordan(2).................     10,000          --         --          --      26,087         1,500          *
Tom Cohen(2)..........................      5,000          --         --          --      21,739            --          *
All executive officers and directors
  as a group (8 persons)..............  1,544,383   1,130,436    109,765      85,378      47,826        23,021       67.9
5% STOCKHOLDERS:
Medcast Networks, L.P.................  1,259,383          --    109,765          --          --            --       31.4
Stephens Group, Inc.(4)...............         --     869,566         --      42,689          --            --       21.2
  111 Center Street
  Little Rock, Arkansas 72201
Entities associated with Mike
  Devlin(6)...........................     97,826     152,174         --     168,986          --            --        9.7
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
Mike Devlin(6)........................     97,826     152,174         --     175,389          --            --        9.8
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
Entities associated with
  D. Robert Crants III(6).............     97,826     152,174         --     168,986          --            --        9.7
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
D. Robert Crants III(6)...............     97,826     152,174         --     175,389          --            --        9.8
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
MKFJ-IV, L.L.C........................         --     260,870         --      42,689          --            --        7.1
  Noro-Moseley Partners IV, L.P.
  9 North Parkway Square
  4200 Northside Parkway, N.W.
  Atlanta, Georgia 78327
Jack Tyrell(7)........................     97,826     173,913         --      64,034          --            --        7.8
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205
W. Patrick Ortale III(7)..............     97,826     173,913         --      64,034          --            --        7.8
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205
Noro-Moseley Partners IV, L.P.........         --     260,870         --      32,017          --            --        6.8
  9 North Parkway Square
  4200 Northside Parkway, N.W.
Richland Ventures II, L.P.............         --     173,913         --      42,689          --            --        5.0
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205

                                               PERCENT OF
                                             HEALTHEON/WEBMD
                                           SHARES BENEFICIALLY
         NAME AND ADDRESS OF                 OWNED AFTER THE
           BENEFICIAL OWNER             -------------------------
         -------------------            HEALTHEON-WEBMD
                                          AND MEDCAST     ALL THE
                                            MERGERS       MERGERS
                                        ---------------   -------
DIRECTORS AND EXECUTIVE OFFICERS:
Alan Greenberg(1)(2)..................          *             *
William Longley(2)....................          *             *
Gordon Wyatt..........................          *             *
Mark Dailey...........................          *             *
Doug Martin(3)(4).....................          *             *
  Stephens Group, Inc.
  111 Center Street
  Little Rock, Arkansas 72201
Russell French(5).....................          *             *
  Noro-Moseley Partners IV, L.P.
  9 North Parkway Square
  4200 Northside Parkway, N.W.
  Atlanta, Georgia 78327
Hamilton M. Jordan(2).................          *             *
Tom Cohen(2)..........................          *             *
All executive officers and directors
  as a group (8 persons)..............        1.2           1.1
5% STOCKHOLDERS:
Medcast Networks, L.P.................          *             *
Stephens Group, Inc.(4)...............          *             *
  111 Center Street
  Little Rock, Arkansas 72201
Entities associated with Mike
  Devlin(6)...........................          *             *
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
Mike Devlin(6)........................
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
Entities associated with
  D. Robert Crants III(6).............          *             *
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
D. Robert Crants III(6)...............
  Suite 120
  10 Burton Hills Boulevard
  Nashville, Tennessee 37215
MKFJ-IV, L.L.C........................          *             *
  Noro-Moseley Partners IV, L.P.
  9 North Parkway Square
  4200 Northside Parkway, N.W.
  Atlanta, Georgia 78327
Jack Tyrell(7)........................          *             *
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205
W. Patrick Ortale III(7)..............          *             *
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205
Noro-Moseley Partners IV, L.P.........          *             *
  9 North Parkway Square
  4200 Northside Parkway, N.W.
Richland Ventures II, L.P.............          *             *
  Suite 200
  200 31st Avenue
  Nashville, Tennessee 37203-1205

---------------
 *  Less than 1%

(1) Includes 1,259,383 shares of common stock beneficially owned by Medcast Networks, L.P. Mr. Greenberg is the General Partner of Medcast Networks, L.P. Excludes shares of common stock for which Mr. Greenberg holds an irrevocable proxy.

(2) Mr. Greenberg has been granted an irrevocable proxy to vote an aggregate of 453,200 shares of common stock owned by certain stockholders. The proxy may be exercised in connection with any action to be taken by stockholders.

(3) Represents shares beneficially owned by Stephens Group, Inc. Mr. Martin is a Sr. Vice President of Stephens Group, Inc. and directs the vote of the shares beneficially owned by Stephens Group, Inc.

(4) Includes an aggregate of 230,439 shares of Series A preferred stock and 11,313 shares of Series C preferred stock that Stephens Group, Inc. has transferred to various affiliated persons and entities.

(5) Represents shares beneficially owned by MKFJ-IV, L.L.C. as the general partner of Noro-Moseley Partners IV, L.P. and Noro-Moseley Partners IVB, L.P. Mr. French is a member of MKFJ-IV, L.L.C. and directs the vote of the shares it beneficially owns.

(6) Mr. Devlin and Mr. Crants share voting and investment power over the shares held by the entities controlled by them.

(7) Represents shares beneficially owned by Richland Ventures L.P. and Richland Ventures II, L.P. Mr. Tyrell and Mr. Ortale share voting and investment power over the shares beneficially owned by both limited partnerships.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                      VOTE OF ONLY HEALTHEON STOCKHOLDERS

       PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO HEALTHEON'S CERTIFICATE OF
                                 INCORPORATION.

     Healtheon's board of directors determined that if the WebMD merger is completed, it is in the best interests of Healtheon and its stockholders to amend Healtheon's certificate of incorporation to:

        - change the corporate name in connection with the merger to Healtheon/WebMD Corporation

        - increase the authorized number of shares of common stock to 600,000,000 shares

     Healtheon's certificate of incorporation currently authorizes the issuance of 150,000,000 shares of common stock, with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. The number of shares of preferred stock would remain unchanged.

     As of September 20, 1999, Healtheon had:

        - 71,946,899 shares of common stock outstanding

        - no shares of preferred stock outstanding

        - 13,671,000 shares reserved for future issuance upon the exercise of currently outstanding options

        - 2,574,000 shares subject to issuance upon the exercise of currently outstanding warrants

     Based upon these share numbers, Healtheon currently has 61,805,000 shares of common stock remaining available for other purposes. Therefore, Healtheon does not currently have a sufficient number of shares authorized for issuance in connection with the mergers.

     Healtheon's board of directors believes that the availability of additional authorized shares will provide it with flexibility to issue securities for other proper corporate purposes that may be identified in the future, such as to acquire other companies, to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under these plans. No additional action or authorization by Healtheon stockholders would be necessary prior to the issuance of these additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which Healtheon's common stock is then listed or quoted.

     Healtheon stockholders do not have preemptive rights with respect to Healtheon's common stock. Should Healtheon's board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase shares. Therefore, additional issuances of common stock by Healtheon could have a dilutive effect on the earnings per share, voting power and stock holdings of current stockholders. In addition, the proposed increase in the authorized number of shares of Healtheon common stock could, under some circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of Healtheon, it may be possible for Healtheon to seek to impede the attempt by issuing shares of its common stock, which could dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of Healtheon. Therefore, the increase in authorized shares may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging unsolicited takeover attempts, the increase in the authorized number of shares may limit the opportunity for Healtheon's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting Healtheon's management, including its board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Healtheon's business. However, Healtheon's board of directors is not aware of any attempt to take control of Healtheon and has not presented this proposal with the intent that it be used as a type of anti-takeover device.

     If the amendments to the certificate of incorporation are adopted, stockholders of Healtheon will not be required to exchange outstanding stock certificates of Healtheon common stock for new Healtheon/ WebMD stock certificates.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENTS TO HEALTHEON'S CERTIFICATE OF INCORPORATION.

                    PROPOSAL NO. 3 -- ELECTION OF DIRECTORS

     Healtheon's amended and restated bylaws currently authorize no fewer than six and no more than eleven directors. Healtheon's board is currently comprised of eight members. After the closing of the WebMD merger, the board of Healtheon/WebMD will consist of nine members, W. Michael Long, James H. Clark,
L. John Doerr and William W. McGuire, M.D. have been designated by Healtheon, Jeffrey T. Arnold, Eric J. Gleacher, William P. Payne and U. Bertram Ellis, Jr. have been designated by WebMD, and Laura Jennings has been designated by Microsoft. A vote for the issuance of shares in the WebMD merger will constitute a vote for these directors.

     A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. The bylaws divide the board into three classes: Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified. The Class I directors will be W. Michael Long, James H. Clark and Jeffrey T. Arnold and their term will expire in 2002. The Class II directors will be U. Bertram Ellis, Jr., William W. McGuire, M.D. and Laura Jennings and their term will expire in 2000. The Class III directors will be L. John Doerr, Eric J. Gleacher and William P. Payne and their term will expire in 2001. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine.

     At the Healtheon meeting, Healtheon stockholders will be asked to elect three directors who will become the Class I directors of Healtheon on December 16, 1999, unless the WebMD merger closes before that time. The names of the nominees for election as Class I directors at the meeting are identified below. The Class I directors have terms that will expire in 2002.

NAME                                                AGE                POSITION
----                                                ---                --------
     James H. Clark...............................  55    Chairman of the board of directors
     L. John Doerr................................  48    Director
     C. Richard Kramlich..........................  64    Director

           PROPOSAL 4 -- APPROVAL OF AMENDMENTS TO HEALTHEON'S BYLAWS

     Healtheon's board of directors determined that it is in the best interests of Healtheon and its stockholders to amend Healtheon's bylaws to:

     - provide that directors can be removed only for cause

     - clarify the advance notice provisions for board nominations and other stockholder proposals

     The amendment will prevent directors from being removed without cause. By eliminating the ability to remove members of Healtheon's board of directors without cause, it would become more difficult for stockholders to replace board members. Consequently, it would be more difficult for a hostile party to take over control of Healtheon. The amendment provides that stockholder proposals or nominations for director must be made by advance written notice provided to Healtheon between 60 and 90 days prior to the meeting of stockholders. In addition, the proposed amendment clarifies a clerical error relating to stockholder notice.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENTS TO HEALTHEON'S BYLAWS.

             PROPOSAL 5 -- APPROVAL OF AMENDMENT TO 1996 STOCK PLAN

     Stockholders are being asked to approve an amendment to the 1996 stock plan to provide for an increase in the number of shares of common stock reserved for issuance under the plan by 10,000,000 shares. The board believes that adding shares to the plan is in the best interests of Healtheon because it will permit Healtheon to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in Healtheon's efforts to attract and retain employees of outstanding ability.

     As of August 31, 1999, 13,715,819 shares have been issued pursuant to the 1996 stock plan and 1,249,859 shares are available for issuance. Set forth below is a summary of the principal features of the 1996 stock plan. Healtheon will provide, without charge, to each person to whom a proxy statement/prospectus is delivered, upon request of and by first class mail within three business days of receipt of the request, a copy of the 1996 stock plan. Any request should be directed as follows: Secretary, Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, California 95054; telephone number (408) 876-5000.

SUMMARY OF THE 1996 STOCK PLAN

     General. The purpose of the 1996 stock plan is to attract and retain the best available personnel for positions of substantial responsibility with Healtheon, to provide additional incentive to the employees, directors and consultants of Healtheon and to promote the success of Healtheon's business. Options and stock purchase rights may be granted under the 1996 stock plan. Options granted under the 1996 stock plan may be either incentive stock options, as defined in Section 422 of the tax code, or nonstatutory stock options.

     Administration. The stock plan may generally be administered by the board or a committee appointed by the board, as applicable, the administrator.

     Eligibility and limitations. Nonstatutory stock options and stock purchase rights may be granted under the 1996 stock plan to employees, directors and consultants of Healtheon and any parent or subsidiary of Healtheon. Incentive stock options may be granted only to employees. The administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the tax code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Healtheon. In order to preserve Healtheon's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 1996 stock plan provides that no employee, director or consultant may be granted, in any fiscal year of Healtheon, options and stock purchase rights to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the he or she may be granted options or stock purchase rights to purchase up to an additional 500,000 shares of common stock.

     Terms and conditions of options. Each option is evidenced by a stock option agreement between Healtheon and the optionee, and is subject to the following additional terms and conditions:

     - Exercise price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

     - Exercise of options and form of consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 1996 stock plan generally vest and become exerciseable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1996 stock plan permits payment to be made by cash, check, promissory note, other shares of common stock of Healtheon, with some restrictions, cashless exercises, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     - Term of option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

     - Termination of employment. If an optionee's employment or consulting relationship terminates for any reason, other than death or disability, then all options held by the optionee under the 1996 stock plan expire on the earlier of the date set forth in his or her notice of grant or the expiration date of such option. To the extent the option is exercisable at the time of termination, the optionee may exercise all or part of his or her option at any time before termination.

     - Death or disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the 1996 plan on the earlier of 12 months from the date of such termination or the expiration date of such option. The optionee, or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance, may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

     - Nontransferability of options. Options granted under the 1996 stock plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee, unless otherwise determined by the administrator.

     - Other provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1996 stock plan as may be determined by the administrator.

     Stock purchase rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant Healtheon a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with Healtheon for any reason. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Healtheon. The repurchase option shall lapse at a rate determined by the administrator.

     Adjustments upon changes in capitalization. In the event that the stock of Healtheon changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Healtheon effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1996 stock plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1996 stock plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, the administrator shall notify each optionee at least fifteen days prior to such action, and any unexercised options or stock purchase rights will terminate immediately prior thereto.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving Healtheon, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares not otherwise exercisable.

     Amendment and termination of the 1996 stock plan. The board may amend, alter, suspend or terminate the 1996 stock plan, or any part thereof, at any time and for any reason. However, Healtheon shall obtain shareholder approval for any amendment to the 1996 stock plan to the extent necessary to comply with applicable laws. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 stock plan without the written consent of the optionee. Unless terminated earlier, the 1996 stock plan shall terminate ten years from the date of its approval by the stockholders or the board of directors of Healtheon, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive stock options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of Healtheon. Net capital gains on shares held for more than 12 months are taxed at a maximum rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. Healtheon is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory stock options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Healtheon is subject to tax withholding by Healtheon. Healtheon is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held for more than 12 months are taxed at a maximum rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock purchase rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the tax code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to Healtheon's right to repurchase the stock upon the purchaser's termination of employment with Healtheon. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the tax code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by Healtheon. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of Healtheon.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND HEALTHEON WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1996 STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1996 STOCK PLAN.

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  PROPOSAL 6 -- APPROVAL OF AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

     Healtheon's board of directors determined that it is in the best interests of Healtheon and its stockholders to amend Healtheon's 1998 employee stock purchase plan:

     - to increase the number of shares reserved under the employee stock purchase plan by 1,000,000 shares

     - to change the formula for annually increasing the number of shares available to be issued under the plan. If Healtheon's stockholders approve the amendment to the employee stock purchase plan, the total number of shares available to be issued under the plan will be 2,000,000, plus annual increases on the first day of each fiscal year equal to the lesser of

      (a) 1,000,000 shares

      (b) 0.5% of the outstanding shares on such date, or

      (c) a lesser amount determined by Healtheon's board of directors.

     As of July 31, 1999, 207,252 shares have been issued pursuant to the employee stock purchase plan and 792,748 shares are available for issuance. Healtheon's stockholders are being asked to approve the increase in the number of shares reserved under the employee stock purchase plan. Healtheon's board of directors believes that the amendment to the employee stock purchase plan is needed to provide Healtheon with greater flexibility to attract and retain employees in the future, which may include current and future employees of Healtheon, WebMD, MEDE AMERICA and Medcast.

     Set forth below is a summary of the principal features of the employee stock purchase plan. Healtheon will provide without charge, to each person to whom a proxy statement/prospectus is delivered, upon request and by first class mail within three days of receipt of the request, a copy of the employee stock purchase plan. Any request should be directed as follows: Secretary, Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, California 95054; telephone number (408) 876-5000.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

General

     Healtheon's employee stock purchase plan was adopted by its board of directors and approved by its stockholders in September 1998. The purpose of the employee stock purchase plan is to provide employees with an opportunity to purchase Healtheon's common stock through payroll deductions.

Administration

     The employee stock purchase plan may be administered by the board of directors or a committee appointed by the board of directors. All questions of interpretation or application of the employee stock purchase plan are determined by the board of directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

     Each employee of Healtheon or its designated subsidiaries, whose customary employment with Healtheon or its designated subsidiaries is at least 20 hours per week and more than five months in any calendar year, is eligible to participate in the employee stock purchase plan; except that no employee shall be granted an option under the employee stock purchase plan:

     - to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of Healtheon or any of its subsidiaries, or

     - to the extent that his or her rights to purchase stock under all employee stock employee stock purchase plans of Healtheon or its subsidiaries accrues at a rate which exceeds $25,000 worth of

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       stock, determined at the fair market value of the shares at the time such option is granted, for each calendar year.

Offering period

     The employee stock purchase plan has consecutive and overlapping 24-month offering periods that begin every six months. Each 24 month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and, at the end of which, shares of common stock are purchased with a participant's accumulated payroll deductions. The board of directors has the power to change the duration of future offering periods, if such change is made at least five days prior to the scheduled beginning of the first offering period to be affected. Special additional offering periods also may be created to allow immediate participation in the plan by individuals who become our employees due to a merger or other acquisition by Healtheon. To participate in the employee stock purchase plan, an eligible employee must authorize payroll deductions pursuant to the employee stock purchase plan. Such payroll deductions may not exceed 15% of a participant's compensation during the offering period. Once an employee becomes a participant in the employee stock purchase plan, the employee automatically will participate in each successive offering period until the employee withdraws from the employee stock purchase plan or the employee's employment with Healtheon and its designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of Healtheon's common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase price

     Shares of our common stock may be purchased under the employee stock purchase plan at a purchase price not less than 85% of the lesser of the fair market value of our common stock on:

     - the first day of the offering period, or

     - the last day of the purchase period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the Nasdaq National Market, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation prior to the last day of the purchase period by the purchase price.

Payment of purchase price and payroll deductions

     The purchase price of the shares is accumulated by payroll deductions throughout each purchase period. The number of shares of our common stock a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares each purchase period. During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator.

     All payroll deductions made for a participant are credited to the participant's account under the employee stock purchase plan, are withheld in whole percentages only and are included with the general funds of Healtheon. Funds received by Healtheon pursuant to exercises under the employee stock purchase plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

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Withdrawal

     Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to Healtheon a new subscription agreement.

Termination of employment

     Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of Healtheon or its designated subsidiaries for at least 20 hours per week, cancels his or her option and participation in the employee stock purchase plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the employee stock purchase plan.

Adjustments upon changes in capitalization, dissolution, liquidation, merger or asset sale

     Changes in capitalization. Subject to any required action by the stockholders of Healtheon, the number of shares reserved under the employee stock purchase plan as well as the price per share of common stock covered by each option under the employee stock purchase plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Healtheon. Such adjustment shall be made by the board of directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Healtheon of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

     Dissolution or liquidation. In the event of the proposed dissolution or liquidation of Healtheon, any offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the board of directors.

     Merger or asset sale. In the event of any merger, consolidation, acquisition of assets or like occurrence involving Healtheon, each option under the employee stock purchase plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the board of directors shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the merger, consolidation or asset sale. If the board of directors shortens any purchase periods and offering periods then in progress, the board of directors shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

     The board of directors may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number of shares reserved under the employee stock purchase plan, as well as the price per share of common stock covered by each outstanding option, in the event Healtheon effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding common stock, and in the event of Healtheon being consolidated with or merged into any other corporation.

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

Amendment and termination of the plan

     The board of directors may at any time terminate or amend the employee stock purchase plan. An offering period may be terminated by the board of directors at the end of any purchase period if the board of directors determines that termination of the employee stock purchase plan is in the best interests of Healtheon and its stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the tax code. The employee stock purchase plan will terminate in 2008.

Certain federal income tax information

     The following brief summary of the effect of federal income taxation upon the participant and Healtheon with respect to the shares purchased under the employee stock purchase plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

     The employee stock purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the tax code. Under these provisions, no income will be taxable to a participant until the shares purchased under the employee stock purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Healtheon generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN.

                                 LEGAL OPINION

     The validity of the shares of Healtheon common stock offered by this proxy statement/prospectus will be passed upon for Healtheon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                      REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee of the board of directors of Healtheon administers its executive compensation program. The current members of the compensation committee are James H. Clark, L. John Doerr, C. Richard Kramlich and William W. McGuire, M.D. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the tax code. None of Mr. Clark, Mr. Doerr, Mr. Kramlich or Dr. McGuire has any interlocking relationships as defined by the Securities and Exchange Commission.

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

GENERAL COMPENSATION PHILOSOPHY

     The role of the compensation committee is to set the salaries and other compensation of the executive officers and certain other key employees of Healtheon, and to make grants under, and to administer, the stock option and other executive officer equity and bonus plans. Healtheon's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables Healtheon to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

     - base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to Healtheon and with which Healtheon competes for executive personnel

     - annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee

     - long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Healtheon's stockholders

EXECUTIVE COMPENSATION

     Base salary. Salaries for executive officers for 1998 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, Healtheon's human resources department provided information to the compensation committee regarding salary range guidelines for specific positions.

     Annual incentive awards. Healtheon has established a management incentive plan. Some employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to the executive officers.

     Long-term incentive awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of Healtheon's stockholders and encourages executive officers to remain in Healtheon's employ. Stock options generally have value for executive officers only if the price of Healtheon's stock increases above the fair market value on the grant date and the officer remains in Healtheon's employ for the period required for the shares to vest.

     Healtheon grants stock options in accordance with the 1996 stock plan. In 1998, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Healtheon, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact Healtheon's results, past performance or consistency within the officer's peer group. In 1998, the compensation committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with Healtheon and to strive to increase the value of Healtheon's common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of Healtheon's common stock on the date of grant.

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CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Long's base salary, target bonus, bonus paid and long-term incentive awards for 1998 were determined by the compensation committee in a manner consistent with the factors described above.

TAX CODE SECTION 162(m) LIMITATION

     Section 162(m) of the tax code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that grants made pursuant to the 1996 stock plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of Healtheon or its stockholders.

                                          Compensation Committee

                                          James H. Clark
                                          L. John Doerr
                                          C. Richard Kramlich
                                          William W. McGuire, M.D.

                         STOCK PRICE PERFORMANCE GRAPH

     Healtheon completed the initial public offering of its common stock on February 10, 1999. Healtheon's common stock has been traded on the Nasdaq National Market under the symbol "HLTH" since February 11, 1999. Prior to that date, there was no public market for our common stock and, therefore, no quoted market prices for our common stock are available for the year ended December 31, 1998. Because there were no quoted market prices for our common stock for the year ended December 31, 1998, information regarding cumulative total stockholder return on Healtheon's common stock for that period, whether presented on a stand-alone basis or in comparison with the Nasdaq Composite Index or other indices, would not be meaningful.

       STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders of Healtheon which are intended to be presented by such stockholders at Healtheon's next annual meeting of stockholders to be held in 2000 must be received by Healtheon in a reasonable time before a solicitation is made, and in any event not later than January 6, 2000, in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

     In addition, Healtheon's bylaws establish an advance notice procedure with regard to stockholder proposals not included in Healtheon's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the secretary of Healtheon at least 60 days and not more than 90 days in advance of the annual meeting date, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. All notices of proposals by stockholders, whether or not included in Healtheon's proxy materials, should be sent to Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, California 95054.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the meeting. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must
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give notice to Healtheon in accordance with the requirements set forth in the
Securities Exchange Act of 1934 no later than March 15, 2000. If a stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the next annual meeting of stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires Healtheon's directors and officers, and persons who own more than 10% of Healtheon's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. These persons are required by Securities and Exchange Commission regulations to furnish Healtheon with copies of all Section 16(a) forms that they file.

     Healtheon's directors and officers and 10% stockholders were not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 until February 10, 1999, the effective date of Healtheon's initial public offering. Therefore, no Section 16(a) forms were filed for the year ended December 31, 1998.

                             ADDITIONAL INFORMATION

INFORMATION REGARDING INDEPENDENT AUDITORS

     Healtheon has selected Ernst & Young LLP as its principal independent auditors to perform the audit of Healtheon's financial statements for fiscal 1999. Ernst &Young LLP audited Healtheon's financial statements for Healtheon's fiscal years ended December 31, 1997 and 1998. Representatives of Ernst & Young LLP are expected to be present at the Healtheon stockholders meeting and will be given an opportunity to make a statement at the Healtheon stockholders meeting if they desire to do so, and should be available to respond to appropriate questions.

                                    EXPERTS

     The consolidated financial statements of Healtheon Corporation at December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998 appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year ended December 31, 1996, is based in part on the report of Deloitte & Touche LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of ActaMed Corporation for the year ended December 31, 1996, which are not separately presented in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of WebMD, Inc. at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sapient Health Network, Inc. as of September 30, 1997 and 1998 and the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as
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

experts in accounting and auditing. The report of KPMG LLP dated November 18, 1998 contains an explanatory paragraph that states that Sapient Health Network has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of Direct Medical Knowledge, a development stage company, as of December 31, 1997, and for the year then ended and for the period from May 24, 1995 (date of incorporation) to December 31, 1997, included in this registration statement and the related proxy statement/prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Direct Medical Knowledge for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, and the report of PricewaterhouseCoopers LLP relies on the report of these other auditors in so far as it relates to the amounts included for the period for the period from May 24, 1995 (date of incorporation) to December 31, 1996. The report of PricewaterhouseCoopers LLP includes an explanatory paragraph about Direct Medical Knowledge recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern.

     The consolidated financial statements of MEDE AMERICA as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The statement of operations of The Stockton Group, Inc. for the year ended June 30, 1997 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Healthcare Interchange, Inc. and subsidiary as of June 30, 1998 and for the nine-month period ended June 30, 1998, included herein and elsewhere in the registration statement have been audited and reported upon by KPMG LLP, independent certified accountants. Such consolidated financial statements have been included herein and in the registration statement in reliance upon the report of KPMG LLP, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Greenberg News Networks, Inc., which is referred to as Medcast (a development stage company) as of December 31, 1997 and 1998 and for the period January 8, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998, and for the period January 8, 1997 (date of inception) to December 31, 1998 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

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                      WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other        Reports, proxy statements and other
information regarding Healtheon may be     information concerning MEDE AMERICA may
inspected at:                              be inspected at:
The National Association of                The National Association of Securities
Securities Dealers                         Dealers
1735 K Street, N.W.                        1735 K Street, N.W.
Washington, D.C. 20006                     Washington, D.C. 20006
Requests for documents relating to         Requests for documents relating to MEDE
Healtheon should be directed to:           AMERICA should be directed to:
Healtheon Corporation                      MEDE AMERICA Corporation
4600 Patrick Henry Drive                   90 Merrick Avenue, Suite 501
Santa Clara, California 95054              East Meadow, New York 11554
(408) 876-5000                             (516) 542-4500

     Each of Healtheon and MEDE AMERICA file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     Healtheon has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Healtheon's common stock to be issued to WebMD stockholders, MEDE AMERICA stockholders and Medcast stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Healtheon filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE HEALTHEON COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO HEALTHEON WAS PROVIDED BY HEALTHEON; THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO WEBMD AND ITS SUBSIDIARIES WAS PROVIDED BY WEBMD; THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MEDE AMERICA AND ITS SUBSIDIARIES WAS PROVIDED BY MEDE AMERICA; AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MEDCAST WAS PROVIDED BY MEDCAST.

                          HEALTHEON/WEBMD CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
HEALTHEON CORPORATION:
  Report of Ernst & Young LLP, Independent Auditors.........    F-3
  Independent Auditors' Report..............................    F-4
  Consolidated Balance Sheets...............................    F-5
  Consolidated Statements of Operations.....................    F-6
  Consolidated Statement of Convertible Redeemable Preferred
     Stock and
     Stockholders' Equity (Net Capital Deficiency)..........    F-7
  Consolidated Statements of Cash Flows.....................   F-11
  Notes to Consolidated Financial Statements................   F-12

WEBMD, INC.:
  Report of Independent Auditors............................   F-32
  Consolidated Balance Sheets...............................   F-33
  Consolidated Statements of Operations.....................   F-35
  Consolidated Statements of Shareholders' Equity...........   F-36
  Consolidated Statements of Cash Flows.....................   F-38
  Notes to Consolidated Financial Statements................   F-39

MEDE AMERICA CORPORATION:
  Independent Auditors' Report..............................   F-59
  Consolidated Balance Sheets...............................   F-60
  Consolidated Statements of Operations.....................   F-61
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................   F-62
  Consolidated Statements of Cash Flows.....................   F-63
  Notes to Consolidated Financial Statements................   F-64

GREENBERG NEWS NETWORKS, INC. (REFERRED TO AS MEDCAST):
  Independent Auditors' Report..............................   F-79
  Balance Sheets............................................   F-80
  Statements of Operations..................................   F-81
  Statements of Stockholders' Equity........................   F-82
  Statements of Cash Flows..................................   F-83
  Notes to Financial Statements.............................   F-84

DIRECT MEDICAL KNOWLEDGE, INC.:
  Reports of Independent Accountants........................   F-95
  Balance Sheets............................................   F-98
  Statements of Operations..................................   F-99
  Statements of Changes in Shareholders' Equity (Deficit)...  F-100
  Statements of Cash Flows..................................  F-101
  Notes to Financial Statements.............................  F-102

SAPIENT HEALTH NETWORK, INC.:
  Independent Auditors' Report..............................  F-110
  Balance Sheets............................................  F-111
  Statements of Operations..................................  F-112
  Statements of Shareholders' Deficit.......................  F-113
  Statements of Cash Flows..................................  F-114
  Notes to Financial Statements.............................  F-115

                                                              PAGE
                                                              -----
THE STOCKTON GROUP, INC.:
  Independent Auditors' Report..............................  F-128
  Statements of Income......................................  F-129
  Notes to Financial Statement..............................  F-130

HEALTHCARE INTERCHANGE, INC.:
  Independent Auditors' Report..............................  F-132
  Consolidated Balance Sheets...............................  F-133
  Consolidated Statements of Operations.....................  F-134
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................  F-135
  Consolidated Statements of Cash Flows.....................  F-136
  Notes to Consolidated Financial Statements................  F-137

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Healtheon Corporation

     We have audited the accompanying consolidated balance sheets of Healtheon Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In May 1998, the Company acquired ActaMed Corporation in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of ActaMed Corporation for the year ended December 31, 1996, which statements reflect revenues and a net loss constituting approximately 89% and 54%, respectively, of the related consolidated financial statement totals for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ActaMed Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Healtheon Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Palo Alto, California
February 16, 1999

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors of ActaMed Corporation

     We have audited the consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows of ActaMed Corporation and subsidiary (the "Company") for the year ended December 31, 1996 (the consolidated financial statements for 1996 are not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, such consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 20, 1997 (September 26, 1998 as to Note 1 --
Net Loss Per Common Share, paragraph 2 and Note 2 --
Acquisition of EDI Services, Inc., paragraph 4)

                             HEALTHEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                                 DECEMBER 31,
                                                               JUNE 30,      ---------------------
                                                                 1999          1998         1997
                                                              -----------    ---------    --------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  36,241     $  19,389    $ 16,504
  Short-term investments....................................      11,112        17,428       5,300
  Accounts receivable, net of allowance for doubtful
    accounts of $352 in 1999, $152 in 1998 and $71 in
    1997....................................................       7,137         4,594       2,723
  Due from related parties..................................       4,486         3,360       1,533
  Other current assets......................................       2,466           706         527
                                                               ---------     ---------    --------
  Total current assets......................................      61,442        45,477      26,587
Property and equipment, net.................................      18,261        12,285       5,500
Intangible assets, net......................................      22,390        19,868      18,768
Other assets................................................       5,935         2,310       2,892
                                                               ---------     ---------    --------
                                                               $ 108,028     $  79,940    $ 53,747
                                                               =========     =========    ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Borrowings under line of credit...........................   $     890     $   1,213    $  3,425
  Accounts payable..........................................       5,790         5,178       2,225
  Accrued compensation......................................       3,634         2,424         448
  Other accrued liabilities.................................       9,946         4,559       1,265
  Current portion of capital lease obligations..............       2,229         2,295       1,038
  Deferred revenue..........................................       1,157         1,874       3,396
                                                               ---------     ---------    --------
  Total current liabilities.................................      23,646        17,543      11,797
Capital lease obligations, net of current portion...........       2,609         2,984         932
Commitments
Convertible redeemable preferred stock, $.016 par value,
  issuable in series; 1999 and 1998: none authorized, issued or outstanding; 1997: 16,488,860 shares authorized,
  16,488,860 shares issued and outstanding, at amounts paid
  in (aggregate liquidation preference of $51,065,000 at
  December 31, 1997)........................................          --            --      50,948
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $.0001 par value, issuable in series; 1999: 5,000,000 authorized, no shares issued or
    outstanding 1998: 8,285,007 shares authorized, 7,683,341
    shares issued and outstanding; 1997: 48,020,000 shares
    authorized, 21,002,692 shares issued and outstanding; at
    amounts paid in (aggregate liquidation preference of
    $46,101,000 and $43,233,000 at December 31, 1998 and
    1997, respectively).....................................          --        46,101      43,756
  Common stock, $.0001 par value; 1999: 150,000,000 shares
    authorized; 71,059,044 shares issued and outstanding;
    1998: 150,000,000 shares authorized; 54,463,097 shares
    issued and outstanding; 1997: 75,000,000 shares
    authorized; 9,436,724 shares issued and outstanding.....           7             5           1
  Additional paid-in capital................................     229,849       123,670       4,502
  Note receivable from officer..............................          --            --        (349)
  Deferred stock compensation...............................      (8,521)       (6,935)     (2,151)
  Accumulated deficit.......................................    (139,562)     (103,428)    (55,689)
                                                               ---------     ---------    --------
  Total stockholders' equity (net capital deficiency).......      81,773        59,413      (9,930)
                                                               ---------     ---------    --------
                                                               $ 108,028     $  79,940    $ 53,747
                                                               =========     =========    ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           JUNE 30,
                                          ------------------------------   -------------------
                                            1998       1997       1996       1999       1998
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Revenue:
  Services..............................  $ 27,102   $  4,301   $  1,795   $ 18,463   $ 10,893
  Services to related parties...........    20,956      7,309      4,237     20,272      9,370
  Software licenses.....................       780      1,780      4,981      1,518        390
                                          --------   --------   --------   --------   --------
  Total revenue.........................    48,838     13,390     11,013     40,253     20,653
Operating costs and expenses:
  Cost of operations:
     Cost of services...................    26,907      3,910      1,590     15,940     10,455
     Cost of services to related
       parties..........................    16,107      6,536      4,919     17,492      6,391
     Cost of software licenses..........        --         --        160         --         --
                                          --------   --------   --------   --------   --------
     Total cost of operations...........    43,014     10,446      6,669     33,432     16,846
  Development and engineering...........    19,002     12,267      8,332     14,255      7,999
  Sales, general and administrative.....    23,095     10,096      8,400     19,787     11,631
  Depreciation and amortization.........    16,055      6,004      4,153     10,095      6,004
  Write-off of offering costs...........     1,620         --         --         --         --
                                          --------   --------   --------   --------   --------
  Total operating costs and expenses....   102,786     38,813     27,554     77,569     42,480
                                          --------   --------   --------   --------   --------
Loss from operations....................   (53,948)   (25,423)   (16,541)   (37,316)   (21,827)
Interest income.........................     1,262        611        539      1,436        637
Interest expense........................      (472)      (323)       (56)      (254)      (251)
Dividends on ActaMed's convertible
  redeemable preferred stock............      (890)    (2,870)    (2,548)        --       (890)
                                          --------   --------   --------   --------   --------
Net loss................................  $(54,048)  $(28,005)  $(18,606)  $(36,134)  $(22,331)
                                          ========   ========   ========   ========   ========
Basic and diluted net loss per common
  share.................................  $  (1.54)  $  (3.88)  $  (2.83)  $  (0.55)  $  (1.27)
                                          ========   ========   ========   ========   ========
Weighted-average shares outstanding used
  in computing basic and diluted net
  loss per common share.................    34,987      7,223      6,583     66,286     17,632
                                          ========   ========   ========   ========   ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
               AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1995...    7,682,671   $ 16,030            --   $     --    5,846,288     $1      $  1,379      $  --
Net loss and comprehensive
  loss..........................           --         --            --         --           --     --            --         --
Issuance of common stock to
  founders and employees for
  cash..........................           --         --            --         --    2,806,134     --           140         --
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)........           --         --    10,285,000      5,115           --     --            --         --
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8).........           --         --     3,000,000      5,992           --     --            --         --
Issuance of Series B preferred
  stock warrant to investor for
  services......................           --         --            --        500           --     --            --         --
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition...................    6,488,276     21,000            --         --           --     --            --         --
Issuance of common stock
  warrants......................           --         --            --         --           --     --             4         --
Dividends accrued on convertible
  redeemable preferred stock....           --      2,548            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at December 31, 1996...   14,170,947     39,578    13,285,000     11,607    8,652,422      1         1,523         --

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1995...  $     --   $  (9,078)     $ (7,698)
Net loss and comprehensive
  loss..........................        --     (18,606)      (18,606)
Issuance of common stock to
  founders and employees for
  cash..........................        --          --           140
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)........        --          --         5,115
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8).........        --          --         5,992
Issuance of Series B preferred
  stock warrant to investor for
  services......................        --          --           500
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition...................        --          --            --
Issuance of common stock
  warrants......................        --          --             4
Dividends accrued on convertible
  redeemable preferred stock....        --          --            --
                                  --------   ---------      --------
Balances at December 31, 1996...        --     (27,684)      (14,553)

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              CONVERTIBLE
                                               REDEEMABLE              CONVERTIBLE
                                            PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                         ----------------------   ----------------------   -------------------    PAID-IN
                                           SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL
                                         -----------   --------   -----------   --------   ----------   ------   ----------
Balances at December 31, 1996..........   14,170,947   $ 39,578    13,285,000   $ 11,607    8,652,422     $1      $  1,523
Net loss and comprehensive loss........           --         --            --         --           --     --            --
Issuance of common stock for options
  and restricted stock exercises by
  employees............................           --         --            --         --    1,397,844     --           297
Repurchase of employee common stock....           --         --            --         --     (613,542)    --           (31)
Issuance of Series A and Series B
  convertible preferred stock for
  services.............................           --         --        45,000         55           --     --            --
Issuance of Series B convertible
  preferred stock for cash.............           --         --        15,000         30           --     --            --
Issuance of Series B convertible
  preferred stock to officer for note
  receivable...........................           --         --       250,000        500           --     --            --
Issuance of Series B stock warrants in
  connection with bridge financing.....           --         --            --         64           --     --            --
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note............           --         --     2,600,000      6,500           --     --            --
Issuance of Series D convertible
  preferred stock for cash.............           --         --     4,807,692     25,000           --     --            --
Issuance of Series D convertible
  redeemable preferred stock for asset
  purchase.............................    2,317,913      8,500            --         --           --     --            --
Repayment of note receivable from
  officer..............................           --         --            --         --           --     --            --
Dividends accrued on convertible
  redeemable preferred stock...........           --      2,870            --         --           --     --            --
Deferred stock compensation............           --         --            --         --           --     --         2,713
Amortization of deferred stock
  compensation.........................           --         --            --         --           --     --            --
                                         -----------   --------   -----------   --------   ----------     --      --------
Balances at December 31, 1997..........   16,488,860     50,948    21,002,692     43,756    9,436,724      1         4,502

                                                                                 TOTAL
                                            NOTE      DEFERRED               STOCKHOLDERS'
                                         RECEIVABLE    STOCK      ACCUM-      EQUITY (NET
                                            FROM      COMPEN-     ULATED        CAPITAL
                                          OFFICER      SATION     DEFICIT     DEFICIENCY)
                                         ----------   --------   ---------   -------------
Balances at December 31, 1996..........    $  --      $     --   $ (27,684)     $(14,553)
Net loss and comprehensive loss........       --            --     (28,005)      (28,005)
Issuance of common stock for options
  and restricted stock exercises by
  employees............................       --            --          --           297
Repurchase of employee common stock....       --            --          --           (31)
Issuance of Series A and Series B
  convertible preferred stock for
  services.............................       --            --          --            55
Issuance of Series B convertible
  preferred stock for cash.............       --            --          --            30
Issuance of Series B convertible
  preferred stock to officer for note
  receivable...........................     (500)           --          --            --
Issuance of Series B stock warrants in
  connection with bridge financing.....       --            --          --            64
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note............       --            --          --         6,500
Issuance of Series D convertible
  preferred stock for cash.............       --            --          --        25,000
Issuance of Series D convertible
  redeemable preferred stock for asset
  purchase.............................       --            --          --            --
Repayment of note receivable from
  officer..............................      151            --          --           151
Dividends accrued on convertible
  redeemable preferred stock...........       --            --          --            --
Deferred stock compensation............       --        (2,713)         --            --
Amortization of deferred stock
  compensation.........................       --           562          --           562
                                           -----      --------   ---------      --------
Balances at December 31, 1997..........     (349)       (2,151)    (55,689)       (9,930)

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                        REDEEMABLE              CONVERTIBLE                                               NOTE
                                     PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                  ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                  -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1997...   16,488,860   $ 50,948    21,002,692   $ 43,756    9,436,724     $1      $  4,502      $(349)
Net loss and comprehensive
  loss..........................           --         --            --         --           --     --            --         --
Issuance of common stock for
  option and restricted stock
  exercises by employees........           --         --            --         --    3,532,731     --         5,849         --
Repurchase of employee common
  stock.........................           --         --            --         --     (714,896)    --        (2,176)        --
Issuance of Series B convertible
  preferred stock for warrant
  exercise......................           --         --     1,017,229      2,034           --     --            --         --
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................      763,548      2,800            --         --           --     --            --         --
Dividends accrued on convertible
  redeemable preferred stock....           --        890            --         --           --     --            --         --
Conversion of redeemable
  preferred and preferred stock
  to common stock...............  (17,252,408)   (54,638)  (22,019,921)   (45,790)  39,272,329      4        94,115         --
Issuance of Series A convertible
  preferred stock...............           --         --     7,683,341     46,101           --     --            --         --
Issuance of common stock for
  asset purchases...............           --         --            --         --    2,936,209     --        13,220         --
Repayment of note receivable
  from officer..................           --         --            --         --           --     --            --        349
Deferred stock compensation.....           --         --            --         --           --     --         8,160         --
Amortization of deferred stock
  compensation..................           --         --            --         --           --     --            --         --
                                  -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at December 31, 1998...           --         --     7,683,341     46,101   54,463,097      5       123,670         --

                                                             TOTAL
                                  DEFERRED               STOCKHOLDERS'
                                   STOCK      ACCUM-      EQUITY (NET
                                  COMPEN-     ULATED        CAPITAL
                                   SATION     DEFICIT     DEFICIENCY)
                                  --------   ---------   -------------
Balances at December 31, 1997...  $ (2,151)  $ (55,689)     $ (9,930)
Net loss and comprehensive
  loss..........................        --     (54,048)      (54,048)
Issuance of common stock for
  option and restricted stock
  exercises by employees........        --          --         5,849
Repurchase of employee common
  stock.........................        --          --        (2,176)
Issuance of Series B convertible
  preferred stock for warrant
  exercise......................        --          --         2,034
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase................        --          --            --
Dividends accrued on convertible
  redeemable preferred stock....        --          --            --
Conversion of redeemable
  preferred and preferred stock
  to common stock...............        --       6,309        54,638
Issuance of Series A convertible
  preferred stock...............        --          --        46,101
Issuance of common stock for
  asset purchases...............        --          --        13,220
Repayment of note receivable
  from officer..................        --          --           349
Deferred stock compensation.....    (8,160)         --            --
Amortization of deferred stock
  compensation..................     3,376          --         3,376
                                  --------   ---------      --------
Balances at December 31, 1998...    (6,935)   (103,428)       59,413

                            See accompanying notes.

                             HEALTHEON CORPORATION

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         CONVERTIBLE
                                          REDEEMABLE              CONVERTIBLE                                               NOTE
                                       PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL   RECEIVABLE
                                    ----------------------   ----------------------   -------------------    PAID-IN        FROM
                                      SHARES       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL      OFFICER
                                    -----------   --------   -----------   --------   ----------   ------   ----------   ----------
Balances at December 31, 1998.....           --   $     --     7,683,341   $ 46,101   54,463,097     $5      $123,670      $  --
Net loss and comprehensive loss
  (unaudited).....................           --         --            --         --           --     --            --         --
Issuance of common stock for
  option exercises by employees
  (unaudited).....................           --         --            --         --    1,114,001     --           438         --
Issuance of common stock under
  employee stock purchase plan
  (unaudited).....................           --         --            --         --      207,252     --         1,409         --
Issuance of common stock in
  connection with initial public
  offering, net of issuance costs
  of $4,602 (unaudited)...........           --         --            --         --    5,750,000      1        41,397         --
Conversion of preferred stock to
  common stock in connection with
  initial public offering
  (unaudited).....................           --         --    (7,683,341)   (46,101)   7,683,341      1        46,100         --
Issuance of common stock for
  services (unaudited)............           --         --            --         --        8,020     --            48         --
Issuance of common stock for asset
  purchase (unaudited)............           --         --            --         --    1,833,333     --        11,000         --
Deferred stock compensation
  (unaudited).....................           --         --            --         --           --     --         6,261         --
Adjustment to deferred stock
  compensation for terminations...           --         --            --         --           --     --          (474)        --
Amortization of deferred stock
  compensation (unaudited)........           --         --            --         --           --     --            --         --
                                    -----------   --------   -----------   --------   ----------     --      --------      -----
Balances at June 30, 1999
  (unaudited).....................           --   $     --            --   $     --   71,059,044     $7      $229,849      $  --
                                    ===========   ========   ===========   ========   ==========     ==      ========      =====

                                                               TOTAL
                                    DEFERRED               STOCKHOLDERS'
                                     STOCK      ACCUM-      EQUITY (NET
                                    COMPEN-     ULATED        CAPITAL
                                     SATION     DEFICIT     DEFICIENCY)
                                    --------   ---------   -------------
Balances at December 31, 1998.....  $ (6,935)  $(103,428)     $ 59,413
Net loss and comprehensive loss
  (unaudited).....................        --     (36,134)      (36,134)
Issuance of common stock for
  option exercises by employees
  (unaudited).....................        --          --           438
Issuance of common stock under
  employee stock purchase plan
  (unaudited).....................        --          --         1,409
Issuance of common stock in
  connection with initial public
  offering, net of issuance costs
  of $4,602 (unaudited)...........        --          --        41,398
Conversion of preferred stock to
  common stock in connection with
  initial public offering
  (unaudited).....................        --          --            --
Issuance of common stock for
  services (unaudited)............        --          --            48
Issuance of common stock for asset
  purchase (unaudited)............        --          --        11,000
Deferred stock compensation
  (unaudited).....................    (6,261)         --            --
Adjustment to deferred stock
  compensation for terminations...       474          --            --
Amortization of deferred stock
  compensation (unaudited)........     4,201          --         4,201
                                    --------   ---------      --------
Balances at June 30, 1999
  (unaudited).....................  $ (8,521)  $(139,562)     $ 81,773
                                    ========   =========      ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,           JUNE 30,
                                                              ------------------------------   -------------------
                                                                1998       1997       1996       1999       1998
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $(54,048)  $(28,005)  $(18,606)  $(36,134)  $(22,331)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of intangibles...............................    13,382      7,564      5,402      6,615      6,027
  Depreciation..............................................     6,198      1,755        964      4,180      2,066
  Amortization of deferred stock compensation...............     3,376        562         --      4,201      1,142
  Common stock, warrants and preferred stock issued for
    services................................................        --        119        500         48         --
  Dividends on ActaMed's convertible redeemable preferred
    stock...................................................       890      2,870      2,548         --        890
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (3,510)      (806)    (5,066)    (3,669)    (1,386)
    Other assets............................................       420       (224)      (325)    (6,252)       595
    Accounts payable........................................     2,857        751      1,139        612        908
    Accrued compensation and other liabilities..............     4,996        345        800      6,597      2,905
    Deferred revenue........................................    (1,522)    (1,285)     3,078       (717)        61
                                                              --------   --------   --------   --------   --------
Net cash used in operating activities.......................   (26,961)   (16,354)    (9,566)   (24,519)    (9,123)
                                                              --------   --------   --------   --------   --------
Cash flows from investing activities:
Purchase of short-term investments..........................   (22,529)    (5,300)        --    (16,353)    (3,483)
Maturities of short-term investments........................    10,401         --         --     22,669      7,057
Decrease (increase) in restricted cash......................        --       (867)        --        867         --
Purchases of property and equipment.........................    (6,340)    (2,817)    (2,027)    (7,311)    (2,664)
Cash paid in business combination...........................      (652)        --         --         --         --
Acquisition costs related to business combination...........        --         --       (316)        --         --
Capitalized internally developed software costs.............        --       (291)    (1,001)        --         --
                                                              --------   --------   --------   --------   --------
Net cash used in investing activities.......................   (19,120)    (9,275)    (3,344)      (128)       910
                                                              --------   --------   --------   --------   --------
Cash flows from financing activities:
Proceeds from line of credit borrowings and bridge notes....        --      5,395         30         --         --
Payment of line of credit borrowings........................    (2,212)        --         --       (323)        48
Proceeds from line of credit borrowings from related
  party.....................................................     1,000         --         --         --      1,000
Payments of line of credit borrowings from related party....    (1,000)        --         --         --     (1,000)
Proceeds from issuance of preferred stock...................    48,135     29,530     11,107         --      2,034
Proceeds from issuance of common stock, net of
  repurchases...............................................     3,673        266        144     43,245        913
Payments on note receivable from officer....................       349        151         --         --        349
Principal payments of capital lease obligations.............      (979)      (748)      (218)    (1,424)      (560)
                                                              --------   --------   --------   --------   --------
Net cash from financing activities..........................    48,966     34,594     11,063     41,498      2,784
                                                              --------   --------   --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     2,885      8,965     (1,847)    16,851     (5,429)
Cash and cash equivalents at beginning of period............    16,504      7,539      9,386     19,389     16,504
                                                              --------   --------   --------   --------   --------
Cash and cash equivalents at end of period..................  $ 19,389   $ 16,504   $  7,539   $ 36,240   $ 11,075
                                                              ========   ========   ========   ========   ========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    350   $    252   $     56   $    261   $    259
                                                              ========   ========   ========   ========   ========
Supplemental schedule of noncash investing and financing
  activities:
  Equipment acquired under capital lease obligations........  $  4,236   $    774   $  2,083   $    983   $  1,604
                                                              ========   ========   ========   ========   ========
  Issuance of note receivable from officer for preferred
    stock...................................................  $     --   $    500   $     --   $     --   $     --
                                                              ========   ========   ========   ========   ========
  Conversion of bridge notes to preferred stock.............  $     --   $  2,000   $     --   $     --   $     --
                                                              ========   ========   ========   ========   ========
  Issuance of convertible redeemable preferred stock for
    business combination....................................  $     --   $     --   $ 21,000   $     --   $     --
                                                              ========   ========   ========   ========   ========
  Issuance of convertible redeemable preferred stock for
    asset purchase..........................................  $  2,800   $  8,500   $     --   $     --   $  2,800
                                                              ========   ========   ========   ========   ========
  Issuance of common stock for asset purchases..............  $ 13,220   $     --   $     --   $ 11,000   $  4,900
                                                              ========   ========   ========   ========   ========
  Deferred stock compensation related to options granted....  $  8,160   $  2,713   $     --   $  6,261   $  2,402
                                                              ========   ========   ========   ========   ========
  Conversion of convertible redeemable preferred and
    convertible preferred stock to common stock.............  $ 94,119   $     --   $     --   $ 46,101   $ 94,119
                                                              ========   ========   ========   ========   ========

                            See accompanying notes.

                             HEALTHEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     In May 1998, Healtheon Corporation acquired ActaMed Corporation in a merger transaction accounted for as a pooling of interests (see Note 2). ActaMed was incorporated in 1992 and Healtheon was incorporated on December 26, 1995. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed.

Nature of Operations

     Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. We have designed and developed an Internet-based information and transaction platform, which we call the Healtheon Platform, that allows us to create Virtual Healthcare Networks, or VHNs, that facilitate and streamline interactions among the myriad participants in the healthcare industry. Our VHN solution includes a suite of services delivered through applications operating on our Internet-based platform. Our solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorization, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. We provide our own applications on the Healtheon Platform and also enable third-party applications to operate on the platform. In addition to VHNs, Healtheon provides consulting, implementation and network management services to enable our customers to take advantage of the capabilities of the Healtheon Platform.

Principles of Consolidation

     The consolidated financial statements include the accounts of Healtheon and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

Cash, Cash Equivalents and Short-Term Investments

     All highly liquid investments with an original maturity from date of purchase of three months or less are considered to be cash equivalents. Healtheon's cash, cash equivalents and short-term investments are invested in various investment-grade commercial paper, money market accounts and certificates of deposit. All of our short-term investments mature within nine months. The fair value of our cash equivalents and short-term investments is as follows (in thousands):

                                                                        DECEMBER 31,
                                                       JUNE 30,      ------------------
                                                         1999         1998       1997
                                                      -----------    -------    -------
                                                      (UNAUDITED)
Cash equivalents:
  Corporate and other non-government debt
     securities.....................................    $35,239      $16,858    $12,704
  Money market funds................................      1,002           43      3,429
                                                        -------      -------    -------
                                                         36,241       16,901     16,133
Short-term investments:
  Government securities.............................      7,123           --         --
  Corporate and other non-government debt
     securities.....................................      3,989       17,428      5,300
                                                        -------      -------    -------
                                                         11,112       17,428      5,300
                                                        -------      -------    -------
                                                        $47,353      $34,329    $21,433
                                                        =======      =======    =======

     Net unrealized gains (losses) were immaterial at June 30, 1999 and December 31, 1998 and 1997.

     Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable debt and equity securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses, when material, reported net-of-tax in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Interest and dividends on securities classified as available-for-sale are included in interest income.

     Additionally, at December 31, 1998 and 1997, we had restricted cash of $867,000, related to a letter of credit invested in a certificate of deposit at a financial institution as a security deposit for our office facilities (see
Note 6). This amount is included in other assets in the accompanying consolidated balance sheets at December 31, 1998 and 1997. We had no restricted cash at June 30, 1999.

Property and Equipment

     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to seven years. Leasehold improvements and equipment acquired under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset.

Intangible Assets

     Intangible assets related to software technology rights, services agreements and goodwill are amortized on a straight-line basis over three years. Intangible assets related to assembled workforce are amortized on a straight-line basis over two years.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

Software Development Costs

     Software development costs are incurred in the development or enhancement of software utilized in providing Healtheon's services. Software development costs incurred after the establishment of technological feasibility for each product or process are capitalized and capitalization ceases when the product or process is available for general release to customers or is put into service. Capitalized internally developed software costs were approximately $291,000 in 1997. There were no internally developed software costs capitalized in 1998 or during the six months ended June 30, 1999. Capitalized internally developed software costs are amortized based on the greater of the amount determined using the straight line method over the estimated useful economic life of the software or the ratio of remaining unamortized costs to current and expected future revenue from the software. Amortization expense related to our capitalized internally developed software costs included in cost of operations was approximately $782,000, $376,000 and $134,000 for the years ended December 31, 1998, 1997 and 1996. Amortization expense was approximately $782,000 for the six months ended June 30, 1998 and zero for the six months ended June 30, 1999.

Long-Lived Assets

     Healtheon continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. In June 1998, we evaluated the carrying value of the capitalized internally developed software in light of the changes in operations resulting from the acquisition of ActaMed by Healtheon. We determined that we expected no future cash flows to be generated by this software and, accordingly, wrote off the remaining unamortized balance of $603,000 related to capitalized internally developed software. This amount is included in the $782,000 amortization expense in 1998 noted above. No impairment losses were recorded in 1997 and 1996.

Revenue Recognition

     Healtheon earns revenue from services and services to related parties, both of which include providing access to our network-based services and performing development and consulting services, and from licensing software. Services revenue also includes revenue from the management and operation of customers' information technology, or IT, infrastructure. We earn network-based services revenue from fixed fee subscription arrangements, which is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as such services are performed, depending on the terms of the contract. Revenue from consulting services and revenue from the management and operation of customers' IT infrastructure is recognized as the services are performed. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue in the accompanying consolidated balance sheets. Revenue from services to related parties consists of services revenue attributable to UnitedHealth Group and SmithKline Labs. To date, we have derived no significant revenue from brokers, value-added resellers or systems integrators.

     During 1997, we entered into agreements with two customers to manage and operate their current and expanding IT operations, to develop a suite of specific Internet-based commercial software applications and to assist these customers in migrating from their current IT operating environment to these new

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

applications. We utilize our own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased under contract terms to us for these services. The cost of these leased customer personnel and facilities is included as part of the total costs of the IT and development services that we bill to the customers. In the six months ended June 30, 1999 and 1998, we recognized revenue of approximately $9,279,000 and $7,304,000 for the IT services and approximately $3,273,000 and $2,497,000 for the development services. In fiscal 1998, we recognized revenue of approximately $15,061,000 for the IT services and approximately $6,471,000 for the development services. In fiscal 1997, we recognized revenue of approximately $2,100,000 for the IT services and approximately $200,000 for the development services. Revenue recognized for IT services included $6,321,000 in the six months ended June 30, 1999, $6,088,000 in the six months ended June 30, 1998, $11,792,000 in fiscal
1998 and $1,909,000 in fiscal 1997 related to leased personnel and facilities. These amounts were also included in cost of operations for the respective periods.

     We recognize revenue from license fees when a noncancellable license agreement has been signed with a customer, the software product covered by the license agreement has been delivered, there are no uncertainties surrounding product acceptance, there are no significant future performance obligations, the license fees are fixed and determinable and collection of the license fees is considered probable. Our products do not require significant customization.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 was effective January 1, 1998 and generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. There was no material change to our accounting for revenue as a result of the adoption of SOP 97-2.

     ActaMed entered into a national marketing and licensing agreement, or the Agreement, with International Business Machines Corporation in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6,300,000. Under the Agreement, we recognized software license revenue of approximately $1,200,000 in 1997 and approximately $3,400,000 in 1996, upon delivery of the software. All revenue under the Agreement had been recognized by the end of 1997.

     In December 1996, through a subsidiary, Healtheon entered into a new agreement, or the License, to license our newly granted patent to IBM. As part of the License, IBM agreed to pay $4,800,000 over a four-year period. Additionally, in conjunction with the License, we issued IBM a five-year warrant to purchase 282,522 shares of our common stock at a price of $7.97 per share. Because of the extended payment terms and the subsidiary's contentious relationship with IBM, we concluded collection was not assured and, accordingly, we were recognizing this revenue as the proceeds were collected. In January 1999, we announced an enhanced relationship with IBM, where both parties agreed to jointly market and sell each company's products to their healthcare customers. Since then, we have been in further discussions with IBM on additional strategic opportunities, and as a part of these discussions, in June, 1999 we amended the agreement with IBM such that the remaining payment stream was discounted by 10.5% ($149,000) in exchange for immediate payment of the revised balance due, resulting in the recognition of the remaining deferred revenue. As a result, we recognized revenue of $1,518,000 in the six months ended June 30, 1999 and $390,000 in the six months ended June 30, 1998. We recognized revenue from the License of $780,000 in fiscal 1998, $780,000 in fiscal 1997 and $995,000 in fiscal 1996. Accounts receivable included $1,275,000 at June 30, 1999, $815,000 at December 31, 1998 and $738,000 at December 31,
1997 due from IBM. Other assets included $900,000 at December 31, 1998 and $1,715,000

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

at December 31, 1997 due from IBM. Deferred revenue included $1,561,000 at December 31, 1998 and $2,341,000 at December 31, 1997 related to the License.

Fair Value of Financial Instruments

     The fair value for marketable debt securities is based on quoted market prices. The carrying value of these securities approximates their fair value.

     The fair value of notes is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the note receivable from an officer approximated its fair value.

     The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Healtheon for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

Concentration of Credit Risk

     Healtheon currently derives a substantial portion of its consolidated revenue from a few large customers, two of which are related parties. Four customers represented 30%, 12%, 11% and 10% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1998 and two customers represented 35% and 17% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1997. We believe that the concentration of credit risk in our trade receivables, with respect to our limited customer base, is substantially mitigated by our credit evaluation process. We do not require collateral. To date, our bad debt write-offs have not been significant. We added approximately $200,000 in the first six months of fiscal 1999, $103,000 in fiscal 1998, $35,000 in fiscal 1997 and $41,000 in fiscal 1996 to our bad debt reserves. Total write-offs of uncollectible amounts were zero in the first six months of fiscal 1999, $22,000 in fiscal 1998, $5,000 in fiscal 1997 and zero in 1996.

Accounting for Stock-Based Compensation

     Healtheon grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. As permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," we account for stock option grants to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

Net Loss Per Common Share

     Basic net loss per common share and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the effective date of our initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. We have had no issuances or grants for nominal consideration.

     In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. On May 19, 1998, in connection with Healtheon's acquisition of ActaMed, all outstanding shares of Healtheon's convertible preferred stock and ActaMed's convertible redeemable preferred stock were converted into an aggregate of 39,272,329 shares of common stock.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     The following table presents the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                                                            SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           JUNE 30,
                                          ------------------------------   -------------------
                                            1998       1997       1996       1999       1998
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Net loss................................  $(54,048)  $(28,005)  $(18,606)  $(36,134)  $(22,331)
                                          ========   ========   ========   ========   ========
Basic and diluted:
  Weighted-average shares of common
     stock outstanding..................    36,418      8,621      7,398     67,362     18,999
  Less: Weighted-average shares subject
     to repurchase......................    (1,431)    (1,398)      (815)    (1,076)    (1,367)
                                          --------   --------   --------   --------   --------
Weighted-average shares used in
  computing basic and diluted net loss
  per common share......................    34,987      7,223      6,583     66,286     17,632
                                          ========   ========   ========   ========   ========
Basic and diluted net loss per common
  share.................................  $  (1.54)  $  (3.88)  $  (2.83)  $  (0.55)  $  (1.27)
                                          ========   ========   ========   ========   ========

     We have excluded all convertible redeemable preferred stock, convertible preferred stock, warrants, outstanding stock options and shares subject to repurchase by Healtheon from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculation of diluted loss per share was 18,060,021 in the six months ended March 31, 1999, 12,397,571 in the six months ended March 31, 1998, 23,020,426 in fiscal 1998, 51,216,689 in fiscal
1997 and 36,643,084 in fiscal 1996. See Notes 9, 10 and 11 for further information on these securities.

Comprehensive Loss

     Healtheon has no material components of other comprehensive loss and accordingly the comprehensive loss is the same as net loss for all periods presented.

Reclassifications

     Certain reclassifications have been made to the financial statements to conform with the current presentation.

Unaudited Financial Statements

     The accompanying unaudited financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 have been prepared on a basis substantially the same as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The interim results are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 1999.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

     In December 1998, the AICPA issued SOP. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. We are required to implement SOP 98-9 for the year ending December 31, 2000. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through Healtheon's year ending December 31, 1999. Adoption of SOP 98-9 is expected to have no material impact on our financial condition or results of operations.

2. BUSINESS COMBINATIONS

Acquisition of EDI Services, Inc.

     Effective March 31, 1996, ActaMed acquired EDI Services Inc., or EDI, a wholly-owned subsidiary of UnitedHealth Group, in a transaction through which EDI became a wholly-owned subsidiary of ActaMed. ActaMed issued 6,488,276 shares of Series C convertible redeemable preferred stock with a fair value of $21,000,000 and incurred acquisition-related costs of approximately $316,000 in connection with the acquisition. EDI is a provider of electronic data interchange services to health care providers and has marketed its health care network product, ProviderLink, to providers of UnitedHealth Group's local health plans since 1992.

     In connection with the acquisition, UnitedHealth Group and ActaMed entered into a five-year Services and License Agreement under which we earn transaction fee revenue by providing certain health care information services to UnitedHealth Group and its provider network and ProviderLink subscribers.

     The acquisition was accounted for as a purchase. Accordingly, the operations of EDI were included in our consolidated statements of operations after March 31, 1996. Assets and liabilities acquired in connection with this acquisition were recorded at their estimated fair market values. Approximately $359,000 of the purchase price was allocated to certain equipment and the remainder of the purchase price was allocated to intangible assets, consisting principally of software technology rights, the Services and License Agreement, trademarks and goodwill.

     Subsequent to the issuance of the financial statements for 1997 and 1996, ActaMed changed the allocation of the purchase price associated with the acquisition of the EDI technology to decrease the amount previously expensed as in process research and development costs and increase the amount capitalized as software technology rights. The financial statements for ActaMed for the year ended December 31, 1996, have been reissued to reflect this restatement.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     Intangible assets arising from the acquisition of EDI at March 31, 1996 are summarized as follows (in thousands):

                                                              AMORTIZATION
                                                                 PERIOD
                                                              ------------
Goodwill....................................................    3 years       $ 8,012
Software technology rights..................................    3 years         8,333
Service and License Agreement...............................    3 years         2,855
Trademarks..................................................    3 years           216
Other intangibles...........................................    3 years         1,541
                                                                              -------
                                                                              $20,957
                                                                              =======

     The following pro forma information gives effect to the acquisition of EDI as if such transaction had occurred as of the beginning of 1996 (in thousands, except per share data, unaudited):

Net revenue.................................................  $ 12,031
                                                              ========
Net loss....................................................  $(20,492)
                                                              ========
Basic and diluted net loss per common share.................  $  (3.11)
                                                              ========

Acquisition of ActaMed Corporation

     On May 19, 1998, Healtheon completed its acquisition of ActaMed, a Georgia corporation that develops and markets an integrated health care network, in a transaction that has been accounted for as a pooling of interests. Accordingly, the financial information presented reflects the combined financial position and operations of Healtheon and ActaMed for all dates and periods presented. Healtheon issued 23,271,355 shares of its common stock in exchange for all of the outstanding shares of common and convertible redeemable preferred stock of ActaMed. Healtheon also assumed all outstanding stock options and warrants to acquire 3,383,011 shares of ActaMed capital stock, after giving effect to the exchange ratio.

     Separate results of the combined entities for the four months ended April 30, 1998 (period ended immediately prior to the acquisition) and the full years of 1997 and 1996 were as follows (in thousands, unaudited):

                                                    FOUR MONTHS
                                                       ENDED       YEARS ENDED DECEMBER 31,
                                                     APRIL 30,     ------------------------
                                                       1998           1997          1996
                                                    -----------    ----------    ----------
Revenue:
  Healtheon.......................................   $  6,405       $  3,199      $  1,200
  ActaMed.........................................      6,690         10,191         9,813
                                                     --------       --------      --------
                                                     $ 13,095       $ 13,390      $ 11,013
                                                     ========       ========      ========
Net loss:
  Healtheon.......................................   $ (6,664)      $(13,979)     $ (8,543)
  ActaMed.........................................     (6,186)       (14,026)      (10,063)
                                                     --------       --------      --------
                                                     $(12,850)      $(28,005)     $(18,606)
                                                     ========       ========      ========

     There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

Acquisition of Metis, LLC

     On August 25, 1998, Healtheon acquired Metis, LLC, a provider of Internet/intranet strategic consulting, design and development of Internet-based applications and content for the healthcare industry enabling clinical integration and managed care process improvement. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. Metis' results of operations have been included in the consolidated financial statements from its date of acquisition.

     Healtheon issued 1,600,000 shares of its common stock with a fair market value of $8,320,000. Of these shares, 476,548 shares were issued to employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the respective vesting periods. In addition, we made a cash payment of $652,000, assumed liabilities of approximately $300,000 and incurred other acquisition related expenses, consisting primarily of legal and other professional fees, of approximately $100,000. The total purchase price was approximately $9,400,000. Approximately $300,000 of the purchase price was allocated to accounts receivable and certain assets; approximately $1,400,000 of the purchase price was allocated to the assembled workforce of Metis and will be amortized over two years; and the remaining $7,700,000 of the purchase price was allocated to goodwill and will be amortized over three years.

3. SERVICES AGREEMENT WITH SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.

     Effective December 31, 1997, Healtheon entered into a series of agreements with SmithKline Beecham Clinical Laboratories, Inc., or SmithKline Labs, to outsource the network connection between their customers and SmithKline Labs laboratories. In connection with this transaction, SmithKline Labs and Healtheon entered into a five-year Services Agreement under which we will earn transaction fee revenue by providing certain health care information services to SmithKline Labs and its provider customers.

     As part of that transaction, we acquired a license to SmithKline Labs' SCAN software and computer workstations that reside in various medical providers' offices. At December 31, 1997, the SCAN license and the assets from one region of the country were transferred to Healtheon for $2,000,000 in cash and 2,317,913 shares of Series D convertible redeemable preferred stock valued at $8,500,000. In March and June 1998, the assets for the remaining regions of the country were transferred to Healtheon and we paid the remaining purchase price of $7,700,000 through the issuance of 763,548 shares of our Series D convertible redeemable preferred stock in March, 1998 and 1,336,209 shares of our common stock in June, 1998. The value of the services agreement and the SCAN software license totaled $14,774,000, and the value of the computer workstations totaled $3,426,000.

     In January 1999, Healtheon and SmithKline Labs entered into a services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. In addition, in January 1999, the two companies completed an asset purchase agreement under which Healtheon purchased certain assets currently used by SmithKline Labs to provide these laboratory results delivery services in exchange for $2,000,000 in cash and 1,833,333 shares of Healtheon's common stock with a value of $11,000,000.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1997
                                                              -------    ------
Computer equipment..........................................  $14,979    $6,238
Office equipment, furniture and fixtures....................    2,958     1,237
Purchased software for internal use.........................    2,624     1,240
Leasehold improvements......................................    1,465       328
                                                              -------    ------
                                                               22,026     9,043
Less accumulated depreciation and amortization..............   (9,741)   (3,543)
                                                              -------    ------
Property and equipment, net.................................  $12,285    $5,500
                                                              =======    ======

     Property and equipment included assets acquired under capital lease obligations with a cost of approximately $6,481,000 at December 31, 1998 and a cost of approximately $3,076,000 at December 31, 1997. Accumulated depreciation related to the assets acquired under capital leases totaled $2,656,000 at December 31, 1998 and $1,174,000 at December 31, 1997.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                                          DECEMBER 31,
                                       AMORTIZATION      JUNE 30      --------------------
                                          PERIOD          1999          1998        1997
                                       ------------    -----------    --------    --------
                                                       (UNAUDITED)
Services agreements..................     3 years       $  2,855      $  2,855    $  2,855
Software technology rights...........   3-5 years         32,244        23,107      17,664
Internally developed software........     3 years             --            --       1,292
Trademarks...........................     3 years            216           216         216
Goodwill.............................     3 years         15,343        15,668       8,012
Other................................   2-3 years          3,249         2,924       1,541
                                                        --------      --------    --------
                                                          53,907        44,770      31,580
Less accumulated amortization........                    (31,517)      (24,902)    (12,812)
                                                        --------      --------    --------
                                                        $ 22,390      $ 19,868    $ 18,768
                                                        ========      ========    ========

6. COMMITMENTS

     Healtheon has entered into several lease lines of credit. Lease lines entered into totaled $3,500,000 in 1996, $2,000,000 in 1997 and $7,000,000 in
1998. Approximately $7,092,000 had been utilized under these lease lines through December 31, 1998. At December 31, 1998, approximately $6,508,000 was available for future utilization under these lease lines. This amount included approximately $1,100,000 that was repaid under the terms of a revolving lease line and is thus again available for future utilization. The arrangements are secured by the property and equipment subject to the leases. The term of the leases is generally three years and the interest rates implicit in the leases range from 16.9% to 20.2% per annum. Information on payments due under these lease lines is included in the table below under "Capital Leases."

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     We lease our headquarters and other office facilities under operating lease agreements that expire at various dates through 2008. Total rent expense for all operating leases was approximately $2,386,000 in 1998, $1,165,000 in 1997 and $1,646,000 in 1996. These amounts are net of sublease income from a related party of approximately $65,000 in 1998, $58,000 in 1997 and $68,000 in 1996.
Future minimum lease commitments under noncancellable lease agreements at December 31, 1998 were as follows (in thousands):

                                                              OPERATING    CAPITAL
                                                               LEASES      LEASES
                                                              ---------    -------
Year ending December 31,
  1999......................................................   $ 2,612     $2,636
  2000......................................................     2,055      2,035
  2001......................................................     1,570      1,151
  2002......................................................       968         --
  2003......................................................       987         --
  Thereafter................................................     4,277         --
                                                               -------     ------
Total minimum lease payments................................   $12,469      5,822
                                                               =======
Amount representing interest................................                 (543)
                                                                           ------
Present value of minimum lease payments under capital lease
  obligations...............................................                5,279
Less current portion........................................               (2,295)
                                                                           ------
Non-current portion.........................................               $2,984
                                                                           ======

7. BRIDGE LOANS AND NOTE RECEIVABLE FROM OFFICER

     In 1997, Healtheon borrowed $2,000,000 from certain stockholders in the form of 6% convertible promissory notes in contemplation of the Series C convertible preferred stock offering. These notes were converted into 800,000 shares of Series C convertible preferred stock upon the closing of that offering. Warrants to purchase 61,947 shares of Series B convertible preferred stock were issued in connection with the notes (see Note 10).

     In July 1997, in consideration of 250,000 shares of Series B convertible preferred stock issued to an officer, we received a one-year, full-recourse, noninterest-bearing promissory note for $500,000. At December 31, 1998, the note had been paid in full.

     In March 1999, Healtheon loaned $2.5 million to an officer for the purchase of a residence upon relocation to the San Francisco Bay Area. The loan is secured by a first priority lien on certain residential real property. The loan does not bear interest and must be repaid by the officer upon the earlier of the end of five years, the sale of the residence, or the discontinuation of the officer's employment with Healtheon. The officer must apply to the loan any proceeds received from the sale of Healtheon common stock resulting from the exercise of the officer's stock options. Healtheon has agreed to repurchase the residence from the officer upon request at a price equal to the officer's purchase price of the residence plus the cost of any improvements. Additionally, Healtheon has agreed to reimburse the officer for the amount of taxes payable by the officer for his residence as well as resulting from the loan. On a quarterly basis, compensation expense is recorded for the amount of interest that would be payable had the loan been on commercial terms. In addition, reimbursements for taxes payable by the officer for the residence will be treated as compensation expense.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

8. LINES OF CREDIT

     In September 1997, Healtheon entered into a line of credit agreement with a bank that allows us to borrow up to $2,101,000. Amounts borrowed under this agreement bear interest at the bank's prime rate (7.75% at December 31, 1998). Interest is payable monthly with payments commencing on September 30, 1997. The line of credit availability declines over the term to $1,215,000 at December 31, 1998 and $547,000 at December 31, 1999, and expires on September 5, 2000. The amount outstanding is collateralized by certain assets. At June 30, 1999, $890,000 was outstanding under this agreement, and at December 31, 1998, $1,213,000 was outstanding under the agreement.

     In December 1997, we entered into a loan agreement with a bank that allowed us to borrow up to $2,250,000. Amounts borrowed under this loan agreement bore interest at the bank's prime rate (7.75% at December 31, 1998). The loan was personally guaranteed by a stockholder until the acquisition of ActaMed in May 1998. In May 1998, concurrent with the removal of the stockholder guarantee, the interest rate was increased to the bank's prime rate plus 1.5%. Interest was payable monthly with payments commencing on January 31, 1998. The principal balance of the loan was repaid in full in August 1998.

     In February 1998, we entered into a $2,000,000 line of credit agreement with a stockholder. We borrowed $1,000,000 under the agreement, which was repaid with interest at 10% per annum in May 1998.

9. CONVERTIBLE REDEEMABLE PREFERRED STOCK

     A summary of ActaMed's 8% cumulative convertible redeemable preferred stock is as follows.

                                                           DECEMBER 31, 1997
                                                ----------------------------------------
                                                  SHARES      ISSUED AND     LIQUIDATION
                                                AUTHORIZED    OUTSTANDING    PREFERENCE
                                                ----------    -----------    -----------
Series A......................................   5,519,912     5,519,912     $10,458,000
Series B......................................   2,162,759     2,162,759       8,171,000
Series C......................................   6,488,276     6,488,276      23,936,000
Series D......................................   2,317,913     2,317,913       8,500,000
                                                ----------    ----------     -----------
                                                16,488,860    16,488,860     $51,065,000
                                                ==========    ==========     ===========

     In March 1998, an additional 763,548 shares of Series D convertible redeemable preferred stock were issued in connection with the asset acquisition from SmithKline Labs (see Note 3).

     Dividends on each Series were cumulative whether or not declared and are shown as a charge against income in the accompanying financial statements. On May 19, 1998, in connection with the acquisition of ActaMed by Healtheon, the convertible redeemable preferred stockholders waived payment of all accrued and unpaid dividends.

     Preferred holders voted generally on an as-if converted basis. In addition, a majority approval of the four Series was required to approve certain transactions.

     The Series A, B, C and D cumulative convertible redeemable preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all accrued but unpaid dividends. Common stockholders would then have received $5,000,000. Any remaining proceeds would then have been distributed pro rata to the stockholders, subject only to the Series A holders' right to receive sufficient funds to provide a 20% return on their original investment.

     Each Series was redeemable at up to one-third of the originally issued shares per year commencing in years six, seven and eight after the issue date at a redemption price equal to the issue price plus all

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

accrued but unpaid dividends. On May 19, 1998, all outstanding shares of convertible redeemable preferred stock were converted into 17,252,408 shares of common stock in connection with the acquisition of ActaMed by Healtheon.

10. STOCKHOLDERS' EQUITY

Initial Public Offering

     On February 10, 1999, Healtheon completed its initial public offering. We sold 5,750,000 shares of common stock to the public and realized net proceeds of $41,398,000.

Convertible Preferred Stock

     In October 1998, the Board of Directors authorized 8,285,007 shares of convertible preferred stock and designated all of these shares as Series A. In November 1998, we issued 7,683,341 shares of Series A convertible preferred stock for $46,101,000 of cash proceeds. The Series A convertible preferred stockholders are entitled to non-cumulative dividends of $.405 per share per annum, and liquidation rights per share equal to the issuance price plus all declared but unpaid dividends. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock has voting rights equal to the common stock issuable upon conversion. Upon the closing of our initial public offering in February 1999, all of the outstanding shares of Series A preferred stock were converted into shares of common stock.

     At December 31, 1997, Healtheon was authorized to issue 48,020,000 shares of convertible preferred stock, designated in series. A summary of convertible preferred stock was as follows:

                                                           DECEMBER 31, 1997
                                                ----------------------------------------
                                                                ISSUED
                                                  SHARES          AND        LIQUIDATION
                                                DESIGNATED    OUTSTANDING    PREFERENCE
                                                ----------    -----------    -----------
Series A......................................  10,305,000    10,305,000     $ 5,153,000
Series B......................................   6,105,000     3,290,000       6,580,000
Series C......................................   2,600,000     2,600,000       6,500,000
Series D......................................   5,000,000     4,807,692      25,000,000
                                                ----------    ----------     -----------
                                                24,010,000    21,002,692     $43,233,000
                                                ==========    ==========     ===========

     Series A and Series B convertible preferred shares included 20,000 and 25,000 shares, respectively, that were issued for services rendered.

     On May 19, 1998, all outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis at the election of the holders in connection with Healtheon's acquisition of ActaMed. Concurrently with the conversion, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase the same number of shares of common stock.

     Series A, B, C and D convertible preferred stockholders were entitled to noncumulative dividends of $0.03375, $0.135, $0.16875 and $0.351, respectively, per share per annum. No dividends were declared through the date of conversion. The Series A, B, C and D convertible preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. The Series A, B, C and D convertible preferred stockholders had voting rights equal to the common shares issuable upon conversion.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     All outstanding shares of preferred stock were converted into common stock in connection with our initial public offering.

Preferred Stock

     In July 1998, the Board of Directors approved a resolution authorizing Healtheon to issue up to 5,000,000 shares of preferred stock. This resolution became effective upon the date of our initial public offering, February 10, 1999.

Warrants

     In November 1996, Healtheon issued a warrant to a venture capital investor to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share for services rendered by the investor on Healtheon's behalf. A then partner of the venture capital firm assumed the role of President and Chief Executive Officer for Healtheon from our inception through June 1997. The warrant was immediately exercisable and expires three years from the date of issuance. We recorded a charge of $500,000 representing the fair value of the warrant issued and services received based on a valuation obtained from an independent appraiser utilizing a modified Black-Scholes option pricing model. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at December 31, 1998.

     In November 1996, we granted a warrant to one of our directors to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant vests over a period of 18 months from the date of issuance. The term of the warrant is three years. This warrant was outstanding at December 31, 1997 and was exercised in full in May 1998.

     In December 1996, we issued a warrant to a customer to purchase 282,522 shares of common stock at a price of $7.97 per share. The warrant expires in December 2001. This warrant was outstanding at December 31, 1998.

     In July 1997, we issued a warrant to an officer, in connection with his employment, to purchase 750,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant expires three years from issuance, and shares purchased under the warrant are subject to repurchase by Healtheon, at our option, upon termination of employment. Shares under the warrant vest ratably over a period of two years from the date of grant. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at December 31, 1998.

     In July 1997, we issued warrants to purchase a total of 61,947 shares of Series B convertible preferred stock to certain investors in connection with a bridge financing. The warrants expire four years from issuance and are exercisable at $2.00 per share. The value of these warrants, approximately $64,000, was expensed as a cost of financing. All of these warrants were outstanding at December 31, 1997. In May 1998, warrants to purchase 17,229 shares of Series B convertible preferred stock were exercised and the remainder of the warrants, which were outstanding at December 31, 1998, were converted to warrants to purchase 44,718 shares of common stock.

     In December 1998, as part of a service agreement with a customer, we issued to the customer a warrant to purchase 500,000 shares of common stock with an exercise price of $10.40 per share. The warrant vests as to 200,000 shares in December 1999 and as to an additional 100,000 shares in December 2000, 2001 and 2002. The warrant expires in March 2003. The services are anticipated to be provided by

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

the customer to Healtheon through at least December 31, 2002. In the event that the customer terminates the service agreement prior to December 31, 2002, the customer is obligated to pay Healtheon a breakage fee. This breakage fee represents a significant economic penalty for nonperformance under the service agreement. The value of the warrant at the date of issuance was approximately $830,000. This amount will be amortized over the life of the service agreement.

     At June 30, 1999, a total of $692,000 remained to be amortized over the remaining life of the service agreement.

     At December 31, 1998, we had reserved 2,577,240 shares of our common stock for issuance upon exercise of the outstanding warrants for common stock.

11.  STOCK-BASED COMPENSATION

Stock Option Plans

     Under the 1996 Stock Plan, or the 1996 Plan, which was adopted in February 1996, the Board of Directors may grant options to purchase common stock or issue common stock subject to a restricted stock purchase agreement to eligible participants. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally four years. The term of the 1996 Plan is ten years. At December 31, 1998, a total of 15,000,000 shares had been reserved under the 1996 Plan and 1,237,424 shares remained available for future grant under the 1996 Plan. The number of shares reserved under the 1996 Plan is subject to an annual increase equal to the lesser of 5% of the outstanding common shares or a lesser amount determined by the Board of Directors. In January 1999, an additional 3,107,321 shares were reserved under the 1996 Plan under the annual increase provision. In February 1999, the Board of Directors and the stockholders approved an amendment to increase the number of shares reserved for issuance under the 1996 Plan by an additional 1,000,000 shares.

     On October 20, 1998, we offered our employees who were granted options from July 1998 through October 1998 the ability to cancel their original option grant in exchange for a new option agreement with a new vesting start date and an option price of $3.55 per share; the deemed fair value of Healtheon common stock on that date was $4.80. A total of 3,380,200 option shares with exercise prices of $4.50, $6.30, $7.00 and $8.00 were eligible to be repriced. A total of 2,057,950 option shares were cancelled and reissued.

     In connection with the acquisition of ActaMed, Healtheon assumed all the outstanding options issued under the ActaMed stock option plans, after the application of the exchange ratio, and reserved 3,100,489 shares of common stock for issuance upon exercise of the assumed options. No further options can be granted under these plans. At the time of the acquisition, options for 2,717,269 shares were fully vested. The remainder of the shares vest based upon annual cliffs over a five-year period from the date of grant.

     Shares issued subject to restricted stock purchase agreements totaled 1,098,732 in 1998, 850,000 in 1997 and 1,806,000 in 1996. All of these shares were issued to employees for cash. The common stock is subject to repurchase at the original exercise price until vested, at our option. The shares vest over a period of time as determined by the Board of Directors for each individual purchase agreement, generally four years. During 1998, 259,896 shares were repurchased from terminated employees and 613,542 shares were repurchased in 1997. In addition, on December 14, 1998, 455,000 shares of common stock issued in July 1998 subject to restricted stock purchase agreements were rescinded as part of the repricing program. Shares subject to repurchase totaled approximately 1,247,000 at December 31, 1998, approximately 1,430,000 at December 31, 1997 and approximately 1,660,000 at December 31, 1996.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     The following table summarizes stock option activity:

                                                                        WEIGHTED-AVERAGE
                                                          NUMBER OF      EXERCISE PRICE
                                                            SHARES         PER SHARE
                                                          ----------    ----------------
Options outstanding at December 31, 1995................   2,474,438         $ .88
  Granted...............................................   3,004,384           .54
  Exercised.............................................        (300)          .05
  Canceled..............................................    (233,907)          .78
                                                          ----------
Options outstanding at December 31, 1996................   5,244,615           .68
  Granted...............................................   5,394,008           .73
  Exercised.............................................    (547,844)          .16
  Canceled..............................................    (890,528)          .49
                                                          ----------
Options outstanding at December 31, 1997................   9,200,251           .72
  Granted...............................................   7,743,881          4.32
  Exercised.............................................  (2,433,999)          .59
  Canceled..............................................  (2,997,333)         4.95
                                                          ----------
Options outstanding at December 31, 1998................  11,512,800          2.06
  Granted (unaudited)...................................   4,469,475          9.77
  Exercised (unaudited).................................  (1,114,001)          .38
  Canceled (unaudited)..................................    (366,279)         2.59
                                                          ==========
Options outstanding at June 30, 1999 (unaudited)........  14,501,995         $4.55
                                                          ==========

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998      1997      1996
                                                              -----     -----     -----
Weighted-average fair value of options granted..............  $.67      $.18      $.15
                                                              ====      ====      ====

     The following table summarizes information regarding options outstanding and exercisable at December 31, 1998:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                          WEIGHTED-    REMAINING                  WEIGHTED-
                                                           AVERAGE    CONTRACTUAL                  AVERAGE
                                              NUMBER      EXERCISE       LIFE         NUMBER        PRICE
             EXERCISE PRICES                OUTSTANDING     PRICE     (IN YEARS)    EXERCISABLE   EXERCISE
             ---------------                -----------   ---------   -----------   -----------   ---------
$ .03 - $ .08.............................   1,218,970      $ .04        6.28          687,696      $ .04
$ .20 - $ .25.............................   2,887,653        .25        8.54        2,192,610        .25
$1.00 - $1.50.............................   1,597,411       1.25        7.90          730,210       1.35
$2.00 - $3.24.............................   1,368,002       2.84        8.70          661,437       3.22
$3.55.....................................   2,863,225       3.55        9.67               --         --
$3.67 - $4.50.............................   1,550,239       4.36        9.45            1,500       4.50
$6.30 - $8.00.............................      27,300       7.26        9.71               --         --
                                            ----------                               ---------
$ .03 - $8.00.............................  11,512,800      $2.06        8.64        4,273,453      $ .86
                                            ==========                               =========

     We recorded deferred stock compensation of approximately in $6,261,000 in the six months ended June 30, 1999, $8,160,000 in 1998 and $2,713,000 in 1997.
These amounts represented the difference

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

between the exercise price and the deemed fair value of our common stock on the date the stock options were granted. We recorded amortization of deferred stock compensation of approximately $4,201,000 in the six months ended June 30, 1999, $3,376,000 in 1998 and $562,000 in 1997 based on a graded vesting method. At June 30, 1999, we had a total of approximately $8,521,000 remaining to be amortized on a graded vesting method over the corresponding vesting period of each respective option, generally four years.

Pro Forma Information

     We have elected to follow APB No. 25 and related interpretations in accounting for our employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized when the exercise price of stock options granted to our employees equals the market price of the underlying stock on the date of grant.

     Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if employee stock options granted subsequent to December 31, 1994 were accounted for under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of approximately 4.9% in 1998, 6.0% in 1997 and 6.0% in 1996; a weighted-average expected life of the option of 3.5 years in 1998, 4.2 years in 1997 and 4.3 years in 1996; and a dividend yield of zero for all years.

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Net loss (in thousands):
  As reported......................................  $(54,048)   $(28,005)   $(18,606)
                                                     ========    ========    ========
  Pro forma........................................  $(55,414)   $(28,173)   $(18,695)
                                                     ========    ========    ========
Basic and diluted net loss per common share:
  As reported......................................  $  (1.54)   $  (3.88)   $  (2.83)
                                                     ========    ========    ========
  Pro forma........................................  $  (1.58)   $  (3.90)   $  (2.84)
                                                     ========    ========    ========

Employee Stock Purchase Plan

     In September 1998, the Board of Directors approved and in October 1998, the stockholders also approved the adoption of Healtheon's 1998 Employee Stock Purchase Plan, or the 1998 Purchase Plan. The 1998 Purchase Plan became effective on the effective date of our initial public offering, February 10, 1999. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of 500,000 shares, 0.5% of the outstanding common shares or a lesser amount determined by the Board of Directors. A total of 207,252 shares were issued under this plan during the six months ended June 30, 1999.

12. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

purposes. Significant components of Healtheon's deferred tax assets (liabilities) were as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 29,984    $ 14,263
  Intangible assets.........................................     5,491       3,688
  Research and development tax credit.......................     2,353       1,014
  Other.....................................................     2,775         308
                                                              --------    --------
Total deferred tax assets...................................    40,603      19,273
Valuation allowance.........................................   (40,530)    (18,931)
                                                              --------    --------
Net deferred tax assets.....................................        73         342
                                                              --------    --------
Deferred tax liabilities:
  Depreciation..............................................       (73)        (45)
  Capitalized software development costs....................        --        (297)
                                                              --------    --------
Total deferred tax liabilities..............................       (73)       (342)
                                                              --------    --------
Net deferred tax assets and liabilities.....................  $     --    $     --
                                                              ========    ========

     A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to our lack of earnings history. The valuation allowance for deferred tax assets increased by $21,599,000 in 1998, $9,386,000 in 1997 and $6,580,000 in
1996.

     At December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $76,500,000, which expire in 2009 through 2018, and federal tax credits of approximately $1,800,000, which expire in 2009 through 2018.

     Approximately $19,890,000 of the net operating loss carryforwards at December 31, 1998 related to a consolidated subsidiary. This loss carryforward is only available to offset future taxable income of that subsidiary.

     Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of our net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

13. RELATED PARTY TRANSACTIONS

     Healtheon has two customers that are significant stockholders of Healtheon.

     We entered into a Development Agreement with a partnership controlled by the former Chairman of the Board of Directors of ActaMed. Under this agreement, we granted the partnership exclusive licenses to use ActaMed's technology for industries other than the healthcare industry. Under the agreement, we will receive a commercial royalty on the partnership's gross receipts. If we desire in the future to expand to other industries, the partnership must either develop that industry in a defined time period or rights to that industry revert to Healtheon. The agreement expired unexercised on December 3, 1998. No fees were paid to Healtheon under this agreement.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

     We share office space and provide administrative support and network resources to a company controlled by a member of the Board of Directors. Amounts reimbursed for the shared facilities and administrative support totaled approximately $80,000 in 1998, $46,000 in 1997 and $58,000 in 1996.
Approximately $124,000 in 1998, $78,000 in 1997 and $187,000 in 1996 was
reimbursed for the use of the network maintained by Healtheon. All of the amounts reimbursed are included as an offset to general and administrative expenses in the accompanying consolidated statements of operations. Amounts due from the related party of $40,000 at December 31, 1998 and $72,000 at December 31, 1997 were included in other current assets in the accompanying consolidated balance sheets.

14. SEGMENT INFORMATION

     Healtheon derives its revenue from a single operating segment, healthcare transaction and information services delivered over the Internet, private intranets or other networks and from development and consulting contracts related to these services. In addition, we manage the information technology operations of some of our customers.

     Revenue derived from each of these services is as follows (in thousands):

                                    SIX MONTHS ENDED
                                        JUNE 30,           YEARS ENDED DECEMBER 31,
                                   ------------------    -----------------------------
                                    1999       1998       1998       1997       1996
                                   -------    -------    -------    -------    -------
                                      (UNAUDITED)
Healthcare transactions and
  information services...........  $30,974    $13,349    $33,777    $11,290    $11,013
Information technology operations
  management.....................    9,279      7,304     15,061      2,100         --
                                   -------    -------    -------    -------    -------
Total revenue....................  $40,253    $20,653    $48,838    $13,390    $11,013
                                   =======    =======    =======    =======    =======

Geographic Information

     Healtheon operates primarily within the United States and to date has derived nearly all of its revenue from within the United States. All of our assets are located within the United States.

Major Customers

     For the six months ended June 30, 1999, four customers accounted for 33%, 20%, 17% and 11% of consolidated revenue. In 1998, four customers accounted for 25%, 22%, 21% and 19% of consolidated revenue. In 1997, two customers accounted for 55% and 15% of consolidated revenue. In 1996, two customers accounted for 46% and 38% of consolidated revenue.

15. SUBSEQUENT EVENTS

MEDE AMERICA Acquisition

     On April 21, 1999 Healtheon announced that it had entered into an agreement to acquire MEDE AMERICA Corporation ("MEDE"), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs). Under the terms of the agreement, Healtheon will exchange 0.6593 shares of common stock, subject to adjustment if the price of the Healtheon stock is less than $38.39 as determined by a formula just prior to closing, for each share of MEDE stock. The transaction is preliminarily valued at approximately $525.3 million. The acquisition, which will be accounted for using the purchase method of accounting, is anticipated to be completed in

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

late third quarter or early in the fourth quarter of 1999. The transaction is subject to customary closing conditions, including approval by MEDE stockholders, and is subject to regulatory review.

WebMD Merger

     On May 20, 1999 Healtheon announced that it had entered into an agreement to merge with WebMD, Inc. ("WebMD"), a leading provider of integrated Web-based solutions for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. Under the terms of the original agreement, Healtheon was to exchange 1.8150 shares of common stock for each share of WebMD stock. The transaction was preliminarily valued at approximately $7,649 million. The acquisition, which will be accounted for using the purchase method of accounting, is anticipated to be completed in late third quarter or early in the fourth quarter of 1999. The transaction is subject to customary closing conditions, including approval by WebMD and Healtheon stockholders, and is subject to regulatory review.

     Due to an amendment of the Healtheon/WebMD merger agreement on September 1, 1999, and a resulting change in the exchange ratio to 1.796 shares of Healtheon stock for each share of WebMD stock, the purchase price will be materially amended as it will be based on Healtheon's average stock price for the five days preceding and following September 1, 1999.

Medcast Acquisition

     On June 30, 1999, we entered into an agreement to acquire Greenberg News Network, Inc., owners of Medcast Networks ("Medcast"), a leading Internet-based medical news and information service. Pursuant to the Agreement and Plan of Merger, we will enter into a strategic business combination with Medcast, conditioned upon and concurrent with the closing of our previously agreed to merger with WebMD. Under the terms of the agreement, Healtheon/WebMD Corporation will pay $2.3 million in cash and exchange an aggregate of 2,621,676 shares of Healtheon/WebMD common stock for all of the capital stock of Medcast. The transaction is preliminary valued at approximately $101.0 million. The acquisition, which will be accounted for using the purchase method of accounting, is anticipated to be completed in late third quarter or early fourth quarter of 1999. The transaction is subject to customary closing conditions, including approval by Medcast stockholders, and is subject to regulatory review.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
WebMD, Inc.

     We have audited the accompanying consolidated balance sheets of WebMD, Inc. (formerly Endeavor Technologies, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WebMD, Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 16, 1999, except for
  Note 13, as to which the
  date is April 9, 1999

                                  WEBMD, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------    JUNE 30,
                                                               1997       1998        1999
                                                              -------   --------   -----------
                                                                                   (UNAUDITED)
                               ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,696   $  6,226    $ 237,835
  Accounts receivable.......................................       --         --        3,892
  Current portion of note receivable........................      100        102           84
  Current portion of prepaid software licenses, content and
    services -- related parties.............................       --      5,000       58,755
  Current portion of prepaid software licenses, content and
    services................................................       --         --       18,551
  Other current assets......................................       53      2,684          577
                                                              -------   --------    ---------
    Total current assets....................................    2,849     14,012      319,694
Property and equipment, net.................................       73      3,140        7,164
Prepaid software licenses, content and services, net of
  current
  portion -- related parties................................       --         --      206,017
Prepaid software licenses, content and services, net of
  current portion...........................................       --         --        9,638
Other assets................................................       --         --        2,272
Intangibles, net............................................      118      1,060       46,663
Note receivable, less current portion.......................      106         33           --
                                                              -------   --------    ---------
Total assets from continuing operations.....................    3,146     18,245      591,448
Total assets from discontinued operations...................    6,044         --           --
                                                              -------   --------    ---------
  Total assets..............................................  $ 9,190   $ 18,245    $ 591,448
                                                              =======   ========    =========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $   317   $  3,101    $  10,320
Accrued expenses............................................       --      5,711        2,067
Leases payable..............................................       --         --          325
Deferred revenue............................................       --        887        3,961
                                                              -------   --------    ---------
  Total current liabilities.................................      317      9,699       16,673
Leases payable, net of current portion......................       --         --          271
Notes payable, net of discount..............................    2,965         --           --
                                                              -------   --------    ---------
Total liabilities from continuing operations................    3,282      9,699       16,944
Total liabilities from discontinued operations..............    1,762         --           --
                                                              -------   --------    ---------
         Total liabilities..................................    5,044      9,699       16,944
Warrants with redemption feature............................    1,110      3,260           --

                            See accompanying notes.

                                  WEBMD, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------    JUNE 30,
                                                               1997       1998        1999
                                                              -------   --------   -----------
                                                                                   (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY (CONTINUED)
Shareholders' equity:
  Preferred stock; no par value; 10,000,000 shares
    authorized:
      Series A, voting; 0, 801,000 and 1,281,000 shares
       issued and outstanding at December 31, 1997, 1998 and
       June 30, 1999, respectively, liquidation preference
       of $12,015 and $17,415 at December 31, 1998 and June
       30, 1999, respectively...............................       --     12,015       26,140
      Series B, non-voting; 0, 0 and 3,037,910 shares issued
       and outstanding at December 31, 1997, 1998 and June
       30, 1999, respectively, liquidation preference of
       $64,176 at June 30, 1999.............................       --         --       64,176
      Series C, non-voting; 0, 0 and 1,008,750 shares issued
       and outstanding at December 31, 1997, 1998 and June
       30, 1999, respectively, liquidation preference of
       $20,175 at June 30, 1999.............................       --         --       20,175
      Series D, non-voting; 0, 0 and 200,000 shares issued
       and outstanding at December 31, 1997, 1998 and June
       30, 1999, respectively, liquidation preference of
       $20,000 at June 30, 1999.............................       --         --       20,000
      Series E, non-voting; 0, 0 and 456,896 shares issued
       and outstanding at December 31, 1997, 1998 and June
       30, 1999, respectively, liquidation preference of
       $247,501 at June 30, 1999............................       --         --      247,501
      Series F, non-voting; 0, 0 and 816,900 shares issued
       and outstanding at December 31, 1997, 1998 and June
       30, 1999, respectively, liquidation preference of $0
       at June 30, 1999.....................................       --         --      442,515
  Common stock; no par value; 97,000,000 shares authorized:
      Common stock, voting; 3,000,000, 3,000,000 and
       2,500,000 shares issued and outstanding at December
       31, 1997, 1998 and June 30, 1999, respectively.......    1,260      1,260        1,050
      Series B, non-voting; 1,400,000 shares issued and
       outstanding..........................................      400        400          400
      Series C, non-voting; 1,500,000 shares issued and
       outstanding..........................................      707        707          707
      Series D, non-voting; 3,506,805, 4,486,805 and
       5,855,130 shares issued and outstanding at December
       31, 1997, 1998 and June 30, 1999, respectively.......    4,832     12,412      283,270
      Series E, non-voting; 1,100,000, 2,100,000 and
       2,100,000 shares issued and outstanding at December
       31, 1997, 1998 and June 30, 1999, respectively.......    2,155      4,155        4,155
  Deferred compensation.....................................       (8)    (1,007)        (841)
  Stock subscription receivables............................     (200)        --           --
  Accumulated deficit.......................................   (6,110)   (24,656)    (534,744)
                                                              -------   --------    ---------
  Total shareholders' equity................................    3,036      5,286      574,504
                                                              -------   --------    ---------
         Total liabilities and shareholders' equity.........  $ 9,190   $ 18,245    $ 591,448
                                                              =======   ========    =========

                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                    -------------------------------------   -------------------------
                                       1996         1997         1998          1998          1999
                                    ----------   ----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenue:
  Revenue from related parties....  $       --   $       --   $       150   $        --   $     1,999
  Revenue from unrelated
     parties......................          --           --           258            --         2,407
                                    ----------   ----------   -----------   -----------   -----------
          Total revenue...........          --           --           408            --         4,406
Operating costs and expenses:
  Product development and
     content......................          --          566         7,484         1,889        16,956
  Sales and marketing.............          --          213         3,739           646        32,159
  General and administrative......          --        1,806        10,123         1,937         8,555
  Depreciation and amortization...          --            9           303            48         8,438
  Non-cash charge relating to
     equity series transfer.......          --           --            --            --        29,216
  Write-down of customer
     terminals....................          --           --         1,795            --            --
                                    ----------   ----------   -----------   -----------   -----------
          Total operating
            expenses..............          --        2,594        23,444         4,520        95,324
                                    ----------   ----------   -----------   -----------   -----------
Operating loss....................          --       (2,594)      (23,036)       (4,520)      (90,918)
Interest (expense) income, net....          --         (725)         (139)         (304)        1,542
                                    ----------   ----------   -----------   -----------   -----------
Net loss from continuing
  operations......................          --       (3,319)      (23,175)       (4,824)      (89,376)
Discontinued operations:
  Loss from discontinued
     operations...................      (1,682)      (1,195)           --          (159)           --
  Gain on disposal of discontinued
     operations, net of operating
     losses of $393 in 1998.......          --          165         7,709            --            --
                                    ----------   ----------   -----------   -----------   -----------
Net loss before extraordinary
  item............................      (1,682)      (4,349)      (15,466)       (4,983)      (89,376)
  Extraordinary loss on early
     extinguishment of notes
     payable......................          --           --          (930)           --            --
                                    ----------   ----------   -----------   -----------   -----------
Net loss..........................      (1,682)      (4,349)      (16,396)       (4,983)      (89,376)
Accretion of warrants with
  redemption feature..............          --           --        (2,150)       (1,075)         (538)
Non-cash preferred stock
  dividend........................          --           --            --            --      (130,556)
Deemed dividend on preferred
  stock...........................          --           --            --            --        (8,725)
                                    ----------   ----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders....................  $   (1,682)  $   (4,349)  $   (18,546)  $    (6,058)  $  (229,195)
                                    ==========   ==========   ===========   ===========   ===========
Net loss per share (basic and
  diluted):
  Continuing operations...........  $       --   $    (0.40)  $     (2.08)  $     (0.52)  $    (17.78)
  Discontinued operations.........       (0.64)       (0.12)         0.63         (0.01)           --
  Extraordinary loss on early
     extinguishment of note
     payable......................          --           --         (0.07)           --            --
                                    ----------   ----------   -----------   -----------   -----------
  Net loss per share attributable
     to common shareholders.......  $    (0.64)  $    (0.52)  $     (1.52)  $     (0.53)  $    (17.78)
                                    ==========   ==========   ===========   ===========   ===========
Weighted average common shares
  outstanding.....................   2,611,918    8,300,261    12,195,680    11,435,990    12,889,100
                                    ==========   ==========   ===========   ===========   ===========

                            See accompanying notes.

                                  WEBMD, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           COMMON STOCK
                                       ------------------------------------------------------------------------------------
                                          COMMON STOCK            SERIES B             SERIES C              SERIES D
                                       -------------------   ------------------   ------------------   --------------------
                                         SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    SHARES      AMOUNT
                                       ----------   ------   ---------   ------   ---------   ------   ---------   --------
Balance at January 1, 1996
 (Combined)..........................   1,000,000   $   48          --    $ --           --    $ --           --   $     --
 Stock subscription receivable
   including non-cash compensation
   charge of 1,371...................   2,500,000    1,428          --      --           --      --           --         --
 Issuance of stock for cash..........          --       --     700,000     400      250,000     500           --         --
 Transfer of common stock series.....    (500,000)    (207)         --      --      500,000     207           --         --
 Net loss............................          --       --          --      --           --      --           --         --
                                       ----------   ------   ---------    ----    ---------    ----    ---------   --------
Balance at December 31, 1996
 (Combined)..........................   3,000,000    1,269     700,000     400      750,000     707           --         --
 Issuance of Endeavor stock to
   founders..........................   2,000,000       --     700,000      --      750,000      --           --         --
 Dissent of QDS minority
   shareholders......................  (1,000,000)      (9)         --      --           --      --           --         --
 Cancellation of the stock of QDS....  (2,000,000)      --    (700,000)     --     (750,000)     --           --         --
 Issuance of Endeavor stock in
   exchange for QDS stock............   2,000,000       --     700,000      --      750,000      --           --         --
 Transfer of common stock series.....  (1,000,000)      --          --      --           --      --    1,000,000         --
 Stock subscription receivable.......          --       --          --      --           --      --      100,000        200
 Issuance of stock for cash, net of
   issuance
   costs of $45......................          --       --          --      --           --      --    1,897,500      3,596
 Issuance of stock upon conversion of
   note payable......................          --       --          --      --           --      --      509,305      1,018
 Issuance of stock options...........          --       --          --      --           --      --           --         18
 Non-cash stock option
   compensation......................          --       --          --      --           --      --           --         --
 Payment of stock subscription
   receivable........................          --       --          --      --           --      --           --         --
 Net loss............................          --       --          --      --           --      --           --         --
                                       ----------   ------   ---------    ----    ---------    ----    ---------   --------
Balance at December 31, 1997.........   3,000,000    1,260   1,400,000     400    1,500,000     707    3,506,805      4,832
 Issuance of stock upon exercise of
   warrants..........................          --       --          --      --           --      --           --         --
 Issuance of stock and warrants to
   third parties for cash including
   non-cash compensation charge of
   $149..............................          --       --          --      --           --      --      800,000      1,850
 Issuance of stock upon conversion of
   note payable......................          --       --          --      --           --      --      100,000        200
 Issuance of preferred stock for
   cash..............................          --       --          --      --           --      --           --         --
 Issuance of stock for services......          --       --          --      --           --      --       30,000        405
 Issuance of stock for acquisition...          --       --          --      --           --      --       50,000        900
 Issuance of stock options including
   non-cash compensation charge......          --       --          --      --           --      --           --      4,225
 Non-cash stock option
   compensation......................          --       --          --      --           --      --           --         --
 Payment on stock subscription
   receivable........................          --       --          --      --           --      --           --         --
 Accretion of warrants with
   redemption feature................          --       --          --      --           --      --           --         --
 Net loss............................          --       --          --      --           --      --           --         --
                                       ----------   ------   ---------    ----    ---------    ----    ---------   --------
Balance at December 31, 1998.........   3,000,000    1,260   1,400,000     400    1,500,000     707    4,486,805     12,412
 Issuance of stock upon exercise of
   options (unaudited)...............          --       --          --      --           --      --      561,001        957
 Issuance of stock upon exercise of
   warrants (unaudited)..............          --       --          --      --           --      --      580,220      4,840
 Issuance of stock for cash
   (unaudited).......................          --       --          --      --           --      --      194,604     10,200
 Issuance of preferred stock for cash
   (unaudited).......................          --       --          --      --           --      --           --         --
 Issuance of stock for goods and
   services (unaudited)..............          --       --          --      --           --      --           --         --
 Issuance of stock in connection with
   strategic alliances (unaudited)...          --       --          --      --           --      --      100,000      2,000
 Issuance of stock, options and
   warrants for acquisitions
   (unaudited).......................          --       --          --      --           --      --           --         --
 Issuances of warrants for services
   (unaudited).......................          --       --          --      --           --      --           --    254,153
 Issuance of warrant in connection
   with a strategic alliance
   (unaudited).......................          --       --          --      --           --      --           --        263
 Non-cash compensation expense
   (unaudited).......................          --       --          --      --           --      --           --         --
 Transfer of common stock series
   (unaudited).......................    (500,000)    (210)         --      --           --      --      500,000        210
 Accretion of warrants with
   redemption feature (unaudited)....          --       --          --      --           --      --           --         --
 Deemed dividend on preferred stock
   (unaudited).......................          --       --          --      --           --      --           --         --
 Dividend of preferred stock
   (unaudited).......................          --       --          --      --           --      --           --         --
 Transfer of Series and related
   non-cash charge of $29,216
   (unaudited).......................          --       --          --      --           --      --     (567,500)    (1,765)
 Net loss (unaudited)................          --       --          --      --           --      --           --         --
                                       ----------   ------   ---------    ----    ---------    ----    ---------   --------
Balance at June 30, 1999
 (unaudited).........................   2,500,000   $1,050   1,400,000    $400    1,500,000    $707    5,855,130   $283,270
                                       ==========   ======   =========    ====    =========    ====    =========   ========

                                          COMMON STOCK
                                       ------------------
                                            SERIES E
                                       ------------------
                                        SHARES     AMOUNT
                                       ---------   ------
Balance at January 1, 1996
 (Combined)..........................         --   $   --
 Stock subscription receivable
   including non-cash compensation
   charge of 1,371...................         --       --
 Issuance of stock for cash..........         --       --
 Transfer of common stock series.....         --       --
 Net loss............................         --       --
                                       ---------   ------
Balance at December 31, 1996
 (Combined)..........................         --       --
 Issuance of Endeavor stock to
   founders..........................         --       --
 Dissent of QDS minority
   shareholders......................         --       --
 Cancellation of the stock of QDS....         --       --
 Issuance of Endeavor stock in
   exchange for QDS stock............         --       --
 Transfer of common stock series.....         --       --
 Stock subscription receivable.......         --       --
 Issuance of stock for cash, net of
   issuance
   costs of $45......................  1,100,000    2,155
 Issuance of stock upon conversion of
   note payable......................         --       --
 Issuance of stock options...........         --       --
 Non-cash stock option
   compensation......................         --       --
 Payment of stock subscription
   receivable........................         --       --
 Net loss............................         --       --
                                       ---------   ------
Balance at December 31, 1997.........  1,100,000    2,155
 Issuance of stock upon exercise of
   warrants..........................  1,000,000    2,000
 Issuance of stock and warrants to
   third parties for cash including
   non-cash compensation charge of
   $149..............................         --       --
 Issuance of stock upon conversion of
   note payable......................         --       --
 Issuance of preferred stock for
   cash..............................         --       --
 Issuance of stock for services......         --       --
 Issuance of stock for acquisition...         --       --
 Issuance of stock options including
   non-cash compensation charge......         --       --
 Non-cash stock option
   compensation......................         --       --
 Payment on stock subscription
   receivable........................         --       --
 Accretion of warrants with
   redemption feature................         --       --
 Net loss............................         --       --
                                       ---------   ------
Balance at December 31, 1998.........  2,100,000    4,155
 Issuance of stock upon exercise of
   options (unaudited)...............         --       --
 Issuance of stock upon exercise of
   warrants (unaudited)..............         --       --
 Issuance of stock for cash
   (unaudited).......................         --       --
 Issuance of preferred stock for cash
   (unaudited).......................         --       --
 Issuance of stock for goods and
   services (unaudited)..............         --       --
 Issuance of stock in connection with
   strategic alliances (unaudited)...         --       --
 Issuance of stock, options and
   warrants for acquisitions
   (unaudited).......................         --       --
 Issuances of warrants for services
   (unaudited).......................         --       --
 Issuance of warrant in connection
   with a strategic alliance
   (unaudited).......................         --       --
 Non-cash compensation expense
   (unaudited).......................         --       --
 Transfer of common stock series
   (unaudited).......................         --       --
 Accretion of warrants with
   redemption feature (unaudited)....         --       --
 Deemed dividend on preferred stock
   (unaudited).......................         --       --
 Dividend of preferred stock
   (unaudited).......................         --       --
 Transfer of Series and related
   non-cash charge of $29,216
   (unaudited).......................         --
 Net loss (unaudited)................         --       --
                                       ---------   ------
Balance at June 30, 1999
 (unaudited).........................  2,100,000   $4,155
                                       =========   ======

                            See accompanying notes.

                                  WEBMD, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   PREFERRED STOCK
                                                           ---------------------------------------------------------------
                                                                SERIES A              SERIES B              SERIES C
                                                           -------------------   -------------------   -------------------
                                                            SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                           ---------   -------   ---------   -------   ---------   -------
Balance at January 1, 1996 (Combined)....................         --   $   --           --   $   --           --   $   --
 Stock subscription receivable including a non-cash
   compensation charge of 1,371..........................         --       --           --       --           --       --
 Issuance of stock for cash..............................         --       --           --       --           --       --
 Transfer of common stock series.........................         --       --           --       --           --       --
 Net loss................................................         --       --           --       --           --       --
                                                           ---------   -------   ---------   -------   ---------   -------
Balance at December 31, 1996 (Combined)..................         --       --           --       --           --       --
 Issuance of Endeavor stock to founders..................         --       --           --       --           --       --
 Dissent of QDS minority shareholders....................         --       --           --       --           --       --
 Cancellation of the stock of QDS........................         --       --           --       --           --       --
 Issuance of Endeavor stock in exchange for QDS stock....         --       --           --       --           --       --
 Transfer of common stock series.........................         --       --           --       --           --       --
 Stock subscription receivable...........................         --       --           --       --           --       --
 Issuance of stock for cash, net of issuance costs of
   $45...................................................         --       --           --       --           --       --
 Issuance of stock upon conversion of note payable.......         --       --           --       --           --       --
 Issuance of stock options...............................         --       --           --       --           --       --
 Non-cash stock option compensation......................         --       --           --       --           --       --
 Payment of stock subscription receivable................         --       --           --       --           --       --
 Net loss................................................         --       --           --       --           --       --
                                                           ---------   -------   ---------   -------   ---------   -------
Balance at December 31, 1997.............................         --       --           --       --           --       --
 Issuance of stock upon exercise of warrants.............         --       --           --       --           --       --
 Issuance of stock and warrants including non-cash
   compensation charge of $149...........................         --       --           --       --           --       --
 Issuance of stock upon conversion of note payable.......         --       --           --       --           --       --
 Issuance of preferred stock for cash....................    801,000   12,015           --       --           --       --
 Issuance of stock for services..........................         --       --           --       --           --       --
 Issuance of stock for acquisition.......................         --       --           --       --           --       --
 Issuance of stock options including non-cash
   compensation charge...................................         --       --           --       --           --       --
 Non-cash stock option compensation......................         --       --           --       --           --       --
 Payment on stock subscription receivable................         --       --           --       --           --       --
 Accretion of warrants with redemption feature...........         --       --           --       --           --       --
 Net loss................................................         --       --           --       --           --       --
                                                           ---------   -------   ---------   -------   ---------   -------
Balance at December 31, 1998.............................    801,000   12,015           --       --           --       --
 Issuance of stock upon exercise of options
   (unaudited)...........................................         --       --       70,692      239           --       --
 Issuance of stock upon exercise of warrants
   (unaudited)...........................................    300,000    5,400           --       --           --       --
 Issuance of stock for cash (unaudited)..................         --       --           --       --           --       --
 Issuance of preferred stock for cash (unaudited)........         --       --      860,000   17,200      828,750   16,575
 Issuance of stock for goods and services (unaudited)....         --       --           --       --      180,000    3,600
 Issuance of stock in connection with strategic alliances
   (unaudited)...........................................         --       --           --       --           --       --
 Issuance of stock, options and warrants for acquisitions
   (unaudited)...........................................         --       --    2,113,208   46,822           --       --
 Issuance of warrants for services (unaudited)...........         --       --           --       --           --       --
 Issuance of warrant in connection with a strategic
   alliance (unaudited)..................................         --       --           --       --           --       --
 Non-cash compensation expense (unaudited)...............         --       --           --       --           --       --
 Transfer of common stock series (unaudited).............         --       --           --       --           --       --
 Accretion of warrants with redemption feature
   (unaudited)...........................................         --       --           --       --           --       --
 Deemed dividend on preferred stock (unaudited)..........    180,000    8,725           --       --           --       --
 Dividend of preferred stock (unaudited).................         --       --           --       --           --       --
 Transfer of series and related non-cash charge of
   $29,216 (unaudited)...................................         --       --       (5,990)     (85)          --       --
 Net loss (unaudited)....................................         --       --           --       --           --       --
                                                           ---------   -------   ---------   -------   ---------   -------
Balance at June 30, 1999 (unaudited).....................  1,281,000   $26,140   3,037,910   $64,176   1,008,750   $20,175
                                                           =========   =======   =========   =======   =========   =======

                                                                                  PREFERRED STOCK
                                                           -------------------------------------------------------------
                                                               SERIES D             SERIES E              SERIES F
                                                           -----------------   ------------------   --------------------
                                                           SHARES    AMOUNT    SHARES     AMOUNT     SHARES      AMOUNT
                                                           -------   -------   -------   --------   ---------   --------
Balance at January 1, 1996 (Combined)....................       --   $   --         --   $     --          --   $     --
 Stock subscription receivable including a non-cash
   compensation charge of 1,371..........................       --       --         --         --          --         --
 Issuance of stock for cash..............................       --       --         --         --          --         --
 Transfer of common stock series.........................       --       --         --         --          --         --
 Net loss................................................       --       --         --         --          --         --
                                                           -------   -------   -------   --------   ---------   --------
Balance at December 31, 1996 (Combined)..................       --       --         --         --          --         --
 Issuance of Endeavor stock to founders..................       --       --         --         --          --         --
 Dissent of QDS minority shareholders....................       --       --         --         --          --         --
 Cancellation of the stock of QDS........................       --       --         --         --          --         --
 Issuance of Endeavor stock in exchange for QDS stock....       --       --         --         --          --         --
 Transfer of common stock series.........................       --       --         --         --          --         --
 Stock subscription receivable...........................       --       --         --         --          --         --
 Issuance of stock for cash, net of issuance costs of
   $45...................................................       --       --         --         --          --         --
 Issuance of stock upon conversion of note payable.......       --       --         --         --          --         --
 Issuance of stock options...............................       --       --         --         --          --         --
 Non-cash stock option compensation......................       --       --         --         --          --         --
 Payment of stock subscription receivable................       --       --         --         --          --         --
 Net loss................................................       --       --         --         --          --         --
                                                           -------   -------   -------   --------   ---------   --------
Balance at December 31, 1997.............................       --       --         --         --          --         --
 Issuance of stock upon exercise of warrants.............       --       --         --         --          --         --
 Issuance of stock and warrants including non-cash
   compensation charge of $149...........................       --       --         --         --          --         --
 Issuance of stock upon conversion of note payable.......       --       --         --         --          --         --
 Issuance of preferred stock for cash....................       --       --         --         --          --         --
 Issuance of stock for services..........................       --       --         --         --          --         --
 Issuance of stock for acquisition.......................       --       --         --         --          --         --
 Issuance of stock options including non-cash
   compensation charge...................................       --       --         --         --          --         --
 Non-cash stock option compensation......................       --       --         --         --          --         --
 Payment on stock subscription receivable................       --       --         --         --          --         --
 Accretion of warrants with redemption feature...........       --       --         --         --          --         --
 Net loss................................................       --       --         --         --          --         --
                                                           -------   -------   -------   --------   ---------   --------
Balance at December 31, 1998.............................       --       --         --         --          --         --
 Issuance of stock upon exercise of options
   (unaudited)...........................................       --       --         --         --          --         --
 Issuance of stock upon exercise of warrants
   (unaudited)...........................................       --       --         --         --          --         --
 Issuance of stock for cash (unaudited)..................       --       --         --         --          --         --
 Issuance of preferred stock for cash (unaudited)........       --       --    456,896    247,501          --         --
 Issuance of stock for goods and services (unaudited)....       --       --         --         --          --         --
 Issuance of stock in connection with strategic alliances
   (unaudited)...........................................  200,000   20,000         --         --          --         --
 Issuance of stock, options and warrants for acquisitions
   (unaudited)...........................................       --       --         --         --          --         --
 Issuance of warrants for services (unaudited)...........       --       --         --         --          --         --
 Issuance of warrant in connection with a strategic
   alliance (unaudited)..................................       --       --         --         --          --         --
 Non-cash compensation expense (unaudited)...............       --       --         --         --          --         --
 Transfer of common stock series (unaudited).............       --       --         --         --          --         --
 Accretion of warrants with redemption feature
   (unaudited)...........................................       --       --         --         --          --         --
 Deemed dividend on preferred stock (unaudited)..........       --       --         --         --          --
 Dividend of preferred stock (unaudited).................       --       --         --         --     759,551    411,449
 Transfer of series and related non-cash charge of
   $29,216 (unaudited)...................................       --       --         --         --      57,349     31,066
 Net loss (unaudited)....................................       --       --         --         --          --         --
                                                           -------   -------   -------   --------   ---------   --------
Balance at June 30, 1999 (unaudited).....................  200,000   $20,000   456,896   $247,501     816,900   $442,515
                                                           =======   =======   =======   ========   =========   ========


                                                                             STOCK                         TOTAL
                                                             DEFERRED     SUBSCRIPTION   ACCUMULATED   SHAREHOLDERS'
                                                           COMPENSATION    RECEIVABLE      DEFICIT        EQUITY
                                                           ------------   ------------   -----------   -------------
Balance at January 1, 1996 (Combined)....................     $   --         $  --        $     (79)     $    (31)
 Stock subscription receivable including a non-cash
   compensation charge of 1,371..........................         --           (57)              --         1,371
 Issuance of stock for cash..............................                                                     900
 Transfer of common stock series.........................         --            --               --            --
 Net loss................................................         --            --           (1,682)       (1,682)
                                                              ------         -----        ---------      --------
Balance at December 31, 1996 (Combined)..................         --           (57)          (1,761)          558
 Issuance of Endeavor stock to founders..................         --            --               --            --
 Dissent of QDS minority shareholders....................         --            --               --            (9)
 Cancellation of the stock of QDS........................         --            --               --            --
 Issuance of Endeavor stock in exchange for QDS stock....         --            --               --            --
 Transfer of common stock series.........................         --            --               --            --
 Stock subscription receivable...........................         --          (200)              --            --
 Issuance of stock for cash, net of issuance costs of
   $45...................................................         --            --               --         5,751
 Issuance of stock upon conversion of note payable.......         --            --               --         1,018
 Issuance of stock options...............................        (18)           --               --            --
 Non-cash stock option compensation......................         10            --               --            10
 Payment of stock subscription receivable................         --            57               --            57
 Net loss................................................         --            --           (4,349)       (4,349)
                                                              ------         -----        ---------      --------
Balance at December 31, 1997.............................         (8)         (200)          (6,110)        3,036
 Issuance of stock upon exercise of warrants.............         --            --               --         2,000
 Issuance of stock and warrants including non-cash
   compensation charge of $149...........................         --            --               --         1,850
 Issuance of stock upon conversion of note payable.......         --            --               --           200
 Issuance of preferred stock for cash....................         --            --               --        12,015
 Issuance of stock for services..........................         --            --               --           405
 Issuance of stock for acquisition.......................         --            --               --           900
 Issuance of stock options including non-cash
   compensation charge...................................     (4,225)           --               --            --
 Non-cash stock option compensation......................      3,226            --               --         3,226
 Payment on stock subscription receivable................         --           200               --           200
 Accretion of warrants with redemption feature...........         --            --           (2,150)       (2,150)
 Net loss................................................         --            --          (16,396)      (16,396)
                                                              ------         -----        ---------      --------
Balance at December 31, 1998.............................     (1,007)           --          (24,656)        5,286
 Issuance of stock upon exercise of options
   (unaudited)...........................................         --            --               --         1,196
 Issuance of stock upon exercise of warrants
   (unaudited)...........................................         --            --               --        10,240
 Issuance of stock for cash (unaudited)..................         --            --               --        10,200
 Issuance of preferred stock for cash (unaudited)........         --            --               --       281,276
 Issuance of stock for goods and services (unaudited)....         --            --               --         3,600
 Issuance of stock in connection with strategic alliances
   (unaudited)...........................................         --            --               --        22,000
 Issuance of stock, options and warrants for acquisitions
   (unaudited)...........................................         --            --               --        46,822
 Issuance of warrants for services (unaudited)...........         --            --               --       254,153
 Issuance of warrant in connection with a strategic
   alliance (unaudited)..................................         --            --               --           263
 Non-cash compensation expense (unaudited)...............        166            --               --           166
 Transfer of common stock series (unaudited).............         --            --               --            --
 Accretion of warrants with redemption feature
   (unaudited)...........................................         --            --             (538)         (538)
 Deemed dividend on preferred stock (unaudited)..........         --            --           (8,725)           --
 Dividend of preferred stock (unaudited).................         --            --         (411,449)           --
 Transfer of series and related non-cash charge of
   $29,216 (unaudited)...................................         --            --               --        29,216
 Net loss (unaudited)....................................         --            --          (89,376)      (89,376)
                                                              ------         -----        ---------      --------
Balance at June 30, 1999 (unaudited).....................     $ (841)        $  --        $(534,744)     $574,504
                                                              ======         =====        =========      ========

                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                              SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,           JUNE 30,
                                                              ----------------------------   ------------------
                                                               1996      1997       1998      1998       1999
                                                              -------   -------   --------   -------   --------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $    --   $(3,154)  $(16,396)  $(4,983)  $(89,376)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       --         9        303        57      8,438
    Gain on disposal of discontinued operations.............       --      (165)    (7,709)       --         --
    Extraordinary loss on early extinguishment of notes
      payable...............................................       --        --        930        --         --
    Loss on equity investment...............................       --        --         --        --        191
    Non-cash compensation expense...........................       --        11      3,375        46     29,382
    Non-cash interest expense...............................       --       593        105        90         --
    Non-cash amortization of equity issued for services.....       --        --        405        --     11,125
    Changes in operating assets and liabilities, net of
      business acquired:
      Accounts receivable...................................       --        --         --        --     (3,808)
      Other current assets..................................       --       (53)    (2,861)        5      2,273
      Prepaid software licenses, content and services.......       --        --         --        --    (20,555)
      Other assets..........................................       --        --         --        --      2,072
      Accounts payable and accrued expenses.................       --       317      3,396       345     (1,305)
      Deferred revenue......................................       --        --        887        --      3,074
                                                              -------   -------   --------   -------   --------
  Net cash used in operating activities by continuing
    operations..............................................       --    (2,442)   (17,565)   (4,440)   (58,489)
  Net cash provided by (used in) operating activities of
    discontinued operations.................................      (55)   (1,444)      (361)      863         --
                                                              -------   -------   --------   -------   --------
  Net cash used in operating activities.....................      (55)   (3,886)   (17,926)   (3,577)   (58,489)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................       --       (76)    (2,688)   (1,215)    (4,043)
  Purchases of property and equipment for discontinued
    operations..............................................   (2,325)   (1,713)    (1,787)   (1,102)        --
  Payment of dissenters' claim..............................       --        --     (2,653)       --         --
  Payments associated with acquisitions.....................       --        --         --        --     (2,676)
  Proceeds received on note receivable......................       --        --         71        39         51
  Proceeds from sale of discontinued operations.............       --       200     16,597        --         --
                                                              -------   -------   --------   -------   --------
  Net cash (used in) provided by investing activities.......   (2,325)   (1,589)     9,540    (2,278)    (6,668)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from sale of common stock....................      900     5,751      1,701     3,560     10,200
  Net proceeds from sale of preferred stock.................       --        --     12,015        --    281,276
  Net proceeds from exercise of warrants....................       --        --      2,000        --      6,441
  Net proceeds from exercise of options.....................       --        --         --        --      1,196
  Proceeds from issuance of notes payable...................       --     2,890      2,000        --         --
  Proceeds from issuance of common stock warrants associated
    with notes payable......................................       --     1,110         --        --         --
  Payment of notes payable and capital leases...............       --        --     (6,000)       --     (2,347)
  Amounts received on stock subscriptions...................       --        57        200       200         --
  Deferred financing costs..................................       --      (124)        --        --         --
                                                              -------   -------   --------   -------   --------
  Net cash provided by financing activities of continuing
    operations..............................................      900     9,684     11,916     3,760    296,766
  Net cash provided by (used in) financing activities of
    discontinued operations.................................    1,480    (1,513)        --      (201)        --
                                                              -------   -------   --------   -------   --------
  Net cash provided by financing activities.................    2,380     8,171     11,916     3,559    296,766
                                                              -------   -------   --------   -------   --------
  Net increase (decrease) in cash and cash equivalents......       --     2,696      3,530    (2,296)   231,609
  Cash and cash equivalents at beginning of period..........       --        --      2,696     2,696      6,226
                                                              -------   -------   --------   -------   --------
  Cash and cash equivalents at end of period................  $    --   $ 2,696   $  6,226   $   400   $237,835
                                                              =======   =======   ========   =======   ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired under capital lease obligations........  $    --   $    --   $     --   $    --   $  1,064
                                                              =======   =======   ========   =======   ========
  Issuance of note receivable for sale of Ultrascan.........  $    --   $   200   $     --   $    --   $     --
                                                              =======   =======   ========   =======   ========
  Issuance of preferred stock for acquisitions..............  $    --   $    --   $     --   $    --   $ 46,822
                                                              =======   =======   ========   =======   ========
  Issuance of common stock for acquisition..................  $    --   $    --   $    900   $    --   $     --
                                                              =======   =======   ========   =======   ========
  Issuance of stock in connection with strategic
    alliances...............................................  $    --   $    --   $     --   $    --   $  2,001
                                                              =======   =======   ========   =======   ========
  Issuance of equity instruments for software licenses,
    content and services....................................  $    --   $    --   $    405   $    --   $280,016
                                                              =======   =======   ========   =======   ========
  Conversion of notes payable to common stock, including
    non-cash interest charge................................  $    --   $ 1,018   $    200   $   200   $     --
                                                              =======   =======   ========   =======   ========
  Deemed dividend on preferred stock........................  $    --   $    --   $     --   $    --   $  8,725
                                                              =======   =======   ========   =======   ========
  Preferred stock dividend..................................  $    --   $    --   $     --   $    --   $130,556
                                                              =======   =======   ========   =======   ========

                            See accompanying notes.

                                  WEBMD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Endeavor Technologies, Inc., ("ETI"), a Georgia corporation, was formed on October 17, 1996 and was renamed WebMD, Inc. (the "Company") in August 1998. In the fourth quarter of 1998, the Company launched a branded, integrated, Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. On March 26, 1997, ETI, at the time a newly formed entity, acquired Quality Diagnostic Services, Inc. ("QDS") through the exchange of 2,000,000 shares of the Company's common stock, no designation, 700,000 shares of the Company's Series B common stock and 750,000 shares of the Company's Series C common stock for identical amounts of QDS stock of the same series designation. The assets and liabilities of QDS were acquired in a transaction accounted for as a reverse acquisition/ recapitalization and are recorded at historical cost. Additionally, the results of QDS operations are reflected as if the above transaction took place at January 1, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation. Consequently, for comparative purposes, the combined financial statements have been presented as if the Company and its subsidiaries were a single entity for the periods presented.

     Effective July 1, 1997, the Company sold all of the outstanding stock of UltraScan, Inc. ("UltraScan") for $400.

     Effective July 1, 1998, the Company sold substantially all of the assets of QDS and Telemedics, Inc. ("Telemedics") for $17,000 in cash and up to $6,000 in additional contingent consideration based on 1999 QDS and Telemedics revenues. No contingent consideration has been recorded as of December 31, 1998.

     The consolidated financial statements reflect the results of UltraScan, QDS, and Telemedics as discontinued operations. See Note 2 for further discussion.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. At December 31, 1998, the Company maintains cash and cash equivalents with two separate financial institutions located in Georgia. At December 31, 1998, substantially all of the Company's cash and cash equivalents are invested in short-term money market accounts, which bear minimal risk, and are available on demand.

     The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these financial

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

instruments. The carrying amount reported in the balance sheet for long-term debt approximates its fair value based on discounted cash flows.

VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     The Company is dependent upon various content providers to provide content for use on the Company's Web site.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

PRODUCT DEVELOPMENT AND CONTENT COSTS

     Product development and content costs include personnel costs associated with the development, management, testing and upgrades of the Company's website and systems, license fees for content acquisition and third party website development services. Product development costs are charged to operations as incurred. Content costs are amortized over the term of the content license agreement or over the useful life of the content (if the term of the content provided is indefinite) on a straight-line basis. Amortization periods have generally ranged from six months to five years.

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have not been significant.

ADVERTISING COSTS

     Advertising costs are charged to expense in the period the costs are incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was $0, $164 and $604, respectively.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes."

REVENUE RECOGNITION

     The Company derives its revenue primarily from subscriptions, advertising, third-party carriage fees, and other services generated by the WebMD website and its co-branded websites. Subscription revenue is recognized based on the monthly subscription fee. Revenues related to advertising and the Company's various Internet-based administrative, communication and information services are recognized when the services are performed or provided. Revenues from fixed fee content carriage agreements are recognized ratably over the related contract term.

     The Company has entered into agreements that provide for the placement and sponsorship of subscriptions, co-promotion and marketing rights, and website content licenses. Under such agreements,

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the Company generally pays a fee for co-promotion services and branding rights and generally shares in the advertising and e-commerce revenues generated by the co-branded websites and web pages. Several of these relationships include the issuance of equity securities by the Company.

     Amounts received for sponsored subscriptions prior to the placement of the related subscriptions are recorded as deferred revenue and are recognized as the subscriptions are placed. The Company assesses the likelihood that all subscriptions under the agreement will ultimately be placed during the contract period. To the extent that the Company determines that the sponsored subscriptions will not be placed, the related deferred revenue and assets associated with that agreement are reduced.

STOCK SPLIT

     On October 2, 1997, the Company effected a one-for-two reverse stock split. The share and per share amounts in the financial statements have been retroactively adjusted for the reverse stock split.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), and in February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 98 related to SFAS 128. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The Company's common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share.

     Options and warrants to purchase 4,510,321 and 8,160,309 shares of common stock with a weighted average exercise price of $1.20 and $4.59 per share, outstanding in 1997 and 1998, respectively, and 30,000 shares of restricted common stock issued during 1998 were not included in the computation of diluted loss per share because the Company reported a loss and, therefore, the effect would be antidilutive.

STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") sets forth accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company continues to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (collectively "APB 25"). Under APB 25, no compensation expense is recognized for stock options granted to employees at fair market value. Certain stock, stock options and warrants were granted with exercise prices below the then fair market value or at fair market value to third parties. In connection with these issuances, the Company recognized $1,371, $11 and $3,226 in compensation expense during 1996, 1997 and 1998, respectively.

FAIR VALUE OF EQUITY INSTRUMENTS

     The values assigned to stock issued for acquisitions and equity instruments issued for content, licenses and services were determined by management and the Board of Directors based on recent sales of similar securities, in the absence of a readily trading market.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been prepared on a basis substantially the same as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

2. DISCONTINUED OPERATIONS

     Effective July 1, 1998, the Company sold substantially all of the assets of QDS and Telemedics. The sale resulted in a net gain of $7,709. In connection with the sale, the Company has issued a warrant to purchase 110,768 shares of the Company's Series D common stock (see Note 11). The operations of these subsidiaries are included in the statements of operations as a loss from discontinued operations. Net patient service revenues from QDS for the years ended December 31, 1996, 1997 and for the period from January 1, 1998 to July 1, 1998 were approximately $3,257, $7,091 and $5,261, respectively. Product sales from Telemedics for the year ended December 31, 1997 (the first year of operations) and for the period from January 1, 1998 to July 1, 1998 were approximately $283 and $26, respectively. Net losses for QDS and Telemedics combined for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to July 1, 1998 were $1,645, $778 and $393, respectively.

     QDS revenues from arrhythmia monitoring services were recognized as the services were performed over the contract term. Telemedics product sales revenue from the sale of arrhythmia monitoring devices were recognized upon shipment. Net patient service revenues for QDS were reported at the estimated net realizable amounts from third-party payors and others for services rendered. Contractual allowances were reflected as a reduction in gross charges to arrive at net patient service revenue. An allowance for doubtful accounts was established for revenue estimated to be uncollectible and adjusted based upon management's evaluation of current economic conditions, historical collection experience and other relevant factors that, in the opinion of management, required recognition in estimating such allowance.

     Effective July 1, 1997, the Company sold all of the outstanding shares of common stock of Ultrascan to its former President for $400. The sale resulted in a net gain of approximately $165. The operations of this subsidiary are included in the statements of operations as a loss from discontinued operations. Revenue and net losses from Ultrascan for the year ended December 31, 1996 and the six month period ended June 30, 1997, were approximately $13 and $189 and $37 and $417, respectively. As of December 31, 1998, a note receivable of $134 is due from the purchaser related to this sale.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Balance sheet information for QDS, Telemedics and Ultrascan is provided as follows:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
Cash........................................................     $  192
Other current assets........................................      1,919
Property and equipment, net.................................      3,280
Intangibles, net............................................        653
                                                                 ------
          Total assets......................................     $6,044
                                                                 ======
LIABILITIES
Accounts payable, accrued expenses and other................     $1,762
                                                                 ------
          Total liabilities.................................     $1,762
                                                                 ======

     Supplemental cash flow information from the discontinued operations of QDS, Telemedics and Ultrascan is provided as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996       1997      1998
                                                              -------    -------    -----
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(1,682)   $(1,195)   $  --
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Cash flow related to results from operations deferred
     until sold.............................................       --         --     (393)
  Non-cash compensation expense.............................    1,371         --       --
  Depreciation and amortization.............................      326        777      529
  Loss on write-off of property and equipment...............       --        235       97
  Changes in operating assets and liabilities:
     Cash of discontinued operations........................     (139)       (53)     (62)
     Accounts receivable, net...............................     (693)    (1,155)    (507)
     Other current assets...................................      (35)        11        4
     Accounts payable and accrued expenses..................      733       (280)    (216)
     Deferred contract revenue..............................       64        216      187
                                                              -------    -------    -----
Net cash provided by (used in) operating activities.........  $   (55)   $(1,444)   $(361)
                                                              =======    =======    =====
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from amounts due to related parties................  $ 1,302    $   500    $  --
Payments on amounts due to related parties..................   (1,505)      (262)      --
Proceeds from issuance of notes payable and other debt......    1,879        206       --
Payments on notes payable and other debt....................     (196)    (1,957)      --
                                                              -------    -------    -----
Net cash provided by (used in) financing activities.........  $ 1,480    $(1,513)   $  --
                                                              =======    =======    =====

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In connection with the acquisition of QDS by the Company on March 26, 1997, certain shareholders of QDS asserted their rights granted under Georgia law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. In accordance with Georgia law, the Company offered to pay the former shareholders approximately $400 for their interest in QDS. The former shareholders rejected that offer. On August 1, 1997, in accordance with statutory provisions relating to the valuation process, QDS filed a complaint against the dissenting shareholders for the judicial appraisal of their shares. In July 1998, the Company paid the former shareholders of QDS approximately $2,700 in settlement of the dissenters' rights action. This payment is reflected as a reduction to the gain on disposal of discontinued operations.

3. ACQUISITION

     In December 1998, the Company acquired substantially all of the net assets of certifiedemail.com, Inc. ("certifiedemail.com") for 50,000 shares of the Company's Series D common stock. In connection with the acquisition, the Company assumed accounts payable of approximately $100 and forgave a note receivable from certifiedemail.com for approximately $230. The acquisition has been accounted for as a purchase and the excess of cost over fair value of the net assets acquired of approximately $1,060 has been recorded as goodwill and is being amortized on a straight-line basis over a three-year period. Pro forma results are not presented for this acquisition as they are not significant during the years presented.

4. PREPAID SOFTWARE LICENSES, CONTENT AND SERVICES

     In connection with obtaining software licenses, content and development services, the Company paid cash or issued equity instruments to certain service providers including related parties. The amount of payments made or the fair value of equity instruments issued has been capitalized and is being amortized over the agreement term. Prepaid costs by category are summarized as follows:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
CURRENT PORTION
Content.....................................................     $   --        $  3,728
Services....................................................         --           2,031
Distribution................................................         --          70,022
Promotions..................................................      5,000           1,475
                                                                 ------        --------
                                                                 $5,000        $ 77,256
                                                                 ======        ========
LONG-TERM PORTION
Content.....................................................     $   --        $  8,438
Services....................................................         --           1,200
Distribution................................................         --         206,067
Promotions..................................................         --              --
                                                                 ------        --------
                                                                 $   --        $215,705
                                                                 ======        ========

     There were no prepaid software licenses, content and services balances as of December 31, 1996 and 1997.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                            ---------------    JUNE 30,
                                                             1997     1998       1999
                                                            ------   ------   -----------
                                                                              (UNAUDITED)
Computer equipment and purchased software.................  $   23   $3,110     $ 7,649
Furniture and fixtures....................................      53      420         871
Property and equipment from discontinued operations.......   4,263       --          --
                                                            ------   ------     -------
                                                             4,339    3,530       8,520
Less accumulated depreciation.............................      (3)    (390)     (1,356)
Less accumulated depreciation from discontinued
  operations..............................................    (983)      --          --
                                                            ------   ------     -------
Property and equipment, net...............................  $3,353   $3,140     $ 7,164
                                                            ======   ======     =======

6. WRITE-DOWN OF CUSTOMER TERMINALS

     During 1998, the Company purchased customer terminals which were to be included as promotional arrangements with certain subscribers. Due to a change in the Company's strategy, the Company recorded a charge of approximately $1,795 to write-down customer terminals to their net realizable value of $620. The net realizable value, which was determined by a third party offer, is included in other assets. The customer terminals were sold subsequent to year end.

7. COMMITMENTS

CONTENT AND STRATEGIC ALLIANCE COMMITMENTS

     The Company has agreements with various content providers and strategic partners whereby the Company is committed to pay certain amounts in connection with content and services obtained for use on the Company's website and certain distribution arrangements. The Company has recorded $538 and $1,122 as product development and content costs related to these agreements during 1997 and 1998, respectively. The Company's non-cancelable future commitments under these agreements, a certain portion with shareholders of the Company are as follows:

                                                        DECEMBER 31,    JUNE 30,
                                                            1998          1999
                                                        ------------   -----------
                                                                       (UNAUDITED)
1999..................................................    $    9,358    $   37,300
2000..................................................         4,405        72,500
2001..................................................         3,300        78,300
2002..................................................           120        40,400
2003..................................................            30        34,400
                                                          ----------    ----------
                                                          $   17,213    $  262,900
                                                          ==========    ==========

     Additionally, the Company has committed to spend $750 prior to February 2001 relating to promotional arrangements associated with one of its strategic alliances with a shareholder.

     On December 31, 1998, the Company entered into an agreement with a related party to purchase software licenses which are to be provided to certain of the Company's subscribers. The total commitment was $5,000 for 10,000 licenses and was paid subsequent to year end. The Company recorded this obligation in prepaid software licenses and accrued expenses.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OPERATING LEASE COMMITMENTS

     The Company leases its facilities and certain office equipment under operating lease agreements expiring through 2001. Lease expense was approximately $204 and $541 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1998, future minimum lease commitments under operating leases, a significant portion of which are with a shareholder, are as follows:

1999........................................................  $  956
2000........................................................     342
2001........................................................      88
2002........................................................      26
2003........................................................      26
                                                              ------
                                                              $1,438
                                                              ======

     Additionally, certain UltraScan equipment leases with total lease commitments of $678 as of December 31, 1998, are under guarantee by the Company. These leases expire through 2002.

     In April 1998, a primary vendor of QDS and Telemedics took occupancy of space previously occupied by the Company under a sublease agreement for which the Company is a guarantor. Total lease commitments under this lease as of December 31, 1998 are $326 and the lease expires in 2001.

8. LONG-TERM DEBT

     During 1997 the Company borrowed $4,000 from Sirrom Capital Corporation ("Sirrom"), with interest payable monthly at 13.5%, and principal due on August 1, 2002. On July 8, 1998, the Company borrowed an additional $2,000 from an affiliate of Sirrom, Sirrom Investment, Inc. Finance costs related to the initial Sirrom debt instrument totaling $124 were capitalized during 1997 and amortized over five years. On July 22, 1998, the Company repaid all outstanding borrowings from Sirrom. In connection with the retirement of these borrowings, the Company recognized an extraordinary loss of $930, which included the remaining balance of the capitalized finance costs.

9. RETIREMENT PLAN

     The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees 21 years of age or older with at least six months of employment and permits voluntary employee contributions and Company profit sharing contributions. The Company has not made any such contributions to the plan through December 31, 1998.

10. RELATED PARTY TRANSACTIONS

     In July 1996, the Company loaned an officer of the Company $57 to purchase 2,500,000 shares of common stock. This loan is evidenced by a full recourse promissory note bearing interest at 8.5% per annum originally due in July 1998, but modified in March 1997 to be due in July 1999. Through December 31, 1998, the officer paid $52 in principal and interest. The note was repaid in full at June 30, 1999. In connection with the sale of stock, a charge of $1,371 was recorded as non-cash compensation in 1996.

     In August 1996, QDS received a $200 loan from a shareholder for working capital needs. The indebtedness bore no interest and was payable on demand. In February 1998, the Company converted the indebtedness into 100,000 shares of Series D common stock.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In August 1997, the Company received loans of $100 each from two shareholders of the Company. Each unsecured loan was evidenced by a promissory note payable and paid in full during 1997. In conjunction with these loans, the Company granted each of the two shareholders the option to purchase 13,486 shares of Series D common stock of the Company at an exercise price of $1.44 per share. In connection with these options, the Company recorded their fair value, as determined by the minimum value method, as additional interest expense.

     During 1998, the Company purchased services from iXL Enterprises, Inc. ("iXL") in the amount of $4,448. A board member of the Company is Chairman of iXL.

     The Company provides its subscribers with Premiere's enhanced communications services. The Company's agreement with Premiere is effective until January 31, 2001 and contains minimum commitments for per account and transaction payments by the Company to Premiere. These minimum commitments total $2,600, $3,267, $2,817 and $2,667 during 1999, 2000, 2001 and 2002, respectively. The Company's agreement with Premiere also provides for the development of the Orchestrate platform for the Company. A board member of the Company is the Chairman of Premiere.

     McKessonHBOC, a shareholder of the Company, has agreed to market the Company's subscriptions to integrated delivery networks, hospitals, physician offices, pharmacies, pharmaceutical companies and medical and surgical supply manufacturers. The Company has agreed to provide web-enabled access to McKessonHBOC products and services. Also, see Note 14.

11. SHAREHOLDERS' EQUITY

COMMON STOCK

     As discussed in Note 1, the merger between the Company and QDS has been accounted for as a reverse acquisition/recapitalization and, as a result, for comparative purposes, the financial statements, including equity transactions, have been presented as if the Company and QDS were a single entity for all periods presented. Shares were issued to founders of Endeavor in exchange for nominal consideration.

     In October 1998, the Company issued 30,000 shares of its Series D common stock in exchange for corporate communication services to be provided through April 1999. The Company has recorded the shares at $405, which approximated their fair market value on the date of issuance, and is amortizing the value to sales and marketing expense over the term of the agreement. During 1998, the Company recorded $270 of sales and marketing expense related to this agreement.

     The Company has authorized and issued shares of common stock (no designation), Series B, C, D and E common stock. The rights of the series are identical except that (i) Series B, C, D and E common stock are non-voting and
(ii) Series B, C and E common stock have a liquidation preference of $0.29, $1.00 and $1.00 per share, respectively. Upon a liquidation of the Company, if the assets of the Company are insufficient to permit full payment of the liquidation preference after payment of preferred stock liquidation preference, then the assets of the Company available for such distribution shall be distributed pro rata based on the relative liquidation preferences.

     Upon the effective date of a public offering of the Company's common stock, the common stock (no designation) Series B, C, D and E common stock will be automatically converted into one series of voting common stock.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PREFERRED STOCK

     The Company's Board of Directors has authorized 10,000,000 shares of preferred stock, with 1,600,000 of such shares designated as Series A preferred stock, 3,400,000 of such shares designated as Series B preferred stock, 2,000,000 of such shares designated as Series C preferred stock, 200,000 of such shares designated as Series D preferred stock, 792,000 of such shares designated as Series E preferred stock, and 1,180,000 of such shares designated as Series F preferred stock. The rights of the preferred stock series are identical except that (i) Series A preferred stock are voting and (ii) Series A preferred stock has liquidation preference over holders of any junior ranking capital stock. Upon a liquidation of the Company, if the assets of the Company are insufficient to permit full payment of the liquidation preference of each series, then the assets of the Company available for such distribution shall be distributed pro rata based on the relative liquidation preferences.

     During 1998, the Company sold 801,000 shares of its Series A preferred stock for $15.00 per share. In connection with the sale of the Series A preferred stock, the Company has agreed to issue additional shares of Series A preferred stock should the Company not complete an initial public offering by certain dates as follows: 30,000 shares on March 1, 1999, 150,000 shares on May 22, 1999, 10,000 shares on September 1, 1999 and 50,000 shares on November 22, 1999. Also, see Note 14.

     As described in the Company's Articles of Incorporation, the holders of Series A, B and C preferred stock have the right to convert all or part of such shares into common stock on a one-for-one basis. The holders of Series D preferred stock have the right to convert all or part of such shares into common stock at any time after March 1, 2000, a change to common stock series without designation, a merger where WebMD is not the surviving entity, or a sale of substantially all of the company on a five-for-one basis. The holders of the Series E Preferred Stock and the Series F Preferred Stock have the right to convert all or part of such shares into common stock any time after January 15, 2000 on a ten-for-one basis.

     The Series A, B, C, D and E preferred stock provide for a preference upon liquidation.

STOCK WARRANTS

     On August 29, 1997, the Company borrowed $4,000 from Sirrom. In connection with the loan, Sirrom received a warrant to purchase 557,490 shares of the Company's Series D common stock for $0.01 per share. Of the $4,000 in borrowings, $1,110 was allocated to the value of the warrant based on the then fair value of Series D common stock and recorded as temporary equity due to its redemption feature. The warrant expires on August 1, 2002. In connection with the warrant, $75 and $105 was amortized to interest expense during 1997 and 1998, respectively.

     Sirrom has the option to require the Company to redeem the warrants for a period of 30 days after the exercise period in August 2002, at a purchase price equal to fair market value, as defined. Upon completion of an initial public offering by the Company, the redemption right terminates. Accordingly, in periods prior to an initial public offering, the Company has accounted for the warrants as temporary equity. The excess of the redemption value over the carrying value is being accrued by periodic charges to accumulated deficit over the redemption period. This accrual amounted to $2,150 for 1998. Upon the exercise or completion of an initial public offering, the value of the warrants will be transferred to permanent equity. Also, see Note 14.

     In December 1997, the Company granted a warrant to purchase 1,000,000 shares of the Company's Series E common stock for $2.00 per share to Premiere Technologies, Inc. ("Premiere"). The warrant was issued in connection with a sale of the Company's Series E common stock and the fair value of the warrant of $45 was recorded as issuance cost. On April 29, 1998, Premiere exercised its option in full.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In connection with the sale of QDS and Telemedics, the Company issued a warrant to purchase 110,768 shares of the Company's Series D common stock to Matria at the lesser of $14.44 or the initial public offering price should the Company complete an initial public offering. The warrant will be exercisable in full on the earlier of the completion of an initial public offering or June 30, 1999 and expires five years from the issuance date.

     In connection with sales of its Series A preferred stock, the Company also issued warrants to HBO & Company to purchase a total of 498,456 shares of the Company's Series A preferred stock at the lesser of the price at a public offering or $13.00 per share. The warrants expire on August 24, 2001 with respect to 415,380 shares and on September 1, 2001 with respect to 83,076 shares.

STOCK OPTION PLAN

     Effective January 1, 1997, the Board of Directors and shareholders of the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan"), which provides for issuance of stock options and restricted stock awards to employees, directors, consultants and advisors. The Board of Directors and shareholders of the Company amended and restated the 1997 Plan on September 17, 1998. Options may be granted under the 1997 Plan with an exercise price not less than the fair value of the Company's common stock on the date of the grant, as determined by the Board of Directors or a committee of the Board, in the absence of a readily available market for the Company's stock. Options become exercisable and expire as determined by the Board of Directors or a committee of the Board (generally over 2 to 7 years).

     Effective November 13, 1998, the Board of Directors and shareholders of the Company adopted the Director Stock Option Plan ("the Director Plan"), which provides for issuance of stock options to non-employee directors. Options are granted automatically to existing directors on the date of adoption and subsequently upon election as a director of the Company and at January 1 of each calendar year with an exercise price not less than the fair value of the Company's common stock on the date of the grant. Options are vested immediately and become exercisable six months from the date of grant and expire in ten years.

     Pro forma information regarding net income and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted average assumptions for 1997 and 1998: risk-free interest rates of 6.2% and 5.4%; no dividend yield; and an expected life of an option of four years.

     Option valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options granted to employees are amortized to expense over the vesting period. The weighted average fair value per option granted in 1997 and 1998 was $0.32 and $1.56, respectively. The Company's pro forma net loss would have been $(4,514) and $(17,173) and net loss per share would have been $(0.54) and $(1.40), for the years ended December 31, 1997 and 1998, respectively.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following stock options were outstanding to employees, directors, and other third parties:

                                                           NUMBER OF OPTIONS   EXERCISE PRICE PER SHARE
                                                           -----------------   ------------------------
Outstanding at January 1, 1997...........................             --            $           --
Granted..................................................      2,353,820                      1.44
                                                               ---------
Balance at December 31, 1997.............................      2,353,820                      1.44
Granted..................................................      3,802,294             1.44 -  14.44
Canceled.................................................        (69,230)                     1.44
                                                               ---------
Balance at December 31, 1998.............................      6,086,884             1.44 -  14.44
Granted..................................................      2,514,834                     14.44
Assumed in acquisitions..................................        362,276             1.31 -  11.64
Exercised................................................       (123,849)            1.32 -   6.01
                                                               ---------
Balance at June 30, 1999 (unaudited).....................      8,840,145            $1.31 -  14.44
                                                               =========
Exercisable at December 31, 1998.........................      2,715,748            $1.44 - $10.83
                                                               =========

     The following tables summarize information concerning currently outstanding and exercisable options at December 31, 1998:

                    OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
------------------------------------------------------------    -----------------------
                                   WEIGHTED-       WEIGHTED-                  WEIGHTED-
                                    AVERAGE         AVERAGE                    AVERAGE
   RANGE OF         NUMBER         REMAINING       EXERCISE       NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE     PRICE      OUTSTANDING     PRICE
---------------   -----------   ----------------   ---------    -----------   ---------
$ 1.44 - $ 2.89    3,193,070          2.51          $ 1.49       1,732,683     $ 2.80
$10.83 - $14.44    2,893,814          4.30           10.93         983,065      10.83
                   ---------                                     ---------
                   6,086,884          3.36            5.98       2,715,748       5.08
                   =========                                     =========

     Certain options were issued with exercise prices of $2 per share which was below the then fair market value which ranged from $3 to $15 per share. In connection with these issuances, the Company recorded deferred compensation based on the intrinsic value of $18 and $4,225 related to 152,306 and 480,579 options in 1997 and 1998, respectively. Non-cash compensation expense of $11 and $3,226 was recognized during 1997 and 1998, respectively, based on the vesting periods which range from 1 to 3 years. Certain sales representatives of the Company entered into agreements that did not fix the number of options to purchase shares until certain goals are met. Because the exercise price of these options is fixed but the number of shares is variable, the Company recorded compensation expense relating to these options to the extent the fair market value of the underlying stock was in excess of the exercise price at the time the number of shares was determined. All options issued to sales representatives were fixed during 1998 and thus the number of shares became determinable.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforward...........................  $ 1,966    $ 5,234
  Allowance for bad debts...................................      456         --
  Stock option compensation.................................       --      1,102
  Write-down of customer terminals..........................       --        682
  Valuation allowance.......................................   (2,116)    (6,431)
                                                              -------    -------
                                                                  306        587
Deferred tax liability:
  Depreciation..............................................      306        587
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

     At December 31, 1998, the Company has total net operating loss carryforwards for federal and state income tax purposes of approximately $13,721 that expire in years 2010 through 2013.

     Utilization of the Company's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

                                                              1996      1997       1998
                                                              -----    -------    -------
Tax at statutory rate.......................................  $(572)   $(1,479)   $(5,575)
State taxes, net of federal benefit.........................    (67)      (174)      (656)
Permanent differences.......................................      8        197      1,916
Valuation allowance.........................................    631      1,456      4,315
                                                              -----    -------    -------
                                                              $  --    $    --    $    --
                                                              =====    =======    =======

13. STOCK DIVIDEND

     On April 9, 1999, the Board of Directors declared a dividend of 0.03846 shares of a new series of preferred stock, Series F, which is convertible into common stock on a ten-for-one basis, for each share of capital stock outstanding. On an as converted to common basis, all stockholders received a
0.3846 dividend, which thereby would increase the outstanding common on an as converted basis by 38.46%. In connection with the dividend, the preferred stockholders received approximately 241,000 shares of Series F preferred stock and the Company recorded a preferred dividend of $130,556 based on the fair value of the Company's stock using methods described in Note 1. Common stockholders received approximately 518,551 shares of Series F preferred stock. In accordance with provisions in the Company's Articles of Incorporation, there was no liquidation preference attributable to the Series F preferred stock at June 30, 1999.

     In connection with this dividend, certain shareholders were granted the right to exchange shares into Series F preferred stock. The Company recorded a charge of $29,216 relating to this right.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Because the dividend triggered anti-dilution provisions, the Company's board approved in-kind adjustments to the applicable option and warrants outstanding on April 9, 1999 to reflect the stock dividend, regardless of whether these options and warrants were vested. The dividend adjustment to the options and warrants were vested or will vest according to the same vesting schedule as the underlying options and warrants. Unless otherwise indicated, the impact of the stock dividend on options and warrants has been reflected as if it had occurred for all periods presented.

14. EVENTS SUBSEQUENT TO DECEMBER 31, 1998 -- UNAUDITED

Acquisitions

     On January 22, 1999, the Company acquired Direct Medical Knowledge, Inc. ("DMK"), a publisher of healthcare information over the Internet, for 494,018 shares of Series B preferred stock valued at approximately $9,880. In addition, the Company converted existing DMK options and warrants into options and warrants to acquire 181,323 shares of Series B preferred stock valued at approximately $2,467, for a combined value of $12,347. The estimated fair value of the options and warrants assumed was based on the Black-Scholes option pricing model using the following assumptions: expected lives of one-half to 2.5 years, expected volatility factor of .5, risk-free interest rate of 4.5%, and expected dividend rate of 0%. At closing, the Company forgave $300 of amounts owed by DMK to the Company which is reflected in other current assets as of December 31, 1998. The transaction was accounted for as a purchase. As a result of this purchase, the Company recorded $13,590 in goodwill and other intangible assets, which will be amortized over 3 years.

     On January 25, 1999, the Company acquired Sapient Health Network, Inc. ("SHN"), a designer and manager of Web-based communities for healthcare consumers, for 1,619,190 shares of Series B preferred stock valued at approximately $32,384. In addition, the Company converted existing SHN options and warrants into options and warrants to acquire 180,953 shares of Series B preferred stock valued at approximately $2,091, for a combined value of $34,475. The estimated fair value of the options and warrants assumed was based on the Black-Scholes model using the following assumptions: expected lives of one-half to 2.5 years, expected volatility factor of .5, risk-free interest rate of 4.5%, and expected dividend rate of 0%. At closing, the Company paid $2,676 relating to obligations of SHN. The transaction was accounted for as a purchase. As a result of this purchase, the Company recorded $38,326 in goodwill and other intangible assets, which will be amortized over 3 years.

     The acquisitions are reflected in the financial statements from the date of acquisition. The following pro forma information gives effect to the acquisitions of DMK and SHN as if such transaction had occurred as of the beginning of 1998 (in thousands, except per share data, unaudited):

Net revenue.................................................  $  1,286
                                                              --------
Loss from operations........................................  $(45,881)
                                                              ========
Net loss applicable to common stockholders..................  $(41,813)
                                                              ========
Basic and diluted net loss per common share.................  $  (3.43)
                                                              ========

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Strategic Relationships and Distribution Agreements and other Equity
Transactions

     In April 1999, Sirrom exercised its warrant to purchase 557,490 shares of common stock. Additionally, warrants to purchase 22,730 shares of common stock were exercised by third parties during the first six months of 1999.

     On April 30, 1999, 300,000 shares of the Company's Series A preferred stock were purchased through the exercise of a warrant by HBO & Company.

     During the first six months of 1999, 70,692 shares of the Company's Series B preferred stock were issued through the exercise of employee options. The exercise price totaled approximately $239.

     During the first six months of 1999, the Company sold at fair market value 194,604 shares of Series D common stock, 860,000 shares of Series B preferred stock, 828,750 shares of Series C preferred stock and 456,896 shares of Series E preferred stock (Series E preferred stock is convertible on a ten-to-one basis into common) for $10,200, $17,200, $16,575 and $247,501, respectively.

     On January 27, 1999, the Company issued warrants to purchase 1,038,450 shares of Series D common stock to Gleacher NatWest, Inc., currently known as Gleacher & Co. LLC ("Gleacher"). These warrants vest 692,300 on January 29, 1999 and 346,150 on January 29, 2000 and have an exercise term of five years. The agreement requires Gleacher to perform financial advisory services over a two-year period. If Gleacher fails to perform under the agreement, they forfeit the unvested options and pay the Company a cash penalty of up to $3,400. The value attributed to this issuance was $4,688 and was determined by the Black-Scholes option pricing model using the following assumptions: risk free interest rate of 5.75%; 0.5 volatility; no dividend yield; and an expected life of the warrant of two years and will be amortized over the 2 year life of the agreement. Unrelated to the transaction described above, certain principals of Gleacher purchased a total of 178,750 shares of Series C preferred stock for a total price of $3,575.

     In connection with a sale of Series A preferred stock during 1998, the Company was required to issue an additional 180,000 shares of Series A preferred stock subsequent to year end for no additional consideration because the Company did not complete an initial public offering by the issuance date of the shares. The Company recorded non-cash deemed dividends on preferred stock totaling $8,700 representing the beneficial conversion to these shareholders as a result of this transaction. The amount of the dividend is equal to the fair value of the additional shares issued as of the dates issued.

     On January 28, 1999, the Company entered into a strategic alliance by acquiring a 30% equity interest in J&C Nationwide, Inc., a private company, for 100,000 shares of the Company's Series D common stock valued at $2,000. This investment is being accounted for under the equity method of accounting, subject to impairment as determined by the Company's ability to realize its full invested value.

     Under this strategic relationship, WebMD agreed to web-enable J&C's permanent and temporary career placement and recruitment services.

Microsoft Corporation ("Microsoft")

     In May 1999, the Company and Microsoft entered into a five-year strategic alliance, under which the Company will develop, host and maintain on its servers a health channel for MSN, MSNBC and WebTV. In addition, Microsoft will pay the Company 100% of the revenues from banner and other advertising on the health channel and from e-commerce transactions generated by the health channel up to an aggregate of $100,000 over the term of the agreement, and then will share revenues equally thereafter with the Company. Microsoft will also sponsor up to
5.0 million subscriber/months of subscriptions to the Company healthcare professional website. The Company will share with Microsoft between 25% and 50% of its

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

revenues from banner and other advertising generated by certain subscribers based on the yearly volume. In addition, the Company will share with Microsoft 15% of its revenue from e-commerce transactions generated by these certain subscribers.

     Microsoft has committed to provide a minimum of 125 million impressions to the health channel per year for the term of the agreement. Over the term of the agreement, the Company will pay Microsoft an aggregate of $162,000 in license fees and provide access to an aggregate of $100,000 of advertising space on the Company's web site. In addition, Microsoft and the Company have each committed co-marketing funds of $50,000 over the first two years of the agreement.

     On June 11, 1999, Microsoft completed the purchase of 202,930 shares of the Company's Series F preferred stock tendered by the Company's stockholders pursuant to an offer to purchase for an effective price of $54.17 per common equivalent shares which was commenced on April 10, 1999. In May 1999, Microsoft purchased from the Company 184,604 shares of Series E preferred stock for approximately $100.0 million representing an effective price of $54.17 per common equivalent share and was issued a warrant to acquire 7,614,916 shares of the Company's common stock at $54.17 per share. On May 20, 1999, Microsoft committed to acquire another 276,906 shares of Series E preferred stock upon the completion of the transaction with Healtheon described below for approximately $150,000.

     As described in Note 1, the stock was sold at its fair value. The warrants were valued at $209,000 using the Black-Scholes option pricing model using the following assumptions: expected life of five years, expected volatility factor of .5, risk-free interest rate of 5.94%, and expected dividend rate of 0%.

     In connection with the Microsoft investment, Intel Corporation, Excite@Home Inc., SOFTBANK America Inc., Covad Communications Group, Inc., Superior Consultant Holdings Corporation, The Reader's Digest Association, Inc. and Dell USA, L.P., an investment vehicle for Dell Computer Corporation, purchased a total of 272,292 shares of WebMD Series E preferred stock and 184,604 shares of the Company's Series D common stock for approximately $157,500.

Premiere

     In May 1999, Premiere and the Company entered into an amendment to their agreement (see Note 10) in connection with obtaining Premiere Technologies' agreement to vote for the WebMD merger discussed below. The amendment requires the Company to use its best efforts to cause Healtheon/ WebMD to honor the rights and obligations under that agreement, including the exclusivity of telecommunications services. No other consideration was exchanged.

E.I. DuPont de Nemours and Company ("DuPont")

     In January 1999 and March 1999, the Company entered into a series of agreements with DuPont under which the Company and DuPont will collaborate in the areas of marketing, technology, competencies, and healthcare industry access in the life sciences area of the Company's website.

     In January 1999, the Company issued 180,000 shares of Series C preferred stock to DuPont valued at $20 per share. DuPont agreed to sponsor 10,000 subscriptions to the Company's basic physician website beginning in March 1999.

     In March 1999, the Company and DuPont entered into a five-year collaboration agreement under which DuPont agreed to be the exclusive provider of life science content for the website and WebMD. DuPont also agreed to certain co-promotion, marketing and banner rights on WebMD's websites. DuPont will pay the Company carriage fees totaling $26,000 over a three-year period. DuPont will pay an

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

additional $14,000 if aggregate traffic on WebMD's consumer site and co-branded sites exceeds 75 million page views per month, over a three month period specified levels prior to the 18th month of the agreement term. In addition, DuPont has agreed to sponsor approximately 6 million subscription months during the five-year term of the agreement. The Company and DuPont will share the revenues generated by the website for advertising, third-party carriage fees, and e-commerce. DuPont's share of the revenues generally ranges from 25% to 75%, depending on the type of revenue.

     The Company is not required under the agreements to provide any minimum level of traffic to its website. To the extent additional carriage fees are earned, they will be recognized over the remaining term of the agreement. In connection with the agreement, DuPont has agreed to provide consulting services to the Company in connection with the development of a pharmaceutical channel over the eight-month period beginning in May 1999. The Company will recognize the related content and development expense as incurred. The Company will recognize its share of the website revenue under the existing revenue recognition policies described in Note 1.

     In connection with these agreements, the Company issued a warrant to DuPont to purchase 4 million shares of Series D common stock at $20.00 per share. The warrant is immediately vested and exercisable for a period of five years. The fair value of the warrant at the date of issuance of $40,400 is being amortized on a straight-line basis to content and development expense over the five-year term of the agreements. The fair value of the warrant was determined using the Black-Scholes option pricing model using the following assumptions: expected life of 5 years, volatility of .5, risk-free interest rate of 5.75% and an expected dividend yield of zero.

Excite@Home

     In May 1999, the Company entered into a three-year services agreement with Excite@Home under which the Company will create a co-branded health channel and on-line health-related communities for Excite@Home. The Company will be the exclusive provider of health content on the Excite@Home network. Excite@Home has guaranteed a minimum level of impressions throughout the Excite@Home network and the Company has agreed to pay carriage fees over the term of the agreement which will be recorded as sales and marketing expense based on the impressions delivered in the period. Excite@Home and the Company will share the advertising revenue generated by the co-branded website.

Lycos, Inc. ("Lycos")

     In March 1999, the Company entered into a three-year services agreement with Lycos under which the Company will create a co-branded website for use by Lycos as the exclusive source of healthcare content for the health channels of the Lycos network. Lycos and the Company will co-promote the site and Lycos has guaranteed a minimum level of impressions throughout the Lycos network. The Company has agreed to pay Lycos aggregate carriage fees over the term of the agreement which will be recorded as sales and marketing expense based on the impressions delivered in the period.

     The Company will receive all revenues up to a fixed amount and then will share the advertising revenue generated by the co-branded website with Lycos. In addition, the Company agrees to share the non-advertising and non-e-commerce revenue earned and generated from the users of the co-branded channel. The Company will recognize its share of the website revenue under the existing revenue recognition policies described in Note 1.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Reader's Digest Association, Inc. ("Reader's Digest")

     In July 1999, the Company entered into a design and development agreement with Reader's Digest. Under the agreement, the Company and Reader's Digest will develop and co-host a co-branded website for Reader's Digest, which will incorporate content from both parties. The term of the agreement is three years and may be extended to five years at the option of Reader's Digest. The agreement requires the Company to use advertising inventory to co-promote the website and the WebMD/Reader's Digest relationship. The Company has guaranteed a specified number of impressions for such co-promotion purposes.

     The Company has committed to purchase advertising in the Reader's Digest magazine during the first two years of the term of the agreement at a discount of at least 40% of Reader's Digest's effective rates when the advertising is placed. The Company has also committed to purchase, at a discounted subscription rate, a minimum number of Reader's Digest magazines for distribution by Reader's Digest to physician subscribers to the website in the five-year period following the launch of the website. Reader's Digest will place, at its cost, certain WebMD advertising in each copy of Reader's Digest published in the two-year period following the execution of the agreement. The Company will record sales and marketing expense as advertising is placed in the Reader's Digest magazine and as the magazines are distributed to website subscribers.

     The Company and Reader's Digest will share in the net advertising revenue from all advertising on the Reader's Digest health website, Reader's Digest modules, Reader's Digest features or Reader's Digest pages displayed on the WebMD website and participating co-branded sites. The Company will receive a share of net sales revenue from sales of Reader's Digest products purchased by users who link to the Reader's Digest bookstore from the WebMD site. The Company will recognize its share of the website revenue under the existing revenue recognition policies described in Note 1.

     In addition, in July 1999, pursuant to a stock purchase agreement entered into in April 1999, Reader's Digest purchased 23,999 shares of Series E preferred stock at $54.17 per share, the fair value on the date of issuance, for a total investment of $13,000.

Cable News Network LP, LLLP ("CNN")

     In March 1999, the Company entered into a three-year agreement with CNN which provides for certain WebMD promotional, advertising and branding campaigns on CNN properties and co-promotion of the Company's health information. The agreement applies to health information appearing across the majority of the CNN properties. CNN also has agreed to run on-air promotional spots highlighting WebMD across the CNN properties. Under the agreement, the Company also has committed to purchase a minimum amount of advertising on CNN properties over the term of the agreement. In consideration of the branding and promotion obligations, the Company issued to CNN 200,000 shares of Series D preferred stock (convertible on a five-to-one basis into common stock) with an aggregate value of $20,000. The value of the preferred stock issued to CNN has been recorded as a prepaid asset and will be amortized to sales and marketing expense on a straight-line basis over the three-year term of the agreement. The fees paid for advertising will be expensed when the advertising is purchased and aired.

CNN Interactive

     Pursuant to a binding memorandum of understanding dated December 1998, the Company entered into a three-year website content agreement in August 1999 with CNN Interactive, a division of CNN. Under the agreement, the Company will be the exclusive provider of health content on the CNN Interactive website and CNN Interactive will be the exclusive provider of news content on the WebMD

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

physician website. In addition, the Company is obligated to provide a minimum number of health-related stories per week to CNN Interactive. CNN Interactive has guaranteed a minimum number of impressions in the health section of the CNN Interactive website over the first two years of the agreement. The Company will pay promotional fees over the term of the agreement. Promotional fees will be charged to content and development expense as the guaranteed impressions are used.

     In the event that traffic on the website does not meet specified levels in years one and two, the agreement may be terminated by either party.

     The revenue sharing provisions in the strategic agreements described above generally provide for WebMD's sharing of net revenue ranging from 15% to as much as 100% with the other party in the agreement.

Pending Merger with Healtheon

     On May 20, 1999 the Company announced that it had entered into an agreement to merge with Healtheon Corporation ("Healtheon"). Under the terms of the original agreement, Healtheon was to exchange approximately 1.8150 shares of common stock for each share of the Company's stock. The transaction was preliminarily valued at approximately $7,649,000. The acquisition, which is expected to be accounted for using the purchase method of accounting, is anticipated to be completed in the third quarter of 1999.

     Due to an amendment of the Healtheon/WebMD merger agreement on September 1, 1999, and a resulting change in the exchange ratio to 1.796 shares of Healtheon stock for each share of WebMD stock, the purchase price will be materially amended as it will be based on Healtheon's average stock price for the five days preceding and following the September 7, 1999 announcement of the September 1, 1999 amendment.

     Immediately preceding the proposed merger, Microsoft Corporation has agreed to invest $150,000 in WebMD capital stock. In connection with this investment, WebMD may record a charge relating to the beneficial conversion feature of the stock if the price per share of Healtheon common stock is less than $30.16 at the effective time of the WebMD merger.

                                  WEBMD, INC.

                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

McKessonHBOC

     On September 1, 1999, McKessonHBOC and HBO & Company entered into an agreement with WebMD and Healtheon that: (1) terminates the prior strategic agreements between WebMD and McKessonHBOC, as described in Note 10, which had previously provided that WebMD would provide web-enabled access to McKessonHBOC's products and services and that McKessonHBOC would market WebMD subscriptions; (2) requires that WebMD will provide web-enabled access to McKessonHBOC's medical/surgical supply catalog on a nonexclusive basis for no cost for a period of one year after the WebMD merger; (3) requires McKessonHBOC to license to WebMD on a royalty-free basis clinical reference service content for a period of one year; (4) provides for an immediate cash payment by McKessonHBOC to WebMD of $3.6 million and obligates WebMD to pay a 10% commission of the ongoing monthly subscription fees for any physician subscriptions to WebMD's products and services previously obtained by McKessonHBOC (WebMD does not expect there will be any material payments under this provision); (5) obligates HBOC to convert its WebMD preferred stock into WebMD common stock prior to the effective time of the WebMD merger and to vote for the merger; (6) and terminates the rights that HBOC would have had to purchase an additional 1,295,565 shares of WebMD common stock for $54.17 per share.

     In connection with the revision, the Company issued 4,688,049 warrants with exercise prices between $20.00 and $90.34 to McKessonHBOC. The value of these warrants was determined to be $115,300 using the Black-Scholes valuation method. The effect of this revision will be accounted for in the third quarter of 1999.

     Unrelated to prior strategic agreements referred to above, on January 28, 1999, HBO & Company purchased 650,000 shares of Series B preferred stock for a total price of $13,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of MEDE AMERICA Corporation

     We have audited the accompanying consolidated balance sheets of MEDE AMERICA Corporation and subsidiaries (the "Company") as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDE AMERICA Corporation and subsidiaries as of June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Jericho, New York
August 27, 1999

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    JUNE 30
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,950    $  4,119
  Accounts receivable, less allowance for doubtful accounts
     of $997 and $636, respectively.........................     7,920      11,253
  Formulary receivables.....................................     2,341       4,713
  Inventory.................................................       211         264
  Prepaid expenses and other current assets.................       537         803
                                                              --------    --------
     Total current assets...................................    13,959      21,152
PROPERTY AND EQUIPMENT -- Net (Notes 3 and 6)...............     4,711       5,164
GOODWILL -- Net (Notes 1 and 2).............................    34,753      41,048
OTHER INTANGIBLE ASSETS -- Net (Notes 1 and 4)..............     5,501       7,154
OTHER ASSETS................................................       470       4,191
                                                              --------    --------
     TOTAL..................................................  $ 59,394    $ 78,709
                                                              ========    ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  3,630    $  2,640
  Accrued expenses and other current liabilities (Note 5)...     7,715       6,957
  Current portion of long-term debt (Note 6)................       269         349
                                                              --------    --------
     Total current liabilities..............................    11,614       9,946
                                                              --------    --------
LONG-TERM DEBT (Note 6).....................................    41,055       4,787
                                                              --------    --------
OTHER LONG-TERM LIABILITIES (Note 2)........................       194         311
                                                              --------    --------
SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK:
  $.01 par value; 250 shares authorized; 240 shares issued
     and outstanding as of 1998 (aggregate liquidation value
     of $23,996 plus accrued dividends) (Note 9)............    31,223          --
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value; 30,000 shares authorized;
     5,685 and 13,224 shares issued and outstanding,
     respectively...........................................        57         132
  Additional paid-in capital................................    25,584     116,343
  Accumulated deficit.......................................   (50,243)    (52,810)
  Deferred compensation (Note 8)............................       (90)         --
                                                              --------    --------
     Total stockholders' equity (deficit)...................   (24,692)     63,665
                                                              --------    --------
     TOTAL..................................................  $ 59,394    $ 78,709
                                                              ========    ========

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------    -------    -------
REVENUES....................................................  $ 35,279    $42,290    $55,213
                                                              --------    -------    -------
OPERATING EXPENSES:
  Operations................................................    16,817     16,958     20,621
  Sales, marketing and client services......................     8,769     10,765     12,819
  Research and development (Note 1).........................     3,278      3,941      4,365
  General and administrative................................     5,263      4,865      5,678
  Depreciation and amortization.............................     5,460      7,143      8,771
  Merger expenses (Note 1)..................................        --         --        688
  Contingent consideration paid to former owners of acquired
     businesses (Note 2)....................................     2,301         --         --
  Acquired in-process research and development (Note 2).....     1,556         --         --
                                                              --------    -------    -------
     Total operating expenses...............................    43,444     43,672     52,942
                                                              --------    -------    -------
INCOME (LOSS) FROM OPERATIONS...............................    (8,165)    (1,382)     2,271
OTHER INCOME (Note 12)......................................      (893)       (12)        --
INTEREST EXPENSE, Net.......................................     1,504      3,623      2,922
                                                              --------    -------    -------
LOSS BEFORE PROVISION FOR INCOME TAXES AND EXTRAORDINARY
  ITEM......................................................    (8,776)    (4,993)      (651)
PROVISION FOR INCOME TAXES (Note 7).........................        57         42        297
                                                              --------    -------    -------
LOSS BEFORE EXTRAORDINARY ITEM..............................    (8,833)    (5,035)      (948)
EXTRAORDINARY ITEM (Note 6).................................        --         --     (1,619)
                                                              --------    -------    -------
NET LOSS....................................................    (8,833)    (5,035)    (2,567)
PREFERRED STOCK DIVIDENDS...................................    (2,400)    (2,400)    (1,444)
                                                              --------    -------    -------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................  $(11,233)   $(7,435)   $(4,011)
                                                              ========    =======    =======
BASIC AND DILUTED LOSS PER COMMON SHARE
  Loss before extraordinary item............................  $  (2.07)   $ (1.31)   $ (0.28)
  Extraordinary item........................................        --         --      (0.19)
                                                              --------    -------    -------
  Net loss..................................................  $  (2.07)   $ (1.31)   $ (0.47)
                                                              ========    =======    =======
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- BASIC AND DILUTED..........................     5,425      5,679      8,615
                                                              ========    =======    =======

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                        COMMON STOCK     ADDITIONAL                                     TOTAL
                                       ---------------    PAID-IN     ACCUMULATED     DEFERRED      STOCKHOLDERS'
                                       SHARES   AMOUNT    CAPITAL       DEFICIT     COMPENSATION   EQUITY (DEFICIT)
                                       ------   ------   ----------   -----------   ------------   ----------------
BALANCE, JULY 1, 1996................   5,280    $ 53     $ 27,850     $(36,375)       $  --           $ (8,472)
  Net loss and comprehensive
    income...........................      --      --           --       (8,833)          --             (8,833)
  Preferred stock dividends..........      --      --       (2,400)          --           --             (2,400)
  Issuance of common stock...........     371       4        2,121           --           --              2,125
  Issuance of warrants...............      --      --           52           --           --                 52
  Exercise of stock options..........      20      --           90           --           --                 90
                                       ------    ----     --------     --------        -----           --------
BALANCE, JUNE 30, 1997...............   5,671      57       27,713      (45,208)          --            (17,438)
  Net loss and comprehensive
    income...........................      --      --           --       (5,035)          --             (5,035)
  Preferred stock dividends..........      --      --       (2,400)          --           --             (2,400)
  Issuance of warrants...............      --      --           98           --           --                 98
  Exercise of stock options..........      14      --           65           --           --                 65
  Issuance of stock options..........      --      --          108           --         (108)                --
  Amortization of deferred
    compensation.....................      --      --           --           --           18                 18
                                       ------    ----     --------     --------        -----           --------
BALANCE, JUNE 30, 1998...............   5,685      57       25,584      (50,243)         (90)           (24,692)
  Net loss and comprehensive
    income...........................      --      --           --       (2,567)          --             (2,567)
  Preferred stock dividends and
    dividends (Note 9)...............      --      --       (1,444)          --           --             (1,444)
  Conversion of preferred stock......   1,869      18       24,278           --           --             24,296

  Issuance of warrants...............      --      --        4,096           --           --              4,096
  Initial public offering (Note 1)...   5,308      53       61,764           --           --             61,817

  Exercise of stock options..........     286       3        1,851           --           --              1,854
  Exercise of warrants...............      63       1           (1)          --           --                 --
  Employee stock purchase plan.......      13      --          215           --           --                215
  Amortization of deferred
    compensation.....................      --      --           --           --           90                 90
                                       ------    ----     --------     --------        -----           --------
BALANCE, June 30, 1999...............  13,224    $132     $116,343     $(52,810)       $  --           $ 63,665
                                       ======    ====     ========     ========        =====           ========

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (8,833)  $ (5,035)  $ (2,567)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     5,585      7,502      8,996
    Extraordinary item......................................        --         --      1,619
    Provision for doubtful accounts.........................       316        464        391
    Acquired in-process research and development............     1,556         --         --
    (Gain) loss on sale of assets...........................        (8)        13         --
    Non-cash compensation expense...........................        --         18         90
    Changes in operating assets and liabilities, net of
     effects of businesses acquired:
      Accounts receivable...................................      (861)    (2,065)    (2,942)
      Formularly receivables................................      (331)    (1,936)    (2,372)
      Inventory.............................................       (45)       (40)       (53)
      Prepaid expenses and other current assets.............       175        (51)      (222)
      Other assets..........................................        13         19       (686)
      Accounts payable and accrued expenses and other
       current liabilities..................................      (629)    (1,368)    (3,867)
      Other long-term liabilities...........................      (958)       (21)       117
                                                              --------   --------   --------
         Net cash used in operating activities..............    (4,020)    (2,500)    (1,496)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired...............   (11,450)   (10,674)   (11,428)
  Purchases of property and equipment.......................    (1,477)      (913)    (1,400)
  Additions to goodwill and other intangible assets.........      (143)      (699)    (1,823)
  Proceeds from sale of property and equipment..............       461        182         38
  Proceeds from sale of net assets of Premier...............       388         --         --
                                                              --------   --------   --------
         Net cash used in investing activities..............   (12,221)   (12,104)   (14,613)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from initial public offering of common
    stock...................................................        --         --     61,818
  Payment of preferred stock dividends......................        --         --     (8,371)
  Issuance of Senior Subordinated Note......................    22,875         --         --
  Issuance of common stock..................................     2,125         --         --
  Net proceeds (repayments) under New Credit Facility/Credit
    Facility................................................    (8,250)    16,725    (12,225)
  Principal repayments of debt..............................      (801)      (588)   (25,571)
  Principal repayments of capital lease obligations.........      (518)      (567)      (442)
  Exercise of stock options and employee stock purchase
    plan....................................................        90         65      2,069
                                                              --------   --------   --------
         Net cash provided by financing activities..........    15,521     15,635     17,278
                                                              --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (720)     1,031      1,169
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     2,639      1,919      2,950
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  1,919   $  2,950   $  4,119
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest................................................  $  1,541   $  3,018   $  3,483
                                                              ========   ========   ========
    Income taxes............................................  $    111   $    102   $    143
                                                              ========   ========   ========
  Non-cash investing and financing activities:
    Assets acquired under capital leases....................  $    129   $    278   $    408
                                                              ========   ========   ========
    Issuance of warrants....................................  $     52   $     98   $  4,096
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES

     a. Description of Business -- MEDE AMERICA Corporation and subsidiaries (the "Company") is a leading provider of electronic data interchange ("EDI") products and services to a broad range of providers and payors in the healthcare industry. The Company's integrated suite of EDI products and services permits hospitals, pharmacies, physicians, dentists, and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions through the claims payment process and obtain faster reimbursement for their services.

     b. Basis of Presentation -- The accompanying consolidated financial statements include the accounts of MEDE America Corporation and its wholly-owned subsidiaries: MEDE America, Inc. ("MEDE"), Medical Processing Center, Inc. ("MPC"), Wellmark Incorporated ("Wellmark"), Electronic Claims and Funding, Inc. ("EC&F"), Premier Dental Systems Corp. ("Premier"), Healthcare Interchange, Inc. ("HII"), and MEDE America Corporation of Ohio, Inc. ("MEDE OHIO") (formerly General Computer Corporation). MPC, Wellmark, and MEDE formerly constituted the healthcare information services business unit of Card Establishment Services ("CES"). On March 9, 1995, CES was acquired by First Data Corporation. Prior to this transaction, the former owners of CES spun off the healthcare information services business unit as a new company with MEDE America Corporation formed to serve as the holding company (the "Spin-off"). Because there was no change in ownership as a result of this Spin-off, the accompanying consolidated financial statements accounted for MEDE, MPC, and Wellmark on an historical cost basis. Effective July 1, 1997, MEDE, MPC, Wellmark, and EC&F were merged into MEDE AMERICA Corporation.

     On February 5, 1999, the Company consummated an initial public offering ("IPO") of 5,307,710 shares of common stock at a price of $13.00 per share (including 692,310 shares that were subject to the underwriters' overallotment option, which was exercised in full). The net proceeds to the Company were approximately $61,817,000 (after deducting the underwriting discount and offering expenses payable by the Company). The net proceeds to the Company were used to (i) prepay approximately $25,236,000 of outstanding principal and accrued interest on its outstanding 10% Senior Subordinated Note due February 1, 2002 and (ii) repay approximately $28,261,000 of outstanding indebtedness and accrued interest under its revolving credit facility (the "Credit Facility"). The remaining $8,320,000 of net proceeds was used to pay a portion of the accrued dividends on the Company's preferred stock, and the remainder of such accrued dividends (approximately $301,000) was converted into 23,124 shares of Common Stock. In addition, in connection with the IPO, all outstanding shares of preferred stock were converted into 1,845,815 shares of common stock at the IPO price of $13.00 per share.

     In connection with the prepayment of the Senior Subordinated Note and the establishment of the New Credit Facility (as defined herein), the Company recorded an extraordinary charge of approximately $1.6 million relating to the write-off of the remaining discount on the Senior Subordinated Note and deferred financing costs.

     On April 20, 1999, the Company, Healtheon Corporation ("Healtheon") and Merc Acquisition Corp., a wholly-owned subsidiary of Healtheon ("Merger Sub") entered into an Agreement and Plan of Reorganization (the "Merger Agreement"). The Merger Agreement was amended as of August 2, 1999. Upon consummation of the Healtheon/WebMD merger, Healtheon will be renamed Healtheon/WebMD. The Company will merge with a subsidiary of Healtheon/WebMD, resulting in the Company becoming a subsidiary of Healtheon/WebMD.

     The consideration for the merger will consist of newly-issued shares of Healtheon/WebMD common stock, par value $.0001 per share ("Healtheon/WebMD Common Stock"), having an aggregate value of

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

approximately $460 million, based upon the closing sales price of $45.69 per share for the Healtheon Common Stock as reported on Nasdaq on April 20, 1999. At the effective time of the merger, each outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock") will be converted into the right to receive 0.6593 shares of Healtheon/WebMD Common Stock (the "Exchange Ratio"), subject to adjustment as described below.

     In the event that the 10 day average closing price for Healtheon Common Stock for the periods ending two days prior to the date the Company's shareholders meet to authorize the merger (the "Meeting Price"), is less than $38.68 per share, Healtheon has the right to adjust the Exchange Ratio to a ratio equal to $25.50 divided by the applicable price or, if the Healtheon chooses not to exercise such option, the Company can terminate the Merger Agreement.

     The consummation of the merger is subject to certain conditions, including, among other things, approval by the stockholders of the Company and the receipt of all necessary regulatory approvals pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Pursuant to the Merger Agreement, Healtheon and the Company will prepare and file a proxy statement/prospectus to be mailed to stockholders in connection with calling a meeting of the stockholders of the Company to vote on the merger.

     c. Principles of Consolidation -- All significant intercompany transactions and balances are eliminated in consolidation.

     d. Revenue Recognition -- Transaction and related formularly services revenues (if applicable) are recognized at the time the transactions are processed and the services are rendered. Other service revenues (including post-contract customer support) and other revenues (including revenues relating to insignificant obligations at the time sales are recorded) are recognized ratably over applicable contractual periods or as service is provided. Revenue from the licensing of software is recognized only after it is determined that the Company has no significant remaining obligations and that collectibility of the resulting receivable is probable. Revenue from hardware sales is recognized when the hardware is shipped.

     e. Cash and Cash Equivalents -- The Company considers all highly liquid instruments with original maturity dates of three months or less to be components of cash and cash equivalents.

     f. Accounts Receivable -- Accounts receivable are due primarily from companies in the healthcare industry. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required.

     g. Formularly Receivables -- Formularly receivables represent amounts due for pharmacy related services provided to Practice Benefit Management ("PBM") clients. Services include prescription processing from EDI transactions and collecting and distributing pharmaceutical company fees for sponsored programs to the PBM client. The Company submits on a quarterly basis, in arrears, processed transactions qualifying for formulary incentive fees to various intermediaries who have PBM program services contracts with pharmaceutical manufacturers. These intermediaries consolidate formulary transactions from various processors and, in turn, submit such transactions to the pharmaceutical manufacturers for payment. The additional processing and reconciliation time of the consolidators and pharmaceutical companies results in a collection cycle for the Company of 7-12 months.

     h. Inventory -- Inventory is stated at the lower of cost (first-in, first-out) or market.

     i. Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the estimated useful lives of the related assets.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     j. Goodwill -- Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 7 to 20 years. Accumulated amortization amounted to $5,864,000 and $8,706,000 as of June 30, 1998 and 1999, respectively.

     k. Other Intangible Assets -- Other intangible assets include purchased client lists, purchased software and technology, and capitalized software development costs. Purchased client lists are amortized on a straight-line basis over three to five years. Amortization of purchased software and technology and of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three to five years is assigned to purchased software and technology and an original estimated economic life of five years is assigned to capitalized software development costs. Amortization begins in the period in which the related product is available for general release to customers.

     l. Software Development Costs -- The development of new software products and enhancements to existing software products is expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting For the Cost of Computer Software To Be Sold, Leased or Otherwise Marketed." During the years ended June 30, 1998 and 1999, the Company capitalized $462,000 and $1,602,000, respectively, of software development costs on projects for which technological feasibility had been established but were not yet available for customer release. Prior to July 1, 1997, the Company did not have any software development projects for which significant development costs were incurred between the establishment of technological feasibility and general customer release of the product.

     m. Impairment of Long-Lived Assets -- In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and/or other intangible assets may warrant revision or that all or a portion of the remaining balance may not be recoverable.

     n. Income Taxes -- The Company accounts for income taxes under SFAS No. 109, "Accounting For Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     o. Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     p. Comprehensive Income -- In 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income, as presented in the consolidated Statement of Stockholders' Equity (Deficit) is equivalent to net income as the Company has no other items of comprehensive income. The adoption of SFAS No. 130 had no impact on total shareholders' equity.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     q. Reclassifications -- Certain amounts in prior years' financial statements have been reclassified to conform with the 1999 presentation.

2. ACQUISITIONS

     a. EC&F and Premier -- In October 1995, the Company acquired all of the outstanding shares of EC&F and Premier, which companies had common ownership, for a cash purchase price of approximately $4,050,000, including transaction expenses. The transaction was financed through loans obtained from the Company's majority stockholder. Such loans were subsequently repaid with borrowings under the Company's Credit Facility (as hereinafter defined). In addition, the Company was contingently liable for additional consideration if certain earnings levels were attained relating to EC&F during the three-year period following the consummation of the transaction. At June 30, 1996, the Company accrued $538,000 in connection with the contingent liability relating to earnings levels attained during the first year. At June 30, 1997, the Company accrued a settlement totaling $2,216,000 relating to the contingent liability for the second and third years. Such accruals of contingent consideration were recorded as compensation expense as these contingent payments were made to former shareholders of EC&F and Premier who were required by the stock purchase agreement to remain in the Company's employ during the period in which the contingent consideration was to be earned. Purchased software and technology was valued at $764,000 and generally is being amortized over three years. EC&F and Premier are developers of electronic systems which provide EDI services to the dental industry. In March 1997, the Company sold the operating net assets of Premier for $540,000, including the buyer's assumption of $152,000 of Premier liabilities. There was no gain or loss on the sale of such net assets.

     b. TCS -- In February 1997, the Company purchased certain assets of Time-Share Computer Systems, Inc. ("TCS") for $11,465,000, including transaction expenses. Purchased research and development, which had not reached technological feasibility and had no alternative future use amounted to $1,556,000 and was charged to operations at the acquisition date. Purchased software and technology was valued at $2,984,000 and generally is being amortized over three years. TCS provides data processing and information management services to healthcare providers and pharmacies through integrated electronic data interchange systems. The acquisition was financed by a portion of the proceeds from the Senior Subordinated Note and Share Purchase Agreement (as hereinafter defined) (Note 6).

     c. Stockton -- In November 1997, the Company purchased certain assets and assumed certain liabilities of The Stockton Group, Inc. ("Stockton") for a cash purchase price of $10,674,000, including transaction expenses. In addition, the Company was contingently liable for additional consideration of up to $2,600,000 (plus interest at an annual rate of 7.25%) if Stockton's revenue during the 12-month period ended September 30, 1998 was at least $5,000,000. Based on revenues generated through September 30, 1998, the Company has recorded additional consideration of $2,022,000, which was treated as additional purchase price and was, therefore, added to goodwill. Purchased software and technology and client lists were valued at $1,230,000 and $903,000, respectively, and generally are being amortized over five years. Stockton is engaged in the business of providing EDI and transaction processing services to the healthcare industry. The transaction was financed through borrowings under the Company's Credit Facility.

     d. HII -- On October 30, 1998, the Company acquired all the outstanding shares of capital stock of Healthcare Interchange, Inc. ("HII"), a St. Louis, Missouri-based provider of EDI transaction processing services to hospitals and physician groups in Missouri, Kansas and Illinois. Prior to the acquisition of HII, two unrelated healthcare services divisions, Intercare and Telemedical, were divested from HII in separate transactions. HII was purchased for a total cash payment of approximately $11,781,000, including transaction expenses and was financed with borrowings under the Credit Facility. Purchased client lists were valued at $2,713,000 and are being amortized over five years.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     These acquisitions were recorded using the purchase method of accounting and, accordingly, the results of operations of these acquired companies are included in the consolidated results of operations of the Company since the dates of their respective acquisitions. The purchase price of each acquisition has been allocated to the respective net assets acquired based upon their fair values. Goodwill, which represents the excess of cost over the estimated fair value of the net assets acquired, for these transactions were as follows: EC&F and Premier -- $3,586,000; TCS -- $6,525,000, Stockton -- $8,281,000, and HII --
$8,319,000. Goodwill is being amortized over 20 years except for the goodwill recorded in connection with the acquisition of TCS which is being amortized over seven years.

     The following unaudited pro forma information for the year ended June 30, 1998 includes the operations of the Company, inclusive of the operations of both Stockton and HII as if the acquisitions had occurred as of July 1, 1997. The pro forma information for the year ended June 30, 1999 includes the operations of the Company , inclusive of the operations of HII as if the acquisition had occurred at July 1, 1997. This pro forma information gives effect to the amortization expenses associated with goodwill and other intangible assets acquired, adjustments related to the fair market value of the assets and liabilities acquired, interest expense related to financing the acquisitions, and related income tax effects.

                                                              YEAR ENDED JUNE 30
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Revenues....................................................  $48,880    $56,989
                                                              =======    =======
Income (Loss) from operations...............................  $(1,034)   $ 1,612
                                                              =======    =======
Loss before extraordinary item..............................  $(5,695)   $(1,848)
                                                              =======    =======
Loss before extraordinary item applicable to common stock...  $(8,095)   $(3,292)
                                                              =======    =======
Basic and diluted loss before extraordinary item per
  share.....................................................  $ (1.43)   $ (0.21)
                                                              =======    =======

3. PROPERTY AND EQUIPMENT

                                                                           JUNE 30
                                                      USEFUL LIVES    ------------------
                                                       (IN YEARS)      1998       1999
                                                      ------------    -------    -------
                                                                        (IN THOUSANDS)
Land................................................                  $   104    $   104
Building and improvements...........................     20-25          2,193      2,327
Furniture and fixtures..............................         5          1,240      1,743
Computer equipment..................................       3-5          6,747      8,616
                                                                      -------    -------
                                                                       10,284     12,790
Less accumulated depreciation and amortization......                    5,573      7,626
                                                                      -------    -------
Property and equipment -- net.......................                  $ 4,711    $ 5,164
                                                                      =======    =======

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

4. OTHER INTANGIBLE ASSETS

     Other intangible assets consist of the following:

                                                                  JUNE 30
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Purchased client lists......................................  $3,893    $6,606
Less, accumulated amortization..............................   2,220     3,317
                                                              ------    ------
                                                               1,673     3,289
                                                              ------    ------
Purchased software and technology...........................   8,288     9,449
Less, accumulated amortization..............................   4,922     7,597
                                                              ------    ------
                                                               3,366     1,852
                                                              ------    ------
Software development costs..................................     462     2,064
Less, accumulated amortization..............................      --        51
                                                              ------    ------
                                                                 462     2,013
                                                              ------    ------
Other intangible assets - net...............................  $5,501    $7,154
                                                              ======    ======

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                                  JUNE 30
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Accrued wages and related employee benefits.................  $1,609    $2,408
Rebate liability............................................     291     1,875
Accrued professional fees...................................     364       879
Deferred revenue............................................     614       527
Pharmacy claims liability...................................     604       132
Due to former owners of acquired business...................   1,945        --
Accrued interest............................................     864        --
Other.......................................................   1,424     1,136
                                                              ------    ------
          Total.............................................  $7,715    $6,957
                                                              ======    ======

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   JUNE 30
                                                              -----------------
                                                               1998       1999
                                                              -------    ------
                                                               (IN THOUSANDS)
Senior subordinated note less unamortized discount of
  $1,641,000 at June 30, 1998(a)............................  $23,359    $   --
New Credit Facility/Credit Facility(b)......................   16,725     4,500
Obligations under capital leases(c).........................      436       403
Loan payable relating to an acquisition, collateralized by
  $149,000 of certificates of deposits at June 30, 1999 due
  in quarterly payments ranging from $15,000 to $25,000
  through February 2002, interest at 6.7 percent............      271       190
Note payable, in connection with the sale of certain assets
  due in monthly installments of $6,000 through January
  2000, interest at 6.8 percent.............................      114        43
Note payable, collateralized by land and building of MEDE
  OHIO, due in monthly installments of $19,000 through July
  2000, interest at 12.5 percent............................      419        --
                                                              -------    ------
                                                               41,324     5,136
Less current portion........................................      269       349
                                                              -------    ------
          Total.............................................  $41,055    $4,787
                                                              =======    ======

-------------------------

(a) On February 14, 1997, the Company entered into an agreement with an affiliate of certain shareholders of the Company under which the Company issued a $25,000,000 senior subordinated note (the "Senior Subordinated Note") and 370,993 shares of its common stock valued at $2,125,000 (representing the estimated fair value of the Common Stock) for total consideration of $25,000,000 (the "Senior Subordinated Note and Share Purchase Agreement"). The $2,125,000 relating to the shares of common stock was recorded as a discount on the Senior Subordinated Note and was being amortized over the term of the Senior Subordinated Note. The Senior Subordinated Note bore interest at the rate of 10% per annum, payable quarterly. One half of the principal sum was due on February 14, 2001, and the second half was due on February 14, 2002. The Senior Subordinated Note was repaid in February 1999 with a portion of the proceeds of the IPO. In connection with the repayment of the Senior Subordinated Note, the Company recorded an extraordinary charge of $1,416,000 relating to the write-off of the remaining discount on the Senior Subordinated Note.

(b) On January 26, 1999, the Company entered into a Credit Agreement (the "New Credit Facility"). The New Credit Facility provides for a $25,000,000 revolving credit facility that matures on January 26, 2002. Borrowings under the New Credit Facility bear interest at either the bank's base rate, as defined, plus 0.75% or an offshore rate, as defined, plus 1.75%. The weighted average interest rate on outstanding borrowings at June 30, 1999 was 7.05 percent. The Company is required to pay a commitment fee of 0.50% per annum on the unused portion of the New Credit Facility. The New Credit Facility is not guaranteed by any third party, but is secured by substantially all of the Company's assets, including the stock of the Company's subsidiaries. The New Credit Facility contains various covenants and conditions, including those relating to Year 2000 compliance, changes in control and management and restrictions on the payments of dividends on the common stock and requires the Company to maintain certain leverage and interest coverage rates and places restrictions on additional investments and indebtedness. The closing of the New Credit Facility occurred simultaneously with the IPO.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

    The New Credit Facility replaced the Company's existing revolving line of credit from a bank (the "Credit Facility") which was last amended on October 30, 1997 to increase the maximum borrowings to $20,000,000. All borrowings under the Credit Facility were guaranteed by certain stockholders of the Company. In consideration for the granting of such guarantees, the stockholders were issued warrants to purchase 18,330 shares (valued at $52,000), 34,200 shares (valued at $98,000), and 84,050 shares (valued at
    $171,000) of the Company's common stock during the years ended June 30, 1997, 1998 and 1999, respectively. All warrants issued were valued using the Black-Scholes Option Pricing Model. The aggregate fair value of these warrants was recorded in other assets as deferred financing costs and was amortized over the life of the agreement. In connection with the repayment of the Senior Subordinated Note discussed above, the Company recorded an extraordinary charge of $203,000 relating to the write-off of these warrants.

(c) The Company leases certain computer and office equipment under capital lease arrangements expiring through 2002. The gross value of the equipment held under capital leases was $2,406,000 and $2,972,000 as of June 30, 1998 and 1999, respectively, and the related accumulated amortization was $2,211,000 and $2,600,000, respectively.

     Maturities of long-term debt as of June 30, 1999 are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
2000........................................................  $  349
2001........................................................     189
2002........................................................   4,586
2003........................................................      12
                                                              ------
Total.......................................................  $5,136
                                                              ======

     Based upon the borrowing rates currently available to the Company for loans with similar terms, the fair value of the Company's debt approximates the carrying amounts.

7. INCOME TAXES

     The provision for income taxes for the fiscal years ended June 30, 1997, 1998 and 1999 consists entirely of current state franchise taxes.

     The provision for income taxes varies from the amount computed by applying the statutory U.S. Federal income tax rate to the loss before provision for income taxes as a result of the following:

                                                         1997       1998       1999
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
U.S. Federal statutory rate...........................  $(2,984)   $(1,698)   $  (873)
Increases (reductions) due to:
  Nondeductible expenses..............................      293        238        333
  State taxes.........................................       57         42        297
  Net operating losses not producing current tax
     benefits.........................................    2,691      1,460        540
                                                        -------    -------    -------
          Total.......................................  $    57    $    42    $   297
                                                        =======    =======    =======

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     The net deferred tax asset is comprised of the following:

                                                                  1998        1999
                                                                --------    --------
                                                                   (IN THOUSANDS)
Accounts receivable.........................................    $    399    $    256
Property and equipment......................................         176        (488)
Goodwill....................................................       2,786       4,156
Other intangible assets.....................................         459         539
Accrued expenses and other current liabilities..............         617         424
Net operating loss carryforwards............................      14,552      14,555
                                                                --------    --------
                                                                  18,989      19,442
Less valuation allowance....................................     (18,989)    (19,442)
                                                                --------    --------
          Total.............................................    $     --    $     --
                                                                ========    ========

     The valuation allowance increased during the years ended June 30, 1998 and 1999 primarily as a result of additional net operating loss carryforwards and net deductible temporary differences, for which realization was not considered to be more likely than not. In the event that the tax benefits relating to the valuation allowance are subsequently realized, approximately $5,600,000 of benefits would reduce goodwill.

     As of June 30, 1999, the Company had Federal net operating loss carryforwards of approximately $36,400,000. Such loss carryforwards expire in the fiscal years 2005 through 2014. Because of the changes in ownership, as defined in the Internal Revenue Code, which occurred during 1995 and 1996, certain net operating loss carryforwards are subject to annual limitations.

8. STOCKHOLDERS' EQUITY

     a. Stock Option and Restricted Stock Purchase Plans -- In March 1995, the Company established a stock option and restricted stock purchase plan (the "Stock Plan"). The Stock Plan permits the granting of any or all of the following types of awards: incentive stock options ("ISOs"); nonqualified stock options ("NQSO"); or restricted stock. The Stock Plan authorizes the issuance of 655,000 shares of common stock. ISOs may not be granted at a price less than the fair market value of the Company's common stock on the date of grant (or 110 percent of the fair market value in the case of persons holding ten percent or more of the voting stock of the Company) and expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding ten percent or more of the voting stock of the Company). The vesting period relating to the ISOs is determined by the Option Committee of the Board of Directors (the "Board") at the date of grant. The exercise price, expiration date, and vesting period relating to NQSOs are determined by the Option Committee of the Board of Directors at the date of grant.

     In June 1998, the Board approved the 1998 Stock Option and Restricted Stock Purchase Plan (the "New Stock Plan"). The New Stock Plan permits the granting of any or all of the following types of awards: incentive stock options; nonqualified stock options; restricted stock; or other stock-based awards, to officers, employees, directors, consultants and advisors of the Company. The New Stock Plan authorizes the issuance of 1,500,000 shares of common stock. Options to purchase an aggregate 400,000 shares of common stock pursuant to the New Stock Plan were granted to certain employees of the Company (including certain executive officers) upon consummation of the IPO. Such options, which include both incentive and non-qualified stock options, have an exercise price equal to the price to the public in the IPO and generally vest ratably over four years from the date of grant except that the initial installment of options granted to certain executive officers vested immediately upon consummation of the IPO.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     The table below summarizes the activity of the Stock Plan and the New Stock Plan, collectively (the "Stock Plans") for the years ended June 30, 1997, 1998 and 1999:

                                                                                WEIGHTED
                                                   NUMBER        EXERCISE       AVERAGE
                                                     OF           PRICE         EXERCISE
                                                   SHARES         RANGE          PRICE
                                                  --------    --------------    --------
Balance, July 1, 1996...........................   451,404        $4.58          $ 4.58
  Options granted...............................    51,059    $4.58 - $5.73      $ 5.17
  Options exercised.............................   (10,912)       $4.58          $ 4.58
  Canceled......................................   (76,598)       $4.58          $ 4.58
                                                  --------    --------------     ------
Balance, June 30, 1997..........................   414,953    $4.58 - $5.73      $ 4.65
  Options granted...............................    81,926        $5.73          $ 5.73
  Options exercised.............................   (11,739)       $4.58          $ 4.58
  Canceled......................................   (15,930)   $4.58 - $5.73      $ 4.60
                                                  --------    --------------     ------
Balance, June 30, 1998..........................   469,210    $4.58 - $5.73      $ 4.84
  Options granted...............................   461,500        $13.00         $13.00
  Options exercised.............................  (295,131)   $4.58 - $13.00     $ 6.44
  Canceled......................................    (4,364)   $4.58 - $13.00     $ 5.32
                                                  --------    --------------     ------
Balance, June 30, 1999..........................   631,215    $4.58 - $13.00     $10.05
                                                  ========    ==============     ======

     During March 1998, the Company granted 47,565 options at an exercise price of $5.73 per share. The Company later determined that the value of the Company's stock at the date of grant was $8.00. As a result, the Company recorded a deferred compensation charge of $108,000 relating to the granting of these options of which $18,000 was amortized during the year ended June 30, 1998. Effective August 31, 1998, the Company accelerated the vesting of these options and therefore, amortized the remaining balance.

     Significant option groups outstanding at June 30, 1999 and related weighted average price and life information were as follows:

                                   WEIGHTED
                                   AVERAGE         WEIGHTED                      WEIGHTED
                                  REMAINING         AVERAGE                      AVERAGE
   RANGE OF         NUMBER       CONTRACTUAL       EXERCISE         NUMBER       EXERCISE
EXERCISE PRICE    OUTSTANDING    LIFE (YEARS)        PRICE        EXERCISABLE     PRICE
--------------    -----------    ------------    -------------    -----------    --------
$4.58 - $5.73       232,415          7.0         $4.58 - $4.99      55,348        $ 4.79
    $13.00          398,800          9.6            $13.00          14,000        $13.00
                    -------                                         ------        ------
                    631,215                         $10.06          69,348        $ 6.45
                    =======                                         ======        ======

     The Company applies APB opinion No. 25 and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized. If compensation cost for the Company's stock options had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share for the years ended June 30, 1997, 1998 and 1999 would have been as follows:

                                                           1997          1998          1999
                                                        ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported...............................   $(8,833)      $(5,035)      $(2,597)
Net loss -- pro forma.................................    (8,887)       (5,105)       (3,220)
Basic and diluted net loss per share -- as reported...     (2.07)        (1.31)        (0.47)
Basic and diluted net loss per share -- pro forma.....     (2.08)        (1.32)        (0.54)

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     The weighted average fair value of the options granted for the years ended June 30, 1997, 1998 and 1999 is estimated at $1.83, $1.92 and $11.41 on the date of grant using the minimum value option pricing model in 1997 and 1998 and the Black Scholes Model in 1999, with the following weighted average assumptions for the years ended June 30, 1997, 1998 and 1999, respectively: a risk-free interest rate of 6.39%, 5.86%, and 5.4%; an expected option life of seven years; a volatility factor of 0%, 0% and 109% and no dividend yield. As required by SFAS No. 123, the impact of outstanding nonvested stock options granted prior to July 1, 1995 has been excluded from the pro forma calculation; accordingly, the 1997, 1998 and 1999 pro forma adjustments are not indicative of future period pro forma adjustments when the calculation will apply to all applicable stock options.

     b. Net income (loss) per share -- In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." Basic income per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted income per share further assumes the issuance of common shares for all dilutive outstanding stock options and warrants as calculated using the treasury stock method. Basic and diluted earnings per share are the same for all of the periods presented because the effect of including outstanding options and warrants would be antidilutive. The calculation for the years ended June 30, 1997, 1998 and 1999 was as follows:

                                                                    YEAR ENDED JUNE 30
                                -------------------------------------------------------------------------------------------
                                            1997                            1998                           1999
                                -----------------------------   ----------------------------   ----------------------------
                                                    PER SHARE                      PER SHARE                      PER SHARE
                                  LOSS     SHARES    AMOUNT      LOSS     SHARES    AMOUNT      LOSS     SHARES    AMOUNT
                                --------   ------   ---------   -------   ------   ---------   -------   ------   ---------
                                                                      (IN THOUSANDS)
Loss before extraordinary
  item........................  $ (8,833)                       $(5,035)                       $  (948)
Less: Preferred dividends.....    (2,400)                        (2,400)                        (1,444)
                                --------   -----     ------     -------   -----     ------     -------   -----     ------
Loss before extraordinary item
  per share...................  $(11,233)  5,425     $(2.07)    $(7,435)  5,679     $(1.31)    $(2,392)  8,615     $(0.27)
                                ========   =====     ======     =======   =====     ======     =======   =====     ======

     c. Reverse Stock Split and Increase in Authorized Common Stock and Preferred Stock -- On July 27, 1998, the Company amended and restated its certificate of incorporation in order to, among other things, effect a reverse stock split of all issued and outstanding common shares at the rate of 1 for 4.5823, which decreased the number of issued and outstanding shares as of June 30, 1998 from approximately 26,050,000 to approximately 5,685,000. This stock split has been retroactively reflected in the accompanying financial statements for all periods presented. The Company also increased the number of shares of authorized common stock to 30,000,000 and the number of shares of authorized preferred stock to 5,000,000, of which 250,000 were designated as relating to Series A redeemable cumulative preferred stock (Note 9).

     d. Recapitalization -- In conjunction with the IPO and as provided for in the Company's July 27, 1998 amendment and restatement of its certificate of incorporation, the Company completed a recapitalization of its capital stock (the "Recapitalization"). The Recapitalization involved the conversion of all outstanding preferred stock into common stock (based upon liquidation value as defined in Note 9) and the exercise of all outstanding warrants other than the Medic Warrant (as herein defined) and warrants to purchase 84,050 shares of common stock issued on October 7, 1998 (see Note 6.b.). The preferred stock conversion was effected based upon the IPO price per share of $13.00 per share and was converted into 1,845,815 shares of common stock. In addition, $301,000 of accrued dividends on the preferred stock were converted into 23,124 shares of common stock. The warrants were converted, in a cashless exercise, into 63,398 shares of common stock.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     e. Stock Purchase Plan -- In June 1998, the Board approved the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). Employees of the Company, including directors of the Company who are employees, are eligible to participate in quarterly plan offerings in which payroll deductions may be used to purchase shares of common stock. The purchase price of such shares is the lower of 85 percent of the fair market value of the common stock on the day the offering commences or 85 percent of the fair market value of the common stock on the date the offering terminates. The first offering period under the Purchase Plan commenced upon the completion of the IPO.

9. SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK

     As of June 30, 1998, the Company had outstanding 239,956 shares of preferred stock. The preferred stock was subject to mandatory redemption in two equal installments on May 31, 2001 and 2002; however, the Company was able to redeem the preferred stock in whole at any time or in part from time to time at its option. The redemption price, as well as liquidation value, of the preferred stock was $100 per share plus any accrued but unpaid dividends. Dividends on this preferred stock, which were cumulative, were payable, if declared, at $10 per share per annum. All shares of preferred stock were converted into common stock in connection with the Recapitalization and $301,000 of accrued dividends on the preferred stock were converted into 63,398 shares of common stock. The remaining accrued dividends were paid with a portion of the net proceeds of the IPO (see Note 8.d.).

10. COMMITMENTS AND CONTINGENCIES

     a. Leases -- The Company leases certain offices and equipment under operating leases. The minimum noncancelable lease payments are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
2000........................................................  $1,859
2001........................................................   1,660
2002........................................................   1,079
2003........................................................     672
Thereafter..................................................     618
                                                              ------
Total minimum lease payments................................  $5,888
                                                              ======

     Rent expense for the years ended June 30, 1997, 1998 and 1999 was $1,309,000, $1,307,000, and $1,443,000, respectively.

     b. Litigation -- The Company is engaged in various litigation in the ordinary course of business. Management, based upon the advice of legal counsel, is of the opinion that the amounts which may be awarded or assessed in connection with these matters, if any, will not have a material effect on the consolidated financial position or results of operations.

     c. Employment Contract -- The Company has an employment contract expiring on June 30, 2000 with a non-executive employee with annual enumeration of $110,000. The minimum payment under this contract as of June 30, 1999 is $79,000.

     d. Defined Contribution Plan -- The Company maintains a defined contribution plan (the "Contribution Plan") for all eligible employees, as defined by the Contribution Plan. The Company currently makes matching contributions to the Contribution Plan in an amount equal to fifty percent of the employee salary deductions to a maximum of four percent of the employees salary in accordance with the Contribution Plan document. The Company incurred $227,000, $194,000, and $210,000 for employer contributions to the Contribution Plan for the years ended June 30, 1997, 1998 and 1999, respectively.

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

     e. Service Agreements -- The Company has entered into service agreements with telecommunications providers which require the Company to utilize certain minimum monthly amounts of the services of such providers. These agreements expire through November 2001. The Company was in compliance with the terms of these agreements as of June 30, 1999. The minimum annual amounts under these agreements are as follows (in thousands):

                    YEAR ENDING JUNE 30,
                    --------------------
2000........................................................  $1,428
2001........................................................   1,376
2002........................................................     543
                                                              ------
Total.......................................................  $3,347
                                                              ======

11. TRANSACTION PROCESSING AGREEMENT

     On July 17, 1998, the Company entered into a transaction processing agreement (the "Processing Agreement") with Medic Computer Systems, Inc. ("Medic"), a subsidiary of Mysys plc that develops and licenses software for healthcare providers, principally physicians, MSO's and PPM's. Under the Processing Agreement, the Company will undertake certain software development obligations, and on July 1, 1999 it will become the exclusive processor (subject to certain exceptions) of medical reimbursement claims for Medic's subscribers submitted to payors with whom MedE has or establishes connectivity. Under the Processing Agreement, the Company will be entitled to revenues to be paid by payors (in respect of which a commission is payable to Medic) as well as certain fees to be paid by Medic, including a $500,000 service fee to be paid in eight equal quarterly payments beginning on September 30, 1998. The Processing Agreement sets forth detailed performance criteria, and development and processing milestones. Inability to meet these criteria or milestones may result in financial penalties or give Medic a right to terminate this agreement. Conversely, if MedE exceeds certain processing milestones, it will be entitled to performance awards based upon a predetermined formula. The Processing Agreement is for a fixed term of five years, with annual renewals thereafter (unless either party elects to terminate), and during such period, MedE is required to provide system maintenance and support, including any necessary or appropriate upgrades, as defined.

     Revenue received under the Processing Agreement which are based on transactions processed will be recognized as such transactions are processed by MedE. Performance awards, if any, will be recognized when earned; and the service fee will be recognized ratably over the five-year term of the agreement, in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9, "Software Revenue Recognition With Respect To Certain Transactions." Software development costs incurred under the Processing Agreement will be recognized in accordance with SFAS No. 86 as described in Note 1.l All other costs relating to the Processing Agreement will be recognized as incurred, except for any penalties which will be recognized when and if they are both probable of being incurred and estimable in accordance with SFAS No. 5, "Accounting For Contingencies".

     Contemporaneously, to ensure a close working relationship between the parties, on July 17, 1998, the Company granted to Medic a warrant (the "Medic Warrant") to acquire 1,250,000 shares of the Company's common stock, at a per share exercise price equal to the price of the common stock to the public in the IPO. The Medic Warrant vests over a two-year period and may be exercised up to five years after issuance. The Medic Warrant was valued at $3,925,000 using the Black-Scholes Option Pricing Model and assuming that the underlying value of MedE's common stock was equal to the $13 IPO price per share, a risk-free interest rate of 5.47 percent, an expected warrant life of five years, a volatility rate of 39 percent and no dividend yield. The Medic Warrant is recorded in other assets and is being amortized

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

over the five year life of the Processing Agreement. The Medic Warrant contains customary weighted average antidilution provisions. The Company and certain principal stockholders have agreed that following the completion of the IPO and until the earlier of the termination of the Processing Agreement or the disposition by Medic and its affiliates of at least 25 percent of the shares of common stock issuable under the Medic Warrant, Medic shall have the right to designate one director to the Company's Board of Directors.

12. OTHER INCOME

     In February 1997, the Company exercised 26,712 options to purchase common shares of First Data Corporation and subsequently sold the common shares resulting in a pre-tax gain of $885,000. Such options were issued to former employees of the Company prior to the Spin-off but reverted to the Company upon the termination of these employees.

11. INDUSTRY SEGMENTS

     In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established standards for the way in which public business enterprises report information about operating segments in annual financial statements.

     The Company operates in two reportable segments; medical/dental and pharmacy. Summarized financial information concerning the Company's reportable segments is shown in the following table. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The "Corporate" Column includes corporate related items not allocated to reportable segments and the elimination of intercompany transactions. Identifiable assets are those tangible and intangible assets used in operations in each reportable segment.

                                                     MEDICAL/
                                                      DENTAL     PHARMACY    CORPORATE     TOTAL
                                                     --------    --------    ---------    -------
YEAR ENDED JUNE 30, 1997
Total revenues.....................................  $20,050     $15,229           --     $35,279
Interest expense...................................  $   147     $   156      $ 1,201     $ 1,504
Depreciation and amortization expense..............  $ 3,204     $ 2,113      $   143     $ 5,460
(Loss) income before provision for income taxes and
  extraordinary item...............................  $(1,535)    $(2,202)     $(5,039)    $(8,776)
(Benefit) Provision for income taxes...............  $    (4)         --      $    61     $    57
Capital expenditures...............................  $   609     $   868           --     $ 1,477
Identifiable assets................................  $18,926     $27,758      $ 1,406     $48,090

                                                     MEDICAL/
                                                      DENTAL     PHARMACY    CORPORATE     TOTAL
                                                     --------    --------    ---------    -------
YEAR ENDED JUNE 30, 1998
Total revenues.....................................  $21,960     $20,330           --     $42,290
Interest expense...................................  $    91     $   234     $  3,298     $ 3,623
Depreciation and amortization expense..............  $ 3,286     $ 3,764     $     93     $ 7,143
Income (loss) before provision for income taxes and
  extraordinary item...............................  $   (79)    $  (266)    $ (4,648)    $(4,993)
Provision for income taxes.........................  $    15          --     $     27     $    42
Capital expenditures...............................  $   330          --     $    583     $   913
Identifiable assets................................  $20,677     $40,681     $ (1,964)    $59,394

                   MEDE AMERICA CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

                                                     MEDICAL/
                                                      DENTAL     PHARMACY    CORPORATE     TOTAL
                                                     --------    --------    ---------    -------
YEAR ENDED JUNE 30, 1999
Total revenues.....................................  $29,174     $26,039           --     $55,213
Interest expense...................................  $   240     $   313      $ 2,369     $ 2,922
Depreciation and amortization expense..............  $ 3,995     $ 3,924      $   892     $ 8,771
Income (loss) before provision for income taxes and
  extraordinary item...............................  $ 1,747     $ 2,003      $(5,401)    $  (561)
Provision for income taxes.........................  $    38     $   112      $   147     $   297
Capital expenditures...............................  $   739     $   590      $    71     $ 1,400
Identifiable assets................................  $42,489     $40,683      $(4,463)    $78,709

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Greenberg News Networks, Inc.:

     We have audited the accompanying balance sheets of Greenberg News Networks, Inc. (a development stage company) (the "Company") as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the period January 8, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998, and for the period January 8, 1997 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period January 8, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998, and for the period January 8, 1997 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 26, 1999
(June 30, 1999 as to Note 9)

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                        DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                            1997           1998           1999
                                                        ------------   ------------   ------------
                                                                                      (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $    33,829    $  2,268,670   $  2,547,156
  Short-term investments..............................                    6,004,000      8,081,362
  Accounts receivable.................................                                      30,185
  Prepaid and other assets............................                      408,078        123,647
                                                        -----------    ------------   ------------
     Total current assets.............................       33,829       8,680,748     10,782,350
PROPERTY AND EQUIPMENT -- Net.........................       29,576       1,942,924      2,565,460
RESTRICTED CASH.......................................                      387,000        691,863
OTHER ASSETS..........................................                      248,546        584,323
                                                        -----------    ------------   ------------
                                                        $    63,405    $ 11,259,218   $ 14,623,996
                                                        ===========    ============   ============
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............  $   430,299    $  3,196,155   $  4,928,500
  Notes payable to shareholder........................    1,562,300
  Unearned revenue....................................                                      27,715
  Current portion of note payable.....................                                     204,766
  Capital lease obligations...........................                      119,980        124,211
                                                        -----------    ------------   ------------
     Total current liabilities........................    1,992,599       3,316,135      5,285,192
NOTE PAYABLE..........................................                                     468,515
CAPITAL LEASE OBLIGATIONS.............................                      252,460        190,970
                                                        -----------    ------------   ------------
     Total liabilities................................    1,992,599       3,568,595      5,944,677
COMMITMENTS AND CONTINGENCIES (Note 3)
REDEEMABLE PREFERRED STOCK -- Series A, $.01 par
  value, outstanding zero, 1,913,044 and 1,913,044
  (unaudited) shares, respectively, and a liquidation
  value of $24,172,719 at December 31, 1998 and
  $25,444,966 (unaudited) at June 30, 1999............                   26,591,312     85,130,458
STOCKHOLDERS' EQUITY:
  Preferred stock -- Series B, $.01 par value,
     outstanding zero, 109,765 and 109,765
     (unaudited), respectively, and a liquidation
     value of $1,262,300 at December 31, 1998 and
     $1,262,300 (unaudited) at June 30, 1999..........                        1,098          1,098
  Preferred stock -- Series C, $.01 par value,
     outstanding zero, zero, and 388,747,
     respectively, and a liquidation value of
     $18,212,797 (unaudited) at June 30, 1999.........                                       3,887
  Common stock, $.01 par value; authorized 10,000,
     10,000,000, and 10,000,000 (unaudited) shares,
     respectively, outstanding 1,000, 1,915,235, and
     1,915,235 (unaudited) shares, respectively.......           10          19,152         19,152
  Additional paid-in capital..........................       30,890              --             --
  Unamortized restricted stock award..................                     (231,671)      (725,297)
  Accumulated deficit during development stage........   (1,960,094)    (18,689,268)   (75,749,979)
                                                        -----------    ------------   ------------
          Total stockholders' equity (deficit)........   (1,929,194)    (18,900,689)   (76,451,139)
                                                        -----------    ------------   ------------
                                                        $    63,405    $ 11,259,218   $ 14,623,996
                                                        ===========    ============   ============

                       See notes to financial statements.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                    PERIOD                           PERIOD                                          PERIOD
                                JANUARY 8, 1997                  JANUARY 8, 1997                                 JANUARY 8, 1997
                                   (DATE OF           YEAR          (DATE OF       SIX MONTHS     SIX MONTHS        (DATE OF
                                 INCEPTION) TO       ENDED        INCEPTION) TO       ENDED         ENDED          INCEPTION)
                                 DECEMBER 31,     DECEMBER 31,    DECEMBER 31,      JUNE 30,       JUNE 30,        TO JUNE 30,
                                     1997             1998            1998            1998           1999             1999
                                ---------------   ------------   ---------------   -----------   ------------   -----------------
                                                                                   (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
REVENUE:
  Sponsorship revenue.........    $        --     $         --    $         --     $        --   $         --     $         --
  Subscriber revenue..........             --               --              --              --         47,785           47,785
                                  -----------     ------------    ------------     -----------   ------------     ------------
    Total revenue.............             --               --              --
OPERATING EXPENSES:
  Cost of revenue.............             --        5,027,758       5,027,758         654,477      8,091,163       13,118,921
  Research and development....        814,821          632,819       1,447,640         237,136        607,043        2,054,683
  Sales and marketing.........        281,843        5,404,025       5,685,868         745,532      6,645,442       12,331,310
  General and
    administrative............        852,318        3,338,229       4,190,547       1,648,429      3,130,768        7,321,315
  Depreciation and
    amortization..............         11,112          254,174         265,286          16,918        405,068          670,354
                                  -----------     ------------    ------------     -----------   ------------     ------------
    Total costs and
      expenses................      1,960,094       14,657,005      16,617,099       3,302,492     18,879,484       35,496,583
                                  -----------     ------------    ------------     -----------   ------------     ------------
LOSS FROM OPERATIONS..........     (1,960,094)     (14,657,005)    (16,617,099)     (3,302,492)   (18,831,699)     (35,448,798)
INTEREST EXPENSE..............             --          (43,386)        (43,386)             --        (43,129)         (86,515)
INTEREST INCOME...............             --          756,639         756,639         365,819        219,219          975,858
                                  -----------     ------------    ------------     -----------   ------------     ------------
LOSS BEFORE INCOME TAXES......     (1,960,094)     (13,943,752)    (15,903,846)     (2,936,673)   (18,655,609)     (34,559,455)
INCOME TAX EXPENSE............             --               --              --              --             --               --
                                  -----------     ------------    ------------     -----------   ------------     ------------
NET LOSS......................     (1,960,094)     (13,943,752)    (15,903,846)     (2,936,673)   (18,655,609)     (34,559,455)
ACCRETION OF PREFERRED
  STOCK.......................             --       (4,591,306)     (4,591,306)       (619,397)   (58,539,146)     (63,130,452)
                                  -----------     ------------    ------------     -----------   ------------     ------------
NET LOSS ATTRIBUTABLE TO
  COMMON STOCKHOLDERS.........    $(1,960,094)    $(18,535,058)   $(20,495,152)    $(3,556,070)  $(77,194,755)    $(97,689,907)
                                  ===========     ============    ============     ===========   ============     ============
Loss per common share -- basic
  and diluted.................    $     (1.11)    $      (9.72)                    $     (1.86)  $     (40.66)
                                  ===========     ============                     ===========   ============
Weighted-average common shares
  outstanding -- basic and
  diluted.....................      1,762,146        1,906,492                       1,916,312      1,898,568
                                  ===========     ============                     ===========   ============

                       See notes to financial statements.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
    TO DECEMBER 31, 1998 AND (UNAUDITED) THE SIX MONTHS ENDED JUNE 30, 1999

                                      REDEEMABLE                         STOCKHOLDERS' EQUITY
                                      SECURITIES    --------------------------------------------------------------
                                      -----------                                                      UNAMORTIZED
                                       SERIES A     SERIES B    SERIES C                ADDITIONAL     RESTRICTED
                                       PREFERRED    PREFERRED   PREFERRED   COMMON       PAID-IN          STOCK
                                         STOCK        STOCK       STOCK      STOCK       CAPITAL          AWARD
                                      -----------   ---------   ---------   -------   --------------   -----------
  Issuance of 1,000 shares of common
    stock...........................                                        $    10   $        1,107
  Contribution of computers,
    furniture and equipment by
    principal stockholder...........                                                          29,783
  Net loss, January 8, 1997 to
    December 31, 1997...............
                                      -----------    ------      ------     -------   --------------    ---------
BALANCE -- December 31, 1997........                                             10           30,890
  Cash contribution by principal
    stockholder.....................                                                          32,875
  2,000-for-one stock split.........                                         19,990          (19,990)
  Issuance of 1,913,044 shares of
    Series A preferred stock........  $22,000,006
  Conversion of 109,765 shares of
    common stock and note payable to
    shareholder of $1,262,300 to
    109,765 shares Series B
    preferred stock.................                 $1,098                  (1,098)       1,262,300
  Issuance of 25,000 shares of
    restricted stock in connection
    with services provided..........                                            250          316,000    $(210,838)
  Issuance of purchase warrants for
    48,826 shares of common stock in
    connection with services
    provided........................                                                         134,021
  Issuance of options for 7,348
    shares of common stock in
    connection with services
    provided........................                                                          28,955
  Amortization of restricted stock
    award...........................                                                          20,833      (20,833)
  Accretion of Series A preferred
    stock...........................    4,591,306                                         (1,805,884)
  Net loss..........................
                                      -----------    ------      ------     -------   --------------    ---------
BALANCE -- December 31, 1998........   26,591,312     1,098                  19,152                0     (231,671)
  Issuance of 388,747 shares of
    Series C preferred stock, net of
    offering costs -- (Unaudited)...                             $3,887                   18,141,040
  Amortization and compensation
    related to restricted stock
    award -- (Unaudited)............                                                       1,027,323     (493,626)
  Compensation related to stock
    options issued -- (Unaudited)...                                                         965,681
  Accretion of Series A Preferred
    Stock -- (Unaudited)............   58,539,146                                        (20,134,044)
  Net loss (Unaudited)..............
                                      -----------    ------      ------     -------   --------------    ---------
BALANCE -- June 30, 1999
  (Unaudited).......................  $85,130,458    $1,098      $3,887     $19,152   $           --    $(725,297)
                                      ===========    ======      ======     =======   ==============    =========

                                         STOCKHOLDERS' EQUITY
                                      ---------------------------

                                      ACCUMULATED
                                        DEFICIT         TOTAL
                                      ------------   ------------
  Issuance of 1,000 shares of common
    stock...........................                 $      1,117
  Contribution of computers,
    furniture and equipment by
    principal stockholder...........                       29,783
  Net loss, January 8, 1997 to
    December 31, 1997...............  $ (1,960,094)    (1,960,094)
                                      ------------   ------------
BALANCE -- December 31, 1997........    (1,960,094)    (1,929,194)
  Cash contribution by principal
    stockholder.....................                       32,875
  2,000-for-one stock split.........                           --
  Issuance of 1,913,044 shares of
    Series A preferred stock........
  Conversion of 109,765 shares of
    common stock and note payable to
    shareholder of $1,262,300 to
    109,765 shares Series B
    preferred stock.................                    1,262,300
  Issuance of 25,000 shares of
    restricted stock in connection
    with services provided..........                      105,412
  Issuance of purchase warrants for
    48,826 shares of common stock in
    connection with services
    provided........................                      134,021
  Issuance of options for 7,348
    shares of common stock in
    connection with services
    provided........................                       28,955
  Amortization of restricted stock
    award...........................                           --
  Accretion of Series A preferred
    stock...........................    (2,785,422)    (4,591,306)
  Net loss..........................   (13,943,752)   (13,943,752)
                                      ------------   ------------
BALANCE -- December 31, 1998........   (18,689,268)   (18,900,689)
  Issuance of 388,747 shares of
    Series C preferred stock, net of
    offering costs -- (Unaudited)...                   18,144,927
  Amortization and compensation
    related to restricted stock
    award -- (Unaudited)............                      533,697
  Compensation related to stock
    options issued -- (Unaudited)...                      965,681
  Accretion of Series A Preferred
    Stock -- (Unaudited)............   (38,405,102)   (58,539,146)
  Net loss (Unaudited)..............   (18,655,609)   (18,655,609)
                                      ------------   ------------
BALANCE -- June 30, 1999
  (Unaudited).......................  $(75,749,979)  $(76,451,139)
                                      ============   ============

                       See notes to financial statements.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                     PERIOD                           PERIOD                                          PERIOD
                                 JANUARY 8, 1997                  JANUARY 8, 1997                                 JANUARY 8, 1997
                                    (DATE OF                         (DATE OF        SIX MONTHS     SIX MONTHS       (DATE OF
                                  INCEPTION) TO     YEAR ENDED     INCEPTION) TO       ENDED          ENDED        INCEPTION) TO
                                  DECEMBER 31,     DECEMBER 31,    DECEMBER 31,       JUNE 30,       JUNE 30,        JUNE 30,
                                      1997             1998            1998             1998           1999            1999
                                 ---------------   ------------   ---------------   ------------   ------------   ---------------
                                                                                    (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.....................    $(1,960,094)    $(13,943,752)   $(15,903,846)    $ (2,936,673)  $(18,655,609)   $ (34,559,455)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization.............         11,112          254,174         265,286           16,918        405,068          670,354
    Loss on disposal of
      property and equipment...                           6,168           6,168            5,848         12,719           18,887
    Issuance of stock options,
      stock purchase warrants
      and restricted stock in
      connection with services
      provided.................                         268,388         268,388          155,999      1,499,378        1,767,766
    Changes in assets and
      liabilities:
      Accounts receivable......                                                                         (30,185)         (30,185)
      Prepaid and other
        assets.................                        (408,078)       (408,078)         (48,912)       284,431         (123,647)
      Accounts payable and
        accrued expenses.......        430,299        2,765,856       3,196,155          345,852      1,732,345        4,928,500
      Unearned revenue.........                                                                          27,715           27,715
      Other assets.............                        (248,546)       (248,546)                       (335,777)        (584,323)
                                   -----------     ------------    ------------     ------------   ------------    -------------
        Net cash used in
          operating
          activities...........     (1,518,683)     (11,305,790)    (12,824,473)      (2,460,968)   (15,059,915)     (27,884,388)
INVESTING ACTIVITIES:
  (Increase) decrease in
    short-term investments.....                      (6,004,000)     (6,004,000)     (18,336,191)    (2,077,362)      (8,081,362)
  Acquisition of property and
    equipment..................        (10,905)     ( 1,715,544)     (1,726,449)        (349,230)    (1,040,323)      (2,766,772)
                                   -----------     ------------    ------------     ------------   ------------    -------------
        Net cash used in
          investing
          activities...........        (10,905)      (7,719,544)     (7,730,449)     (18,685,421)    (3,117,685)     (10,848,134)
FINANCING ACTIVITIES:
  Increase in restricted
    cash.......................                        (387,000)       (387,000)        (387,000)      (304,863)        (691,863)
  Repayment of capital lease
    obligations................                         (85,706)        (85,706)          (2,382)       (57,259)        (142,965)
  Repayment of note payable....                                                                         (51,414)         (51,414)
  Proceeds from issuance of
    common stock...............          1,117                            1,117                                            1,117
  Proceeds from issuance of
    notes payable..............      1,562,300                        1,562,300                         724,695        2,286,995
  Proceeds from sale of
    preferred stock............                      22,000,006      22,000,006       22,000,006     18,144,927       40,144,933
  Net cash contribution from
    principal stockholder......                          32,875          32,875           32,875                          32,875
  Repayment of stockholder
    loan.......................                        (300,000)       (300,000)        (300,000)                       (300,000)
                                   -----------     ------------    ------------     ------------   ------------    -------------
        Net cash provided by
          financing
          activities...........      1,563,417       21,260,175      22,823,592       21,343,499     18,456,086       41,279,678
                                   -----------     ------------    ------------     ------------   ------------    -------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS.........         33,829        2,234,841       2,268,670          197,110        278,486        2,547,156
CASH AND CASH EQUIVALENTS:
  Beginning of period..........             --           33,829              --           33,829      2,268,670               --
                                   -----------     ------------    ------------     ------------   ------------    -------------
  End of period................    $    33,829     $  2,268,670    $  2,268,670     $    230,939   $  2,547,156    $   2,547,156
                                   ===========     ============    ============     ============   ============    =============
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION -- Cash
  paid during the period for
  interest.....................                    $     43,386    $     43,386
                                                   ============    ============
SUPPLEMENTAL DISCLOSURE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Property and equipment
    acquired under capital
    leases.....................                    $    458,146    $    458,146     $     40,662                   $     458,146
                                                   ============    ============     ============                   =============
  Property and equipment
    contributed by principal
    stockholder................    $    29,783                     $     29,783                                    $      29,783
                                   ===========                     ============                                    =============
  Conversion of note payable to
    principal stockholder to
    Series B preferred stock...                    $  1,262,300    $  1,262,300     $  1,262,300                   $   1,262,300
                                                   ============    ============     ============                   =============
  Issuance of common stock,
    stock options, stock
    purchase warrants and
    restricted stock in
    connection with services
    provided...................                    $    268,388    $    268,388     $    155,999   $  1,499,378    $   1,767,766
                                                   ============    ============     ============   ============    =============

                       See notes to financial statements.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Greenberg News Networks, Inc. (the "Company") was incorporated in Delaware on January 8, 1997. The Company, based in Atlanta, Georgia, has been in the development stage since its formation. The Company is primarily engaged in providing medical news, information, and educational programs and services via the Internet to physicians and other health care providers under the Medcast brand name. The Medcast product was in use by approximately 500 physicians at December 31, 1998. As the service was still in "Beta Phase," the Company has recorded no revenue through December 31, 1998.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Stock Split -- On February 9, 1998, the Company effected a 2,000-for-one stock split in the form of a stock dividend. This resulted in the issuance of 1,999,000 additional shares of common stock and the transfer of $19,990 from paid-in capital to common stock. All references to per share amounts throughout this report have been restated to reflect this stock split.

     Investments -- Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1998, the Company's short-term investment portfolio consisted of debt securities classified as held-to-maturity and is presented at amortized cost, which approximates fair value.

     Property and Equipment -- Property and Equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. Leasehold improvements are depreciated over the lesser of the asset's useful life or the remaining lease term.

     Other Assets -- Other assets consist primarily of employee advances, deposits, and computers purchased by the Company to be used by physicians. These computers have been expensed when delivered to the physician.

     The Company recognized expenses of $795,000 for the year ended December 31, 1998 and the period January 8, 1997 (date of inception) to December 31, 1998, $1,494,000 for the six months ended June 30, 1999, and $2,289,000 for the period January 8, 1997 (date of inception) to June 30, 1999, associated with the computers deployed in connection with subscription agreements.

     Management believes that if a subscription agreement is terminated, regardless of the timing of such termination, the related computer has no material value to the Company. Returned computers will be utilized for various purposes such as test computers and loaned computers to service providers.

     Approximately 45 computers with an estimated total original cost of approximately $61,000 had been returned to the Company as of June 30, 1999.

     Nonmonetary Transactions -- Common stock, common stock options, and common stock purchase warrants issued for goods or services are recorded at estimated market value.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     Product Development -- Costs incurred related to the development of the Greenberg News product have been charged to expense as incurred.

     Cash Equivalents and Restricted Cash -- All highly liquid instruments with an original maturity of three months or less are considered cash equivalents. Restricted cash is pledged to secure a letter of credit provided in lieu of a security deposit under an operating lease.

     Stock Based Compensation -- The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees ("APB 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation. Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     Revenue Recognition -- The Company currently derives all of its revenue from subscription fees. The Company recognizes revenue derived from the sale of subscriptions ratably over the period that services are provided to the subscriber.

     Basic and Diluted Net Income (Loss) Per Common Share -- Basic net income
(loss) per common share is computed using the weighted-average number of shares outstanding during the period. Diluted net income (loss) per common share is computed using the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares of 1,812,278, 1,452,356 and 2,420,708 for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, respectively, were excluded from the computation as their effect was anti-dilutive. Restricted shares outstanding of 16,667, zero, and 16,667 for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, respectively, were also excluded from the computation as their effect was anti-dilutive.

     Fair Value of Financial Instruments -- The carrying values of cash and cash equivalents, short-term investments, and accounts payable approximate fair value because of the short maturity of these instruments. The carrying value of the Company's obligations under capital leases also approximates fair value, as the related interest rate is similar to the rates being offered to the Company.

     Impairment of Long-Lived Assets -- In accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset.

     Recent Pronouncements -- In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. SFAS 130 is designed to improve the reporting of changes in equity from period to period. As the Company has no components of other comprehensive income, adoption of SFAS 130 did not have an impact on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

report information about operating segments in annual financial statements for periods beginning after December 15, 1997. The Statement requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Since the Company is organized as, and operates in, a single business segment that provides medical news, information and education programs and services to physicians and other health care providers, this Statement did not have an impact on financial reporting for the periods presented.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 2000. The Company has not determined what effect, if any, adoption of SFAS 133 will have on the Company's financial statements.

     Interim Financial Statements -- The accompanying unaudited interim financial statements as of June 30, 1999, the six months ended June 30, 1999 and 1998 and the period January 8, 1997 (date of inception) to June 30, 1999 reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

2. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1998 consists of the following:

                                                           1997        1998
                                                         --------   ----------
Computer equipment.....................................  $ 38,974   $1,492,709
Leasehold improvements.................................     1,714      184,508
Office equipment.......................................                527,831
                                                         --------   ----------
                                                           40,688    2,205,048
Less accumulated depreciation..........................   (11,112)    (262,124)
                                                         --------   ----------
          Total........................................  $ 29,576   $1,942,924
                                                         ========   ==========

     Depreciation expense on computer equipment, leasehold improvements, and office equipment for the period January 8, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the period January 8, 1997 (date of inception) to December 31, 1998 was $11,112, $254,174, and $265,286,
respectively.

     Included in property and equipment at December 31, 1998 were assets acquired under capital lease obligations with a cost of $458,146 and accumulated depreciation at December 31, 1998 of $44,091.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

3. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases facilities and equipment primarily under long-term operating leases and capital lease agreements. Future minimum payments under noncancelable operating leases and capital leases are as follows:

YEAR ENDING                                                   CAPITAL    OPERATING
DECEMBER 31,                                                   LEASES      LEASES
------------                                                  --------   ----------
1999........................................................  $181,426   $  305,289
2000........................................................   181,426      311,898
2001........................................................    97,071      311,589
2002........................................................    18,666      309,581
2003........................................................     4,667       77,442
                                                              --------   ----------
          Total.............................................   483,256   $1,315,799
                                                                         ==========
Less amounts representing interest and taxes................   110,816
                                                              --------
Present value of capital lease payments.....................  $372,440
                                                              ========

     The Company's rental expense under operating leases for the period January 8, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, and the period January 8, 1997 (date of inception) to December 31, 1998, was $56,544, $192,401, and $248,945, respectively.

     Letter of Credit -- The Company has a letter of credit agreement at December 31, 1998, to back certain operating leases. The letter of credit amount at December 31, 1998, was $386,614. As required by the letter of credit agreement, the Company had $387,000 in restricted cash at December 31, 1998.

     Johns Hopkins Medicine -- On July 10, 1998, the Company entered into a transaction with Johns Hopkins Medicine ("Johns Hopkins") to provide and approve content for a Johns Hopkins channel on Medcast. The agreement has an initial term of three years.

     The agreement provides for nonrefundable payments as follows which are expensed as incurred:

          $75,000 upon execution of the agreement
          $31,000 per quarter for four quarters beginning October 1, 1998 $43,000 per quarter for four quarters beginning October 1, 1999 $50,000 per quarter for four quarters beginning October 1, 2000

     The Company also issued 25,000 shares of common stock to Johns Hopkins. These shares have restrictions that limit the sale or transfer of the shares and will be forfeited if Johns Hopkins does not comply with the contractual terms. The restrictions are removed on one-third of the shares upon execution of the agreement, on one-third of the shares on the first anniversary of the agreement, and with respect to the final one-third of the shares on the second anniversary of the agreement. As of December 31, 1998 16,667 shares issued under this agreement have such restrictions. If the agreement terminates prior to the second anniversary, the unvested shares may be repurchased by the Company for $1.00 per share.

     Content fees are recognized ratably over the service term. Expenses associated with the issuance of the restricted stock is recognized at the fair value of the shares when the restrictions are removed. Expense

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

is also recognized ratably for the remaining restricted shares based on the then-current fair value. The Company recognized expense of $298,533 for the year ended December 31, 1998 and $508,822 for the six months ended June 30, 1999 in connection with this agreement. Additional expense will be recorded in subsequent periods based on additional vesting and the related fair value of the stock at the vesting date.

     The agreement may be extended for an additional two years at a cost of $225,000 payable on January 1, 2002 and $250,000 payable January 1, 2003, with further automatic extensions in two-year increments until termination by either party.

     Employment Agreements -- The Company has employment agreements with certain of its officers, the terms of which expire at various times through January 3, 2002. Such agreements provide for minimum salary levels, adjusted annually by specified amounts, as well as for incentive bonuses that are payable on approval by the Compensation Committee of the Board. The aggregate commitment for future salaries at December 31, 1998, excluding bonuses, was $1,850,000. The agreements also provide for severance benefits.

     Consulting Agreement -- The Company has entered into a consulting agreement with a Director that calls for monthly payments and provides for additional incentive compensation based on developing relationships with pharmaceutical company accounts. The incentive compensation consists of a stated percentage of revenues generated by the accounts and the future issuance of stock options or warrants. The agreement is cancelable by either party on thirty days' notice. For the year ended December 31, 1998, the Company recognized expense of $60,000 under this agreement and no options or warrants had been issued.

4. RELATED PARTY TRANSACTIONS

     During the fiscal year ended December 31, 1997, the Chief Executive Officer and Principal Stockholder loaned the Company $1,562,300, bearing interest at 6.0% per annum, pursuant to two demand notes. In February 1998, the Chairman exchanged such notes and 109,765 shares of common stock for 109,765 shares of Series B Preferred Stock and $300,000 in cash.

5. INCOME TAXES

     Due to the Company's operating losses, there was no provision for income taxes for any of the periods presented.

     At December 31, 1998, the Company has available, for federal and state income tax purposes, net operating loss ("NOL") carryforwards of approximately $14.9 million, which begin to expire in 2013. These losses may be offset against future taxable income, if any, during the carryforward period.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     The tax effects of temporary differences that give rise to deferred tax assets at December 31, 1997 and 1998, are as follows:

                                                         1997         1998
                                                       ---------   -----------
Deferred tax assets:
  Accrued liabilities................................  $ 158,000   $   116,640
  Net operating loss carryforwards...................    590,601     5,938,124
  Property and equipment.............................                  159,570
  Other..............................................     31,037       122,610
                                                       ---------   -----------
     Total gross deferred tax assets.................    779,638     6,336,944
Deferred tax liability -- prepaid assets.............                  (39,862)
Less valuation allowance.............................   (779,638)   (6,297,082)
                                                       ---------   -----------
     Net deferred tax assets.........................  $      --   $        --
                                                       =========   ===========

     Due to uncertainty regarding ultimate realization, the net deferred tax assets of $779,638 and $6,297,082 at December 31, 1997 and 1998, respectively, have been offset by an equal valuation allowance which increased $779,638 and $5,517,444 for the period January 8, 1997 (date of inception) to December 31, 1997, and the year ended December 31, 1998, respectively.

6. STOCKHOLDERS' EQUITY AND PREFERRED STOCK

     Common Stock -- At December 31, 1997 and 1998, the Company's authorized $.01 par value common stock authorized was 10,000 and 10,000,000 shares, respectively, with 1,000 and 1,915,235 shares issued and outstanding, respectively. Certain of the shares issued and outstanding to employees in conjunction with the original capitalization of the Company have restrictions which limit the sale or transfer of the shares and provide for forfeiture if the holder terminates their employment with the Company. As discussed in Note 3, an additional 16,667 shares issued to Johns Hopkins were also restricted. Employee shares under restriction at December 31, 1997 and December 31, 1998, were 229,500 and 126,000 respectively. At December 31, 1998, 1,000,000 shares were reserved for the exercise of issued and unissued common stock options and warrants.

     Preferred Stock -- In January 1998, the Company's stockholders approved an amendment and restatement of the certificate of incorporation which authorized 10,000,000 shares of preferred stock, $.01 par, with rights and preference to be determined by the Board of Directors. At December 31, 1998, 1,913,044 and 109,765 shares of Series A preferred stock and Series B preferred stock, respectively, were issued and outstanding.

     The rights, preferences, and privileges of the preferred stockholders are as follows:

     - Dividends -- The holders of Series A and Series B preferred stock are entitled to dividends when and as declared by the Board of Directors, equal to the cumulative cash dividends in respect of each such share in such amount as the holder thereof would receive if such share were converted to common stock. No dividends have been declared through December 31, 1998.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     - Liquidation -- Holders of the Series A preferred stock are entitled to a preference in liquidation to Series B preferred stock and common stockholders of $11.50 (the original issuance price) per share, plus all declared but unpaid dividends, plus a preferred return of 11.5% per annum on the original issuance price. Holders of Series B preferred stock are entitled to a preference in liquidation to the common stockholders equal to the original issuance price ($11.50 per share) plus all declared but unpaid dividends. At December 31, 1998, the aggregate liquidation value of preferred stock was $25,435,019. After the above amounts have been paid on the preferred stock, the remaining assets are distributed to the holders of the common stock.

     - Conversion and Registration -- The Series A and Series B preferred shares are convertible, at the option of the holders, at any time, into shares of common stock at a ratio of 1:1. Conversion is automatic immediately prior to the closing of an underwritten public offering of the Company's common shares for aggregate proceeds equal to or exceeding $20,000,000, with an offering price of not less than $23.00 per share.

     Conversion is also mandatory if the Company achieves an annual cash flow from operations of $25.0 million or the stockholders approve a sale whereby the preferred holders would receive at least $23.00 per share.

     The conversion ratio for the Series A preferred stock is adjusted based on the aggregate gross proceeds in the event of a sale of the Company (whether in the form of a merger, consolidation, sale of assets, initial public offering, or sale of outstanding stock). The conversion rates are as follows:

                                                       CONVERSION
AGGREGATE PROCEEDS                                        RATE
------------------                                     ----------
$250,000,000 to $500,000,000.........................  .960791:1
$500,000,000 to $750,000,000.........................  .923015:1
$750,000,000 to $1,000,000,000.......................  .851577:1
Over $1,000,000,000..................................  .785143:1

     - Redemption -- The Series A preferred stock is redeemable, in whole or in part, at the option of the holder at any time after February 14, 2004. The redemption is effective upon 30 days' written notice, at a per share price equal to the greater of the original issue price of each share plus 8.0% per annum from the original issue date or the fair market value. This redemption value has been accreted in the accompanying financial statements. The fair value of the Series A preferred stock was $13.90 and $44.50 per share at December 31, 1998 and June 30, 1999, respectively. The Company determines fair value based on third party transactions involving the Company's equity instruments.

     - Voting -- Each share of preferred stock is entitled to vote on an "as converted" basis along with common stockholders. Series A and Series B preferred stockholders vote together with common stockholders except for certain matters as to which the Series A preferred stockholders vote as a

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

      separate class. The affirmative consent of a majority of the outstanding shares of Series A preferred, voting as a separate class, is required for any of the following actions:

        - Amending the Certificate or Bylaws of the Company which would affect the rights, preferences, or privileges of the Series A preferred stockholders.

        - Any voluntary liquidation, dissolution, or winding up of the Company or any merger or consolidation with another corporation, or a sale, assignment, or transfer of all or substantially all of the assets of the Company.

        - Application of any of the Company's assets to the redemption, retirement, purchase, or other acquisition of any of the Company's junior securities.

        - Action to create, authorize, or issue any senior securities.

        - Any transactions with an affiliate of the Company as defined.

        - Declaration of a dividend on any junior securities.

        - An action to incur debt greater than $5,000,000 in a single transaction or series of related transactions.

        - An action to approve any single transaction or series of related transactions involving a commitment greater than $2,000,000.

7. STOCK OPTION AND PURCHASE WARRANTS

     Stock Options -- The 1997 Stock Option Plan (the "Plan") allows for the issuance of incentive stock options and nonqualified stock options to purchase a maximum of 1,000,000 shares of the Company's Common Stock. Under the Plan, incentive stock options may be granted to employees, directors, and officers of the Company, and nonqualified stock options may be granted to consultants, employees, directors, and officers of the Company. Generally, the options become exercisable over four years and expire ten years from the date of grant. Options granted under the Plan must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock.

     Activity under the Plan for options issued to employees is summarized as follows:

                                                       OPTIONS     WEIGHTED-AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE
                                                     -----------   ----------------
Balance at December 31, 1997.......................         --              --
Granted............................................    140,815          $11.90
Exercised..........................................         --              --
Forfeited..........................................         --              --
                                                       -------          ------
Balance at December 31, 1998.......................    140,815          $11.90
                                                       =======          ======

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     The following table summarizes information concerning outstanding and exercisable employee options at December 31, 1998:

                                                         OPTIONS OUTSTANDING
                                                -------------------------------------
                                                   NUMBER      WEIGHTED-
                                                OUTSTANDING     AVERAGE     WEIGHTED-
                                                   AS OF       REMAINING     AVERAGE
                                                DECEMBER 31,      LIFE      EXERCISE
RANGE OF EXERCISE PRICE                             1998       (IN YEARS)     PRICE
-----------------------                         ------------   ----------   ---------
$11.50........................................    116,729         9.4        $11.50
$12.50........................................      1,000         9.8         12.50
$13.90........................................     23,086         9.7         13.90

     At December 31, 1998, 12,934 employee options under the Plan were exercisable with a weighted-average exercise price of $11.50.

     Nonemployee Stock Options -- During 1998, the Company issued 7,348 stock options under the Plan to nonemployees in exchange for services received or to be received. The options have a weighted-average exercise price of $12.48 and a weighted-average fair value of $5.16 per option on the grant date. The weighted-average fair value was determined using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 4.8% to 5.8% depending on the grant date, and an expected life of 10 years. These options will be fully vested by August 2000. In conjunction with the issuance of these options, the Company recognized expense of $28,955 in 1998 based on the fair value of options which have vested or partially vested. Additional expense will be recorded in subsequent periods for a portion of 3,000 of the options based on additional vesting and the related fair value of the underlying stock.

     Specifically:

     - 4,348 options were issued in connection with a Compensation and Release Agreement dated May 15, 1998 to a principal in an outside consulting firm in exchange for the right to hire several employees of the firm who had worked on software development for the Company and also as partial consideration for the developed software which was purchased by the Company under the Compensation and Release Agreement.

     - 2,000 options were issued to an outside graphical consultant who performed services to the Company during 1997, 1998, and 1999 in consideration for a covenant not to compete with the Company through August 2000.

     - 1,000 options were issued to an outside medical consultant in connection with services performed since January 1998 in consideration for a covenant not to compete with the Company through December 1999.

     As of December 31, 1998, 851,837 options were available for future grant under the Plan.

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     Stock Compensation -- The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's results would have been as follows for the year ended December 31, 1998:

Net loss....................................................  $(14,025,412)
Net loss attributable to common stockholders................  $(18,616,718)
Net loss per common share -- basic and diluted..............  $      (9.76)

     The weighted-average fair value of the options granted during 1998 is estimated at $5.10 per share, on the date of grant using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 4.8% to 5.8% depending on grant date, and an expected life of 10 years.

     Stock Purchase Warrants -- During 1998, the Company issued 48,826 warrants, which were immediately exercisable, to certain consultants and vendors in exchange for services received. These warrants are exerciseable over five years from the date of grant. Each warrant represents the right to purchase one share of the Company's common stock at a weighted-average exercise price of $11.52 until expiration. The estimated weighted-average fair value at the date of issuance was $2.74 per warrant. The estimated weighted-average fair value was determined using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 5.4% to 5.5% depending on the grant date, and an expected life of five years. The Company recognized expense of $134,021 in conjunction with the issuance of the stock purchase warrants.

8. DEVELOPMENT STAGE COMPANY

     The Company is in the development stage and, to date, has generated no revenues, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all of the risks inherent in the establishment of a new business enterprise. As a result of the start-up nature of its business, the Company can be expected to sustain substantial operating losses for at least the next several years. The Company's continuation as a going concern is dependent upon its ability to obtain additional equity investment and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations and has an arrangement with WebMD to provide additional funding to the Company, if needed, until the merger is consummated (see Note 9).

9. SUBSEQUENT EVENT

     In April 1999, the Company sold 388,747 shares of its Series C Preferred Stock to 29 investors at $46.85 per share, convertible into common stock at a ratio of 1:1. The conversion ratio for the Series C Preferred is subject to adjustment if GNN issues stock in a transaction that dilutes the Series C Preferred Stock, pursuant to customary anti-dilution provisions. In addition, the certificate of designations for the Series C Preferred originally provided that the conversion price of the Series C Preferred would be adjusted unless GNN satisfied either a "contracts condition" by July 31, 1999, or an "IPO condition" by October 1, 1999. However, the Series C Preferred Stock certificate of designations was subsequently amended to eliminate the adjustment to the conversion price provided for in the preceding sentence (the

                         GREENBERG NEWS NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
        AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
               FOR THE PERIOD JANUARY 8, 1997 (DATE OF INCEPTION)
          TO DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999 (UNAUDITED),
                 FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE
              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

anti-dilution provisions continue in effect). Holders of the Series C Preferred Stock are entitled to a preference in liquidation to Series B preferred stock and common stockholders at $46.85 (the original issuance price).

     On June 30, 1999, the Company, Healtheon Corporation ("Healtheon"), Healtheon/WebMD Corporation ("Healtheon/WebMD"), WebMD, Inc. ("WebMD"), and GNN Merger Corp., a wholly owned subsidiary of Healtheon/WebMD ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation of such merger (the "Merger"). Upon consummation of the Merger, the separate existence of Merger Sub will cease, and the existing stockholders of the Company will become stockholders of Healtheon/WebMD in accordance with the terms of the Merger Agreement. Healtheon/WebMD is a newly formed parent corporation that may acquire Healtheon and WebMD upon the closing of a transaction contemplated by an Agreement and Plan of Reorganization between Healtheon and WebMD dated as of May 20, 1999.

     The consideration for the Merger will consist of $2.3 million in cash and an aggregate of 2,621,676 shares of Healtheon/WebMD common stock for all of the capital stock of Medcast, having an aggregate value of approximately $101.0 million.

     The consummation of the Merger is subject to certain conditions, including, among other things, approval by the stockholders of the Company and the receipt of all necessary regulatory approvals, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Pursuant to the Merger Agreement, Healtheon, WebMD, Healtheon/WebMD and the Company will prepare and file a proxy statement/prospectus to be mailed to stockholders in connection with calling a meeting of the stockholders of the Company to vote on the Merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Direct Medical Knowledge, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., a development stage company (the Company), at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the period from May 24, 1995 (date of incorporation) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The financial statements of the Company for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, whose reports expressed an unqualified opinion on those statements. Our opinion, in so far as it relates to the amounts included for the period from May 24, 1995 (date of incorporation) to December 31, 1996, is based solely on the reports of the other auditors.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
February 19, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

     We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc., a development stage company (the Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  /s/ BERG & COMPANY

San Francisco, California
February 7, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

     We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc., a development stage company (the Company) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1995, and the results of its operations and its cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/  BERG & COMPANY

San Francisco, California
January 16, 1999

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                               1997       1998
                                                              -------    -------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,082    $   209
  Accounts receivable, trade................................        6         41
  Accounts receivable, shareholder..........................       69         25
  Prepaid expenses..........................................        9         18
                                                              -------    -------
          Total current assets..............................    1,166        293
Property and equipment, net.................................      709        558
Intangibles, net............................................       14         --
Content license fees, net...................................       67         81
Other assets, net...........................................       26         42
                                                              -------    -------
          Total assets......................................  $ 1,982    $   974
                                                              =======    =======
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   243    $   667
  Accounts payable, related party...........................       --        237
  Accrued expenses..........................................       13        161
  Deferred revenue..........................................       30         --
  Senior secured promissory note, current portion...........       --        166
  Notes payable to shareholder..............................       --        500
                                                              -------    -------
          Total current liabilities.........................      286      1,731
                                                              -------    -------
Senior secured promissory note, less current portion........       --        291
                                                              -------    -------
          Total liabilities.................................      286      2,022
Commitments (Note 5)
Shareholders' equity:
  Common stock, no par value; authorized 5,000,000 shares;
     1,046,233 and 1,048,667 shares issued and outstanding
     at December 31, 1998 and 1997, respectively............        5         11
  Note receivable from shareholder..........................     (250)        --
  Convertible preferred stock, no par value; authorized
     2,600,000 shares; 2,536,071 shares issued and
     outstanding; liquidation preference of $4,073 at
     December 31, 1998 and 1997.............................    4,098      4,098
  Warrants for purchase of common stock.....................       --         34
  Deficit accumulated during the development stage..........   (2,157)    (5,191)
                                                              -------    -------
          Total shareholders' equity (deficit)..............    1,696     (1,048)
                                                              -------    -------
          Total liabilities and shareholders' equity
           (deficit)........................................  $ 1,982    $   974
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                   MAY 24, 1995
                                                                                     (DATE OF
                                                    YEAR ENDED DECEMBER 31,      INCORPORATION) TO
                                                  ---------------------------      DECEMBER 31,
                                                   1998       1997      1996           1998
                                                  -------    -------    -----    -----------------
Revenues, including shareholder revenues of $184
  in 1998, $424 in 1997, $0 in 1996 and $608
  from inception to December 31, 1998...........  $   338    $   592    $ 350         $ 1,280
                                                  -------    -------    -----         -------
Operating expenses:
     Cost of revenues...........................       71         48       24             143
     Product development costs..................      992        762      340           2,132
     General and administrative.................    1,385        699      311           2,495
     Depreciation and amortization..............      513        337       78             930
     Sales and marketing........................      415        221       72             731
                                                  -------    -------    -----         -------
          Total operating expenses..............    3,376      2,067      825           6,431
                                                  -------    -------    -----         -------
       Operating loss...........................   (3,038)    (1,475)    (475)         (5,151)
Interest and other income (expense), net........        5         46       12              62
                                                  -------    -------    -----         -------
       Net loss before income taxes.............   (3,033)    (1,429)    (463)         (5,089)
Income tax expense..............................       (1)        (1)      (1)             (4)
                                                  -------    -------    -----         -------
       Net loss.................................  $(3,034)   $(1,430)   $(464)        $(5,093)
                                                  =======    =======    =====         =======
Preferred stock dividend........................       --        (44)     (54)            (98)
                                                  -------    -------    -----         -------
       Net loss attributable to common stock....  $(3,034)   $(1,474)   $(518)        $(5,191)
                                                  =======    =======    =====         =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM MAY 24, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                               CONVERTIBLE PREFERRED STOCK
                                                         ---------------------------------------
                                      COMMON STOCK            SERIES A             SERIES B         COMMON     RECEIVABLE
                                   ------------------    ------------------   ------------------    STOCK         FROM
                                    SHARES     AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT   WARRANTS   SHAREHOLDER
                                   ---------   ------    ---------   ------   ---------   ------   --------   ------------
Balance, May 24, 1995 (date of
  incorporation).................         --     --             --       --          --      --                     --
  Issuance of common stock for
    cash $0.00001 per share in
    October 1995.................  1,000,000     --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in December 1995.............                          300,000   $  300
  Net loss for the period........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1995.......  1,000,000     --        300,000      300          --      --                     --
  Conversion of Series A
    convertible preferred stock
    into common stock in January
    1996.........................     25,000     --        (25,000)      --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in May 1996..................                          200,000      200
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    July 1996....................                          500,000      500
  Declaration of Series A
    convertible preferred stock
    dividends in December
    1996.........................
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1996.......  1,025,000     --        975,000    1,000          --      --                     --
  Issuance of common stock
    through exercise of stock
    options $0.205 per share.....     23,667    $ 5
  Declaration of Series A
    convertible preferred stock
    dividends in July 1997.......
  Issuance of Series A
    convertible preferred stock
    in lieu of dividends payable
    in July 1997.................                           97,658       98
  Issuance of Series B
    convertible preferred stock
    for cash and note receivable
    at $2.05 per share in July
    1997.........................                                             1,463,413   $3,000                 $(750)
  Payment on shareholder note
    receivable...................                                                                                  500
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1997.......  1,048,667      5      1,072,658    1,098   1,463,413    3,000                  (250)
  Issuance of common stock
    through exercise of stock
    options at $0.205 per
    share........................      2,441     --
  Repurchase of nonvested shares
    of common stock at $0.205 per
    share........................     (4,875)    (1)
  Issuance of non-qualified stock
    options to consultants.......                 7
  Issuance of warrants for common
    stock in connection with
    convertible promissory
    notes........................                                                                     34
  Payments on shareholder note
    receivable...................                                                                                  250
  Net loss for the year..........
                                   ---------    ---      ---------   ------   ---------   ------     ---         -----
Balance, December 31, 1998.......  1,046,233    $11      1,072,658   $1,098   1,463,413   $3,000     $34         $  --
                                   =========    ===      =========   ======   =========   ======     ===         =====

                                     DEFICIT
                                   ACCUMULATED       TOTAL
                                   DURING THE    SHAREHOLDERS'
                                   DEVELOPMENT      EQUITY
                                      STAGE        (DEFICIT)
                                   -----------   -------------
Balance, May 24, 1995 (date of
  incorporation).................         --             --
  Issuance of common stock for
    cash $0.00001 per share in
    October 1995.................                        --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in December 1995.............                   $   300
  Net loss for the period........    $  (165)          (165)
                                     -------        -------
Balance, December 31, 1995.......       (165)           135
  Conversion of Series A
    convertible preferred stock
    into common stock in January
    1996.........................                        --
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    in May 1996..................                       200
  Issuance of Series A
    convertible preferred stock
    for cash at $1.00 per share
    July 1996....................                       500
  Declaration of Series A
    convertible preferred stock
    dividends in December
    1996.........................        (54)           (54)
  Net loss for the year..........       (464)          (464)
                                     -------        -------
Balance, December 31, 1996.......       (683)           317
  Issuance of common stock
    through exercise of stock
    options $0.205 per share.....                         5
  Declaration of Series A
    convertible preferred stock
    dividends in July 1997.......        (44)           (44)
  Issuance of Series A
    convertible preferred stock
    in lieu of dividends payable
    in July 1997.................                        98
  Issuance of Series B
    convertible preferred stock
    for cash and note receivable
    at $2.05 per share in July
    1997.........................                     2,250
  Payment on shareholder note
    receivable...................                       500
  Net loss for the year..........     (1,430)        (1,430)
                                     -------        -------
Balance, December 31, 1997.......     (2,157)         1,696
  Issuance of common stock
    through exercise of stock
    options at $0.205 per
    share........................                        --
  Repurchase of nonvested shares
    of common stock at $0.205 per
    share........................                        (1)
  Issuance of non-qualified stock
    options to consultants.......                         7
  Issuance of warrants for common
    stock in connection with
    convertible promissory
    notes........................                        34
  Payments on shareholder note
    receivable...................                       250
  Net loss for the year..........     (3,034)        (3,034)
                                     -------        -------
Balance, December 31, 1998.......    $(5,191)       $(1,048)
                                     =======        =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                           MAY 24, 1995
                                                                                             (DATE OF
                                                                                         INCORPORATION) TO
                                                         1998       1997       1996      DECEMBER 31, 1998
                                                        -------    -------    -------    -----------------
Cash flows from operating activities:
  Net loss............................................  $(3,034)   $(1,430)   $  (464)        $(5,093)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization of property and
      equipment.......................................      344        228         64             638
    Amortization of content license fees..............      166        104          9             279
    Amortization of organization costs................       14          5          5              24
    Expense of issuing options for services...........        7         --         --               7
    Warrants issued with convertible notes............       34         --         --              34
    Impairment loss on property and equipment.........      121         --         --             121
    Changes in operating assets and liabilities:
      Accounts receivable, trade......................      (35)        (6)        --             (41)
      Accounts receivable, shareholder................       44        (69)        --             (25)
      Prepaid expenses................................       (9)        (1)        (4)            (18)
      Other assets....................................      (16)        (8)       (15)            (66)
      Accounts payable and accrued expenses...........      572         90        135             828
      Accounts payable -- related party, net..........      237         --         --             237
      Deferred revenue................................      (30)       (95)       125              --
                                                        -------    -------    -------         -------
         Total adjustments............................    1,449        248        319           2,018
                                                        -------    -------    -------         -------
         Net cash used in operating activities........   (1,585)    (1,182)      (145)         (3,075)
                                                        -------    -------    -------         -------
Cash flows from investing activities:
  Purchase of property and equipment..................      (98)      (468)      (502)         (1,101)
  Purchase of content licenses........................     (180)      (123)       (57)           (360)
                                                        -------    -------    -------         -------
         Net cash used in investing activities........     (278)      (591)      (559)         (1,461)
                                                        -------    -------    -------         -------
Cash flows from financing activities:
  Borrowings under senior secured promissory note.....      297         --         --             297
  Repayment under senior secured promissory note......      (56)        --         --             (56)
  Borrowings under convertible promissory note........      500         --         --             500
  Proceeds from issuance of stock.....................       --      2,255        700           3,255
  Repurchase of common stock..........................       (1)        --         --              (1)
  Advances from shareholders..........................       --        250         --             294
  Repayment of shareholder advances...................       --       (250)       (39)           (294)
  Payments on shareholder note receivable.............      250        500         --             750
                                                        -------    -------    -------         -------
         Net cash provided by financing activities....      990      2,755        661           4,745
                                                        -------    -------    -------         -------
         Net increase in cash.........................     (873)       982        (43)            209
Cash and cash equivalents, beginning of period........    1,082        100        143              --
                                                        -------    -------    -------         -------
Cash and cash equivalents, end of period..............  $   209    $ 1,082    $   100         $   209
                                                        =======    =======    =======         =======
Supplemental cash flow information and non cash
  activities:
  Declaration of dividends payable....................  $    --    $    44    $    54         $    98
                                                        =======    =======    =======         =======
  Issuance of convertible preferred stock to
    extinguish dividends payable......................  $    --    $    98    $    --         $    98
                                                        =======    =======    =======         =======
  Issuance of convertible preferred stock for note
    receivable........................................  $    --    $   750    $    --         $   750
                                                        =======    =======    =======         =======
  Interest paid.......................................  $    33    $     1    $     1         $    36
                                                        =======    =======    =======         =======
  Income taxes paid...................................  $     1    $     1    $     1         $     3
                                                        =======    =======    =======         =======
  Warrants issued with convertible promissory note....  $    34    $    --    $    --         $    34
                                                        =======    =======    =======         =======
  Equipment acquired in exchange for senior secured
    promissory note...................................  $   216    $    --    $    --         $   216
                                                        =======    =======    =======         =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. COMPANY BACKGROUND

Description of business:

     Direct Medical Knowledge, Inc. ("the Company") was incorporated on May 24, 1995 to provide individualized, customized medical and health information to individuals through contracts with major health providers. The Company uses web technology, electronic retrieval, and on-line support groups to deliver health information over the internet. Since its incorporation, the Company has focused on developing its products and marketing strategy and recruiting human resources. It has not generated a significant amount of revenue and, accordingly, is a development stage company.

Need for additional capital and sale of the company

     The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring losses and negative cash flows from operations. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     In January 1999, the shareholders approved the merger of the Company with a wholly-owned subsidiary of WebMD, Inc. ("WebMD"). WebMD provides administrative, communications and information services to healthcare professionals via the internet, as well as healthcare information services to consumers. Under the terms of the merger agreement, shares of the Company's capital stock will be exchanged for 469,018 shares of WebMD Series B Preferred Stock as set forth below. Outstanding options and warrants to purchase the Company's common stock will be assumed by WebMD and will be subject to the same terms and conditions, with the exception that they will be exercisable for 130,957 shares of WebMD Series B Preferred Stock based upon the exchange ratio set forth below for the Company's common stock. The $500 Convertible Promissory Note outstanding as of the date of the merger will be exchanged for 25,000 shares of WebMD Series B Preferred Stock.

     The ratios for the exchange of the Company's capital stock for shares of WebMD Series B Preferred Stock are as follows:

               DIRECT MEDICAL KNOWLEDGE, INC.                 EQUIVALENT SHARE OF WEBMD
                       CAPITAL STOCK                          SERIES B PREFERRED STOCK
               ------------------------------                 -------------------------
Common Stock and Options....................................         0.11274380
Series A Convertible Preferred Stock........................         0.16867768
Series B Convertible Preferred Stock........................         0.22225378

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Business risks and credit concentrations

     The Company operates in the internet content industry segment which is new, rapidly evolving and highly competitive. The Company relies on third party suppliers of health information content. There can be no assurance that the Company will be able to continue product development and secure content sufficient to support its operations.

     The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary. Management estimates that no such reserves are warranted at December 31, 1998 or December 31, 1997. At December 31, 1998, one shareholder comprises 38% of accounts receivable and, with one other customer, accounted for 100% of revenue for the year then ended.

     The same two customers accounted for 100% of revenue for the year ended December 31, 1997 and 1996, while the shareholder and two other customers accounted for 100% of revenue for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

Cash and cash equivalents

     The Company considers all highly liquid monetary instruments with an original maturity of three months or less to be cash equivalents. Substantially all of the Company's cash is held at one major financial institution.

Content license fees

     License fees for website content are capitalized and amortized over the life of the license. During 1997, most license agreements covered one year periods with the option to renew annually. During 1998, the Company began transitioning to two to five year agreements. Accumulated content license fee amortization totaled $72 and $113, at December 31, 1998 and 1997, respectively.

Property and equipment

     Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are determined on the straight-line method over the estimated useful lives of the related assets, which range from three to five years. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Impairment of long-lived assets

     Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. The Company considers the requirements of SFAS No. 121 on an ongoing basis. During 1998, losses of $121 were recognized on obsolete website equipment and software to be disposed of and were accounted for under general and administrative expenses. No impairment losses were recognized in prior periods.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Revenue recognition

     Revenue from report orders is recognized upon delivery of the corresponding report. Support services, including revenue from marketing and distribution agreements with ongoing support requirements, are recognized ratably over the life of the contract. Revenue from website development is recognized using the percentage-of-completion method. Amounts billed in excess of revenue earned and advance payments are deferred and recorded as revenues when earned.

Content development

     The Company expenses content development costs as incurred.

Income taxes

     In accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, deferred income taxes are recognized for the differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is comprised of tax payable or refundable for the current period plus the change during the period in deferred tax assets and liabilities.

Recently issued accounting pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, (SOP 98-5) Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs to date, the adoption of SOP 98-5 is not expected to have an impact on the financial statements of the Company.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998      1997
                                                              -----    ------
Computer equipment and purchased software...................  $ 222    $  162
Website equipment and software..............................    267       507
Furniture and fixtures......................................    269       259
Leasehold improvements......................................     44        75
                                                              -----    ------
                                                                802     1,003
Accumulated depreciation and amortization...................   (244)     (294)
                                                              -----    ------
Property and equipment, net.................................  $ 558    $  709
                                                              =====    ======

     Depreciation expense amounted to $335, $198 and $62 for the years ended December 31, 1998, 1997 and 1996, respectively, and $597 for the period from May 24, 1995 (date of incorporation) to December 31, 1998. Amortization expense for leasehold improvements was $9, $30 and $1 for the years ended December 31, 1998, 1997 and 1996, respectively, and $41 for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

4. INCOME TAXES

     The provision for income taxes are summarized as follows:

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1998      1997     1996
                                                              -------    -----    -----
Current tax expense:
     Federal................................................  $    --    $  --    $  --
     State..................................................        1        1        1
Deferred tax expense:
     Federal................................................   (1,026)    (577)    (164)
     State..................................................     (177)     (76)     (44)
Valuation allowance for deferred tax assets.................    1,203      653      208
                                                              -------    -----    -----
                                                              $     1    $   1    $   1
                                                              =======    =====    =====

     The primary components of the net deferred tax asset are:

                                                               1998      1997     1996
                                                              -------    -----    -----
Net operating loss carryforwards............................  $ 2,119    $ 910    $ 282
Other.......................................................       (2)       4       --
                                                              -------    -----    -----
                                                                2,117      914      282
Valuation allowance.........................................   (2,117)    (914)    (262)
                                                              -------    -----    -----
                                                                   --       --       20
Deferred tax liability......................................       --       --      (20)
                                                              -------    -----    -----
Net deferred tax asset......................................  $    --    $  --    $  --
                                                              =======    =====    =====

     Due to uncertainty surrounding the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax asset.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     As of December 31, 1998, the Company has net operating loss carryforwards of approximately $5,160 for federal income tax purposes. These carryforwards expire in years 2010 through 2018. In addition, the Company has carryforwards of approximately $5,156 as of December 31, 1998 for California franchise tax purposes, expiring in 2003.

     As a result of changes in the Company's ownership, the amount of loss carryforwards available to offset future federal and state taxable income may be limited by IRS Code Section 382 pursuant to the Tax Reform Act of 1986. The amount of such limitation, if any, has not been determined.

     A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1998      1997     1996
                                                              -------    -----    -----
Provision computed at federal statutory rate................  $(1,032)   $(564)   $(167)
State taxes, net of federal tax benefit.....................     (177)     (75)     (43)
Change in valuation allowance...............................    1,203      653      208
Permanent difference........................................        1        1        1
Others......................................................        6      (14)       2
                                                              -------    -----    -----
Net tax provision...........................................  $     1    $   1    $   1
                                                              =======    =====    =====

5. COMMITMENTS

Lease Obligations

     The Company leases office facilities under noncancelable operating leases. Minimum future payments under these lease agreements for the years ending December 31 are as follows:

                                                              OPERATING
                                                               LEASES
                                                              ---------
1999........................................................    $198
2000........................................................     198
2001........................................................     198
2002........................................................     182
                                                                ----
Total minimum lease payments................................    $776
                                                                ====

     The Company's rental expense for office facilities was approximately $204, $86 and $36 for the years ended December 31, 1998, 1997 and 1996, respectively, and $342 for the period from May 24, 1995 (date of incorporation) to December 31, 1998.

Content Licenses

     The Company has entered into license agreements for the use of copyrighted content on its website. Minimum future payments due under these license agreements are $38, all due in 1999.

6. SENIOR SECURED PROMISSORY NOTE

     In February 1998, the Company obtained a one million dollar credit facility to finance equipment purchases through December 31, 1998. Borrowings under this facility are executed as 36 month promissory notes collateralized by the purchased equipment. Interest accrues at an effective rate of 18% per annum. Borrowings under this facility were $457 as of December 31, 1998.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. NOTE AND WARRANT PURCHASE AGREEMENT

     In September 1998, the Company entered into a Note and Warrant Purchase Agreement, (the "Agreement") with a shareholder, whereby the Company may borrow up to a maximum of $500 under Convertible Promissory Notes (the "Notes"). Each of the Notes is non-interest bearing, has a term of six months and, in the event the Company issues shares of its Preferred Stock during the term of the Notes, is convertible into that Preferred Stock at a conversion price equal to the price per share paid by investors purchasing the preferred stock. Warrants to purchase common stock of the Company are attached to each of the Notes. Each of the Warrants allows the holder to purchase one share of common stock for each dollar borrowed at an exercise price of $0.25 per share and is exercisable for a period of five years. As of December 31, 1998, the Company had borrowed $500 and issued warrants to purchase 500,000 shares of common stock under the Agreement. The fair value of the warrants of $34 was included in the statement of operations as interest expense, and was determined using a Black-Scholes model applying a risk-free interest-rate of 5.05%, and a zero percent dividend yield. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of these warrants.

8. CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue up to 2,600,000 shares of no par preferred stock in one or more series. The Company has designated 1,100,000 of the preferred shares as Series A and 1,500,000 as Series B.

     Series A and Series B preferred shareholders are entitled to receive, when and if declared by the Board of Directors, out of funds legally available, a preferential, noncumulative annual cash dividend of $0.08 per share and $0.16 per share, respectively. Preferred shareholders are also entitled to participate in cash dividends paid to common shareholders in an amount per share as would be payable on the number of whole shares of common stock into which the preferred shares could be converted. So long as any preferred shares are outstanding, no cash or property dividends may be declared or paid on common stock until all preferred stock dividends have been paid or declared and set apart. Through December 31, 1998, $98 in Series A dividends have been declared, and 97,658 shares of Series A preferred stock have been issued in lieu of cash dividends. Concurrent with the issuance of Series B preferred stock, the Company's Articles of Incorporation were amended to eliminate mandatory dividend provisions on Series A preferred stock.

     Preferred shareholders are entitled to vote together with the holders of common stock. The number of votes equals the number of whole shares of common stock into which each holder's preferred shares could be converted. So long as at least 100,000 shares of Series A remain outstanding, Series A shareholders are collectively entitled to elect one director. So long as at least 100,000 shares of Series B remain outstanding, Series B shareholders are collectively entitled to elect one director. Common shareholders are also collectively entitled to elect one director. All shareholders are collectively entitled to elect the remaining directors. Certain transactions which could affect the relative rights and privileges of preferred shareholders, as defined in the Articles of Incorporation, require majority approval by Series A shareholders and 60% approval by Series B shareholders, respectively. Certain other transactions require approval by not less than two-thirds of Series A shareholders.

     At the option of the shareholder, preferred shares are convertible into common stock at any time on a one-for-one basis, subject to certain adjustments. Series A and Series B preferred shares are automatically converted into common stock on a one-for-one basis, subject to certain adjustments, in the event of a public offering with gross proceeds of at least $15 million and a per share price of at least $7, subject to certain adjustments, or upon the consent by 50% of Series A shareholders or by 60% of Series B

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

shareholders, respectively for each series. Any declared and unpaid dividends must be paid upon automatic conversion. The Company has reserved sufficient common shares for conversion.

     In the event of any liquidation, dissolution or winding up of the Company, preferred shareholders are entitled to receive an amount equal to $1.00 per share of Series A and $2.05 per share of Series B plus all declared and unpaid dividends on a pari passu basis prior and in preference to any distributions to common shareholders. After payment has been made to the preferred shareholders, any remaining assets will be distributed ratably to all shareholders in proportion to the amount of stock owned by each shareholder. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets will be distributed ratably among preferred shareholders in proportion to the amount of such stock owned by each preferred shareholder.

9. STOCK OPTION PLAN

     The Company has a Stock Option Plan (the "Plan") under which the Board of Directors may grant common stock options to employees, directors and consultants. Under the Plan, options generally vest 20% one year from the vesting commencement with an additional 2% vesting each month thereafter. A total of 750,000 shares of the Company's common stock have been reserved for issuance under the Plan. Shares sold under the Plan are subject to various restrictions as to resale and right of repurchase by the Company.

     Options under the Plan may be either "incentive stock options" or "nonqualified stock options" as defined under Section 422 of the Internal Revenue Code. Options shall be exercisable within the periods or upon the events determined by the Board of Directors or a committee appointed by the Board of Directors as set forth by a written stock option grant, provided however, that no option shall become exercisable after the expiration of 10 years from the date the option is granted. Additionally, no option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of the Company shall be exercisable after the expiration of five years from the date the option is granted. Vested options held by individuals upon termination of their relationship with the Company may be exercised no later than three months following the date of termination or twelve months following death or disability until expiration of the option.

     The following table summarizes activity under the Company's stock option plan for the years ended December 31, 1998 and 1997. There was no activity under the Plan in prior periods.

                                                                                         WEIGHTED
                                                              SHARES      NUMBERS OF     AVERAGE
                                                             AVAILABLE      OPTIONS      EXERCISE
                                                             FOR GRANT    OUTSTANDING     PRICE
                                                             ---------    -----------    --------
Reserved for issuance......................................   350,000            --       $   --
Granted....................................................  (297,600)      297,600        0.205
Exercised..................................................        --       (23,667)       0.205
Cancelled or forfeited.....................................    18,833       (18,833)       0.205
                                                             --------      --------       ------
Balances as of December 31,1997............................    71,233       255,100        0.205
                                                             --------      --------       ------
Reserved for issuance......................................   400,000            --           --
Granted....................................................  (449,541)      449,541        0.205
Exercised..................................................        --        (2,441)       0.205
Cancelled or forfeited.....................................   125,477      (125,477)       0.205
                                                             --------      --------       ------
Balances as of December 31,1998............................   147,169       576,723        0.205
                                                             ========      ========       ======

     Of the options exercised during 1997 and 1998, 6,876 are unvested and are subject to repurchase by the Company at the exercise price.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 1998:

                                    OPTIONS OUTSTANDING                              OPTIONS VESTED
                  --------------------------------------------------------   -------------------------------
                                       WEIGHTED AVERAGE                         NUMBER
                  NUMBER OUTSTANDING      REMAINING                           VESTED AT
   RANGE OF        AT DECEMBER 31,     CONTRACTUAL LIFE   WEIGHTED AVERAGE   DECEMBER 31,   WEIGHTED AVERAGE
EXERCISE PRICES          1998              (YEARS)         EXERCISE PRICE        1997        EXERCISE PRICE
---------------   ------------------   ----------------   ----------------   ------------   ----------------
    $0.205             576,723               9.41              $0.205          113,568           $0.205

     The Company has elected to follow Accounting Principles board Opinion No. 25 (APB No. 25), Accounting for Stock Options Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant.

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method under APB No. 25 for options granted to employees and to disclose pro forma net earnings and earnings per share in accordance with SFAS No. 123. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings would have been as follows:

                                                               1998      1997
                                                              ------    ------
Net loss as reported........................................  $3,034    $1,430
Pro forma net loss..........................................   3,089     1,433

     The weighted average fair value of stock options granted during 1998 and 1997 was $0.11 and $0.048, respectively.

     The effects of applying SFAS No. 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings and earnings per share in future years, since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

     The Company used the Black-Scholes option pricing model to determine the fair value of grants made in 1998 and 1997. The following assumptions were applied in determining the pro forma compensation cost:

                                                              1998    1997
                                                              ----    ----
Weighted average risk-free interest rate....................  5.13    6.12
Expected dividend yield.....................................    --      --
Expected option life in years...............................  2.00    5.00

     Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

10. SUBSEQUENT EVENTS

Stock options

     Subsequent to December 31, 1998 options to purchase 85,064 shares of the Company's common stock were granted to employees, directors and consultants at an exercise price of $0.205 per share.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sapient Health Network, Inc.:

     We have audited the accompanying balance sheets of Sapient Health Network, Inc. (the Company) as of September 30, 1997 and 1998, and the related statements of operations, shareholders' deficit, and cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sapient Health Network, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

     As discussed in note 16 to the financial statements, the financial statements as of and for the year ended December 31, 1998 have been restated.

     The accompanying financial statements have been prepared assuming that Sapient Health Network, Inc. will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     /s/ KPMG LLP

Portland, Oregon
November 18, 1998

                          SAPIENT HEALTH NETWORK, INC.

                                 BALANCE SHEETS

                                                                     SEPTEMBER 30,
                                                              ---------------------------   DECEMBER 31,
                                                                  1997           1998           1998
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS
Current assets:
  Cash......................................................  $    117,671   $  1,159,659   $    278,859
  Accounts receivable.......................................         2,113         34,555          4,411
  Unbilled revenue..........................................            --        536,333        490,050
  Prepaid expenses and other current assets.................         6,021         30,981         10,493
                                                              ------------   ------------   ------------
         Total current assets...............................       125,805      1,761,528        783,813
Property and equipment, net.................................       635,569        505,790        429,207
Restricted investment.......................................       200,000        200,000        200,000
Other assets, net...........................................        35,681         57,908         23,558
Deposits....................................................        68,034         68,508         73,834
                                                              ------------   ------------   ------------
         Total assets.......................................  $  1,065,089   $  2,593,734   $  1,510,412
                                                              ============   ============   ============
                   LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    412,310   $    476,527   $  1,952,766
  Accrued liabilities.......................................        59,953         81,087         74,218
  Deferred revenue..........................................            --        506,333        469,500
  Current installments of obligations under capital
    leases..................................................       201,952        214,801        186,431
  Convertible promissory notes..............................            --      5,294,966      4,484,177
  Line of credit............................................       600,000        600,000        500,000
                                                              ------------   ------------   ------------
         Total current liabilities..........................     1,274,215      7,173,714      7,667,092
Obligations under capital leases, net of current
  installments..............................................       298,248        171,024        151,628
                                                              ------------   ------------   ------------
         Total liabilities..................................     1,572,463      7,344,738      7,818,720
Commitments and contingencies
Redeemable preferred stock; aggregate liquidation preference
  $13,559,467:
  Series C, $.001 par value. Authorized 1,200,000 shares; no
    shares issued and outstanding...........................            --             --             --
  Series B, $.001 par value. Authorized 6,000,000 shares;
    issued and outstanding 2,811,680 shares on September 30,
    1997 and 1998, respectively and 3,544,575 shares
    (unaudited) at December 31, 1998........................     4,649,756      4,994,182      6,231,250
Shareholders' deficit:
  Convertible preferred stock; aggregate liquidation
    preference $850,000:
    Series A, $.001 par value. Authorized, issued and
      outstanding 850,000 shares on September 30, 1997 and
      1998 and December 31, 1998
      (unaudited), respectively.............................           850            850            850
  Common stock, $.001 par value. Authorized 15,000,000
    shares; issued and outstanding 2,029,100 and 2,133,560
    shares on September 30, 1997 and 1998 and 2,193,241
    shares (unaudited) at December 31, 1998, respectively...         2,029          2,134          2,193
  Additional paid-in capital................................       863,482        884,620        915,150
  Stock warrants............................................            --        537,446        544,614
  Accumulated deficit.......................................    (6,023,491)   (11,170,236)   (14,002,365)
                                                              ------------   ------------   ------------
         Total shareholders' deficit........................    (5,157,130)    (9,745,186)   (12,539,558)
                                                              ------------   ------------   ------------
         Total liabilities, redeemable preferred stock and
           shareholders' deficit............................  $  1,065,089   $  2,593,734   $  1,510,412
                                                              ============   ============   ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF OPERATIONS

                                  PERIOD FROM
                                  NOVEMBER 21,
                                 1995 (DATE OF                                     THREE MONTHS ENDED
                               INCEPTION) THROUGH   YEARS ENDED SEPTEMBER 30,         DECEMBER 31,
                                 SEPTEMBER 30,      -------------------------   -------------------------
                                      1996             1997          1998          1997          1998
                               ------------------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Revenue:
  Market research............     $        --       $        --   $   160,750   $        --   $    39,268
  Sponsorship................              --            75,418       190,000         9,375       157,500
  Other revenue..............              --               762         2,016           156            15
                                  -----------       -----------   -----------   -----------   -----------
          Total revenue......              --            76,180       352,766         9,531       196,783
                                  -----------       -----------   -----------   -----------   -----------
Operating expenses:
  Sales and marketing........         171,134           562,085       543,449       110,200       158,202
  Community/content
     development.............         308,160         1,126,024     1,142,165       217,155       327,353
  Research and development...         260,147         1,467,348     1,041,168       262,733       239,323
  General and
     administrative..........         410,529         1,413,332     1,802,290       350,070     1,849,041
                                  -----------       -----------   -----------   -----------   -----------
          Total operating
            expenses.........       1,149,970         4,568,789     4,529,072       940,158     2,573,919
                                  -----------       -----------   -----------   -----------   -----------
     Loss from operations....      (1,149,970)       (4,492,609)   (4,176,306)     (930,627)   (2,377,136)
Other income (expense):
  Interest income............              --            68,887         8,708         2,622            --
  Interest expense...........          18,505           (86,868)     (684,721)      (32,192)     (346,313)
                                  -----------       -----------   -----------   -----------   -----------
     Net loss before
       provision for income
       taxes.................      (1,168,475)       (4,510,590)   (4,802,319)     (960,197)   (2,723,449)
Provision for income taxes...              --                --            --            --            --
                                  -----------       -----------   -----------   -----------   -----------
     Net loss................      (1,168,475)       (4,510,590)   (4,802,319)     (960,197)   (2,723,449)
Accretion of Series B
  preferred stock
  dividends..................              --          (344,426)     (344,426)      (86,107)     (108,680)
                                  -----------       -----------   -----------   -----------   -----------
     Net loss attributed to
       common shareholders...     $(1,168,475)      $(4,855,016)  $(5,146,745)  $(1,046,304)  $(2,832,129)
                                  ===========       ===========   ===========   ===========   ===========
Net loss per common share --
  basic and diluted..........     $     (0.58)      $     (2.40)  $     (2.49)  $     (0.52)  $     (1.32)
Shares used in computing net
  loss per common share --
  basic and diluted..........       2,002,000         2,019,113     2,069,072     2,019,113     2,143,291

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                      PREFERRED STOCK                                                    STOCK
                                          SERIES A          COMMON STOCK      ADDITIONAL              SUBSCRIPTION
                                      ----------------   ------------------    PAID-IN                    NOTE       ACCUMULATED
                                      SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     WARRANTS    RECEIVABLE      DEFICIT
                                      -------   ------   ---------   ------   ----------   --------   ------------   ------------
Balance, at November 21, 1995
  (date of inception)...............       --    $ --           --   $   --    $     --    $     --     $    --      $         --
  Preferred stock -- less issuance
    costs...........................  850,000     850           --       --     806,647          --          --                --
  Common stock issued...............       --      --    2,002,000       --       2,002          --      (2,002)               --
  Consulting expense on stock option
    grants..........................       --      --           --       --     105,925          --          --                --
  Net loss..........................       --      --           --       --          --          --          --        (1,168,475)
                                      -------    ----    ---------   ------    --------    --------     -------      ------------
Balance at September 30, 1996.......  850,000     850    2,002,000    2,002     912,572          --      (2,002)       (1,168,475)
  Exercise of stock options.........       --      --       27,100       27       2,683          --          --             2,710
  Consulting expense on stock option
    grants..........................       --      --           --       --      42,558          --          --                --
  Adjustment to consulting expense
    on stock options................       --      --           --       --     (94,331)         --          --                --
  Repayment of stock subscription
    note receivable.................       --      --           --       --          --          --       2,002                --
  Accretion of Series B preferred
    stock dividends.................       --      --           --       --          --          --          --          (344,426)
  Net loss..........................       --      --           --       --          --          --          --        (4,510,590)
                                      -------    ----    ---------   ------    --------    --------     -------      ------------
Balance at September 30, 1997.......  850,000     850    2,029,100    2,029     863,482          --          --        (6,023,491)
  Exercise of stock options.........       --      --      104,460      105      14,032          --          --                --
  Issuance of stock warrants........       --      --           --       --          --     537,446          --                --
  Consulting expense on stock option
    grants..........................       --      --           --       --       7,106          --          --                --
  Accretion of Series B preferred
    stock dividends.................       --      --           --       --          --          --          --          (344,426)
  Net loss..........................       --      --           --       --          --          --          --        (4,802,319)
                                      -------    ----    ---------   ------    --------    --------     -------      ------------
Balance at September 30, 1998.......  850,000     850    2,133,560    2,134     884,620     537,446          --       (11,170,236)
  Exercise of stock options
    (unaudited).....................       --      --       59,681       59       6,805          --          --                --
  Consulting expenses on stock
    option grants (unaudited).......       --      --           --       --      23,725          --          --                --
  Issuance of stock warrants
    (unaudited).....................       --      --           --       --          --       7,168          --                --
  Accretion of Series B preferred
    stock dividends (unaudited).....       --      --           --       --          --          --          --          (108,680)
  Net loss (unaudited)..............       --      --           --       --          --          --          --        (2,723,449)
                                      -------    ----    ---------   ------    --------    --------     -------      ------------
Balance at December 31, 1998
  (unaudited).......................  850,000    $850    2,193,241   $2,193    $915,150    $544,614     $    --      $(14,002,365)
                                      =======    ====    =========   ======    ========    ========     =======      ============


                                          TOTAL
                                      SHAREHOLDERS'
                                         DEFICIT
                                      -------------
Balance, at November 21, 1995
  (date of inception)...............  $         --
  Preferred stock -- less issuance
    costs...........................       807,497
  Common stock issued...............            --
  Consulting expense on stock option
    grants..........................       105,925
  Net loss..........................    (1,168,475)
                                      ------------
Balance at September 30, 1996.......      (255,053)
  Exercise of stock options.........
  Consulting expense on stock option
    grants..........................        42,558
  Adjustment to consulting expense
    on stock options................       (94,331)
  Repayment of stock subscription
    note receivable.................         2,002
  Accretion of Series B preferred
    stock dividends.................      (344,426)
  Net loss..........................    (4,510,590)
                                      ------------
Balance at September 30, 1997.......    (5,157,130)
  Exercise of stock options.........        14,137
  Issuance of stock warrants........       537,446
  Consulting expense on stock option
    grants..........................         7,106
  Accretion of Series B preferred
    stock dividends.................      (344,426)
  Net loss..........................    (4,802,319)
                                      ------------
Balance at September 30, 1998.......    (9,745,186)
  Exercise of stock options
    (unaudited).....................         6,864
  Consulting expenses on stock
    option grants (unaudited).......        23,725
  Issuance of stock warrants
    (unaudited).....................         7,168
  Accretion of Series B preferred
    stock dividends (unaudited).....      (108,680)
  Net loss (unaudited)..............    (2,723,449)
                                      ------------
Balance at December 31, 1998
  (unaudited).......................  $(12,539,558)
                                      ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM
                                                       NOVEMBER 21,
                                                      1995 (DATE OF                                      THREE MONTHS ENDED
                                                    INCEPTION) THROUGH   YEARS ENDED SEPTEMBER 30,          DECEMBER 31,
                                                      SEPTEMBER 30,      -------------------------   --------------------------
                                                           1996             1997          1998          1997           1998
                                                    ------------------   -----------   -----------   -----------   ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................     $(1,168,475)      $(4,510,590)  $(4,802,319)  $  (960,197)  $ (2,723,449)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization.................          43,936           204,105       326,058        98,943         90,921
    Loss on disposal of property and equipment....              --             1,659            --            --             --
    Non-cash interest expense.....................              --                --       286,741            --        228,829
    Non-cash consulting expense for stock option
      grants......................................         105,925           (51,773)        7,106            --         23,725
    Change in assets and liabilities:
      Accounts receivable.........................              --            (2,113)      (32,442)       (2,415)        30,144
      Unbilled revenue............................              --                --      (536,333)           --         46,283
      Prepaid expenses and other current assets...         (31,166)            4,396       (24,960)      (46,014)        20,488
      Deposits....................................         (64,321)           (3,713)         (474)           --         (5,326)
      Restricted investment.......................              --          (200,000)           --            --             --
      Accounts payable............................         209,283           203,027        64,217       (29,769)     1,475,969
      Accrued liabilities.........................          22,537            37,416        21,134         1,804         (6,869)
      Deferred revenue............................              --                --       506,333        15,000        (36,833)
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash used in operating activities...........        (882,281)       (4,317,586)   (4,184,939)     (922,648)      (856,118)
                                                       -----------       -----------   -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of property and equipment..........         (47,384)         (169,958)      (74,290)           --        (10,204)
  (Increase) decrease in other assets related to
    patents.......................................              --           (25,997)       (5,089)      (23,044)        30,216
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash (used in) provided by investing
    activities....................................         (47,384)         (195,955)      (79,379)      (23,044)        20,012
                                                       -----------       -----------   -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of stock subscription note
    receivable....................................              --             2,002            --            --             --
  Borrowings (repayments) under bank line of
    credit........................................              --           600,000            --            --       (100,000)
  Principal payments on capital leases............         (28,256)         (128,406)     (225,415)           --        (47,766)
  Proceeds from preferred and common stock
    offerings.....................................         807,497             2,710        14,137            --          6,864
  Proceeds from redeemable preferred stock
    offering......................................         165,000         4,140,330            --            --             --
  Borrowings under convertible promissory notes
    and accrued interest..........................              --                --     5,523,795     1,020,000         89,040
  Proceeds from issuance of warrants..............              --                --        21,876            --          7,168
  Increase in other assets related to financing
    costs.........................................              --                --       (28,087)           --             --
                                                       -----------       -----------   -----------   -----------   ------------
  Net cash provided by (used in) financing
    activities....................................         944,241         4,616,636     5,306,306     1,020,000        (44,694)
                                                       -----------       -----------   -----------   -----------   ------------
  Net increase (decrease) in cash.................          14,576           103,095     1,041,988        74,308       (880,800)
  Cash at beginning of period.....................              --            14,576       117,671       117,671      1,159,659
                                                       -----------       -----------   -----------   -----------   ------------
  Cash at end of period...........................     $    14,576       $   117,671   $ 1,159,659   $   191,979   $    278,859
                                                       ===========       ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid during year for interest..............     $    18,505       $    86,868   $   114,907   $        --   $         --
                                                       ===========       ===========   ===========   ===========   ============
  Non-cash investing and financing activities:
    Equipment acquired under capital lease
      obligations.................................     $   321,603       $   335,259   $   111,040   $    62,957   $         --
                                                       ===========       ===========   ===========   ===========   ============
    Accretion of redemption preference............     $        --       $   344,426   $   344,426   $    86,107   $    108,680
                                                       ===========       ===========   ===========   ===========   ============
    Conversion of promissory notes to redeemable
      preferred stock.............................     $        --       $        --   $        --   $        --   $  1,128,388
                                                       ===========       ===========   ===========   ===========   ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

     Sapient Health Network, Inc. (the Company), an Oregon Corporation, was founded in November 1995 and creates online disease specific patient communities on the World Wide Web, through which it brings members personalized, condition-specific information and interactive community features. The Company provides members with an extensive reference library, in-depth reports on current topics and daily news articles from Reuters Medical News. Through message boards and live chat rooms, members can share personal experiences and coping strategies and provide each other emotional support. The Company hosts ten online communities for patients interested in asthma, breast cancer, cardiovascular disease, depression, diabetes, fibromyalagia (FMS) chronic fatigue immune dysfunction syndrome, hepatitis C, prostate cancer, obesity, women's health and kidney failure.

     For the period November 31, 1995 (date of inception) through September 30, 1996 and the year ended September 30, 1997, the Company was a development stage enterprise.

Unaudited Quarterly Information

     The financial information included herein for the three-month periods ended December 31, 1997 and 1998 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

Revenue Recognition

     Revenue from market research contracts is recognized upon delivery and acceptance of the product by the customer. The amount of revenue for specific projects is determined by market pricing models or associated direct costs of the delivered and accepted product.

     Revenue from sponsorship contracts for Web development and related activities, which includes banner advertising, development of the interview profile, and reporting of data and site activity, is recognized in time milestones, usually prorated over the length of the agreement. Revenue from additional specified projects within the sponsorship contract is determined by precedent pricing models or associated direct costs of the project, and recognized when delivered and accepted by the customer. These additional projects could consist of clinical trial recruitments and additional focus group interviews as well as other customer specific requests.

     Deferred revenue and unbilled revenue represent amounts to be recognized and billed upon project completion or upon achievement of project milestones. Contracts may have termination and refund provisions that require payment for all work completed through date of termination notice. Contracts may have nonrefundable fees due upon signing associated with upfront set up costs that are not related to project milestones or product deliverables. These fees are recognized upon signing.

     All of the Company's revenues for the years ended September 30, 1997 and 1998 were from sales in the U.S.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful life of the assets, generally three years. Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated useful life of the assets, generally three years.

     Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated.

Restricted Investment

     The Company has a certificate of deposit held by a bank as collateral for a $200,000 standby letter of credit for costs incurred by the landlord, for the Company's office space remodeling.

Other Assets

     Other assets consist primarily of patents and legal costs to obtain financing. Patents are amortized using the straight-line method over the estimated future economic benefit, which is generally three years. Financing costs are amortized over the life of the loan unless conversion is expected within a twelve month period, in which case they are netted against the proceeds upon conversion. Amortization expense for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998 was $3,029, $8,036 and $10,949, respectively. Accumulated amortization at September 30, 1997 and 1998 was $11,065 and $22,014, respectively.

Research and Development Expenditures

     The Company incurs research and development expenses relating to the development of its product. All research and development costs are expensed as incurred.

Capitalized Software

     Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Estimates and assumptions are also used in the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

     The Company accounts for stock-based compensation using Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro-forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro-forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

Net Loss Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

Fair Value of Financial Instruments

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, capital leases, convertible promissory notes and the line of credit. At September 30, 1997 and 1998, the fair value of the Company's receivables, payables, line of credit, capital lease obligations and convertible promissory notes approximated fair value.

Advertising

     The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $2,000, $229,000 and $519,000 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

Reclassifications

     Certain amounts for 1996 and 1997 have been reclassified to conform to the presentation for 1998. Such reclassifications have no effect on previously reported results of operations.

Effect of Recent Accounting Pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes requirements for disclosure of comprehensive income. The

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company does not expect implementation to have a significant impact on its financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the company's operating segments is the manner in which management operates the business. SFAS 131, is effective for fiscal years beginning after December 15, 1997. The Company does not expect implementation to have a significant impact on its financial statements.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition,which provides guidance on applying generally accepted accounting principles in recognizing revenue of software transactions. The Company adopted SOP 97-2 on January 1, 1998. The impact to the Company's financial statements was not material.

     Related to the SOP 97-2, the AICPA issued SOP 98-4 Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. SOP 98-4 defers for the one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. The impact on the Company's financial statements is not expected to be material.

     In April 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. The SOP requires that costs incurred during start-up activities, including organizational costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Restatement of previously issued financial statements is not permitted. The Company does not expect implementation to have a significant impact on its financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect SFAS 133 to have a material impact on its financial statements.

(2) LIQUIDITY

     To meet the cash flow needs of the Company in fiscal 1999, the Company will need to issue additional equity securities, borrow additional funds, or obtain other financing. The Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its cash needs and continue as a going concern. See note 15.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment at September 30, consists of the following:

                                                         1997          1998
                                                      ----------    ----------
Computers and related equipment.....................  $  814,260    $  998,368
Furniture and office equipment......................      21,690        15,532
Leasehold improvements..............................      36,595        43,975
                                                      ----------    ----------
                                                         872,545     1,057,875
Less accumulated depreciation and amortization......    (236,976)     (552,085)
                                                      ----------    ----------
                                                      $  635,569    $  505,790
                                                      ==========    ==========

     Depreciation and amortization expense on property and equipment was $40,907, $196,069 and $315,109 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

(4) CAPITAL LEASES

     The Company is obligated for equipment under various capital leases that expire at various dates through 2001. These leases are secured by the related equipment. At September 30, 1997 and 1998, the gross amount of the equipment acquired under capital leases was $656,862 and $774,386, respectively, and related accumulated amortization was $187,466 and $472,564, respectively.

     Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

     Future minimum capital lease payments are as follows:

                 YEAR ENDING SEPTEMBER 30:
     1999...................................................  $241,978
     2000...................................................   142,396
     2001...................................................    39,077
                                                              --------
          Total minimum lease payments......................   423,451
     Less amount representing interest......................   (37,626)
                                                              --------
       Present value of net minimum capital lease
        payments............................................   385,825
     Less current installments of obligations under capital
      leases................................................  (214,801)
                                                              --------
       Obligations under capital leases, net of current
        installments........................................  $171,024
                                                              ========

(5) LINE OF CREDIT

     The Company utilizes a $600,000 revolving line of credit agreement with a bank at an annual interest rate of prime plus 1% (9.5% at September 30, 1998). Amounts outstanding under the line of credit were $600,000 at September 30, 1997 and 1998, respectively. The bank holds a security interest in the Company's assets throughout the term of this loan, due October 1, 1998. The line was renewed subsequent to year end, as discussed in note 14.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(6) CONVERTIBLE PROMISSORY NOTES

     The Company issued the following convertible promissory notes in fiscal
1998:

     - In October 1997, $1,020,000 at 10% interest per annum, principal and interest converted to Series B Preferred Stock in October 1998. (See note
       14)

     - In March 1998, $2,000,000 in senior debt at 8% interest per annum, with the lender having the option to convert principal amount into equivalent equity securities (as described below) at due date in March 1999.

     - In July 1998, $2,275,400 at 8% per annum, principal and interest to convert to equivalent equity securities (as described below) in January 1999.

     The outstanding balance at September 30, 1998 includes accrued interest payable on these notes less an unamortized discount of $228,829. The March and July debt is convertible into a subsequent planned preferred stock series at a per share price of the new preferred stock equity financing or would be converted upon maturity of the notes into Series B redeemable Preferred Stock at $1.54 per share.

(7) INCOME TAXES

     Due to the Company's losses before provision for income taxes in each period since inception there has been no provision for federal and state income taxes for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998.

     The reconciliation of the statutory federal income tax rates to the Company's effective income tax rate is as follows:

                                                       THE PERIOD FROM
                                                      NOVEMBER 21, 1995      YEARS ENDED
                                                     (DATE OF INCEPTION)    SEPTEMBER 30,
                                                           THROUGH          --------------
                                                     SEPTEMBER 30, 1996     1997     1998
                                                     -------------------    -----    -----
Federal statutory rate.............................         (34.0)%         (34.0)%  (34.0)%
State income taxes, net of federal benefit.........          (4.4)           (4.4)    (4.4)
Change in valuation allowance......................          38.5            39.3     39.2
Other, net.........................................          (0.1)           (0.9)    (0.8)
                                                            -----           -----    -----
                                                               --%             --%      --%
                                                            =====           =====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

purposes. The tax effects of significant items comprising the Company's deferred tax assets as of September 30 are as follows:

                                                                 1997           1998
                                                              -----------    -----------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................  $ 1,840,300    $ 3,653,900
  Option compensation.......................................       57,000         31,000
  Amortization of startup and organizational costs..........      278,300        210,000
  Research and experimentation credits......................       56,000         87,800
  Other.....................................................       15,800         13,900
                                                              -----------    -----------
                                                                2,247,400      3,996,600
  Valuation allowance.......................................   (2,222,800)    (3,992,700)
                                                              -----------    -----------
     Net deferred tax assets................................       24,600          3,900
DEFERRED TAX LIABILITIES:
  Depreciation and amortization.............................      (24,600)        (3,900)
                                                              -----------    -----------
     Net deferred tax assets................................  $        --    $        --
                                                              ===========    ===========

     The valuation allowance for deferred tax assets as of September 30, 1997 and 1998, was $2,222,800 and $3,992,700, respectively. The net change in the total valuation allowance for the period November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, was an increase of $450,000, $1,772,800 and $1,769,900, respectively.

     At September 30, 1998, the Company has net operating loss carryforwards of approximately $9,526,000 and research and experimentation credit carryforwards of $87,800 to offset future federal taxable income and income taxes, if any, through 2017. As defined in Internal Revenue Section 382, the utilization of a portion of the net operating loss and credit carryforwards may be limited due to a change in ownership caused by additional investors, occurring on November 1, 1996. The Company believes no additional ownership changes have occurred, however a formal analysis has not been completed.

(8) STOCK OPTION PLAN

     Effective January 30, 1996, the Company adopted a Stock Option Plan (the
Plan) which provides for the granting of stock options to employees, directors and consultants within the meaning of Section 442 of the Internal Revenue Code, and non-statutory stock options. The right to exercise these options vests from zero to forty-eight months. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted under the Plan.

     As of September 30, 1998, 1,097,409 options remain outstanding pursuant to the Plan. The per share weighted-average fair value of stock options granted during the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended 1997 and 1998 were $.10, $.16 and $.27,

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

respectively, on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                         THE PERIOD
                                                            FROM
                                                          NOVEMBER
                                                             21,
                                                        1995 (DATE OF
                                                         INCEPTION)
                                                           THROUGH          YEARS ENDED
                                                          SEPTEMBER        SEPTEMBER 30,
                                                             30,        -------------------
                                                            1996          1997       1998
                                                        -------------   --------   --------
Dividend yield........................................          --            --         --
Expected volatility...................................         100%          100%       100%
Risk-free interest rate...............................         5.7%            6%       6.5%
Expected life.........................................    10 years      10 years   10 years

     The total value of options granted during the period September 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998 were $18,281, $36,691 and $35,681, respectively, which would be amortized on a straight-line basis over the vesting period of the options (typically four years).

     The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plan, accordingly, no compensation cost has been recognized for these stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123 the Company's net loss would have been increased to the pro forma amounts indicated below:

                                               THE PERIOD
                                                  FROM
                                              NOVEMBER 21,
                                              1995 (DATE OF
                                               INCEPTION)             YEARS ENDED
                                                 THROUGH             SEPTEMBER 30,
                                              SEPTEMBER 30,    --------------------------
                                                  1996            1997           1998
                                              -------------    -----------    -----------
Net loss:
  As reported...............................   $(1,168,475)    $(4,510,590)   $(4,802,319)
  Pro forma.................................   $(1,169,822)    $(4,518,701)   $(4,817,699)

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

     Activity under the Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               SHARES        PRICE
                                                              ---------    ---------
Options outstanding at January 30, 1996
(date of the Plan adoption).................................         --      $ --
Granted.....................................................    396,125       .10
Exercised...................................................         --        --
Canceled....................................................         --        --
                                                              ---------      ----
Options outstanding at September 30, 1996...................    396,125       .10
Granted.....................................................    652,239       .16
Exercised...................................................    (27,100)      .10
Canceled....................................................    (68,246)      .10
                                                              ---------      ----
Options outstanding at September 30, 1997...................    953,018       .14
Granted.....................................................    379,375       .27
Exercised...................................................   (104,460)      .14
Canceled....................................................   (130,524)      .12
                                                              ---------      ----
Options outstanding at September 30, 1998...................  1,097,409      $.19
                                                              =========      ====

     At September 30, 1998, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options was $.19 and nine years, respectively.

     At September 30, 1998, 603,282 outstanding options were currently exercisable, and the weighted-average exercise price of these options was $.14.

(9) REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

Preferred Stock

     The Company is authorized to issue up to 10,000,000 shares of preferred stock. During fiscal 1998, the Company amended its articles of incorporation to designate a new series of preferred stock, designated as Series C preferred stock, and to amend certain terms of the rights, privileges and preferences of its Series B preferred stock. Following such amendment, the Company had three series of convertible preferred stock, designated as Series A, B and C preferred stock. The Company's Series B and C preferred stock is redeemable as described more fully below. The material rights, preferences, privileges and restrictions for each series of preferred stock are summarized below:

Dividends

     Holders of the Series B and C preferred stock shall be entitled to receive cumulative dividends of eight percent (8%) of the original issue per share price of each such series per share per annum prior and in preference to the holders of any other stock of the Company. Such cumulative dividends shall cease to accrue when the balance of such cumulative dividends, whether paid or unpaid, equals, in the aggregate, two times the respective original issue price of the Series B and C preferred stock. The holders of the Series B and C preferred stock are also entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock. The holders of the Series A preferred stock

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

are entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock.

Liquidation Preferences

     Upon the occurrence of a liquidation event, such as a dissolution of the Company or a merger or sale of assets, the holders of Series C preferred stock shall be entitled to receive in preference to holders of Series A and B preferred stock and common stock an amount equal to the proportion that the Series C preferred stock represents to the fully diluted capital stock of the Company, the holders of Series B preferred stock shall be entitled to receive in preference to holders of Series A preferred stock and common stock an amount equal to the original issue price of the Series B preferred stock, the holders of Series A preferred stock shall be entitled to receive in preference to holders of common stock an amount equal to up to the original issue price of the Series A preferred stock, the holders of Series B preferred stock shall be entitled to then receive in preference to the holders of common stock up to an amount equal to two times the original issue price of the Series B preferred stock, and thereafter, the holders of Series A, B and C preferred stock shall share any remaining proceeds on a pro rata basis with the holders of common stock based on the number of shares of common stock held by each, assuming full conversion of the Series A, B and C preferred stock.

Conversion

     Holders of the Series A, B and C preferred stock may convert all or part of their shares at any time after the date of issuance into such number of common stock as is determined by multiplying such number of shares by the series conversion rate in effect at the time. Conversion is automatic upon the closing of an IPO of the Company's common stock at a price of not less than $6.16 per share and with aggregate gross proceeds of not less than $20,000,000 or by written consent or agreement of the holders of two-thirds of the outstanding shares of Series A, B and C preferred stock voting together as a single class.

Redemption

     The Company shall redeem the Series B and C preferred stock at the option of the holders of such preferred stock after September 30, 2001 and before September 30, 2004, subject to reasonable financial stability considerations, payable in eight equal quarterly installments. The holders of the Series B and C preferred stock shall be entitled to a redemption price per share equal to the original issuance price, plus accrued and unpaid dividends with respect to such shares.

Common Stock

     The Company is authorized to issue up to 15,000,000 shares of common stock. The common stock shareholders have voting rights and, subject to any preferential rights granted to any series of preferred shareholders, are entitled to receive distributions legally payable to shareholders upon liquidation of the Company.

Warrants

     During fiscal 1997, the Company issued warrants to investors. Each warrant permits the holder to purchase one share of the Company's common stock. At September 30, 1998 warrants to purchase 67,788 shares and 34,016 shares at exercise prices of $2.25 and $0.16, respectively were outstanding. Each of the warrants are exercisable within five years from the date of purchase, and were valued using the Black Scholes model, however the warrants were not recorded separately in the financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

     The value of the common stock warrants issued in 1997 was approximately $10,000. The assumptions used to value the warrants using the Black Scholes model were as follows: Dividend yield of zero, expected volatility 100%, risk-free interest rate of 6.0% and an expected life of 5 years.

     During fiscal 1998, in connection with the convertible promissory note financing, the Company issued 871,226 warrants to purchase Series B Preferred Stock to investors. The warrants are exercisable at a price of $1.54 per share within ten years from date of issuance, and were valued using the Black Scholes model, however the warrants were not recorded separately in the financial statements.

     The value of the preferred stock warrants issued in 1997 and 1998 was approximately $80,000 and $460,000, respectively. The assumptions used to value the warrants using the Black Scholes model were as follows: dividend yield of zero, expected volatility 100%, risk-free interest rate of 6.5% and an expected life of 10 years.

     The holders/subscribers of shares of stock and stock warrants are subject to the restrictions set forth in Shareholder Agreements/Subscription Agreements. The terms of these agreements primarily relate to the right of first refusal. Before any common shareholder may sell or otherwise transfer any share of common stock, such shares shall first be offered to the Company.

(10) RETIREMENT BENEFIT PLAN

     The Company sponsors a defined contribution 401(k) plan (the Retirement
Plan). Employees who are at least 21 years old are eligible to participate in the Retirement Plan beginning the month subsequent to employment. Participants may defer up to 15% of eligible compensation. Currently, the Company does not provide matching contributions for the Retirement Plan.

(11) COMMITMENTS AND CONTINGENCIES

Leases

     The company leases office space under a non-cancelable operating leases which expire at various times through May 2004.

     Future minimum lease payments under the operating lease is as follows:

YEAR ENDING SEPTEMBER 30:
     1999...................................................  $  264,212
     2000...................................................     273,012
     2001...................................................     273,012
     2002...................................................     273,012
     2003...................................................     273,012
     Thereafter.............................................     182,008
                                                              ----------
                                                              $1,538,268
                                                              ==========

     Total rent expense under operating leases was $18,284, $93,011 and $230,182 for the period from November 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998, respectively.

Litigation

     From time to time the Company may be involved in various legal actions in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the Company's financial condition.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(12) CUSTOMER INFORMATION

     The Company had one customer that accounted for approximately 25% and 59% in 1997 and 1998, respectively, of the Company's revenues.

(13) RISK OF TECHNOLOGICAL CHANGE

Contingencies and Factors that Could Affect Future Results

     A substantial portion of the Company's revenues each year are generated from the development of websites and market research performed over the Internet. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent to the Internet. In light of these dependencies, it is possible that failure to successfully manage future changes in technology with respect to the Internet could have long-term impact on the Company's growth and results of operations.

(14) SUBSEQUENT EVENTS

     The convertible promissory notes issued October 1997 were converted on October 9, 1998 to 732,895 shares of Series B Preferred Stock at $1.54 per share.

     The $600,000 bank line of credit, due October 1998, was subsequently amended. The new Agreement reduced the line to $500,000 and extends maturity through December 31, 1998. A warrant to purchase 16,234 shares of Series B Preferred Stock was granted in consideration for this Amendment. The fair value of the warrant of approximately $7,200 was calculated using the Black-Scholes pricing model under SFAS 123 and will be expensed in the first quarter of the fiscal year ending September 30, 1999.

(15) UNAUDITED RECENT DEVELOPMENT

     On January 25, 1999, WebMD acquired all the issued and outstanding shares of the Company's common and preferred stock for 1,619,190 shares of WebMD's Series B preferred stock.

                          SAPIENT HEALTH NETWORK, INC.

                          SEPTEMBER 30, 1997 AND 1998
                       AND DECEMBER 31, 1998 (UNAUDITED)

(16) RESTATEMENT

     The accompanying financial statements as of and for the periods indicated below have been restated to reflect the fair value of warrants issued during 1998:

                                        AS PREVIOUSLY REPORTED                          RESTATED
                                --------------------------------------   --------------------------------------
                                SEPTEMBER 30, 1998   DECEMBER 31, 1998   SEPTEMBER 30, 1998   DECEMBER 31, 1998
                                ------------------   -----------------   ------------------   -----------------
                                                        (UNAUDITED)                              (UNAUDITED)
BALANCE SHEET:
Convertible promissory
  notes.......................     $ 5,523,795          $ 4,484,177         $ 5,294,966          $ 4,484,177
Total liabilities.............       7,573,567            7,818,450           7,344,738            7,818,720
Additional paid-in capital....         906,496              944,194             884,620              915,150
Stock warrants................              --                   --             537,446              544,614
Accumulated deficit...........     (10,883,495)         (13,486,795)        (11,170,236)         (14,002,365)
Total shareholders' deficit...      (9,974,015)         (12,539,558)         (9,745,186)         (12,539,558)

                                     AS PREVIOUSLY REPORTED                           RESTATED
                             ---------------------------------------   ---------------------------------------
                                YEAR ENDING       THREE MONTHS ENDED      YEAR ENDING       THREE MONTHS ENDED
                             SEPTEMBER 30, 1998   DECEMBER 31, 1998    SEPTEMBER 30, 1998   DECEMBER 31, 1998
                             ------------------   ------------------   ------------------   ------------------
                                                     (UNAUDITED)                               (UNAUDITED)
STATEMENT OF OPERATIONS:
Interest expense...........         347,980              117,484              684,721               346,313
Net loss...................      (4,515,578)          (2,494,620)          (4,802,319)           (2,723,449)
Net loss attributed to
  common shareholders......      (4,860,004)          (2,603,300)          (5,146,745)           (2,832,129)
Net loss per common
  share -- basic and
  diluted..................     $     (2.35)         $     (1.21)         $     (2.49)         $      (1.32)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of The Stockton Group, Inc.:

     We have audited the accompanying statement of income of The Stockton Group, Inc. (the "Company") for the year ended June 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audit of the statement of income provides a reasonable basis for our opinion.

     In our opinion, such statement of income presents fairly, in all material respects, the results of operations of the Company for the year ended June 30, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
October 7, 1997

                            THE STOCKTON GROUP, INC.

                              STATEMENTS OF INCOME
                 YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS
                      ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                               YEAR ENDED      THREE MONTHS ENDED
                                                              JUNE 30, 1997    SEPTEMBER 30, 1997
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
REVENUES....................................................   $ 3,801,953         $1,056,748
OPERATING EXPENSES:
  Operations................................................      (563,295)          (137,495)
  Sales, marketing, and client services.....................      (899,366)          (203,133)
  Research and development..................................      (103,153)           (24,405)
  General and administrative................................      (159,517)           (72,425)
  Non-cash stock compensation (Note 4)......................    (1,280,000)                --
  Depreciation and amortization.............................      (109,336)           (37,411)
                                                               -----------         ----------
          Total operating expenses..........................    (3,114,667)          (474,869)
                                                               -----------         ----------
INCOME FROM OPERATIONS......................................       687,286            581,879
INTEREST EXPENSE............................................      (111,260)           (22,574)
OTHER INCOME................................................        11,229              8,020
                                                               -----------         ----------
NET INCOME (Note 1).........................................   $   587,255         $  567,325
                                                               ===========         ==========

                       See notes to financial statement.

                            THE STOCKTON GROUP, INC.

                          NOTES TO FINANCIAL STATEMENT
              YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS ENDED
                         SEPTEMBER 30, 1997 (UNAUDITED)
   (INFORMATION AS IT RELATES TO THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS
                                   UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- The Stockton Group, Inc. (the "Company"), was incorporated as an S Corporation in the State of South Carolina in July 1993. The Company provides computer-based prescription drug claims processing to Pharmaceutical Benefit Managers ("PBMs"), Health Maintenance Organizations ("HMOs"), Preferred Provider Organizations ("PPOs"), insurance companies, Third-Party Administrators ("TPAs"), self-insured employers, and Taft-Hartley Funds. The Company's services range from claims processing to full-service program management, including eligibility verification, drug coverages and exclusions, concurrent utilization review, drug pricing verification, supply limitations and other applicable plan design requirements. The Company supports a network of over 40,000 pharmacies nationwide.

     In addition to claims processing fees, the Company receives rebate revenue from drug manufacturers for prescription drug transactions that are processed through the Company's system.

     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Major Customers -- For the year ended June 30, 1997, three customers accounted for approximately 15%, 12% and 10%, respectively, of total revenues.

     Revenue Recognition -- Revenue from prescription drug claims processing services and rebates from drug manufacturers are recognized when the services are delivered.

     Property and Equipment -- Property and equipment is depreciated using the double-declining balance method over the estimated useful lives of the related assets. Assets under capital leases are depreciated using the straight-line method over the lease term.

     Income Taxes -- The Company has elected to be taxed as an S Corporation, and as such its income is included in the current taxable income of its stockholder. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes.

     Unaudited Interim Financial Statement -- In the opinion of management, the unaudited statement of income for the three months ended September 30, 1997 is presented on a basis consistent with the audited statement of income and reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof. The results of operations for the three months ended September 30, 1997 is not necessarily indicative of the results to be expected for the entire year.

2. NOTE PAYABLE TO STOCKHOLDER

     The Company had a note payable to stockholder with an outstanding principal balance of $359,621 at June 30, 1997. The note bore interest at a rate of prime plus .25% (8.75% at June 30, 1997).

3. LEASE COMMITMENTS

     The Company leased certain equipment under operating leases expiring at various dates through April 2000. Rent expense for the year ended June 30, 1997 was approximately $12,000.

                            THE STOCKTON GROUP, INC.

              YEAR ENDED JUNE 30, 1997 AND THE THREE MONTHS ENDED
                         SEPTEMBER 30, 1997 (UNAUDITED)
   (INFORMATION AS IT RELATES TO THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS
                                   UNAUDITED)

     In addition, the Company leased its office facility and certain computer and office equipment under capital lease arrangements with interest rates ranging from 14.5% to 25%, expiring through July 2011. The lease arrangement for the office facility was with a corporation in which the Company's sole stockholder holds an ownership interest.

4. STOCK-BASED COMPENSATION ARRANGEMENTS

     During 1994, the Company granted a key employee the right to acquire common stock equivalent to a 25% equity ownership in the Company at no cost. The shares have not yet been issued. At the date of the grant, the Company recorded compensation cost equal to the fair market value of shares to be awarded to the executive.

     During 1997, the Company entered into an employment agreement with another new key executive. Among other things, the agreement granted the executive the right to acquire a 10% equity ownership in the Company at a nominal cost ($1.00) or, if the Company is sold within one year, to receive 10% of the sales proceeds as defined. Accordingly, the Company has recorded compensation cost in 1997, equal to the estimated cash settlement to be paid to the executive based upon the anticipated proceeds from the sale of the Company. (See Note 5).

5. SUBSEQUENT EVENT

     In November 1997, the Company sold certain computer equipment, intangible assets and the operations of the Company to MEDE America Corporation. All other assets and liabilities remained with the Company. The purchase price was $10,400,000 in cash. In addition, the purchase agreement requires additional consideration of up to $2,600,000 (plus interest at an annual rate of 7.25%) to be paid if Stockton's revenue during the 12-month period ended September 30, 1998 is at least $5,000,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Healthcare Interchange, Inc.:

     We have audited the accompanying consolidated balance sheet of Healthcare Interchange, Inc. and subsidiary (Company) as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine-month period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in notes 3 and 15, on October 30, 1998, the Company completed the sale of its financial transactions business to MEDE America and the disposal of the assets and operations of the discontinued Telemedical and Intercare segments.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Interchange, Inc. and subsidiary as of June 30, 1998, and the results of their operations and their cash flows for the nine-month period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
September 8, 1998, except as to notes 3 and 15, which are as of October 30, 1998

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      SEPTEMBER 30,
                                                                 1998            1998
                                                              -----------    -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   140,042     $    38,083
  Service accounts receivable, less allowance for doubtful
     accounts of $30,709 and $32,207 (unaudited),
     respectively...........................................      616,044         556,025
  Due from stockholders.....................................      105,483         104,505
  Inventories...............................................       13,286          12,822
  Net current assets of discontinued operations.............      236,772         243,960
  Prepaid expenses..........................................       62,472          16,929
                                                              -----------     -----------
          Total current assets..............................    1,174,099         972,324
Property, equipment and computer software, net..............      611,578         576,559
Other assets................................................       26,246          25,537
Net non-current assets of discontinued operations...........      176,455         176,455
                                                              -----------     -----------
                                                              $ 1,988,378     $ 1,750,875
                                                              ===========     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving credit facilities...............................  $ 2,260,000     $ 2,260,000
  Notes payable.............................................       73,751          64,701
  Accounts payable..........................................    1,162,125         956,320
  Accounts payable to stockholders..........................      151,705         183,376
  Dividends payable.........................................       70,313          93,750
  Accrued expenses and other liabilities....................      865,935         612,745
                                                              -----------     -----------
          Total current liabilities.........................    4,583,829       4,170,892
                                                              -----------     -----------
Stockholders' equity (deficit):
  Cumulative redeemable convertible preferred stock, $1 par
     value; 62,500 shares authorized, issued, and
     outstanding............................................       62,500          62,500
  Common stock:
       Class A -- $1 par value; 66,250 shares authorized,
        35,000 shares issued and outstanding................       35,000          35,000
       Class B -- $1 par value; 66,250 shares authorized,
        35,000 shares issued and outstanding................       35,000          35,000
       Class C -- $1 par value; 30,000 shares authorized,
        20,001 shares issued and outstanding................       20,001          20,001
  Additional paid-in capital................................    3,016,898       2,993,461
  Accumulated deficit.......................................   (5,764,850)     (5,565,979)
                                                              -----------     -----------
          Total stockholders' equity (deficit)..............   (2,595,451)     (2,420,017)
                                                              -----------     -----------
                                                              $ 1,988,378     $ 1,750,875
                                                              ===========     ===========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               NINE-MONTH         THREE-MONTH
                                                              PERIOD ENDED        PERIOD ENDED
                                                              JUNE 30, 1998    SEPTEMBER 30, 1998
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
Revenues:
  Claims service revenue....................................   $ 2,814,030         $1,032,672
  Claim service revenue from stockholders...................       843,787            258,506
  Other revenue.............................................        69,137             20,597
                                                               -----------         ----------
                                                                 3,726,954          1,311,775
                                                               -----------         ----------
Operating expenses:
  Operating expenses........................................     1,285,832            479,003
  Sales, marketing and client service.......................       993,512            263,320
  General and administrative................................       752,033            248,032
  Depreciation and amortization.............................       131,806             43,761
  Provision for doubtful accounts...........................         2,000             14,896
                                                               -----------         ----------
                                                                 3,165,183          1,049,012
                                                               -----------         ----------
     Operating income.......................................       561,771            262,763
Interest expense............................................       148,213             63,892
                                                               -----------         ----------
     Income from continuing operations......................       413,558            198,871
Discontinued operations:
  Loss from operations of discontinued segments.............    (2,026,784)                --
  Loss on disposal of segments (including $342,971 for
     operating losses during phase-out period)..............    (2,073,601)                --
                                                               -----------         ----------
Net income (loss)...........................................    (3,686,827)           198,871
Preferred stock dividends declared..........................       (70,313)           (23,437)
                                                               -----------         ----------
Net income (loss) attributable to common stockholders.......   $(3,757,140)        $  175,434
                                                               ===========         ==========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   NINE-MONTH PERIOD ENDED JUNE 30, 1998 AND
            THREE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                                                                  TOTAL
                                            COMMON STOCK           ADDITIONAL                 STOCKHOLDERS'
                         PREFERRED          ------------            PAID-IN     ACCUMULATED      EQUITY
                           STOCK     CLASS A   CLASS B   CLASS C    CAPITAL       DEFICIT       (DEFICIT)
                         ---------   -------   -------   -------   ----------   -----------   -------------
Balance, September 30,
  1997.................   $62,500    $35,000   $35,000   $20,001   $3,087,211   $(2,078,023)   $ 1,161,689
Preferred stock
  dividends declared...        --         --        --        --      (70,313)           --        (70,313)
Net loss...............        --         --        --        --           --    (3,686,827)    (3,686,827)
                          -------    -------   -------   -------   ----------   -----------    -----------
Balance, June 30,
  1998.................    62,500     35,000    35,000    20,001    3,016,898    (5,764,850)    (2,595,451)
Preferred stock
  dividends declared
  (unaudited)..........        --         --        --        --      (23,437)           --        (23,437)
Net income
  (unaudited)..........        --         --        --        --           --       198,871        198,871
                          -------    -------   -------   -------   ----------   -----------    -----------
Balance, September 30,
  1998 (unaudited).....   $62,500    $35,000   $35,000   $20,001   $2,993,461   $(5,565,979)   $(2,420,017)
                          =======    =======   =======   =======   ==========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               NINE-MONTH         THREE-MONTH
                                                              PERIOD ENDED        PERIOD ENDED
                                                              JUNE 30, 1998    SEPTEMBER 30, 1998
                                                              -------------    ------------------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................   $(3,686,827)        $ 198,871
  Loss on disposal of segments..............................     2,073,601                --
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       390,821            43,761
     Provision for doubtful accounts........................        40,013            14,896
     Increase (decrease) in cash from changes in assets and
       liabilities:
       Service accounts receivable..........................       523,789            37,935
       Due from stockholders................................       181,781               978
       Inventories..........................................       (19,378)              464
       Prepaid expenses.....................................        32,102            45,543
       Accounts payable.....................................       819,323          (197,571)
       Accrued expenses and other liabilities...............        45,013          (229,753)
                                                               -----------         ---------
          Net cash provided by (used in) operating
            activities......................................       400,238           (84,876)
                                                               -----------         ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (276,548)           (8,742)
  Capitalized software development expenditures.............      (293,442)               --
  Other non-current assets..................................         1,297               709
                                                               -----------         ---------
          Net cash used in investing activities.............      (568,693)           (8,033)
                                                               -----------         ---------
Cash flows from financing activities:
  Advances on revolving credit facilities...................       350,000                --
  Payments on notes payable.................................       (71,490)           (9,050)
  Dividends paid on cumulative convertible preferred
     stock..................................................       (23,437)               --
                                                               -----------         ---------
          Net cash provided by (used in) financing
            activities......................................       255,073            (9,050)
                                                               -----------         ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................        86,618          (101,959)
Cash and cash equivalents, beginning of period..............        53,424           140,042
                                                               -----------         ---------
Cash and cash equivalents, end of period....................   $   140,042         $  38,083
                                                               ===========         =========
Noncash investing activities:
  Write-offs of long-term assets due to disposal of
     segments...............................................   $ 1,208,989         $      --
                                                               ===========         =========
  Accrual for operating losses of discontinued segments
     during phase-out period................................   $   342,971         $      --
                                                               ===========         =========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................   $   148,212         $  55,448
                                                               ===========         =========

          See accompanying notes to consolidated financial statements.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

1. ORGANIZATION AND BUSINESS

     Healthcare Interchange, Inc. was incorporated in 1991 and began operations in 1992. Healthcare Interchange, Inc. and subsidiary (Company) is in the business of providing electronic health data network services to a national clientele through three operating segments; financial transactions, medical televideo, and intercare. The financial transactions segment processes electronic claims for health care providers. The medical televideo segment develops, sells, and services televideo and minor medical equipment through a wholly owned subsidiary, HII Telemedical Corp. (Telemedical). The Intercare segment (Intercare) began operations in fiscal 1997, providing electronic claims processing and data analysis for health care providers. Prior to October 1, 1996, Intercare was a development stage enterprise.

     The consolidated financial statements at June 30, 1998 include the accounts of Healthcare Interchange, Inc. and its wholly owned domestic subsidiary after elimination of intercompany accounts and transactions. The Company's fiscal year end is September 30.

     Unaudited Interim Consolidated Financial Statements -- The consolidated balance sheet of the Company as of September 30, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the three-month period ended September 30, 1998 included in the accompanying consolidated financial statements, which are unaudited, include the accounts of Healthcare Interchange, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Adjustments consist only of normal recurring items.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Cash and Cash Equivalents -- The Company considers cash equivalents to be securities held for cash management purposes having original maturities of three months or less at the time of investment.

     b. Inventories -- Inventories are stated at the lower of cost or market. Cost is determined principally using the specific identification method. Inventories at June 30, 1998 are comprised principally of raw materials.

     c. Property, Equipment and Computer Software -- Property, equipment and computer software are carried at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Costs associated with the internal development of software are capitalized once the marketability and technological feasibility of the software have been established.

     The property, equipment and computer software are depreciated on the straight-line basis over the following useful lives:

                                                              YEARS
                                                              -----
Building....................................................   28
Leasehold improvements......................................   10
Furniture...................................................    7
Communications equipment....................................    5
Computers and data handling equipment.......................    5
Purchased computer software.................................    5
Developed computer software.................................    3

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     d. Income Taxes -- Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

     e. Revenue Recognition -- The Company recognizes revenue from the sale of its services in the period that the services are delivered or provided. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts.

     Revenue from the sale of the Company's products is recognized in the period that the products are shipped to the customers.

     f. Stock-Based Compensation -- The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock options. The Company has adopted the pro forma disclosures-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

     g. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

3. DISCONTINUED OPERATIONS

     In fiscal 1999, the Company's Board of Directors approved a plan to discontinue the operations of its Televideo and Intercare operating segments; and on September 17, 1998, signed a letter of intent to sell substantially all the assets of the financial transactions business to MEDE America Corporation (MEDE America). See note 15.

     The Company's consolidated financial statements as of June 30, 1998 and for the nine-month period then ended include a charge of $2,073,601 to provide for an after-tax loss on the disposal of the discontinued operations, including estimated operating losses of $342,971 through the expected date of disposal.

     Operating results for the nine-month period ended June 30, 1998 and financial position as of June 30, 1998 of the discontinued segments are summarized below:

     Results of operations:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Net revenues...............................................      $   528,552
Loss from discontinued operations..........................       (4,100,385)
                                                                 ===========

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     Financial position:

                                                                  AS OF
                                                              JUNE 30, 1998
                                                              -------------
Current:
     Accounts receivable, net...............................    $162,271
     Inventories............................................      74,501
                                                                --------
                                                                $236,772
                                                                ========
  Non-current -- property, equipment and computer software,
     net....................................................    $176,455
                                                                ========

4. SERVICE ACCOUNTS RECEIVABLE

     A summary of activity in the allowance for doubtful accounts of the continuing operations of the Company for the nine-month period ended June 30, 1998 is summarized as follows:

Balance at beginning of period..............................    $52,238
Provision for doubtful accounts.............................      2,000
Accounts written-off........................................    (23,529)
                                                                -------
Balance at end of period....................................    $30,709
                                                                =======

5. PROPERTY, EQUIPMENT AND COMPUTER SOFTWARE

     Property, equipment and computer software of the continuing operations of the Company as of June 30, 1998 are as follows:

Land........................................................  $    7,652
Building....................................................      30,610
Leasehold improvements......................................      64,220
Furniture...................................................     453,499
Communications equipment....................................     165,127
Computers and data handling equipment.......................     436,435
Computer software...........................................     160,724
                                                              ----------
                                                               1,318,267
Less accumulated depreciation and amortization..............     706,689
                                                              ----------
                                                              $  611,578
                                                              ==========

6. REVOLVING CREDIT FACILITIES

     On November 4, 1996, the Company entered into a revolving credit facility with a local bank which allows the Company to borrow up to a maximum of $750,000. The revolving credit facility bears interest at a fixed prime plus 1% (9.5% at June 30, 1998) and requires monthly payments of interest. The due date on the revolving credit facility has been extended from the original December 31, 1997 due date and is now due on October 31, 1998. The average outstanding borrowings on the revolving credit facility arrangement was $750,000 at a weighted average interest weight of 9.6% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $750,000 at June 30, 1998.

     On November 4, 1996, the Company entered into a revolving credit facility with a local bank which allows the Company to borrow up to a maximum of $500,000. The revolving credit facility bears interest at

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

a fixed prime less 0.5% (8.0% at June 30, 1998) and requires monthly payments of interest, with the balance due on November 4, 1998. The average outstanding borrowings on the revolving credit facility was $500,000 at a weighted average interest weight of 8.1% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $500,000 at June 30, 1998.

     On June 4, 1997, the Company entered into a revolving credit facility with a local bank which allows the Company to draw up to a maximum of $2,500,000. The revolving credit facility bears an interest rate of prime less 0.625% (7.88% at June 30, 1998), requires monthly payments of interest, and is secured by substantially all assets of the Company with the balance due on December 31, 1999. The average outstanding borrowings on the revolving credit facility was approximately $877,000 at a weighted average interest rate of 8.0% for the nine-month period ended June 30, 1998. The revolving credit facility had a balance of $1,010,000 at June 30, 1998.

     As of June 30, 1998, the carrying value of the Company's revolving credit facilities approximated fair value based upon borrowing rates currently available for debt instruments with similar remaining terms and maturities. The Company's $750,000 revolving credit facility and notes payable are secured by substantially all of the Company's assets. Additionally, the $500,000 and $2,500,000 revolving credit facilities are guaranteed by two of the Company's stockholders.

     The Company's commitment agreement with the local bank for the notes payable and revolving credit facilities contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. The Company failed to meet certain covenant requirements which has placed the Company in technical default. Consequently, the Company has classified the entire outstanding balance of borrowings under the notes payable and revolving credit facilities as a current liability.

7. NOTES PAYABLE

     On February 28, 1995, the Company entered into a $300,000 note payable with a local bank. The note was paid in full by the Company in February 1998. The note payable accrued interest at a fixed rate of 9.0% and required monthly payments of principal and interest.

     On May 30, 1995, the Company entered into a $170,000 note payable with a local bank. The note bears interest at a fixed rate of 9.75%, requires monthly payments of principal and interest, with the balance due on May 30, 2000, and is secured by substantially all assets of the Company. The note is payable on demand, and accordingly, is classified as a current liability. The balance at June 30, 1998 was $73,751.

8. RELATED PARTY TRANSACTIONS

     During the nine-month period ended June 30, 1998, two stockholders provided network and other services to the Company. Total expenses incurred by the Company for these services totaled approximately $116,000 for the nine-month period ended June 30, 1998. At June 30, 1998, the Company owed approximately $152,000, to these stockholders for such services.

     Revenue received from services provided to stockholders totaled approximately $844,000 for the nine-month period ended June 30, 1998. Due from stockholders represents amounts receivable for services provided to the stockholders.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

9. LEASE COMMITMENTS

     The Company leases certain office space and equipment under various lease agreements. Rent expense of the continuing operations of the Company totaled $183,291 for the nine-month period ended June 30, 1998.

     Future minimum lease payments under noncancellable operating leases with maturities in excess of one year related to continuing operations are as follows:

1999........................................................  $238,240
2000........................................................   240,133
2001........................................................   212,320
2002........................................................   208,969
2003........................................................   199,460
Thereafter..................................................   395,841

10. STOCKHOLDERS' EQUITY

     Each share of cumulative convertible preferred stock (Preferred Stock) held and issuable to common holders requires a $1.50 annual dividend. Preferred Stock is redeemable, at the option of the Company, for cash of $24 per share plus unpaid dividends quarterly. Each share of Preferred Stock is convertible, at the option of the holder, into a share of common stock (the class of common stock the holder already owns) upon change in control of the Company or sale of substantially all the Company's assets, as defined in the Company's Articles of Incorporation. The Company has reserved 31,250 shares of Class A and Class B common stock for the purpose of effecting the conversion of the Preferred Stock.

     Pursuant to an agreement between all stockholders and the Company, all preferred and common stock outstanding is subject to certain restrictions on disposition and transfer. The stockholder agreement requires that stockholders must first offer shares to be sold or transferred to other stockholders and/or the Company in accordance with terms specified in the stockholder agreement.

11. EMPLOYEE STOCK OPTION PLANS

     1994 Stock Option Plan -- On March 22, 1994, the Board of Directors of the Company adopted the 1994 Stock Option Plan (1994 Plan) pursuant to which incentive stock options may be granted to employees or directors. Under the 1994 Plan, options to purchase 12,000 shares of Class C common stock may be granted for a term not to exceed 10 years (five years with respect to a stockholder who owns more than 10% of the capital stock of the Company) and must be granted within 10 years from the date of adoption of the 1994 Plan. The exercise price of all stock options must be at least equal to the fair market value (110% of fair market value for a stockholder who owns more than 10% of the capital stock of the Company) of the shares on the date granted.

     1997 Stock Option Plan -- On October 30, 1997, the Company's Board of Directors adopted a second stock option plan, the 1997 Stock Option Plan (1997
Plan). The purpose of the 1997 Plan is to provide additional employee incentives. Under the 1997 Plan, up to 24,000 options to purchase Class C common stock may be granted. The other significant provisions under the 1997 Plan are similar to those under the 1994 Plan, as described above.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     Aggregate information relating to stock option activity under the 1994 Plan and 1997 Plan for the nine-month period ended June 30, 1998 is as follows:

Number of shares under stock options:
  Outstanding at beginning of period........................    9,999
  Granted...................................................   12,850
                                                              -------
  Outstanding at end of period..............................   22,849
                                                              =======
  Exercisable at end of period..............................    9,999
                                                              =======
Weighted average exercise price:
  Granted...................................................  $   100
  Outstanding at end of period..............................    66.74
  Exercisable at end of period..............................    24.00

     Aggregate information relating to stock options outstanding and stock options exercisable at June 30, 1998 is a follows:

OPTIONS OUTSTANDING:

                                            WEIGHTED AVERAGE
                      OUTSTANDING AT           REMAINING
EXERCISE PRICE        JUNE 30, 1998         CONTRACTUAL LIFE
--------------        --------------        ----------------
     $ 24                  9,999                  6.25
      100                 12,850                  9.25
                          ------
                          22,849
                          ======

OPTIONS EXERCISABLE:

                                            WEIGHTED AVERAGE
                      OUTSTANDING AT           REMAINING
EXERCISE PRICE        JUNE 30, 1998         CONTRACTUAL LIFE
--------------        --------------        ----------------
     $24                  9,999                   3.72

     No compensation expense relating to stock option grants was recorded in the nine-month period ended June 30, 1998 as the option exercise prices were equal to the estimated fair value at the dates of grant.

     Pro forma information regarding loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. However, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented below as compensation cost does not reflect options granted prior to October 1, 1996 which vest subsequent to that date. The fair value for options granted in the nine-month period ended June 30, 1998 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Risk-free interest rate....................................      8.5%
Dividend yield.............................................      0.0%
Volatility factor..........................................      0.0%
Weighted average expected life.............................    10 years

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     The Company's pro forma net loss compared to reported amounts are as follows:

                                                              NINE-MONTH PERIOD
                                                             ENDED JUNE 30, 1998
                                                             -------------------
Net loss:
  As reported..............................................      $(3,686,827)
  Pro forma................................................       (3,783,647)
Weighted average fair value per share of options granted
  during the year..........................................            56.31

12. EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified, contributory, 401(k) profit-sharing plan covering substantially all employees. Employees are allowed to contribute between 1% and 15% of their compensation to the plan, not to exceed the statutory maximum. The plan provides for contributions by the Company of 50% of the first 6% of an employee's salary deferral. The plan also provides for discretionary contributions by the Company in such amounts as the Board of Directors may annually determine. There were no discretionary contributions made in the nine-month period ended June 30, 1998. Expense associated with the plan for continuing operations of the Company totaled $39,371 for the nine-month period ended June 30, 1998.

13. INCOME TAXES

     No provision for income taxes was recorded for the nine-month period ended June 30, 1998, as substantially all income tax attributable to continuing and discontinued operations was offset by the utilization of net operating loss carryforwards.

     The difference between the effective income tax rate applied to income from continuing operations for financial statement purposes and the U.S. federal income tax rate of 34% for the nine-month period ended June 30, 1998 is as follows:

Expected provision at statutory rate........................  $ 140,610
Nondeductible meals and entertainment.......................      9,894
State income taxes..........................................      5,624
Change in valuation allowance...............................   (156,128)
                                                              ---------
                                                              $      --
                                                              =========

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

     The tax effects of temporary differences that give rise to the deferred tax assets and liability as of June 30, 1998 are as follows:

                                                              CURRENT     NONCURRENT
                                                             ---------    -----------
Deferred tax assets:
  Net operating loss carryforwards.........................  $      --    $ 1,362,687
  Provision for doubtful accounts..........................     11,669             --
  Deferred income..........................................     21,563             --
  Loss on discontinued operations..........................    787,968             --
  Other....................................................      2,949             --
                                                             ---------    -----------
                                                               824,149      1,362,687
  Less valuation allowance.................................   (824,149)    (1,332,185)
                                                             ---------    -----------
                                                                    --         30,502
  Deferred tax liability -- excess of tax over financial
     statement fixed assets................................         --        (30,502)
                                                             ---------    -----------
  Net deferred tax asset (liability).......................  $      --             --
                                                             =========    ===========

     SFAS No. 109 requires that a valuation allowance be established for deferred tax assets if, based on the weight of evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has approximately $3,500,000 of net operating loss carryforwards for income tax purposes, which will begin to expire in the year 2009.

14. YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a "00" date as the year 1900 rather than the year 2000. This could result in computer system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has developed a Year 2000 remediation plan and has begun testing and converting its computer systems and applications in order to identify and solve significant Year 2000 issues. In addition, the Company is discussing with its vendors the possibility of any communication difficulties or other disruptions that may affect the Company.

                  HEALTHCARE INTERCHANGE, INC. AND SUBSIDIARY

                      JUNE 30, 1998 AND FOR THE NINE-MONTH
                           PERIOD ENDED JUNE 30, 1998

15. EVENTS SUBSEQUENT TO BALANCE SHEET DATE

     Sale of Company's Capital Stock -- On October 30, 1998, the Company completed the sale of its financial transactions business to MEDE America. This transaction was effected through the sale of the Company's capital stock to MEDE America for cash of $11.6 million. Proceeds from the sale were used as follows:

Repayment of borrowings under revolving credit facilities
  and notes payable, including accrued interest.............  $ 2,339,990
Payment of certain accrued expenses and other liabilities...    1,299,982
Deposit into escrow account related to post-sale
  contingencies.............................................      400,000
Distributions to stockholders...............................    7,560,028
                                                              -----------
                                                              $11,600,000
                                                              ===========

     Disposition of Discontinued Operations -- Prior to the closing of the sale, the Company disposed of the assets and operations of the discontinued Televideo and Intercare segments. Substantially all assets and a contract of Televideo were transferred to a former employee in settlement of a legal action, and the stock of the Televideo subsidiary was distributed to the Company's stockholders. The assets and operations of Intercare were sold to Providers Edge Incorporated, a corporation formed by certain former Intercare employees. The accounts payable, accrued liabilities, and borrowings related to Televideo and Intercare were retained by the Company.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             HEALTHEON CORPORATION
                            WATER ACQUISITION CORP.
                                      AND
                                  WEBMD, INC.

                            DATED AS OF MAY 20, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER...............................................   A-1
  1.1   The Merger..................................................   A-1
  1.2   Effective Time; Closing.....................................   A-2
  1.3   Effect of the Merger........................................   A-2
  1.4   Certificate of Incorporation; Bylaws........................   A-3
  1.5   Directors and Officers......................................   A-3
  1.6   Effect on Capital Stock.....................................   A-3
  1.7   Dissenting Shares...........................................   A-4
  1.8   Surrender of Certificates...................................   A-5
  1.9   No Further Transfers of Company Capital Stock...............   A-6
  1.10  Lost, Stolen or Destroyed Certificates......................   A-6
  1.11  Tax Consequences............................................   A-6
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   A-6
  2.1   Organization of the Company.................................   A-6
  2.2   Company Capital Structure...................................   A-7
  2.3   Obligations With Respect to Capital Stock...................   A-9
  2.4   Authority; Non-Contravention................................  A-10
  2.5   SEC Filings; Company Financial Statements; Offer to
        Purchase....................................................  A-11
  2.6   Absence of Certain Changes or Events........................  A-12
  2.7   Taxes.......................................................  A-12
  2.8   Title to Properties; Absence of Liens and Encumbrances......  A-13
  2.9   Intellectual Property.......................................  A-14
  2.10  Compliance; Permits; Restrictions...........................  A-16
  2.11  Litigation..................................................  A-16
  2.12  Brokers' and Finders' Fees..................................  A-17
  2.13  Interested Party Transactions...............................  A-17
  2.14  Employee Benefit Plans......................................  A-17
  2.15  Environmental Matters.......................................  A-20
  2.16  Year 2000 Compliance........................................  A-20
  2.17  Agreements, Contracts and Commitments.......................  A-21
  2.18  Change of Control Payments..................................  A-22
  2.19  Disclosure..................................................  A-22
  2.20  Board Approval..............................................  A-22
  2.21  Fairness Opinion............................................  A-22
  2.22  Restrictions on Business Activities.........................  A-22
  2.23  Insurance...................................................  A-22
  2.24  State Takeover Statutes.....................................  A-23
  2.25  Representations Complete....................................  A-23
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER      A-23
  SUB...............................................................
  3.1   Organization of Parent......................................  A-23
  3.2   Parent Capital Structure....................................  A-23
  3.3   Obligations With Respect to Capital Stock...................  A-24
  3.4   Authority; Non-Contravention................................  A-24
  3.5   SEC Filings; Parent Financial Statements....................  A-25
  3.6   Absence of Certain Changes or Events........................  A-26
  3.7   Taxes.......................................................  A-26
  3.8   Title to Properties; Absence of Liens and Encumbrances......  A-27
  3.9   Intellectual Property.......................................  A-28
  3.10  Compliance; Permits; Restrictions...........................  A-29

                                                                      PAGE
                                                                      ----
  3.11  Litigation..................................................  A-29
  3.12  Brokers' and Finders' Fees..................................  A-29
  3.13  Environmental Matters.......................................  A-29
  3.14  Year 2000 Compliance........................................  A-30
  3.15  Agreements, Contracts and Commitments.......................  A-30
  3.16  Disclosure..................................................  A-30
  3.17  Board Approval..............................................  A-30
  3.18  Fairness Opinion............................................  A-30
  3.19  Restrictions on Business Activities.........................  A-31
  3.20  Interested Party Transactions...............................  A-31
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.....................  A-31
  4.1   Conduct of Business by the Company..........................  A-31
  4.2   Conduct of Business by Parent...............................  A-33
ARTICLE V  ADDITIONAL AGREEMENTS....................................  A-35
  5.1   Prospectus/Proxy Statement; Registration Statement; Other
        Filings; Board Recommendations..............................  A-35
  5.2   Meeting of Company Stockholders.............................  A-36
  5.3   Meeting of Parent Stockholders..............................  A-37
  5.4   Confidentiality; Access to Information......................  A-38
  5.5   No Solicitation.............................................  A-38
  5.6   Public Disclosure...........................................  A-39
  5.7   Reasonable Efforts; Notification............................  A-39
  5.8   Third Party Consents........................................  A-40
  5.9   Stock Options, Warrants and Employee Benefits...............  A-40
  5.10  Form S-8....................................................  A-41
  5.11  Indemnification.............................................  A-41
  5.12  Board of Directors of Combined Company......................  A-41
  5.13  Officers of the Combined Company............................  A-41
  5.14  Change of Name; Increase of Authorized Shares...............  A-41
  5.15  Headquarters of Combined Company............................  A-42
  5.16  Branding....................................................  A-42
  5.17  Nasdaq Listing..............................................  A-42
  5.18  Company Affiliate Agreement.................................  A-42
  5.19  Comfort Letters.............................................  A-42
  5.20  Stockholder Agreements......................................  A-42
  5.21  FIRPTA Compliance...........................................  A-42
  5.22  Additional Stockholder Vote.................................  A-43
ARTICLE VI  CONDITIONS TO THE MERGER................................  A-43
  6.1   Conditions to Obligations of Each Party to Effect the
        Merger......................................................  A-43
  6.2   Additional Conditions to Obligations of the Company.........  A-44
  6.3   Additional Conditions to the Obligations of Parent and
        Merger Sub..................................................  A-44
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER......................  A-46
  7.1   Termination.................................................  A-46
  7.2   Notice of Termination; Effect of Termination................  A-47
  7.3   Fees and Expenses...........................................  A-47
  7.4   Amendment...................................................  A-47
  7.5   Extension; Waiver...........................................  A-47
ARTICLE VIII  GENERAL PROVISIONS....................................  A-47
  8.1   Non-Survival of Representations and Warranties..............  A-47
  8.2   Notices.....................................................  A-47
  8.3   Interpretation; Knowledge...................................  A-48

                                                                      PAGE
                                                                      ----
  8.4   Counterparts................................................  A-49
  8.5   Entire Agreement; Third Party Beneficiaries.................  A-49
  8.6   Severability................................................  A-49
  8.7   Remedies....................................................  A-49
  8.8   Governing Law...............................................  A-49
  8.9   Rules of Construction.......................................  A-49
  8.10  Assignment..................................................  A-49
  8.11  WAIVER OF JURY TRIAL........................................  A-49

                               INDEX OF EXHIBITS

  Exhibit A          Form of Company Voting Agreement
  Exhibits B-1,
    B-2, B-3 and
    B-4              Forms of Company Conversion Agreements
  Exhibit C          Form of Microsoft Stockholder
                     Agreement
  Exhibit D          Form of Parent Voting Agreement

                                     *****

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 20, 1999, among Healtheon Corporation, a Delaware corporation ("PARENT"), Water Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and WebMD, Inc., a Georgia corporation (the "COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code ("GEORGIA LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS"), certain stockholders of the Company are entering into Conversion Agreements in substantially the form attached hereto as Exhibits B-1, B-2, B-3, and B-4 (the "COMPANY CONVERSION AGREEMENTS"), and Microsoft Corporation ("MICROSOFT") is entering into a Stockholder Agreement (the "MICROSOFT AGREEMENT") in substantially the form of Exhibit C, (Exhibit C is included in the definition of Company Voting Agreements for the purposes hereof). Certain Stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit D (the "PARENT VOTING AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION". Notwithstanding the foregoing:

        (a) Parent and the Company may, at any time prior to the mailing of the Proxy Statement/ Prospectus (as defined in Section 2.19 below), mutually agree to change the structure of the Merger to a forward triangular merger with the Company merging with and into Merger Sub and Merger Sub surviving the Merger. In such event, Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

        (b) Parent or the Company may, at any time prior to the mailing of the Proxy Statement/ Prospectus, reasonably require that the structure of the Merger be pursuant to a new Delaware corporation referred to herein as Newco would be formed by Parent and the Company solely for the purpose of the transactions contemplated hereunder; (i) a newly formed, wholly owned subsidiary of Newco incorporated in Delaware would be merged with and into Parent, with Parent being the surviving corporation of such merger (the "PARENT MERGER"), and all outstanding shares of Parent Common Stock would be converted, on a share for share basis, into shares of Newco Common Stock having identical rights, preferences and privileges, as shares of Parent Common Stock; and (ii) another newly formed, wholly owned subsidiary of Newco incorporated in Georgia would be merged with and into the Company, with the Company being the surviving corporation of such merger (the "COMPANY MERGER"), and all outstanding shares of Company Capital Stock will be automatically converted into the right to receive shares of Newco Common Stock in the same manner specified in Section 1.6(a) below as if the Newco Common Stock were Parent Common Stock; provided that each share of any series or class of Company Capital Stock that, as a separate voting group under Georgia Law has a right to approve the Company Merger as a separate voting group, does not in fact approve the Company Merger (a "NON APPROVING SERIES") outstanding prior to the Company Merger would remain outstanding as a share of the applicable series or class in the Company thereafter. For federal income tax purposes, it is intended that the Parent Merger and the Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or as an exchange under the provisions of Section 351(a) of the Internal Revenue Code. For purposes of this Agreement, the Parent Voting Agreements, the Company Voting Agreements and the Company Conversion Agreements, the term Merger as used herein and therein shall be deemed to mean the Parent Merger and/or the Company Merger, as applicable. If the alternative in this paragraph (b) is applicable, the parties shall execute an appropriate amendment to this Agreement to effect such changes as are necessary and appropriate to effect the structure of the Merger described in this paragraph and to provide that Newco shall cause the Company to honor the Company's warrants and to provide shares of Newco common stock upon exercise of such securities.

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the "ARTICLES OF MERGER") (the time of such filing with the Secretary of State of the State of Georgia (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) Subject to Section 5.11, at the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "WebMD, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Capital Stock. Each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.7(a) hereof), and other than any shares of the Company Capital Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted, without regard to any conversion rights contained in the Company's Articles of Incorporation, into the right to receive 1.815 shares of Parent Common Stock (the "EXCHANGE RATIO") (subject to Section 1.6(f)) upon surrender of the certificate representing such share of the Company Capital Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). Each share of Preferred Stock of the Company ("COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and automatically converted without regard to any conversion rights or rights to receive any liquidation or other preference contained in the Company's Articles of Incorporation into the right to receive a number of shares of Parent Common Stock equal to (i) the Exchange Ratio (subject to Section 1.6(f)) multiplied by
(ii) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible immediately prior to the Effective Time (without giving effect to any limitations on the exercise of such conversion right), upon surrender of the certificate representing such Company Preferred Stock, in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond) if required) in the manner provided in Section 1.10. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time (but giving effect to the Merger) are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other similar condition (except as provided in the applicable agreement or plan), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other similar agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) Stock Options; Employee Stock Purchase Plans; Warrants. At the Effective Time, all options to purchase Company Capital Stock then outstanding under the WebMD, Inc. Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"), the Director Stock Option Plan of WebMD, Inc. (the "Director Plan"), the Direct Medical Knowledge, Inc. 1997 Stock Option/Stock Issuance Plan, which was assumed by the Company in connection with its acquisition of Director Medical Knowledge, Inc. (the "DMK Plan"), the Sapient Health Network, Inc. 1996 Stock Incentive Plan, which the Company assumed in connection with its acquisition of Sapient Health Network, Inc. (the "SHN Plan"), and the Employment Agreement dated as of September 30, 1998 between the Company and Jeffrey T. Arnold (the "ARNOLD EMPLOYMENT AGREEMENT" and, together with the 1997 Plan, the Director Plan, the DMK Plan and the SHN Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.9 hereof. At the Effective Time, the issued and outstanding warrants to purchase Company Capital Stock set forth on Part 2.2 of the Company Schedules (collectively, the "WARRANTS") shall be, in connection with the Merger, assumed by Parent in accordance with Section 5.9.
Part 2.2 of the Company Schedules describes, with respect to each warrant outstanding, the number of shares of Company Capital Stock into which such warrant may be exercised, the exercise price, the name and address of the holder of record, the grant date, the termination date, whether such warrant has registration rights, and, if applicable, a description of such registration rights and whether cashless exercise of such warrant is permissible.

        (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.8(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

        (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7  Dissenting Shares.

        (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Georgia Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Georgia Law.

        (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Georgia Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in
Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

        (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Georgia Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

        (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.8(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock, into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d).

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Transfers of Company Capital Stock. There shall be no further recordation of transfers on the stock books of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

     2.1  Organization of the Company.

        (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules. (Where appropriate, the Company and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "COMPANY"). The Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

        (d) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

     2.2  Company Capital Structure.

        (a) The authorized capital stock of the Company consists of (i) 97,000,000 shares of Company Common Stock, 75,000,000 of which are shares of Common Stock, no par value per share (the "COMMON STOCK"), 3,000,000 of which are shares of Common Stock Series B, no par value per share (the "SERIES B COMMON STOCK"), 1,500,000 of which are shares of Common Stock Series C, no par value per share (the "SERIES C COMMON STOCK"), 15,000,000 of which are shares of Common Stock Series D, no par value per share (the "SERIES D COMMON STOCK"), and 2,500,000 of which are shares of Common Stock Series E, no par value per share (the "SERIES E COMMON STOCK"); and (ii) 10,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 2,500,000 shares of Common Stock are issued and outstanding; 1,400,000 shares of Series B Common Stock are issued and outstanding; 1,500,000 shares of Series C Common Stock are issued and outstanding; 5,654,192 shares of Series D Common Stock would be issued and outstanding assuming (A) no shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase (as defined in Section 2.5(c)) and
(B) no Company Options or Warrants are exercised in order to effect a tender of the Series F Preferred Stock to Microsoft ("No Tender or Exercise") and 12,164,916 would be issued and outstanding assuming (A) all shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase and
(B) the Company Options or Warrants are exercised in order to effect a full tender of the Series F Preferred Stock to Microsoft ("Full Tender and Exercise"); and 2,100,000 shares of Series E Common Stock are issued and outstanding. As of the date of this Agreement, 1,600,000 shares of Series A Convertible Preferred Stock, no par value per share (the "SERIES A PREFERRED STOCK"), are authorized, of which 1,131,000 would be issued and outstanding assuming No Tender or Exercise and 1,191,000 would be issued and outstanding, assuming a Full Tender and Exercise; 3,400,000 shares of Series B Convertible Preferred Stock, no par value per share (the "SERIES B PREFERRED STOCK"), are authorized, of which 3,036,596 would be issued and outstanding assuming No Tender or Exercise and 3,048,871 would be issued and outstanding assuming a Full Tender and Exercise; 2,000,000 shares of Series C Convertible Preferred Stock, no par value per share (the "SERIES C PREFERRED STOCK"), are authorized, of which 1,008,750 would be issued and outstanding assuming No Tender or Exercise, and 1,108,750 would be issued and outstanding assuming a Full Tender and Exercise; 200,000 shares of Series D Convertible Preferred Stock, no par value per share (the "SERIES D PREFERRED STOCK"), are authorized, of which 200,000 are issued and outstanding; 792,000 shares of Series E Preferred Stock are authorized, of which 184,604 are issued and outstanding; and

1,180,000 shares of Series F Preferred Stock are authorized of which 751,546 shares would be issued and outstanding assuming No Tender or Exercise and 1,034,725 shares would be issued and outstanding assuming a Full Tender and Exercise. Subject to the assumptions set forth above, there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Capital Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Capital Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Capital Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

        (b) As of the date of this Agreement and assuming No Tender or Exercise, 8,869,896 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans of which (i) 6,916,272 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the 1997 Plan, (ii) 311,535 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to options to purchase Series D Common Stock under the Director Plan,
(iii) 257,489 shares of Series B Preferred Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series B Preferred Stock under the DMK Plan and the SHN Plan and (iv) 1,384,600 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the Arnold Employment Agreement (stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS"). As of the date of this Agreement and assuming a Full Tender and Exercise, 7,800,592 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans. As of the date of this Agreement and assuming No Tender or Exercise, 13,157,283 shares of Company Capital Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, of which (i) 12,494,916 shares of Series D Common Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part
2.2 of the Company Schedules; (ii) 260,000 shares of Series A Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on
Part 2.2 of the Company Schedules; (iii) 12,286 shares of Series B Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules; (iv) 200,000 shares of Series C Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, and (v) 190,081 shares of Series F Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules. As of the date of this Agreement and assuming a Full Tender and Exercise, 856,538 shares of Company Capital Stock are subject to issuance pursuant to the exercise of the Warrants. Each Company Option and Warrant by its terms may be treated in and by virtue of the Merger strictly in accordance with the terms of Section 5.9(a) or 5.9(c) as appropriate, without any requirement that any holder of any such Warrant or Company Option (or any other party) receive any notice or be required to consent in any manner. Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement assuming No Tender or Exercise and a Full Tender and Exercise:
(i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. As of the date of this Agreement the following conversion ratios (the "CONVERSION RATIOS") are applicable to the Company Preferred Stock, (a) each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock converts into one share of Company Common Stock, (b) each share of Series D Preferred Stock converts into five shares of Company Common Stock and (c) each share of Series E Preferred Stock and each share of Series F Preferred Stock converts into ten shares of Company Common Stock. The number of additional shares of Company Capital Stock that would be issuable as a result of any adjustments in such Conversion Ratios between the date of this Agreement and the Effective Time shall not exceed 400,000 shares of Company Common Stock on an as-converted basis.

        (c) All outstanding shares of Company Capital Stock, all outstanding Company Options, all outstanding warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

        (d) On May 14, 1999, the Company received $99,999,986.80 in exchange for the sale of 184,604 shares of Series E Preferred Stock to Microsoft.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 above (including any exercise or conversion of Company Capital Stock, Company Options and Warrants referred to in Section 2.2), as of the date hereof there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreements and the Company Conversion Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The requisite vote of the stockholders of the Company to approve and adopt this Agreement and approve the Merger under each of the Company Charter Documents and Georgia Law, including, without limitation the treatment of Company Capital Stock as set forth in Section 1.6(a), are set forth on Part 2.4 of the Company Schedules. Stockholders of the Company that have executed the Company Voting Agreements and the Company Conversion Agreements, together with Parent's rights under Section 5.2(c), represent sufficient voting power to approve the Merger and this Agreement under the Company Charter Documents and Georgia Law. If all of the shares subject to such executed Company Voting Agreements are voted in accordance with the terms of the Company Voting Agreements and all of the shares subject to such Company Conversion Agreements are converted pursuant to the terms thereof, together with Parent's rights under Section 5.2(c), the condition set forth in Section 6.1(a) of this Agreement would be satisfied at the Company's Stockholder's Meeting (as defined in Section 5.2). If Parent exercises its option pursuant to Section 5.2(c), the option will be valid, binding and enforceable and Parent will have all voting rights (which rights will be valid, binding and enforceable) with respect to shares of Company Capital Stock, issued or issuable upon exercise of such option.

     2.4  Authority; Non-Contravention.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected.
Part 2.4(b) of the Company Schedules lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements; Offer to Purchase.

        (a) The Company has filed a Form S-1 (File No. 333-7135), as amended on February 26, 1999, (the "COMPANY FORM S-1") with the SEC and has made available to Parent such Form S-1 in the form filed with the SEC. As of February 26, 1999, the Company Form S-1 was prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations of the SEC thereunder applicable to such Company Form S-1. Neither the Company nor any of its subsidiaries is required to file any forms, reports or other documents with the SEC. The Company filed a request with the SEC on May 13, 1999 to withdraw the Company Form S-1 from registration.

        (b) Part 2.5 of the Company Schedules sets forth the Company's audited balance sheet as of December 31, 1997 and as of December 31, 1998 (the "COMPANY BALANCE SHEET") and the related audited statements of income and cash flow for the three year periods ending December 31, 1998 (the "COMPANY AUDITED FINANCIALS") and the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statements of income and cash flow for the three months then ended (the "COMPANY UNAUDITED FINANCIALS" together with the Company Audited Financials, the "COMPANY FINANCIALS"). The Company Financials and each of the consolidated financial statements contained in the Company Form S-1 (including, in each case, any related notes thereto) (together, the "COMPANY FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as disclosed in the Company Financial Statements, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

        (c) The Company's response to the Offer to Purchase For Cash of Any and All Shares of Series F Preferred Shares of the Company by Microsoft dated April 10, 1999 (the "OFFER TO PURCHASE") distributed to the stockholders of the Company in connection with Microsoft's offer to purchase Company Capital Stock at the time it was initially mailed to the stockholders of the Company complied in all material respects with all applicable law, including all applicable rules and regulations promulgated under the Exchange Act and the Company will continue to comply in all material respects with applicable laws, rules and regulations with respect to the Offer to Purchase as the same may be extended or amended from time to time and its response thereto. The maximum number of shares of Series F Preferred Stock of the Company that any officer, director or other affiliate of the Company is permitted to tender to Microsoft pursuant to the Offer to Purchase is set forth on Part 2.5(c) of the Company Schedules.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock; (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any material licensing; (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or
(viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

     2.7  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) The Company is not subject to (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries.

           (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) Part 2.8(a) of the Company Schedules lists the real property interests owned by the Company as of the date of this Agreement. Part 2.8(a)(i) of the Company Schedules lists all real property leases to which the Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in Part 2.8(a)(i) of the Company Schedules, the Company owns no interest in real property.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

        (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (b) Part 2.9(b) of the Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

        (d) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

        (g) The Company Schedules list all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

        (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

        (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (k) Except as set forth in Part 2.9(k) of the Company Schedules and to the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

        (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces, or prior to the Closing will have and will enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

        (m) Neither this Agreement nor the transactions contemplated by this Agreement, including the transfer to Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in the Company's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them.

     2.10  Compliance; Permits; Restrictions.

        (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

        (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

     2.11 Litigation. Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

     Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

     2.12 Brokers' and Finders' Fees. Except for fees payable to BancBoston Robertson Stephens Inc. and Gleacher & Co. LLC pursuant to an engagement letters dated March 12, 1999 and April 20, 1999, in the case of BancBoston Robertson Stephens, LLC, and January 27, 1999, in the case of Gleacher & Co. LLC, copies of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Interested Party Transactions. There are no transactions involving the Company of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act if such item were applicable to the Company.

     2.14  Employee Benefit Plans.

        (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

           (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (iv) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current or former employee, consultant, or director of the Company or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

           (x) "IRS" shall mean the Internal Revenue Service;

           (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan or related trust; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

        (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) COBRA, etc. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

        (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

        (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

     2.16 Year 2000 Compliance. The Company's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The Company's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.17 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

        (b) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

        (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

        (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole; or

        (g) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (h) any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $100,000 or more individually.

     Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the material agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Change of Control Payments. Part 2.18 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company as a result of or in connection with the Merger.

     2.19 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting (as defined in Section 5.2) or Parent Stockholders' Meeting (as defined in Section 5.3) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     2.20 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     2.21 Fairness Opinion. The Company's Board of Directors has received an opinion from BancBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a written copy of which will be delivered to Parent promptly after receipt by the Company.

     2.22  Restrictions on Business Activities. Except as set forth in Section
2.22 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition by the Company of property material to it or the conduct of business by the Company as currently conducted.

     2.23 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.24 State Takeover Statutes. No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the transactions contemplated by this Agreement and the Company Voting Agreements.

     2.25 Representations Complete. As of the date of this Agreement, the representations and warranties made by the Company (as modified by the Company Schedules) in this Agreement, or any statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement do not contain any untrue statement of a material fact, or do not omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they are made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date hereof and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent and Merger Sub to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

     3.1  Organization of Parent.

        (a) Except as set forth on Part 3.1(a) of the Parent Schedules, as of the date of this Agreement Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. (Where appropriate, Parent and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "PARENT"). Parent has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent.

        (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

     3.2  Parent Capital Structure.

        (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which an aggregate of 70,976,757 shares of Parent Common Stock (plus any shares of Parent Common Stock issued upon exercise of Parent Options (as defined in Section 3.2(b)) since May 14, 1999 were issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

        (b) As of the date of this Agreement: (i) an aggregate of 14,407,958 shares of Parent Common Stock less any shares of Parent Common Stock subject to Parent Options that have been exercised since May 14, 1999 are subject to issuance pursuant to outstanding options to purchase Parent Common Stock under Parent's stock option plans; (ii) 1,413,458 shares of Common Stock are reserved for future issuance under Parent's 1996 Stock Plan (the "PARENT PURCHASE PLAN"); and (iii) 792,748 shares of Common Stock are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding as of the date of this Agreement and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        (c) As of the date of this Agreement, 2,577,240 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock.

        (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 above, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of the Parent Schedules or Section 3.2 above, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and, except for the Parent Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4  Authority; Non-Contravention.

        (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Parent Proposals (as defined in Section 5.3) by Parent's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is sufficient for Parent's stockholders to approve the Parent Proposals. Stockholders of the Company that have executed Parent Voting Agreements represent sufficient voting power to approve the Parent Proposals under the Parent Charter Documents and Delaware Law. This Agreement has been duly executed and delivered by Parent and/or Merger Sub, execution and delivery by the Company, constitute a valid and binding obligation of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent and to change Parent's corporate name, conflict with or violate the Parent Charter Documents; (ii) subject to obtaining the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger by Parent's stockholders as contemplated in Section 5.3 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Registration Statement and the Prospectus/Proxy Statement in accordance with the Securities Act and the Exchange Act, respectively; (iii) filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent, (iv) filing an amendment to Parent's Certificate of Incorporation to change Parent's corporate name (subject to and conditional upon effectiveness of the Merger); (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country; and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) filed with the SEC as of the date of this Agreement are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates (or, if amended, as of the repurchase dates of such amendments), Parent SEC Reports (i) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent's Quarterly Report on Form 10-Q for its quarter ended as of March 31, 1999 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     3.6 Absence of Certain Changes or Events. From the date of Parent Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock; (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice and grants of Parent Options, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby;
(v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC; (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes.

        (a) Tax Returns and Audits.

           (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

           (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

           (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

           (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) All of Parent's current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. As of the date of this Agreement, other than the leaseholds created under real property leases, Parent owns no interest in real property.

        (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for Liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

        (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

        (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property or Intellectual Property used by Parent free and clear of any Lien or Encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

        (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (e) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (g) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property.

        (h) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10  Compliance; Permits; Restrictions.

        (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

        (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

     3.11 Litigation. Except as disclosed in Part 3.11 of the Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Parent shall provide Company a copy of an engagement letter with Morgan Stanley & Co. Incorporated promptly after it is executed.

     3.13  Environmental Matters

        (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

     3.14 Year 2000 Compliance. Parent's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Parent's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     3.15 Agreements, Contracts and Commitments. As of the date of this Agreement, neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a material Contract of Parent, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Parent in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.16 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined to recommend that the stockholders of Parent approve the Parent Proposals (as defined in Section 5.3) (other than the proposed name change).

     3.18 Fairness Opinion. Parent's Board of Directors has received an opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, a written copy of which will be delivered to the Company promptly after receipt by Parent of a copy of such opinion.

     3.19 Restrictions on Business Activities. Except as set forth in Part 3.19 of Parent Schedules, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition by Parent or the conduct of business by Parent as currently conducted.

     3.20 Interested Party Transactions. Except as set forth in Parent's SEC Reports or in Parent's Proxy Statement for its 1999 Annual Meeting, since January 1, 1999, there have been no transactions of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) below (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Company Common Stock pursuant to the Company Stock Option Plans granted to employees of the Company to purchase up to 700,000 shares (as appropriately adjusted for stock splits and the like) of Company Common Stock to employees of the Company (other than officers of the Company) with strike prices no less than the fair market value of the Parent Common Stock at the time of grant multiplied by the Exchange Ratio and otherwise with vesting schedules and other terms and conditions consistent with Parent's stock option grants to Parent's employees;
(ii) issuance of shares of the Company Common Stock and Series F Preferred Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i);
(iii) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to clause (i) above (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase), and (iv) the issuance of shares contemplated by Sections 6.3(i) and 6.3(j).

        (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) except as set forth in the Company Conversion Agreements;

        (h) Acquire or agree to acquire or be acquired by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing agreements disclosed in the Company Schedules in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Materially modify or amend, or terminate any Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to the Company or Parent;

        (m) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

        (n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

        (p) Permit Microsoft to increase the number of shares it is offering to purchase pursuant to the Offer to Purchase or amend or modify the Offer to Purchase in a manner knowingly materially adverse to Parent or the Company or in a manner which knowingly would cause a material delay in the consummation of the Merger; or

        (q) Amend the Investment Agreement (as defined in Section 6.3(i)(a)) in any manner, other than providing certain closing conditions set forth therein to be applicable to the Purchasers (as defined therein).

        (r) Agree in writing or otherwise to take any of the actions described in (a) through (q) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, except as provided in Article 4 of the Parent Schedules and, subject to subsection (k) below, except as contemplated by the MEDE Agreement (as defined in subsection
(k) below), without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to the Company, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or repurchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Parent Common Stock pursuant to stock options granted to employees of Parent (other than officers of Parent) to purchase up to 1,400,000 (as appropriately adjusted for stock splits and the like) shares of Parent Common Stock plus any grants of stock options for Parent Common Stock as contemplated by the MEDE Agreement; (ii) issuance of shares of Parent Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i) or warrants;
(iii) issuance of shares of Parent Common Stock to participants in the Parent Purchase Plan pursuant to the terms thereof; (iv) subject to (k) below, issuance of shares of Parent Common Stock in connection with mergers and acquisitions by Parent publicly announced by Parent prior to the date hereof; and (v) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to subsection (i) above or assumed pursuant to the MEDE Agreement.

        (g) Except as contemplated by this Agreement, including increasing Parent's authorized capitalization and changing Parent's corporate name, cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

        (j) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (k) Parent shall not agree to increase the exchange ratio into which the outstanding shares of MEDE AMERICA Corporation convert into shares of Parent Common Stock (the "MEDE Exchange Ratio") pursuant to Section 1.6 of the Agreement and Plan of Reorganization (the "MEDE Agreement") among Parent, MEDE AMERICA and Merc Acquisition Corp., dated April 20, 1999 such that the number of shares of Parent Common Stock issuable pursuant to the MEDE Agreement would exceed an amount equal to the sum of (i) the number of shares of Parent Common Stock that Parent would be required to issue (or reserve for issuance for the exercise of outstanding options, warrants and other rights) under the Mede Agreement if the MEDE Exchange Ratio is not adjusted plus (ii) an amount equal to an additional 2,000,000 shares of Parent Common Stock (as appropriately adjusted for stock splits and the like);

        (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice; or (ii) pursuant to existing agreements either disclosed in Parent SEC Reports or not material to Parent;

        (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (n) Materially modify or amend or terminate any Contract or other material contract or agreement to which the Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to Parent;

        (o) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Parent's products or products licensed by the Parent other than in the ordinary course of business;

        (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (q) Selling any material portion of Parent's assets other than in the ordinary course of business; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (q) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations. As promptly as possible after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Company and Parent will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS"); and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

     (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Georgia Law and its Articles of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. The Company shall set the record date for the Company Stockholders' Meeting on the date which is eight business days after the date the Prospectus/Proxy Statement is mailed to the Company's stockholders. The Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company stockholders in advance of a vote on the Merger or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Georgia Law, the Company's Articles of Incorporation and Bylaws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by (except to the extent set forth in this Section 5.2(a)) the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger, this Agreement or the transactions contemplated hereby.

        (b) The Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting or otherwise comply with
Section 14-2-1103 of Georgia Law (including without limitation subsection (b)(1) thereof). Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. Notwithstanding anything permitted by the foregoing, neither the Company nor its Board of Directors shall take any action that would cause any Company Voting Agreement or Company Conversion Agreement to be unenforceable in accordance with its terms under applicable law.

        (c) If, on the date immediately prior to the record date for the Company Stockholders Meeting, the shares of the Company Capital Stock subject to Company Voting Agreements (including Company Voting Agreements entered into by parties to Company Conversion Agreements) do not represent sufficient voting power to approve the Merger (other than with respect to the required vote, if any, of the Series A Preferred Stock or Series B Preferred Stock as separate voting groups), then the Company will grant an option to Parent to purchase a sufficient number of shares of Common Stock and/or Series F Preferred Stock, exercisable on the record date at a price equal to $54.17 per share of Company Common Stock (on an as-converted basis), payable by delivery of cash in the amount of the par value per share of the shares purchased upon the exercise of such option(s), plus a note of Parent with interest at 5% per annum for the remainder of the exercise price, so as to provide such voting power. Any shares of Company Capital Stock purchased pursuant to such option shall be subject to a put and call at the exercise price of the option (payable by cancellation or return of the note, as the case may be, together with cash in the amount of the cash purchase price) in the event this Agreement is terminated prior to the Closing. The parties agree to take such actions to ensure that the consummation of the transactions in this Section (or such other substitute arrangements as the parties may mutually agree to accomplish the purposes of this Section 5.2(c)) will not cause the Merger to fail to constitute a tax-free transaction to the holders of Parent Common Stock and Company Capital Stock under Section 368 or 351 of the Code.

     5.3  Meeting of Parent Stockholders.

        (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Parent's stockholders (the "PARENT STOCKHOLDERS MEETING") to consider (i) the issuance of the shares of Parent Common Stock pursuant to the Merger (the "FIRST PROPOSAL"); (ii) an amendment to the Parent Certificate of Incorporation to increase the number of shares of Parent Common Stock and Preferred Stock of Parent authorized thereunder and (iii) an amendment to Parent's certificate of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger) (collectively, the "PARENT PROPOSALS"), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Proposals and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Parent Proposals or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by the Company in connection with the Parent Stockholders' Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected (except to the extent set forth in this Section 5.3(a)) by the commencement, disclosure, announcement or submission to Parent of any offer or proposal to acquire securities or assets of Parent or its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent, or by the withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the Merger, the Parent Proposals, this Agreement or the transactions contemplated hereby.

        (b) The Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of the Parent Proposals or otherwise comply with
Section 251(c) of Delaware Law. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the Parent Proposals at the Parent Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the First Proposal. Except as provided in the previous sentence with respect to the First Proposal, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the Parent Proposals. Notwithstanding anything permitted by the foregoing, neither Parent nor its Board of Directors shall take any action that would cause any Parent Voting Agreement to be unenforceable in accordance with its terms under applicable law.

     5.4  Confidentiality; Access to Information.

        (a) The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of May 6, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. The Company and Parent will afford to each other and each other's accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company or Parent, as the case may be, during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company or Parent, as may be reasonably requested. No information or knowledge obtained by Parent or the Company in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  No Solicitation.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or the Offer to Purchase) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

        (b) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 5.5, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

        (c) The parties acknowledge and agree that nothing set forth in this
Section 5.5 shall prohibit the Company from participating in discussions regarding transactions that would be executed and consummated following the Effective Time.

     5.6 Public Disclosure. Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any material transaction involving Parent or the Company and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the joint press release and will jointly announce the Merger and this Agreement. Parent shall file this Agreement with the SEC on Form 8-K as soon as practicable after the date of this Agreement and, in any event, within five business days after the date of this Agreement.

     5.7  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this

Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options, Warrants and Employee Benefits.

        (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, but giving effect to any accelerated vesting and exercisability resulting from the Merger), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

        (c) At the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Warrant will be exercisable

(or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (a) the number of shares of Company Capital Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by (b) the number of shares of Parent Common Stock into which such shares of Company Capital Stock would have been converted pursuant to Section 1.6(a) had such shares been outstanding immediately prior to the Effective Time (the "RATIO"), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Ratio, rounded to the nearest whole cent.

     5.10 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11  Indemnification.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company, unless such modification is required by law.

        (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of $225,000 (or such coverage as is available for such annual premium).

     5.12 Board of Directors of Combined Company. The Board of Directors of Parent will take all actions necessary to cause the Parent's Board of Directors, immediately after the Effective Time, to consist of nine persons, four of whom shall have been designated by the Board of Directors of the Company prior to the Effective Time (including Jeffrey T. Arnold) and four of whom shall have been designated by the Board of Directors of Parent immediately prior to the Effective Time (including W. Michael Long). In addition, Parent and the Company by mutual agreement shall specify an additional person to serve on Parent's Board of Directors effective immediately after the Effective Time. If, prior to the Effective Time, any of the designees of Parent or the Company shall decline or be unable to serve as a director of Parent immediately after the Merger, Parent (if such person was designated by Parent) or the Company (if such person was designated by the Company) shall designate another person to serve in such person's stead.

     5.13 Officers of the Combined Company. At the Effective Time W. Michael Long will be offered a position as Chairman of the Board of Parent and Chief Operating Officer and Jeffrey T. Arnold will be offered a position as Chief Executive Officer of Parent.

     5.14 Change of Name; Increase of Authorized Shares. Subject to the terms hereof, at the Parent Stockholders Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to a name mutually agreeable to the Company and Parent. In addition, at the Parent Stockholder Meeting, Parent shall propose and recommend that its

Certificate of Incorporation be amended to increase the authorized number of shares of Parent Common Stock thereunder to 450,000,000 shares and that the authorized number of shares of Preferred Stock of Parent be increased to 10,000,000 shares, provided that Parent may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number of shares required to be issued or reserved for issuance by virtue of the Merger and the other transactions contemplated hereby).

     5.15 Headquarters of Combined Company. Immediately after the Effective Time the headquarters of Parent and the Company shall be jointly located in Atlanta, Georgia.

     5.16 Branding. Immediately after the Effective Time of the Merger Parent and the Surviving Corporation shall adopt WebMD as the brand name of Parent's and the Surviving Corporation's products and services.

     5.17 Nasdaq Listing. Parent agrees to use its commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.18 Company Affiliate Agreement. Not later than 30 days prior to the Company Stockholders' Meeting, the Company shall deliver to Parent a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent will be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 promulgated under the Securities Act on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and, in the reasonable judgment of Parent, to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

     5.19 Comfort Letters. At the request of Parent, the Company shall cause its Ernst & Young LLP, certified public accountants to Company, to deliver a comfort letter, in form and substance reasonably satisfactory to Parent, with respect to financial information relating to the Company included in the Registration Statement. At the request of the Company, Parent shall cause Ernst & Young LLP, certified public accountants to Parent, to deliver a comfort letter in form and substance reasonably satisfactory to Company, with respect to financial information relating to the Parent included in the Registration Statement.

     5.20 Stockholder Agreements. Except for the registration rights arrangements described in the Company Schedules and except for rights described in Part 6.2(h) of the Company Schedules, prior to the Effective Time the Company shall use commercially reasonable efforts to terminate all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and the stockholder of the Company in its capacity as a stockholder (and not as a provider of goods and services), including, without limitation, rights of first refusal and information rights, other than dissenter rights and the rights of the Company Capital Stock to receive shares of Parent Common Stock in the Merger.

     5.21 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement that the shares of Company Capital Stock do not constitute "U.S. real property interests," as defined in
Section 897(c) of the Code. Such statement shall be in a form reasonably acceptable to Parent and in accordance with the requirements of Treasury Regulation Section 1.897-2(h), for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), along with written authorization for Parent to deliver such form of notice to the Internal Revenue Service on behalf of the Company upon the Closing.

     5.22 Additional Stockholder Vote. The Company shall seek approval by the requisite vote of its stockholders of the acceleration of stock options under the Company Stock Option Plans as a result of the consummation of the Merger that may be deemed to constitute "parachute payments" pursuant to Section 280(G) of the Code, such that if such approval is obtained, all such accelerated vesting resulting from the transactions contemplated hereby would not be deemed to be "parachute payments" pursuant to Section 280(G) of the Code or would be exempt from such treatment under Section 280(G) of the Code with respect to the holders who have agreed to waive such acceleration in the absence of obtaining such requisite vote.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. This Agreement, including without limitation the treatment of the Company Capital Stock as set forth in Section 1.6(a), shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Company's Articles of Incorporation, by the stockholders of the Company.

        (b) Parent Stockholder Approval. The Parent Proposals shall have been duly approved by the requisite vote under applicable law, Nasdaq rules and Parent's Certificate of Incorporation by the stockholders of Parent.

        (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Nelson Mullins Riley & Scarborough, L.L.P., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2, 3.3, 3.17, 3.18 and
3.19 (which shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

        (d) Consents. Parent shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.2(d).

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.5(c), 2.20,
2.21 and 2.22 (which shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

        (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

        (e) Ownership Limits. At the Effective Time, no stockholder (taken together with its affiliates) of the Company shall beneficially own, or have the right to beneficially own at any time in the future, forty percent (40%) or more of the outstanding shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis.

        (f) Appraisal Rights. No more than 0.66% of the shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis outstanding immediately prior to the Effective Time shall have perfected or shall have the right to perfect in the future rights of appraisal or dissenters' rights with respect to the Merger.

        (g) Legal Opinion. Nelson Mullins Riley & Scarborough, L.L.P., outside counsel to the Company, shall have delivered a legal opinion to Parent, dated as of the Closing Date, in a form reasonably acceptable to Parent, covering the substance set forth on Schedule 6.3(g).

        (h) Company Rights. The Company shall have provided Parent evidence reasonably satisfactory to Parent that except for registration rights and except for the rights specified in Part 6.2(h) of the Company Schedules, all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and a stockholder of the Company in its capacity as a stockholder (and not as a provider of goods or services), including without limitation rights of first refusal and information rights, other than the dissenters' rights and the right of the holders of Company Capital Stock to receive shares of Parent Common Stock, pursuant to the terms of this Agreement, shall have terminated.

        (i) Microsoft Arrangements. After the date of this Agreement and prior to the Effective Time, the Company shall have received an investment from Microsoft pursuant to the terms of the Investment Agreement dated May 12, 1999 among the Company, Microsoft and the Purchasers named therein (the "INVESTMENT AGREEMENT") or other investors as permitted thereby in an amount equal to $150,000,000 in exchange for 276,906 shares of the Company's Series E Preferred Stock.

        (j) Strategic Investors. (i) Within 10 days following the date of this Agreement, the Company shall have received an amount equal to $114,500,000 in exchange for the sale of 211,372 shares of the Company's Series E Preferred Stock to investors other than Microsoft pursuant to the Investment Agreement, and (ii) after the date of this Agreement and prior to the Effective Time, the Company shall receive an amount equal to $35,500,000 in exchange for the sale of 65,534 shares of the Company's Series E Preferred Stock to investors other than Microsoft in substantially the same form as the Investment Agreement.

        (k) The Stockholder Agreement attached hereto as Exhibit C with Microsoft shall be in full force and effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either the Company or Parent if the Merger shall not have been consummated by December 15, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.

        (e) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

        (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       if to Parent or Merger Sub, to:

          Healtheon Corporation
          4600 Patrick Henry Road
          Santa Clara, CA 95054
          Attention: Jack Dennison, General Counsel
          Telephone No.: (408) 876-5000
          Telecopy No.: (408) 876-5175
       with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini
                     Marty W. Korman
                     Daniel R. Mitz
               Telephone No.: (650) 493-9300
               Telecopy No.: (650) 493-6811

        If to the Company, to:

          WebMD, Inc.
          400 The Lenox Building
          3399 Peachtree Road NE
          Atlanta, GA 30326
          Attention: W. Michael Heekin,
                     Executive Vice President, Strategic Relations
               Telephone No.: (404) 479-7600
               Telecopy No.: (404) 479-7651

        with copies to:

          Nelson Mullins Riley & Scarborough, L.L.P.
          Bank of America Corporate Center
          Suite 2600
          Charlotte, North Carolina 28204
          Atlanta, GA 30309
               Attention: H. Bryan Ives III
                          C. Mark Kelly
               Telephone No.: (704) 417-3000
               Telecopy No.: (704) 377-4814

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Eric S. Robinson, Esq.
          Telephone No.: (212) 403-1000
          Telecopy No.: (212) 403-2000

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.11.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                      HEALTHEON CORPORATION

                                      By: /s/
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                                      WATER ACQUISITION CORP.

                                      By: /s/
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                                      WEBMD, INC.

                                      By: /s/
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                          --------------------------------------

                       **** REORGANIZATION AGREEMENT ****

                                 LIMITED WAIVER
                                      AND
            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     THIS LIMITED WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "First Amendment") is made and entered into as of September 1, 1999, among Healtheon Corporation, a Delaware corporation ("Parent"), Water Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and WebMD, Inc., a Georgia corporation (the "Company").

                                    RECITALS

     Parent, Merger Sub and the Company entered into the Agreement and Plan of Reorganization dated May 20, 1999 (the "Merger Agreement") and desire to waive or amend certain provisions of the Merger Agreement in accordance with the terms of this First Amendment. Capitalized terms used herein which are not otherwise defined shall have the meanings set forth in the Merger Agreement.

     NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

          1. Stock Options. Part 2.2(b) of the Company Schedules (Option Schedule) is hereby amended to reflect that the Company Options held by Robert K. Draughon and Michael W. Heekin will not be accelerated as a result of the transactions contemplated by the Merger Agreement.

          2. Stockholder Vote. Part 2.4 of the Company Schedules (Requisite Vote of Stockholders to Approve Agreement) is hereby deleted in its entirety and
     Part 2.4 of the Company Schedules attached hereto is substituted in lieu thereof to accurately reflect the requisite vote of the stockholders of the Company to approve and adopt the Merger Agreement and the Merger.

          3. Medcast Transaction. On June 30, 1999 Healtheon/WebMD Corporation, a Delaware corporation ("Healtheon/WebMD"), agreed to acquire Greenberg News Networks, Inc. ("Medcast") pursuant to an Agreement and Plan of Reorganization by and among Healtheon/WebMD, Parent, the Company and Medcast (the "Medcast Agreement"). In connection therewith:

             (a) Notwithstanding Sections 4.1(f) and (h) and Sections 4.2(f) and
        (h) of the Merger Agreement, the Company and Parent agree to acquire Medcast and consummate the transactions contemplated by the Medcast Agreement.

             (b) The Medcast Agreement and the disclosure letter of Medcast attached to the Medcast Agreement is attached hereto as Annex I, and is incorporated by reference in the Parent Schedules and the Company Schedules. Any disclosure contained in Annex I shall be deemed to be disclosed in any appropriate section or sections of the Parent Schedules and the Company Schedules to the extent the Healtheon/WebMD, Parent or the Company has agreed to consummate, or does consummate, the acquisition of Medcast. The accuracy or completeness of any information or disclosure contained in Annex I is confirmed only as of the date of the Medcast Agreement.

             (c) Provided that the Merger Agreement has not been terminated in accordance with its terms, the Company and Parent shall act jointly with respect to any matter calling for action by the Company pursuant to the Medcast Agreement and any exhibit thereto.

             (d) The number of stock options for Company Common Stock (700,000 as appropriately adjusted for stock splits and the like) that the Company is permitted to issue pursuant to Section 4.1(f) of the Merger Agreement is hereby reduced by the number of shares that the Company commits to granting to certain employees of Medcast after the consummation of the acquisition of Medcast. The Company currently anticipates that the number of shares of

        Company Common Stock that such employees of Medcast will receive is 300,000 (as appropriately adjusted for stock splits and the like).

          4. Gilbertson Termination. Notwithstanding Section 4.1 of the Merger Agreement, Parent hereby consents to the termination of Jay Gilbertson as the President and Chief Operating Officer of the Company.

          5. Modification of McKesson Strategic Relationships.

             (a) Notwithstanding Section 4.1 of the Merger Agreement, Parent hereby consents to the modification of the strategic relationships with McKesson HBOC, Inc. ("McKesson") and its subsidiary, HBO & Company ("HBOC"), pursuant to the terms and conditions set forth in the Agreement dated as of September 1, 1999 (the "McKesson Agreement") among McKesson, HBOC, the Company, Parent and Healtheon/WebMD, including the issuance of warrants entitling HBOC to acquire (A) 1,837,417 shares of the Company's Series F Common Stock at a price per share equal to $91.34, (B) 2,783,965 shares of the Company's Series F Common Stock at a price per share equal to $54.17 and (C) 66,667 shares of the Company's Series F Common Stock at a price per share equal to $20.00. As a result of the McKesson Agreement and the Exchange Ratio Side Letter dated May 20, 1999 between the Company and Parent, Section 1.6(a) of the Merger Agreement is hereby amended by deleting "1.815" in the fifth (5th) line and substituting in lieu thereof "1.796" as the Exchange Ratio. The Company Schedules and the Parent Schedules are hereby amended to give effect to the matters, terms and conditions set forth in the McKesson Agreement.

             (b) Notwithstanding Section 4.1(g) of the Merger Agreement, Parent hereby consents to the amendment to the Articles of Incorporation of the Company, in the form attached as Exhibit 2.4 to the McKesson Agreement, to create 5,000,000 shares of Series F Common Stock of the Company which will be reserved for issuance to HBOC upon exercise of the warrants issued pursuant to the McKesson Agreement.

          6. Sale of Series E Preferred Stock; Issuance of McKesson Warrants.
     Section 4.1(f) of the Merger Agreement is hereby amended by deleting the word "and" immediately before (iv) and inserting after "6.3(j)" the following phrases:

             ", and (v) the issuance of up to 4,614 shares of the Company's Series E Preferred Stock to investors other than Microsoft at a price per share not less than $541.70 pursuant to the Investment Agreement."

          7. Strategic Investors. Section 6.3(j) of the Merger Agreement is hereby deleted in its entirety and the following Section 6.3(j) is inserted in lieu thereof:

             "(j) Strategic Investors. (i) By June 30, 1999, the Company shall have received an amount equal to $147,500,576 in exchange for the sale of 272,292 shares of the Company's Series E Preferred Stock to investors other than Microsoft pursuant to the Investment Agreement, and (ii) by June 30, 1999, the Company shall have received an amount equal to $9,999,998 in exchange for the sale of 184,604 shares of the Company's Series D Common Stock to investors other than Microsoft pursuant to an agreement substantially similar to the Investment Agreement."

          8. MEDE AMERICA Amendment. Notwithstanding Section 4.2(n) of the Merger Agreement, the Company hereby consents to the amendment of the MEDE Agreement pursuant to the terms and conditions set forth in the First Amendment dated August 2, 1999 (the "MEDE Amendment") among Parent, MEDE AMERICA and Merc Acquisition Corp. Notwithstanding the MEDE Amendment, the provisions of Section 4.2(k) of the Merger Agreement shall remain in full force and effect.

          9. Limitation of Waiver. Without limiting the generality of the provisions of Section 7.5 to the Merger Agreement, the waivers and agreements set forth above shall be limited to the matters expressly covered, and nothing in this First Amendment shall be deemed to constitute a waiver or modification of any other term, provision or condition of the Merger Agreement. Except as expressly set forth herein, the terms, provisions and conditions of the Merger Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

          10. General Provisions.

             (a) On and after the date hereof, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by the First Amendment.

             (b) This First Amendment may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same agreement. This First Amendment shall become effective upon the execution of a counterpart by Parent, the Merger Sub and the Company.

             (c) This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

             (d) The Merger Agreement, this First Amendment and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to therein, including the Company Schedules and the Parent Schedules (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of the Merger Agreement; and (ii) are not intended to confer upon any other person any rights or remedies thereunder or hereunder, except as specifically provided in Section 5.11 of the Merger Agreement.

             (e) In the event that any provision of this First Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this First Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this First Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

             (f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this First Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

             (g) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their authorized respective officers as of the date first written above.

                                          HEALTHEON CORPORATION

                                          By: /s/
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          WATER ACQUISITION CORP.

                                          By: /s/
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          WEBMD, INC.

                                          By: /s/
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                    PART 2.4

                         REQUISITE VOTE OF STOCKHOLDERS
                              TO APPROVE AGREEMENT

     1. A majority of the issued and outstanding shares of (i) Common Stock of the Company without series designation, (ii) Series B Common Stock, (iii) Series C Common Stock, (iv) Series D Common Stock, (v) Series E Common Stock, (vi) Series F Common Stock, and (vii) Series A Preferred Stock (on an as converted to Common Stock basis), voting together as a single voting group.

     2. A majority of the issued and outstanding shares of Series B Common
Stock.

     3. A majority of the issued and outstanding shares of (i) Series C Common Stock and (ii) Series E Common Stock, voting together as a single voting group.

                                                                         ANNEX B

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             HEALTHEON CORPORATION
                             MERC ACQUISITION CORP.
                                      AND
                            MEDE AMERICA CORPORATION

                           DATED AS OF APRIL 20, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER...............................................   B-1

 1.1    The Merger..................................................   B-1

 1.2    Effective Time; Closing.....................................   B-1

 1.3    Effect of the Merger........................................   B-2

 1.4    Certificate of Incorporation; Bylaws........................   B-2

 1.5    Directors and Officers......................................   B-2

 1.6    Effect on Capital Stock.....................................   B-2

 1.7    Surrender of Certificates...................................   B-3

 1.8    No Further Ownership Rights in Company Common Stock.........   B-5

 1.9    Lost, Stolen or Destroyed Certificates......................   B-5

1.10    Tax Consequences............................................   B-5

1.11    Taking of Necessary Action; Further Action..................   B-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   B-5

 2.1    Organization of the Company.................................   B-5

 2.2    Company Capital Structure...................................   B-6

 2.3    Obligations With Respect to Capital Stock...................   B-7

 2.4    Authority; Non-Contravention................................   B-8

 2.5    SEC Filings; Company Financial Statements...................   B-9

 2.6    Absence of Certain Changes or Events........................   B-9

 2.7    Taxes.......................................................  B-10

 2.8    Title to Properties; Absence of Liens and Encumbrances......  B-11

 2.9    Intellectual Property.......................................  B-11

2.10    Compliance; Permits; Restrictions...........................  B-14

2.11    Litigation..................................................  B-14

2.12    Brokers' and Finders' Fees..................................  B-15

2.13    Transactions with Affiliates................................  B-15

2.14    Employee Benefit Plans......................................  B-15

2.15    Environmental Matters.......................................  B-18

2.16    Year 2000 Compliance........................................  B-18

2.17    Agreements, Contracts and Commitments.......................  B-18

2.18    Change of Control Payments..................................  B-19

2.19    Disclosure..................................................  B-19

2.20    Board Approval..............................................  B-20

2.21    Opinion of Financial Advisor................................  B-20

2.22    Restrictions on Business Activities.........................  B-20

2.23    Insurance...................................................  B-20

2.24    State Takeover Statutes.....................................  B-20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  B-20

 3.1    Organization of Parent......................................  B-20

 3.2    Parent Capital Structure....................................  B-21

 3.3    Obligations With Respect to Capital Stock...................  B-21

 3.4    Authority; Non-Contravention................................  B-22

 3.5    SEC Filings; Parent Financial Statements....................  B-23

 3.6    Absence of Certain Changes or Events........................  B-23

 3.7    Taxes.......................................................  B-24

 3.8    Title to Properties; Absence of Liens and Encumbrances......  B-25

 3.9    Intellectual Property.......................................  B-25

3.10    Compliance; Permits; Restrictions...........................  B-26

3.11    Litigation..................................................  B-26

3.12    Brokers' and Finders' Fees..................................  B-27

                                                                      PAGE
                                                                      ----
3.13    Environmental Matters.......................................  B-27

3.14    Year 2000 Compliance........................................  B-27

3.15    Agreements, Contracts and Commitments.......................  B-27

3.16    Disclosure..................................................  B-28

3.17    Board Approval..............................................  B-28

3.18    Organization of Merger Sub..................................  B-28

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.....................  B-28

 4.1    Conduct of Business by the Company..........................  B-28

 4.2    Conduct of Business by Parent...............................  B-30

ARTICLE V  ADDITIONAL AGREEMENTS....................................  B-30

 5.1    Prospectus/Proxy Statement; Registration Statement; Other
        Filings; Board Recommendations..............................  B-30

 5.2    Meeting of Company Stockholders.............................  B-31

 5.3    Confidentiality; Access to Information......................  B-32

 5.4    No Solicitation.............................................  B-33

 5.5    Public Disclosure...........................................  B-34

 5.6    Reasonable Efforts; Notification............................  B-34

 5.7    Third Party Consents........................................  B-35

 5.8    Stock Options; Warrants and Employee Benefits...............  B-35

 5.9    Form S-8....................................................  B-36

5.10    Indemnification.............................................  B-36

5.11    Nasdaq Listing..............................................  B-36

5.12    Acceleration of Employee Stock Option Vesting...............  B-36

5.13    FIRPTA Compliance...........................................  B-37

5.14    Board of Directors..........................................  B-37

5.15    Company Affiliates; Restrictive Legend......................  B-37

ARTICLE VI  CONDITIONS TO THE MERGER................................  B-37

 6.1    Conditions to Obligations of Each Party to Effect the
        Merger......................................................  B-37

 6.2    Additional Conditions to Obligations of the Company.........  B-38

 6.3    Additional Conditions to the Obligations of Parent and
        Merger Sub..................................................  B-38

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER......................  B-39

 7.1    Termination.................................................  B-39

 7.2    Notice of Termination; Effect of Termination................  B-40

 7.3    Fees and Expenses...........................................  B-41

 7.4    Amendment...................................................  B-41

 7.5    Extension; Waiver...........................................  B-41

ARTICLE VIII  GENERAL PROVISIONS....................................  B-42

 8.1    Non-Survival of Representations and Warranties..............  B-42

 8.2    Notices.....................................................  B-42

 8.3    Interpretation; Knowledge...................................  B-42

 8.4    Counterparts................................................  B-43

 8.5    Entire Agreement; Third Party Beneficiaries.................  B-43

 8.6    Severability................................................  B-43

 8.7    Other Remedies; Specific Performance........................  B-43

 8.8    Governing Law...............................................  B-43

 8.9    Rules of Construction.......................................  B-44

8.10    Assignment..................................................  B-44

8.11    WAIVER OF JURY TRIAL........................................  B-44


                               INDEX OF EXHIBITS

     Exhibit A                     Company Voting Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 20, 1999, among Healtheon Corporation, a Delaware corporation ("PARENT"), Merc Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and MedE America Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (the "COMPANY BOARD") (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "MedE America Corporation."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Common Stock. Subject to the provisions of
Section 1.6(f) below, each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted into the right to receive that number of shares of Parent Common Stock equal to .6593 (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested to the same extent and subject to the same repurchase option, risk of forfeiture or other condition, as applicable, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) Stock Options; Employee Stock Purchase Plans; Warrants.

           (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's Stock Option and Restricted Stock Purchase Plan and the Company's

1998 Stock Option and Restricted Stock Purchase Plan (the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under the Company's 1998 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Article V hereof.

           (ii) At the Effective Time, the warrants issued by the Company and set forth on Part 2.2 of the Company Schedules (which warrants entitle the holders thereof as set forth on such Part 2.2 to purchase the number of shares of Company Common Stock set forth on such Part 2.2) (collectively, the "WARRANTS") shall be, subject to Section 5.8 hereof, either exercised or terminated prior to the Effective Time or converted into Parent Common Stock as of the Effective Time. Part 2.2 of the Company Schedules describes, with respect to each warrant outstanding, the number of shares of Company Common Stock into which such warrant may be exercised, the exercise price, the name of the holder of record, the termination date, whether such warrant has registration rights, and, if applicable, a complete description of such registration rights.

        (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

        (f) Adjustments to Exchange Ratio.

           (i) The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

           (ii) In the event that the 10 day average closing price for Parent's Common Stock (as reported on Nasdaq) for the period ending two days prior to the date of the Company Stockholders' Meeting (the "MEETING PRICE") is less than $38.68, then Parent may, in its sole discretion and no later than 24 hours prior to the Stockholders Meeting, change the Exchange Ratio to a ratio equal to $25.50 divided by the Meeting Price. In the event that the Meeting Price is less than $38.68 and Parent does not exercise its right to change the Exchange Ratio, then the Company may exercise its right to terminate the Agreement as provided for in Section 7.1(h) hereof.

           (iii) In the event that the Meeting Price is more than $63.70, then the Company may, in its sole discretion and no later than 24 hours prior to the Company Stockholders' Meeting, change the Exchange Ratio to a ratio equal to $42 divided by the Meeting Price. In the event that the Meeting Price is more than $63.70 and the Company does not exercise its right to change the Exchange Ratio, then Parent may exercise its right to terminate the Agreement as provided for in
Section 7.1(i) hereof.

     1.7  Surrender of Certificates.

        (a) Exchange Agent. American Stock Transfer & Trust Company, Parent's Transfer Agent, shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(e) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to
Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date (except as otherwise contemplated herein), the Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof (the "COMPANY SCHEDULES"), as follows:

     2.1  Organization of the Company.

        (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules, except
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for passive investments in equity interests of public companies as part of the cash management program of the Company. Unless otherwise indicated, references to the "Company" throughout this Agreement shall mean the Company and its subsidiaries, taken as a whole. The Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth in Part 2.1(a)(i) in the Company Schedules, the Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

        (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

        (d) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

        (e) The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2  Company Capital Structure.

        (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, $0.01 par value, of which 13,006,557 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of preferred stock, $0.01 par value, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

        (b) As of the date of this Agreement: (i) 836,814 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans; (ii) 300,000 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan; and (iii) 1,334,050 shares of Company Common Stock are subject to issuance pursuant to warrants to purchase Company Common Stock as set forth on
Part 2.2 of the Company Schedules. Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS". Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company

Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

        (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     2.3  Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Schedules and as set forth in Section 2.2 above, there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.3 of the Company Schedules and except for securities the Company owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as set forth in Part 2.3 of the Company Schedules and except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreement and except as set forth in Part 2.3 of the Company Schedules, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4  Authority; Non-Contravention.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) except as set forth in Part 2.4(a) of the Company Schedules result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(a) of the Company Schedules lists all consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

        (b) Except as set forth in Part 2.4(b) of the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements.

        (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1999. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates (or, if amended, as of the respective dates of such amendments), the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of the Company as of June 30, 1998 previously delivered to Parent by the Company and contained in the Company SEC Reports as of December 31, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials or as incurred in the ordinary course of business since the date of the Company Balance Sheet, neither the Company nor any of its subsidiaries has any liabilities of a nature required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole.

        (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and except as set forth on Part 2.6 of the Company Schedules, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice.

     2.7  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed in writing (or otherwise, to the Company's knowledge, proposed) or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing (or otherwise, to the Company's knowledge, notified) of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement (excluding the effect, if any, of the provisions of Section 5.12 hereof), including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) Part 2.7 of the Company Schedules lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries.

           (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) Part 2.8(a)(i) of the Company Schedules lists the real property interests owned by the Company as of the date of this Agreement. Part 2.8(a)(ii) of the Company Schedules lists all real property leases to which the Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than as disclosed in Part 2.8(a)(i) and (ii) of the Company Schedules, the Company owns no interest in real property.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and as set forth in Part 2.8(b) of the Company Schedules, and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
     (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

        (a) Except as set forth in Part 2.9(a) of the Company Schedules, no material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (b) Part 2.9(b) of the Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

        (d) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) Except as set forth in Part 2.9(f) of the Company Schedules, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

        (g) Except as set forth in Part 2.9(g) of the Company Schedules, the Company Schedules list all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

        (h) Except as set forth in Part 2.9(h) of the Company Schedules, All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

        (i) Except as set forth in Part 2.9(i) of the Company Schedules, the operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (j) Except as set forth in Part 2.9(j) of the Company Schedules, the Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (k) Except as set forth in Part 2.9(k) of the Company Schedules and to the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

        (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces, or prior to the Closing will have and will enforce, a policy requiring each key employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

        (m) Except as set forth in Part 2.9(m) of the Company Schedules, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Parent's or the Company's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them,
(ii) either the Parent's or the Company's being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either the Parent's or the Company's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Company, respectively, prior to the Closing.

     2.10  Compliance; Permits; Restrictions.

        (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

        (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, clearances, consents, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

     2.11 Litigation. Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any environmental permit, Hazardous Material or any Hazardous Materials Activity (as such terms are defined in Section 2.15 hereof) of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

     Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto is attached to such schedule.

     2.12 Brokers' and Finders' Fees. Except for fees payable to (i) Salomon Smith Barney Inc. pursuant to an engagement letter dated June 1, 1998 and amended March 18, 1999 and (ii) Warburg Dillon Read LLC pursuant to an engagement letter dated March 25, 1999, copies of which have been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Transactions with Affiliates. Except as set forth in the Company SEC Reports, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.13 of the Company Schedules identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

     2.14  Employee Benefit Plans.

        (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

           (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (iv) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan, if any, that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

           (x) "IRS" shall mean the Internal Revenue Service;

           (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each material Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vi) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all COBRA forms and related notices; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

        (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) Pension Plans. Except as set forth in Part 2.14(e) of the Company Schedules, the Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

        (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees and the requirements of the Women's Health and Cancer Rights Act and the Newborns' and Mothers' Health Protection Act of 1996.

        (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

        (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (l) International Employee Plan. Each International Employee Plan, if any, has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan, if any, has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending an International Employee Plan, if any, at any time for any reason.

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     2.16 Year 2000 Compliance. Except as disclosed in Part 2.16 of the Company Schedules, the Company's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The Company's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.17 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

        (b) any material agreement of indemnification or any material guaranty, other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

        (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

        (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

        (g) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (h) any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $100,000 or more individually.

     Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (k) above or pursuant to Section 2.9 hereof or are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Change of Control Payments. Part 2.18 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company as a result of or in connection with the Merger.

     2.19 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     2.20 Board Approval. The Company's Board has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) approved and deemed advisable, subject to stockholder approval, this Agreement and the transactions contemplated hereby and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     2.21 Opinion of Financial Advisor. The Company's Board has received an opinion from Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, a copy of the written opinion of which will be delivered to Parent after receipt thereof by the Company.

     2.22  Restrictions on Business Activities. Except as set forth in Section
2.22 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

     2.23 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.24 State Takeover Statutes. No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the transactions contemplated by this Agreement and the Company Voting Agreements.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date hereof and as of the Closing Date (except as otherwise contemplated herein), Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent and Merger Sub to the Company dated as of the date hereof (the "PARENT SCHEDULES"), as follows:

     3.1  Organization of Parent.

        (a) Except as set forth on Part 3.1(a) of Parent Schedules and as of the date of this Agreement, Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Unless otherwise indicated, references to "Parent" throughout this Agreement shall mean Parent and its subsidiaries, taken as a whole. As of the date of this Agreement, Parent has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

        (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on Parent.

        (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of Parent Charter Documents.

        (e) Parent has delivered or made available to the Company all proposed or considered amendments to Parent Charter Documents.

     3.2  Parent Capital Structure.

        (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which 70,746,528 shares have been issued and are outstanding as of April 16, 1999; and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

        (b) As of the date of this Agreement: (i) 14,513,047 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under Parent's stock option plans; (ii) 1,333,853 shares of Common Stock are reserved for future issuance under Parent's 1996 Stock Plan (the "PARENT PURCHASE PLAN"); and (iii) 1,000,000 shares of Common Stock are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding as of the date of this Agreement and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        (c) As of the date of this Agreement, 2,577,240 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock.

        (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of Parent Schedules and as set forth in Section 3.2 above, as of the date of this Agreement there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of Parent Schedules or Section 3.2 above, as of the date of this Agreement there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
Part 3.3 of Parent Schedules, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4  Authority; Non-Contravention.

        (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub, upon due execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (ii) the filing of the Registration

Statement and the Prospectus/Proxy Statement in accordance with the Securities Act and the Exchange Act, respectively, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates (or, if amended, as of the respective dates of such amendments), Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent's annual report on Form 10-K for the year ended December 31, 1998 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in Parent Financials or as incurred in the ordinary course of business since the date of the Parent Balance Sheet, as of the date of this Agreement neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise).

        (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. From the date of the Parent Balance Sheet to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice and grants of Parent Options, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes.

        (a) Tax Returns and Audits.

           (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

           (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

           (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed in writing (or otherwise, to Parent's knowledge, proposed) or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified in writing (or otherwise, to Parent's knowledge, notified) of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

           (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) All of Parent's current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. As of the date of this Agreement, other than the leaseholds created under real property leases, Parent owns no interest in real property.

        (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for Liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

        (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

        (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property or Intellectual Property used by Parent free and clear of any Lien or Encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

        (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (e) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (g) To the knowledge of Parent, no person has infringed or misappropriated or is infringing or misappropriating any Parent Intellectual Property.

        (h) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10  Compliance; Permits; Restrictions.

        (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

        (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

     3.11 Litigation. Except as disclosed in Part 3.11 of Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated April 19, 1999, a copy of which has been provided to the Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

     3.14 Year 2000 Compliance. Except as disclosed in Part 3.14 of the Parent Schedules, Parent's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Parent's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     3.15 Agreements, Contracts and Commitments. As of the date of this Agreement, neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a material Contract of Parent, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Parent in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.16 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, approved the issuance of shares of Parent Common Stock in connection with the Merger.

     3.18  Organization of Merger Sub.

        (a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        (b) Merger Sub was formed in order to effect the consummation of the Merger, and as of the date of this Agreement has performed no other operations.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will use reasonable efforts to promptly notify Parent of any material event involving the Company's business or operations, to the extent that the Company has knowledge of any such material event.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options pursuant to the Company Stock Option Plans granted to new employees of the Company to purchase up to 15,000 shares in the aggregate (as appropriately adjusted for stock splits and the like) of Company Common Stock with strike prices equal to the fair market value of the Company Common Stock at the time of grant and otherwise with vesting schedules and other terms and conditions consistent with past practice, (ii) issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i), (iii) issuance of shares of the Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, and (iv) issuance of shares of Company Common Stock pursuant to exercise of the Warrants;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Other than the payment of routine, annual bonuses to employees, consistent with past practices, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (m) Except as set forth on Part 4.1(m) of the Company Schedules and except for any modifications or amendments that are made in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

        (o) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV; or

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Hire any employee with an annual compensation level in excess of $100,000; or

        (s) Agree in writing or otherwise to take any of the actions described in (a) through (r) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Schedules, without the prior written consent of Company, Parent shall not engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC, the Prospectus/Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

        (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.2(c) hereof, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, the Company's Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to the Merger and/or this Agreement; provided, however, if the Company terminates this Agreement pursuant to Section 7.1(j) hereof, the Company not be obligated to convene and hold the Company Stockholders' Meeting.

        (b) Subject to Section 5.2(c) below: (i) the Company Board shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

        (c) Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Company Board concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 or this Section
5.2. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board but in no event less than twenty-four hours) of any meeting of the Company's Board at which the Company's Board is reasonably expected to consider any Acquisition Transaction (as defined below).

     For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party (other than any current stockholder of the Company who as of the date of this Agreement holds more than 5% of the Company's capital stock) to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 85% of the fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer), directly or indirectly, of ownership of 85% of the then outstanding shares of capital stock of the Company, on terms that the Company Board determines, in its reasonable judgment (after consultation with a financial adviser of nationally recognized reputation) and without violating the provisions of Section 5.4 below to be more favorable to the Company stockholders than the terms of the Merger.

        (d) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.3  Confidentiality; Access to Information.

        (a) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of April 1, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. The parties will afford to each other and their respective accountants, counsel and other representatives reasonable access during normal business hours to their respective properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as the other party may reasonably request. No information or knowledge obtained by either party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding the foregoing, the Company may (either directly or indirectly through its advisors or other intermediaries) (i) furnish information regarding the Company and its businesses, properties, operations and assets to a third party that has made an unsolicited written bona fide Superior Offer prior to the Company Stockholders' Meeting; (ii) engage in discussions or negotiations with such a third party relating to such Superior Offer; and (iii) take any action required to be taken by the Company pursuant to an order issued and not reversed, withdrawn or stayed by any court of competent jurisdiction, provided, that, in each case only to the extent that: (A) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is necessary in order to comply with the fiduciary obligations of the Board of Directors under applicable law; (B) neither the Company nor any representative of the Company shall have violated any of the restrictions set forth in this Section 5.4; (C) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and the Company receives from such person or group an executed confidentiality agreement which shall be no less favorable to the Company than the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

        (b) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 5.4, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will, consistent with the fiduciary duties of the Company's Board, keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options; Warrants and Employee Benefits.

        (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and the related option agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.8 shall be applied consistent with such intent.

        (c) Other than as specifically provided for in this Section 5.8, as soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate the Company Purchase Plan immediately prior to the Effective Time, if appropriate) so as to provide benefits to the Company employees generally equivalent in the aggregate to those provided to similarly situated employees of Parent.

        (d) To the extent that the Warrants are not exercised, converted or terminated concurrently with or prior to the Effective Time, at the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of share of Company Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (e) Prior to the Closing Date, Parent shall establish an employee stock option plan substantially similar to the plans currently used to grant Parent Options pursuant to which, following the Effective Time, Parent will grant stock options to purchase an aggregate of 700,000 shares of Parent's Common Stock to employees of the Company. The names of such employees and the number of options to be granted to each employee will be determined prior to the Closing Date. All such options shall have an exercise price equal to the closing price (as reported on Nasdaq) of Parent's Common Stock on the date hereof. Such options shall vest over a four-year period (25% of the shares thereto shall vest on the first anniversary of the Closing Date and the remainder in equal monthly increments thereafter). To the extent legally permissible and subject to approval by the stockholders of Parent, all options granted pursuant to this
Section 5.8 (e) shall be incentive stock options as defined under Section 422 of the Code.

        (f) Parent hereby agrees that until December 31, 1999, it shall maintain the "matching" feature of the Company's 401(k) plan, whereby, subject to certain restrictions, the Company is obligated to make contributions to an employee's 401(k) account.

        (g) Parent hereby agrees that from the Effective Time until the first anniversary of the Closing Date, it shall maintain the Company's employee severance policy.

     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and options granted pursuant to Section 5.8(e) above as soon as is reasonably practicable after the Effective Time and will use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.10  Indemnification.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

        (b) For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     5.11 Nasdaq Listing. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Acceleration of Employee Stock Option Vesting. If at any time following the Effective Time but prior to the date two (2) years following the Effective Time, (i) Parent shall terminate any employee of the Company without "cause" (as defined below) or (ii) any employee shall terminate his or her employment with Parent following a "material reduction in the duties" or compensation of such employee by Parent or the relocation of such employee to a location more than 25 miles from such employee's existing work location, without the employee's consent, Parent shall cause all stock options which were granted to such employee by the Company prior to the date of this Agreement to become fully exercisable upon such termination (it being understood that the options to be granted by Parent pursuant to

Section 5.8 hereof are excluded from this provision). A "material reduction in the duties" of an employee means a substantive reduction in duties, not a change in title or reporting hierarchy occurring as a result of the Merger. For purposes of this Section 5.12, "cause" shall mean (A) the continued poor performance by an employee of his or her duties following notice and a reasonable period of time to correct such poor performance; (B) an employee engaging in an act of dishonesty that is materially and demonstrably injurious to the Company or Parent; or (C) the conviction of an employee of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

     5.13 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement, in a form reasonably acceptable to Parent, that the Company Common Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2), for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.14 Board of Directors. As soon as practicable following the Effective Time and for so long as Welsh, Carson, Anderson & Stowe and William Blair & Co., L.L.C. (including such parties affiliated entities) collectively hold at least 25% of the Parent Common Stock issuable to them in the Merger, such entities shall collectively have the right to nominate one representative to serve on Parent's Board of Directors.

     5.15 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

        (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Reboul, MacMurray, Hewitt, Maynard & Kristol, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Section 3.17, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to Parent Schedules made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

        (d) Consent. In order to permit the grant of registration rights to certain holders of the Company Common Stock in accordance with the terms of that certain Registration Rights Agreement of even date herewith to which Parent and such holders are parties, Parent shall have obtained consents from certain of its stockholders who, along with Parent, are parties to an Amended and Restated Investors' Rights Agreement dated January 28, 1999, and such consent shall be reasonably satisfactory to the Company.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2(a) and (b), 2.3, 2.20 and 2.21 and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) Termination of Certain Rights. Any and all agreements granting any person or entity rights to register shares of the Company's capital stock with the SEC or other Governmental Entity as well as any agreement granting any person the right to nominate an individual to the Company's Board, shall be terminated with no further force or effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Company Triggering Event (as defined below) shall have occurred;

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

        (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date);

        (h) by the Company prior to the Company Stockholders' Meeting in the event the Meeting Price is less than $38.68 and Parent shall have elected not to change the Exchange Ratio as provided for in Section 1.6(f)(ii) hereof;

        (i) by Parent prior to the Company Stockholders' Meeting in the event the Meeting Price exceeds $63.7099 and the Company shall have elected not to change the Exchange Ratio as provided for in Section 1.6(f)(iii) hereof; and

        (j) by the Company in the event that the Company Board determines (i) that there is a Superior Offer that has not been withdrawn and (ii) that such Superior Offer requires a modification in its recommendation to the Company's stockholders in favor of the Merger and the Board so modifies its recommendation in compliance with the terms of this Agreement.

        For the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Company Board in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Company Board or any committee thereof shall have approved or recommended any Acquisition Proposal;
(iv) the Company shall have entered into any letter of intent or similar document or agreement, contract or commitment accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

        (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) Company Payments. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d) (e), or
(j) the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $15 million in immediately available funds (the "TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b) or 7.1(d), such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into an agreement providing for a Company Acquisition; provided, further that no termination by the Company giving rise to the payment of the Termination Fee shall be effective until Parent actually receives such fee. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) , and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

          Healtheon Corporation
          4600 Patrick Henry Road
          Santa Clara, California 95054
          Attention: Mike Long
          Telephone No.: (408) 876-5000
          Telecopy No.: (650) 876-5175

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini
                     Daniel Mitz
          Telephone No.: (650) 493-9300
          Telecopy No.: (650) 493-6811

        (b) if to the Company, to:

          Mede America Corporation
          90 Merrick Avenue
          Suite 501
          East Meadow, New York 11554

          Attention: Thomas P. Staudt
          Telephone No.: 516-542-4500
          Telecopy No.: 516-542-4508

          with a copy to:

          Reboul, MacMurray, Hewitt, Maynard & Kristol
          45 Rockefeller Plaza
          New York, New York 10111
          Attention: Mark J. Tannenbaum
                     Karen C. Wiedemann
          Telephone No.: 212-841-5700
          Telecopy No.: 212-841-5725

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers and controller(s) of such party, has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (collectively, "EVENT") that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, that "Material Adverse Effect" shall not include any decrease in the price of either party's stock as reported on Nasdaq unless such decrease is coupled with an Event that is a Material Adverse Effect.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules, the Parent Schedules and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          HEALTHEON CORPORATION

                                          By: /s/

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          MERC ACQUISITION CORP.

                                          By: /s/

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          MEDE AMERICA CORPORATION

                                          By: /s/

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                       **** REORGANIZATION AGREEMENT ****

            AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

     AMENDMENT NO. 1 dated as of August 2, 1999 to the AGREEMENT AND PLAN OF REORGANIZATION dated as of April 20, 1999 (the "MERGER AGREEMENT"), by and among Healtheon Corporation, a Delaware corporation ("PARENT"), Merc Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of parent ("MERGER SUB"), and Mede America Corporation, a Delaware corporation (the "COMPANY"). Capitalized terms used in this Amendment that are not defined herein have the meanings attributed to them in the Merger Agreement.

                                  WITNESSETH:

     WHEREAS Parent, Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company;

     WHEREAS the parties have determined to amend certain provisions of the Merger Agreement which provide for adjustments of the Exchange Ratio;

     WHEREAS the parties also wish to change the End Date set forth in Section 7.1(b) of the Merger Agreement, to extend it to December 15, 1999;

     WHEREAS, Parent has entered into an Agreement and Plan of Reorganization dated as of April 20, 1999 with Web/MD, Inc., a Georgia corporation ("WEBMD"), and Water Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent, and an Agreement and Plan of Merger dated as of June 30, 1999 with Greenberg News Network Inc., WebMD and Healtheon/WebMD Corporation, a newly formed Delaware corporation ("HEALTHEON/WEBMD"), which agreements contemplate the possibility that Parent will be reorganized so that Parent will become a wholly-owned subsidiary of Healtheon/WebMD; and

     WHEREAS, Parent and the Company wish to amend the Merger Agreement to permit the Company to be merged with a wholly-owned subsidiary of Healtheon/WebMD rather than Parent if such reorganization is effected.

     NOW, THEREFORE, in accordance with Section 7.4 of the Merger Agreement, the parties do hereby agree as follows:

     1. Amendment to Merger Agreement. (a) Subparagraph (iii) of paragraph (f) of Section 1.6 of the Merger Agreement is deleted in its entirety.

     (b) Paragraph (b) of Section 7.1 of the Merger Agreement is amended by deleting "September 30, 1999" and replacing it with "December 15, 1999". All references to the "End Date" in the Merger Agreement and the other agreements, instruments and documents executed and delivered in connection therewith, shall hereafter refer to December 15, 1999.

     (c) Paragraph (i) of Section 7.1 of the Merger Agreement is deleted in its entirety.

     2. Healtheon/WebMD Reorganization. (a) In the event that Parent and WebMD determine to reorganize in a holding company structure (the "REORGANIZATION"), for the purpose of the transactions contemplated under the Merger Agreement; (i) a newly formed, wholly owned subsidiary of Healtheon/ WebMD would be merged with and into Parent, with Parent being the surviving corporation of such merger (the "PARENT MERGER"), and all outstanding shares of Parent Common Stock would be converted, on a share for share basis, into shares of Healtheon/WebMD common stock having substantially identical rights, preferences and privileges, as shares of Parent Common Stock; and (ii) all of the shares of capital stock of Merger Sub shall be transferred to Healtheon/WebMD and Merger Sub would be merged with and into the Company, with the Company being the surviving corporation of such merger (the "COMPANY MERGER") in accordance with Article I of the Merger Agreement

     (b) If the Reorganization occurs prior to the Closing of the Company Merger, for purposes of Section 1.6 and Section 5.8 of the Merger Agreement, the term "Parent" shall mean Healtheon/WebMD, the term "Parent Common Stock" shall mean Healtheon/WebMD common stock, and all outstanding shares of Company Common Stock will be automatically converted in to the right to receive shares of Healtheon/WebMD Common Stock in the same manner specified in Section 1.6(a) of the Merger Agreement as if the Healtheon/WebMD Common Stock were Parent Common Stock.

     (c) For Federal income tax purposes, it is intended that each of the Parent Merger and the Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

     (d) For purposes of the Merger Agreement, the Voting Agreement dated as of April 20, 1999 among Parent and the stockholders of the Company named therein, and the Registration Rights Agreement dated as of April 20, 1999 among Parent and the stockholders of the Company named therein, the term "Merger" as used herein and therein shall be deemed to mean the Parent Merger and/or the Company Merger, as applicable.

     6. The Merger Agreement, as amended by this Amendment, has been approved and adopted by the respective Boards of Directors of Parent, Merger Sub, the Company and Healtheon/WebMD.

     7. Except as amended hereby, the terms of the Merger Agreement shall be unchanged and remain in full force and effect. This Amendment No. 1 shall be effective as of the day and year first above written. This Amendment may be executed in any manner of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and Healtheon/WebMD has executed this Amendment No. 1 to the Merger Agreement on and as of the day and year first above written.

                                          HEALTHEON CORPORATION

                                          By: /s/
                                            ------------------------------------

                                          MERC ACQUISITION CORPORATION

                                          By: /s/
                                            ------------------------------------

                                          MEDE AMERICA CORPORATION.

                                          By: /s/
                                            ------------------------------------

                                          HEALTHEON/WEBMD CORPORATION

                                          By: /s/
                                            ------------------------------------

                                                                         ANNEX C

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             HEALTHEON CORPORATION
                                  WEBMD, INC.
                          HEALTHEON/WEBMD CORPORATION
                                GNN MERGER CORP.
                                      AND
                         GREENBERG NEWS NETWORKS, INC.

                           DATED AS OF JUNE 30, 1999

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER..........................   C-1
  1.1    Merger......................................................   C-1
  1.2    Time and Place of Closing...................................   C-1
  1.3    Effective Time..............................................   C-2
  1.4    WebMD Acquisition -- Terms of Merger........................   C-2
ARTICLE 2  TERMS OF MERGER...........................................   C-2
  2.1    Charter.....................................................   C-2
  2.2    Bylaws......................................................   C-2
  2.3    Directors and Officers......................................   C-2
  2.4    Tax-Free Reorganization.....................................   C-3
ARTICLE 3  MANNER OF CONVERTING SHARES...............................   C-3
  3.1    Conversion of Shares........................................   C-3
  3.2    Anti-Dilution Provisions....................................   C-3
  3.3    Shares Held by GNN..........................................   C-3
  3.4    Dissenting Stockholders.....................................   C-3
  3.5    Fractional Shares...........................................   C-4
  3.6    Conversion of GNN Options...................................   C-4
  3.7    GNN Warrants................................................   C-5
ARTICLE 4  EXCHANGE OF SHARES........................................   C-6
  4.1    Exchange Procedures.........................................   C-6
  4.2    Rights of Former GNN Stockholders...........................   C-6
  4.3    Escrow Shares...............................................   C-7
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF GNN.....................   C-7
  5.1    Organization, Standing, and Power...........................   C-7
  5.2    Authorization of Agreement; No Breach.......................   C-7
  5.3    Capital Stock...............................................   C-8
  5.4    GNN Subsidiaries............................................   C-8
  5.5    Financial Statements........................................   C-8
  5.6    Absence of Undisclosed Liabilities..........................   C-9
  5.7    Absence of Changes..........................................   C-9
  5.8    Indebtedness................................................  C-10
  5.9    Tax Matters.................................................  C-10
         Real Property...............................................  C-11
 5.10
         Personal Property...........................................  C-12
 5.11
         Intellectual Property.......................................  C-12
 5.12
         Accounts Receivable.........................................  C-13
 5.13
         The Proprietary Software; Year 2000 Compliance..............  C-13
 5.14
         Insurance...................................................  C-14
 5.15
         Compliance with Laws........................................  C-14
 5.16
         Environmental Matters.......................................  C-15
 5.17
         Litigation and Claims.......................................  C-15
 5.18
         Contracts and Commitments...................................  C-16
 5.19
         Powers of Attorney..........................................  C-17
 5.20
         Benefit Plans...............................................  C-17
 5.21
         Remuneration................................................  C-20
 5.22
         Interested Transactions.....................................  C-20
 5.23
         Subscription Agreements.....................................  C-20
 5.24

                                                                       PAGE
                                                                       ----
         Statements True and Correct.................................  C-20
 5.25
         Tax Treatment...............................................  C-21
 5.26
         State Takeover Laws.........................................  C-21
 5.27
         Restrictions of Business Activities.........................  C-21
 5.28
         Fairness Opinion............................................  C-21
 5.29
         GNN Disclosure Letter.......................................  C-22
 5.30
ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF WEBMD...................  C-22
  6.1    Organization, Standing, and Power...........................  C-22
  6.2    Authorization of Agreement; No Breach.......................  C-22
  6.3    Capital Stock...............................................  C-22
  6.4    WebMD Subsidiaries..........................................  C-23
  6.5    Financial Statements........................................  C-23
  6.6    Absence of Undisclosed Liabilities..........................  C-24
  6.7    Absence of Certain Changes or Events........................  C-24
  6.8    Tax Matters.................................................  C-24
  6.9    Intellectual Property.......................................  C-25
         Insurance...................................................  C-26
 6.10
         Compliance with Laws........................................  C-26
 6.11
         Legal Proceedings...........................................  C-26
 6.12
         Statements True and Correct.................................  C-26
 6.13
         Tax Matters.................................................  C-27
 6.14
         WebMD Disclosure Letter.....................................  C-27
 6.15
ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF NEWCO...................  C-27
  7.1    Organization, Standing, and Power...........................  C-27
  7.2    Authorization of Agreement; No Breach.......................  C-27
  7.3    Capital Stock...............................................  C-28
  7.4    Healtheon SEC Filings; Financial Statements.................  C-28
  7.5    Tax Matters.................................................  C-28
ARTICLE 8  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER      C-28
  CORP...............................................................
  8.1    Purchaser Common Stock......................................  C-28
  8.2    Meeting Materials; Registration Statement...................  C-28
  8.3    Authority of Merger Corp....................................  C-29
ARTICLE 9  CONDUCT OF BUSINESS PENDING CONSUMMATION..................  C-29
  9.1    Conduct of GNN Business.....................................  C-29
  9.2    Adverse Changes in Condition................................  C-31
ARTICLE 10  ADDITIONAL AGREEMENTS....................................  C-31
         Stockholder Approval; Registration Statement................  C-31
 10.1
         Applications................................................  C-33
 10.2
         Filings with State Offices..................................  C-33
 10.3
         Agreement as to Efforts to Consummate.......................  C-33
 10.4
         Investigation and Confidentiality...........................  C-33
 10.5
         Access to Information.......................................  C-34
 10.6
         No Shop.....................................................  C-34
 10.7
         Tax Treatment...............................................  C-34
 10.8
         Employee Benefits...........................................  C-34
 10.9
         Voting Agreement............................................  C-34
10.10
         Accredited Investor Questionnaire and Stockholder
10.11    Representation Agreement....................................  C-35
         Registration of Shares......................................  C-35
10.12
         Blue Sky Laws...............................................  C-35
10.13

                                                                       PAGE
                                                                       ----
         Non-solicitation of Employees...............................  C-35
10.14
         WebMD Election for Registration.............................  C-35
10.15
         Press Releases..............................................  C-36
10.16
         Statements and Information Regarding WebMD..................  C-36
10.17
         Employee Confidentiality and Assignment Agreement...........  C-36
10.18
         Directors and Officers Indemnification......................  C-36
10.19
ARTICLE 11  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  C-37
         Conditions to Obligations of Each Party.....................  C-37
 11.1
         Conditions to Obligations of Purchaser......................  C-37
 11.2
         Conditions to Obligations of GNN............................  C-39
 11.3
ARTICLE 12  TERMINATION..............................................  C-40
         Termination.................................................  C-40
 12.1
         Effect of Termination.......................................  C-42
 12.2
         Termination as to Newco and Healtheon.......................  C-42
 12.3
ARTICLE 13  MISCELLANEOUS............................................  C-42
         Definitions.................................................  C-42
 13.1
         Brokers and Finders.........................................  C-47
 13.2
         Entire Agreement............................................  C-48
 13.3
         Amendments..................................................  C-48
 13.4
         Waivers.....................................................  C-48
 13.5
         Assignment..................................................  C-48
 13.6
         Notices.....................................................  C-49
 13.7
         Governing Law...............................................  C-49
 13.8
         Counterparts................................................  C-49
 13.9
         Captions....................................................  C-50
13.10
         Interpretations.............................................  C-50
13.11
         Enforcement of Agreement....................................  C-50
13.12
         Severability................................................  C-50
13.13
         Facsimile Signatures........................................  C-50
13.14
         Nonsurvival of Representations and Warranties...............  C-50
13.15
ARTICLE 14  ESCROW; SHAREHOLDER REPRESENTATIVE.......................  C-50
         Escrow Arrangements.........................................  C-50
 14.1
         Definitions.................................................  C-51
 14.2
         Notice of Claim.............................................  C-52
 14.3
         Procedure With Respect to Disputed Indemnifiable Loss.......  C-52
 14.4
         Employment of Counsel.......................................  C-53
 14.5
         Term; Expiration; Limits....................................  C-53
 14.6
         Dividends; Voting Rights; Additional Shares.................  C-55
 14.7
         Escrow Agent................................................  C-55
 14.8
         Representative..............................................  C-56
 14.9
         Representative Expenses.....................................  C-57
14.10

                                    EXHIBITS

Exhibit 10.10(a)  --  Parties to Voting Agreements
Exhibit 10.10(b)  --  Voting Agreement
Exhibit 10.11(a)  --  Accredited Investor Questionnaire
Exhibit 10.11(b)  --  Stockholder Representation Agreement
Exhibit 10.12     --  Registration of Shares
Exhibit 11.2(d)   --  Opinion of King & Spalding

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of June 30, 1999, by and among HEALTHEON CORPORATION ("HEALTHEON"), a Delaware corporation having its principal office located in Santa Clara, California; HEALTHEON/WEBMD CORPORATION ("NEWCO"), a Delaware corporation having its principal office located in Santa Clara, California; WEBMD, INC. ("WEBMD"), a Georgia corporation having its principal office located in Atlanta, Georgia; GNN MERGER CORP. ("MERGER CORP."), a Delaware corporation having its principal office located in Atlanta, Georgia; and GREENBERG NEWS NETWORKS, INC. ("GNN"), a Delaware corporation having its principal office located in Atlanta, Georgia.

                                    PREAMBLE

     WebMD, Healtheon and Water Acquisition Corp. entered into an Agreement and Plan of Reorganization dated as of May 20, 1999 (as it may be subsequently amended, the "HEALTHEON/WEBMD AGREEMENT"). Newco is a newly formed parent corporation that may acquire Healtheon and WebMD upon the closing of the transaction contemplated by the Healtheon/WebMD Agreement.

     The Boards of Directors of Newco, Healtheon, WebMD, Merger Corp., a wholly owned subsidiary of Newco, and GNN are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of GNN by Newco or Healtheon at the discretion of WebMD and Healtheon pursuant to the merger of Merger Corp. with and into GNN. At the Effective Time of such merger, the outstanding shares of the capital stock of GNN shall be converted into the right to receive shares of Common Stock of Newco or Healtheon (except as provided herein). As a result, stockholders of GNN shall become stockholders of Newco or Healtheon and GNN shall conduct its business and operations as a wholly owned subsidiary of Newco or Healtheon. The transactions described in this Agreement are subject to the approval of the stockholders of GNN and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger shall qualify as a "REORGANIZATION" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     It is the intent of the parties hereto that if the transactions contemplated by the Healtheon/WebMD Agreement are not consummated, WebMD shall acquire GNN on terms as set forth herein.

     Certain terms used in this Agreement are defined in Section 13.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into GNN in accordance with the applicable provisions of the GCLSD (the "MERGER"). GNN shall be the Surviving Corporation resulting from the Merger and shall continue its operations as a wholly owned Subsidiary of Newco and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Newco, WebMD, Merger Corp. and GNN.

     1.2 Time and Place of Closing. The closing of the transactions contemplated herein (the "CLOSING") will take place at the time and date of the closing of the transactions contemplated by the Healtheon/WebMD Agreement (the "CLOSING DATE"), subject to the satisfaction or waiver of the conditions set forth in Sections 11.1, 11.2 and 11.3. The place of Closing shall be at the offices of Alston

& Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. Subject to the provisions of this Agreement, the Surviving Corporation shall file the Certificate of Merger executed in accordance with the relevant provisions of the GCLSD and the Parties shall make all other filings or recordings required under the GCLSD as soon as practicable on or after the Closing Date. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger becomes effective with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     1.4 WebMD Acquisition -- Terms of Merger. If and only if this Agreement is terminated as to Newco, Healtheon and Merger Corp. as provided in Section 12.3 hereto:

        (a) WebMD, instead of Newco, will acquire GNN, subject to the terms and conditions herein;

        (b) The Parties hereto agree to substitute a newly created, wholly owned Subsidiary of WebMD incorporated under the laws of the State of Delaware (the "WEBMD MERGER SUB") for the Merger Corp. as a party hereto, and agree to execute all documents reasonably required to effect such substitution; provided that the Parties agree to execute an amendment to this Agreement to provide for the merger of GNN with and into WebMD Merger Sub (a "FORWARD MERGER") but preserving to the fullest extent possible the financial and legal terms of the Merger and other transactions described herein;

        (c) All references to Newco in this Article 1, shall be deemed to be references to WebMD, mutatis mutandis; and

        (d) The first sentence of Section 1.2 will not be binding on the Parties, and the Closing will take place at the date and time specified by WebMD and GNN, which (subject to the satisfaction or waiver of the conditions set forth in Sections 11.2 and 11.3) shall be no later than the second business day after the satisfaction of the conditions set forth in Section 11.1.

        In no event will the terms and conditions of this Agreement create, or be deemed to create, any obligation on the part of either Newco or WebMD to take any action, or refrain from taking any action, with respect to the Healtheon/WebMD Agreement or the transactions contemplated thereby.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Certificate of Incorporation of GNN in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation with the following amendment: all Articles of the Certificate of Incorporation other than Article I shall be deleted in their entirety and replaced by Articles 2 through 10 of the Certificate of Incorporation of Merger Corp. Such Certificate of Incorporation (as so amended) shall remain the Certificate of Incorporation of Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of GNN in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation with the following amendment: all of the Bylaws shall be deleted in their entirety and replaced by the Bylaws of Merger Corp. Such Bylaws (as so amended) shall remain the Bylaws of Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     2.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization under Section 368(a) of the Internal Revenue Code.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of any of the Parties, the shares of the constituent corporations of the Merger shall be converted as follows:

        (a) Each share of Merger Corp. Common Stock issued and outstanding at the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Surviving Corporation Common Stock.

        (b) (1) Each share of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock shall cease to be outstanding and shall be converted into shares of GNN Common Stock according to their respective conversion rates as set forth in their respective Certificates of Designation, and then (2) excluding treasury shares and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
Section 3.4 of this Agreement, each share of GNN Common Stock (including shares of GNN Common Stock created as a result of the conversion of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock as described immediately above in this sentence) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged, subject to Section 4.3 hereof, for the right to receive either:

           (i) if Newco is the Purchaser, that number of shares of Newco Common Stock equal to the Newco Stock Amount divided by the sum of (x) the total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock described above) plus
(y) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (the "Newco Stock Exchange Ratio"); or

           (ii) if WebMD is the Purchaser, that number of shares of WebMD Non-Voting Common Stock equal to the WebMD Stock Amount divided by the sum of
(x) the total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock described above) plus (y) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (the "WEBMD STOCK EXCHANGE RATIO").

     3.2 Anti-Dilution Provisions. In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, combination of shares or similar recapitalization with respect to such stock (an "ANTI-DILUTION EVENT") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Purchaser Stock Exchange Ratio shall be proportionately adjusted to the extent not otherwise adjusted in the formulas set forth in Section 3.1(b).

     3.3 Shares Held by GNN. Each share of GNN Capital Stock held in treasury by GNN, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of GNN Capital Stock who perfects its dissenters' rights in accordance with and as contemplated by
Section 262 of the GCLSD shall not be converted into Purchaser Common Stock but instead shall be entitled to receive such consideration as determined pursuant to such provision of the GCLSD; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GCLSD and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of GNN fails to perfect, or effectively withdraws or loses, its right to appraisal and payment for its shares under Section 262 of the GCLDS, Purchaser shall issue and deliver the number of shares of Purchaser Common Stock to which such holder of shares of GNN Capital Stock would otherwise be entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares held by such holder (subject to the escrow provisions of Section 4.3 hereof).

     3.5 Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock will be issued as a result of the Merger. Each holder of shares of GNN Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock shall receive, in lieu thereof, cash (rounded to the nearest whole cent and without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Conversion Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6  Conversion of GNN Options.

        (a) At the Effective Time, each option granted by GNN to purchase shares of GNN Common Stock, which is outstanding immediately prior thereto (an "OPTION" or, collectively, the "OPTIONS"), granted by GNN under the GNN Stock Plan or otherwise, whether or not exercisable, shall be converted into and become rights with respect to Purchaser Common Stock, and Purchaser shall assume each Option, in accordance with the terms of the GNN Stock Plan (in the case of Options granted under the GNN Stock Plan) and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Purchaser and its Compensation Committee shall be substituted for GNN and the Committee of GNN's Board of Directors (including, if applicable, the entire Board of Directors of GNN) administering the GNN Stock Plan, (ii) each Option assumed by Purchaser may be exercised solely for shares of Purchaser Common Stock, (iii) the number of shares of Purchaser Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of GNN Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Purchaser Stock Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Purchaser Stock Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each Option which is an "INCENTIVE STOCK OPTION" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Internal Revenue Code.

        (b) Prior to the Closing, GNN will use its commercially reasonable efforts to (i) obtain and deliver to Purchaser all necessary consents or releases from any and all holders of Options as are necessary to waive any vesting or acceleration of vesting of any and all unvested Options in connection with or as a result of the Merger or any future "CHANGE OF CONTROL" (as defined in the GNN Stock Plan) (an "ACCELERATION WAIVER"), and (ii) obtain an amendment to Gordon Wyatt's Employment Agreement in the form of Section 3.6 to the WebMD Disclosure Letter executed and delivered by Mr. Wyatt prior to the Closing (the "WYATT EMPLOYMENT AGREEMENT").

           (i) The Parties will calculate the aggregate "OPTION PRICE SPREAD" for all outstanding GNN Options. The Option Price Spread per share is equal to
(1) the excess of the fair market value of a share of GNN Common Stock (which is equal to the Conversion Price multiplied by the Purchaser Stock Exchange Ratio), over the option exercise price, multiplied by (2) the percentage of the Option not vested immediately prior to the Closing (without acceleration of vesting under the GNN Stock Plan). For example, assuming the fair market value of a share of GNN Common Stock is $30.00, an Option for 100 shares at $10.00 per share that is one-quarter vested immediately prior to Closing would have an Option Price Spread of $1,500.00.

           (ii) If GNN obtains Acceleration Waivers covering less than 66% of the aggregate Option Price Spread (the "TARGET SPREAD REDUCTION AMOUNT") prior to Closing, then the excess of the Target Spread Reduction Amount over the Option Price Spread covered by Acceleration Waivers obtained by GNN prior to Closing will constitute the "SPREAD REDUCTION SHORTFALL".

           (iii) If either (1) Mr. Wyatt does not deliver an executed Wyatt Employment Agreement prior to Closing, or (2) GNN does not obtain Acceleration Waivers prior to the Closing covering at least the Target Spread Reduction Amount, then the Newco Stock Amount or WebMD Stock Amount (as appropriate) will be equal to (A) $214,925,000, minus (1) 50% of the Spread Reduction Shortfall (if any), and (2) $525,000 (if Mr. Wyatt does not deliver the Wyatt Employment Agreement), divided by (B) the Conversion Price. If Mr. Wyatt does not deliver the Wyatt Employment Agreement (and the WebMD Stock Amount is reduced as set forth above), then the Target Spread Reduction Amount shall be reduced by the Option Price Spread of Options held by Mr. Wyatt.

           (iv) The Parties agree that the Surviving Corporation will execute the Acceleration Waivers solely in order to agree to eliminate Section 14 of the GNN Stock Plan from the terms of each Option covered by an Acceleration Waiver and to insert a provision into each such Option that provides that if the holder of such Option is an employee of the Surviving Corporation (or one of its Affiliates) whose employment is terminated after the Effective Time, the Option will vest to the extent not previously vested upon such termination and will be exercisable for a period of 90 days following such termination after which time the Option will terminate.

        (c) As soon as practicable after the Effective Time, Purchaser shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the GNN Stock Plan and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 3.6 after giving effect to the Merger and the provisions set forth above). If necessary, Purchaser shall comply with the terms of the GNN Stock Plan (except as provided in Section 3.6(b) above) and ensure, to the extent lawful and practicable, and subject to the provisions of the GNN Stock Plan, that Options which qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

        (d) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of Options.

        (e) If Newco is the Purchaser, Newco agrees to file, if available for use by Newco, a registration statement on Form S-8 for the shares of Newco Common Stock issuable with respect to the Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any such Options remain outstanding. If WebMD is the Purchaser, WebMD agrees that if WebMD completes an initial public offering after the Effective Time, then at such time as WebMD shall file a registration on Form S-8 for the option plans of WebMD, WebMD shall also file a registration statement on Form S-8 for the shares of WebMD capital stock issuable with respect to the Options as soon as reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such Options remain outstanding.

     3.7  GNN Warrants.

        (a) At the Effective Time, Purchaser shall assume the obligations of GNN under the GNN common stock purchase warrants outstanding at the Effective Time ("GNN WARRANTS") and thereafter, upon exercise, the warrantholder shall receive the number of shares of Purchaser Common Stock equal to the product of (i) the Purchaser Stock Exchange Ratio and (ii) the number of shares of GNN Common Stock for which such GNN Warrant could have been exercised immediately prior to the Merger. The per share exercise price under each such GNN Warrant shall be adjusted by dividing the per share exercise price under each such GNN Warrant by the Purchaser Stock Exchange Ratio and rounding up to the nearest whole cent.

        (b) As soon as practicable after the Effective Time of the Merger, Purchaser shall deliver to the holders of the GNN Warrants appropriate notices setting forth such holders' rights pursuant to the applicable warrant agreements with respect thereto to the extent required by the terms of the warrant agreements with respect thereto.

        (c) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the GNN Warrants.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause the exchange agent selected by Purchaser (the "EXCHANGE AGENT") to mail to the former holders of GNN Capital Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GNN Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each former holder of shares of GNN Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which statutory dissenters' rights have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. To the extent required by Section 3.5 of this Agreement, each former holder of shares of GNN Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Purchaser Common Stock to which such holder may be otherwise entitled (without interest). Purchaser shall not be obligated to deliver the consideration to which any former holder of GNN Capital Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of GNN Capital Stock for exchange as provided in this Section 4.1 or such holder provides an appropriate affidavit regarding loss of such certificate and an indemnification for loss in favor of Purchaser in such sum as it may reasonably request. The certificate or certificates of GNN Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Purchaser, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of GNN Capital Stock for any amounts paid or property properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former GNN Stockholders. At the Effective Time, the stock transfer books of GNN shall be closed and no transfer of GNN Capital Stock by any such former holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of GNN Capital Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. Former stockholders of record of GNN will not be entitled to vote or give their consent after the Effective Time at any meeting or action by written consent of Purchaser stockholders until such holders have exchanged their certificates representing GNN Capital Stock for certificates representing Purchaser Common Stock in accordance with the provisions of this Agreement. If a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of GNN Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such certificate, both the Purchaser Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be promptly delivered and paid with respect to each share represented by such certificate.

     4.3 Escrow Shares. At the Effective Time, Purchaser shall issue an aggregate number of shares of Purchaser Common Stock equal to ten percent (10%) of the total number of shares of Purchaser Common Stock issuable pursuant to
Section 3.1 hereof as adjusted pursuant to Section 3.2 (the "Escrow Shares") to be held in escrow pursuant to Article 14 and the terms of an Escrow Agreement substantially in the form of Article 14 hereto. In the event of any discrepancy between the terms of the Escrow Agreement and Article 14, Article 14 of this Agreement shall control. The portion of the Escrow Shares issued and contributed on behalf of each holder of GNN Capital Stock shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such holder would otherwise be entitled to receive under Article 3 by virtue of ownership of GNN Capital Stock.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF GNN

     Except as set forth in Sections to the letter delivered to Healtheon and WebMD on or prior to the date of this Agreement (the "GNN DISCLOSURE LETTER") as specified below, GNN hereby represents and warrants to Healtheon, WebMD and Merger Corp. as follows as of the date hereof and the Closing Date:

     5.1 Organization, Standing, and Power. GNN is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. GNN is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, in the aggregate, a Material Adverse Effect on GNN. Copies of the certificate of incorporation and all amendments thereto of GNN and the bylaws, as amended, of GNN and copies of the corporate minutes (or resolutions adopted by the stockholders or Board of Directors and all committees thereof) of GNN, which have been made available to WebMD for review, are true and complete, in all Material respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the stockholders and Board of Directors (and all committees thereof) of GNN. The stock record books of GNN, which have been made available to WebMD for review, contain true and complete records of the stock ownership of GNN and all prior transfers of the shares of its capital stock.

     5.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of GNN, other than the meeting (or written consent) of the stockholders of GNN to approve this Agreement to be held pursuant to Section
10.1. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by GNN pursuant to this Agreement will constitute, legal, valid and binding obligations of GNN enforceable against GNN in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and (ii) the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by GNN pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of GNN; (ii) to the knowledge of GNN, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon GNN or upon its Assets or business; (iii) conflict with or constitute a Default under any Material Contract to which GNN is a party or by which GNN is bound; or (iv) create a Material Lien upon the Assets or business of GNN.

     5.3 Capital Stock. As of the date hereof, the authorized capital stock of GNN consists of (i) 10,000,000 shares of GNN Common Stock, of which 1,915,235 shares are issued and outstanding and none of which are held as treasury shares, and (ii) 10,000,000 shares of GNN Preferred Stock, of which (a) 1,913,044 shares are designated Series A Preferred Stock, of which 1,913,044 are issued and outstanding and none of which are held as treasury shares, (b) 109,765 shares are designated Series B Preferred Stock, of which 109,765 are issued and outstanding and none of which are held as treasury shares and (c) 500,000 shares are designated Series C Preferred Stock, of which 388,747 are issued and outstanding and none of which are held as treasury shares. GNN has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by GNN under the 1933 Act), calls or other commitments of any nature relating to the GNN Capital Stock to which GNN is a party, and there are no outstanding securities of GNN convertible into or exchangeable for shares of GNN Capital Stock or any other capital stock ("GNN Equity Rights"). If Newco is the Purchaser or if WebMD is the Purchaser and makes the WebMD Election as provided in Section 10.15, neither GNN nor Purchaser nor any of their Affiliates will have any obligations under any GNN Registration Rights Agreement (as defined in Section 11.2) after the Effective Time and any such agreements will have no further force and effect after the Effective Time. Neither GNN nor Purchaser nor any of their Affiliates will have any obligations under the Stockholder Agreement (as defined in Section 11.2) after the Effective Time and such agreement will have no further force and effect after the Effective Time. All of such GNN Equity Rights were issued or granted pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, GNN has no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to GNN or the GNN Capital Stock. Except as provided in the GNN Stock Plan and the Warrants, GNN is not obligated to issue or repurchase any shares of GNN Capital Stock for any purpose, and to the knowledge of GNN no Person has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of GNN. As a result of the Merger and the other transactions contemplated herein, immediately prior to the Effective Time, (i) pursuant to the Certificates of Designations of the Series A Convertible Preferred Stock of GNN (the "GNN SERIES A PREFERRED STOCK") and the Series B Convertible Preferred Stock of GNN (the "GNN SERIES B PREFERRED STOCK"), all outstanding shares of GNN Series A Preferred Stock and Series B Preferred Stock will convert into shares of GNN Common Stock as set forth in their respective Certificates of Designations, and (ii) pursuant to the Certificate of Designation of the Series C Convertible Preferred Stock of GNN (the "GNN SERIES C PREFERRED STOCK"), all outstanding shares of GNN Series C Stock will convert into shares of GNN Common Stock as set forth in the Certificate of Designations of the GNN Series C Preferred Stock so long as a majority of GNN's Board of Directors (other than those Directors elected by the holders of GNN Series A Preferred Stock) and a majority of the holders of the GNN Common Stock and the GNN Series B Preferred Stock, voting together as a class, approve an adjustment to the conversion price of the GNN Series C Preferred Stock such that the transactions described herein will be deemed a "QUALIFIED SALE" as defined in the Certificate of Designations for the GNN Series C Preferred Stock.

     5.4 GNN Subsidiaries. GNN does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

     5.5  Financial Statements.

        (a) Section 5.5 of the GNN Disclosure Letter contains true and correct copies of the (i) audited balance sheets of GNN as of December 31, 1998 and 1997, and the audited statements of income and audited statements of cash flows for the year ended December 31, 1998 and for the period from January 8, 1997 (inception) to December 31, 1997 and
(ii) unaudited balance sheet of GNN as of May 31, 1999 and unaudited statement of income and statement of cash flow for the five months ended May 31, 1999 (collectively, (i) and (ii), the "GNN FINANCIAL STATEMENTS").

        (b) The GNN Financial Statements (i) are in accordance with the books and records of GNN, which books and records are complete and correct in all Material respects and have been maintained in accordance with reasonable business practices; (ii) present fairly the financial condition, Assets and Liabilities of GNN, as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for the omission of notes to interim unaudited statements, and except that interim unaudited statements are subject to normal year end adjustments which will not, individually or in the aggregate, be Material; and
(iv) reflect adequate reserves for all known Material Liabilities and reasonably anticipated losses required to be recorded under GAAP.

     5.6 Absence of Undisclosed Liabilities. Except as disclosed on the May 31, 1999 GNN Financial Statements, GNN does not have any Undisclosed Liabilities, except for unpaid Liabilities incurred since May 31, 1999 and on or prior to the date hereof, in the ordinary course of business and not involving Funded Debt and which are not, individually, in excess of $50,000.

     5.7 Absence of Changes. Since May 31, 1999 there has not been any transaction or occurrence in which GNN has:

        (a) issued or delivered or agreed to issue or deliver any capital stock or other securities (whether stock, bonds, debentures or other corporate securities) or granted or agreed to grant any options or rights to purchase any securities or borrowed or agreed to borrow any Funded Debt;

        (b) incurred or become subject to, or agreed to incur or become subject to, any Material Liability other than in the ordinary course of business;

        (c) discharged or satisfied any Lien or paid any Material Liability other than (i) current liabilities shown on the balance sheet as of May 31, 1999 included in the GNN Financial Statements, (ii) current liabilities incurred since that date in the ordinary course of business, or (iii) Funded Debt shown on such balance sheet or incurred since May 31, 1999 and set forth on Section
5.8 of the GNN Disclosure Letter;

        (d) declared, set aside or made, or agreed to declare, set aside or make any payments or dividends or any distribution with respect to GNN Capital Stock or purchased, redeemed or otherwise acquired, directly or indirectly, or agreed to purchase, redeem or acquire, any shares of capital stock or other securities;

        (e) mortgaged, pledged, subjected or agreed to subject, any of its Assets, tangible or intangible, to any Lien, except for any Liens regarding current real and personal property taxes not yet due and payable;

        (f) sold, assigned or transferred (or agreed so to do) any of its tangible Assets, or canceled or agreed to cancel any debts or claims, except, in each case, in the ordinary course of business;

        (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights or other intangible Assets;

        (h) suffered any damage, destruction or loss, whether or not covered by insurance, which Materially and adversely affected the Assets or business of GNN, or suffered any extraordinary losses or waived any rights of substantial value, whether or not in the ordinary course of business;

        (i) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents, or agreed so to do, except general hourly rate increases and normal merit increases for employees and agents other than officers in the ordinary course of business consistent with past practice;

        (j) terminated or amended any Material Contract, license or other instrument to which it is a party or suffered any loss or termination or threatened loss or termination, of any existing business arrangement, the termination or loss of which, individually or in the aggregate, could result in a Material Adverse Effect on GNN;

        (k) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

        (l) except for any year-end compensation bonuses to be paid consistent with past practice, if any, made or agreed to make any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, director, employee or agent;

        (m) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

        (n) changed any of the accounting principles followed by it or the methods of applying such principles;

        (o) reclassified its shares of capital stock into a different number of shares;

        (p) made or approved the making of any capital expenditure exceeding the amount of $50,000 in any instance;

        (q) except in the ordinary course of business, loaned funds to or increased the aggregate amount of existing loans to any Person;

        (r) experienced any development, quality assurance or network operations problems that has had, or is reasonably likely to have, a Material Adverse Effect on GNN;

        (s) suffered or experienced any other event, change or occurrence (other than events or conditions affecting the economy generally) which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GNN;

        (t) acquired a new business of any Person or acquired (by any means, whether by merger, asset purchase, stock purchase or otherwise) substantially all of the Assets or securities of any other Person; or

        (u) agreed to take any action listed in this Section 5.7.

     5.8 Indebtedness. Section 5.8 of the GNN Disclosure Letter lists all Funded Debt of GNN as of the date hereof, setting forth the principal amounts outstanding, per annum interest rates and maturity dates for all such indebtedness. All of the indebtedness (including Funded Debt) of GNN as of the respective dates of the GNN Financial Statements and as of the date of this Agreement is accurately reflected in the GNN Financial Statements, and with respect to any Funded Debt, GNN is not in breach or Default in any Material respect under any of the terms or conditions set forth in the loan documents or any other document or instrument related thereto. All of the Funded Debt of GNN is prepayable at any time without penalty or premium at the option of the obligor. The transactions contemplated in this Agreement will not result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such indebtedness. GNN does not have any indebtedness to any Affiliate, employee, officer, director or 5% or greater stockholder of GNN.

     5.9  Tax Matters.

        (a) GNN has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by GNN with any Tax authority, except such Returns which are not Material to GNN. GNN has paid all Taxes shown to be due on such Returns.

        (b) GNN as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

        (c) GNN has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against GNN, nor has GNN executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (d) No audit or other examination of any Return of GNN by any Tax authority is presently in progress, nor has GNN been notified of any request for such an audit or other examination.

        (e) No adjustment relating to any Returns filed by GNN has been proposed in writing formally or informally by any Tax authority to GNN or any representative thereof.

        (f) GNN does not have any Liability for unpaid Taxes which has not been accrued for or reserved on the GNN Financial Statements, whether asserted or unasserted, contingent or otherwise, which is Material to GNN, other than any Liability for unpaid Taxes that may have accrued since the date of the GNN Financial Statements in connection with the operation of the business of GNN in the ordinary course.

        (g) There is no agreement, plan, arrangement or other Contract to which GNN is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of GNN that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code.

        (h) GNN has not filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Internal Revenue Code) owned by GNN.

        (i) GNN is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement, arrangement or other Contract.

        (j) Except as may be required as a result of the Merger, GNN has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (k) None of GNN's Assets are tax exempt use property within the meaning of Section 168(h) of the Internal Revenue Code.

        (l) GNN is not subject to (i) any foreign Tax holidays, (ii) any intercompany transfer pricing agreements, or other arrangements that have been established by GNN with any Tax authority and (iii) any expatriate programs or policies affecting GNN.

        (m) GNN is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

     5.10  Real Property.

        (a) GNN does not own any real property. True and correct copies of all real property leases of GNN have been provided or made available to WebMD. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions involving only the other party thereto, and to the knowledge of GNN no such actions, events or conditions have occurred or exist. No Default by GNN under any of the terms or conditions set forth in any of the foregoing leases has occurred or been asserted by any party. The continuation, validity and effectiveness of the terms and conditions of such leases will not be Materially adversely affected by the transactions contemplated by this Agreement.

        (b) To the knowledge of GNN, all improvements on the real estate leased to or used by GNN Materially conform to all applicable state and local Laws, zoning and building ordinances and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

        (c) Each of the leased premises is in satisfactory condition and repair consistent with the uses to which they are being put.

        (d) No proceedings for the taking of any of such leased real property by eminent domain by any Regulatory Authority are pending or, to the knowledge of GNN, threatened.

     5.11  Personal Property.

        (a) True and correct copies of all leases for personal property (except miscellaneous leases of office machinery, fixtures or any leases having future minimum lease payments of less than $25,000) used or employed by GNN have been provided or made available to WebMD. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions affecting the other party thereto, and to the knowledge of GNN no such actions, events or conditions exists or has occurred. No Default by GNN under any of the terms or conditions set forth in any of the foregoing leases has occurred or been asserted by any party. The continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement. Except as disclosed in Section 5.11 of the GNN Disclosure Letter, GNN does not lease any personal property as lessor.

        (b) All Material items of personal property and leasehold improvements owned or leased by GNN are shown on or reflected in the unaudited balance sheet of GNN as of May 31, 1999, included in the GNN Financial Statements, are in satisfactory operating condition and in a state of reasonable maintenance and repair, consistent with the uses to which they are being put.

     5.12  Intellectual Property.

        (a) Section 5.12 of the GNN Disclosure Letter contains a true and complete list of all Registered Intellectual Property owned by or exclusively licensed to GNN on the date hereof, and, with respect to Registered Intellectual Property owned by GNN, specifies the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which an application for issuance or registration has been filed, including the respective registration or application numbers. GNN owns good and exclusive title to or has licensed (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each Material item of Intellectual Property used by GNN free and clear of any Lien (excluding licenses and related restrictions). GNN is the exclusive owner of, and has good title (free and clear of all Liens) to, all (i) trademarks and trade names used in connection with the operation or conduct of the business of GNN, including the sale of products or the provisions of services, and (ii) copyrighted works that are GNN products or which GNN otherwise purports to own. Neither GNN or, to the knowledge of GNN, its predecessors has misused or infringed on the Intellectual Property of others, and none of the Intellectual Property as used in the business conducted by GNN infringes or will infringe upon or otherwise violates or will violate the Intellectual Property of others or constitutes or will constitute unfair competition or trade practices under any applicable Law, nor has any Person asserted a claim of such infringement or violation of Intellectual Property or unfair competition or trade practices against GNN. GNN is not obligated to pay any royalties to any Person with respect to any Intellectual Property in excess of $5,000.00 per year. GNN has not transferred ownership of, licensed or sublicensed its rights in any Intellectual Property, except non-exclusive licenses in the ordinary course of business, forms of which license agreements and a list of which licensees, GNN has delivered or made available to WebMD.

        (b) To the knowledge of GNN, no officer, director or employee of GNN has entered into any Contract currently in effect other than on behalf of GNN and with GNN's authorization, which requires such officer, director or employee to assign any interest in any Intellectual Property or which restricts or prohibits such officer, director or employee from engaging in activities competitive with GNN. To the extent that any Material Intellectual Property has been developed or created by a third party for GNN, GNN has a written agreement with such third party with respect thereto and GNN thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's

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Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (c) GNN is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration of Registered Intellectual Property listed in Section 5.12 of the GNN Disclosure Letter. Each Material item of Registered Intellectual Property owned by GNN is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property in the jurisdictions listed in Section 5.12 of the GNN Disclosure Letter. There is no pending written threat received by GNN of, or to the knowledge of GNN, any verbal threat of opposition, interference or cancellation in, a proceeding before any court or registration authority in any jurisdiction against the applications or registrations listed in Section 5.12 of the GNN Disclosure Letter, or, to the knowledge of GNN, against any Intellectual Property exclusively licensed to GNN.

        (d) There are no settlements, forbearances to sue, consents, judgments, or other Orders of which GNN is a party or of which it is aware and which (i) restrict GNN's rights to use any Intellectual Property owned by or licensed to GNN, (ii) restrict GNN's business in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by GNN. To the knowledge of GNN, no Person has infringed or misappropriated or is infringing or misappropriating any Intellectual Property used by GNN in the conduct of its business.

        (e) The consummation of the transactions contemplated hereby will not result in the Material loss or impairment of GNN's right to own or use any Intellectual Property or result in GNN's granting to any third party any right to or with respect to any Material Intellectual Property, nor will require the consent of any Regulatory Authority or other third party in respect of any Intellectual Property.

     5.13 Accounts Receivable. The accounts receivable of GNN as of May 31, 1999, as reflected in the GNN Financial Statements (net of reserves reflected in such GNN Financial Statements), to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of GNN on the date hereof, are validly existing and represent monies due for goods sold and delivered or services performed, and the value of such accounts receivable as shown in the GNN Financial Statements are, in the aggregate, net of adequate reserves for doubtful and uncollectible accounts as determined in accordance with GAAP. There are no refunds, discounts or other adjustments payable with respect to any such accounts receivable, and there are no defenses, rights of set-off, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any of the foregoing.

     5.14  The Proprietary Software; 2000 Year Compliance.

        (a) The proprietary computer software of GNN owned by GNN (and not licensed from any other party) included in the Intellectual Property of GNN (the "GNN Software") performs substantially in accordance with its documentation, is free of material defects in operation, is in machine-readable form, and contains all current revisions of such software, and includes all computer programs, materials, tapes, object and source codes and other written materials related to the GNN Software. GNN has delivered to WebMD complete and correct copies of all user and technical documentation related to the GNN Software.

        (b) Neither GNN nor, to the knowledge of GNN, any employee or agent thereof has developed or assisted in the enhancement of the GNN Software except for enhancements included in the GNN Software as delivered to WebMD pursuant hereto.

        (c) To GNN's knowledge, no employee of GNN is, or is now expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the GNN Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the GNN Software or its development or exploitation. The GNN Software was developed entirely by the employees of GNN during the time they were employees only of GNN or by consultants who assigned in writing all of their rights in the GNN Software to GNN.

        (d) All right, title and interest in and to the GNN Software is owned by GNN, free and clear of all Liens, is fully transferable to Purchaser or Merger Corp., and no party other than GNN has any interest in the GNN Software, including without limitation, any Lien, license, contingent interest or otherwise, or will have any right, title or interest in and to the GNN Software after the Merger. The preceding sentence and the last sentence of this paragraph
(d) shall not include licenses to the GNN Software made in the ordinary course of business, forms of which license agreements GNN has made available to WebMD. GNN's development or sale of the GNN Software did and does not violate any rights of any other Person and GNN has not received any written communication alleging such a violation. GNN does not have any obligation to compensate any Person for the development, use, sale or exploitation of the GNN Software. GNN has not granted to any other Person any license, option or other right to develop, use, sell or exploit in any manner the GNN Software, whether requiring the payment of royalties or not.

        (e) GNN has kept secret and has not disclosed the source code for the GNN Software to any Person other than certain employees of GNN. GNN has taken commercially reasonable measures to protect the confidential and proprietary nature of the GNN Software. There have been no patents applied for and no copyrights registered by GNN or to GNN's knowledge for any part of the GNN Software. To the knowledge of GNN, there are no trademark rights of any Person other than GNN in the name "GREENBERG NEWS NETWORKS" "MEDCAST" or "MEDCAST NETWORKS".

        (f) All copies of the GNN Software embodied in physical form and in GNN's control will be delivered to Purchaser at or prior to the Closing.

        (g) Except in the ordinary course of business, GNN has not given any warranties to any third parties with respect to the products or services offered by it. With respect to any such warranties given in the ordinary course of business, GNN has either delivered or made available to WebMD copies of all such agreements granting any such warranty.

        (h) The GNN Software and GNN internal systems have been designed to insure date time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The GNN Software and GNN internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     5.15 Insurance. All of the Assets and business of GNN of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured in such amounts and against such losses, casualties or risks as is usual in such companies and for such Assets and business. A complete and accurate list of all insurance policies held by GNN and now in force (including, without limitation, property damage, public liability, communications liability, worker's compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) is set forth in Section 5.15 of the GNN Disclosure Letter, and, true and correct copies of all such policies, have been made available to WebMD. All such policies are in full force and effect and the premiums due thereon have been timely paid. GNN is not now in Default regarding the provisions of any such policy, nor have they failed to give any notice or present any Material claim thereunder in due and timely fashion. The consummation of the transactions contemplated by this Agreement will not constitute a Default under, or otherwise affect the coverage under any such insurance policies. There is no Material claim by GNN pending under any insurance policies of GNN as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     5.16  Compliance with Laws.

        (a) GNN has in effect all Material Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. GNN is not in violation in any Material respect of any Laws, Orders or Permits applicable to its business or employees conducting its business. No notice or
                                      C-14
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warning from any Regulatory Authority with respect to any failure or alleged failure of GNN to comply with any Law has been received by GNN, nor, to the knowledge of GNN, is any such notice or warning proposed or threatened.

        (b) No consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any agreement or other instrument to be executed and delivered pursuant to this Agreement by GNN or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made, the filing of the Certificate of Merger with the State of Delaware, HSR Act filings as contemplated under Section
10.2 and such consents and approvals as may be required under Securities Laws and state securities Laws.

        (c) To the knowledge of GNN, there are no capital expenditures in excess of $100,000 in the aggregate that GNN anticipates will be required to be made in connection with the business of GNN as now conducted in order to comply with any existing Laws or other governmental requirements applicable to the business of GNN as now conducted including, without limitation, requirements relating to occupational health and safety. "CAPITAL EXPENDITURES" shall have the same meaning as it has in the GNN Financial Statements if and to the extent that the treatment thereof is in accordance with GAAP.

        (d) Neither GNN nor, to the knowledge of GNN, any officer, director, employee, agent or other representative thereof acting or purporting to act on behalf of any such entity or any business enterprise with which GNN has been associated or affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable law (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality.

     5.17  Environmental Matters.

        (a) There is no Litigation with respect to the ownership, use, condition or operation of any of the Assets held for use or sale by GNN or any of its predecessors related to or arising under any Environmental Law in any court or before or by any Regulatory Authority or private arbitration tribunal (hereinafter collectively referred to as "ENVIRONMENTAL LITIGATION"). There are no existing violations of Environmental Laws by GNN with respect to the ownership, use, condition, lease or operation of real property formerly held for use or sale by any of its predecessors other than violations which would not, either individually or in the aggregate, have a Material Adverse Effect on GNN. Neither GNN nor, to the knowledge of GNN, any of its predecessors has used any Assets or premises thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except in compliance with all applicable Environmental Laws. No written notice, or other communication from any court or Regulatory Authority, official or instrumentality, of any alleged violation of any Environmental Law has been communicated to management of GNN or any predecessor or, to the knowledge of GNN, filed with respect to the use, ownership, condition, operation, or disposal of any of the Assets or premises of GNN or any Assets or premises formerly held for use or sale by GNN or, to the knowledge of GNN, any of its predecessors. To the knowledge of GNN, no basis exists for the allegation of any such violations.

        (b) To the knowledge of GNN, no building or other improvement or any premises owned, leased, operated or managed by GNN contains any asbestos-containing materials.

        (c) Copies of any environmental audits or environmental surveys of any real estate owned or leased by GNN are attached to Section 5.17 of the GNN Disclosure Letter.

     5.18 Litigation and Claims. There are no outstanding Orders or administrative decisions to which GNN is subject, and, except as disclosed on
Section 5.18 of the GNN Disclosure Letter, there is no Litigation pending or, to GNN's knowledge, threatened against or relating to GNN or its Assets or businesses. GNN has not been advised by any attorney representing any such entity that there are any "LOSS CONTINGENCIES" (as defined in Statement of Financing Accounting Standards No. 5 issued by the

Financial Accounting Standards Board in March 1975 ("FASB 5")), which would be required by FASB 5 to be disclosed or accrued in the GNN Financial Statements.

     5.19  Contracts and Commitments.

        (a) Section 5.19 (a) of the GNN Disclosure Letter lists all of the following Contracts to which GNN is a party or by which GNN benefits or is subject (or by which its Assets are subject), all of which have been made available to WebMD for review:

           (i) any Contract for the employment of any officer, director, employee or consultant that is not terminable at will;

           (ii) any Contract for the purchase, sale, production, supply, maintenance or support, whether on a continuing basis or otherwise, of goods or services of any type involving in any one case (or group of related Contracts) $100,000 or more;

           (iii) any (A) Contract or license to which GNN is a party (1) with respect to any Intellectual Property of GNN licensed or transferred to any third party (other than end user licenses in the ordinary course of business), or (2) pursuant to which any third party has licensed or transferred any Intellectual Property to GNN (other than shrink wrap and similar widely available commercial end user licenses), or (B) other Material Contract related to Intellectual Property used by GNN in its business as currently conducted;

           (iv) any sales or vendor Contract or sub-contract involving in any one case (or group of related Contracts) $100,000 or more;

           (v) any Contract not made in the ordinary course of business, including but not limited to any management agreements;

           (vi) any Contracts pursuant to which any of GNN's product or pages therein are linked with other web sites or pages therein; Contracts with web site hosts or Internet access providers; Contracts regarding data center hosting or security; Contracts relating to advertising or sponsorships; Contracts providing for the use, display or distribution of third party content, information or data or the provision of services through GNN's product; Contracts regarding continuing medical education programs; Contracts regarding the establishment or maintenance of networks, telecommunication links, virtual private networks or other similar non-public networks;

           (vii) any Contracts that are, in the reasonable opinion of GNN, Materially adverse, onerous or otherwise harmful to GNN's business, operations or Assets;

           (viii) any strategic alliance agreements;

           (ix) any Contracts upon which the business, rights or Assets, or condition, financial or otherwise, of GNN depends or which involve payments of greater than $50,000;

           (x) any Contract currently in force relating to the disposition or acquisition by GNN after the date of this Agreement of any amount of Assets not in the ordinary course of business or pursuant to which GNN has a Material ownership interest in any Person, joint venture or other business enterprise;

           (xi) any joint marketing or development agreement currently in force under which GNN has continuing obligations to jointly market any product, technology or service;

           (xii) any Contract currently in force to provide services or goods to any third party for any product or technology that is Material to GNN;

           (xiii) any Contract currently in force to sell or distribute any GNN products, services or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon 90 days or less notice and substantially in the form previously provided to WebMD; and

           (xiv) any mortgage, indenture, guarantee, loans or credit agreements, security agreements or other agreements or instrument relating to Funded Debt.

        (b) Except as to Contracts that are cancelable at will or upon 30 days' notice or less, (i) each of the Contracts described in this Section 5.19 is in full force and effect on the date hereof, except as the validity of such Contracts may be affected by actions, events or conditions involving only the other party thereto, none of which actions, events or conditions have, to the knowledge of GNN, occurred or exist, (ii) no material Default under any of the terms or conditions set forth in any of the Contracts to which GNN is a party or any document or instrument related thereto has occurred or been asserted by any party, (iii) there has been no actual, or to the knowledge of GNN, threatened termination, cancellation or limitation of any of the Contracts listed in
Section 5.19(a) of the GNN Disclosure Letter and (iv) the continuation, validity and effectiveness of such Contracts, and all other Material terms thereof, will not be affected by the transactions contemplated by this Agreement. Except as set forth in Section 5.19(b) of the GNN Disclosure Letter, no Contract described in this Section 5.19 requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

     5.20 Powers of Attorney. GNN has not given or granted any power of attorney, whether limited or general, to any Person that is continuing in effect.

     5.21  Benefit Plans.

        (a) Definitions. With the exception of the definition of "AFFILIATE" set forth in Section 5.21(a)(i) below (which definition shall apply only to this Section 5.21), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with GNN within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code and the regulations issued thereunder;

           (ii) "GNN EMPLOYEE PLAN" shall mean any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by GNN Affiliate for the benefit of any Employee, or with respect to which GNN or any Affiliate has or may have any Liability or obligation;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (iv) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current or former employee, consultant or director of GNN or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, Contract or understanding between GNN or any Affiliate and any Employee or consultant;

           (vii) "FMLA" shall mean Family Medical Leave Act of 1993, as amended;

           (viii) "INTERNATIONAL EMPLOYEE PLAN" shall mean each GNN Employee Plan that has been adopted or maintained by GNN or any Affiliate, whether informally or formally, or with respect to which GNN or any Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States;

           (ix) "IRS" shall mean the Internal Revenue Service;

           (x) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xii) "PENSION PLAN" shall mean each GNN Employee Plan which is an "EMPLOYEE PENSION BENEFIT PLAN," within the meaning of Section 3(2) of ERISA.

        (b) Disclosure Letter. Section 5.21 of the GNN Disclosure Letter contains an accurate and complete list of each GNN Employee Plan and each Employee Agreement under each GNN Employee Plan or Employee Agreement. GNN does not have any plan or commitment to establish any new GNN Employee Plan or Employee Agreement, to modify any GNN Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such GNN Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Purchase in writing, or as required by this Agreement), or to enter into any GNN Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c) Documents. GNN has provided to WebMD: (i) correct and complete copies of all documents embodying to each GNN Employee Plan and each Employee Agreement including (without limitation) all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each GNN Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each GNN Employee Plan or related trust; (iv) if the GNN Employee Plan is funded, the most recent annual and periodic accounting of GNN Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of Material modifications thereto, if any, required under ERISA with respect to each GNN Employee Plan or related trust; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to GNN Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to GNN Employee Plan; (vii) all Material written agreements and Contracts relating to each GNN Employee Plan, including, but not limited to, administrative service agreements, group annuity Contracts and group insurance Contracts; (viii) all communications material to any Employee or Employees relating to any GNN Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Material Liability to the GNN; (ix) all correspondence to or from any governmental agency relating to any Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each GNN Employee Plan; (xii) all discrimination tests for each GNN Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each GNN Employee Plan.

        (d) Employee Plan Compliance. (i) GNN has performed in all Material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each GNN Employee Plan, and each GNN Employee Plan has been established and maintained in all Material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Internal Revenue Code; (ii) each GNN Employee Plan intended to qualify under
Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and made any amendments necessary to obtain a favorable determination as to the qualified status of each such GNN Employee Plan; (iii) no "PROHIBITED TRANSACTION," within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408
of ERISA, has occurred with respect to any GNN Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of GNN, threatened or reasonable anticipated (other than routine claims for benefits) against any GNN Employee Plan or against the assets of any GNN Employee Plan; (v) each GNN Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to Purchaser or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of GNN or any Affiliates, threatened by the IRS or DOL with respect to any GNN Employee Plan; and (vii) neither GNN nor any Affiliate is subject to any penalty or tax with respect to any GNN Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Internal Revenue Code.

        (e) Pension Plans. Neither GNN nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

        (f) Multiemployer Plans. At no time has GNN or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

        (g) No Post-Employment Obligations. No GNN Employee Plan provides, or has any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and GNN has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by Law.

        (h) COBRA, etc. Neither GNN nor any Affiliate has, prior to the Effective Time, and in any Material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state Law applicable to its Employees.

        (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GNN Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (except as waived as set forth in Section 3.6(b)).

        (j) Employment Matters. The GNN: (i) is in compliance in all Material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wage or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any Material payment to any trust or other fund or to any Regulatory Authority, with respect to unemployment compensation benefits, social security or there benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonable anticipated claims or actions against GNN under any workers' compensation policy or long-term disability policy. To GNN's knowledge, no employee of GNN has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by GNN and disclosing to GNN or using trade secrets or proprietary information of any other person or entity.

        (k) Labor. No work stoppage or labor strike against GNN is pending, threatened or reasonably anticipated. GNN does not know of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of GNN, threatened or reasonable anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would individually or in the aggregate, result in any Material Liability to GNN. GNN has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. GNN is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contact with respect to Employees and no collective bargaining agreement is being negotiated by GNN.

        (l) International Employee Plan. GNN has never established, maintained or administered any International Employee Plan.

     5.22 Remuneration. GNN has provided WebMD with a complete and accurate schedule of the direct compensation (including wages, salaries and actual or anticipated bonuses), plus a description of other annual benefits not made available to the other employees generally, to be paid in the current fiscal year to (i) all of the officers and directors of GNN; and (ii) all of the employees of GNN who received or will be receiving in excess of $50,000 (excluding commission and bonus compensation) during such year. No unpaid salary, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of GNN is now payable to any of such officers, directors or employees.

     5.23  Interested Transactions.

        (a) Except for or in connection with reasonable expenses or advancement of expenses incurred in the ordinary course of business for relocation of employees, GNN is not currently a party to any Contract, loan or other transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a stockholder or employee of GNN):

           (i) Any Affiliate, director, officer, employee of GNN or stockholder of GNN;

           (ii) To the knowledge of GNN, any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws and grandparents of any of the Persons described in clause (i); or

           (iii) Any Person in which any of the Persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such Persons own beneficially in the aggregate no more than 5% of the outstanding equity interest).

        (b) None of the stockholders of GNN is an employee, consultant, partner, principal, director or Affiliate of any business entity which is engaged in a business which competes with or is similar to the business of GNN.

     5.24 Subscription Agreements. As of the date hereof, GNN has executed subscription agreements with 7,400 physicians and has installed the GNN Software for, and is providing the GNN product to, 2,100 physicians. Except as a result of the transactions contemplated herein, GNN has no knowledge of any facts or circumstances which are reasonably likely to result in a reduction in the number of subscription agreements to which GNN is a party following the consummation of the transactions contemplated herein. The forms of subscription agreements have been provided to WebMD and each physician subscriber has entered into an agreement in substantially the form of the agreement provided to WebMD. Each of the subscription agreements is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

     5.25  Statements True and Correct.

        (a) No certificate, schedule, or other exhibit furnished or to be furnished by GNN to WebMD or Newco pursuant to the terms of this Agreement (including the GNN Disclosure Letter) contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) If an Information Statement is distributed for the Stockholder Meeting as described under Section 10.1 hereof, (i) none of the information to be supplied by GNN or on behalf of GNN for inclusion or incorporation by reference in the Information Statement to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) as to matters respecting it, the Information Statement will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to GNN or any of its respective Affiliates, officers or directors should be discovered by GNN which should be set forth in an amendment or a supplement to the Information Statement, GNN will promptly inform Purchaser. Notwithstanding the foregoing, GNN makes no representation or warranty with respect to any information supplied by any other Person that is contained in the Information Statement.

        (c) If a Registration Statement is filed in connection with the Merger and a Proxy Statement/ Prospectus is distributed for the Stockholders Meeting as described under Section 10.1 hereof, then:

        None of the information to be supplied by or on behalf of GNN for inclusion in the Registration Statement to be filed by Purchaser with the SEC will, at the time such Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by GNN or on behalf of GNN for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, at the time such documents are filed, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As to matters respecting GNN, the Registration Statement and Proxy Statement/Prospectus will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, GNN makes no representation or warranty with respect to any information supplied by Purchaser or Merger Corp. that is contained in the Registration Statement.

     5.26 Tax Treatment. Neither GNN nor, to the knowledge of GNN, any Affiliate of GNN has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     5.27 State Takeover Laws. GNN has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law including Section 203 of the GCLSD.

     5.28 Restrictions of Business Activities. There is no Contract or order binding upon GNN or to which GNN is a party (i) which has or could reasonably be expected to have the effect of prohibiting or Materially impairing a current business practice of GNN, any acquisition by GNN of any Assets Material to GNN or the conduct of business by GNN as currently conducted or (ii) that contains any covenants not to compete or otherwise limits GNN's right in any way to engage in any line of business, or (iii) that is an exclusive Contract or otherwise restricts GNN's suppliers of content for GNN products or Assets or Intellectual Property (including but not limited to exclusive distribution agreements).

     5.29 Fairness Opinion. GNN's Board of Directors has received an oral opinion from H&Q, dated as of June 28, 1999, to the effect that as of June 28, 1999, the Purchaser Stock Exchange Ratio is fair to the Stockholders from a financial point of view, a written copy of which will be delivered to Newco and WebMD promptly after receipt by GNN.

     5.30 GNN Disclosure Letter. Matters disclosed on each Section of the GNN Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed in such Section and shall not be deemed to be disclosed for any other purpose.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF WEBMD

     Except as set forth in Sections to the letter delivered to GNN on or prior to the date of this Agreement (the "WEBMD DISCLOSURE LETTER") as specified below WebMD hereby represents and warrants to GNN as follows as of the date hereof and the Closing Date:

     6.1 Organization, Standing, and Power. Each of WebMD and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Except as set forth in Section 6.1 of the WebMD Disclosure Letter, each of WebMD and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WebMD. Copies of the articles or certificate of incorporation and all amendments thereto of WebMD and its Subsidiaries and the bylaws, as amended, of WebMD and its Subsidiaries and copies of the corporate minutes (or resolutions adopted by the shareholders or Board of Directors and all committees thereof) of WebMD and its Subsidiaries, which have been made available to GNN for review, are true and complete, in all Material respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the shareholders and Board of Directors (and all committees thereof) of WebMD and its Subsidiaries. The stock record books of WebMD and its Subsidiaries, which have been made available to GNN for review, contain true and complete records of the stock ownership of WebMD and all prior transfers of the shares of its capital stock.

     6.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of WebMD. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by WebMD pursuant to this Agreement will constitute, legal, valid and binding obligations of WebMD enforceable against WebMD in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and
(ii) the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Section 6.2 of the WebMD Disclosure Letter, the execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by WebMD pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the articles or certificate of incorporation or bylaws of WebMD or any of its Subsidiaries or any other Material Contract to which WebMD or any of its Subsidiaries is a party or is bound; (ii) to the knowledge of WebMD and its Subsidiaries, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon WebMD or its Subsidiaries or upon their respective securities, Assets or business; or (iii) create a Material Lien upon the securities, Assets or business of WebMD or any of its Subsidiaries.

     6.3 Capital Stock. As of the date hereof, the authorized capital stock of WebMD consists of (a) 75,000,000 shares designated Common Stock (without designation as to series), of which 2,455,334 shares are issued and outstanding and none of which are issued and held as treasury shares, (b) 3,000,000 shares designated Common Stock Series B, of which 1,400,000 are issued and outstanding and none of which are issued and held as treasury shares, (c) 1,500,000 shares designated Common Stock Series C, of which 1,500,000 are issued and outstanding and none of which are issued and held as treasury shares, (d) 15,000,000 shares designated Common Stock Series D, of which 5,899,796 are issued and outstanding and none of which are issued and held as treasury shares, (e) 2,500,000 shares designated Common Stock Series E, of which 2,100,000 are issued and outstanding and none of which are issued and held as treasury shares; and (f) 10,000,000 shares designated as Preferred Stock, of which (i) 1,600,000 shares are designated Series A Preferred Stock, of which 1,341,000 are issued and outstanding and none of which are issued and held as treasury shares, (ii) 3,400,000 shares are designated Series B Preferred Stock, of which 3,042,135 are issued and outstanding and none of which are issued and held as treasury shares, (iii) 2,000,000 shares are designated Series C Preferred Stock, of which 1,008,750 are issued and outstanding and none of which are issued and held as treasury shares,
(iv) 200,000 shares are designated Series D Preferred Stock, of which 200,000 are issued and outstanding and none of which are issued and held as treasury shares, (v) 792,000 shares are designated Series E Preferred Stock, of which 456,896 are issued and outstanding and none of which are issued and held as treasury shares, and (vi) 1,180,000 shares are designated Series F Preferred Stock, of which 816,975 are issued and outstanding and none of which are issued and held as treasury shares. WebMD has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, and are fully paid and non-assessable and were issued pursuant to an exemption from registration under the 1933 Act and all applicable state securities Laws. Except as contemplated by this Agreement, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by WebMD under the 1933 Act), calls or other commitments of any nature relating to WebMD capital stock to which WebMD is a party, and there are no outstanding securities of WebMD convertible into or exchangeable for shares of WebMD Common Stock or any other capital stock of WebMD. All of such WebMD warrants, options, rights calls or other commitments were issued or granted pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except in connection with the Healtheon/WebMD Agreement and the transactions contemplated therein, WebMD and its Subsidiaries have no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to WebMD, WebMD capital stock or any of its Subsidiaries. WebMD is not obligated to issue or repurchase any shares of its capital stock for any purpose, and, to the knowledge of WebMD, no Person has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of WebMD.

     6.4 WebMD Subsidiaries. Section 6.4 of the WebMD Disclosure Letter contains a true and correct list of each Subsidiary of WebMD. All of the outstanding shares of capital stock of each such Subsidiary are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act, and all applicable state securities Laws, and are owned of record and beneficially by WebMD, free and clear of any and all Liens. No shares of capital stock of any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which any Subsidiary is or may become obligated to issue or exchange any share of capital stock. Except as set forth in Section 6.4 of the WebMD Disclosure Letter, neither WebMD nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

     6.5  Financial Statements.

        (a) Section 6.5 of the WebMD Disclosure Letter contains true and correct copies of the (i) audited consolidated balance sheets of WebMD as of December 31, 1998, 1997 and 1996, and the audited consolidated statements of income and audited consolidated statements of cash flows for the years ended December 31, 1998, 1997 and 1996 and (ii) the unaudited balance sheet of WebMD as of March 31, 1999 and the unaudited consolidated statements of income and unaudited statements of cash flows for the three months ended March 31, 1999 and 1998 (collectively, (i) and (ii), the "WEBMD FINANCIAL STATEMENTS").

        (b) The WebMD Financial Statements (i) are in accordance with the books and records of WebMD and its Subsidiaries, which books and records are complete and correct in all Material respects and have been maintained in accordance with reasonable business practices; (ii) present fairly the consolidated financial condition, Assets and Liabilities of WebMD and its Subsidiaries, taken as a whole, as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for the omission of notes to interim unaudited consolidated statements and except that interim unaudited statements are subject to normal year end adjustments which will not, individually or in the aggregate, be Material; and
(iv) reflect adequate reserves for all known Material Liabilities and reasonably anticipated losses required to be recorded under GAAP.

     6.6 Absence of Undisclosed Liabilities. Except as disclosed in Section 6.6 of the WebMD Disclosure Letter or on the March 31, 1999 WebMD Financial Statements, as of the date hereof neither WebMD nor any of its Subsidiaries has any Undisclosed Liabilities, except for unpaid liabilities and obligations incurred since March 31, 1999, in the ordinary course of business or which are not, in the aggregate, Material to WebMD and its Subsidiaries, taken as a whole.

     6.7 Absence of Certain Changes or Events. Since March 31, 1999, except as disclosed on Section 6.7 of the WebMD Disclosure Letter, there have been no events, changes or occurrences (other than events or conditions affecting the economy generally) which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WebMD.

     6.8  Tax Matters.

        (a) WebMD has timely filed all federal, state, local and foreign Returns relating to Taxes required to be filed by WebMD with any Tax authority, except such Returns which are not Material to WebMD. WebMD has paid all Taxes shown to be due on such Returns.

        (b) WebMD as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

        (c) WebMD has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against WebMD, nor has WebMD executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (d) No audit or other examination of any Return of WebMD by any Tax authority is presently in progress, nor has WebMD been notified of any request for such an audit or other examination.

        (e) No adjustment relating to any Returns filed by WebMD has been proposed in writing formally or informally by any Tax authority to WebMD or any representative thereof.

        (f) WebMD does not have any Liability for unpaid Taxes which has not been accrued for or reserved on the WebMD Financial Statements, whether asserted or unasserted, contingent or otherwise, which is Material to WebMD, other than any Liability for unpaid Taxes that may have accrued since the date of the WebMD Financial Statements in connection with the operation of the business of WebMD in the ordinary course.

        (g) There is no Contract, agreement, plan, arrangement or other Contract to which WebMD is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of WebMD that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code.

        (h) WebMD has not filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Internal Revenue Code) owned by WebMD.

        (i) WebMD is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement, arrangement or other Contract.

        (j) Except as may be required as a result of the Merger, the WebMD has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 253A of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (k) None of WebMD's Assets are tax exempt use property within the meaning of Section 168(h) of the Internal Revenue Code.

        (l) WebMD is not subject to (i) any foreign Tax holidays, (ii) any intercompany transfer pricing agreements, or other arrangements that have been established by WebMD with any Tax authority and (iii) any expatriate programs or policies affecting WebMD.

        (m) WebMD is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

     6.9  Intellectual Property.

        (a) Section 6.9 of the WebMD Disclosure Letter contains a true and complete list of all Registered Intellectual Property owned by or exclusively licensed to WebMD on the date hereof, and, with respect to Registered Intellectual Property owned by WebMD, specifies the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which an application for issuance or registration has been filed, including the respective registration or application numbers. WebMD owns good and exclusive title to or has licensed (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each Material item of Intellectual Property used by WebMD free and clear of any Lien (excluding licenses and related restrictions). WebMD is the exclusive owner of, and has good title (free and clear of all Liens) to, all (i) trademarks and trade names used in connection with the operation or conduct of the business of WebMD, including the sale of products or the provisions of services, and (ii) copyrighted works that are WebMD products or which WebMD otherwise purports to own. Neither WebMD or, to the knowledge of WebMD, its predecessors has misused or infringed on the Intellectual Property of others, and none of the Intellectual Property as used in the business conducted by WebMD infringes or will infringe upon or otherwise violates or will violate the Intellectual Property of others or constitutes or will constitute unfair competition or trade practices under any applicable Law, nor has any Person asserted a claim of such infringement or violation of Intellectual Property or unfair competition or trade practices against WebMD. WebMD has not transferred ownership of, licensed or sublicensed its rights in any Intellectual Property, except non-exclusive licenses in the ordinary course of business.

        (b) To the extent that any Material Intellectual Property has been developed or created by a third party for WebMD, WebMD has a written agreement with such third party with respect thereto and WebMD thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (c) WebMD is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration of Registered Intellectual Property listed in Section 6.9 of the WebMD Disclosure Letter. Each Material item of Registered Intellectual Property owned by WebMD is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property in the jurisdictions listed in Section 6.9 of the WebMD Disclosure Letter. There is no pending written threat received by WebMD of, or to the knowledge of WebMD, any verbal threat of opposition, interference or cancellation in, a proceeding before any court or registration authority in any jurisdiction against the applications or registrations listed in Section 6.9 of the WebMD Disclosure Letter, or, to the knowledge of WebMD, against any Intellectual Property exclusively licensed to WebMD.

        (d) There are no settlements, forbearances to sue, consents, judgments, or other Orders of which WebMD is a party or of which it is aware and which (i) restrict WebMD's rights to use any Intellectual Property owned by or licensed to WebMD, (ii) restrict WebMD's business in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by WebMD. To the knowledge of WebMD, no Person has infringed or misappropriated or is infringing or misappropriating any Intellectual Property used by WebMD in the conduct of its business.

        (e) The consummation of the transactions contemplated hereby will not result in the Material loss or impairment of WebMD's right to own or use any Intellectual Property or result in WebMD's granting to any third party any right to or with respect to any Material Intellectual Property, nor will require the consent of any Regulatory Authority or other third party in respect of any Intellectual Property.

     6.10 Insurance. All of the Assets and business of WebMD and its Subsidiaries of an insurable nature and of a character usually insured by companies in similar businesses are insured in such amounts and against such losses, casualties or risks as is usual in such companies and for such Assets and business. There is no Material claim by WebMD or any of its Subsidiaries pending under any Material insurance policies of WebMD and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     6.11  Compliance with Laws.

        (a) Each of WebMD and its Subsidiaries has in effect all Material Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. Except as disclosed in Section 6.11 of the WebMD Disclosure Letter, neither WebMD nor any of its Subsidiaries is in violation in any Material respect of any Laws, Orders or Permits applicable to its business or employees conducting its business. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of WebMD or any of its Subsidiaries to comply with any Law has been received by WebMD, nor, to the knowledge of WebMD, is any such notice or warning proposed or threatened.

        (b) Except as set forth in Section 6.11 of the WebMD Disclosure Letter, no consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by WebMD or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made, the filing of the Certificate of Merger with the State of Delaware, HSR Act filings as contemplated under Section 10.2 and under Securities Laws and state securities Laws.

     6.12 Legal Proceedings. There are no outstanding Orders or administrative decisions to which WebMD or any of its Subsidiaries is subject, and, except as disclosed in Section 6.12 of the WebMD Disclosure Letter, there is no Litigation pending or, to WebMD's knowledge, threatened against or relating to WebMD or any of its Subsidiaries or their respective Assets or businesses which could reasonably be expected to be, individually or in the aggregate, Material to WebMD and its Subsidiaries taken as a whole. Except as disclosed in Section 6.12 of the WebMD Disclosure Letter, neither WebMD nor any of its Subsidiaries have been advised by any attorney representing any such entity that there are any "LOSS CONTINGENCIES" as defined in FASB 5, which would be required by FASB 5 to be disclosed or accrued in the WebMD Financial Statements and which are not so disclosed or accrued.

     6.13 Statements True and Correct. No certificate, schedule or other exhibit furnished or to be furnished by WebMD or any Affiliate thereof to GNN pursuant to the terms of this Agreement (including the WebMD Disclosure Letter) contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.14 Tax Matters. Neither WebMD nor, to the knowledge of WebMD, any Affiliate of WebMD has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     6.15 WebMD Disclosure Letter. Matters disclosed on each Section of the WebMD Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed in such Section and shall not be deemed to be disclosed for any other purpose.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Except as otherwise provided in Newco's Registration Statement (Registration No. 333-80863) on Form S-4 as filed on June 17, 1999, and all amendments and supplements thereto including any amendment or new registration statement in which Healtheon is the registrant (collectively referred to herein as "NEWCO'S REGISTRATION STATEMENT"), Newco hereby represents and warrants to GNN as follows as of the date hereof and (if Newco is the Purchaser) the Closing
Date:

     7.1 Organization, Standing, and Power. Newco is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Each of Newco and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated by the Healtheon/WebMD Agreement. As of the date hereof, Newco has not engaged in any business activity of any type whatsoever except in connection with its organization and the transactions contemplated by or related to the Healtheon/WebMD Agreement and this Agreement.

     7.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of Newco. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Newco pursuant to this Agreement will constitute, legal, valid and binding obligations of Newco enforceable against Newco in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and
(ii) the availability of specific performance, injunctive relief or other equitable remedies. Except in such case, individually or in the aggregate, that will not result in a Material Adverse Effect on Newco, the execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Newco pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of Newco or any of its Subsidiaries or any other Material Contract to which Newco or any of its Subsidiaries is a party or is bound; (ii) to the knowledge of Newco and its Subsidiaries, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon Newco or its Subsidiaries or upon their respective securities, Assets or business; or (iii) create a Material Lien upon the securities, Assets or business of Newco or any of its Subsidiaries.

     7.3 Capital Stock. As of June 15, 1999, the authorized capital stock of Newco consisted of 600,000,000 shares designated Common Stock (without designation as to series), none of which were then issued and outstanding or held as treasury shares, and 10,000,000 shares designated as Preferred Stock, none of which were then issued and outstanding or held as treasury shares.

     7.4  Healtheon SEC Filings; Financial Statements.

        (a) Healtheon has filed all forms, reports and documents required to be filed by Healtheon with the SEC since January 1, 1999. All such required forms, reports and documents filed with the SEC as of the date of this Agreement are referred to herein as the "HEALTHEON SEC REPORTS"). As of their respective dates, (or, if amended, as of the respective dates of such amendments), Healtheon SEC Reports (i) were prepared in accordance and complied as to form in all Material respects with the requirements of the 1933 Act, or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Healtheon SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Healtheon SEC Reports (the "Healtheon Financials"), (i) complied as to form in all Material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the 1934 Act) and (iii) fairly presented the consolidated financial position of Healtheon and its Subsidiaries as at the respective dates thereof and the consolidated results of Healtheon operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

     7.5 Tax Matters. Neither Newco nor, to the knowledge of Newco, any Affiliate of Newco has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                   ARTICLE 8

          REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER CORP.

     Purchaser and Merger Corp. hereby represent and warrant to GNN as follows as of the date hereof and as of the Closing Date:

     8.1 Purchaser Common Stock. The shares of Purchaser Common Stock to be issued in accordance with the terms and provisions of this Agreement will, when so issued, be duly authorized, validly issued, fully paid and non-assessable.

     8.2  Meeting Materials; Registration Statement

        (a) If an Information Statement is distributed for the Stockholders Meeting as described under Section 10.1 hereof, (i) none of the information to be supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Information Statement to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) as to matters respecting it, the Information Statement will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to

Purchaser, Merger Corp. or any of their respective Affiliates, officers or directors should be discovered by Purchaser or Merger Corp. which should be set forth in an amendment or a supplement to the Information Statement, Purchaser or Merger Corp. will promptly inform GNN. Notwithstanding the foregoing, Purchaser and Merger Corp. make no representation or warranty with respect to any information supplied by GNN that is contained in the Information Statement.

        (b) If a Registration Statement is filed in connection with the Merger and a Proxy Statement/ Prospectus is distributed for the Stockholders Meeting as described under Section 10.1 hereof, then:

           None of the information to be supplied by or on behalf of Purchaser for inclusion in the Registration Statement to be filed by Purchaser with the SEC will, at the time such Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, at the time such documents are filed, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As to matters respecting it, the Registration Statement and Proxy Statement/ Prospectus will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and Merger Corp. make no representation or warranty with respect to any information supplied by other Person that is contained in the Registration Statement.

     8.3 Authority of Merger Corp. Merger Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Purchaser. The authorized capital stock of Merger Corp. consists of 1,000 shares of Merger Corp. Common Stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and is owned by Purchaser free and clear of any Lien. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. This Agreement represents a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms.

                                   ARTICLE 9

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     9.1 Conduct of GNN Business. Except as set forth in Section 9.1 of the GNN Disclosure Letter, prior to the Closing Date, except with the prior written consent of WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon, and except as necessary to effect the transactions contemplated in this Agreement, GNN shall:

        (a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract other than in the ordinary course of business (or, even if in the ordinary course of business, not in excess of $50,000 individually), and not make any Material change in its methods of management, marketing, accounting, or operations;

        (b) consult with WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon prior to undertaking any new business opportunity outside the ordinary course of business and not undertake such new business opportunity;

        (c) confer on a regular basis with one or more designated representatives of WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon to report Material operational matters and to report the general status of ongoing business operations;

        (d) notify WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon of any unexpected Material change in the normal course of business or in the operation of its Assets, including any Material decrease in the number of subscription agreements to which GNN is a party, and notify WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property or other Asset, and GNN agrees to keep WebMD and Healtheon fully informed of such events and permit WebMD's and Healtheon's representatives prompt access to all materials prepared in connection therewith, except for any materials that are protected by the attorney-client privilege, provided that in such event WebMD and Healtheon are advised of all material facts concerning such privileged materials;

        (e) not enter into any new employment Contract or make any commitment to employees (including any commitment to pay severance, retirement or other benefits) except in the ordinary course of business and consistent with past practice;

        (f) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director, employee, agent or independent contractor of GNN, except general hourly rate increases and normal merit increases for employees other than officers made in the ordinary course of business and consistent with past practice;

        (g) except in the ordinary course of business, not (i) create or incur any indebtedness (or, even if in the ordinary course of business, not in excess of $50,000 in the aggregate), or (ii) release or create any Liens of any nature whatsoever;

        (h) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $50,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

        (i) not enter into, terminate or materially amend any strategic alliance agreement or sponsorship agreement or any other Contract relating to the distribution, sale, license or marketing by third parties of GNN's products;

        (j) not amend the Certificate of Incorporation, Bylaws or other governing instruments of GNN;

        (k) not make any changes in its accounting methods or practices or revalue its Assets, except for changes in its tax accounting methods or practices that may be necessitated by changes in applicable tax Laws;

        (l) except for this Agreement, and except for shares of GNN Common Stock which may be issued upon the exercise or conversion of the Options, GNN Warrants, GNN Series A Preferred Stock, GNN Series B Preferred Stock or GNN Series C Preferred Stock, not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GNN Capital Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any GNN Capital Stock;

        (m) not take any action, or omit to take any action, which would cause the representations and warranties contained in Article 5 to be untrue or incorrect in any Material respect;

        (n) not make any loan to any Person or increase the aggregate amount of any loan currently outstanding to any Person, except for usual and customary advances to employees made in the ordinary course of business;

        (o) not sell any Material Asset or make any Material commitment relating to its Assets other than in the ordinary course of business or enter into or terminate any lease of real estate;

        (p) not purchase or redeem, or agree to purchase or redeem, any security of GNN (including any share of GNN Capital Stock);

        (q) not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director, or other stock plans or authorized cash payments in exchange for any options granted under any of such plans;

        (r) not grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof and as previously disclosed in writing or made available to WebMD or adopt any new severance plan;

        (s) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of GNN, or enter into any grants of future patent rights, other than nonexclusive end-user licenses in the ordinary course of business consistent with past practice, or enter into any subscription agreements;

        (t) not acquire or agree to acquire or be acquired by merging or consolidating with, or by purchasing any Person, interest in, portion of or the capital or the Assets of, or by any other manner, any business or any Person or division thereof, otherwise acquire or agree to acquire any Assets which are Material, individually or in the aggregate, to the business of GNN or enter into any joint ventures, strategic partnerships or alliances;

        (u) not Materially modify or amend, or terminate any Material Contract or agreement to which GNN is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to WebMD or Healtheon; and

        (v) not make any agreement or commitment which will result in or cause to occur a violation of any of the items contained in paragraphs (a) through (u) above.

     9.2 Adverse Changes in Condition. Each Party agrees (i) to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a breach of any of its representations, warranties, agreements or covenants contained herein, such that the conditions set forth in Sections 11.2(a) and (b) or Sections 11.3(a) and (b) with respect to such Party (as appropriate) would not be satisfied as of the time of such breach or as of the time of such representation or warranty shall have become untrue, and (2) to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 10

                             ADDITIONAL AGREEMENTS

     10.1  Stockholder Approval; Registration Statement.

        (a) Unless this Agreement is terminated in accordance with its terms, the Board of Directors of GNN shall unanimously recommend to Stockholders the approval of this Agreement and the Merger and the Board of Directors and officers of GNN shall use their reasonable best efforts to obtain such Stockholders' approval. GNN will take all action necessary and in accordance with GCLSD and its Certificate of Incorporation and Bylaws to convene a meeting of GNN's Stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "STOCKHOLDERS MEETING") to be held as promptly as practicable, in any event, within 45 days after the declaration of the effectiveness of the Registration Statement (unless WebMD is the Purchaser and does not make the WebMD Election, in which case it shall be held in any event within 45 days after the Agreement terminates as to Newco under Section 12.3). GNN will use its reasonable best efforts to solicit from its Stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, including the Escrow Agreement and the election of the Representative as representative of the Stockholders for purposes of the Escrow Agreement, and will take all other action necessary or advisable to secure the vote or consent of its Stockholders required by GCLSD to obtain such approvals and shall ensure that the Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by GNN in connection with the Stockholders Meeting are solicited, in compliance with the GCLSD, GNN's Certificate of Incorporation and Bylaws, and all other applicable legal requirements. GNN's obligation to call, give notice, convene and hold the GNN Stockholders Meeting in accordance with this Section 10.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to GNN of any Acquisition Proposal.

        (b) If Newco is the Purchaser, as promptly as possible after the execution of this Agreement, GNN, Newco and WebMD shall prepare and Newco shall file with the SEC the Proxy Statement/Prospectus and Newco will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus; provided that GNN acknowledges and agrees that Newco's obligations with respect to the Registration Statement and the Proxy Statement/Prospectus herein may be satisfied by amending Newco's Registration Statement to include the Shares issued in connection with the Merger. Each of the Parties hereto shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the others' counsel and auditors in preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Parties hereto will respond to any comments to the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and GNN will cause the Proxy Statement/Prospectus to be mailed to GNN's Stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the Parties hereto will cause all documents that it is responsible for filing with the SEC to comply in all Material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, the Parties hereto, as the case may be, will promptly inform the other Parties hereto of such occurrence and cooperate in filing with the SEC or its staff or any other governmental officials, and/or mailing to GNN's Stockholders, such amendment or supplement.

        (c) In connection with the Stockholders Meeting, if WebMD does not make the WebMD Election as described in Section 10.15, (i) WebMD and GNN shall prepare an Information Statement and mail such Information Statement to GNN's Stockholders a reasonable period prior to such Stockholders Meeting, and (ii) the Parties shall furnish to each other all information concerning them that the other may reasonably request in connection with such Information Statement.

        (d) Not later than thirty (30) days prior to the Stockholders Meeting, GNN shall deliver to WebMD and Newco a list of persons who may be deemed to be, in GNN's reasonable judgment, affiliates of GNN within the meaning of Rule 145 under the 1933 Act (each, a "GNN Affiliate"). GNN will provide Newco and WebMD with such information and documents as either such Party shall reasonably request for purposes of reviewing such list. Purchaser shall be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 under 1933 Act on the certificates evidencing any Purchaser Common Stock to be received by a GNN Affiliate pursuant to the terms hereof, and, in the reasonable judgment of GNN, to issue appropriate stop transfer instructions to the transfer agent of Purchaser Common Stock. In addition, GNN shall deliver to the Purchaser at or prior to the Closing a written agreement, in form reasonably satisfactory to Purchaser and customary for transactions of this type, providing that the GNN Affiliate will not sell, pledge, transfer or otherwise dispose of shares of Purchaser Common Stock to be received by such GNN Affiliate in the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder, including without limitation Rule 145.

The Purchaser shall not be required to maintain the effectiveness of the Registration Statement for purposes of any resale by any GNN Affiliate.

     10.2 Applications. Healtheon, Newco and/or WebMD (as appropriate) shall promptly prepare and file, and GNN shall cooperate in the preparation and, where appropriate, filing of, applications with any Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Healtheon, Newco, WebMD, GNN or any Subsidiary or Affiliate of any such Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business or Assets, or the imposition of any Material limitation the ability of any of them to conduct their businesses or to own or exercise control of such Assets or stock.

     10.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Surviving Corporation shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     10.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its legal ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 11 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement (including without limitation any Consents listed in Section 5.19(b) of the GNN Disclosure Letter). In connection with and without limiting the foregoing, GNN and its Board of Directors shall, if any state takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to insure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

     10.5  Investigation and Confidentiality.

        (a) Prior to the Effective Time, WebMD and GNN shall keep each other advised of all Material developments relevant to its business and to consummation of the Merger and shall permit each other to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by WebMD or GNN under this Section 10.5 shall affect the representations and warranties of the other Parties.

        (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use or disclose such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     10.6 Access to Information. GNN shall afford Healtheon and WebMD and their accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to (i) all of GNN's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of GNN as Healtheon or WebMD may reasonably request and (iii) all officers and, as scheduled through officers, key employees of GNN. GNN agrees to provide to Healtheon and WebMD and their accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 10.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

     10.7  No Shop.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 12, GNN will not, nor will it authorize or permit any Affiliate or Representative retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. GNN will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of GNN or any of its Subsidiaries or any investment banker, attorney or other advisor or Representative of GNN or any of its Subsidiaries shall be deemed to be a breach of this Section 10.7 by GNN.

        (b) In addition to the obligations of GNN set forth in paragraph (a) of this Section 10.7, GNN as promptly as practicable shall advise WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon orally and in writing of any request for non-public information which GNN reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which GNN reasonably should believe would lead to any Acquisition Proposal, the Material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. GNN will keep Purchaser informed as promptly as practicable in all Material respects of the status and details (including Material amendments or proposed Material amendments) of any such request, Acquisition Proposal or inquiry.

     10.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     10.9 Employee Benefits. Following the Effective Time, Purchaser shall provide to officers and employees of GNN employee benefits based on the positions they hold with the Purchaser and/or its Subsidiaries after the Effective Time under employee benefit plans on terms and conditions which are substantially similar in the aggregate to those provided by Purchaser and its Subsidiaries to their similarly situated officers and employees after the Effective Time.

     10.10 Voting Agreement. Simultaneously with the execution and delivery of this Agreement, each of the Persons listed on Exhibit 10.10(a) has executed and delivered a Voting Agreement in the form of

Exhibit 10.10(b) hereto pursuant to which such Person has agreed, among other things, to vote all shares of GNN Capital Stock held of record by such Person and all shares of GNN Capital Stock for which such Person has been granted a proxy in favor of the Merger at the Stockholders Meeting (the "Voting Agreements"). GNN hereby represents and warrants to Purchaser that the shares of GNN Capital Stock subject to the Voting Agreements have sufficient votes to approve the Merger and the Agreement for all purposes under the GCLSD and GNN's Certificate of Incorporation and Bylaws.

     10.11 Accredited Investor Questionnaire and Stockholder Representation Agreement. GNN shall use its reasonable efforts to:

           (i) if WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, cause each Stockholder and

           (ii) cause each holder of Options or GNN Warrants whose exercise of such Option or GNN Warrant following the Effective Time would not be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933 Act, to promptly execute and deliver to Purchaser prior to the Closing an Accredited Investor Questionnaire and Stockholder Representation Agreement in the form of Exhibits 10.11(a) and 10.11(b), respectively, hereto.

     10.12 Registration of Shares. If WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, the Stockholders shall be entitled to registration rights as set forth in Exhibit 10.12 hereto.

     10.13 Blue Sky Laws. Purchaser shall take such reasonable steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser Common Stock in connection with the Merger. GNN shall use its reasonable efforts to assist Purchaser as may be necessary to register, or qualify for valid exemptions from, the issuance of Purchaser Common Stock in the Merger under the securities and blue sky laws of all jurisdictions which are applicable in connection with such issuance, including, if requested by Purchaser after consultation with counsel, the appointment of a "PURCHASER REPRESENTATIVE" for non-accredited investors who are not sophisticated investors under Regulation D of the 1933 Act.

     10.14 Non-solicitation of Employees. Until the Effective Time or, in the event this Agreement is terminated without completion of the Merger, for a period of one year from the date hereof, neither Healtheon, WebMD, Newco nor GNN will solicit for employment any current employee of the other Parties or any Subsidiary of the other Parties unless such employee has been terminated previously by his or her employer nor make any offer to such employee without prior notice to his or her employer; provided that in no event will a general solicitation for employment (whether by general advertisement in any media or otherwise) be a violation of this Section 10.14.

     10.15 WebMD Election for Registration. In the event that this Agreement is terminated as to Newco and Healtheon pursuant to Section 12.3 hereof, the Parties agree that the shares of Purchaser Common Stock to be issued in the Merger will not be registered under the 1933 Act or any state securities laws unless otherwise elected by WebMD under this Section 10.15. WebMD, in its sole discretion, may elect within 30 days after this Agreement is terminated as to Newco and Healtheon pursuant to Section 12.3 hereof to file the Registration Statement and the provisions of Section 10.1(b) shall apply to WebMD (instead of Newco), mutatis mutandis (the "WEBMD ELECTION"); provided that the Proxy Statement/Prospectus and Registration Statement shall be prepared and filed as promptly as practicable after WebMD makes the WebMD Election. If WebMD does not make the WebMD Election, GNN acknowledges and agrees that WebMD shall be entitled to postpone the distribution of the Information Statement for a reasonable period of time upon advice of counsel until WebMD and GNN have obtained, or have agreed to obtain prior to Closing, all documents and other items necessary to ensure that the offering of securities pursuant to the Merger be exempt from registration under Section 5 of the 1933 Act and all relevant state securities laws, including, but not limited to, documentation similar to that described in Section 10.11 and 10.13.

     10.16 Press Releases. Prior to the Effective Time, WebMD, GNN and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby and no Party shall issue any press release or make any other public disclosure without the prior approval of the other Parties and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon (which approval shall not be unreasonably withheld); provided, that nothing in this Section 10.16 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     10.17 Statements and Information Regarding WebMD. GNN acknowledges that, from time to time, statements about WebMD may be made by third parties, in writing or otherwise, that may purport to contain information about WebMD, including in newspaper articles, Internet chat rooms and, except as provided below, other publications and communications, and that such statements have been and may be incorrect or inaccurate in several Material respects. GNN agrees that neither WebMD nor any of its Affiliates or representatives has made any representation or warranty as to the accuracy or completeness of any such information or statements. Furthermore, GNN has not relied, and will not rely, upon any such statements in making any decision in connection with the consummation of the Merger and other transactions contemplated by this Agreement; rather, the only representations or statements that GNN has relied upon or will rely upon will be those made by WebMD, as set forth in this Agreement.

     10.18 Employee Confidentiality and Assignment Agreement. GNN agrees to use its commercially reasonable efforts to cause all of its current employees and consultants to execute, to the extent they have not already done so, an Employee Confidentiality and Assignment Agreement (with Intellectual Property assignment provisions) in substantially the form currently used by WebMD.

     10.19  Directors and Officers Indemnification.

        (a) After the Effective Time, Purchaser will (and will cause any successor, whether by merger, stock purchase, or asset purchase, to), to the fullest extent permitted by Law, indemnify and hold harmless each present and former director or officer of GNN (collectively, the "INDEMNIFICATION PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgements, fines, losses, claims, damages, Liabilities and settlement amounts paid in connection with any action, claim, suit, investigation, or proceeding (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent, or other person to whom this Section applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

        (b) For a period of two (2) years after the Effective Time, Purchaser will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by GNN's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of GNN; provided, however, that in no event will Purchaser or Surviving Corporation be required to expend an annual premium for such coverage in excess of $23,000 (or such coverage as is available for such annual premium).

                                   ARTICLE 11

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     11.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 13.5 of this Agreement:

        (a) Stockholder Approval. The stockholders of GNN shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

        (b) Regulatory Approvals. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all Material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

        (d) Tax Opinion. Each of Purchaser and GNN shall have received the opinion of Alston & Bird LLP or King & Spalding, respectively, to the effect that the Merger will constitute a tax-free reorganization within the meaning of 368(a) of the Internal Revenue Code, which opinion shall be in form and substance reasonably satisfactory to Purchaser and GNN, respectively; provided, however, that if counsel to either Purchaser or GNN does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such Party if counsel to the other Party renders such opinion to such Party. In rendering such opinion, Alston & Bird LLP and/or King & Spalding shall be entitled rely upon representations of the Parties hereto reasonably satisfactory in form and substance to such counsel. The Parties to this Agreement agree to make reasonable representations as required by Alston & Bird LLP and/or King & Spalding for the purpose of rendering such opinion(s).

        (e) Registration Statement; Nasdaq. In the event that the Registration Statement is filed in connection with the shares of Purchaser Common Stock to be issued in the Merger, (i) all of the shares of Purchaser Common Stock to be issued in connection with the Merger shall be authorized for quotation on the Nasdaq Stock Market upon notice of issuance, and (ii) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, or similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     11.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 13.5 of this Agreement:

        (a) Representations and Warranties. The representations and warranties of GNN set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material, Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GNN to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c) Certificates. GNN shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 11.2(a) and 11.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GNN's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

        (d) Opinion of Counsel. Purchaser shall have received an opinion of King & Spalding, counsel to GNN, dated as of the Closing, in the form reasonably satisfactory to Purchaser, as to the matters set forth in Exhibit 11.2(d).

        (e) Delivery of Documents. GNN shall have delivered all of its books and records to Purchaser including, but not limited to, (i) all corporate and other records of GNN and each Subsidiary and their respective predecessors, including the minute books, stock books, stock transfer registers, books of account, leases and Contracts, deeds and title documents, and GNN Financial Statements; and (ii) such other documents or certificates as shall be reasonably requested by Purchaser.

        (f) Resignation of GNN Directors. On or prior to the Closing Date, GNN shall have delivered to Purchaser evidence satisfactory to Purchaser of the resignation of the directors of GNN effective as of the Closing Date.

        (g) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representative (as defined in Section 14.2) and a national bank as escrow agent in substantially the form contemplated in Article 14 hereto, with any changes thereto being only such changes which relate specifically to the Escrow Agent and which changes are reasonably acceptable to Purchaser.

        (h) No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to GNN, between the date hereof and the Closing Date, and GNN shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by its president and chief financial officer certifying to such effect.

        (i) Accredited Investor Questionnaire and Stockholder Representation Agreements. If WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, then:

           (i) Each Stockholder of GNN and each holder of an Option or GNN Warrant (excluding each holder of Options and/or GNN Warrants whose exercise of all of the Options and GNN Warrants held by such holder will be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933 Act) who has not provided to WebMD an Accredited Investor Questionnaire in the form previously provided to GNN certifying that such Stockholder is an "ACCREDITED INVESTOR" as defined in Rule 501(a) under the 1933 Act shall have either (i) appointed a "PURCHASER REPRESENTATIVE" as set forth under Rule 501(h) and 506(b)(2)(ii) under the 1933 Act, or (ii) delivered to WebMD a Stockholder Representation Agreement certifying as to the sophistication of the investor and other reasonably related matters set forth therein; and

           (ii) As of the Effective Time, GNN shall not have more than thirty-five (35) Stockholders and holders of Options or GNN Warrants (in the aggregate) who are non-accredited investors under Rule 501(a) and (e) under the 1933 Act (in the event of non-receipt of an Accredited Investor Questionnaire, such holder shall be deemed to be a non-accredited investor), excluding for purposes of this calculation each holder of Options and/or GNN Warrants whose exercise of all of the Options and GNN Warrants held by such holder will be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933 Act.

        (j) Dissenting Stockholders. Holders of less than two percent (2.0%) of the GNN Capital Stock shall have elected to seek their statutory dissenters' rights as provided in Section 3.4 of this Agreement.

        (k) Healtheon/WebMD Agreement. If the Purchaser is Newco, the transactions contemplated by the Healtheon/WebMD Agreement must be consummated (the "Healtheon Closing") simultaneously with, or prior to, the Closing.

        (l) FIRPTA. GNN shall deliver to a Purchaser a properly executed statement that the shares of GNN's Capital Stock do not constitute "U.S. real property interests," as defined in Section 897(c) of the Internal Revenue Code. Such statement shall be in a form reasonably acceptable to Purchaser and in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such statement, GNN shall provide to Purchaser, as agent for GNN, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), along with written authorization for Purchaser to deliver such form of notice to the Internal Revenue Service on behalf of GNN upon the Closing.

        (m) Comfort Letter. GNN shall cause its certified public accountants to deliver a comfort letter, in form and substance customary for transactions of this type and reasonably satisfactory to Purchaser, with respect to financial information relating to GNN included in the Registration Statement.

        (n) Approval; Qualified Sale Election: At least ninety-five percent (95%) of the outstanding shares of GNN Capital Stock shall have voted to approve the Merger and this Agreement at the Stockholders Meeting. In addition, a majority of GNN's Board of Directors (other than those Directors elected by the holders of GNN Series A Preferred Stock) and a majority of the holders of the GNN Common Stock and the GNN Series B Preferred Stock, voting together as a class, shall have approved an adjustment to the conversion price of the GNN Series C Preferred Stock such that the transactions described herein will be deemed a "QUALIFIED SALE" as defined in the Certificate of Designation for the GNN Series C Preferred Stock.

        (o) Stockholder Agreement. GNN shall obtain written terminations and releases of the terms of the Stockholders Agreement dated February 18, 1998 among Alan Greenberg, Medcast Networks, L.P., and the holders of GNN Series A Preferred Stock, and subsequently executed by holders of GNN Series C Preferred Stock ("STOCKHOLDER AGREEMENT") from the holders of at least ninety percent (90%) of the shares of GNN Series A Preferred Stock that have executed such Stockholder Agreement and from the holders of at least ninety percent (90%) of the shares of GNN Series C Preferred Stock that have executed such Stockholder Agreement.

        (p) Registration Rights Agreements. If WebMD is the Purchaser and does not make the WebMD Election under Section 10.15, GNN shall cause the termination as of immediately prior to the Effective Time of all rights of any stockholder of GNN under any Contract that grants any registration rights under the 1933 Act or any other state or federal securities Laws to any stockholder of GNN (the "GNN REGISTRATION RIGHTS AGREEMENTS"), and provide WebMD evidence reasonably satisfactory to WebMD that the Registration Rights Agreements have been terminated.

        (q) Contract Terminations. GNN shall either terminate prior to the Closing, or be entitled to terminate without expense or penalty and in its sole discretion within thirty days' after the Effective Time, each Contract listed on
Section 11.2 of the GNN Disclosure Letter and shall provide evidence of such termination(s) or termination right(s) reasonably satisfactory to the Purchaser.

     11.3 Conditions to Obligations of GNN. The obligations of GNN to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GNN pursuant to Section 13.5 of this Agreement:

        (a) Representations and Warranties. The representations and warranties of WebMD and (solely if Newco is the Purchaser) Newco set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material,

Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

        (c) Certificates. Purchaser shall have delivered to GNN (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 11.3(a) and 11.3(b) of this Agreement have been satisfied, provided (if Newco or Healtheon is the Purchaser) WebMD (and not Newco) shall deliver this certificate as to Section 11.3(a) to the extent of WebMD's representations and warranties), and (ii) certified copies of resolutions duly adopted by Purchaser's Board of Directors and Merger Corp.'s Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GNN and its counsel shall request.

        (d) No Material Adverse Change. There shall not have been any Material Adverse Effect with respect to Purchaser between the date hereof and the Closing Date, and Purchaser shall have delivered to GNN a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect; provided that it is agreed and acknowledged by Newco that if Newco is the Purchaser and the Closing occurs simultaneously with the Healtheon Closing, WebMD, Healtheon or Healtheon and any other Person acquired by Newco on the Closing Date shall be deemed to be Subsidiaries of Newco for purposes of determining whether a Material Adverse Effect with respect to Purchaser shall have occurred.

                                   ARTICLE 12

                                  TERMINATION

     12.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GNN, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of the Boards of Directors of Healtheon, WebMD and GNN or, if this Agreement has been terminated as to Newco and Healtheon under
Section 12.3, by mutual consent of the Boards of Directors of WebMD and GNN; or

        (b) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by GNN of any representation or warranty contained in this Agreement such that the conditions in Section 11.2(a) with respect to GNN would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by GNN, then the terminating party or parties may not terminate this Agreement under this Section 12.1(b) prior to the Purchaser End Date provided GNN continues to exercise commercially reasonable efforts to cure such breach; or

        (c) By GNN (provided that GNN is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by Newco or WebMD of any representation or warranty contained in this Agreement such that the conditions in Section 11.3(a) with respect to Purchaser would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by Newco and/or

WebMD, then the terminating party may not terminate this Agreement under this
Section 12.1(c) prior to the Purchaser End Date provided the breaching party continues to exercise commercially reasonable efforts to cure such breach; provided breaches by Newco do not give rise to a termination right for GNN after this Agreement is terminated as to Newco under Section 12.3 hereof; or

        (d) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by GNN of any covenant or agreement contained in this Agreement such that the conditions in Section 11.2(b) with respect to GNN would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by GNN, then the terminating party or parties may not terminate this Agreement under this Section 12.1(d) prior to the Purchaser End Date provided GNN continues to exercise commercially reasonable efforts to cure such breach; or

        (e) By GNN (provided that GNN is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by Newco or WebMD of any covenant or agreement contained in this Agreement such that the conditions in Section 11.3(b) with respect to Purchaser would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by Newco and/or WebMD, then the terminating party may not terminate this Agreement under this Section 12.1(e) prior to the Purchaser End Date provided the breaching party continues to exercise commercially reasonable efforts to cure such breach; provided breaches by Newco do not give rise to a termination right for GNN after this Agreement is terminated as to Newco under Section 12.3 hereof; or

        (f) By (1) Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually or
(2) GNN (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Regulatory Authority whose consent is required for consummation of the Merger and the other transactions contemplated hereby shall have an order, decree, or ruling or taking any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

        (g)(i) If this Agreement has not been terminated as to Newco and Healtheon under Section 12.3, by (1) Healtheon and WebMD (jointly) or (2) GNN in the event that the Merger shall not have been consummated by the earlier of (i) the thirtieth (30th) day after the Healtheon Closing and (ii) December 15, 1999 (the earlier of such dates is referred to herein as the "Newco End Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party(ies) electing to terminate pursuant to this Section 12.1(g); or

           (ii) If this Agreement has been terminated as to Newco and Healtheon under Section 12.3, by (1) WebMD or (2) GNN in the event that the Merger shall not have been consummated by February 15, 2000 (the "WEBMD END DATE"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Agreement by the Party electing to terminate pursuant to this Section 12.1(g); or

        (h) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually if the Board of Directors of GNN shall fail to call a Stockholders Meeting or solicit consents for the purpose of approving the Merger at least 10 days prior to the date set forth in Section 12.1(g) (provided that the failure to call such meeting is not the result of a breach by Newco or WebMD of any representation, warranty, covenant or agreement that would entitle GNN to terminate this Agreement pursuant to Section 12.1(c) or (e) above) or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of GNN; or

        (i) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually, if the Board of Directors of GNN shall withdraw, modify or change its approval or recommendation to the GNN Stockholders of this Agreement or the Merger and related transactions in a manner adverse to Healtheon, Newco or WebMD.

     12.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 12.2 and Article 13 and Section 10.5(b) and 10.14 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to of this Agreement (except for a termination under Section 12.1(a)) shall not relieve a breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     12.3 Termination as to Newco and Healtheon. If the Healtheon/WebMD Agreement is terminated for any reason prior to the consummation of the transactions contemplated therein and prior to the Closing, this Agreement shall be deemed terminated as to Newco and Healtheon. In the event of the termination of this Agreement as to Newco and Healtheon as provided in this Section 12.3, Newco and Healtheon shall cease to be bound by this Agreement, except that the provisions of Sections 1.4, 10.5(b), 10.14 and 12.3 and Article 13 of this Agreement shall survive any such termination and continue to bind Newco and Healtheon, and no Party hereunder shall have any Liability in connection with the terms and conditions of this Agreement applicable to or binding upon Newco or Healtheon. In the event of the termination of the Healtheon/WebMD Agreement, neither Healtheon, WebMD nor Newco shall have any Liability for any reason under this Agreement

                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1  Definitions.

        (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           "ACQUISITION PROPOSAL" shall mean any proposal (other than an offer or proposal by Purchaser) relating to any Acquisition Transaction.

           "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from GNN or acquisition by any Person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of GNN or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of GNN or any merger, consolidation, business combination or similar transaction involving GNN; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the Assets of GNN; or (C) any liquidation or dissolution of GNN.

           "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

           "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.

           "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

           "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by the Surviving Corporation and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

           "CLOSING DATE" shall mean the date on which the Closing occurs.

           "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "CONTRACT" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "CONVERSION PRICE" shall mean either $81.98 (the "HEALTHEON TRADING PRICE"), or the Healtheon Trading Price multiplied by the number of shares of Healtheon common stock each share of WebMD common stock is convertible into immediately prior to the termination of this Agreement as to Newco under Section
12.3 hereof if WebMD is the Purchaser.

           "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

           "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "EXHIBITS" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "FUNDED DEBT" shall mean any outstanding indebtedness for funds borrowed (including leases required to be capitalized under GAAP) of such Party or its Subsidiaries, except Funded Debt between such parties, representing borrowing, but excluding trade payables.

           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "GCLSD" shall mean the General Corporation Law of the State of Delaware.

           "GNN CAPITAL STOCK" shall mean the GNN Common Stock and the GNN Preferred Stock.

           "GNN COMMON STOCK" shall mean the GNN common stock, $0.01 par value per share.

           "GNN PREFERRED STOCK" shall mean the GNN Series A Preferred Stock, $0.01 par value per share, the GNN Series B Preferred Stock, $0.01 par value per share and the GNN Series C Preferred Stock, $0.01 par value per share.

           "GNN STOCK PLAN" shall mean the existing stock option plan of GNN designated as follows: Greenberg News Networks, Inc. 1997 Stock Option Plan.

           "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous Material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Regulatory Authorities and any polychlorinated biphenyls).

           "INFORMATION STATEMENT" shall mean any proxy or information statement, prospectus, memorandum and/or other materials sent to the Stockholders in connection with the Stockholders meeting if WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15.

           "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

           "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

           "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than
(i) Liens for current property Taxes not yet due and payable, (ii) Liens reflected on the GNN Financial Statements and (iii) Liens which do not materially detract from the value or Materially interfere with the present use of the Asset subject thereto or affected thereby.

           "LITIGATION" shall mean any action, suit, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

           "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

           "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that if WebMD is the Purchaser, "Material Adverse Effect" shall not be deemed to include events, changes or occurrences (x) generally affecting the healthcare information technology industry, or (y) generally affecting the overall U.S. economy.

           "MERGER CORP. COMMON STOCK" shall mean the $0.01 par value common stock of Merger Corp.

           "NEWCO COMMON STOCK" shall mean the $0.0001 par value common stock of Newco.

           "NEWCO STOCK AMOUNT" shall mean 2,621,676 assuming Newco is the Purchaser, except as otherwise provided in Section 3.6(b).

           "1933 ACT" shall mean the Securities Act of 1933, as amended.

           "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

           "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

           "PARTY" shall mean either Healtheon, Newco, GNN, Merger Corp. or WebMD, and "PARTIES" shall mean all of Healtheon, Newco, GNN, Merger Corp. and WebMD.

           "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

           "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "PROXY STATEMENT/PROSPECTUS" shall mean the Proxy
Statement/Prospectus contained in the Registration Statement and distributed to the stockholders of GNN when and if contemplated by Section 10.1.

           "PURCHASER" shall mean the Party that acquires GNN hereunder, either Newco, Healtheon or WebMD.

           "PURCHASER END DATE" shall mean either (i) the Newco End Date if this Agreement has not terminated as to Newco and Healtheon under Section 12.3 or
(ii) the WebMD End Date if this Agreement has terminated as to Newco under
Section 12.3.

           "PURCHASER COMMON STOCK" shall mean either (i) Newco Common Stock if Newco is the Purchaser, or (ii) WebMD Non-Voting Common Stock if WebMD is the Purchaser.

           "PURCHASER STOCK EXCHANGE RATIO" shall mean either (i) Newco Stock Exchange Ratio if Newco is the Purchaser, or (ii) WebMD Stock Exchange Ratio if WebMD is the Purchaser.

           "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Regulatory Authority.

           "REGISTRATION STATEMENT" shall mean the registration statement on such form as Purchaser determines is applicable filed with the SEC by Purchaser in connection with the registration of shares of Purchaser Common Stock for issuance pursuant to the Merger if Newco is the Purchaser or WebMD is the Purchaser and makes the WebMD Election as described in Section 10.15.

           "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other governmental entities or bodies having jurisdiction over the Parties and their respective Assets, businesses and/or Subsidiaries, including the NASD and the SEC.

           "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

           "SEC" shall mean the Securities and Exchange Commission.

           "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "STOCKHOLDERS MEETING" shall mean the meeting of the Stockholders of GNN to be held pursuant to Section 10.1 of this Agreement, including any adjournment or adjournments thereof.

           "STOCKHOLDERS" shall mean the holders of GNN Capital Stock.

           "SUBSIDIARIES" shall mean all those corporations, partnerships, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

           "SURVIVING CORPORATION" shall mean GNN as the surviving corporation resulting from the Merger.

           "SURVIVING CORPORATION COMMON STOCK" shall mean the common stock of GNN as the Surviving Corporation in the Merger.

           "TAX" or "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

           "UNDISCLOSED LIABILITIES" shall mean any Liability or obligation of a Party to this Agreement, whether accrued, liquidated, unliquidated, absolute, contingent, matured, unmatured or otherwise that is not fully reflected or reserved against in their respective financial statements or fully disclosed in
Section 5.6 of the GNN Disclosure Letter (with respect to Undisclosed Liabilities of GNN) or in Section 6.6 of the WebMD Disclosure Letter (with respect to Undisclosed Liabilities of WebMD).

           "WEBMD NON-VOTING COMMON STOCK" shall mean the no par value Series D Non-Voting Common Stock of WebMD.

           "WEBMD STOCK AMOUNT" shall mean the number of shares of WebMD Non-Voting Common Stock determined by dividing $214,925,000 by the Conversion Price assuming WebMD is the Purchaser, except as otherwise provided in Section 3.6(b).

        (b) In addition to the terms defined in Section 11.1 (a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Anti-Dilution Event............................  Section 3.2
Benefit Plans..................................  Section 5.21
Capital Expenditures...........................  Section 5.16(c)
Closing........................................  Section 1.2
Closing Date...................................  Section 1.2
Effective Time.................................  Section 1.3
Environmental Litigation.......................  Section 5.17
ERISA Plan.....................................  Section 5.21
Escrow Agreement...............................  Section 4.3
Escrow Shares..................................  Section 4.3
Exchange Agent.................................  Section 4.1
FASB 5.........................................  Section 5.18
FICA...........................................  Section 5.9
Forward Merger.................................  Section 1.4(b)
FUTA...........................................  Section 5.9
GNN Equity Rights..............................  Section 5.3
GNN Financial Statement........................  Section 5.5
GNN Warrants...................................  Section 3.7
Healtheon......................................  Preamble
Healtheon Closing..............................  Section 11.2(k)
Merger.........................................  Section 1.1
Multiemployer Plan.............................  Section 5.21(a)
Newco End Date.................................  Section 12.1(g)
Newco Stock Exchange Ratio.....................  Section 3.1
Newco's Registration Statement.................  Article 7
Options........................................  Section 3.6
Returns........................................  Section 5.9
WebMD End Date.................................  Section 12.1(g)
WebMD Merger Sub...............................  Section 1.4(b)
WebMD Stock Exchange Ratio.....................  Section 3.1

        (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed followed by the words "WITHOUT LIMITATION."

     13.2 Brokers and Finders. Except for Hambrecht & Quist ("H&Q") and Stephens, Inc. ("Stephens") as to GNN, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Newco, GNN or WebMD, each of Newco, GNN and WebMD, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim. GNN hereby represents warrants to all of the other Parties hereto that copies of all of its Contracts with H&Q and Stephens have been delivered to Newco and WebMD prior to execution of this Agreement.

     13.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     13.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GNN Common Stock, there shall be made no amendment that pursuant to the GCLSD requires further approval by such stockholders without the further approval of such stockholders.

     13.5  Waivers.

        (a) Prior to or at the Effective Time, Healtheon and WebMD (jointly), or if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually, acting through their respective Boards of Directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by GNN, to waive or extend the time for the compliance or fulfillment by GNN of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Newco, Healtheon and/or WebMD (as provided above).

        (b) Prior to or at the Effective Time, GNN, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GNN under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GNN, and any waiver by GNN of a Default or condition precedent of Newco will not, if this Agreement is subsequently terminated as to Newco and Healtheon under Section 12.3, be a waiver of the same Default or condition precedent of WebMD.

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     13.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Newco may assign all of its rights and obligations hereunder to Healtheon in the event that Healtheon acquires WebMD under the Healtheon/WebMD Agreement instead of Newco, or in the event that Healtheon and WebMD agree that Healtheon shall acquire WebMD and Healtheon files a Registration Statement to effect such transaction in which event WebMD and GNN agree to execute any documents reasonably requested by Healtheon to evidence the substitution of Healtheon and a wholly owned Subsidiary of Healtheon for Newco and Merger Corp. as Parties to this Agreement; provided further that GNN hereby agrees that upon such an assignment Section 7.3 and the last two sentences of
Section 7.1 shall be deemed deleted from this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     13.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GNN:                 Greenberg News Networks, Inc.
                     1175 Peachtree Street
                     100 Colony Square, Suite 2400
                     Atlanta, Georgia 30361
                     Telecopy Number: (404) 541-2096
                     Attention: Mr. Alan N. Greenberg

Copy to Counsel:     King & Spalding
                     191 Peachtree Street
                     Atlanta, Georgia 30303-1763
                     Telecopy Number: (404) 572-5145
                     Attention: William G. Roche, Esq.

Newco or Healtheon:  Healtheon/WebMD Corporation
                     c/o Healtheon Corporation
                     4600 Patrick Henry Road
                     Santa Clara, California 95054
                     Telecopy Number: (408) 876-5175
                     Attention: Jack Dennison

Copy to Counsel:     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Telecopy Number: (650) 493-6811
                     Attention: Larry Sonsini; Marty Korman; Daniel Mitz

WebMD:               WebMD, Inc.
                     400 The Lenox Building
                     3399 Peachtree Road, NE
                     Atlanta, Georgia 30326
                     Telecopy Number: (404) 479-7603
                     Attention: Mr. W. Michael Heekin

Copy to Counsel:     Alston & Bird LLP
                     One Atlantic Center
                     1201 W. Peachtree Street
                     Atlanta, Georgia 30309
                     Telecopy Number: (404) 881-4777
                     Attention: J. Vaughan Curtis, Esq.

     13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     13.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     13.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     13.12 Enforcement of Agreement. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     13.14 Facsimile Signatures. Any signature page delivered by a facsimile or telecopy machine will be binding to the same extent as an original signature page. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party which requests it.

     13.15 Nonsurvival of Representations and Warranties. None of the representations and warranties of Newco in this Agreement will survive the Effective Time of the Merger. None of the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger if WebMD makes the WebMD Election under Section 10.15. If WebMD does not make the WebMD Election, the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. The representations and warranties of GNN in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. Nothing in this Section 13.15 shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

                                   ARTICLE 14

                       ESCROW; SHAREHOLDER REPRESENTATIVE

     14.1  Escrow Arrangements.

        (a) Escrow Fund. At the Effective Time, each Stockholder will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Shares pursuant to the Escrow Agreement, without any act required on the part of the Stockholder. As soon as practicable after the Effective Time, the Escrow Shares, without any act required on the part of any Stockholder, will be deposited with an escrow agent acceptable to Purchaser and the Representative (as defined below) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Purchaser Common Stock which such holder would otherwise be entitled to receive under Section 3.1, which respective percentage interest (the "PERCENTAGE INTEREST") will be determined as of the Effective Time and set forth on an exhibit to the Escrow Agreement. The Escrow Fund shall be contributed entirely out of the shares of Purchaser Common Stock issuable upon the Merger in respect of GNN Capital Stock. From and after the Effective Time, the Escrow Fund shall be available to compensate and indemnify Purchaser and the Surviving Corporation and their respective officers, directors, employees, representatives, agents, stockholders controlling persons and Affiliates (each a "PURCHASER INDEMNITEE") against and for any Loss suffered or incurred by a Purchaser Indemnitee, as and when due, which arises out of or results from a breach of any of the representations, warranties, covenants or agreements of GNN set forth in this Agreement or in any document delivered by GNN pursuant to this Agreement; provided, however, that for purposes of determining whether or not GNN has breached any of its representations and warranties in this Agreement, exceptions and qualifications for Material, Materiality or Material Adverse Effect and similar expressions shall be disregarded. A Purchaser Indemnitee may not receive any shares from the Escrow Fund unless and until a Loss Notice or Loss Notices (as defined below) identifying Indemnifiable Losses, the aggregate amount of which exceed $500,000 have been delivered to the Escrow Agent pursuant to the terms hereof; in such case, an Indemnitee may recover from the Escrow Fund its Losses in excess of $500,000 in accordance with the terms and provisions of this Article 14.

        (b) Additional Shares. If this Agreement is terminated as to Newco and Healtheon under Section 12.3, and the transactions contemplated hereby are consummated and WebMD acquires GNN as set forth herein, then from and after the Effective Time WebMD shall issue up to an aggregate maximum number of shares of WebMD Non-Voting Common Stock equal to ten percent (10%) of the total number of shares of WebMD Non-Voting Common Stock issuable pursuant to Section 3.1 hereof as adjusted pursuant to Section 3.2 (the "ADDITIONAL SHARES") to compensate and indemnify the Stockholders against and for any Loss suffered or incurred by the Stockholders (collectively in their capacity as stockholders of GNN) ("STOCKHOLDER INDEMNITIES"), as and when due, which arises out of or results from a breach of any of the representations, warranties, covenants, or agreements of WebMD or Surviving Corporation (but excluding any Losses against which a Purchaser Indemnitee may be indemnified under Section 14.1(a) above, ignoring any time limits, limitations on amount, deductibles and other restrictions set forth in this Article 14) set forth in this Agreement or any document delivered by WebMD or Surviving Corporation pursuant to this Agreement; provided, however, that for purposes of determining whether or not WebMD or Surviving Corporation has breached any of its representations and warranties in the Agreement, exceptions for Material, Materiality or Material Adverse Effect and similar expressions shall be disregarded. The Stockholder Indemnitees will not be entitled to receive any indemnity under this Section 14.2 unless and until their collective Losses exceed $500,000.

     14.2 Definitions. As used in this Article 14, the following terms shall have the following meanings:

        (a) "DISPUTED LOSS NOTICE" shall mean a Loss Notice that is disputed by the Indemnitor by delivery of a Protest Notice.

        (b) "ESCROW SHARES" shall mean a number of shares equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issuable pursuant to Section 3.1 hereto which shall be issued and placed in Escrow (plus any additional shares as may be issued upon any Anti-Dilution Event effected by Purchaser after the Effective Time or Additional Shares pursuant to Section 14.7).

        (c) "INDEMNIFIABLE LOSS" shall mean any Loss for which an Indemnitee may be compensated and indemnified pursuant to Sections 14.1 and 14.8(b) hereof. The amount of recovery for any Indemnifiable Loss shall be reduced by any insurance proceeds received as a result of any such Indemnifiable Loss.

        (d) "INDEMNITEE" shall mean any Purchaser Indemnitee or the Stockholder Indemnitees entitled to indemnification under this Article 14.

        (e) "INDEMNITOR" shall mean any Party obligated to indemnify an Indemnitee under this Article 14.

        (f) "LOSS" shall mean any direct or indirect demand, claim, obligation, assessment, loss, Liability, damage (including special and consequential damages), cost or expense, including without limitation, penalties, fines, or interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any Liability.

        (g) "LOSS NOTICE" shall mean a written notice, as prescribed in Section
14.3 hereof, provided by an Indemnitee to the Indemnitor and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent (i) stating the Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue an Indemnifiable Loss or potential Indemnifiable Loss, (ii) setting forth in reasonable detail the individual items comprising such Indemnifiable Loss, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (iii) to the extent the amount of the Indemnifiable Loss or potential Indemnifiable Loss is reasonably calculable, an estimate of the number of Escrow Shares (if the Indemnitee is a Purchaser Indemnitee) or Additional Shares (if the Indemnitees are the Stockholder Indemnitees) to be delivered to an Indemnitee with respect to such Indemnifiable Loss or potential Indemnifiable Loss.

        (h) "REPRESENTATIVE" shall mean Alan N. Greenberg, Russell R. French and Doug Martin (collectively) or any of their successors appointed in accordance with Section 14.9 of this Agreement.

        (i) "REPRESENTATIVE EXPENSES" shall mean expenses, including reasonable attorneys fees and other expenses, of the Representative, in an amount up to $10,000, incurred in connection with his obligations under this Agreement.

        (j) "PROTEST NOTICE" shall mean a written notice, as prescribed in
Section 14.3 hereof, provided by the an Indemnitor to an Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent if the Indemnitor disputes any Loss Notice received from an Indemnitee.

        (k) "VALUE PER SHARE" shall mean the Conversion Price.

     14.3 Notice of Claim. If an Indemnitee incurs or has reason to believe it may incur an Indemnifiable Loss, or should an Indemnitee negotiate a proposed settlement in satisfaction of a potential Indemnifiable Loss, it shall promptly provide a Loss Notice to the Indemnitor and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent. If the Indemnitor disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnitee to be indemnified hereunder, the Indemnitor shall provide the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent a Protest Notice within thirty (30) days of the date any such Loss Notice is received by the Indemnitor. If no Protest Notice is received by the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent within thirty (30) days from the date on which any Loss Notice is received by the Indemnitor, or if a Protest Notice is received and the dispute is resolved in favor of the Indemnitee after following the procedures set forth below, then (i) if the Indemnitee is a Purchaser Indemnitee, the Escrow Agent shall cause to be delivered to Purchaser and Purchaser shall promptly cancel and retire that number of Escrow Shares as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount of Indemnifiable Loss sought by or awarded to the Indemnitee, and (ii) if the Indemnitees are Stockholder Indemnitees, WebMD shall cause to be issued and delivered to the Escrow Agent that number of Additional Shares as shall equal the number of Additional Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount of the Indemnifiable Loss sought by or awarded to the Stockholder Indemnities. If the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent receive a Protest Notice within such 30-day period, the Escrow Agent shall not deliver any Escrow Shares until receipt by it of written instructions (i) signed by the Representative and a duly authorized officer of the Indemnitee; or (ii) signed by an arbitration panel that has considered and resolved such dispute as provided in Section 14.4 below, which sets forth the number of Escrow Shares, if any, to be delivered to the Indemnitee in accordance with this paragraph. After delivery of any Escrow Shares to a Purchaser Indemnitee in accordance with this paragraph, the Escrow Agent shall be reissued a certificate in respect of any remaining Escrow Shares.

     14.4 Procedure With Respect to Disputed Indemnifiable Loss. A Disputed Loss Notice may be resolved by the agreement of the Indemnitor and the Indemnitee, in which case (if the Indemnitee is a Purchaser Indemnitee) written notice of such agreement shall be promptly provided to the Escrow Agent, together with a statement of the agreed upon amount to be reimbursed to the Indemnitee. If the

Indemnitor and the Indemnitee are unable to resolve a Disputed Loss Notice within sixty (60) days of delivery of the Protest Notice, then such Disputed Loss Notice shall be submitted to arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA"). If a Disputed Loss Notice is to be arbitrated, the Indemnitor shall select one arbitrator, the Indemnitee(s) shall select one arbitrator, and the two arbitrators so chosen shall select a third. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. In any arbitration pursuant to this
Section 14.4, an Indemnitee shall be deemed to be the prevailing party if the arbitrators award the Indemnitee(s) at least fifty percent (50%) of the amount in dispute, plus any amounts not in dispute; otherwise, the Indemnitor shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration (including the administrative fee of AAA), and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. If resolution of a Disputed Loss Notice is not made within ninety (90) days of the date of the Protest Notice as provided in this Section 14.4, then (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent may, in its sole discretion, either (i) continue to hold the Escrow Shares undisbursed until such time as the disputing parties agree in writing as to a proper disposition of such Escrow Shares, or (ii) if such agreement is not forthcoming, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, and, upon the advice of counsel, may take such other legal action as may be appropriate or necessary, whereupon the parties hereto agree Escrow Agent shall be discharged from all further duties under the Escrow Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing.

     14.5 Employment of Counsel. The Indemnitor may control the defense of any third party claim with respect to which an Indemnifiable Loss has been asserted except to the extent any such claim seeks non-monetary remedies in which case the Indemnitee may control the defense of such elements of the claim that involve non-monetary remedies. Notwithstanding the foregoing, if the aggregate amount of all such third party and indemnity claims plus the aggregate good faith estimates of the reasonable expenses to defend such claims exceed the number of remaining Escrow Shares (if the Indemnitee is a Purchaser Indemnitee) or the remaining Additional Shares (if the Indemnitees are the Stockholder Indemnitee(s) multiplied by the Value Per Share, the Indemnitee(s)) may control the defense of all such third party and general indemnity claims which have been brought under this Agreement, provided that the Indemnitees may not settle a third party claim without the approval of the Indemnitor, which approval shall not be unreasonably withheld, except to the extent any such claim seeks non-monetary remedies in which case the Indemnitee(s) may settle such claims without the approval of the Indemnitor to the extent that such claims involve non-monetary remedies. When the Indemnitee is in control of the defense of such a claim, the Indemnitor may, at its expense, and when the Indemnitor is in control of the defense of a claim, the Indemnitee may, at its expense (which expenses shall not be treated as a Loss hereunder), participate in the defense of any litigation or claim.

     14.6  Term; Expiration; Limits.

        (a) Term -- General. With respect to the indemnity obligations set forth in Section 14.1 hereof and the availability of the Escrow Fund and Additional Shares to compensate and indemnify an Indemnitee, the term of escrow for the Escrow Shares and WebMD's obligation to issue any Additional Shares shall commence on the Closing Date of the Merger and shall terminate one (1) year after the Effective Time. Purchaser and the Representative shall provide written notice to the Escrow Agent upon expiration of the escrow for the Escrow Shares.

        (b) Expiration of Term -- No Claim Pending. If at the expiration of the term provided in Section 14.6(a) above, either (i) no Loss Notice has been received with respect to an Indemnifiable Loss; or (ii) any Loss Notice that has been received has been finally resolved in accordance with this Agreement and no litigation or claim is pending for which an Indemnitee may be entitled to indemnification hereunder, the Escrow Agent shall (i) deliver to the transfer agent for Purchaser Common

Stock for issuance to each Stockholder, a certificate representing the number of such shares equal to the aggregate number of the Escrow Shares subject to the escrow which term is expiring and then remaining in escrow times the Percentage Interest for such Stockholder, and (ii) deliver to each Stockholder, any cash in the Escrow Fund times the Percentage Interest for such Stockholder. The Representative and Purchaser shall provide written notice to the Escrow Agent which sets forth the number of Escrow Shares to be delivered as provided in the foregoing sentence. Any such delivery of Purchaser Common Stock shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Stockholders.

        (c) Expiration of Term -- Claim Pending. If at the expiration of the term provided in Section 14.6(a) above, any claim is pending under Section 14.1 for which a Loss Notice has been delivered to the Indemnitor prior to such expiration and for which an Indemnitee would be entitled to indemnification if such claim were resolved adversely to Indemnitor, then (i) if the Indemnitee is a Purchaser Indemnitee, the Escrow Agent shall retain in such escrow that number of shares of Purchaser Common Stock as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals any amount set forth by such Indemnitee in the Loss Notices with respect to such claims (the "RETAINED SHARES"), and (ii) if any claim pending is being asserted by the Stockholder Indemnitees, WebMD shall remain obligated to issue up to that number of shares of WebMD Non-Voting Stock as shall equal the number of Additional Shares (rounded to the next highest whole number) that when multiplied by the Value Per Share, equals any amount set forth by the Stockholder Indemnitees in the Loss Notices with respect to such claims solely to the extent that it is finally determined that WebMD is obligated to issue such Additional Shares to satisfy its obligations under this Article 14. In the event that any claim pending at the expiration of the term provided in
Section 14.6(a) above is asserted by the Purchaser Indemnitee, the number of Escrow Shares, less the number of Retained Shares, shall then be distributed to the GNN Stockholders as set forth in Section 14.6(b) above. Upon the resolution of any claim for which shares were retained in escrow at the expiration of the term set forth in Section 14.6(a) and receipt of written notice from Purchaser and the Representative to such effect, the Escrow Agent shall cancel the appropriate number of Retained Shares (if any) and shall distribute any remaining Retained Shares held with respect to such claim to the GNN Stockholders as set forth in Section 14.6(b) above.

        (d) Effect of Final Delivery. Notwithstanding the expiration of the term set forth in Section 14.6(b) above, the provisions of Article 14 of this Agreement shall continue in full force and effect until the Escrow Agent has delivered all of the Escrow Shares pursuant to the terms hereof and all claims pending at the expiration of such term are finally resolved. After all of such shares have been so delivered and such claims resolved, all rights, duties and obligations of the respective parties under this Article 14 shall terminate.

        (e) Maximum Liability and Remedies. If the Closing occurs, except for remedies based upon fraud and except for equitable remedies (including temporary restraining orders, injunctive relief and specific performance), (i) the rights of Purchaser Indemnitees to make claims on the Escrow Shares pursuant to this Agreement shall be the sole and exclusive remedy of Purchaser Indemnitees with respect to any breach of a representation, warranty, covenant or agreement made by GNN under this Agreement or in any certificate or the GNN Disclosure Letter delivered by GNN pursuant to this Agreement or against GNN in connection with the Merger, and (ii) the rights of the Stockholder Indemnitees to make claims on the Additional Shares pursuant to this Agreement shall be the sole and exclusive remedy of the Stockholder Indemnitees with respect to any breach of a representation, warranty, covenant or agreement made by WebMD under this Agreement or in any document delivered by WebMD or the Surviving Corporation pursuant to this Agreement or against WebMD or Surviving Corporation in connection with the Merger.

     14.7  Dividends; Voting Rights; Additional Shares.

             (a) Cash Dividends; Voting Rights. The Escrow Agent shall distribute promptly any and all cash dividends or other cash income with respect to the Escrow Shares to the GNN Stockholders at their addresses of record and in accordance with their Percentage Interest in the Escrow Fund (which amounts shall also be allocable to the GNN Stockholders for tax reporting purposes). By written notice signed by the Representative, the Representative shall have the right to direct the Escrow Agent as to the exercise of any voting rights with respect to such Escrow Shares (if any) held by the Escrow Agent on behalf of the GNN Stockholders, and the Escrow Agent shall comply with such directions if received from the Representative at least five (5) days prior to the date of the meeting at which such vote is to be taken.

        (b) Stock Splits; Stock Dividends. In the event of any Anti-Dilution Event with respect to Purchaser Common Stock that becomes effective during the term of this Agreement, the additional shares so issued (if any) with respect to the Escrow Shares shall be added to the Escrow Shares and any other references herein to a specific number of shares of Purchaser Common Stock and the Value Per Share shall be proportionately adjusted.

        (c) Additional Shares. Any Additional Shares issued pursuant to this
Article 14 prior to the expiration of the term set forth in Section 14.6(a) hereof, shall be issued to the Escrow Agent and become a part of the Escrow Fund. Any Additional Shares issued by WebMD pursuant to this Article 14 after the expiration of the term set forth in Section 14.6(a) hereof in accordance with Section 14.6(c) shall be issued by WebMD to the Stockholders, with each such Stockholder receiving a certificate representing such shares equal to the aggregate number of Additional Shares issued multiplied by the Percentage Interest for such Stockholder. Any such additional issuance of WebMD Non-Voting Common Stock shall be of full shares and any fractional portion shall be rounded to a whole number at the direction of the Representative such that the number of shares issued will be fully allocated among the Stockholders.

     14.8  Escrow Agent.

        (a) Liability. In performing any of its duties under the Escrow Agreement and in accordance with the terms of this Agreement, or upon the claimed failure to perform its duties thereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which they may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under the Escrow Agreement. Accordingly, by virtue of approving the Merger in accordance with this Agreement, each Party shall be deemed to have consented and agreed that the Escrow Agent shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for Indemnitor or the Indemnitee(s) given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. Written instructions provided to Escrow Agent hereunder by Purchaser and/or the Representative shall be signed by the "AUTHORIZED REPRESENTATIVE" as identified on a schedule to the Escrow Agreement attached hereto. The limitation of liability provisions of this
Section 14.8 shall survive the termination of this Agreement, the Escrow Agreement and the resignation or removal of the Escrow Agent.

        (b) Indemnification of Escrow Agent. Purchaser and the Stockholders, hereby, jointly and severally, agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, Liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements (both at the trial and appellate levels) which may be imposed on Escrow Agent or incurred by it in connection with its acceptance of appointment as Escrow Agent or the performance of its duties (except in connection with the willful default or gross negligence of the Escrow

Agent), including, without limitation, any litigation arising from this Agreement or the Escrow Agreement, or involving the subject matter thereof. The indemnity provisions of this Section 14.8 shall survive the termination of this Agreement, the Escrow Agreement and the resignation or removal of the Escrow Agent.

        (c) Resignation. The Escrow Agent shall be able to resign at any time from its obligations under the Escrow Agreement by providing written notice to the parties thereto. Such resignation shall be effective not later than sixty
(60) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. If a successor escrow agent is not selected within sixty (60) days of the resignation of Escrow Agent, the Escrow Agent shall have the right to institute a Bill of Interpleader or other appropriate judicial proceeding in any court of competent jurisdiction, and shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, whereupon the Parties hereto agree Escrow Agent shall be discharged from all further duties under this Agreement and the Escrow Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing. The Escrow Agent may be removed for cause by Purchaser or the Representative. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.

        (d) Expenses of Escrow Agent. Purchaser shall be liable for the fees and expenses of the Escrow Agent. Escrow Agent shall bill Purchaser for the amount of such fees and expenses and Purchaser shall pay the fees and expenses to Escrow Agent.

     14.9  Representative.

        (a) Representative; Power and Authority. In the event the Merger is approved by the Stockholders, effective upon such vote, and without further act of any GNN Stockholder, Alan N. Greenberg, Russell R. French and Doug Martin (collectively) shall be appointed as agent and attorney-in-fact for each stockholder of GNN (except such GNN Stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware law), for and on behalf of each such GNN Stockholder, with full power and authority to represent the GNN Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Representative hereunder shall be binding upon such GNN Stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority, on behalf of all the GNN Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of Indemnifiable Loss against the Escrow Shares made by an Indemnitee, to assert claims of Indemnifiable Loss against the Additional Shares, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of Escrow Shares in satisfaction (partial or otherwise) of by a Purchaser Indemnitee or any other payments to be made with respect thereto. All determinations of the Representative shall be decided by a majority thereof in the event there is more than one Representative.

        (b) Resignation; Successors. The Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Representative, a successor shall be named from among the GNN Stockholders by a majority of the members of the Board of Directors of GNN who served on such board prior to the Merger. Each such successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative, and the term "REPRESENTATIVE" as used herein shall be deemed to include such successor Representative.

        (c) Liability. In performing any of his duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Representative shall not be liable to the Stockholders or anyone else for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Representative shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Representative hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section 14.9 shall survive the termination of this Agreement and the resignation of the Representative.

     14.10 Representative Expenses. Purchaser shall pay Representative Expenses in an amount up to $10,000.

                           [Signatures on next page.]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by officers thereunto as of the day and year first above written.

                                      GREENBERG NEWS NETWORKS, INC.

                                      By: /s/ ALAN N. GREENBERG
                                         ---------------------------------------
                                          Alan N. Greenberg
                                          Title: Chief Executive Officer

                                      HEALTHEON CORPORATION

                                      By: /s/ JACK DENNISON
                                         ---------------------------------------
                                          Jack Dennison
                                          Title: Vice President

                                      HEALTHEON/WEBMD CORPORATION

                                      By: /s/ JACK DENNISON
                                         ---------------------------------------
                                          Jack Dennison
                                          Title: Vice President

                                      WEBMD, INC.

                                      By: /s/ JEFF ARNOLD
                                         ---------------------------------------
                                          Jeff Arnold
                                          Title: Chief Executive Officer

                                      GNN MERGER CORP.

                                      By: /s/ JACK DENNISON
                                         ---------------------------------------
                                          Jack Dennison
                                          Title: Vice President

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of October 6, 1999, by and among HEALTHEON CORPORATION ("Healtheon"), a Delaware corporation; HEALTHEON/WEBMD CORPORATION ("Newco"), a Delaware corporation; WEBMD, INC. ("WebMD"), a Georgia corporation; GNN MERGER CORP. ("Merger Corp."), a Delaware corporation; and GREENBERG NEWS NETWORKS, INC. ("GNN"), a Delaware corporation having its principal office located in Atlanta, Georgia.

                                    PREAMBLE

     Healtheon, Newco, WebMD, Merger Corp. and GNN entered into an Agreement and Plan of Merger dated as of June 30, 1999 (as it may be subsequently amended, the "Merger Agreement"). It is the intent of the parties hereto to amend the Merger Agreement as set forth below.

     Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein and in the Merger Agreement, the parties agree as follows:

     1. Section 3.1 of the Merger Agreement is hereby deleted and replaced by the following:

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of any of the Parties, the shares of the constituent corporations of the Merger shall be converted as follows:

        (a) Each share of Merger Corp. Common Stock issued and outstanding at the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Surviving Corporation Common Stock.

        (b) Excluding treasury shares and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.4 of this Agreement, each share of GNN Series C Preferred Stock shall cease to be outstanding and shall be converted into and exchanged, subject to Section 4.3 hereof, for the right to receive

           (1) solely if Newco is the Purchaser, an amount of cash equal to the quotient of (x) $2,331,796.50 divided by (y) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, and

           (2) either:

               (i) if Newco is the Purchaser, that number of shares of Newco Common Stock equal to the Series C Stock Amount divided by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the "Series C Newco Stock Exchange Ratio"); or

               (ii) if WebMD is the Purchaser, that number of shares of WebMD Non-Voting Common Stock equal to the Series C Stock Amount divided by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the "Series C WebMD Stock Exchange Ratio").

        (c) Excluding treasury shares and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.4 of this Agreement, each share of GNN Series A Preferred Stock shall cease to be outstanding and shall be converted into and exchanged, subject to Section 4.3 hereof, for the right to receive either:

               (i) if Newco is the Purchaser, that number of shares of Newco Common Stock equal to the Series A Stock Amount divided by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the "Series A Newco Stock Exchange Ratio"); or

               (ii) if WebMD is the Purchaser, that number of shares of WebMD Non-Voting Common Stock equal to the Series A Stock Amount divided by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the "Series A WebMD Stock Exchange Ratio").

        (d) (1) Each share of GNN Series B Preferred Stock shall cease to be outstanding and shall be converted into shares of GNN Common Stock according to its conversion rate as set forth in its Certificate of Designation, and then (2) excluding treasury shares and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.4 of this Agreement, each share of GNN Common Stock (including shares of GNN Common Stock created as a result of the conversion of GNN Series B Preferred Stock as described immediately above in this sentence) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged, subject to Section 4.3 hereof, for the right to receive either:

               (i) if Newco is the Purchaser, that number of shares of Newco Common Stock equal to the Junior Security Stock Amount divided by the sum of (a) total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series B Preferred Stock described above), plus (b) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (assuming for such Treasury Method calculation that the fair market value of a share of GNN Common Stock equals the Conversion Price multiplied by the Junior Security Stock Exchange Ratio) (the "Junior Security Newco Stock Exchange Ratio"); or

               (ii) if WebMD is the Purchaser, that number of shares of WebMD Non-Voting Common Stock equal to the Junior Security Stock Amount divided by the sum of (a) the total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series B Preferred Stock described above), plus (b) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (assuming for such Treasury Method calculation that the fair market value of a share of GNN Common Stock equals the Conversion Price multiplied by the Junior Security Stock Exchange Ratio) (the "Junior Security WebMD Stock Exchange Ratio").

        (e) Notwithstanding the provisions of this Article 3 or the other terms and conditions of this Agreement, the parties hereto agree and acknowledge that in no event will Purchaser be required to issue shares of Purchaser Common Stock hereunder in exchange for all of the outstanding shares of GNN Capital Stock in excess of a number of shares equal to the difference of the Purchaser Stock Amount, minus the product of (A) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (assuming for such Treasury Method calculation that the fair market value of a share of GNN Common Stock equals the Conversion Price multiplied by the Junior Security Stock Exchange Ratio), multiplied by (B) the Junior Security Stock Exchange Ratio."

     2. Section 3.2 of the Merger Agreement is hereby deleted and replaced by the following:

     "3.2 Anti-Dilution Provisions. In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, combination of shares or similar recapitalization with respect to such stock (an "Anti-Dilution Event") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Purchaser Stock Exchange Ratio shall be proportionately adjusted to the extent not otherwise adjusted in the formulas set forth in Section 3.1."

     3. Sections 3.6(a) and 3.6(b) of the Merger Agreement is hereby deleted and replaced by the following:

        "(a) At the Effective Time, each option granted by GNN to purchase shares of GNN Common Stock, which is outstanding immediately prior thereto (an "Option" or, collectively, the "Options"), granted by GNN under the GNN Stock Plan or otherwise, whether or not exercisable, shall be converted into and become rights with respect to Purchaser Common Stock, and Purchaser shall assume each Option, in accordance with the terms of the GNN Stock Plan (in the case of Options granted under the GNN Stock Plan) and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Purchaser and its Compensation Committee shall be substituted for GNN and the Committee of GNN's Board of Directors (including, if applicable, the entire Board of Directors of GNN) administering the GNN Stock Plan, (ii) each Option assumed by Purchaser may be exercised solely for shares of Purchaser Common Stock, (iii) the number of shares of Purchaser Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of GNN Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Junior Securities Stock Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Junior Securities Stock Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Internal Revenue Code.

        (b) Prior to the Closing, GNN will use its commercially reasonable efforts to (i) obtain and deliver to Purchaser all necessary consents or releases from any and all holders of Options as are necessary to waive any vesting or acceleration of vesting of any and all unvested Options in connection with or as a result of the Merger or any future "Change of Control" (as defined in the GNN Stock Plan) (an "Acceleration Waiver"), and (ii) obtain an amendment to Gordon Wyatt's Employment Agreement in the form of Section 3.6 to the WebMD Disclosure Letter executed and delivered by Mr. Wyatt prior to the Closing (the "Wyatt Employment Agreement").

           (i) The Parties will calculate the aggregate "Option Price Spread" for all outstanding GNN Options (excluding the Options held by Mark Dailey). The Option Price Spread per share is equal to (1) the excess of the fair market value of a share of GNN Common Stock (which is equal to the Conversion Price multiplied by the Junior Securities Stock Exchange Ratio), over the option exercise price, multiplied by (2) the percentage of the Option not vested immediately prior to the Closing (without acceleration of vesting under the GNN Stock Plan). For example, assuming the fair market value of a share of GNN Common Stock is $30.00, an Option for 100 shares at $10.00 per share that is one-quarter vested immediately prior to Closing would have an Option Price Spread of $1,500.00.

           (ii) If GNN obtains Acceleration Waivers covering less than 66% of the aggregate Option Price Spread (the "Target Spread Reduction Amount") prior to Closing, then the excess of the Target Spread Reduction Amount over the Option Price Spread covered by Acceleration Waivers obtained by GNN prior to Closing will constitute the "Spread Reduction Shortfall".

           (iii) If either (1) Mr. Wyatt does not deliver an executed Wyatt Employment Agreement prior to Closing, or (2) GNN does not obtain Acceleration Waivers prior to the Closing covering at least the Target Spread Reduction Amount, then the Newco Stock Amount or WebMD Stock Amount (as appropriate) will be equal to (A) $214,925,000, minus (1) 50% of the Spread Reduction Shortfall (if any), and (2) $525,000 (if Mr. Wyatt does not deliver the Wyatt Employment Agreement), divided by (B) the Conversion Price. If Mr. Wyatt does not deliver the Wyatt Employment Agreement (and the Newco Stock Amount or WebMD Stock Amount is reduced as set forth above), then the Target Spread Reduction Amount shall be reduced by the Option Price Spread of Options held by Mr. Wyatt.

           (iv) The Parties agree that the Surviving Corporation will execute the Acceleration Waivers solely in order to agree to eliminate Section 14 of the GNN Stock Plan from the terms of each Option covered by an Acceleration Waiver and to insert a provision into each such Option that provides that if the holder of such Option is an employee of the Surviving Corporation (or one of its Affiliates) whose employment is terminated by the Surviving Corporation (or its Affiliates) without cause after the Effective Time, the Option will vest to the extent not previously vested upon such termination and will be exercisable for a period of 90 days following such termination after which time the Option will terminate."

     4. Section 3.7(a) of the Merger Agreement is hereby deleted and replaced by the following:

        "(a) At the Effective Time, Purchaser shall assume the obligations of GNN under the GNN common stock purchase warrants outstanding at the Effective Time ("GNN Warrants") and thereafter, upon exercise, the warrantholder shall receive the number of shares of Purchaser Common Stock equal to the product of
(i) the Junior Securities Stock Exchange Ratio and (ii) the number of shares of GNN Common Stock for which such GNN Warrant could have been exercised immediately prior to the Merger. The per share exercise price under each such GNN Warrant shall be adjusted by dividing the per share exercise price under each such GNN Warrant by the Junior Securities Stock Exchange Ratio and rounding up to the nearest whole cent."

     5. Section 4.3 of the Merger Agreement is hereby deleted and replaced by the following:

     "4.3 Escrow Shares. At the Effective Time, Purchaser shall issue ten percent (10%) of the total number of shares of Purchaser Common Stock issuable pursuant to Section 3.1 hereof as adjusted pursuant to Section 3.2 (the "Escrow Shares"), and shall pay ten percent (10%) of the Series C Cash Amount payable under Section 3.1 (the "Escrow Cash"), to be held in escrow pursuant to Article 14 and the terms of an Escrow Agreement substantially in the form of Article 14 hereto. In the event of any discrepancy between the terms of the Escrow Agreement and Article 14, Article 14 of this Agreement shall control. The portion of the Escrow Shares issued and contributed, and the portion of the Escrow Cash paid and contributed, on behalf of each holder of GNN Capital Stock shall be in proportion to the aggregate number of shares of Purchaser Common Stock and aggregate amount of cash (if any) which such holder would otherwise be entitled to receive under Article 3 by virtue of ownership of GNN Capital Stock."

     6. Section 5.3 of the Merger Agreement is hereby deleted and replaced by the following:

     "5.3 Capital Stock. As of the date hereof, the authorized capital stock of GNN consists of (i) 10,000,000 shares of GNN Common Stock, of which 1,915,235 shares are issued and outstanding and none of which are held as treasury shares, and (ii) 10,000,000 shares of GNN Preferred Stock, of which (a) 1,913,044 shares are designated Series A Preferred Stock, of which 1,913,044 are issued and outstanding and none of which are held as treasury shares, (b) 109,765 shares are designated Series B Preferred Stock, of which 109,765 are issued and outstanding and none of which are held as treasury shares and (c) 500,000 shares are designated Series C Preferred Stock, of which 388,747 are issued and outstanding and none of which are held as treasury shares. GNN has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by GNN under the 1933 Act), calls or other commitments of any nature relating to the GNN Capital Stock to which GNN is a party, and there are no outstanding securities of GNN convertible into or exchangeable for shares of GNN Capital Stock or any other capital stock ("GNN Equity Rights"). If Newco is the Purchaser or if WebMD is the Purchaser and makes the WebMD Election as provided in Section 10.15, neither GNN nor Purchaser nor any of their Affiliates will have any obligations under any GNN Registration Rights Agreement (as defined in Section 11.2) after the Effective Time and any such agreements will have no further force and effect after the Effective Time. Neither GNN nor Purchaser nor any of their Affiliates will have any obligations under the Stockholder Agreement (as defined in Section 11.2) after the Effective Time and such agreement will have no further force and effect after the Effective Time. All of such GNN Equity Rights were issued or granted pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, GNN has no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to GNN or the GNN Capital Stock. Except as provided in the GNN Stock Plan and the Warrants, GNN is not obligated to issue or repurchase any shares of GNN Capital Stock for any purpose, and to the knowledge of GNN no Person has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of GNN. As a result of the Merger and the other transactions contemplated herein, at the Effective Time, (i) pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock of GNN (the "GNN Series A Preferred Stock"), all outstanding shares of GNN Series A Preferred Stock will convert into shares of Purchaser Common Stock as provided in Section 3.1 hereof, (ii) pursuant to the Certificate of Designation of the Series B Convertible Preferred Stock of GNN (the "GNN Series B Preferred Stock"), each outstanding share of GNN Series B Preferred Stock will convert into one share of GNN Common Stock and then into shares of Purchaser Common Stock as provided in Section 3.1 hereof,
(iii) pursuant to the Certificate of Designation of the Series C Convertible Preferred Stock of GNN (the "GNN Series C Preferred Stock"), all outstanding shares of GNN Series C Preferred Stock will convert into shares of Purchaser Common Stock (and, if Newco is the Purchaser, cash) as set forth in Section 3.1 hereof, and (iv) pursuant to Certificate of Incorporation of GNN, all outstanding shares of GNN Common Stock will convert into shares of Purchaser Common Stock as set forth in Section 3.1 hereof."

     7. Section 8.3 of the Merger Agreement is hereby deleted and replaced by the following:

     "8.3 Authority of Merger Corp. As of the Effective Time, Merger Corp will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Purchaser. As of the Effective Time, the authorized capital stock of Merger Corp. will consist of 10,000,000 shares of Merger Corp. Common Stock, of which 1,000,000 shares will be validly issued and outstanding, fully paid and nonassessable and will be owned by Purchaser free and clear of any Lien. As of the Effective Time, Merger Corp. will have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. As of the Effective Time, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. As of the Effective Time, this Agreement will represent a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms."

     8. Section 11.2(n) of the Merger Agreement is hereby deleted and replaced by the following:

        (n) Approval: At least ninety-five percent (95%) of the outstanding shares of GNN Capital Stock shall have voted to approve the Merger and this Agreement at the Stockholders Meeting.

     9. Section 13.1 of the Merger Agreement is hereby amended by adding the following definitions:

        "Junior Security As Converted Percentage" shall mean one minus the Series A As Converted Percentage.

        "Junior Security Minimum Amount" means that number of shares of Purchaser Common Stock as is necessary for the holders of GNN Common Stock (including shares of GNN Common Stock created as a result of the conversion of GNN Series B Preferred Stock but excluding any and all shares of GNN Common Stock subject to Options and GNN Warrants) issued and outstanding immediately prior to the Effective Time to be entitled to receive in the Merger no less than an aggregate of 700,000 shares of Newco Common Stock, if Newco is the Purchaser, or that number of shares of WebMD Non-Voting Common Stock equal to 700,000 divided by the Termination Ratio, if WebMD is the Purchaser. For example, assuming Newco is the Purchaser, if the holders of GNN Common Stock (including shares of GNN Common Stock created as a result of the conversion of GNN Series B Preferred Stock but excluding any and all shares of GNN Common Stock subject to Options and GNN Warrants) outstanding immediately prior to the Effective Time were entitled to receive an aggregate of 600,000 shares of Newco

Common Stock according to the calculations set forth in Section 3.1, (i) the Junior Security Stock Amount will be automatically increased so that such holders shall be entitled to receive an aggregate of 700,000 shares of Newco Common Stock (which amount necessarily shall be 700,000 plus an amount associated with the Options and the GNN Warrants), and (ii) the Series A Stock Amount will be automatically decreased by the amount necessary such that the sum of (a) the Series C Stock Amount, plus (b) the Series A Stock Amount (as adjusted), plus (c) the Junior Security Stock Amount (as adjusted) equals the Newco Stock Amount.

        "Junior Security Stock Amount" shall mean the difference of (A) the product of (i) the difference of the Purchaser Stock Amount minus the Series C Base Amount, multiplied by (ii) the Junior Security As Converted Percentage, minus (B) 56,284, if Newco is the Purchaser, or 56,284 divided by the Termination Ratio, if WebMD is the Purchaser, minus (C) the Series A Shortfall (if any); provided that in no event shall the Junior Security Stock Amount be less than the amount necessary to cause the Junior Security Stock Amount to be at least the Junior Security Minimum Amount.

        "Junior Security Stock Exchange Ratio" shall mean (i) if Newco is the Purchaser, the Junior Security Newco Stock Exchange Ratio, or (ii) if WebMD is the Purchaser, the Junior Security WebMD Stock Exchange Ratio.

        "Merger Agreement Claim" shall mean any claim or action brought by any Indemnification Parties relating to or arising out of the revisions to Article 3 of this Agreement contained in the amendment to this Agreement executed by the parties as of October 6, 1999 (the "Article 3 Amendment"), and the transactions contemplated thereby or the Purchaser Stock Exchange Ratio, or any claim or action brought by any Indemnification Parties in which additional Losses are incurred by a Purchaser Indemnitee as a result of the Article 3 Amendment (to the extent of such additional Losses).

        "Purchaser Price At Closing" shall mean if Newco is the Purchaser, the average of the closing prices of Healtheon Common Stock over the five trading days prior to the Closing, or, if WebMD is the Purchaser, the average of the closing prices of Healtheon Common Stock over the five trading days prior to the termination of this Agreement as to Newco and Healtheon under Section 12.3 multiplied by the Termination Ratio.

        "Purchaser Stock Amount" shall mean the Newco Stock Amount or WebMD Stock Amount, as applicable. The parties agree that in no event shall the sum of the Series A Stock Amount, the Series C Stock Amount and the Junior Security Stock Amount exceed the Purchaser Stock Amount.

        "Series A As Converted Percentage" shall mean the quotient of (A) the number of shares of GNN Common Stock into which shares of Series A Preferred Stock would convert immediately prior to the Effective Time, divided by (B) by the sum of (x) the total number of shares of GNN Common Stock outstanding as of the Effective Time (calculated as if all shares of GNN Series A Preferred Stock and Series B Preferred Stock were converted into shares of GNN Common Stock according to their respective conversion rates as set forth in their respective Certificates of Designations and excluding all shares of GNN Series C Preferred Stock and shares issuable upon conversion thereof) plus (y) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (assuming for such Treasury Method calculation that the fair market value of a share of GNN Common Stock equals the Conversion Price multiplied by the Junior Security Stock Exchange Ratio).

        "Series A Stock Amount" shall mean, subject to the maximum limit on the Series A Stock Amount set forth below, the difference of (A) the product of (i) the difference of the Purchaser Stock Amount minus the Series C Base Amount, multiplied by (ii) the Series A As Converted Percentage, minus (B) 8,041, if Newco is the Purchaser, or 8,041 divided by the Termination Ratio, if WebMD is the Purchaser, provided that, subject to the maximum limit on the Series A Stock Amount set forth below, the Series A Stock Amount multiplied by the Purchaser Price At Closing equals or exceeds the minimum value the holders of the Series A Preferred Stock must receive in order for the Merger to constitute a "Qualified Sale" as set forth in the Series A Preferred Stock Certificate of Designations ("Series A

Qualified Sale Minimum"). If the Series A Stock Amount multiplied by the Purchaser Price At Closing is less than the Series A Qualified Sale Minimum, the Series A Stock Amount will be increased such that Series A Stock Amount multiplied by the Purchaser Price At Closing equals the Series A Qualified Sale Minimum (this increase is referred to as the "Series A Shortfall"); provided that in no event shall the Series A Shortfall and the Series A Stock Amount exceed amounts that would cause the Junior Security Stock Amount to be less than the Junior Security Minimum Amount.

        "Series A Stock Exchange Ratio" shall mean (i) if Newco is the Purchaser, the Series A Newco Stock Exchange Ratio, or (ii) if WebMD is the Purchaser, the Series A WebMD Stock Exchange Ratio.

        "Series C Base Amount" shall mean (A) if Newco is the Purchaser, the quotient of (i) the product of the Newco Stock Amount multiplied by 311,029, divided by (ii) 2,621,676, or (B) if WebMD is the Purchaser, the quotient of (i) the product of the WebMD Stock Amount multiplied by the quotient of 311,029 divided by the Termination Ratio, divided by (ii) the quotient of 2,621,676 divided by the Termination Ratio.

        "Series C Cash Amount" shall mean the aggregate of $2,331,796.50 in cash the Purchaser will pay to holders of GNN Series C Preferred Stock solely if Newco is the Purchaser.

        "Series C Newco Stock Exchange Ratio", "Series A Newco Stock Exchange Ratio", and "Junior Security Newco Stock Exchange Ratio" are collectively referred to as the "Newco Stock Exchange Ratio."

        "Series C Stock Amount" shall mean the sum of (A) the Series C Base Amount, plus (B) 64,325, if Newco is the Purchaser, or the quotient of 64,325 divided by the Termination Ratio, if WebMD is the Purchaser.

        "Series C WebMD Stock Exchange Ratio", "Series A WebMD Stock Exchange Ratio", and "Junior Security WebMD Stock Exchange Ratio" are collectively referred to as the "WebMD Stock Exchange Ratio."

        "Termination Ratio" shall mean the number of shares of Healtheon common stock each share of WebMD common stock is convertible into immediately prior to the termination of this Agreement as to Newco and Healtheon under Section 12.3.

     10. Section 13.15 of the Merger Agreement is hereby deleted and replaced by adding the following:

     13.15 Nonsurvival of Representations and Warranties. If Newco is the Purchaser, none of the representations and warranties of Newco or WebMD in this Agreement will survive the Effective Time of the Merger. None of the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger if WebMD is the Purchaser and makes the WebMD Election under Section 10.15. If WebMD is the Purchaser and does not make the WebMD Election, the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. The representations and warranties of GNN in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. Nothing in this Section 13.15 shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     11. Section 14.1(a) of the Merger Agreement is hereby deleted and replaced by adding the following:

        (a) Escrow Fund. At the Effective Time, each Stockholder will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Shares pursuant to the Escrow Agreement, without any act required on the part of the Stockholder. As soon as practicable after the Effective Time, the Escrow Shares and Escrow Cash, without any act required on the part of any Stockholder, will be deposited with an escrow agent acceptable to Purchaser and the Representative (as defined below) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Fund contributed on behalf of each Stockholder shall be in proportion to the aggregate Purchaser Common Stock and

Escrow Cash (if any) which such holder would otherwise be entitled to receive under Section 3.1, which respective percentage interest (the "Percentage Interest") will be determined as of the Effective Time and set forth on an exhibit to the Escrow Agreement. The Escrow Fund shall be contributed entirely out of the Escrow Cash and shares of Purchaser Common Stock payable or issuable (as appropriate) upon the Merger in respect of GNN Capital Stock. From and after the Effective Time, the Escrow Fund shall be available to compensate and indemnify Purchaser and the Surviving Corporation and their respective officers, directors, employees, representatives, agents, stockholders controlling persons and Affiliates (each a "Purchaser Indemnitee") against and for any Loss suffered or incurred by a Purchaser Indemnitee, as and when due, which arises out of or results from (i) a breach of any of the representations, warranties, covenants or agreements of GNN set forth in this Agreement or in any document delivered by GNN pursuant to this Agreement or (ii) any Merger Agreement Claim; provided, however, that for purposes of determining whether or not GNN has breached any of its representations and warranties in this Agreement, exceptions and qualifications for Material, Materiality or Material Adverse Effect and similar expressions shall be disregarded. A Purchaser Indemnitee may not receive any shares from the Escrow Fund unless and until a Loss Notice or Loss Notices (as defined below) identifying Indemnifiable Losses, the aggregate amount of which exceed $500,000 have been delivered to the Escrow Agent pursuant to the terms hereof; in such case, an Indemnitee may recover from the Escrow Fund its Losses in excess of $500,000 in accordance with the terms and provisions of this
Article 14; provided such $500,000 threshold shall not be applicable to Merger Agreement Claims.

     12. Purchaser and GNN hereby agree that in addition to such terms as are specified in Article 14, the Escrow Agreement will contain customary terms and conditions governing escrowed cash during the term of the Escrow Agreement including:

        (i) all interest or other amounts earned on the Escrow Cash shall be retained in escrow and subject to claims by Purchase Indemnitees but dispersed (to the extent remaining) to the Stockholders (pro rata based on their former ownership of GNN Series C Preferred) at the end of the term of the escrow;

        (ii) notwithstanding Section 14.3 of the Merger Agreement, for each Indemnifiable Loss, Purchaser shall receive a combination of Escrow Shares and Escrow Cash, pro rata based upon the relative value of Escrow Shares (valued at the Conversion Price) and Escrow Cash then in escrow; and

        (iii) the Escrow Cash shall be invested in interest bearing U.S. treasury bills or treasury notes during the escrow.

     13. Purchaser and GNN hereby agree that Schedule 9.1 to the GNN Disclosure Letter is hereby amended and restated as set forth in Schedule 9.1 to this Amendment.

     14. All of the parties to this Amendment agree and acknowledge that Newco has assigned all of its rights and obligations under the Merger Agreement to Healtheon and that all references to Newco in the amended sections of the Merger Agreement set forth above shall be deemed to be references to Healtheon unless the context requires otherwise.

     15. Except as expressly provided in this Amendment, the Merger Agreement shall continue in full force and effect. The parties hereto acknowledge that the representations and warranties contained in the amended Section 5.3 contained in this Amendment are made as of June 30, 1999 and the Closing Date, and not the date of this Amendment.

                           [Signatures On Next Page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by officers thereunto as of the day and year first above written.

                                          GREENBERG NEWS NETWORKS, INC.

                                          By: /s/
                                              ----------------------------------
                                                 Name:
                                                 Title:

                                          HEALTHEON CORPORATION

                                          By: /s/
                                              ----------------------------------
                                                 Name:
                                                 Title:

                                          HEALTHEON/WEBMD CORPORATION

                                          By: /s/
                                              ----------------------------------
                                                 Name:
                                                 Title:

                                          WEBMD, INC.

                                          By: /s/
                                              ----------------------------------
                                                 Name:
                                                 Title:

                                          GNN MERGER CORP.

                                          By: /s/
                                              ----------------------------------
                                                 Name:
                                                 Title:

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                                                         ANNEX D

                                                                    May 20, 1999

Board of Directors
Healtheon Corporation
4600 Patrick Henry Road
Santa Clara, CA 95054

Members of the Board:

     We understand that Healtheon Corporation ("Healtheon"), WebMD, Inc. ("WebMD"), and Water Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Healtheon, entered into an Agreement and Plan of Reorganization, dated May 20, 1999 (the "Reorganization Agreement"), which provides, among other things, for the merger or other business combination as contemplated by the Agreement (the "Reorganization") of Merger Sub and WebMD. Pursuant to the Reorganization, each outstanding share of common stock, no par value, of WebMD (the "WebMD Common Stock"), other than shares held in treasury or held by Healtheon or any subsidiary of WebMD or Healtheon or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.815 shares (the "Exchange Ratio") of common stock, par value $0.0001 per share of Healtheon (the "Healtheon Common Stock"). The terms and conditions of the Reorganization are more fully set forth in the Reorganization Agreement.

     We also understand that, in connection with the execution and delivery of the Reorganization Agreement:

        (i) WebMD will enter into voting and conversion agreements with certain stockholders of WebMD;

       (ii) WebMD will enter into a stockholder agreement with Microsoft Corporation ("Microsoft"); and

      (iii) Healtheon will enter into voting agreements with certain stockholders of Healtheon.

     We further understand, that among the conditions to the Reorganization, WebMD will have received investments (the foregoing, collectively, the "Strategic Investments"):

     (i) from Microsoft pursuant to the terms of the investment agreement dated May 12, 1999 among WebMD, Microsoft and certain other parties named therein (the "Investment Agreement") in an amount equal to $150,000,000 in exchange for 276,906 shares of Series E Preferred Stock of WebMD (the "Series E Preferred Stock");

     (ii) from investors other than Microsoft pursuant to the Investment Agreement in an amount equal to $114,500,000 in exchange for 211,372 shares of Series E Preferred Stock; and

     (iii) from investors other than Microsoft pursuant to one or more agreements in substantially the same form as the Investment Agreement in an amount equal to $35,000,000 in exchange for 65,534 shares of Series E Preferred Stock;

     We also note that Microsoft has commenced a tender offer (the "Microsoft Tender Offer") for all outstanding shares of Series F Preferred Stock of WebMD pursuant to an Offer to Purchase dated April 10, 1999 (the "Offer to Purchase") and that the consummation of such Microsoft Tender Offer is not a condition to the consummation of the Reorganization.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Healtheon.

Members of Board of Directors
May 20, 1999
Page  2

     For purposes of the opinion set forth herein, we have, among other things:

     (i) reviewed certain publicly available financial statements and other information of Healtheon, including the pro forma impact of Healtheon's proposed acquisition of Mede America Corporation ("Pro Forma Healtheon");

     (ii) reviewed certain internal financial statements and other financial and operating data concerning WebMD and Pro Forma Healtheon prepared by the managements of WebMD and Healtheon, respectively;

     (iii) analyzed certain financial projections pro forma for the Strategic Investments relating to WebMD prepared by the management of WebMD;

     (iv) reviewed and discussed with the senior managements of Healtheon and WebMD the strategic rationale for the Reorganization;

     (v) discussed the past and current operations and financial condition and the prospects of Healtheon, including information relating to certain strategic, financial and operational synergies and benefits anticipated from the Reorganization, with senior executives of Healtheon;

     (vi) discussed the past and current operations and financial condition and the prospects of WebMD, including information relating to certain strategic, financial and operational benefits anticipated from the Reorganization, with senior executives of WebMD;

     (vii) discussed the effect of the Strategic Investments on the business and trading prospects of each of Pro Forma Healtheon and WebMD, including information relating to certain strategic, financial and operational benefits anticipated from each Strategic Investment, with senior executives of Healtheon and WebMD, respectively;

     (viii) discussed the effect of the Strategic Investments on the business and trading prospects of Pro Forma Healtheon and WebMD pro forma for the Reorganization, including information relating to certain strategic, financial and operational benefits anticipated from each Strategic Investment, with senior executives of Healtheon and WebMD;

     (ix) reviewed the pro forma impact of the Reorganization on the income statement of Pro Forma Healtheon;

     (x) reviewed the reported prices and trading activity of the Healtheon Common Stock;

     (xi) compared the financial performance of Pro Forma Healtheon and WebMD and the prices and trading activity of the Healtheon Common Stock with that of certain publicly-traded companies comparable to Healtheon and WebMD and their securities;

     (xii) participated in negotiations and discussions among representatives of Healtheon, WebMD and Microsoft and other investors to the Strategic Investments and their respective advisors;

     (xiii) reviewed the Reorganization Agreement, as well as certain other documents related to the foregoing;

     (xiv) reviewed the Offer to Purchase and the Form S-1 of WebMD filed with the Securities and Exchange Commission (File No. 333-7135), as amended on February 26, 1999, as well as certain documents related to the foregoing; and

     (xv) performed such other analysis and considered such other factors as we have deemed appropriate.

Members of Board of Directors
May 20, 1999
Page  3

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the Strategic Investments and from the Reorganization provided by Healtheon and WebMD, we have assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Pro Forma Healtheon and WebMD. We have relied upon the assessment by the managements of Healtheon and WebMD of their ability to retain key employees of Pro Forma Healtheon and WebMD. We have also relied upon, without independent verification, the assessment by the managements of Healtheon and WebMD of (i) the strategic and other benefits expected to result from the Reorganization;
(ii) the timing and risks associated with the integration of Pro Forma Healtheon and WebMD; and (iii) the validity of, and risks associated with, Pro Forma Healtheon's and WebMD's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Pro Forma Healtheon and WebMD, nor have we been furnished with any such appraisals. In addition, we have assumed that the Reorganization will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Reorganization Agreement. We have also assumed that all Strategic Investments will be consummated in accordance with the terms of the Investment Agreement, and that the Microsoft Tender Offer will not materially delay, or otherwise have a material adverse effect on the consummation of the Reorganization. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Healtheon in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing and advisory services for Healtheon, Microsoft and certain other parties to the Strategic Investments and have received fees for the rendering of these services. Morgan Stanley is also an equity owner of Healtheon as a result in Morgan Stanley's participation in a private placement. In the ordinary course of our business we may actively trade the securities of Healtheon, Microsoft or any of the other parties to the Strategic Investments, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Healtheon and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Healtheon Common Stock will actually trade following consummation of the Reorganization, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Healtheon Common Stock and WebMD Common Stock should vote at the shareholders' meetings held in connection with the Reorganization.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Reorganization Agreement is fair from a financial point of view to Healtheon.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ CHARLES R. CORY
                                            ------------------------------------
                                              Charles R. Cory
                                              Managing Director

                                                                         ANNEX E

                                  May 20, 1999

Board of Directors
WebMD, Inc.
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, GA 30326

Members of the Board:

     We understand that WebMD, Inc. ("WebMD"), Healtheon Corporation ("Healtheon"), Water Acquisition Corp. (a wholly owned subsidiary of Healtheon, "Merger Sub") and WebMD principal stockholders are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into WebMD. Upon consummation of the Merger, WebMD will become a wholly owned subsidiary of Healtheon. Under the terms set forth in the Agreement, at the effective time of the Merger, each outstanding share of common stock of WebMD, no par value ("WebMD Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive such number of shares that shall be no less than 1.750 and no more than 1.815, depending on the satisfactory amendment of certain provisions of the McKessonHBOC Agreement (the "Exchange Ratio"), of the common stock of Healtheon, par value $0.0001 per share ("Healtheon Common Stock"). We also understand that, based on preliminary discussions with McKessonHBOC, the Exchange Ratio is anticipated to be 1.796. The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of WebMD Common Stock". The "Holders of WebMD Common Stock" shall be defined to include all holders of WebMD Common Stock other than Healtheon, Merger Sub, any affiliates of Healtheon or Merger Sub or holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of Healtheon;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning WebMD and Healtheon, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of WebMD and Healtheon, respectively;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of WebMD and Healtheon, respectively;

     (iv) held discussions with the respective managements of WebMD and Healtheon concerning the businesses, past and current operations, financial condition and future prospects of both WebMD and Healtheon, independently and combined, including discussions with the managements of WebMD and Healtheon concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Agreement;

     (vi)   reviewed the stock price and trading history of Healtheon;

     (vii) compared the financial performance of WebMD and Healtheon and the prices and trading activity of Healtheon Common Stock with that of certain other publicly traded companies comparable with WebMD and Healtheon, respectively;

Board of Directors
WebMD, Inc.
May 20, 1999
Page  2

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) reviewed the pro forma impact of the Merger on Healtheon's revenues and cash earnings per share;

     (x) reviewed and considered in the analysis, information prepared by members of management of WebMD and Healtheon relating to the relative contributions of WebMD and Healtheon to the combined company;

     (xi) prepared an analysis of WebMD with respect to an initial public offering;

     (xii) participated in discussions and negotiations among representatives of WebMD and Healtheon and their financial and legal advisors; and

     (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of WebMD and Healtheon) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of WebMD and Healtheon that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of WebMD or Healtheon, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of WebMD and Healtheon that we have reviewed, upon the advice of the managements of WebMD and Healtheon, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of WebMD and Healtheon, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of WebMD and Healtheon face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of WebMD and Healtheon with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of WebMD and Healtheon reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the Exchange Ratio will not be reduced as a result of indemnification or other provisions of the Agreement. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a

Board of Directors
WebMD, Inc.
May 20, 1999
Page  3

financial point of view and as to the date hereof, to the Holders of WebMD Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Healtheon Common Stock will be when issued to WebMD's stockholders pursuant to the Merger or the price at which the shares of Healtheon Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that WebMD's Board of Directors has considered or may be considering, nor does it address the decision of WebMD's Board of Directors to proceed with the Merger.

     In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

     We are acting as financial advisor to WebMD in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, WebMD has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the past, we have provided certain investment banking services to WebMD for which we will be paid fees, including acting as WebMD's exclusive financial advisor in connection with the tender offer currently outstanding from Medicine Company ("Medicine") and the pending private investments by, among others, Medicine. In the ordinary course of business, we may trade in Healtheon's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Healtheon's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of WebMD in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of WebMD or Healtheon as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of WebMD Common Stock from a financial point of view.

                                          Very truly yours,

                                          /s/ BancBoston Robertson Stephens Inc.

                                                                         ANNEX F

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

August 2, 1999

The Board of Directors
MEDE America Corporation
90 Merrick Avenue
East Meadow, New York 11554
Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of MEDE America Corporation ("MEDE AMERICA") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Reorganization, dated as of April 20, 1999, as amended as of August 2, 1999 (the "Agreement"), among Healtheon Corporation ("Healtheon"), Merc Acquisition Corp., a wholly owned subsidiary of Healtheon ("Merger Sub"), and MEDE AMERICA. As more fully described in the Agreement, (i) Merger Sub will be merged with and into MEDE AMERICA (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of MEDE AMERICA (the "MEDE AMERICA Common Stock") will be converted into the right to receive 0.6593 (the "Exchange Ratio") of a share of the common stock, par value $0.0001 per share, of Healtheon (the "Healtheon Common Stock"), subject to adjustment, as specified in the Agreement, in the event that the 10 day average closing price for Healtheon Common Stock for the period ending two days prior to MEDE AMERICA'S stockholders' meeting in respect of the Merger is less than $38.68. The Agreement further provides that if, prior to the consummation of the Merger, Healtheon is reorganized into a holding company structure as a result of which the outstanding shares of Healtheon Common Stock are converted into shares of a newly formed parent company ("Newco"), then such shares of MEDE AMERICA Common Stock will instead be converted in the Merger into shares of the common stock of Newco ("Newco Common Stock") in the same manner as if the Newco Common Stock were Healtheon Common Stock.

     In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MEDE AMERICA and certain senior officers and other representatives and advisors of Healtheon concerning the businesses, operations and prospects of MEDE AMERICA and Healtheon. We examined certain publicly available business and financial information relating to MEDE AMERICA and Healtheon as well as certain financial forecasts and other information and data for MEDE AMERICA and Healtheon which were provided to or otherwise discussed with us by the respective managements of MEDE AMERICA and Healtheon, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the MEDE AMERICA Common Stock and Healtheon Common Stock; the historical and projected earnings and other operating data of MEDE AMERICA and Healtheon; and the capitalization and financial condition of MEDE AMERICA and Healtheon. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MEDE AMERICA and Healtheon. We also evaluated the potential pro forma financial impact of the Merger on Healtheon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information

The Board of Directors
MEDE AMERICA Corporation
August 2, 1999
Page  3

and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of MEDE AMERICA and Healtheon that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MEDE AMERICA and Healtheon as to the future financial performance of MEDE AMERICA and Healtheon and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that the transactions which Healtheon has publicly announced with WebMD, Inc. and Greenberg News Networks, Inc. will be consummated in all material respects in accordance with their respective terms and, to the extent relevant to our analysis, have evaluated Healtheon pro forma for such transactions. Our opinion, as set forth herein, relates to the relative values of MedE America and Healtheon. We are not expressing any opinion as to what the value of the Healtheon Common Stock or Newco Common Stock actually will be when issued to MEDE AMERICA stockholders pursuant to the Merger or the price at which the Healtheon Common Stock or Newco Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MEDE AMERICA or Healtheon nor have we made any physical inspection of the properties or assets of MEDE AMERICA or Healtheon. In connection with our opinion, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of MEDE AMERICA; however, we did, at the request of MEDE AMERICA, solicit third party indications of interest in the possible acquisition of MEDE AMERICA prior to MEDE AMERICA's initial public offering in February 1999. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for MEDE AMERICA or the effect of any other transaction in which MEDE AMERICA might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to MEDE AMERICA in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided certain investment banking services to MEDE AMERICA unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MEDE AMERICA and Healtheon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MEDE AMERICA, Healtheon and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MEDE AMERICA in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of MEDE AMERICA Common Stock.

                                          Very truly yours,

                                             /s/ SALOMON SMITH BARNEY INC.

                                                                         ANNEX G

                       [HAMBRECHT & QUIST LLC LETTERHEAD]

June 30, 1999

Confidential

The Board of Directors
Greenberg News Networks, Inc.
1175 Peachtree Street, Suite 2400
Atlanta, GA 30361

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of capital stock (the "Capital Stock") of Greenberg News Networks, Inc. ("GNN" or the "Company") of the consideration to be received by such stockholders in connection with two possible proposed merger transactions. The proposed original merger transaction contemplates a merger of GNN Merger Corp. ("Merger Sub"), a wholly owned subsidiary of Healtheon Corporation ("Healtheon") or Healtheon/WebMD Corporation ("Healtheon/WebMD"), with and into GNN (the "Proposed Original Transaction"). The proposed alternative merger transaction, to be completed if and only if the Proposed Original Transaction is terminated as to Healtheon, Healtheon/WebMD and Merger Sub, contemplates a merger of WebMD Merger Sub, a wholly-owned subsidiary of WebMD, Inc., with GNN (the "Proposed Alternative Transaction" and, together with the Proposed Original Transaction, the "Proposed Transactions"). Either the Proposed Original Transaction or the Proposed Alternative Transaction, as the case may be, shall be entered into pursuant to the Agreement and Plan of Merger dated as of June 30, 1999, among Healtheon Corporation, WebMD, Inc., Healtheon/WebMD Corporation, GNN Merger Corp., and Greenberg News Networks, Inc. (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that Healtheon, Healtheon/WebMD or WebMD, as the case may be, will purchase all the outstanding common stock of GNN (including all preferred stock, options (regardless of whether such options are exerciseable) and warrants convertible into common stock) at a price of approximately $214.9 million in Healtheon, Healtheon/WebMD, or WebMD stock, as the case may be, pursuant to the terms of the Proposed Original Transaction or the Proposed Alternative Transaction as more fully set forth in the Agreement.

     For purposes of this opinion, we have assumed that either the Proposed Original Transaction or the Proposed Alternative Transaction, as the case may be, will qualify as a tax-free reorganization under the United States Internal Revenue Code for the stockholders of the Company and that either the Proposed Original Transaction or the Proposed Alternative Transaction, as the case may be, will be accounted for as a purchase.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of GNN in connection with the Proposed Transactions, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to Healtheon and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Healtheon and receives customary

The Board of Directors
Greenberg News Networks, Inc.
Page 2

compensation in connection therewith, and also provides research coverage for Healtheon. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Healtheon for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Healtheon/WebMD.

     In connection with our review of the Proposed Transactions, and in arriving at our opinion, we have, among other things:

        (i) reviewed the publicly available consolidated financial statements of Healtheon, WebMD and Healtheon/WebMD (with and without certain MEDE AMERICA financial results) for recent years and interim periods to date and certain other relevant financial and operating data of WebMD and Healtheon/WebMD (including their respective capital structures and, in the case of Healtheon/WebMD, with and without certain MEDE AMERICA financial information) made available to us from published sources and from the internal records of WebMD;

        (ii) reviewed certain internal financial and operating information, including certain projections, relating to WebMD prepared by the management of WebMD;

        (iii) reviewed certain financial and operating information, including certain publicly-available projections, relating to Healtheon;

        (iv) reviewed certain financial and operating information, including certain publicly-available projections, relating to MEDE AMERICA;

        (v) discussed the business, financial condition and prospects of Healtheon/WebMD with certain members of senior management of WebMD;

        (vi) reviewed certain internal financial and operating information, including certain projections, relating to GNN prepared by the senior management of GNN;

        (vii) discussed the business, financial condition and prospects of GNN with certain members of senior management of GNN;

        (viii) reviewed the recent reported prices and trading activity for the common stock of Healtheon and compared such information and certain financial information for Healtheon with similar information for certain other companies engaged in businesses we consider comparable;

        (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

        (x)    reviewed the Agreement dated as of June 30, 1999;

        (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning GNN, Healtheon, WebMD, MEDE AMERICA and Healtheon/WebMD considered in connection with our review of the Proposed Transactions, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of GNN, Healtheon, WebMD and MEDE AMERICA, nor have we conducted a physical inspection of the properties and facilities of any of the companies. With respect to the financial forecasts and projections made available to us and used in our

The Board of Directors
Greenberg News Networks, Inc.
Page 3

analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of GNN, Healtheon, WebMD and MEDE AMERICA. For purposes of this opinion, we have assumed that none of GNN, Healtheon, WebMD and MEDE AMERICA is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the transactions described in the Healtheon/WebMD Corporation Registration Statement on Form S-4 as filed with the SEC on June 17, 1999 (the "Proxy Statement/Prospectus"), the Proposed Transactions pursuant to the Agreement, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Healtheon/WebMD common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the Proposed Original Transaction or the Proposed Alternative Transaction, as the case may be, will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, GNN.

     It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transactions.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Capital Stock in the Proposed Original Transaction or the Proposed Alternative Transaction, as the case may be, is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC

                                          By:      /s/ MARK J. ZANOLI
                                            ------------------------------------
                                              Mark J. Zanoli
                                              Managing Director

                                                                         ANNEX H
              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

    Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

                                CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

CURRENT THROUGH THE END OF 1995 EXTRAORDINARY SESSION OF THE GENERAL ASSEMBLY

14-2-1301 Definitions.

     As used in this article, the term:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14- 2-1320 through 14-2-1327.

        (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1993, p. 1231, Sec. 16.)

14-2-1302. Right to dissent.

        (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

           (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

           (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

           (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

           (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

           (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1989, p. 946, Sec.
58.)

14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.

     The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1320. Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1993,
p. 1231, Sec. 17.)

14-2-1321. Notice of intent to demand payment.

        (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

           (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

           (2) Must not vote his shares in favor of the proposed action.

        (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia. 14-2-1322. Dissenters' notice.

        (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1323. Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and

        (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)

14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
(b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)

14-2-1330 Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided bylaw for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter,

Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.1989,
p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)

14-2-1331 Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1332 Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of

Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, Sec. 14-2-1332,
enacted by Ga. L. 1988, p. 1070, Sec. 1.)

                                                                         ANNEX I

                             TITLE 8, DELAWARE CODE
                       CHAPTER 1: GENERAL CORPORATION LAW
                     SUBCHAPTER IX: MERGER OR CONSOLIDATION

Sec. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section.

     (b) Appraisal rights shall be available for the shares of any class or series of stock or a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257 and 258 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

           b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

           c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b., and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporations of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation; the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock of the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificate of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                    EXHIBIT 99.1

                             HEALTHEON CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints John L. Westermann III and Jack Dennison as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of common stock of the undersigned at the 1999 Annual Meeting of HEALTHEON CORPORATION, to be held at its executive offices, 4600 Patrick Henry Drive, Santa Clara, California 94054 on November 11,
                        1999 at 8:00 a.m. (local time).

 WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN
  BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
        VOTED "FOR" EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE




                                                                     SEE REVERSE
                                                                         SIDE

[ X ] Please mark your
      votes as in this
      example


          The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4, 5 and 6.

                                                           FOR       AGAINST     ABSTAIN
1. To approve the issuance of 1,796 shares of
   Healtheon/WebMD common stock for each share of         [   ]       [   ]       [   ]
   outstanding WebMD, Inc. In the merger contemplated
   in the enclosed proxy statement/prospectus.

                                                           FOR       AGAINST     ABSTAIN
2. To approve an amendment in the articles of
   incorporation to change the corporate name and         [   ]       [   ]       [   ]
   increase the authorized number of common stock.
   in the enclosed proxy statement/prospectus.

                                                         For All                  Against
3. To elect three Class I directors to serve             Nominees               All Nominees
   three year terms.
                                                          [   ]                   [   ]

                                                           FOR       AGAINST     ABSTAIN
4. To amend the bylaws to modify director
   removal and stockholder notes provisions.              [   ]       [   ]       [   ]

                                                           FOR       AGAINST     ABSTAIN
5. To increase the number of shares reserved for
   issuance under Healtheon's 1996 stock plan.            [   ]       [   ]       [   ]

6. To increase the number of shares reserved               FOR       AGAINST     ABSTAIN
   for issuance and the formula for increasing
   shares authorized under Healtheon's 1998               [   ]       [   ]       [   ]
   employee stock purchase plan.


                                                                Please date, sign and mail your proxy card back as soon as possible!

                                                                                      Annual Meeting of Stockholders
                                                                                         HEALTHEON CORPORATION
                                                                                           November 11, 1999

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special meeting.
The undersigned acknowledges receipt of the accompanying Notice of Special Meeting.


Signature: ______________________ Date:________________ Signature:_______________________ Date:_________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                    EXHIBIT 99.2

PROXY

                                  WEBMD, INC.
    400 THE LENOX BUILDING, 3399 PEACHTREE ROAD NE, ATLANTA, GEORGIA 30326

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WEBMD, INC.
    FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 11, 1999

The undersigned holder of common or Series A preferred stock of WEBMD, INC. hereby appoints Jeffrey T. Arnold and W. Michael Heekin as proxies, for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all capital stock of WEBMD, INC. that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on November 11, 1999 at 10:00 a.m. local time, at the offices of WEBMD, INC., 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326 and at any adjournments or postponements of the Special Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE, AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF WEBMD, INC. EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE. TO VOTE AT THE SPECIAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF WEBMD, INC., YOU MAY SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
--------------------------------------------------------------------------------
                              Fold and detach here

                                                                                                                   PLEASE MARK
                                                                                                                     VOTE AS   [X]
                                                                                                                     IN THIS
                                                                                                                     EXAMPLE

1. To approve and adopt a          FOR     AGAINST    ABSTAIN         2. To approve the acceleration    FOR     AGAINST    ABSTAIN
   merger agreement with                                                 of vesting provisions in stock
   Healtheon Corporation and                                             options held by some WEBMD
   approve a merger that will      [   ]    [    ]      [    ]           employees.                     [   ]    [    ]      [    ]
   cause WEBMD to become a wholly
   owned subsidiary of Healtheon.



                                                                                  In their discretion, the proxies are authorized to
                                                                                  vote upon such other business as may properly
                                                                                  come before the Special Meeting.

                                                                                  The undersigned acknowledges receipt of the
                                                                                  accompanying Notice of Special Meeting of
                                                                                  Stockholders and Proxy Statement.


Signature(s): ____________________________________ Date: _________________, 1999
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.
-------------------------------------------------------------------------------
                                Fold and detach here

                                                                    EXHIBIT 99.3

PROXY
                            MEDE AMERICA CORPORATION
           90 MERRICK AVENUE, SUITE 501, EAST MEADOW, NEW YORK 11554

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDE AMERICA, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 11, 1999

The undersigned holder of capital stock of MEDE AMERICA CORPORATION hereby appoints Thomas P. Staudt, Richard P. Bankosky and David Goldwin proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all capital stock of the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on November 11, 1999, at 8:00 a.m. local time, at 90 Merrick Avenue, Suite 501, East Meadow, New York and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matter.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO APPROVE AND ADOPT A MERGER AGREEMENT WITH HEALTHEON CORPORATION AND APPROVE A MERGER THAT WILL CAUSE MEDE AMERICA TO BECOME A WHOLLY OWNED SUBSIDIARY OF HEALTHEON, AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF MEDE AMERICA CORPORATION EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. TO VOTE AT THE SPECIAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MEDE AMERICA CORPORATION, YOU MAY SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
-------------------------------------------------------------------------------
                             [FOLD AND DETACH HERE]


                                                                                                                PLEASE MARK
                                                                                                                VOTES AS IN
                                                                                                                THIS EXAMPLE  X
                                                            FOR   AGAINST   ABSTAIN

1. To approve and adopt a merger agreement with             ___     ___       ___
   Healtheon Corporation and approve a merger that will
   cause MEDE AMERICA CORPORATION to become a
   wholly owned subsidiary of Healtheon.
                                                                                          In their discretion, the proxies are
                                                                                          authorized to vote upon such other
                                                                                          business as may properly come before
                                                                                          the Special Meeting.

                                                                                          The undersigned acknowledges receipt
                                                                                          of the accompanying Notice of Special
                                                                                          Meeting of Stockholders and Proxy
                                                                                          Statement/Prospectus







Signature(s): ____________________________________________ Date:__________, 1999
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                    EXHIBIT 99.4


PROXY

                         GREENBERG NEWS NETWORKS, INC.
              1175 PEACHTREE STREET, SUITE 2400, ATLANTA, GA 30361

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         GREENBERG NEWS NETWORKS, INC.
      FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 11, 1999

The undersigned holder of capital stock of Greenberg News Networks, Inc. hereby appoints Alan N. Greenberg and Gordon T. Wyatt proxies for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all capital stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the "Special Meeting") to be held on November 11, 1999 at 8:00 a.m. local time, at King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303 and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO APPROVE AND ADOPT A MERGER AGREEMENT AND APPROVE A MERGER THAT WILL CAUSE GREENBERG NEWS NETWORKS TO BECOME A WHOLLY OWNED SUBSIDIARY OF HEALTHEON, AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. TO VOTE AT THE SPECIAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF GREENBERG NEWS NETWORKS, YOU MAY SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



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
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                                                                                                                     PLEASE MARK
                                                                                                                     VOTES AS IN [X]
                                                                                                                    THIS EXAMPLE.
                                                    FOR   AGAINST   ABSTAIN
1. To approve and adopt a merger agreement and      [ ]     [ ]       [ ]           In their discretion, the proxies are authorized
approve a merger that will cause Greenberg News                                     to vote upon such other business as may properly
Networks, Inc. to become a wholly owned subsidiary                                  come before the Special Meeting.
of Healtheon.
                                                                                    The undersigned acknowledges receipt of the
                                                                                    accompanying Notice of Special Meeting of
                                                                                    Stockholders and Proxy Statement.


Signature(s): ________________________________________________________________________________________ Date: _________________, 1999

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

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